Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197052

PROXY STATEMENT/PROSPECTUS

Dear Fellow Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders on Thursday, September 18, 2014. The Special Meeting will begin at 8:00 a.m., Central Time, at Horizon’s corporate office, located at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015.

The attached Notice of Special Meeting and proxy statement/prospectus describes how Horizon’s Board of Directors operates, provides biographical information on Horizon’s director nominees, gives information for the voting matters to be acted upon at the Special Meeting and explains the proxy voting process.

Horizon’s Board of Directors urges you to read the accompanying proxy statement/prospectus and recommends that you vote FOR the adoption of the Merger Agreement and the approval of the Merger, FOR the approval, on an advisory basis, of certain compensatory arrangements between Horizon and its named executive officers relating to the Merger contemplated by the Merger Agreement, FOR the approval of the Horizon Pharma Public Limited Company 2014 Equity Incentive Plan, FOR the approval of the Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan, FOR the approval of the Horizon Pharma Public Limited Company 2014 Employee Stock Purchase Plan and FOR the approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement and approve the Merger.

Whether or not you plan to attend the Special Meeting, it is important that your shares be represented and voted. Please take a moment now to vote your shares by internet, toll-free telephone call or by signing and dating the enclosed proxy card and returning it in the pre-addressed, postage-paid envelope provided.

Horizon looks forward to seeing you on September 18, 2014, and urges you to vote as soon as possible.

Sincerely,

Timothy P. Walbert

Chairman of the Board, President and

Chief Executive Officer

This proxy statement/prospectus refers to important business and financial information about Horizon that is not included in or delivered with this proxy statement/prospectus. Such information is available without charge to Horizon stockholders upon written or oral request at the following address: Horizon Pharma, Inc., Attn: Investor Relations, 520 Lake Cook Road, Suite 520, Deerfield, IL 60015, or by telephone at (224) 383-3000. To obtain timely delivery, Horizon stockholders must request the information no later than five business days before the date of the Horizon special meeting, or no later than September 11, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For the avoidance of doubt, this proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved this document.

This proxy statement/prospectus is dated August 7, 2014, and is first being mailed to the Horizon stockholders on or about August 11, 2014.

HORIZON PHARMA, INC.

520 Lake Cook Road, Suite 520

Deerfield, Illinois 60015

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 18, 2014

Dear Stockholder:

Horizon will be holding the Special Meeting of Stockholders of Horizon Pharma, Inc., on Thursday, September 18, 2014, beginning promptly at 8:00 a.m., Central Time, at Horizon’s corporate office, located at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015. You are being asked to vote on the following matters:

1.	To adopt the Merger Agreement and approve the Merger.

2.	To approve, on an advisory basis, certain compensatory arrangements between Horizon and its named executive officers relating to the Merger contemplated by the Merger Agreement.

3.	To approve the Horizon Pharma Public Limited Company 2014 Equity Incentive Plan.

4.	To approve the Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan.

5.	To approve the Horizon Pharma Public Limited Company 2014 Employee Stock Purchase Plan.

6.	To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement and approve the Merger.

7.	To conduct any other business properly brought before the meeting.

Only stockholders of record at the close of business on July 30, 2014, the record date for the Special Meeting, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment or postponement thereof. On or about August 11, 2014, Horizon will mail proxy materials to our common stockholders. Horizon asks that you review the proxy statement/prospectus carefully and complete, sign, date and return the enclosed proxy card in the envelope provided or vote over the internet or by telephone as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) will be provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Thursday, September 18, 2014, at 8:00 a.m., Central Time, at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015.

The Proxy Statement/Prospectus and Annual Report to stockholders are available at www.envisionreports.com/hznp.

By Order of the Board of Directors

Robert J. De Vaere

Secretary

Deerfield, Illinois

August 7, 2014

We incorporate by reference important information into this proxy statement/prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find Additional Information.” You should carefully read this proxy statement/prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in shares of our common stock.

You should rely only on the information contained in this proxy statement/prospectus and the information incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different. This proxy statement/prospectus may only be used where it is legal to sell these securities. The information in this proxy statement/prospectus is only accurate on the date of this proxy statement/prospectus, regardless of the time of delivery of this proxy statement/prospectus or any sale of shares of our common stock.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTIONS AND THE HORIZON SPECIAL MEETING OF STOCKHOLDERS AND VOTING

The following are answers to some of the questions you may have as a stockholder of Horizon. These questions and answers only highlight some of the information contained in this proxy statement/prospectus. They may not contain all the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the Annexes and the documents incorporated by reference into this proxy statement/prospectus, to understand fully the proposed transactions and the voting procedures for the Horizon Special Meeting of stockholders. All references in this proxy statement/prospectus to:

•	“Horizon” refer to Horizon Pharma, Inc., a Delaware corporation;

•	“Vidara Holdings” refer to Vidara Therapeutics Holdings LLC, a Delaware limited liability company;

•	“Vidara” refer to Vidara Therapeutics International plc, a public limited company formed under the laws of Ireland, a wholly-owned subsidiary of Vidara Holdings;

•	“Vidara U.S.” refer to Vidara Therapeutics, Inc., a Delaware corporation and a wholly-owned subsidiary of Vidara Holdings;

•	“Vidara Group” refer to Vidara and its subsidiaries and Vidara U.S.;

•	“New Horizon” refer to Vidara following the completion of the reorganization described in this proxy statement/prospectus at which time Vidara will change its name to Horizon Pharma plc;

•	“New Horizon ordinary shares” refer to the ordinary shares of Vidara following the completion of the reorganization described in this proxy statement/prospectus;

•	“U.S. HoldCo” refer to Hamilton Holdings (USA), Inc., a Delaware corporation and indirect wholly-owned subsidiary of Vidara;

•	“Merger Sub” refer to Hamilton Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of U.S. HoldCo;

•	the “Merger Agreement” refer to the Transaction Agreement and Plan of Merger, dated as of March 18, 2014, by and among Horizon, Vidara Holdings, Vidara, U.S. HoldCo and Merger Sub, a copy of which is included as Annex A to this proxy statement/prospectus, as amended by the First Amendment to Transaction Agreement and Plan of Merger, dated as of June 12, 2014, by and between Horizon and Vidara Holdings, a copy of which is included as Annex A-1 to this proxy statement/prospectus;

•	the “Merger” refer to the merger between Merger Sub and Horizon, with Horizon as the surviving corporation that will occur pursuant to the Merger Agreement;

•	the “closing” refer to the closing of the Merger, and the date on which the closing occurs is referred to as the “closing date”; and

•	the “effective time” refer to effective time of the consummation of the Merger, which will occur when the certificate of merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the parties and specified in the certificate of merger) immediately following the closing.

Unless otherwise indicated, all references to “dollars” or “$” in this proxy statement/prospectus are references to U.S. dollars, and all references to “euro” or “€” in this proxy statement/prospectus are references to the legal currency of those members of the European Union that have adopted the euro as their national currency.

1.

Q:	Why am I receiving this proxy statement/prospectus?

A:	This proxy statement/prospectus is being provided to Horizon stockholders as part of a solicitation of proxies by the Horizon board of directors for use at the Special Meeting of Horizon stockholders, which is referred to in this proxy statement/prospectus as the “Special Meeting,” and at any adjournments or postponements of such meeting. In addition, this proxy statement/prospectus constitutes a prospectus for New Horizon in connection with the issuance by New Horizon of ordinary shares and the assumption and conversion of Horizon warrants in connection with the Merger. This proxy statement/prospectus also provides Horizon stockholders with information they need to be able to vote or instruct their vote to be cast at the Special Meeting.

Q:	Where and when will the Special Meeting be held?

A:	The Special Meeting will be held on Thursday, September 18, 2014, at 8:00 a.m. Central Time, at the offices of Horizon located at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015. Directions to the Horizon Special Meeting may be found at www.horizonpharma.com. Information on how to vote in person at the Horizon Special Meeting is discussed below.

Q:	What are the proposals on which I am being asked to vote?

A:	There are six matters scheduled for a vote at the Horizon Special Meeting:

•	Proposal to adopt the Merger Agreement and approve the Merger (Proposal 1);

•	Proposal to approve, on an advisory basis, certain compensatory arrangements between Horizon and its named executive officers relating to the Merger contemplated by the Merger Agreement (Proposal 2);

•	Proposal to approve the Horizon Pharma Public Limited Company 2014 Equity Incentive Plan (Proposal 3);

•	Proposal to approve the Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan (Proposal 4);

•	Proposal to approve the Horizon Pharma Public Limited Company 2014 Employee Stock Purchase Plan (Proposal 5); and

•	Proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement and approve the Merger (Proposal 6).

Q:	What if another matter is properly brought before the meeting?

A:	The Board of Directors of Horizon knows of no other matters that will be presented for consideration at the Horizon Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Q:	What is the reorganization?

A:

Prior to the effective time of the Merger, Vidara will carry out a reorganization of its capital structure (the “reorganization”). The reorganization consists of a series of corporate actions as a result of which: (i) Vidara has formed a new non-resident Irish company that is a tax resident in Bermuda referred to as Newco, (ii) Vidara has assigned all of its contracts and has sold and transferred all of its intellectual property to Newco in exchange for a promissory note with an original principal amount equal to the fair market value of such assets, which will be repaid in consideration for the issuance of two promissory notes of the same

2.

aggregate original principal amount, one of which will be repaid in cash on the closing date, (iii) Vidara has moved its tax residence from Bermuda to Ireland, (iv) Vidara has created a new class of ordinary shares denominated in US dollars (as well as created additional euro-denominated share capital up to a par value of €40,000) such that the aggregate number of US dollar-denominated ordinary shares is sufficient to cover the ordinary shares to be issued in exchange for the outstanding shares of Horizon common stock and shares of Horizon common stock reserved for issuance under outstanding Horizon equity awards and warrants and Horizon’s outstanding convertible notes, and ordinary shares and bonus shares equal to 31,350,000 shares representing Vidara Holdings’ agreed shareholdings in New Horizon following the closing and a bonus issue of shares to be held by Vidara Holdings and redeemed by Vidara from distributable reserves for cash as of the closing, (v) Vidara has been re-registered as a public limited company in Ireland, (vi) Vidara will redeem the bonus issue of shares for cash in the amount of $200,000,000 plus cash on hand at Vidara on the closing date, less Vidara’s unpaid indebtedness and unpaid transaction expenses, and plus or minus an adjustment to the extent that Vidara working capital as of the closing is more or less than target working capital of $123,000 and (vii) Vidara will be renamed Horizon Pharma plc.

Q:	What is the Merger?

A:	Following the completion of the reorganization and assuming the satisfaction (or waiver, to the extent permissible) of the closing conditions, Merger Sub will merge with and into Horizon, with Horizon as the surviving corporation becoming a wholly-owned subsidiary of U.S. HoldCo and an indirect wholly-owned subsidiary of New Horizon. At the effective time, among other things, (i) each share of Horizon common stock then issued and outstanding will be canceled and automatically converted into and become the right to receive one ordinary share of New Horizon and (ii) each outstanding warrant to acquire Horizon’s common stock will be converted into a warrant to acquire, on substantially the same terms and conditions as were applicable under such warrant before the effective time, the number of New Horizon ordinary shares equal to the number of shares of Horizon common stock otherwise purchasable pursuant to such warrant. Upon consummation of the merger, the stockholders of Horizon are expected to own approximately 74% of New Horizon on a fully diluted basis.

Q:	What are Horizon’s reasons for the Merger?

A:	Horizon believes that the Merger is likely to result in significant strategic and financial benefits to New Horizon, which would accrue to the Horizon stockholders as stockholders of New Horizon, including that New Horizon would broaden its portfolio of marketed pharmaceutical products with the addition of Vidara’s ACTIMMUNE® therapy for the treatment of chronic granulomatous disease and severe, malignant osteopetrosis. Horizon also believes New Horizon will have a strong overall financial position, with expected pro forma combined full year revenues in 2014 of $270 to $280 million and an efficient corporate structure based in Ireland. See “The Reorganization and the Merger—Horizon’s Reasons for the Merger and Recommendations of Horizon’s Board of Directors.”

Q:	Why am I being asked to approve new benefit plans?

A:	The Horizon board of directors is recommending that Horizon stockholders approve the Horizon Pharma Public Limited Company 2014 Equity Incentive Plan, the Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan and the Horizon Pharma Public Limited Company 2014 Employee Stock Purchase Plan. The Horizon board of directors believes approving the 2014 Equity Incentive Plan, the 2014 Non-Employee Equity Plan and the 2014 Employee Stock Purchase Plan is necessary for purposes of compliance with the requirements of applicable Irish laws, to permit grants of equity awards to employees, non-employee directors and consultants of New Horizon and its subsidiaries following the Merger and to permit the grant of purchase rights under offerings of New Horizon and its subsidiaries following the Merger.

3.

Q:	What are the voting recommendations of the Horizon board of directors?

A:	After careful consideration, the Horizon board of directors has approved and declared advisable the Merger Agreement and Merger, and has determined that the Merger Agreement and the Merger are fair to and in the best interests of Horizon and its stockholders. The Horizon board of directors recommends that you vote your shares:

•	“For” approval of the adoption of the Merger Agreement and approval of the Merger (Proposal 1);

•	“For” approval, on an advisory basis, of certain compensatory arrangements between Horizon and its named executive officers relating to the Merger contemplated by the Merger Agreement (Proposal 2);

•	“For” approval of the Horizon Pharma Public Limited Company 2014 Equity Incentive Plan (Proposal 3);

•	“For” approval of the Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan (Proposal 4);

•	“For” approval of the Horizon Pharma Public Limited Company 2014 Employee Stock Purchase Plan (Proposal 5); and

•	“For” adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement and approve the Merger (Proposal 6).

Q:	How many shares will Horizon’s executive officers and directors be entitled to vote at the Special Meeting? Have they entered into voting agreements?

A:	As of the record date, Horizon’s executive officers and directors, together with the stockholders with which certain of Horizon’s directors and former directors are affiliated or associated, had the right to vote approximately 12,193,043 shares of Horizon common stock, representing approximately 16% of the Horizon common stock then outstanding and entitled to vote at the Special Meeting. Horizon expects that its executive officers and directors, and the stockholders with which certain of Horizon’s directors and former directors are affiliated or associated, will vote “For” each of the proposals described in the question above.

In addition, Horizon’s executive officers, directors and certain of the stockholders with which certain of Horizon’s directors or former Horizon directors are affiliated or associated entered into voting agreements with Horizon and Vidara pursuant to which these stockholders agreed, among other things, to vote their shares of Horizon common stock in favor of the adoption of the Merger Agreement and approval of the Merger (Proposal 1), and in favor of any proposal to adjourn or postpone the Special Meeting to a later date if there are not sufficient votes in favor of the adoption of the Merger Agreement (Proposal 6). These stockholders also granted Vidara irrevocable proxies to vote their shares of Horizon common stock in favor of, among other things, the adoption of the Merger Agreement and approval of the Merger, and any proposal to adjourn or postpone the Special Meeting to a later date if there are not sufficient votes in favor of the adoption of the Merger Agreement and approval of the Merger. Approximately 12,193,043 shares of Horizon common stock, which represent approximately 16% of the outstanding shares of Horizon common stock as of the record date, are subject to these voting agreements and irrevocable proxies. For more information regarding the voting agreements, see the section entitled “Other Related Agreements—The Voting Agreements.”

Q:	What will the Horizon stockholders receive as consideration in the Merger?

A:

If the Merger is consummated, each share of Horizon common stock issued and outstanding immediately prior to the effective time will be canceled and automatically converted into and become the right to receive one ordinary share of New Horizon. The one-for-one conversion ratio, which is referred to in this proxy statement/prospectus as the “exchange ratio,” is fixed. The exchange ratio will not fluctuate up or down

4.

based on the market price of a share of Horizon common stock prior to the Merger. Following the Merger, Horizon common stock will be delisted from The NASDAQ Global Market, which is referred to in this proxy statement/prospectus as “NASDAQ.” There are no plans to publicly list the warrants to purchase New Horizon ordinary shares into which outstanding warrants to purchase Horizon common stock will be converted in the Merger. The New Horizon ordinary shares to be issued to the Horizon stockholders will be registered with the U.S. Securities and Exchange Commission, which is referred to in this proxy statement/prospectus as the “SEC,” and are expected to be listed and traded on NASDAQ under the symbol “HZNP,” the same NASDAQ trading symbol currently used for Horizon common stock.

Q:	What percentage of New Horizon ordinary shares will the Horizon security holders and Vidara shareholders own following the proposed transactions?

A:	Immediately following the Merger, the former security holders of Horizon are expected to own approximately 74% of New Horizon on a fully diluted basis excluding any shares that may be issued upon the conversion of the convertible notes, and Vidara Holdings, the sole historical shareholder of Vidara prior to the reorganization, is expected to own approximately 26% of New Horizon on a fully diluted basis.

Q:	Are the shareholders of Vidara receiving any other consideration in connection with the proposed transactions?

A:	Yes. At the closing of the Merger, Vidara Holdings will receive a cash payment equal to $200 million, plus the cash of Vidara and its subsidiaries as of closing, less the indebtedness of Vidara and its subsidiaries and less transaction expenses of Vidara and its subsidiaries paid by New Horizon at or following the closing, plus or minus an adjustment to the extent that Vidara’s working capital (exclusive of cash) as of the closing exceeds or is less than target working capital of $123,000.

Q.	Does Horizon have to complete a financing to fund the cash consideration being paid to the Vidara Holdings?

A:	Yes, Horizon does not have $200 million in available cash to fund the cash consideration and has entered into a credit agreement with a group of lenders to provide Horizon with $300.0 million in financing through a five year senior secured term loan facility. Although completion of the term loan facility is not a condition to closing under the Merger Agreement, Horizon will need to close the term loan facility or an alternative financing in order to consummate the Merger and the transactions contemplated by the Merger Agreement.

Q:	How are Horizon stock options treated in the Merger?

A:	At the effective time, each outstanding option under the Horizon equity incentive plans will be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such option immediately prior to the Merger, the number of New Horizon ordinary shares equal to the number of shares of Horizon common stock subject to such option immediately prior to the effective time, at an exercise price per New Horizon ordinary share equal to the exercise price per share of Horizon common stock otherwise purchasable pursuant to such option.

Q:	How are other Horizon equity awards treated in the Merger?

A:	At the effective time, each other equity award that is outstanding under the Horizon equity incentive plans will be converted into a right to receive, on substantially the same terms and conditions as were applicable under such equity award immediately prior to the effective time, the number of New Horizon ordinary shares equal to the number of shares of Horizon common stock subject to such equity award immediately prior to the effective time. The other equity awards expected to be outstanding as of the effective time are purchase rights under ongoing offerings under the Horizon 2011 Employee Stock Purchase Plan and rights to receive shares upon vesting of outstanding restricted share units.

5.

Q:	How are Horizon warrants treated in the Merger?

A:	At the effective time, each outstanding warrant to acquire Horizon common stock will be converted into a warrant to acquire, on substantially the same terms and conditions as were applicable under such warrant immediately prior the effective time, the number of New Horizon ordinary shares equal to the number of shares of Horizon common stock subject to such warrant immediately prior to the effective time, at an exercise price per New Horizon ordinary share equal to the exercise price per share of Horizon common stock otherwise purchasable pursuant to such warrant. Certain outstanding warrants to acquire Horizon common stock expire as of the closing if not exercised prior to the closing.

Q:	What is required to complete the proposed transactions?

A:	The obligation of Horizon and the Vidara parties to consummate the Merger and the transactions contemplated by the Merger Agreement is subject to certain conditions, including conditions with respect to the receipt of approval of the Merger Agreement by Horizon stockholders; accuracy of representations and warranties of the other party to the applicable standard provided by the Merger Agreement; compliance by the other party with its covenants in the Merger Agreement in all material respects; absence of a material adverse effect on the other party’s business, assets, financial condition or results of operations (subject to certain exceptions) since the date of the Merger Agreement; satisfaction or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this proxy statement/prospectus as the “HSR Act” (early termination of the waiting period under the HSR Act was granted effective April 11, 2014); approval for listing of the New Horizon ordinary shares to be issued in the Merger and the New Horizon ordinary shares held by the shareholders of Vidara as of the effective time; delivery of all closing deliverables; absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the Merger or other transactions contemplated by the Merger Agreement; and the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, as well as other customary closing conditions. In addition, Horizon’s obligation to consummate the Merger is subject to completion of the reorganization and general releases being entered into by Vidara Holdings and certain employees of Vidara for the benefit of Vidara and its subsidiaries. Please see “Agreement and Plan of Merger and Reorganization—Conditions to the Completion of the Merger.”

Q:	Will appraisal rights be available for dissenting Horizon stockholders?

A:	Appraisal rights are not available to Horizon stockholders in connection with the Merger.

Q:	When are the Merger and reorganization expected to be completed?

A:	As of the date of this proxy statement/prospectus, the Merger and reorganization are expected to be completed in the third quarter of 2014. However, no assurance can be provided as to when or if the Merger and reorganization will occur. The required vote of Horizon stockholders to adopt the Merger Agreement at the Special Meeting, as well as the necessary regulatory consents and approvals, must first be obtained and certain other conditions specified in the Merger Agreement must be satisfied or, to the extent permissible, waived.

Q:	What will be the relationship between Horizon and New Horizon after the proposed transactions?

A:	Following completion of the proposed transactions, Horizon will be an indirect wholly-owned subsidiary of New Horizon. Horizon will be treated as the accounting acquirer following completion of the Merger and its financial statements issued after the completion of the Merger will include the operations of New Horizon beginning on the effective date of the Merger. Please see “The Reorganization and the Merger—Accounting Treatment of the Merger.”

6.

Q:	What are the material U.S. federal income tax consequences of the Merger to U.S. stockholders of Horizon?

A:	Generally, a U.S. stockholder of Horizon should recognize gain or loss, if any, on the receipt of New Horizon ordinary shares in exchange for shares of Horizon common stock pursuant to the Merger. The amount of gain or loss recognized should equal the difference between the fair market value of the New Horizon ordinary shares received in the Merger and the U.S. stockholder’s adjusted tax basis in the shares of Horizon common stock surrendered. Horizon recommends that U.S. holders consult their own tax advisers as to the particular tax consequences of the Merger, including the effect of U.S. federal, state and local tax laws or foreign tax laws. Please see “Certain Tax Consequences of the Merger” for a more detailed description of the U.S. federal income tax consequences of the Merger.

Q:	Will transfers of New Horizon ordinary shares be subject to the Irish stamp duty?

A:	Transfers of New Horizon ordinary shares could be subject to Irish stamp duty. However, transfers of New Horizon ordinary shares effected by means of the transfer of book entry interests in The Depository Trust Company, which is referred to in this proxy statement/prospectus as “DTC,” will not be subject to Irish stamp duty.

If you hold your New Horizon ordinary shares directly (i.e. you are a registered shareholder), any transfer of your New Horizon ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee.

Due to the potential Irish stamp duty charge on transfers of New Horizon ordinary shares, it is strongly recommended that those shareholders who do not hold their shares through DTC (or through a broker who in turn holds such shares through DTC) should arrange for the transfer of their Horizon shares into DTC as soon as possible and before the transactions are consummated. It is also strongly recommended that any person who wishes to acquire New Horizon ordinary shares after the effective time of the transactions acquire such shares through DTC (or through a broker who in turn holds such shares through DTC).

The imposition of Irish stamp duty charges could adversely affect the price of your shares and/or your ability to trade your shares.

See “Certain Tax Consequences of the Merger—Irish Tax Considerations—Stamp Duty” beginning on page 84.

Q:	How many votes are needed to approve each proposal?

A:	•

Proposal 1, the adoption of the Merger Agreement and the approval of the Merger, will be approved if it receives “For” votes from the holders of a majority of shares outstanding on the record date. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

•	Proposal 2, the approval, on an advisory basis, of certain compensatory arrangements between Horizon and its named executive officers relating to the Merger contemplated by the Merger Agreement, will be approved if it receives “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	Proposal 3, the approval of the Horizon Pharma Public Limited Company 2014 Equity Incentive Plan, will be approved if it receives “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

7.

•	Proposal 4, the approval of the Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan, will be approved if it receives “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	Proposal 5, the approval of the Horizon Pharma Public Limited Company 2014 Employee Stock Purchase Plan, will be approved if it receives “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	Proposal 6, the approval of the adjournment of the Horizon Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Horizon Special Meeting to adopt the Merger Agreement and approve the Merger, will be approved if it receives “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

Q:	Who can vote at the Horizon Special Meeting?

A:	Only stockholders of record of Horizon at the close of business on July 30, 2014 will be entitled to vote at the Special Meeting. If on July 30, 2014 your shares were registered directly in your name with Horizon’s transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, Horizon urges you to vote by proxy over the telephone or on the internet as instructed below, or fill out and return a proxy card.

If on July 30, 2014 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

Q:	What is the quorum requirement?

A:	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 74,765,913 shares outstanding and entitled to vote. Thus, the holders of 37,382,957 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

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Q:	How do I vote?

A:	For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Horizon Special Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, Horizon urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Horizon Special Meeting and Horizon will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to Horizon before the Horizon Special Meeting, Horizon will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on September 17, 2014, to be counted.

•	To vote through the internet, go to http://www.envisionreports.com/hznp to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on September 17, 2014, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Horizon. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or through the internet as instructed by your broker or bank. To vote in person at the Horizon Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Q:	If my shares are held in “street name” by my bank, broker or other agent, will my bank, broker or other agent vote my shares for me?

A:

Only if you provide your bank, broker or other agent with instructions on how to vote your shares. If you do not provide the organization that holds your shares with specific instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of elections for the Special Meeting that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When Horizon’s inspector of elections tabulates the votes for any particular matter, broker non-votes

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will be counted for purposes of determining whether a quorum is present, but will not be counted toward the vote total for any proposal other than Proposal 1. On Proposal 1, a broker non-vote will have the effect as a vote against the adoption of the Merger Agreement and approval of the Merger. Horizon expects that each of the proposals presented at the Special Meeting will be considered non-routine matters, so Horizon encourages you to provide voting instructions to the organization that holds your shares to ensure that your vote is counted on all eleven proposals.

Q:	How many votes do I have?

A:	On each matter to be voted upon, you have one vote for each share of Horizon common stock you own as of July 30, 2014.

Q:	What happens if I do not vote?

A:	Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Horizon Special Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on any of the proposals without your instructions.

Q:	What if I return a proxy card or otherwise vote but do not make specific choices?

A:	If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, FOR the adoption of the Merger Agreement and the approval of the Merger, FOR the approval, on an advisory basis, of certain compensatory arrangements between Horizon and its named executive officers relating to the Merger contemplated by the Merger Agreement, FOR the approval of the Horizon Pharma Public Limited Company 2014 Equity Incentive Plan, FOR the approval of the Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan, FOR the approval of the Horizon Pharma Public Limited Company 2014 Employee Stock Purchase Plan and FOR the approval of the adjournment of the Horizon Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Horizon Special Meeting to adopt the Merger Agreement and approve the Merger. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Q:	Should I send in my stock certificates now?

A:	No. Horizon stockholders should keep their existing stock certificates at this time. After the proposed Merger and reorganization are completed, you will receive written instructions for exchanging your Horizon stock certificates for New Horizon ordinary shares. Because of the potential Irish stamp duty on transfer of New Horizon ordinary shares, Horizon strongly recommends that all directly registered Horizon stockholders open broker accounts so they can transfer their shares of Horizon common stock into DTC prior to their exchange for New Horizon ordinary shares.

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Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, including the Annexes and the documents incorporated by reference, please vote your shares of Horizon common stock as described in “Questions and Answers About the Proposed Transactions and the Horizon Special Meeting of Stockholders and Voting—How do I vote?” Whether or not you plan to attend the Special Meeting, Horizon urges you to vote by proxy to ensure your vote is counted.

Q:	Can I change my vote after submitting my proxy?

A:	Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Horizon’s Secretary at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015.

•	You may attend the Horizon Special Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and with respect to other proposals, votes “For” and “Against,” abstentions and broker non-votes. Abstentions will be counted for purposes of determining the presence of a quorum at the meeting but will not be voted at the meeting and will have the same effect as “Against” votes for all proposals. Horizon does not believe that brokers have authority to vote on any of the proposals. Broker non-votes on Proposal 1 will have the effect of a vote Against Proposal 1. Broker non-votes will have no effect on the outcome of Proposals 2 through 6.

Q:	What are “broker non-votes”?

A:	As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These un-voted shares are counted as “broker non-votes.”

Q:	What happens if I sell my shares of Horizon common stock after the record date but before the Special Meeting?

A:	If you transfer your Horizon common stock after the record date but before the date of the Special Meeting, you will retain your right to vote at the Special Meeting. However, you will not have the right to receive any New Horizon ordinary shares in exchange for your former shares of Horizon common stock if and when the Merger is completed. In order to receive New Horizon ordinary shares in exchange for your shares of Horizon common stock, you must hold your Horizon common stock through the completion of the Merger.

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Q:	Who is paying for this proxy solicitation?

A:	Horizon has retained MacKenzie Partners, Inc. (“MacKenzie”), a proxy solicitation firm, to solicit proxies in connection with the Horizon Special Meeting at a cost of approximately $35,000 plus expenses. The cost of soliciting proxies incurred by Horizon and MacKenzie, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of Horizon’s common stock, will be borne by Horizon. Directors, officers and regular employees of Horizon may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Q:	How can I find out the results of the voting at the Horizon Special Meeting?

A:	Preliminary voting results will be announced at the Horizon Special Meeting. In addition, final voting results will be published in a current report on Form 8-K that Horizon expects to file within four business days after the Horizon Special Meeting. If final voting results are not available to Horizon in time to file a Form 8-K within four business days after the meeting, Horizon intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to Horizon, file an additional Form 8-K to publish the final results.

Q:	What proxy materials are available on the internet?

A:	The proxy statement/prospectus and the Horizon Annual Report on Form 10-K are available at www.envisionreports.com/hznp.

Q:	Who can help answer my questions?

A:	If you have any questions about the proposed transactions, need assistance in voting your shares, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Horizon or its proxy solicitor, MacKenzie, as follows:

Horizon Pharma, Inc. Attn: Investor Relations 520 Lake Cook Road, Suite 520 Deerfield, IL 60015 (224) 383-3000	MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 (212) 929-5500

Q:	Where can I find more information about Horizon?

A:	You can find more information about Horizon from the various sources described under “Where You Can Find More Information.”

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SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and the documents incorporated by reference, to fully understand the proposed transactions and the voting procedures for the Special Meeting. See also the section entitled “Where You Can Find More Information” beginning on page 264 of this proxy statement/prospectus. The page references have been included in this summary to direct you to a more complete description of the topics presented below.

The Companies (Page 88)

Horizon Pharma, Inc.

520 Lake Cook Road, Suite 520

Deerfield, IL 60015

(224) 383-3000

Horizon Pharma, Inc. is a commercial stage, specialty pharmaceutical company that markets DUEXIS®, VIMOVO® and RAYOS®/LODOTRA®, which target unmet therapeutic needs in arthritis, pain and inflammatory diseases. The Company’s strategy is to develop, acquire or in-license additional innovative medicines where it can execute a targeted commercial approach among specific target physicians such as primary care physicians, orthopedic surgeons and rheumatologists, while taking advantage of its commercial strengths and the infrastructure the Company has put in place. For more information, please visit www.horizonpharma.com.

Vidara Therapeutics Holdings LLC

c/o DFW Capital Partners

300 Frank W. Burr Blvd., Suite 5

Teaneck, NJ 07666

Vidara Therapeutics Holdings LLC is a Delaware limited liability company and is the parent company of Vidara and Vidara U.S. Vidara Holdings conducts no operations and holds no assets other than the equity interests of Vidara and Vidara U.S. Prior to the Merger, Vidara Holdings owns all of the ordinary shares of Vidara and Vidara U.S. Immediately following the Merger, Vidara Holdings will own approximately 26% of New Horizon, on a fully diluted basis.

Vidara Therapeutics International plc

c/o Virinder Nohria, M.D., Ph.D.

Adelaide Chambers, Peter Street, Dublin 8, Ireland

Vidara Therapeutics International plc is a specialty pharmaceutical company with operations in Dublin, Ireland. The Vidara Group markets ACTIMMUNE®, a bioengineered form of interferon gamma-1b, a protein that acts as a biologic response modifier, in the United States. ACTIMMUNE is approved by the U.S. Food and Drug Administration for use in children and adults with chronic granulomatous disease (“CGD”) and severe, malignant osteopetrosis (“SMO”). Additional information is available at Vidara’s website at www.vidararx.com.

Prior to the completion of the Merger, Vidara will be renamed “Horizon Pharma plc.”

Hamilton Holdings (USA), Inc.

c/o Virinder Nohria, M.D., Ph.D.

1000 Holcomb Woods Parkway, Suite 270, Roswell, Georgia 30076

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Hamilton Holdings (USA), Inc., is a Delaware corporation formed as part of the restructuring of Vidara to hold U.S. subsidiaries of New Horizon and is referred to as U.S. HoldCo. U.S. HoldCo owns all of the outstanding capital stock of Hamilton Merger Sub, Inc. U.S. HoldCo has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

Hamilton Merger Sub, Inc.

c/o Virinder Nohria, M.D., Ph.D.

1000 Holcomb Woods Parkway, Suite 270, Roswell, Georgia 30076

Hamilton Merger Sub, Inc., referred to as Merger Sub, a wholly-owned subsidiary of U.S. HoldCo, is a Delaware corporation formed solely for the purpose of effecting the Merger with Horizon. Upon the terms and conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Horizon and the separate existence of Merger Sub will cease. Horizon will be the surviving corporation in the Merger as an indirect wholly-owned subsidiary of New Horizon. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

The Reorganization and the Merger (Page 37)

On March 18, 2014, Horizon, Vidara Holdings, a Delaware limited liability company, Vidara, an Irish private limited company, U.S. HoldCo, a Delaware corporation and an indirect wholly-owned subsidiary of Vidara, and Merger Sub, a Delaware corporation and a wholly-owned subsidiary of U.S. HoldCo, entered into a Transaction Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Horizon, with Horizon continuing as the surviving corporation and as a wholly-owned, indirect subsidiary of Vidara (the “Merger”), and that Vidara will change its name to Horizon Pharma plc (“New Horizon”).

Immediately following the proposed transaction, stockholders of Horizon are expected to own approximately 74 percent of New Horizon on a fully diluted basis, and Vidara Holdings, the sole historical shareholder of Vidara prior to the reorganization, is expected to own approximately 26 percent of New Horizon on a fully diluted basis, in each case, excluding the shares that may be issued on the conversion of the 5.00% Convertible Senior Notes due 2018. Stockholders of Horizon would receive one ordinary share of New Horizon in exchange for each whole share of Horizon common stock they own at closing. The combined company is expected to have a capitalization of approximately 122 million ordinary shares, on a fully diluted basis. New Horizon would be a U.S. Securities and Exchange Commission reporting company, and its ordinary shares are expected to trade on NASDAQ. The transaction will be taxable to the Horizon U.S. stockholders.

Post-Merger Management of New Horizon (Page 202)

Timothy P. Walbert, chairman, president and chief executive officer of Horizon would be chairman, president and chief executive officer of New Horizon and current officers of Horizon would be officers of New Horizon. Vidara executives would join New Horizon in important leadership and management roles within the combined company. Horizon expects that each of its current directors, plus one additional director to be nominated by Vidara Holdings, who will initially be Virinder Nohria, M.D., Ph.D., will become directors of New Horizon pursuant to the Merger Agreement.

Horizon’s Reasons for the Merger (Page 45)

In reaching its conclusion to approve the Merger Agreement, the Horizon board of directors considered a number of factors in its deliberations and concluded that the Merger is likely to result in significant strategic and financial benefits to New Horizon, which would accrue to the Horizon stockholders, as shareholders of New Horizon, including that:

•	The combination of Horizon and Vidara as New Horizon would accelerate the date by which Horizon is expected to become a profitable specialty pharmaceutical company;

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•	New Horizon would have a broader revenue base resulting from a deeper portfolio of marketed drugs, including Horizon’s DUEXIS®, VIMOVO® and RAYOS® marketed in the United States, Vidara’s ACTIMMUNE® marketed in the United States and Horizon’s LODOTRA® marketed outside the United States;

•	New Horizon would have a strong overall financial position, with expected pro forma combined full year revenue in 2014 of $270 to $280 million and expected pro forma combined full year adjusted EBITDA, excluding transaction expenses, of $80 to $90 million in 2014 (in each case, assuming the Merger occurred on or before July 31, 2014);

•	New Horizon would have an efficient corporate structure based in Ireland to support New Horizon’s organic growth and acquisition strategy with the expected non-GAAP effective tax rate in the low 20% range compared to the non-GAAP effective tax rate in the high 30% range that was expected for Horizon as it transitioned to tax paying status;

•	The Horizon board of directors’ belief that New Horizon’s anticipated market capitalization, strong balance sheet, free cash flow, liquidity and capital structure would enhance New Horizon’s ability to execute on its strategy of both organic growth and growth through acquisitions and in-licensing; and

•	The Horizon board of directors’ belief that New Horizon would be able to leverage the commercial and specialty product marketing experience of Horizon in maximizing the potential of ACTIMMUNE.

See also the factors listed in “The Reorganization and the Merger—Horizon’s Reasons for the Merger and Recommendation of Horizon’s Board of Directors,” beginning on page 45 of this proxy statement/prospectus.

Recommendations of Horizon’s Board of Directors (Page 45)

After careful consideration, the Horizon board of directors has approved and declared advisable the Merger Agreement and the Merger, and has determined that the Merger Agreement and the Merger are fair to and in the best interests of Horizon and its stockholders. The Horizon board of directors has adopted resolutions approving the Merger Agreement, recommending that the holders of Horizon common stock vote to adopt the Merger Agreement and approve the Merger and directing that the Merger Agreement and Merger be submitted to a vote of the Horizon stockholders. The Horizon board of directors recommends that you vote “FOR” the adoption of the Merger Agreement and approval of the Merger, and “FOR” the other proposals described in this proxy statement/prospectus.

Opinion of Horizon’s Financial Advisor (Page 50)

Citigroup Global Markets Inc., referred to as Citi, delivered a written opinion to Horizon’s board of directors on March 18, 2014 that, as of such date, the Transaction Consideration was fair, from a financial point of view, to Horizon and its stockholders (other than Vidara and its affiliates). Transaction Consideration is defined herein as the 31,350,000 ordinary shares of Vidara to be retained by Vidara Holdings (the “Vidara Shares”) and the $200,000,000 in cash payable to Vidara Holdings at closing (the “Cash Consideration”).

The full text of the written opinion of Citi, dated March 18, 2014, which contains assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The opinion should be read in its entirety. Citi’s financial advisory services and opinion were provided for the information and assistance of Horizon’s board of directors in connection with its consideration of the proposed transaction. Citi was not requested to consider, and its opinion did not address, the underlying business decision of Horizon to effect the transaction, the relative merits of the transaction as compared to any alternative business strategy or transaction that might exist for Horizon or the effect of any other transaction in which Horizon might engage. Under the terms of its engagement, Citi has acted as an independent contractor, not as an agent or fiduciary. Citi’s opinion is not intended to be and does not constitute a recommendation as to how any stockholder should vote or act on any matter relating to the transaction, or otherwise.

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The Special Meeting of Horizon Stockholders (Page 1)

Date, Time & Place of the Horizon Special Meeting

Horizon will hold a Special Meeting on Thursday, September 18, 2014, at 8:00 a.m. Central Time, at the offices of Horizon located at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015.

Proposals

At the Special Meeting, Horizon stockholders will vote upon proposals to:

•	Adopt the Merger Agreement and approve the Merger (Proposal 1);

•	Approve, on an advisory basis, certain compensatory arrangements between Horizon and its named executive officers relating to the Merger contemplated by the Merger Agreement (Proposal 2);

•	Approve the Horizon Pharma Public Limited Company 2014 Equity Incentive Plan (Proposal 3);

•	Approve the Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan (Proposal 4);

•	Approve the Horizon Pharma Public Limited Company 2014 Employee Stock Purchase Plan (Proposal 5); and

•	Approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement and approve the Merger (Proposal 6).

Record Date; Outstanding Shares; Shares Entitled to Vote

Only stockholders of record of Horizon at the close of business on July 30, 2014 will be entitled to vote at the Special Meeting. On this record date, there were 74,765,913 shares of common stock outstanding and entitled to vote. Each share of Horizon common stock outstanding as of July 30, 2014 is entitled to one vote on each proposal and any other matter properly coming before the Special Meeting.

Stock Ownership and Voting by Horizon’s Directors and Officers

As of the record date, Horizon’s executive officers and directors, together with the stockholders with which certain of Horizon’s directors and former directors are affiliated or associated, had the right to vote approximately 12,193,043 shares of Horizon common stock, representing approximately 16% of the Horizon common stock then outstanding and entitled to vote at the Special Meeting. Horizon expects that its executive officers and directors, and the stockholders with which certain of Horizon’s directors are affiliated or associated, will vote “For” each of the proposals described above.

Voting Agreements

In addition, the directors and officers of Horizon and certain of the stockholders with which certain of Horizon’s directors and former directors are affiliated or associated entered into voting agreements with Horizon and Vidara pursuant to which these stockholders agreed, among other things, to vote their shares of Horizon common stock in favor of the adoption of the Merger Agreement and approval of the Merger, and in favor of any proposal to adjourn or postpone the Special Meeting to a later date if there are not sufficient votes in favor of the adoption of the Merger Agreement. These stockholders also granted Vidara irrevocable proxies to vote their shares of Horizon common stock in favor of, among other things, the adoption of the Merger Agreement and approval of the Merger, and any proposal to adjourn or postpone the Special Meeting to a later date if there are

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not sufficient votes in favor of the adoption of the Merger Agreement and approval of the Merger. Approximately 12,193,043 shares of Horizon common stock, which represent approximately 16% of the outstanding shares of Horizon common stock as of the record date, are subject to these voting agreements and irrevocable proxies. For more information regarding the voting agreements, see the section entitled “Other Related Agreements—The Voting Agreements” on page 112 of this proxy statement/prospectus.

Vote Required

The affirmative vote of the holders of at least a majority of the shares of Horizon common stock outstanding on the record date for the Special Meeting is required for approval of Proposal 1. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as an “Against” vote. Approval of Proposals 2 through 6 requires an affirmative vote from the holders of at least a majority of the shares of Horizon common stock represented and voting either in person or by proxy at the Special Meeting and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

The Horizon board of directors recommends that Horizon stockholders vote “For” each of the proposals set forth above.

Interests of Certain Persons in the Merger (Page 58)

In considering the recommendation of the Horizon board of directors, you should be aware that certain directors and officers of Horizon and Vidara may have interests in the proposed transactions that are different from, or in addition to, your interests as a Horizon stockholder generally and which may create potential conflicts of interest. The Horizon board of directors was aware of these interests and considered them when they adopted the Merger Agreement and approved the transactions contemplated thereby.

Management

Horizon

As of the date of the proxy statement/prospectus, it is expected that the current executive officers of Horizon will be appointed as the executive officers of New Horizon following the Merger. Except as described below under “The Reorganization and the Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation,” no member of Horizon’s management will receive additional compensation or acceleration of payment of existing compensation on the basis of the transactions contemplated by the Merger Agreement.

Vidara

Certain current key employees of Vidara and its affiliates will continue their employment following the Merger with New Horizon or a subsidiary of New Horizon pursuant to the terms and conditions set forth in employment agreements that were amended in connection with the Merger Agreement. These key employees’ positions with New Horizon or Vidara will entitle them to compensation.

Certain of the key employees entered into retention bonus agreements with Vidara, which amended all prior employment-related agreements between such employees and Vidara. The retention bonus agreements provide that such employees will continue their employment on the same terms and conditions as their pre-existing employment agreement and that, if such employees remain employed through the earlier of one year after the closing of the Merger and the closing of a change of control of New Horizon, such employee will be entitled to a bonus cash payment.

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Directors

It is expected that all of the current directors of Horizon will become directors of New Horizon following the completion of the Merger, and the non-employee directors of New Horizon may be entitled to compensation from New Horizon for such services. Additionally, Vidara Holdings will be entitled to appoint one member to the New Horizon board of directors, which member is expected to initially be Virinder Nohria, M.D., Ph.D. However, as of the date of this proxy statement/prospectus, a final determination as to who will be appointed to the New Horizon board of directors has not been made and the requisite corporate action to appoint the persons who will serve as directors of New Horizon following the completion of the Merger has not been effected; accordingly, the persons who will serve as directors of New Horizon following the completion of the Merger may differ from the persons currently expected to serve in such capacity.

Indemnification (Page 65)

New Horizon has agreed to indemnify and hold harmless, for at least six years after the closing of the Merger, all past and present officers and directors of Vidara and its affiliates to the same extent that such persons are currently indemnified by Vidara and its affiliates pursuant to the organizational documents of such entities for acts or omissions occurring on or prior to the closing of the Merger. In addition, New Horizon must maintain for a period of six years from the closing of the Merger the existing policy of directors’ and officers’ liability insurance maintained by Vidara and its affiliates, subject to certain limitations, or New Horizon may purchase a directors’ and officers’ liability insurance “tail policy” with a claims period of six years from the closing of the Merger on specified terms.

Certain U.S. Federal Tax Consequences of the Merger to U.S. Stockholders (Page 73)

Horizon expects that generally, a U.S. stockholder of Horizon should recognize gain or loss, if any, on the receipt of New Horizon ordinary shares in exchange for Horizon common stock pursuant to the Merger. The amount of gain or loss recognized should equal the difference between the fair market value of the New Horizon ordinary shares received in the Merger and the U.S. stockholder’s adjusted tax basis in the shares of Horizon common stock surrendered. Horizon recommends that U.S. holders consult their own tax advisers as to the particular tax consequences of the Merger, including the effect of U.S. federal, state and local tax laws or foreign tax laws. Please see “Certain Tax Consequences of the Merger” for a more detailed description of the U.S. federal income tax consequences of the Merger.

No Appraisal Rights (Page 87)

Appraisal rights are statutory rights under Delaware law that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Horizon stockholders in connection with the Merger.

Regulatory Approvals Required (Page 71)

Under the HSR Act, and the rules and regulations promulgated thereunder by the Federal Trade Commission, which is referred to in this proxy statement/prospectus as the “FTC,” the Merger cannot be consummated until notifications have been submitted and certain information has been furnished to the Antitrust Division and the FTC, and specified waiting period requirements have been satisfied.

Horizon and Mr. Balaji Venkataraman, the former Executive Chairman of the Vidara Group, each filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. The waiting period under the HSR Act was scheduled to expire at 11:59 p.m. Eastern Time on May 1, 2014. However, early termination of the waiting period under the HSR Act was granted effective April 11, 2014.

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Listing of New Horizon Ordinary Shares on NASDAQ (Page 87)

Vidara ordinary shares are not currently traded or quoted on a stock exchange or quotation system. The New Horizon ordinary shares are expected to be listed on The NASDAQ Global Market under the symbol “HZNP” following the Merger. There are no plans to publicly list the warrants to purchase New Horizon ordinary shares into which outstanding warrants to purchase Horizon common stock will be converted in the Merger.

Conditions to the Completion of the Merger (Page 106)

The completion of the Merger depends upon the satisfaction or waiver of a number of conditions, all of which, to the extent permitted by applicable law, may be waived by Vidara Holdings and/or Horizon, as applicable.

Termination of the Merger Agreement (Page 109)

Either Horizon or Vidara Holdings can terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated.

Accounting Treatment of the Merger (Page 72)

The Merger will be accounted for using the acquisition method of accounting, with Horizon being treated as the accounting acquirer under accounting principles generally accepted in the United States, which are referred to in this proxy statement/prospectus as “U.S. GAAP.” Accordingly, the assets and liabilities of Vidara will be, as of the effective time, recorded at their respective fair values and added to those of Horizon, including an amount for goodwill representing the difference between the acquisition consideration and the fair value of the identifiable net assets.

Restrictions on Resales (Page 72)

All New Horizon ordinary shares received by Horizon stockholders in the Merger will be freely tradable, except that New Horizon ordinary shares received in the Merger by persons who become affiliates of New Horizon for purposes of Rule 144 under the Securities Act of 1933, as amended, which is referred to in this proxy statement/prospectus as the “Securities Act,” may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Comparison of the Rights of Holders of Horizon Common Stock and New Horizon Ordinary Shares (Page 247)

As a result of the Merger, the holders of Horizon common stock will become holders of New Horizon ordinary shares and their rights will be governed by Irish law and the memorandum and articles of association of New Horizon instead of the Delaware General Corporation Law, which is referred to in this proxy statement/prospectus as the “DGCL,” and Horizon’s amended and restated certificate of incorporation and amended and restated bylaws, which are collectively referred to in this proxy statement/prospectus as the “Horizon charter documents.” The form of the New Horizon memorandum and articles of association substantially as it will be in effect from and after the closing is attached as Annex C to this proxy statement/prospectus. Following the Merger, former Horizon stockholders will have different rights as New Horizon shareholders from the rights they had as Horizon stockholders. For a summary of the material differences between the rights of Horizon stockholders and New Horizon shareholders, please see “Description of New Horizon Ordinary Shares” and “Comparison of the Rights of Holders of Horizon Common Stock and New Horizon Ordinary Shares.”

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RISK FACTORS

Horizon stockholders should carefully consider the following factors in evaluating whether to vote to adopt the merger agreement and approve the merger. These factors should be considered in conjunction with the other information included in or incorporated by reference into this proxy statement/prospectus, including the risks discussed in Horizon’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 under the heading “Risk Factors.” See “Where You Can Find More Information.” Additional risks and uncertainties not presently known to Horizon or Vidara, or that are not currently believed to be important to you, also may adversely affect the merger and New Horizon following the merger. Unless expressly stated otherwise, all references in this section to “we,” “us,” “our” or similar references refer to New Horizon.

Risks Related to the Proposed Transactions

The number of New Horizon ordinary shares that Horizon stockholders will receive as consideration in the Merger will be based on a fixed exchange ratio, which will not be adjusted to reflect changes in the market value of Horizon common stock or changes in the fair value of Vidara prior to the consummation of the transaction.

As consideration in the Merger, each share of Horizon common stock then issued and outstanding will be cancelled and automatically converted into the right to receive one ordinary share of New Horizon, pursuant to a fixed exchange ratio. Each New Horizon ordinary share will be issued in accordance with, and subject to the rights and obligations of, the memorandum and articles of association of New Horizon, which is expected to be amended and restated prior to the effective time in the form attached as Annex C. For a comparison of the rights and privileges of a holder of shares of New Horizon to a holder of shares of Horizon, please see “Comparison of the Rights of Holders of Horizon Common Stock and New Horizon Ordinary Shares.” The one-for-one fixed exchange ratio will not adjust upwards or downwards to compensate for changes in the price of Horizon’s common stock or as a result of changes in the fair value of Vidara prior to the closing of the transactions.

The market value of New Horizon ordinary shares that stockholders of Horizon will be entitled to receive when the transaction is completed could vary significantly from the market value of Horizon common stock on the date of this proxy statement/prospectus or the date of the Horizon Special Meeting. Because the exchange ratio will not be adjusted, such market price fluctuations may affect the value that Horizon stockholders receive at the effective time. Horizon’s share price may change as a result of many factors, including changes in the business, operations or prospects of Horizon or Vidara, market assessment of the likelihood that the transaction will be completed, the timing of the transactions and general market and economic conditions. Vidara’s shares are held by one shareholder and do not have an established market price. Horizon stockholders are urged to obtain current market quotations for Horizon common stock.

Failure to consummate the Merger could negatively impact the stock price and the future business and financial results of Horizon.

If the Merger is not consummated, the ongoing business of Horizon may be adversely affected and, without realizing any of the benefits of having consummated the Merger, Horizon will be subject to a number of risks, including the following:

•	Horizon may be required to reimburse Vidara for certain expenses incurred by Vidara in connection with certain governmental filings, as described in the Merger Agreement and summarized under the caption “Transaction Agreement and Plan of Merger—Expenses and Termination Fees”;

•	if the Merger Agreement is terminated under specified circumstances, Horizon may be required to pay to Vidara Holdings a termination fee equal to $23 million;

•	if the Merger is not consummated because the Horizon stockholders do not approve the Merger, Horizon will be obligated to pay Vidara Holdings $13.5 million for expenses;

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•	if the Merger is not consummated because Horizon is not able to complete the Merger after the conditions to closing are satisfied and Vidara Holdings is ready, willing and able to close the Merger, then Horizon will be obligated to pay Vidara Holdings $44 million as a termination fee;

•	Horizon will be required to pay certain costs relating to the proposed reorganization and Merger, including legal, accounting, filing and possible other fees and mailing, financial printing and other expenses in connection with the transaction whether or not the Merger is consummated;

•	the current prices of Horizon common stock may reflect a market assumption that the Merger will occur, meaning that a failure to complete the Merger could result in a decline in the price of Horizon common stock; and

•	matters relating to the reorganization and Merger (including integration planning) have required and will continue to require substantial commitments of time and resources by Horizon management, which could otherwise have been devoted to other opportunities that may have been beneficial to Horizon.

Horizon also could be subject to litigation related to any failure to consummate the Merger or to perform its obligations under the Merger Agreement, or related to any enforcement proceeding commenced against Horizon. If the Merger is not consummated, these risks may materialize and may adversely affect Horizon’s business, financial results and stock price.

The combination of the businesses currently conducted by Horizon and Vidara will create numerous risks and uncertainties, which could adversely affect New Horizon’s operating results or prevent New Horizon from realizing the expected benefits of the Merger.

Strategic transactions like the Merger create numerous uncertainties and risks and require significant efforts and expenditures. Horizon will transition from a standalone public Delaware corporation to being part of a combined company organized in Ireland. This combination will entail many changes, including the integration of Vidara and its personnel with those of Horizon, and changes in systems. These transition activities are complex, and New Horizon may encounter unexpected difficulties or incur unexpected costs, including:

•	the diversion of New Horizon management’s attention to integration of operations and corporate and administrative infrastructures;

•	difficulties in achieving growth prospects from combining the business of Vidara with that of Horizon;

•	difficulties in the integration of operations and systems;

•	difficulties in the assimilation of employees and corporate cultures;

•	challenges in keeping existing customers and obtaining new customers; and

•	challenges in attracting and retaining key personnel.

If any of these factors impair New Horizon’s ability to integrate the operations of Horizon with those of Vidara successfully or on a timely basis, New Horizon may not be able to realize the business opportunities, growth prospects and anticipated tax synergies from combining the businesses. In addition, New Horizon may be required to spend additional time or money on integration that otherwise would be spent on the development and expansion of its business.

In addition, the market price of New Horizon ordinary shares may decline following the business combination if the integration of Horizon and Vidara is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, or the effect of the business combination on the financial results of the combined company is otherwise not consistent with the expectations of financial analysts or investors.

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Horizon’s and Vidara’s respective business relationships, including customer relationships, may be subject to disruption due to uncertainty associated with the Merger.

Parties with which Horizon and Vidara currently do business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the Merger, including with respect to current or future business relationships with Horizon, Vidara or New Horizon. As a result, Horizon’s and Vidara’s business relationships may be subject to disruptions if customers, suppliers and others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Horizon or Vidara. These disruptions could have an adverse effect on the business, financial condition, results of operations or prospects of New Horizon following the closing. The adverse effect of such disruptions could be exacerbated by a delay in the consummation of the Merger or termination of the Merger Agreement.

Loss of key personnel could impair the integration of the two businesses, lead to loss of customers and a decline in revenues, adversely affect the progress of pipeline products or otherwise adversely affect the operations of Horizon, Vidara and New Horizon.

The success of New Horizon after the completion of the Merger will depend, in part, upon its ability to retain key employees, especially during the integration phase of the two businesses. Although Vidara has put in place twelve month retention agreements for certain of its employees, current and prospective employees of Vidara might experience uncertainty about their future roles with New Horizon following completion of the Merger, which might adversely affect New Horizon’s ability to retain key managers and other employees. In addition, competition for qualified personnel in the biotechnology industry is very intense. If Horizon or Vidara lose key personnel or New Horizon is unable to attract, retain and motivate qualified individuals or the associated costs to New Horizon increase significantly, New Horizon’s business could be adversely affected.

Obtaining required approvals necessary to satisfy the conditions to the completion of the Merger may delay or prevent completion of the Merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Merger.

The Merger is subject to customary closing conditions. These closing conditions include, among others, the receipt of the requisite approval of Horizon’s stockholders, the effectiveness of the registration statement of which this proxy statement/prospectus is a part, the consummation of the reorganization and the expiration or termination of the waiting period under the HSR Act (early termination of the waiting period under the HSR Act was granted effective April 11, 2014).

The governmental agencies from which the parties will seek certain of these approvals have broad discretion in administering the governing regulations. As a condition to their approval, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of New Horizon’s business after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the Merger or may reduce the anticipated benefits of the Merger. Further, no assurance can be given that the required stockholder approval will be obtained or that the required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If Horizon and Vidara agree to any material requirements, limitations, costs or restrictions in order to obtain any approvals required to consummate the reorganization and the Merger, these requirements, limitations, costs or restrictions could adversely affect the anticipated benefits of the Merger. This could result in a failure to consummate these transactions or have a material adverse effect on New Horizon’s business and results of operations. Please see “Transaction Agreement and Plan of Merger—Conditions to the Completion of the Merger” beginning on page 106, for a discussion of the conditions to the completion of the Merger, and “The Reorganization and the Merger—Regulatory Approvals Required” beginning on page 71.

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Horizon may waive one or more of the conditions to the Merger without resoliciting stockholder approval.

If the Horizon stockholders approve the Merger, Horizon may determine to waive, in whole or in part, one or more of the other conditions to its obligations to complete the Merger, to the extent permitted by applicable laws. Horizon will evaluate the materiality of any such waiver and its effect on Horizon stockholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus and resolicitation of proxies is required or warranted. In some cases, if the Horizon board of directors determines that such a waiver is warranted but that such waiver or its effect on Horizon stockholders is not sufficiently material to warrant resolicitation of proxies, Horizon has the discretion to complete the Merger without seeking further stockholder approval. Any determination whether to waive any condition to the Merger or as to resoliciting stockholder approval or amending this proxy statement/prospectus as a result of a waiver will be made by Horizon at the time of such waiver based on the facts and circumstances as they exist at that time.

Horizon’s directors and executive officers have interests in the Merger in addition to those of stockholders.

In considering the recommendations of the Horizon board of directors with respect to the Merger Agreement, you should be aware that some of Horizon’s directors and executive officers have financial and other interests in the proposed transactions in addition to interests they might have as stockholders. Please see “The Reorganization and the Merger—Interests of Certain Persons in the Merger.” In particular, members of the Horizon board of directors and executive officers will become directors and executive officers of New Horizon and are party to certain compensatory arrangements in connection with the Merger. You should consider these interests in connection with your vote on the related proposal. See “Stockholder Advisory Vote on Certain Compensatory Arrangements.”

As a result of the Merger, New Horizon will incur additional direct and indirect costs.

New Horizon will incur additional costs and expenses in connection with and as a result of the Merger. These costs and expenses include professional fees to comply with Irish corporate and tax laws and financial reporting requirements, costs and expenses incurred in connection with holding a majority of the meetings of the New Horizon board of directors and certain executive management meetings in Ireland, as well as any additional costs New Horizon may incur going forward as a result of its new corporate structure. There can be no assurance that these costs will not exceed the costs historically borne by Horizon and Vidara.

If goodwill or other intangible assets that New Horizon records in connection with the Merger become impaired, New Horizon could have to take significant charges against earnings.

In connection with the accounting for the Merger, it is expected that New Horizon will record a significant amount of intangible assets and may also record goodwill. Under U.S. GAAP, New Horizon must assess, at least annually and potentially more frequently, whether the value of goodwill and other indefinite-lived intangible assets has been impaired. Amortizing intangible assets will be assessed for impairment in the event of an impairment indicator. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could materially adversely affect New Horizon’s results of operations and shareholders’ equity in future periods.

Existing Horizon stockholders will own a smaller share of New Horizon following completion of the Merger.

Following completion of the Merger, Horizon stockholders will own the same number of shares of New Horizon that they owned in Horizon immediately before the closing. Each New Horizon ordinary share, however, will represent a smaller ownership percentage of a significantly larger company. Horizon security holders, who currently own 100% of the Horizon capital stock, will, immediately following the Merger, own approximately 74% of New Horizon on a fully diluted basis, and Vidara Holdings, the sole historical shareholder of Vidara prior to the reorganization, will own the remaining approximately 26%. See “The Reorganization and the Merger—The Reorganization of Vidara.”

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Risks Related to the Business of New Horizon

Vidara’s business has been entirely reliant upon the successful marketing and sale of ACTIMMUNE and there can be no assurance that New Horizon will be able to continue to grow or maintain sales of ACTIMMUNE.

Vidara’s only commercial product and source of revenue is ACTIMMUNE® (interferon gamma-1b), an injectable biologic drug prescribed for the management of two rare disorders: (i) chronic granulomatous disease (“CGD”) and (ii) severe, malignant osteopetrosis (“SMO”). Since its acquisition of the ACTIMMUNE product line in June 2012, Vidara has been successful in growing sales and profitability of ACTIMMUNE. However, there are a number of risks related to the ACTIMMUNE product line and there can be no assurance that we will be able to continue to grow or maintain sales of ACTIMMUNE or its profitability.

First, part of the reason for the success of ACTIMMUNE is that it presently faces little competition. ACTIMMUNE is the only drug currently approved by the FDA specifically for the treatment for CGD and SMO. While there are additional or alternative approaches used to treat patients with CGD and SMO, there are currently no products on the market that compete directly with ACTIMMUNE. The current clinical standard of care to treat CGD patients in the United States is the use of concomitant “triple prophylactic therapy” comprising ACTIMMUNE, an oral antibiotic agent and an oral antifungal agent. However, the FDA-approved labeling for ACTIMMUNE does not discuss this “triple prophylactic therapy,” and physicians may choose to prescribe one or both of the other modalities in the absence of ACTIMMUNE. Because of the immediate and life-threatening nature of SMO, the preferred treatment option for SMO is often to have the patient undergo a bone marrow transplant which, if successful, will likely obviate the need for further use of ACTIMMUNE in that patient. Vidara is aware of a number of research programs investigating the potential of gene therapy as a possible cure for CGD. Additionally, other companies may be pursuing the development of products and treatments that target the same diseases and conditions which ACTIMMUNE is currently approved to treat. As a result, it is possible that New Horizon’s competitors may develop new drugs that manage CGD or SMO more effectively, cost less or possibly even cure CGD or SMO. The development and commercialization of any competing drugs or the discovery of any new alternative treatment for CGD or SMO could have a material adverse effect on sales of ACTIMMUNE and its profitability.

Second, the number of people afflicted with CGD or SMO is relatively small and Vidara’s commercial rights to ACTIMMUNE are currently limited to the United States, Canada and Japan and Vidara currently only markets ACTIMMUNE in the United States. Based on Vidara’s market research, Vidara estimates that there are currently between 900 and 1,600 patients with CGD, and between 85 and 215 patients with SMO living in the United States. As a result, if a competing drug were developed and commercialized or a new alternative treatment for CGD or SMO were discovered, the decision by a relatively small number of doctors to prescribe or recommend the competing drug or alternative treatment to manage or treat CGD or SMO would most likely have a significant impact on the market share of ACTIMMUNE. Likewise, the development of any drug or the discovery of an alternative treatment that cures patients of CDG or SMO would significantly reduce the size of the end market for ACTIMMUNE, unless New Horizon is successful in expanding the number of indications for which ACTIMMUNE is approved by the FDA, and there can be no assurance in this regard. Because the indications for which ACTIMMUNE is presently approved (i.e., CGD and SMO) are relatively rare, the size of the end-market for ACTIMMUNE and the volume of product sales of ACTIMMUNE are also relatively small. As a result, in order for ACTIMMUNE to be profitable, the prices that Vidara has historically had to charge for ACTIMMUNE have been relatively high and sales have been significantly dependent on the availability of coverage and adequate reimbursement for ACTIMMUNE from third party payers, including government payers, such as Medicare and Medicaid, and private health insurers. If New Horizon is unable to expand or maintain the sales volume of ACTIMMUNE at adequate pricing levels, the profitability of ACTIMMUNE could be adversely affected which could have a material adverse effect on the results of operations, financial condition and business in general of New Horizon. Under the terms of the Merger Agreement, New Horizon has agreed not to raise the price of ACTIMMUNE until at least December 31, 2014.

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Third, U.S. healthcare legislation passed in March 2010 authorized the FDA to approve biological products, known as biosimilars, that are similar to or interchangeable with previously approved biological products based upon potentially abbreviated data packages. If a biosimilar version of ACTIMMUNE were approved, it could reduce New Horizon’s sales of ACTIMMUNE. Biosimilars are likely to be sold at substantially lower prices than branded products because the biosimilar manufacturer would not have to recoup the research and development and marketing costs associated with the branded product. Accordingly, the introduction of biosimilar versions of ACTIMMUNE likely would significantly reduce both the price that New Horizon receives for ACTIMMUNE and the volume that New Horizon sells, which may have an adverse impact on our results of operations.

Fourth, successfully marketing and promoting products such as ACTIMMUNE is a complex and uncertain process dependent on the efforts of management, sales and marketing personnel, manufacturers, distributors and outside consultants. New Horizon’s ability to increase or maintain sales of ACTIMMUNE will depend upon a number of factors, including, but not limited to:

•	the continued safety and efficacy of ACTIMMUNE and the potential or perceived advantages or disadvantages of ACTIMMUNE over alternative treatments, including the cost of treatment, the relative convenience and ease of administration and the prevalence and severity of side effects;

•	the introduction of competing drugs or treatments and the quality, safety, efficacy, cost and market acceptance of any such competing drugs or treatments;

•	the percentage of the population afflicted with CDG and/or SMO or any other indications for which ACTIMMUNE may receive FDA approval;

•	the strength of sales, marketing and distribution support and the ability to maintain or enhance brand awareness for ACTIMMUNE;

•	acceptance of ACTIMMUNE by healthcare practitioners, especially those who specialize in fields such as pediatric immunology, allergy, infectious diseases and hematology/oncology, and by patients;

•	the performance of third party manufacturers and distributors of ACTIMMUNE, over which New Horizon will have limited control;

•	the availability of coverage and adequate pricing and reimbursement for ACTIMMUNE from third party payers, including government payers, such as Medicare and Medicaid, and private health insurers;

•	the effect of current and future healthcare laws and regulations;

•	the impact of past and future price increases for ACTIMMUNE;

•	product labeling or product insert requirements of the FDA or other regulatory authorities with respect to ACTIMMUNE; and

•	critical reviews and other publicity relating to ACTIMMUNE.

Any of the factors described above could have a significant impact on New Horizon’s ability to grow or maintain sales and profitability of ACTIMMUNE and any failure to do so could have a material adverse effect on our results of operations, financial condition and the market price of New Horizon ordinary shares.

Vidara relies, and New Horizon intends to rely, on third parties to manufacture, package, and distribute ACTIMMUNE.

Vidara does not have its own manufacturing, packaging or distribution capability for ACTIMMUNE and, as a result, it has relied upon, and New Horizon will continue to rely upon, third parties for these critical functions. Vidara has an exclusive supply agreement with Boehringer Ingelheim for the manufacture of ACTIMMUNE,

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which has a term that runs until July 31, 2020. Under this supply agreement, either Vidara or Boehringer Ingelheim may terminate the agreement for an uncured material breach by the other party or upon the other party’s bankruptcy or insolvency.

The manufacture of biopharmaceutical products, such as ACTIMMUNE, is complex and requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Drug manufacturers, like Boehringer Ingelheim, and their facilities must comply with strict regulatory requirements, including the FDA’s current good manufacturing practice (“cGMP”) regulations and guidelines, and are subject to frequent inspection. If ACTIMMUNE’s manufacturer fails to comply with any of these regulatory requirements, its facilities could be shut down until the FDA or other regulatory authorities are satisfied that the facilities and manufacturing and packaging processes are in compliance, which could cause a significant delay or halt in the supply of ACTIMMUNE. In addition, failure or difficulties faced at any level of our supply chain could materially adversely affect New Horizon’s business and delay or impede the development and commercialization of ACTIMMUNE and could have a material adverse effect on its business, results of operations, financial condition, and prospects.

Manufacturers of biopharmaceutical products often encounter difficulties in production. These problems include difficulties with quality control, including stability of the product, quality assurance testing, operator error and shortages of qualified personnel. Furthermore, if microbial, viral or other contaminations are discovered in the drug products or in the manufacturing facilities in which its products are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination and the contract manufacturer or Vidara (or, following the Merger, New Horizon) may face regulatory action, including warning letters and recalls. New Horizon cannot assure you that any stability or other issues relating to the manufacture of ACTIMMUNE will not occur in the future. ACTIMMUNE’s manufacturer may also experience manufacturing difficulties due to resource constraints or as a result of labor disputes. If ACTIMMUNE’s manufacturer were to encounter any of these difficulties, or otherwise fail to comply with its contractual obligations to supply New Horizon with the quantity of ACTIMMUNE that it requires, New Horizon’s business will be materially adversely effected. Additionally, Boehringer Ingelheim manufactures interferon gamma 1-b to supply its own commercial needs in its licensed territory, and this may lead to capacity allocation issues and supply constraints to New Horizon. Furthermore, Vidara does not have a substitute supplier for ACTIMMUNE and the process of identifying a substitute supplier and getting that supplier approved by the applicable regulatory authorities for manufacture and packaging of ACTIMMUNE can be a lengthy and costly process.

ACTIMMUNE is manufactured by starting with cells from working cell bank samples which are derived from a master cell bank. Each of Vidara and Boehringer Ingelheim separately store multiple vials of the master cell bank. In the event of catastrophic loss at Vidara’s or Boehringer Ingelheim’s storage facility, it is possible that New Horizon could lose multiple cell banks and have the manufacturing capacity of ACTIMMUNE severely impacted by the need to substitute or replace the cell banks.

New Horizon’s business plan is highly dependent upon its ability to successfully execute on its sales and marketing strategy for the further growth in sales of ACTIMMUNE.

Since its acquisition of the ACTIMMUNE product line in June 2012, Vidara has focused on building a marketing platform to support the growth of ACTIMMUNE sales. While Vidara’s sales force has achieved success in growing sales of ACTIMMUNE, New Horizon may be required to further expand the ACTIMMUNE sales force to continue to grow sales of ACTIMMUNE in the future. New Horizon does not currently intend to use the existing Horizon sales force to support the sale of ACTIMMUNE, so any such expansion of the ACTIMMUNE sales force will require the hiring of additional experienced personnel. There can be no assurance that New Horizon will be able to attract and retain qualified personnel to support the sale of ACTIMMUNE and any failure on its part to do so could have a material adverse effect on New Horizon’s ability to grow or maintain sales of ACTIMMUNE.

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Biologic drugs, such as ACTIMMUNE, are subject to extensive regulation and failure to comply with FDA or other regulatory authority requirements may subject New Horizon to administrative or judicial sanctions.

The manufacturing, labeling, packaging, storage, recordkeeping, advertising, promotion, export, import, marketing and distribution and other possible activities relating to a biologic drug, such as ACTIMMUNE, are subject to extensive regulation by the FDA in the United States and other regulatory agencies in foreign jurisdictions. Failure to comply with the applicable U.S. requirements at any time during the product development or approval process, or after approval, may subject New Horizon to administrative or judicial sanctions, including refusal to approve an application, withdrawal of an approval, imposition of a clinical hold, warning or untitled letters, product seizures or recalls, total or partial suspension of production or distribution, and injunctions, fines, disgorgements, or civil or criminal penalties or prosecution.

In addition, if ACTIMMUNE causes serious or unexpected side effects, FDA or other regulatory authorities may require the addition of labeling statements, such as “black box” warnings or contraindications, or limitations on the indications for use, withdraw their approval of ACTIMMUNE or place restrictions on the way it is prescribed or distributed, deny regulatory approval for any future indication for ACTIMMUNE, require us to conduct additional clinical trials or to change the labeling of ACTIMMUNE, or implement a risk evaluation and mitigation strategy (“REMS”).

Biologic drugs may not be marketed in the United States prior to submission of a Biologics License Application (“BLA”) and approval by the FDA. Once a BLA is approved for a product, such as ACTIMMUNE, that product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of biologic drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Biologic drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. In the event New Horizon is unable to continue to comply with current and future FDA regulations and standards, it may be forced to delay or discontinue the manufacture and/or sale of ACTIMMUNE.

ACTIMMUNE is currently marketed only in the United States To market any biologic drugs outside of the United States, New Horizon and current or future collaborators must comply with numerous and varying regulatory and compliance related requirements of other countries. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods, including obtaining reimbursement and pricing approval in select markets. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks associated with FDA approval as well as additional, presently unanticipated, risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others, including the risk that our product candidates may not be approved for all indications requested and that such approval may be subject to limitations on the indicated uses for which the drug may be marketed. Certain countries have a difficult reimbursement environment and we may not obtain reimbursement or pricing approval for ACTIMMUNE, if required, in all countries where New Horizon seeks to market ACTIMMUNE, or New Horizon may obtain reimbursement approval at a level that would make marketing ACTIMMUNE in certain countries not viable.

If New Horizon fails to comply with its obligations in its intellectual property licenses with third parties, New Horizon could lose license rights that are important to its business.

Vidara is party to various license agreements and New Horizon may enter into additional license agreements in the future. For example, Vidara licenses rights to patents, know-how and trademarks for ACTIMMUNE from Genentech, which agreement remains in effect for so long as Vidara continues to commercialize and sell ACTIMMUNE. However, Genentech may terminate the agreement upon Vidara’s material default, if not cured within a specified period of time. Genentech may also terminate the agreement in the event of Vidara’s

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bankruptcy or insolvency. Upon such a termination of the agreement, all intellectual property rights conveyed to Vidara under the agreement, including the rights to the ACTIMMUNE trademark, revert to Genentech.

In addition, New Horizon could have disputes with its current and future licensors regarding, for example, the interpretation of terms in its agreements. Any such disagreements could lead to curtailment or loss of rights or could result in time-consuming and expensive litigation or arbitration, which may not be resolved in New Horizon’s favor.

If New Horizon fails to comply with its obligations under these agreements, New Horizon could lose the ability to market and distribute ACTIMMUNE, which would have a material adverse effect on the business, financial condition or results of operations of New Horizon.

If New Horizon is unable to obtain and maintain protection for the intellectual property relating to its technology and products, the value of its technology and products will be adversely affected.

New Horizon’s success depends in large part on its ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into its technology and products. The patent situation in the field of biotechnology and pharmaceuticals is highly uncertain and involves complex legal and scientific questions. New Horizon may not be able to obtain additional issued patents relating to its technology or products. Even if issued, patents may be challenged, narrowed, invalidated or circumvented, which could limit New Horizon’s ability to stop competitors from marketing similar products or limit the length or term of patent protection New Horizon may have for its products. The composition of matter and methods of manufacturing patents relating to ACTIMMUNE expire between 2014 and 2022. Changes in either patent laws or in the interpretations of patent laws in the United States or other countries may diminish the value of New Horizon’s intellectual property or narrow the scope of its patent protection. For example, The Patient Protection and Affordable Care Act allows applicants seeking approval of biosimilar or interchangeable versions of biological products such as ACTIMMUNE to initiate a process for challenging some or all of the patents covering the innovator biological product used as the reference product. This process is complicated and could result in the limitation or loss of certain patent rights. In addition, such patent litigation is costly and time-consuming and may adversely affect New Horizon’s overall financial condition and liquidity.

If New Horizon is unable to protect the confidentiality of its proprietary information and know-how, the value of its technology and products could be adversely affected.

In addition to patented technology, Vidara relies upon unpatented proprietary technology, processes and know-how. Vidara seeks to protect this information in part through confidentiality agreements with its employees, consultants and third parties. If any of these agreements are breached, New Horizon may not have adequate remedies for any such breach. In addition, any remedies New Horizon may seek may prove costly. Furthermore, New Horizon’s trade secrets may otherwise become known or be independently developed by competitors. If New Horizon is unable to protect the confidentiality of its proprietary information and know-how, competitors may be able to use this information to develop products that compete with New Horizon’s products, which could adversely affect New Horizon’s business.

Vidara is exposed to concentration of credit risk relating to its major customers.

At March 31, 2014, Vidara’s five main specialty pharmacies and wholesale pharmaceutical distributors, including Accredo Health Group Inc., CuraScript Specialty Distribution, Walgreens, Caremark LLC and McKesson Corporation, accounted for over 85% of its sales. Due to this concentration of sales, the credit risk associated with these customers is of particular significance to us. If one or several of these customers fails to fulfill its payment obligations or reduces their business with us, there may be a material adverse effect on our business, financial condition or results of operations.

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The IRS may not agree with the conclusion that New Horizon should be treated as a foreign corporation for U.S. federal income tax purposes following the transaction.

Although New Horizon will be incorporated in Ireland, the U.S. Internal Revenue Service, referred to as the IRS in this proxy statement/prospectus, may assert that it should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”). A corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation for U.S. federal income tax purposes. Because New Horizon is an Irish incorporated entity, it would generally be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these rules. Section 7874 provides an exception pursuant to which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Under Section 7874, New Horizon would be treated as a foreign corporation for U.S. federal income tax purposes if the former shareholders of Horizon own (within the meaning of Section 7874) less than 80% (by both vote and value) of New Horizon stock by reason of holding shares in Horizon (the “ownership test”). The Horizon shareholders are expected to own less than 80% (by both vote and value) of the shares in New Horizon after the merger by reason of their ownership of shares of Horizon common stock. As a result, under current law, New Horizon is expected to be treated as a foreign corporation for U.S. federal income tax purposes. However, there can be no assurance that there will not exist in the future a subsequent change in the facts or in law which might cause New Horizon to be treated as a domestic corporation for U.S. federal income tax purposes, including with retroactive effect.

Further, there can be no assurance that the IRS will agree with the position that the ownership test is satisfied. There is limited guidance regarding the application of Section 7874 of the Code, including with respect to the provisions regarding the application of the ownership test.

See “Certain Tax Consequences of the Merger—Tax Consequences of the Merger to Horizon and New Horizon—U.S. Federal Tax Classification of New Horizon as a Result of the Merger” beginning on page 74 of this proxy statement/prospectus for a more detailed discussion of the application of Section 7874 of the Code to the transaction.

Section 7874 of the Code likely will limit Horizon’s and its U.S. affiliates’ ability to utilize their U.S. tax attributes to offset certain U.S. taxable income, if any, generated by the merger and ancillary transactions for a period of time following the merger.

Following certain acquisitions of a U.S. corporation by a foreign corporation, Section 7874 of the Code limits the ability of the acquired U.S. corporation and its U.S. affiliates to utilize U.S. tax attributes such as net operating losses to offset U.S. taxable income resulting from certain transactions as more fully described in “Certain Tax Consequences of the Merger—Tax Consequences of the Merger to Horizon and New Horizon—Potential Limitation on the Utilization of Horizon’s (and Its Domestic Affiliates’) Tax Attributes.” Based on the limited guidance available, it is currently expected that this limitation should apply following the Merger. As a result, it is not currently expected that Horizon or its U.S. affiliates will be able to utilize their U.S. tax attributes to offset their U.S. taxable income, if any, resulting from certain taxable transactions following the merger. Please see “Certain Tax Consequences of the Merger—Tax Consequences of the Merger to Horizon and New Horizon—Potential Limitation on the Utilization of Horizon’s (and Its Domestic Affiliates’) Tax Attributes.” Notwithstanding this limitation, it is expected that Horizon will be able to fully utilize its U.S. net operating losses prior to their expiration. As a result of this limitation, however, it may take Horizon longer to use its net operating losses. Moreover, contrary to these expectations, it is possible that the limitation under Section 7874 of the Code on the utilization of U.S. tax attributes could prevent Horizon from fully utilizing its U.S. tax attributes prior to their expiration if Horizon does not generate taxable income consistent with its expectations.

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Future changes to U.S. and non-U.S. tax laws could materially adversely affect New Horizon.

Under current law, New Horizon is expected to be treated as a foreign corporation for U.S. federal income tax purposes. However, changes to the rules in Section 7874 of the Code or regulations promulgated thereunder or other guidance issued by the Treasury or the IRS could adversely affect New Horizon’s status as a foreign corporation for U.S. federal income tax purposes, and any such changes could have prospective or retroactive application to New Horizon, Horizon, their respective shareholders and affiliates, and/or the transaction. On May 20, 2014 Senator Carl Levin and Representative Sander M. Levin introduced The Stop Corporate Inversions Act of 2014 (the “bill”) in the Senate and House of Representatives, respectively. In its current form, the bill would treat New Horizon as a U.S. Corporation if the former shareholders of Horizon own 50% or more of New Horizon stock under the ownership test. If enacted, the bill would apply to taxable years ending after May 8, 2014 and does not contain an exception for transactions subject to a binding commitment on that date. Because the Horizon shareholders are expected to own more than 50% of the shares in New Horizon after the Merger, New Horizon would be treated as a U.S. corporation if the bill becomes law.

In addition, the U.S. Congress, the Organization for Economic Co-operation and Development, and other Government agencies in jurisdictions where New Horizon and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations and there are several current legislative proposals that, if enacted, would substantially change the U.S. federal income tax system as it relates to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States and other countries in which New Horizon and its affiliates do business could change on a prospective or retroactive basis, and any such changes could materially and adversely affect New Horizon.

Vidara is currently not subject to the compliance obligations of the Sarbanes-Oxley Act of 2002 and New Horizon may not be able to timely and effectively implement controls and procedures over Vidara’s operations as required under the Sarbanes-Oxley Act of 2002.

Vidara is currently not subject to the information and reporting requirements of the Exchange Act or other U.S. or Irish securities laws, or the compliance obligations of the Sarbanes-Oxley Act of 2002. Subsequent to the completion of the transactions, New Horizon will need to timely and effectively implement the internal controls over financial reporting and other disclosure controls and procedures necessary to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires, among other things, annual management assessments of the effectiveness of internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. New Horizon intends to take appropriate measures to establish or implement an internal control environment at Vidara aimed at successfully adopting the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. However, it is possible that New Horizon may experience delays in implementing or be unable to implement the required internal controls over financial reporting and other disclosure controls and procedures, which could result in enforcement actions, the assessment of penalties and civil suits, failure to meet reporting obligations and other material and adverse events that could have a negative effect on the market price for New Horizon ordinary shares.

Risks Related to the Financial Condition of New Horizon

Growing the business of New Horizon will require the commitment of substantial capital and other resources, which may not be available, and which in turn, could result in future losses or otherwise limit the opportunities of New Horizon.

Growing the New Horizon business over the longer-term will require us to commit substantial capital and other resources towards in-licensing and/or acquiring new products and product candidates, or towards costly and time-consuming product development and clinical trials of New Horizon product candidates. It will also require

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continued investment in the commercial operations of New Horizon. New Horizon’s future capital requirements will depend on many factors, including many of those discussed above, such as:

•	the revenues from New Horizon commercial products and the costs of New Horizon’s commercial operations;

•	the extent of generic competition for New Horizon products;

•	the cost of acquiring and/or licensing new products and product candidates;

•	the cost of debt and required debt service on debt incurred to finance the combination with Vidara and any new product acquisitions;

•	the scope, rate of progress, results and costs of New Horizon’s potential development and clinical activities;

•	the cost and timing of obtaining regulatory approvals and of compliance with laws and regulations;

•	the cost of preparing, filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	the cost of investigations, litigation and/or settlements related to regulatory activities and third-party claims; and

•	changes in laws and regulations, including, for example, healthcare reform legislation.

One of New Horizon’s goals will be to expand the business through the licensing, acquisition and/or development of additional products and product candidates. There can be no assurance that debt or equity financing will be available on reasonable terms, or at all, or that New Horizon’s cash flow from operations will be sufficient to fund these activities if opportunities arise. If capital is not available, New Horizon may be unable to expand the business if it does not have sufficient capital or cannot borrow or raise additional capital on attractive terms.

Servicing Horizon’s debt requires a significant amount of cash, and New Horizon may not have sufficient cash flow from its business to pay its substantial debt.

In connection with this transaction, Horizon will incur senior secured debt in the aggregate principal amount of approximately $300.0 million and will be required to make principal and interest payments in accordance with the terms of the credit agreement entered into between Horizon and the lenders providing such senior secured debt financing. In November 2013, Horizon issued 5.00% Convertible Senior Notes due 2018 in the aggregate principal amount of $150.0 million (the “5.00% Convertible Senior Notes”) to investors pursuant to note purchase agreements with such investors. As of July 30, 2014, all $150.0 million of principal on the 5.00% Convertible Senior Notes remained outstanding. New Horizon’s ability to make scheduled payments of the principal of, to pay interest on or to refinance its indebtedness, including the new senior secured debt and the 5.00% Convertible Senior Notes, depends on New Horizon’s future performance, which is subject to economic, financial, competitive and other factors beyond its control. New Horizon’s business may not continue to generate cash flow from operations in the future sufficient to service New Horizon’s debt and make necessary capital expenditures. If New Horizon is unable to generate such cash flow, New Horizon may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. New Horizon’s ability to refinance its indebtedness will depend on the capital markets and its financial condition at such time. New Horizon may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on New Horizon’s debt obligations.

New Horizon may not be able to successfully maintain its low tax rates, which could adversely affect its business and financial condition, results of operations and growth prospects.

New Horizon will be incorporated in Ireland and will maintain subsidiaries in the United States, Ireland, Luxembourg, Switzerland, Germany and Bermuda. Vidara was able to achieve a low blended tax rate through the

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performance of certain functions and ownership of certain assets in tax-efficient jurisdictions, including Bermuda and Ireland, together with intra-group service and transfer pricing agreements, each on an arm’s length basis. New Horizon intends to continue a similar structure and arrangements following the completion of the transaction. Taxing authorities, such as the IRS, actively audit and otherwise challenge these types of arrangements, and have done so in the pharmaceutical industry. The IRS may challenge the New Horizon structure and transfer pricing arrangements through an audit or lawsuit. Responding to or defending such a challenge could be expensive and consume time and other resources, and divert management’s time and focus from operating the New Horizon business. New Horizon cannot predict whether taxing authorities will conduct an audit or file a lawsuit challenging this structure, the cost involved in responding to any such audit or lawsuit, or the outcome. If New Horizon is unsuccessful, it may be required to pay taxes for prior periods, interest, fines or penalties, and may be obligated to pay increased taxes in the future, any of which could require New Horizon to reduce its operating expenses, decrease efforts in support of its products or seek to raise additional funds, all of which could have a material adverse effect on the New Horizon business, financial condition, results of operations and growth prospects.

New Horizon’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this proxy statement/prospectus.

The pro forma financial data contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of what New Horizon’s financial condition or results of operations would have been had the Merger been completed on the dates indicated. The pro forma financial data have been derived from the audited historical financial statements of Horizon and the Vidara Group, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Merger. Furthermore, the parties expect to have additional, currently unforeseen expenses relating to effecting the merger and combining the companies’ operations. The pro forma financial data do not reflect these potential expenses and efficiencies. Accordingly, the actual financial condition and results of operations of the combined company following the Merger may not be consistent with, or evident from, the pro forma financial data.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect New Horizon’s financial condition or results of operations following the merger. Any potential decline in New Horizon’s financial condition or results of operations may cause significant variations in the share price of New Horizon. See “Unaudited Pro Forma Financial Data.”

Risks Related to the New Horizon Ordinary Shares

The market price of New Horizon ordinary shares may be volatile, and the value of your investment could decline significantly.

Investors who hold New Horizon ordinary shares may not be able to sell their shares at or above the price at which they purchased the shares of Horizon common stock. The price of Horizon common stock has fluctuated significantly from time to time, and New Horizon cannot predict the price of its ordinary shares. The risk factors described in this proxy statement/prospectus and incorporated by reference from Horizon’s Annual Report on Form 10-K for the year-ended December 31, 2013 and Horizon’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 could cause the price of New Horizon ordinary shares to fluctuate significantly. In addition, the stock market in general, including the market for life sciences companies, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of New Horizon ordinary shares, regardless of New Horizon’s operating performance. In addition, the New Horizon stock price may be dependent upon the valuations and recommendations of the analysts who cover the New Horizon business, and if its results do not meet the analysts’ forecasts and expectations, New Horizon’s stock price could decline as a result of analysts lowering their valuations and recommendations or otherwise. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against New Horizon, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect New Horizon’s business, financial condition, results of operations and growth prospects.

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Future sales of New Horizon ordinary shares in the public market could cause volatility in the price of New Horizon shares or cause the share price to fall.

Sales of a substantial number of New Horizon ordinary shares in the public market, or the perception that these sales might occur, could depress the market price of New Horizon ordinary shares, and could impair New Horizon’s ability to raise capital through the sale of additional equity securities.

It is expected that New Horizon will file registration statements on Form S-8 under the Securities Act to register the ordinary shares reserved for issuance under its equity incentive and employee stock purchase plans, and intends to file additional registration statements on Form S-8 to register the ordinary shares automatically added each year to the share reserves under these plans, which may impair New Horizon’s ability to raise capital.

The Merger Agreement contemplates that Vidara and Vidara Holdings, the sole shareholder of Vidara prior to the reorganization, and members of Vidara Holdings, which are collectively referred to in this proxy statement/prospectus as the “Vidara rights parties,” will enter into a registration rights agreement, which is referred to in this proxy statement/prospectus as the “registration rights agreement,” providing for the registration for resale under the Securities Act of the New Horizon ordinary shares held by the Vidara rights parties immediately following the closing, which are referred to in this proxy statement/prospectus as the “registrable securities.” Pursuant to the registration rights agreement, Vidara will be committed to file a registration statement with the SEC covering the resale of all of the registrable securities as soon as reasonably practicable following the date the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC, and to use its reasonable best efforts to cause such resale registration statement, which is referred to in this proxy statement/prospectus as the “Vidara resale registration statement,” to become effective under the Securities Act by the closing date or as soon as reasonably practicable thereafter. See “Other Related Agreements—Registration Rights Agreement.”

We expect that generally, the receipt of New Horizon ordinary shares in exchange for Horizon common stock pursuant to the merger will result in a taxable transaction. Since the stockholders of Horizon are not receiving cash in the merger and may be subject to tax on the gain recognized, if any, they may choose to sell New Horizon ordinary shares to generate cash to satisfy their tax obligations, which could increase the number of New Horizon ordinary shares being sold in the public market and the volatility of the price of New Horizon ordinary shares.

New Horizon may not have sufficient distributable reserves to pay dividends or repurchase or redeem shares following the Merger even if considered appropriate by the New Horizon board of directors. New Horizon can provide no assurance that Irish High Court approval of the creation of distributable reserves will be forthcoming.

If New Horizon proposes to pay dividends in the future, it may be unable to do so under Irish law. Under Irish law, dividends may be paid, and share repurchases and redemptions must generally be funded, only out of “distributable reserves.” The creation or increase of distributable reserves, through the reclassification of existing share capital or other un-distributable reserves, requires the approval of the Irish High Court. New Horizon is not aware of any reason why the Irish High Court would not approve the creation or increase of distributable reserves; however, the issuance of the required order is a matter for the discretion of the Irish High Court and there is no guarantee that such approval will be forthcoming. Even if the Irish High Court does approve the creation or increase of distributable reserves, it may take substantially longer than the parties anticipate.

New Horizon does not expect to pay dividends for the foreseeable future, and you must rely on increases in the trading prices of the New Horizon ordinary shares for returns on your investment.

Horizon has never paid cash dividends on its common stock. New Horizon does not expect to pay dividends in the immediate future. New Horizon anticipates that it will retain all earnings, if any, to support its operations and its proprietary drug development programs. Any future determination as to the payment of dividends will, subject to Irish legal requirements, be at the sole discretion of the New Horizon board of directors and will

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depend on New Horizon’s financial condition, results of operations, capital requirements and other factors the New Horizon board of directors deems relevant. Holders of New Horizon ordinary shares must rely on increases in the trading price of their shares for returns on their investment in the foreseeable future.

After the completion of the merger, attempted takeovers of New Horizon will be subject to Irish Takeover Rules and subject to review by the Irish Takeover Panel.

Delaware’s anti-takeover statutes and laws regarding directors’ fiduciary duties give the boards of directors broad latitude to defend against unwanted takeover proposals. Following the closing, New Horizon will become subject to Irish takeover rules, as discussed in greater detail under “Description of New Horizon Ordinary Shares—Antitakeover Provisions,” under which the New Horizon board of directors will not, other than with the consent of New Horizon shareholders or the Irish Takeover Panel, be permitted to take any action which might frustrate an offer for New Horizon ordinary shares once it has received an approach which may lead to an offer or where the board of directors of New Horizon has reason to believe an offer is imminent. Further, it could be more difficult for New Horizon to obtain shareholder approval for a merger or negotiated transaction after the closing of the business combination because the shareholder approval requirements for certain types of transactions differ, and in some cases are greater, under Irish law than under Delaware law. Please see “Description of New Horizon Ordinary Shares.”

Following the completion of the merger, a future transfer of New Horizon ordinary shares may be subject to Irish stamp duty.

In certain circumstances, the transfer of shares in an Irish incorporated company will be subject to Irish stamp duty, which is a legal obligation of the buyer of the shares. This duty is currently charged at the rate of 1.0% of the price paid or the market value of the shares acquired, if higher. However, transfers of book-entry interests in the Depository Trust Company, which is referred to in this proxy statement/prospectus as “DTC,” representing New Horizon ordinary shares should not be subject to Irish stamp duty. Accordingly, transfers by shareholders who hold their New Horizon ordinary shares beneficially through brokers which in turn hold those shares through DTC, should not be subject to Irish stamp duty on transfers to holders who also hold through DTC. This exemption should be available because New Horizon ordinary shares will be traded on a recognized stock exchange in the United States.

New Horizon, in its absolute discretion and insofar as the Companies Acts or any other applicable law permit, may, or may provide that a subsidiary of New Horizon will, pay Irish stamp duty arising on a transfer of New Horizon ordinary shares on behalf of the transferee of such New Horizon ordinary shares. If stamp duty resulting from the transfer of New Horizon ordinary shares which would otherwise be payable by the transferee is paid by New Horizon or any subsidiary of New Horizon on behalf of the transferee, then in those circumstances, New Horizon will, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those New Horizon ordinary shares and (iii) claim a first and permanent lien on the New Horizon ordinary shares on which stamp duty has been paid by New Horizon or its subsidiary for the amount of stamp duty paid. New Horizon’s lien shall extend to all dividends paid on those New Horizon ordinary shares.

Dividends paid by New Horizon may be subject to Irish dividend withholding tax.

In certain circumstances, as an Irish tax resident company, New Horizon will be required to deduct Irish dividend withholding tax (currently at the rate of 20%) from dividends paid to its shareholders. Shareholders that are resident in the United States, European Union member states (other than Ireland) or other countries with which Ireland has signed a tax treaty (whether the treaty has been ratified or not) generally should not be subject to Irish withholding tax so long as the shareholder has provided its broker, for onward transmission to New Horizon’s qualifying intermediary or other designated agent (in the case of shares held beneficially), or New

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Horizon or its transfer agent (in the case of shares held directly), with all the necessary documentation by the appropriate due date prior to payment of the dividend. However, some shareholders may be subject to withholding tax, which could adversely affect the price of New Horizon ordinary shares. See “Certain Tax Consequences of the Merger—Irish Tax Considerations.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents that Horizon has filed with the SEC that are incorporated in this proxy statement/prospectus by reference contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to the respective financial conditions, results of operations, financial projections and businesses of Horizon, Vidara and New Horizon, and the expected impact of the proposed merger on New Horizon and its business. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements included or incorporated in this proxy statement/prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Many of these risks, uncertainties and other factors are discussed under the sections captioned “Risk Factors” contained in this proxy statement/prospectus and in Horizon’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, as updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed by Horizon after the date hereof and incorporated by reference into this proxy statement/prospectus. These forward-looking statements include, but are not limited to, statements about:

•	the completion of the proposed merger and the timing thereof;

•	the expected synergies and other benefits, including tax, financial and strategic benefits, to New Horizon and the respective stockholders of Horizon and Vidara of the proposed merger;

•	the expected tax consequences to holders of Horizon common stock and New Horizon ordinary shares;

•	the expected accounting treatment for the proposed merger;

•	future sales of DUEXIS®, VIMOVO®, RAYOS®, ACTIMMUNE® and the other products of Horizon, Vidara and New Horizon;

•	the expected financial performance and results of New Horizon following completion of the proposed merger;

•	the ability to obtain adequate clinical and commercial supplies of products of Horizon, Vidara and New Horizon from current and new single source suppliers and manufacturers;

•	the ability of each of Horizon, Vidara and New Horizon to protect its intellectual property and defend its patents;

•	the sufficiency of each of Horizon’s, Vidara’s and New Horizon’s cash resources, and expectations regarding their respective future cash flow, expenses, revenues, financial results and capital requirements; and

•	financial projections of Horizon and Vidara and assumptions related thereto.

Many of the important factors that will determine these results are beyond the ability of Horizon and Vidara to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference. You should carefully read this proxy statement/prospectus together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that actual future results may be materially different from those that are expected by Horizon and Vidara. Except as otherwise required by law, none of Horizon, Vidara or New Horizon undertakes any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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THE REORGANIZATION AND THE MERGER

The Reorganization of Vidara

Prior to the effective time of the Merger, Vidara will carry out a reorganization of its capital structure (the “reorganization”). The reorganization consists of a series of corporate actions as a result of which: (i) Vidara has formed a new non-resident Irish company that is a tax resident in Bermuda referred to as Newco, (ii) Vidara has assigned all of its contracts and has sold and transferred all of its intellectual property to Newco in exchange for a promissory note with an original principal amount equal to the fair market value of such assets, which will be repaid in consideration for the issuance of two promissory notes of the same aggregate original principal amount, one of which will be repaid in cash on the closing date, (iii) Vidara has moved its tax residence from Bermuda to Ireland, (iv) Vidara has created a new class of ordinary shares denominated in US dollars (as well as created additional euro-denominated share capital up to a par value of €40,000) such that the aggregate number of US dollar denominated ordinary shares is sufficient to cover the ordinary shares to be issued in exchange for the outstanding shares of Horizon common stock and shares of Horizon common stock reserved for issuance under outstanding Horizon equity awards and warrants and Horizon’s outstanding convertible notes, and ordinary shares and bonus shares equal to 31,350,000 shares representing Vidara Holdings’ agreed shareholdings in New Horizon following the closing and a bonus issue of shares to be held by Vidara Holdings and redeemed by Vidara from distributable reserves for cash as of the closing, (v) Vidara has been re-registered as a public limited company in Ireland, (vi) Vidara will redeem the bonus issue of shares for cash in the amount of $200,000,000 plus cash on hand at Vidara on the closing date, less Vidara’s unpaid indebtedness and unpaid transaction expenses, and plus or minus an adjustment to the extent that Vidara working capital as of the closing is more or less than target working capital of $123,000 and (vii) Vidara will be renamed Horizon Pharma plc.

The Merger

Following the completion of the reorganization, Merger Sub, which is a wholly-owned subsidiary of U.S. HoldCo, will merge with and into Horizon, with Horizon as the surviving corporation becoming an indirect wholly-owned subsidiary of Vidara. At the effective time, (i) each share of Horizon’s common stock issued and outstanding will be converted into one ordinary share of New Horizon; (ii) each equity plan of Horizon will be assumed by New Horizon and each outstanding option under Horizon’s equity plans will be converted into an option to acquire the number of ordinary shares of New Horizon equal to the number of shares of common stock underlying such option immediately prior to the effective time at the same exercise price per share as such Horizon option, and each other stock award that is outstanding under Horizon equity plans will be converted into a right to receive, on substantially the same terms and conditions as were applicable to such equity award before the effective time, the number of ordinary shares of New Horizon equal to the number of shares of common stock of Horizon subject to such stock award immediately prior to the effective time; (iii) each warrant to acquire Horizon common stock outstanding immediately prior to the effective time and not terminated as of the effective time will be converted into a warrant to acquire, on substantially the same terms and conditions as were applicable under such warrant before the effective time, the number of ordinary shares of New Horizon equal to the number of shares of common stock underlying such warrant immediately prior to the effective time; and (iv) the 5.00% Convertible Senior Notes due 2018 will remain outstanding and, pursuant to a supplemental indenture to be entered into effective as of the effective time, will become convertible into the same number of ordinary shares of New Horizon at the same conversion rate in effect immediately prior to the effective time.

Upon consummation of the Merger, the security holders of Horizon (excluding the holders of the 5.00% Convertible Senior Notes due 2018) will own approximately 74% of New Horizon on a fully diluted basis and Vidara Holdings will own approximately 26% of New Horizon on a fully diluted basis. At the closing, Vidara Holdings will receive a cash payment of $200 million, plus the cash of Vidara and its subsidiaries as of closing, less the indebtedness of Vidara and its subsidiaries and transaction expenses of Vidara and its subsidiaries paid by New Horizon at or following the closing, plus or minus an adjustment to the extent that Vidara’s working capital (exclusive of cash) as of the closing exceeds or is less than target working capital of $123,000.

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Background of the Transaction

Horizon is a commercial stage, specialty pharmaceutical company that markets DUEXIS®, VIMOVO® and RAYOS®/LODOTRA®, which target unmet therapeutic needs in arthritis, pain and inflammatory diseases. Horizon’s strategy is to develop, acquire or in-license additional innovative medicines where it can execute a targeted commercial approach among specific target physicians such as primary care physicians, orthopedic surgeons and rheumatologists, while taking advantage of its commercial strengths and its infrastructure. As part of its business development strategy, Horizon regularly meets with companies who are either running a process to sell or license a product line or who are potential acquisition candidates.

Vidara Therapeutics International plc is a specialty pharmaceutical company with operations in Dublin, Ireland. The Vidara Group markets ACTIMMUNE®, a bioengineered form of interferon gamma-1b, a protein that acts as a biologic response modifier. ACTIMMUNE is approved by the U.S. Food and Drug Administration for use in the United States in children and adults with chronic granulomatous disease (“CGD”) and severe, malignant osteopetrosis (“SMO”). ACTIMMUNE is indicated for reducing the frequency and severity of serious infections associated with CGD and for delaying time to disease progression in patients with SMO. Vidara Holdings engaged Lazard Middle Market LLC (“Lazard”) in August 2013 and commenced a process to evaluate a sale of Vidara.

On January 13, 2014, representatives of JMP Securities, a financial advisor to Horizon, held an introductory meeting with Patrick Ashe, Vidara’s Vice President of Corporate Development, and Rick McElheny, Vidara’s Vice President of Business Development and Sales Operations, during the JP Morgan Healthcare Conference in San Francisco in order for Vidara to update JMP Securities on its business.

On January 15, 2014, the senior management teams of Horizon and Vidara and a representative of JMP Securities met in San Francisco. During that meeting, each party presented a general corporate overview and discussed company strategy. At this meeting, Timothy P. Walbert, Horizon’s Chairman of the Board, President and Chief Executive Officer, indicated Horizon’s intent to discuss with Vidara a possible combination.

Following this meeting, Horizon worked with its financial advisors and its legal and tax advisors to conduct various commercial, financial and tax analyses relating to a possible business combination, including assessment of the commercial performance of ACTIMMUNE, financial modeling activities, tax and corporate structuring and valuation work. Horizon and Vidara and their respective representatives and advisors also commenced due diligence investigations of each other’s businesses that included in-person meetings, conference calls and the review of materials made available through electronic data rooms and in hard copy.

On January 22, 2014, Horizon and Vidara executed a mutual confidentiality agreement. Also, representatives of Lazard briefed representatives of JMP Securities on the ongoing Vidara sale transaction process. The financial advisors discussed the initial due diligence process and scheduling a call on structuring considerations.

On January 27, 2014, the Business Development Committee of the board of directors of Horizon, which is comprised of Michael Grey, Dr. Jeff Himawan, Gino Santini and Horizon’s CEO, Mr. Walbert, held a telephonic meeting with Horizon management and representatives of JMP Securities and Cooley LLP (“Cooley”), Horizon’s outside counsel for the transaction, to discuss the potential transaction with Vidara. Mr. Santini recused himself from participating in the meeting and the subsequent process for an undisclosed potential conflict of interest. Mr. Santini could not disclose to Horizon the nature of the potential conflict of interest due to confidentiality obligations of another company with whom he was affiliated that was also evaluating and/or pursuing a potential transaction with Vidara. During the Committee meeting on January 27, 2014, management informed the Committee of its interactions to date with Vidara and the proposed structure and potential tax implications of a potential combination.

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On January 28, 2014, the Vidara management team reviewed a detailed management presentation on Vidara’s business, including its marketed drug, ACTIMMUNE, and its corporate structure, with Horizon’s management team on a conference call. Representatives of Lazard and JMP Securities participated in the call. That same day, Vidara made its electronic data room available to Horizon and its advisors.

On January 29, 2014, Vidara received a non-binding proposal to acquire Vidara from another bidder for a value of $450 million, comprised of $375 million worth of the bidder’s stock and $75 million in cash. The proposal was ultimately rejected because, in Vidara’s view, it did not adequately value Vidara.

On February 3, 2014, the Vidara management team and its transaction counsel, Mayer Brown LLP (“Mayer Brown”) and Ropes and Gray LLP, its tax advisor, KPMG LLP and independent accountants, Habif, Arogeti & Wynne LLP (“HA&W”), held a conference call with the Horizon management team, Horizon’s tax advisor, KPMG LLP (“KPMG”), Cooley and JMP Securities to discuss Vidara’s corporate structure and the structure for the potential transaction.

On February 5, 2014, representatives of JMP Securities called representatives of Lazard to convey Horizon’s interest in submitting a bid to acquire Vidara and to discuss timing and next steps in the process.

That same day, management of Horizon and Vidara and their respective legal and financial advisors held a conference call to discuss both Horizon’s and Vidara’s reciprocal due diligence questions on market exclusivity for Horizon’s DUEXIS, VIMOVO and RAYOS and for Vidara’s ACTIMMUNE.

On February 6, 2014, Dr. Jeffrey Sherman, Horizon’s Executive Vice President, Development, Manufacturing and Regulatory Affairs and Chief Medical Officer, had a telephonic meeting with Virinder Nohria, M.D., Ph.D., the Vidara Group’s President and Chief Medical Officer, and representatives of Vidara to discuss ACTIMMUNE past and current research and development activities.

On February 7, 2014, the Horizon senior management team gave a detailed management presentation on Horizon’s business, including its commercial products and its business development strategy, to Vidara’s management team. Representatives of JMP Securities and Lazard participated on the call.

On February 10, 2014, Horizon engaged Citigroup Global Markets, Inc. (“Citi”) to serve as a financial advisor for the proposed transaction with Vidara. Horizon also subsequently engaged Citi and Cowen and Company, LLC (“Cowen”) to facilitate arranging debt financing for the proposed transaction and commenced the process of obtaining a debt commitment letter for the financing needed for the transaction.

On February 13, 2014, Horizon’s board of directors held a special telephonic meeting with management and representatives of Citi, Cowen, JMP Securities, Cooley and KPMG. During the meeting, management updated the board on the discussions with Vidara and the transaction process and the participants discussed a potential bid, including financing alternatives. Following a discussion, the Horizon board of directors authorized Horizon to submit a non-binding indication of interest to acquire Vidara.

On February 14, 2014, Horizon submitted a preliminary, non-binding indication of interest to acquire Vidara for $500 million in stock and cash.

From February 14, 2014 through February 19, 2014, representatives of Citi, JMP Securities and Lazard had multiple phone calls and email exchanges to clarify Vidara’s questions on the Horizon bid.

On February 20, 2014, the parties held a call with their respective financial, legal and tax advisors to discuss Vidara’s corporate structure, the transaction structure and the tax consequences of the proposed transaction. That

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same day, Lazard held a call with JMP Securities and Citi to discuss the agenda for the upcoming in-person meeting in New York, New York.

Also on February 20, 2014, Vidara received a non-binding proposal to acquire Vidara from another bidder (“Bidder X”) for an initial value of $400 million, comprised of $150 million in cash and $250 million worth of the Bidder X’s stock. The proposal also contemplated the possibility of additional consideration of up to $150 million worth of Bidder X’s stock which would be dependent upon achievement of certain unspecified conditions relating to Bidder X’s realization of its anticipated benefits of the proposed transaction. Vidara and its advisors subsequently entered into negotiations with Bidder X.

On February 21, 2014, Vidara received a non-binding proposal to acquire Vidara from another bidder for a value of $525 million, comprised 30% of cash and 70% of the bidder’s stock. The proposal was ultimately rejected because, in Vidara’s view, it did not adequately value Vidara and because, in Vidara’s view, the bidder had not completed enough due diligence on Vidara to give Vidara sufficient confidence in either the bidder’s proposed value or its ability to complete the transaction in a timely fashion.

On February 22, 2014, Vidara received a new non-binding proposal from Bidder X to acquire Vidara for a value of $500 million, comprised of $250 million in cash and $250 million worth of Bidder X’s stock. Vidara and its advisors continued negotiations with Bidder X.

On February 23, 2014, Mr. Walbert had a dinner meeting in New York, New York, with Mr. Balaji Venkataraman, the Executive Chairman of the Vidara Group, to discuss Horizon’s bid for Vidara, Horizon’s business strategy and open due diligence items.

The following day, Mr. Walbert, Robert De Vaere, Horizon’s Executive Vice President and Chief Financial Officer, Dr. Sherman, and Todd Smith, Horizon’s Executive Vice President and Chief Commercial Officer, Brian Beeler, Horizon’s Chief Compliance Officer and Vice President, Associate General Counsel and representatives of Citi, JMP Securities and Cowen attended a meeting in New York, New York with Mr. Venkataraman and David Kelly, the Vidara Group’s Chief Financial Officer, and other Vidara representatives and representatives of Lazard, for the primary purpose of permitting Vidara to conduct further due diligence on Horizon. During the meeting, Horizon also conducted follow up due diligence on Vidara. At the conclusion of the meeting, Mr. Walbert and Mr. Venkataraman held a meeting to discuss Horizon’s bid.

On February, 27, 2014, Lazard provided to Horizon an initial draft merger agreement for the proposed transaction between Horizon and Vidara.

Also on February 27, 2014, Vidara received a non-binding proposal to acquire Vidara from another bidder for a value of $430 million in cash. The proposal was ultimately rejected because, in Vidara’s view, it did not adequately value Vidara.

Later that day, representatives of Lazard provided to Citi and JMP Securities feedback on Horizon’s bid, including the fact that Horizon would have to increase its bid and include more cash in order to prevail and the due date for a final offer. Also, that day, Mr. Walbert and Mr. Venkataraman had a call to discuss transaction timing and the status of the due diligence process.

On February 28, 2014, Horizon provided Vidara and Lazard with access to an online data room including certain corporate documents.

On March 5, 2014, representatives of Horizon and Vidara held a due diligence call to discuss the respective supply chains of both businesses in detail.

On the evening of March 5, 2014, Citi submitted Horizon’s initial mark-up of the merger agreement to Lazard. The initial mark-up of the merger agreement reflected Horizon’s $500 million bid, including a structure for capping the cash based on the value of the Horizon stock, and Horizon’s proposed transaction structure.

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On March 6, 2014, Mr. Grey, Dr. Himawan and Mr. Walbert of the Horizon Business Development Committee, and Robert Carey, Horizon’s Executive Vice President and Chief Business Officer, met with Mr. Venkataraman, Dr. Nohria and Keith Pennell, a representative of DFW Capital Partners, an investor in Vidara Holdings, in Philadelphia, Pennsylvania for the purpose of discussing Horizon’s acquisition strategy and the Horizon board of directors’ support for this strategy. During the meeting, the Vidara representatives indicated that they were willing to discuss a potential revised proposal from Horizon and that Vidara wanted to receive at least $200 million in cash as part of the overall transaction. The Horizon participants, including the Business Development Committee, then met apart from the Vidara participants to discuss the terms of a revised bid, including Horizon’s financial model for the proposed combination and the ability of Horizon to meet the cash requirements and the terms of the revised bid. Following these discussions, Horizon made a revised proposal to acquire Vidara. The parties then negotiated and agreed in principle on the economic terms of the proposed transaction, including that Vidara Holdings, the sole shareholder of Vidara prior to the reorganization, would receive $200 million in cash on a debt free, cash free basis, and would retain 31.35 million shares of the combined company, assuming a one for one conversion of Horizon common stock on a fully diluted basis. The aggregate value of the consideration to be paid to the Vidara shareholder was approximately $610 million based on the closing stock price of Horizon on March 5th. The same day, members of management of Horizon and Vidara met at the Westin hotel in Rosemont, Illinois to discuss Horizon’s commercial operations.

Following the March 6th negotiating session, Horizon requested a period of exclusivity and sent Vidara a proposed exclusivity agreement on March 7, but Vidara did not formally agree to any period of exclusivity with Horizon.

On March 7, 2014, members of management of Horizon, and representatives of Citi, KMPG, Cooley and Horizon’s Irish counsel, McCann FitzGerald Solicitors (“McCann”), held a conference call with members of management of Vidara and representatives of Lazard, Mayer Brown, KPMG LLP, Vidara’s U.S. counsel, Burke, Warren, MacKay & Serritella, PC, and Vidara’s Irish counsel, A & L Goodbody Solicitors, to discuss transaction timing, structure, tax and financing considerations.

Later in the morning of March 7, 2014, the Horizon board of directors held a special telephonic meeting with management and representatives of Citi and Cooley. During the meeting, the members of the Business Development Committee updated the board on the negotiations that had occurred earlier in the week and the agreement in principle on the economic terms and the board discussed the proposed terms of the transaction and the tax consequences of the transaction to the Horizon stockholders. Following a discussion, the board authorized management to proceed with the negotiations of a potential transaction.

That same day, management of Horizon and Vidara and their respective legal and financial advisors held a conference call to discuss Vidara’s due diligence questions on Horizon’s intellectual property, primarily relating to ongoing pending patent litigation regarding VIMOVO and the potential outcome of such litigation.

Later that day, Mr. Walbert had a call with Mr. Venkataraman during which they discussed Horizon’s financing plan for funding the $200 million payable to the Vidara shareholder and Vidara due diligence.

Also on March 7, 2014, Vidara received proposals from two other bidders to acquire Vidara for $425 million in cash and $490 million in cash, respectively. Both proposals were ultimately rejected because, in Vidara’s view, they did not adequately value Vidara. Also, in the case of the $490 million bid, in Vidara’s view, the bidder had not completed enough due diligence on Vidara to give Vidara sufficient confidence in either the bidder’s proposed value or its ability to complete the transaction in a timely fashion.

On March 8, 2014, Lazard discussed Horizon’s share capitalization with Citi and Christopher Murphy, Horizon’s Vice President, Business Development.

On March 9, 2014, Horizon and Vidara held a conference call with financial, tax and legal advisors of both parties to discuss in detail Horizon’s proposed restructuring of Vidara and the structure of the proposed

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combination. During the call, representatives of KPMG reviewed a graphic presentation of each of the proposed steps in the restructuring that were reflected in the draft schedule to the merger agreement.

Later the same day, Mayer Brown circulated a revised draft of the merger agreement that reflected the economic terms agreed to in principle on March 6, 2014.

On March 10, 2014, Mr. De Vaere and representatives of PricewaterhouseCoopers LLP (“PwC”), Horizon’s auditors, and Cooley had a conference call with Vidara and Lazard to discuss the financial statements of Vidara that would be required to be included in the registration statement on S-4 for the transaction, including the financial statements for the ACTIMMUNE business acquired by Vidara from InterMune, Inc.

On March 10, 2014, Mr. Walbert, Mr. Carey and Mr. De Vaere had a conference call with Mr. Venkataraman and Dr. Nohria to discuss Vidara employee retention issues and agree upon a retention plan.

On March 10, 2014, Mayer Brown sent Cooley drafts of the registration rights agreement and the voting agreement to be signed by the directors, officers and stockholders of Horizon with representatives on the Horizon board of directors.

That same day, Christopher Murphy had a call with representatives of Lazard to discuss Horizon’s revisions to net revenue and gross margin to be include in its March 13, 2014 earnings release and Annual Report on 10-K.

Also on March 10, 2014, Vidara received a new non-binding proposal from Bidder X to acquire Vidara for a value of $550 million, comprised of $250 million in cash and $300 million worth of Bidder X’s stock. Vidara and its advisors continued discussions with Bidder X.

On March 11, 2014, Cooley sent a revised draft of the merger agreement to Mayer Brown.

On March 11, 2014, Vidara received a new proposal from Bidder X to acquire Vidara for a value of $650 million, comprised of $250 million in cash and $400 million worth of Bidder X’s stock. At that time, the Horizon proposal valued Vidara at approximately $618 million based on the then-current market price of Horizon’s stock. On its face, Bidder X’s increased proposal was therefore superior to Horizon’s proposal in that it exceeded Horizon’s proposal by $32 million. Vidara and its advisors continued discussions with Bidder X. Vidara ultimately rejected Bidder X’s proposal, however, because it determined that, notwithstanding the superiority of Bidder X’s proposal from a financial standpoint, in Vidara’s view, based on the late stage of its negotiations with Horizon and the fact that Horizon’s due diligence was substantially complete, Horizon’s proposal was more certain and Horizon was more likely than Bidder X to be able to complete a transaction expeditiously.

On March 12, 2014, Cooley, Mr. Beeler and Mayer Brown had a conference call to negotiate the non-economic related terms of the merger agreement, including representations and warranties, covenants, deal protection covenants, termination provisions and triggers for payment of termination fees and reverse termination fees and financing related covenants

Also that day, Dr. Sherman and Mr. Smith met with representatives of Vidara management at Vidara’s offices in Roswell, Georgia to continue commercial due diligence. The same day, Dr. Nohria, representatives of Vidara and Lazard participated in a supply chain diligence discussion with Horizon.

The following day, Mr. Venkataraman called Mr. Walbert to inform him that Vidara had received a superior alternative offer (as described above) and that the remaining open issues in the merger agreement would need to be resolved by the end of day or Vidara would proceed with the alternative offer. Based on Mr. Walbert’s assurance that Horizon and its advisors would be able to finalize the merger agreement expeditiously, Vidara discontinued discussions with Bidder X.

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Later that day and into the evening, Horizon, Vidara and their respective legal counsel held negotiating sessions to resolve the open issues in the merger agreement and registration rights agreement, discuss timing and next steps to finalize the agreements and the completion and review of Vidara’s audited financial statements for 2013 prior to the target announcement date of March 19, 2014. Open issues discussed during these calls included the triggers for payment of termination fees or expense reimbursement and the dollar amount of termination fees and expense reimbursements that would be payable under certain circumstances, the Horizon board’s right to change its board recommendation in the event of a change of circumstances, payment of certain deal related costs, delivery of carve-out financial statements, Vidara Holdings’ request for protection on certain post-closing actions in 2014 that could impact Vidara Holdings’ and its members’ taxes and Vidara’s request for a termination right based on a launch of a generic version of the pharmaceutical product VIMOVO.

On March 13, 2014, Citi sent to representatives of Lazard a draft of the debt commitment from Deerfield Management Company.

On March 14, 2014, representatives of PwC met with representatives of Vidara’s auditors, HA&W to review Vidara’s draft 2013 financial statements and HA&W’s work papers in Vidara’s offices in Roswell, Georgia.

The same day, Mr. Venkataraman and Dr. Nohria called Mr. Walbert to discuss employee retention issues and finalize retention agreements.

Also, on March 14, 2014, Mayer Brown sent Cooley a revised draft of the merger agreement.

On March 15, 2014, the Horizon Board of Directors held a special telephonic meeting with management and representatives of Citi, Cooley and KPMG. During the meeting, representatives of KPMG gave a presentation on the structure of the transactions, the restructuring of Vidara and the tax consequences of the transaction to Horizon and to the Horizon stockholders. The structure of the transactions and the restructuring of Vidara are described under the caption “The Reorganization and the Merger” and in Schedule 1 to the Merger Agreement attached to this proxy statement/prospectus as Annex A-1 and the tax consequences of the transaction to Horizon and the Horizon stockholders are described under the caption “Certain Tax Consequences of the Merger.” Also during the meeting, KPMG presented an analysis of the U.S. excise taxes that would be payable by the directors and officers of Horizon with respect to non-qualified options and restricted stock units held by them at the closing of the transaction and the expense that Horizon would incur if the board decided to reimburse the directors and officers for these expenses on an after-tax basis. The board of directors discussed the rationale for reimbursing directors and officers for the excise taxes on an after-tax basis, the alternative of accelerating the vesting of all outstanding equity awards so that directors and officers could exercise the options prior to the closing of the transaction and the approach used in precedent transactions. Following the discussion, the board of directors agreed that reimbursing the directors and executive officers for the excise tax that would be incurred as a result of the proposed transaction would be a better approach than accelerating the vesting of options and having to consider new option grants to create appropriate incentives and align the interests of management with those of the stockholders. The board of directors also acknowledged that the significant potential value of the proposed transaction to the Horizon stockholders warranted a decision to reimburse the directors and executive officers for the excise tax, on an after-tax basis, but deferred formal action on the proposal until the meeting to consider the approval of the proposed transaction.

On March 15, 2014, Cooley sent Mayer Brown a revised draft of the merger agreement.

Throughout March 15 and March 16, 2014, Cooley and Mayer Brown had multiple calls to discuss open issues in the draft merger agreement and registration rights agreement , including finalizing the details of the restructuring steps included as Schedule 1 to the Merger Agreement and finalizing the termination right, termination fee provisions and covenants discussed during the March 12, 2014 meeting.

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On March 16, 2014, Mayer Brown sent Cooley a revised draft of the merger agreement.

On March 17, 2014, Cooley sent Mayer Brown a revised draft of the merger agreement and comments from certain stockholders of Horizon on the proposed voting agreement. Throughout March 17, 2014 and parts of March 18, 2014, the parties worked on finalizing the merger agreement, the registration rights agreement, the restructuring plan, the employee retention agreements and a consulting agreement and the disclosure schedules to the merger agreement.

On March 18, 2014, the Horizon board of directors held its regularly scheduled meeting in San Diego, California with management and representatives of Citi, Cooley, McCann and KPMG. Prior to the meeting, Mr. Walbert informed Mr. Santini that Horizon was the selected party for the transaction with Vidara. Mr. Santini participated in the meeting after consulting with Horizon’s counsel about resolution of the prior potential conflict of interest. At the beginning of the meeting, Mr. Walbert updated the board on the status of the negotiations with Vidara. Representatives of Cooley reviewed the key provisions of the merger agreement, including structuring and timing considerations, the purchase price, the required Horizon stockholder vote, regulatory approvals and other closing conditions, the non-solicitation clauses of Vidara and Horizon and the fiduciary exceptions for the Horizon non-solicitation clause and the fact that the Vidara required vote will be obtained at signing, the Horizon change in board recommendation provisions, the lack of post-closing indemnifications, the termination provisions, limitations on specific performance in the event that Horizon’s financing is not completed, and the termination fees, reverse termination fees and expense reimbursement fees potentially payable by Horizon. Cooley also reviewed the covenants relating to the financing Horizon needs to complete to fund the cash portion of the transaction consideration. Cooley further discussed the voting agreements that directors, officers and certain stockholders were being asked to sign and the registration rights agreement. Throughout the presentation, the board asked questions and discussed the merger agreement. Also, at the meeting, representatives of Citi presented Citi’s financial analysis of Horizon and Vidara as standalone companies and Citi’s financial analysis of the transaction consideration to be paid to the Vidara shareholder. Citi also reviewed certain pro forma information about the combined company, including the present value of cash tax consequences of the combination. Citi then delivered to the Horizon board an oral opinion, confirmed by delivery of a written opinion dated March 18, 2014, to the effect that as of such date, based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, the transaction consideration (defined as the cash paid to Vidara’s shareholder and the 31,350,000 ordinary shares of New Horizon to be retained by the Vidara shareholder) is fair, from a financial point of view, to Horizon and its stockholders (excluding Vidara and its affiliates). Citi next made a presentation on the terms of the Deerfield senior note financing and potential alternative financing. Following further discussion, the board of directors unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable to and in the best interest of Horizon and its stockholders, approved the execution, delivery and performance by Horizon of the Merger Agreement and the contemplated transactions and resolved to recommend to the Horizon stockholders that they vote for the adoption of the Merger Agreement and approval of the Merger. The board of directors also unanimously approved the execution and delivery of the commitment letter with Deerfield and unanimously approved Horizon’s agreement to reimburse the directors and officers of Horizon on an after-tax basis for the payment of any U.S. excise taxes as a result of the transaction.

Following the board meeting that day, the parties continued to finalize the plan of restructuring in schedule 1 to the Merger Agreement, the Merger Agreement and the Disclosure Schedules. The evening of March 18, 2014, the directors and officers of Horizon and certain stockholders affiliated with directors of Horizon entered into Voting Agreements with Vidara and the parties executed the Debt Commitment and the Merger Agreement.

On March 19, 2014, before the opening of trading on the Nasdaq Stock Market, Horizon issued a press release announcing the execution of the Merger Agreement. A copy of the press release was filed with the SEC as an exhibit to a Current Report on Form 8-K filed on March 19, 2014.

On April 1, 2014, the parties filed a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

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Effective April 11, 2014, early termination of the waiting period under the HSR Act was granted.

On June 12, 2014, Horizon and Vidara Holdings entered into an amendment to the Merger Agreement to modify certain of the pre-closing reorganization steps of Vidara set forth on schedule 1 to the Merger Agreement in order to permit the use of distributable reserves of Vidara rather than proceeds of a credit facility to fund the redemption of certain shares.

On June 17, 2014, Horizon, as initial signatory, entered into a credit agreement with the lenders from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent, which provides Horizon with $300.0 million in financing through a five year senior secured term loan facility.

Horizon’s Reasons for the Merger and Recommendation of Horizon’s Board of Directors

At its March 18, 2014 regularly scheduled meeting, the Horizon board of directors unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable to and in the best interest of Horizon and its stockholders, approved the execution, delivery and performance by Horizon of the Merger Agreement and the contemplated transactions and resolved to recommend to the Horizon stockholders that they vote “FOR” adoption of the Merger Agreement and approval of the Merger.

In evaluating the proposed Merger and Merger Agreement, the Horizon board of directors consulted with Horizon’s senior management, financial advisors, legal advisors, tax advisors and other advisors and considered a number of factors, while weighing both the perceived benefits of the transaction as well as potential risks. The Horizon board of directors considered the following factors that it believes support its determination and recommendation:

•	The combination of Horizon and Vidara as New Horizon would accelerate the date by which Horizon is expected to become a profitable specialty pharmaceutical company;

•	New Horizon would have a broader revenue base resulting from a deeper portfolio of marketed drugs, including Horizon’s DUEXIS®, VIMOVO® and RAYOS® marketed in the United States, Vidara’s ACTIMMUNE® marketed in the United States and Horizon’s LODOTRA® marketed outside the United States;

•	New Horizon would have a strong overall financial position, with (i) expected pro forma combined full year revenue in 2014 of $250 to $265 million and expected pro forma combined full year adjusted EBITDA, excluding transaction expenses, of $65 to $75 million in 2014 (in each case, assuming the Merger occurred on January 1, 2014) and (ii) based on updated guidance provided on May 9, 2014, expected pro forma combined full year revenue in 2014 of $270 to $280 million and expected pro forma combined full year adjusted EBITDA, excluding transaction expenses, of $80 to $90 million in 2014 (in each case, assuming the Merger occurred on or before July 31, 2014);

•	New Horizon would have an efficient corporate structure based in Ireland to support New Horizon’s organic growth and acquisition strategy with the expected non-GAAP effective tax rate in the low 20% range compared to the non-GAAP effective tax rate in the high 30% range that was expected for Horizon as it transitioned to tax paying status;

•	The Horizon board of directors’ belief that New Horizon’s anticipated market capitalization, strong balance sheet, free cash flow, liquidity and capital structure would enhance New Horizon’s ability to execute on its strategy of both organic growth and growth through acquisitions and in-licensing;

•	The Horizon board of directors’ belief that New Horizon would be able to leverage the commercial and specialty product marketing experience of Horizon in maximizing the potential of ACTIMMUNE;

•	The fact that the number of shares of New Horizon to be retained by the Vidara shareholder is fixed and will not fluctuate based upon changes in the stock price of Horizon prior to the completion of the Merger;

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•	The presentation and the financial analyses of Citigroup Global Markets Inc. and its opinion, to the effect that, based upon and subject to the various assumptions, qualifications and limitations set forth therein, as of March 18, 2014, the transaction consideration (defined as the cash paid to Vidara’s shareholder and the 31,350,000 ordinary shares of New Horizon to be retained by the Vidara shareholder) is fair, from a financial point of view, to Horizon and its stockholders;

•	The fact that the New Horizon board of directors is expected to be composed initially of current directors of Horizon, including its Chairman of the Board, President and Chief Executive Officer and Vidara Group’s President and Chief Medical Officer;

•	The Horizon board of directors’ belief that the terms and conditions of the Merger Agreement, including the parties’ representations and warranties, covenants, deal protection provisions and closing conditions, are reasonable for a transaction of this nature;

•	That Vidara Holdings is a party to the Merger Agreement and has already approved the Merger Agreement and is prohibited from soliciting any alternative acquisition proposals, participating in any discussion or negotiations of any alternatives acquisition proposals, providing any information to any third party or entering into any agreement providing for the acquisition of Vidara;

•	The limited number and nature of the conditions to Vidara’s obligation to complete the transactions contemplated by the Merger Agreement and a belief that the Merger is likely to be consummated in a timely manner;

•	The fact that any New Horizon ordinary shares issued to the Horizon stockholders as a result of the Merger will be registered on Form S-4 and will generally be unrestricted for the Horizon stockholders;

•	The fact that the Merger is subject to the adoption of the Merger Agreement by the Horizon stockholders; and

•	The likelihood that the Merger will be completed on a timely basis.

The Horizon board of directors weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the Merger, including:

•	That generally, a U.S. stockholder of Horizon should recognize gain or loss, if any, on the receipt of New Horizon ordinary shares in exchange for Horizon common stock pursuant to the Merger;

•	The risk that other anticipated benefits, including tax benefits, to New Horizon might not be realized;

•	That the combination and integration of the businesses currently conducted by Horizon and Vidara will create numerous risks and uncertainties that could adversely affect New Horizon’s operating results;

•	That managing a multi-national company will be significantly more complex and require greater resources than managing Horizon alone, including the complexities and inefficiencies of having personnel located across a larger geography;

•	That integrating Vidara will require the allocation of resources away from the core business of New Horizon;

•	That New Horizon will bear any risks, including unknown contingent liabilities, with respect to Vidara’s business before the closing;

•	The risk that the Vidara revenue forecasts may not be attained;

•	That New Horizon will be subject to substantially more tax complexity and audit risk than Horizon, including the risks described under the heading “Risk Factors: “The IRS may not agree with the conclusion that New Horizon should be treated as a foreign corporation for U.S. federal income tax purposes following the transaction,” “Section 7874 of the Code likely will limit Horizon’s and its U.S. affiliates’ ability to utilize their U.S. tax attributes to offset certain U.S. taxable income, if any, generated by the merger and ancillary transactions for a period following the merger” and “Future changes to U.S. and non-U.S. tax laws could materially adversely affect New Horizon”;

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•	The limited number and nature of the conditions to Horizon’s obligation to complete the Merger and transactions contemplated by the Merger Agreement;

•	The fact that the Merger would result in officers and directors of Horizon having to pay certain excise taxes under U.S. Federal income tax law and Horizon will incur additional expense to Horizon to reimburse officers and directors on an after-tax basis for these excise taxes;

•	The risk that the Merger might not be consummated in a timely manner, or at all;

•	That failure to complete the Merger would cause Horizon to incur significant fees and expenses related to the transaction and could lead to negative perceptions among investors, potential investors and customers;

•	The risk that if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, Horizon may be obligated to pay to the Vidara shareholder a termination fee of $23 million;

•	The fact that if the Horizon stockholders vote against the Merger, Horizon will be obligated to pay the Vidara shareholder an expense reimbursement of $13.5 million;

•	The fact that if Horizon is unable to complete the Merger after satisfaction of all of the closing conditions, including because of the failure of Horizon to complete its financing, and the Vidara shareholder stands ready, willing and able to close the Merger, Horizon would be obligated to pay the Vidara shareholder a termination fee of $44 million; and

•	The risks of the type and nature described under the sections entitled “Risk Factors.”

The Horizon board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the transactions contemplated by the Merger Agreement were outweighed by the potential benefits that it expected Horizon and the Horizon stockholders would achieve as a result of the Merger.

The Horizon board of directors conducted an overall analysis of the factors described above. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the transactions contemplated by the Merger Agreement, and the complexity of these matters, the Horizon board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and the Merger Agreement and to make its recommendations to the Horizon stockholders. In addition, individual members of the Horizon board of directors may have given differing weights to different factors.

Vidara and Horizon Unaudited Prospective Financial Information

Neither Vidara nor Horizon, as a matter of course, makes public long-term projections as to future revenues, earnings or other results due to the inherent unpredictability and subjectivity of the underlying assumptions and estimates. However, as discussed below and under “The Merger—Opinion of Horizon’s Financial Advisor” beginning on page 50 of this proxy statement/prospectus, Citi reviewed certain unaudited financial projections of Vidara for 2014—2018 incorporating certain adjustments thereto made by the management of Horizon as well as certain extrapolations for the calendar years 2019—2022 made by management of Horizon, which is referred to in this proxy statement/prospectus as “Horizon’s Vidara projections,” and, with respect to Horizon, certain unaudited financial projections relating to Horizon for the calendar years 2014—2023, which is referred to in this proxy statement/prospectus as “Horizon projections.” Horizon’s management made certain adjustments to the Vidara management projections for the years 2014 through 2018, relating primarily to increases in revenue from assumed pricing increases. Horizon assumed a 2% annual growth in paid vial sales in 2019—2021, a 2% decline in paid vial sales in 2022 due to patent expiration and a 0.5% annual decrease in pricing from 2019—2022. Horizon projections and Horizon’s Vidara projections were also made available to the Horizon board of directors in connection with the presentation of the financial analyses of Citi.

The inclusion of information about Horizon’s Vidara projections and the Horizon projections in this proxy statement/prospectus should not be regarded as an indication that any of Vidara, Horizon or any other recipient of

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this information considered, or now considers, Horizon’s Vidara projections or the Horizon projections to be predictive of actual future results. The information about Horizon’s Vidara projections and the Horizon projections included in this proxy statement/prospectus is presented solely to give Horizon stockholders access to the information that was made available to Horizon’s financial advisor and Horizon’s board of directors.

Neither Horizon’s Vidara projections nor the Horizon projections were prepared with a view toward public disclosure or for complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Horizon’s independent registered public accounting firm, nor Vidara’s independent auditors, nor any other independent accountants, have (a) compiled, examined, or performed any procedures with respect to these projections or any other prospective financial information, or (b) expressed any opinion or any other form of assurance with respect thereto or the achievability of the results reflected in such projections, and none of the foregoing assumes responsibility for such projections. The PricewaterhouseCoopers LLP reports incorporated by reference in this proxy statement/prospectus relate to Horizon’s historical financial information, and the Habif, Arogeti & Wynne LLP reports included in this proxy statement/prospectus relate to Vidara’s historical financial information. They do not extend to these projections or any other prospective financial information and should not be read to do so.

Horizon’s Vidara projections and the Horizon projections reflect subjective judgments in many respects and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Horizon’s Vidara projections and the Horizon projections reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Vidara’s and Horizon’s businesses, including, the commercial performance of certain products based on existing approved indications for those products and the factors listed in this proxy statement/prospectus under the section entitled “Risk Factors”, all of which are difficult to predict and many of which are beyond Vidara’s or Horizon’s control, and which ultimately may prove to be incorrect. Horizon’s Vidara projections reflect a tax rate of 5% due to its existing Bermuda and Irish structure and the Horizon projections reflect a tax rate of 38% and utilization of its existing net operating losses based on Horizon’s existing structure. Horizon’s Vidara’ projections assume its U.S. patents for ACTIMMUNE, which is a biologic, expire in 2022 and that sales decline 2% per year following patent expiration. The Horizon projections assume patent protection for Horizon products as follows: DUEXIS, until January 1, 2023 (based on settled litigation); LODOTRA, until March 31, 2022; RAYOS, until July 31, 2024; and VIMOVO, until December 31, 2018. The expiration dates for the VIMOVO and RAYOS patents are the subject of ongoing litigation. Horizon’s Vidara projections also assume that the number of new CGD patients using ACTIMMUNE increases by 78 patients between 2014 and 2018 and average vials of ACTIMMUNE used per patient per year of 120, assume modest annual increases in the cost of good sold, assume 3% annual increases in selling, general and administrative expense and assume higher research and development expense in 2014, 2015 and 2016 as Vidara completes activities relating to product life cycle management and formulation work and decline thereafter. Horizon’s projections assume annual price increases for DUEXIS, VIMOVO and RAYOS/LODOTRA, increases in cost of good sold of approximately 5% of net revenue, a 6% increase in selling, administrative and general expense in 2015 due to a full year of increased headcount from the significant increase in its sales force and 3% annual increases thereafter and declining research and development expense as Horizon completes its post marketing commitments and other development activities relating to DUEXIS and RAYOS/LODOTRA. Horizon management believes that the Horizon projections were reasonable at the time of preparation. Other than with respect to certain adjustments made by Horizon management, Horizon’s Vidara projections were not internally prepared or adopted by Horizon management. Many of the assumptions reflected in Horizon’s Vidara projections and the Horizon projections were based on estimates and are subject to change. Neither Horizon nor Vidara has updated, nor does either of them intend to update or otherwise revise, Horizon’s Vidara projections or the Horizon projections (excluding, in the case of Horizon, possible ordinary course updates of Horizon’s fiscal 2014 guidance), except as required by law. There can be no assurance that the results reflected in any of Horizon’s Vidara projections or the Horizon projections will be realized, or that actual results will not materially vary from Horizon’s Vidara projections or the Horizon projections, respectively.

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The projections do not give pro forma effect to the combination of Horizon or Vidara or the new senior secured debt that Horizon will incur to finance the combination or in any way attempt to project or predict how New Horizon will perform. In addition, since these projections cover multiple years, such information by its nature becomes less predictive with each successive year. Therefore, the inclusion of these projections in this proxy statement/prospectus should not be relied on as predictive of actual future events of either Vidara or Horizon as standalone companies (assuming the Merger is not consummated) or of New Horizon.

Horizon stockholders are urged to review “Risk Factors” beginning on page 20 of this proxy statement/prospectus for a description of risk factors relating to the combination of Horizon’s and Vidara’s businesses and New Horizon and risk factors relating to Vidara’s business and Horizon’s most recent SEC filings for a description of risk factors with respect to Horizon’s businesses. You should read also the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 36 of this proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the financial projections and “Where You Can Find More Information” beginning on page 263 of this proxy statement/prospectus.

Certain of the financial projections set forth herein, including EBITDA, EBIT and unlevered free cash flow, are non-GAAP financial measures, which means they are financial measures not presented or calculated in accordance with generally accepted accounting principles in the United States (or “U.S. GAAP”). Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and Non-GAAP financial measures as used by Horizon and Vidara may not be comparable to similarly titled amounts used by other companies.

For the reasons described above, readers of this proxy statement/prospectus are cautioned not to unduly rely on the Horizon projections or Horizon’s Vidara projections. Neither Vidara nor Horizon has made any representation to Horizon or Vidara, as applicable, or any other person in the Merger Agreement or otherwise concerning any of the Horizon projections or Horizon’s Vidara projections.

The following tables present a summary of Horizon’s Vidara projections and a summary of the Horizon projections. These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Vidara or Horizon.

Horizon’s Vidara Projections

	Year Ended December 31,
	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E
Net Sales	$71	$82	$93	$104	$116	$127	$137	$147	$151

Gross Profit	$68	$79	$89	$100	$112	$122	$132	$143	$147

EBITDA	$48	$60	$70	$84	$96	$106	$115	$125	$129
Less: Depreciation & Amortization	(4)	(4)	(4)	(4)	(4)	(4)	(4)	(4)	(4)

EBIT	$44	$57	$66	$81	$93	$102	$112	$122	$125
Tax Expense / (Benefit)	2	3	3	4	5	5	6	6	6

Net Operating Profit After Tax	$42	$54	$63	$77	$88	$97	$106	$116	$119
Plus: D&A	4	4	4	4	4	4	4	4	4
Less: CapEx	—	—	—	—	—	—	—	—	—
Less: Change in NWC	(4)	(1)	(1)	(0)	(1)	(1)	(1)	(1)	0

Unlevered Free Cash Flow	$42	$57	$66	$80	$91	$100	$109	$119	$123

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Horizon Projections

	Year Ended December 31,
	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Net Sales	$206	$321	$404	$437	$451	$393	$399	$372	$357	$103

Gross Profit	$174	$285	$363	$394	$406	$365	$370	$345	$334	$95
EBITDA	40	146	223	249	256	225	229	215	207	66
Less: Depreciation & Amortization	$22	$22	$22	$21	$21	$7	$7	$8	$5	$4

EBIT	$18	$124	$201	$228	$235	$218	$222	$207	$202	$62
Interest Expense/(Income), net	17	17	17	17	15	0	0	0	0	0
Other Expense (Income), net	0	0	0	5	10	0	0	0	0	0
Pre-Tax Income (GAAP)	1	107	184	206	210	218	222	207	202	62
Taxable Income (Non GAAP)	35	140	217	238	241	226	231	216	208	67
Tax Expense/(Benefit)	$7	$47	$77	$87	$89	$83	$84	$79	$77	$23

Net Operating Profit After Tax	$11	$77	$125	$141	$146	$135	$137	$128	$125	$38
Plus: D&A	22	22	22	21	21	8	8	8	5	4
Less: CapEx	(3)	(1)	(2)	(1)	(1)	(1)	(1)	(1)	(1)	(1)
Less: Change in NWC	(29)	(7)	38	18	1	9	(3)	3	2	30

Unlevered Free Cash Flow	$1	$91	$183	$180	$167	$151	$142	$138	$131	$71

(1)	For this purpose, Non-GAAP EBITDA represents U.S. GAAP operating gain before amortization and depreciation.
(2)	For this purpose, free cash flow represents GAAP net income plus certain amounts related to depreciation expense, amortization expense, interest expense, income tax expense and certain other items, less cash taxes, capital expenditures and less the amount of any increase or plus the amount of any decrease in net working capital.

Opinion of Horizon’s Financial Advisor

Opinion of Citi—Financial Advisor to Horizon

Horizon has retained Citi as its lead financial advisor in connection with the transaction. In connection with the engagement of Citi, Horizon requested that Citi evaluate the fairness, from a financial point of view, to Horizon and its stockholders (other than Vidara and its affiliates) of the transaction consideration pursuant to the terms and subject to the conditions set forth in the Merger Agreement. On March 18, 2014, at a meeting of the Horizon board of directors to evaluate the transaction, Citi delivered to the Horizon board of directors an oral opinion, confirmed by delivery of a written opinion dated March 18, 2014, to the effect that, based on and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, its experience as investment bankers, and the work conducted by Citi as described in the opinion, and other factors Citi deemed relevant, as of the date thereof, the Transaction Consideration was fair, from a financial point of view, to Horizon and its stockholders (other than Vidara and its affiliates).

The full text of Citi’s written opinion, dated March 18, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated herein by reference in its entirety. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Citi was not requested to consider, and its opinion did not address, the underlying business decision of Horizon to effect the transaction, the relative merits of the

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transaction as compared to any alternative business strategy or transaction that might exist for Horizon or the effect of any other transaction in which Horizon might engage. Under the terms of its engagement, Citi has acted as an independent contractor, not as agent or fiduciary. Citi’s opinion was not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed transaction.

In arriving at its opinion, Citi:

•	reviewed a draft of the Merger Agreement dated March 17, 2014;

•	held discussions with certain senior officers, directors and other representatives and advisors of Horizon and certain senior officers and other representatives and advisors of Vidara concerning the business, operations and prospects of Horizon and Vidara;

•	examined certain publicly available business and financial information relating to Horizon as well as certain financial forecasts and other information and data relating to Horizon and Vidara which were provided to or discussed with Citi by the respective managements of Horizon and Vidara (including tax consequences and cost and revenue synergies and related expenses (the “Synergies”) and the amount, timing and achievability thereof) anticipated by the management of Horizon to result from the transaction;

•	reviewed the financial terms of the transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of Horizon shares; the historical and projected earnings and other operating data of Horizon and Vidara; and the capitalization and financial condition of Horizon and Vidara;

•	considered, to the extent publicly available, the financial terms of certain other transactions that Citi considered relevant in evaluating the transaction and analyzed certain financial, stock market and other publicly available information relating to those businesses of other companies whose operations Citi considered relevant in evaluating those of Horizon and Vidara;

•	evaluated certain potential pro forma financial effects of the transaction on Horizon based on information provided to Citi by the management of Horizon; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed or discussed with Citi and upon the assurances of the managements of Horizon and Vidara that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data provided to or otherwise reviewed by Citi or discussed with Citi relating to Horizon or Vidara, and, in the case of certain potential pro forma financial effects of, and strategic implications and operational benefits resulting from, the transaction (including the Synergies), provided to or otherwise reviewed by or discussed with Citi, Citi assumed, at the direction of the Horizon board of directors, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Horizon and Vidara as to the future financial performance of Horizon and Vidara, such strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the transaction and other matters covered thereby, and assumed, at the direction of the Horizon board of directors, that the financial results (including such potential strategic implications and operational benefits anticipated to result from the transaction) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

Citi assumed, with Horizon’s consent, that the transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and that, in the

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course of obtaining the necessary regulatory or third party approvals, consents and releases for the transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Vidara, Horizon or the contemplated benefits of the transaction. Representatives of Horizon advised Citi, and Citi further assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by Citi. Citi assumed that no working capital or other adjustment to the Cash Consideration, as contemplated by the Merger Agreement, will be made.

Citi expressed no opinion as to what the value of the Vidara Shares actually will be when issued pursuant to the Merger Agreement or the price at which the Vidara Shares will trade at any time. Citi has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Vidara nor has Citi made any physical inspection of the properties or assets of Vidara. Citi expresses no view as to, and Citi’s opinion did not address, the underlying business decision of Horizon to effect the transaction, the relative merits of the transaction (including, without limitation, the structure of the transaction and the tax consequences thereof) as compared to any alternative business strategy that might exist for Horizon or the effect of any other transaction in which Horizon might engage. Citi also expressed no view as to, and Citi’s opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officer, director or employee of any party to the transaction, or any class of such persons, relative to the Transaction Consideration. With the consent of the Horizon board of directors, Citi has not provided any tax, accounting, legal or regulatory advice in connection with the transaction, including, without limitation, advice with respect to the tax consequences to Horizon, Vidara or the stockholders or shareholders of Horizon and Vidara of the transaction and any related pre- or post-transaction restructuring, or the effect of the transaction or any such restructuring on the tax positions or liabilities or effective tax rate of Vidara and/or its subsidiaries or Horizon, and relied on the assessments made by Horizon and its advisors with respect to such matters. Citi assumed, with the consent of Horizon, that the stockholders of Horizon will seek independent tax advice regarding the tax implications of the transaction to them, and Citi’s opinion does not address any such tax implications. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

Summary of Material Analyses

The following is a summary of material financial analyses presented to the Horizon board of directors in connection with Citi’s opinion and a summary of the material data upon which such analyses were based. The summary set forth below does not purport to be a complete description of the analyses performed by, and underlying the opinion of, Citi, nor does the order of the analyses described represent the relative importance or weight given to those analyses by Citi. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analysis performed by Citi, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Citi.

Comparable Company Analyses

Citi performed a comparable company analysis, which is an analysis designed to provide an implied value of a company by comparing it to similar companies, for each of Horizon and Vidara. Citi compared certain financial information of Horizon and Vidara with publicly available information for selected peer group companies that Citi judged to be analogous to Horizon based on size (determined by market capitalization and firm value) and other relevant financial metrics in the specialty pharmaceuticals industry, including valuation multiples, revenue growth, product portfolio composition, patent cliff profile, and end market exposure, and Vidara based on size (determined by market capitalization and firm value) and other relevant financial metrics of

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pharmaceutical companies focused on commercializing orphan status designated drugs, including valuation multiples, revenue growth, product portfolio composition, and end market exposure.

The peer group for Horizon included:

•	Salix

•	Cubist

•	Mallinckrodt

•	The Medicines Company

•	Horizon Pharma

•	Acorda Therapeutics

•	Keryx Biopharmaceuticals

•	Depomed

•	Zogenix

•	AMAG Pharmaceuticals

The peer group for Vidara included:

•	NPS Pharmaceuticals

•	Aegerion

•	Raptor Pharmaceuticals

•	Avanir Pharmaceuticals

•	Vanda Pharmaceuticals

•	Hyperion Therapeutics

•	Corcept Therapeutics

For these analyses, Citi analyzed the following statistics for each of these companies based on both publicly available research analyst estimates for the peer group companies and public filings by such companies as of March 14, 2014:

•	the ratio (FV/Revenue) of firm value to estimated calendar year 2014 revenue;

•	the ratio (FV/Revenue) of firm value to estimated calendar year 2015 revenue;

•	the ratio (FV/EBITDA) of firm value to estimated calendar year 2014 EBITDA;

•	the ratio (FV/EBITDA) of firm value to estimated calendar year 2015 EBITDA;

•	the ratio (P/E) of the closing price as of March 14, 2014 to estimated calendar year 2014 earnings per diluted share outstanding; and

•	the ratio (P/E) of the closing price as of March 14, 2014 to estimated calendar year 2015 earnings per diluted share outstanding.

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The mean and median of the firm value to revenue, firm value to EBITDA and price to earnings multiples calculated for each of the companies in the selected peer groups for each of Horizon and Vidara, is set forth below:

Vidara Peer Group (1)

	FV / Revenue		FV / EBITDA		P / E
	2014E	2015E	2014E	2015E	2014E	2015E
Mean	10.2x	5.6x	NM	13.0x	NM	18.1x
Median	11.5	5.7	NM	10.9	NM	18.1

(1)	NM (“not meaningful”) is designated for FV / Revenue multiples greater than 25.0x, FV / EBIDTA multiples greater than 30.0x, and P/E multiples greater than 50.0x or less than zero for all metrics.

Horizon Peer Group

	FV / Revenue		FV / EBITDA		P / E
	2014E	2015E	2014E	2015E	2014E	2015E
Mean	4.4x	3.7x	12.9x	16.3x	20.8	22.4x
Median	4.6	3.3	12.9	11.6	20.8	19.8

Based on the analysis of the relevant metrics for each of the comparable companies and on the experience and judgment of Citi, a representative range of financial multiples of the comparable companies was applied to the estimated 2014 revenue for Horizon and Vidara to estimate an implied equity value of each of Horizon and Vidara. The representative range of financial multiples for Horizon and Vidara was determined by both the mean, median and overall range of the respective peer group trading multiples.

Based on the representative range of financial multiples of 8.0x to 10.0x to estimated calendar year 2014 Revenue (FV / 2014E Revenue), Citi estimated the implied equity value of Vidara to be between $570,000,000 and $715,000,000.

Based on the representative range of financial multiples of 4.0x to 6.0x to estimated calendar year 2014 Revenue (FV / 2014E Revenue), Citi estimated the implied equity value of Horizon to be between $755,000,000 and $1,165,000,000.

No company in the comparable company analysis is identical to Horizon or Vidara. In evaluating the peer group, Citi made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Horizon or Vidara, such as the impact of competition on the business of Horizon, Vidara or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Horizon, Vidara or the industry or in the financial markets in general. All judgments and assumptions are considered reasonable as they are in-line with assumptions generally made in the biopharmaceutical industry. Financial assumptions are in-line with assumptions generally made by financial institutions in conducting such work. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

Precedent Transaction Analyses

Using publicly available information, Citi reviewed the terms of 11 selected precedent transactions involving companies with marketed drugs in the pharmaceutical industry which were announced in or after 2008. Citi selected these transactions in the exercise of its professional judgment and experience because Citi deemed them to be most similar to Vidara or otherwise relevant to the transaction. Factors considered in determining similar / relevant transactions included similar size, time frame, and product line / portfolio. No company or transaction was, however, identical to Vidara or the transaction.

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Citi reviewed the transaction value (TV) and calculated the ratio of transaction value to the last twelve months of revenue (referred to as LTM Revenue) at the time of announcement of each of the comparable transactions.

The following tables set forth the 11 selected precedent transactions:

Precedent Transactions > $1 billion

Acquiror	Target	Announcement Date	Acquisition Date	Transaction Value (TV) (1)	TV / LTM Revenue
Mallinckrodt	Cadence	2/11/2014	3/19/2014	$1,258.1	13.3x
Shire	ViroPharma	11/11/2013	1/24/2014	$3,922.8	9.1x
Salix	Santarus	11/7/2013	1/2/2014	$2,508.4	7.4x
GlaxoSmithKline	Human Genome Sciences	7/16/2012	8/3/2012	$3,232.0	17.3x
Bristol-Myers Squibb	Amylin	6/29/2012	8/8/2012	$6,948.7	10.5x
Celgene	Abraxis BioScience	6/30/2010	10/15/2010	$2,767.6	6.2x
Astellas Pharma	OSI Pharmaceuticals	5/16/2010	6/9/2010	$3,456.3	7.8x

Precedent Transactions < $1 billion

Acquiror	Target	Announcement Date	Acquisition Date	Transaction Value (TV) (1)	TV / LTM Revenue
Jazz	Gentium	12/19/2013	2/21/2014	$953.6	18.5x
Cubist	Optimer	7/30/2013	10/24/2013	$457.8	6.0x
Endo Health Solutions	Indevus Pharmaceuticals	1/5/2009	3/23/2009	$421.7	4.8x
Viropharma	Lev Pharmaceuticals	7/15/2008	10/21/2008	$619.0	NM

(1)	$ in millions

The mean and median LTM Revenue multiples calculated for the 7 selected precedent transactions with a transaction value greater than $1 billion were 10.2x and 9.1x, respectively. The mean and median LTM Revenue multiples calculated for the 4 selected precedent transactions with a transaction value less than $1 billion were 9.8x and 6.0x, respectively.

In addition, Citi reviewed the transaction value and calculated the TV / LTM Revenue ratio for the three orphan transactions included in the selected precedent transactions: (1) Jazz/Gentium, (2) Shire/ViroPharma and (3) Viropharma/Lev Pharmaceuticals. The median and mean LTM Revenue multiples calculated for these three orphan precedent transactions were both 13.8x.

Based on this analysis and on the experience and judgment of Citi, a representative range of TV / LTM Revenue multiples was selected and applied to the LTM Revenue metric for Vidara, derived from publicly available information. The representative range used for the precedent transactions was 9.0x to 12.0x FV / LTM Sales. The representative range of revenue multiples for Vidara was determined by both the mean, median and overall range of the precedent transaction revenue multiples. This range of multiples resulted in an implied equity value of Vidara ranging from approximately $535,000,000 to $715,000,000.

Citi did not perform a precedent transaction analysis with respect to Horizon.

No company or transaction utilized as a comparison in the selected precedent transactions analysis is identical Vidara, nor are any such precedent transactions identical to the transaction. In evaluating the

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transactions listed above, Citi made judgments and assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Vidara, including, but not limited to, the impact of competition on the business of Vidara or the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Vidara or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. All judgments and assumptions are considered reasonable as they are in-line with assumptions generally made in the biopharmaceutical industry. Financial assumptions are in-line with assumptions generally made by financial institutions in conducting such work. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analyses

Citi performed discounted cash flow analyses of Horizon and Vidara to derive present values as of March 31, 2014 (using a mid-year discounting convention) of projected unlevered free cash flows based on the projections provided by Horizon’s management.

Citi calculated terminal values of Vidara by applying to Vidara’s calendar year 2022 estimated free cash flows a range of perpetuity growth rates of (7.5%) to 0.0%. The present value of the cash flows and terminal values were then calculated using discount rates ranging from 11.0% to 13.0% based on a calculation of Vidara’s weighted average cost of capital. This analysis resulted in an implied equity value of Vidara from approximately $629,000,000 to $927,000,000.

Citi calculated terminal values of Horizon by applying to Horizon’s calendar year 2023 estimated free cash flows a range of perpetuity growth rates of (15.0%) to 0.0%. The present value of the cash flows and terminal values were then calculated using discount rates ranging from 10.0% to 12.0% based on a calculation of Horizon’s weighted average cost of capital. This analysis resulted in an implied equity value of Horizon from approximately $712,000,000 to $889,000,000.

Citi then conducted the same analysis taking into account the present value of Horizon’s net operating losses based on the utilization of Horizon’s net operating losses estimated by Horizon’s management, discounted at a cost of equity ranging from 10.0% to 12.0% based on a calculation of Horizon’s weighted average cost of capital. This analysis resulted in an implied equity value of Horizon, based on the midpoint of the range, from approximately $776,000,000 to $953,000,000.

Supplemental Information

Citi also performed certain pro forma analyses, including a pro forma comparable company analysis and a pro forma discounted cash flows analysis, based on projections provided by Horizon’s management, based on Horizon’s weighted average cost of capital, and assuming revenue synergies of $83,000,000 and cost synergies of $2,000,000 (collectively, the “merger synergies”). While the effects of the merger synergies were not considered part of Citi’s financial analysis with respect to its opinion, such synergies are included in the calculations described below for informational purposes.

Based on the analysis of the comparable companies described above under “—Comparable Company Analyses”, the same range of financial multiples used for the “—Comparable Company Analyses” above was applied to the relevant pro forma financial statistics for Vidara to estimate an implied equity value. Based on the ratio of firm value to estimated calendar year 2014 Revenue (FV / 2014E Revenue), and taking into account the merger synergies, Citi estimated the implied equity value of Vidara to be between approximately $655,000,000 and $800,000,000.

Citi also performed a discounted cash flow analysis of Vidara on a pro forma basis, using a range of perpetuity growth rates of (7.5%) to 0.0% and a range of discount rates from 11.0% to 13.0% based on a

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calculation of Vidara’s weighted average cost of capital, the same ranges that were used for performing the standalone discounted cash flow analysis of Vidara as described above under “—Discounted Cash Flow Analyses.” This analysis, after taking into account the merger synergies, resulted in an implied equity value of Vidara from approximately $715,000,000 to $1,010,000,000.

General

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described above. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to a partial analysis or a summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by each and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying their analyses and opinions. In addition, Citi may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Citi with respect to the actual value of Horizon or Vidara.

In performing its analyses, Citi considered and made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Horizon and Vidara. No company, business or transaction used in those analyses as a comparison is identical or directly comparable to Horizon, Vidara or the transaction, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such estimates. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses performed by Citi are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the transaction were determined through arms-length negotiations between Horizon and Vidara and were approved by the Horizon board of directors. Citi provided advice to Horizon during such negotiations; however, Citi did not recommend any specific consideration or that any specific consideration constituted the only appropriate consideration in connection with the proposed transaction. The opinion of Citi and its presentation to the Horizon board of directors of directors were among many factors considered by the Horizon board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of the Horizon board of directors or Horizon management with respect to the transaction or the Transaction Consideration.

In selecting Citi as its lead financial advisor in connection with the transaction, Horizon considered, among other things, its qualification, capability, and reputation. In addition, Citi has substantial knowledge of and experience in the pharmaceutical sector. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private

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placements and valuations for estate, corporate and other purposes. For the foregoing reasons, Horizon selected Citi as its lead financial advisor.

In connection with Citi’s services as Horizon’s lead financial advisor, Horizon has agreed to pay Citi a transaction fee of $4,500,000, $1,000,000 of which became payable to Citi upon the delivery of its opinion and the balance of which is contingent upon the consummation of the transaction. In addition, Horizon has agreed to pay Citi a fee equal to 3% of the aggregate debt financing incurred by New Horizon and/or its subsidiaries in connection with the transaction for advising Horizon on such financing, which fee will be shared with Cowen, who is also advising Horizon on such financing. Horizon has also agreed to reimburse Citi for certain expenses incurred in performing their services, including reasonable travel and other reasonable deal-related expenses, including reasonable fees and expenses of its legal counsel. Horizon has also agreed to indemnify Citi and its affiliates and their respective directors, officers, agents and employees and each other person controlling Citi or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Citi’s engagement.

Citi and its affiliates have been engaged to provide strategic advisory services to Horizon on a going-forward basis, and may in the future provide other services to Horizon, Vidara and their respective affiliates unrelated to the transaction, including assisting in any secondary offering of equity securities received by Horizon in the transaction, for which Citi and its affiliates may receive compensation. In the ordinary course of Citi’s business, Citi and its affiliates may actively trade or hold the securities of Horizon for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. As described more fully below under the section titled “—Credit Agreement,” Citibank, N.A., an affiliate of Citi, will serve as administrative agent and collateral agent in relation to Horizon’s entry into the Credit Agreement pursuant to which it will receive customary fees. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may in the future maintain relationships with Horizon, Vidara and their respective affiliates.

Interests of Certain Persons in the Merger

Management

Horizon—Employment Following the Merger

Pursuant to the Merger Agreement, the officers of New Horizon following the Merger will be designated by Horizon. As of the date of the proxy statement/prospectus, it is expected that the following current executive officers of Horizon will be the executive officers of New Horizon: Timothy P. Walbert, President, Chief Executive Officer and Chairman of the board of directors; Robert F. Carey, Executive Vice President and Chief Business Officer; Robert J. De Vaere, Executive Vice President and Chief Financial Officer (Mr. De Vaere will serve in such role until his retirement on September 30, 2014); Paul W. Hoelscher, Executive Vice President, Finance (Mr. Hoelscher will serve in such role until October 1, 2014, at which time he will then serve as Executive Vice President and Chief Financial Officer); Jeffrey W. Sherman, M.D., FACP, Executive Vice President, Development, Manufacturing and Regulatory Affairs and Chief Medical Officer; and Todd N. Smith, Executive Vice President and Chief Commercial Officer. Other current members of the Horizon management team may either continue to be employed by Horizon and be compensated by Horizon or may be employed by New Horizon and compensated by New Horizon. Their positions at Horizon or New Horizon may entitle these individuals to equity awards from New Horizon.

In addition, the compensation committee of the New Horizon board of directors may consider the role of Horizon’s executive officers played in securing and executing the Merger in connection with its determinations of payments under the Horizon annual bonus award program.

Horizon—Merger-Related Compensation

Under Horizon’s executive employment agreements and Horizon’s Amended and Restated Severance Benefit Plan, the Merger does not constitute a “change in control,” and therefore the Merger will not trigger any

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benefits under the executive employment agreements or the Severance Benefit Plan. Likewise, the Merger does not constitute a “change in control” under the equity compensation plans of Horizon and therefore will not cause any acceleration of outstanding Horizon equity awards. However, in connection with the Merger, certain payments may be made, as described below under “Golden Parachute Compensation.”

Golden Parachute Compensation

As discussed in “Certain Tax Consequences of the Merger—Tax Consequences of the Merger to U.S. Holders,” Horizon U.S. security holders will recognize gain or loss in connection with the Merger and any individuals which are each referred to in this proxy statement/prospectus as a “covered individual,” who is or was an executive officer or director of Horizon or New Horizon and subject to the reporting requirements of Section 16(a) of the Exchange Act at any time during the period commencing six months before and ending six months after the closing of the Merger will be subject to an excise tax (15% in 2014) under Section 4985 of the Code on the value of certain stock compensation held at any time during the same period by the covered individual.

The excise tax applies to all payments (or rights to payment) granted to the covered individuals by Horizon or New Horizon in connection with the performance of services if the value of such payment is based on (or determined by reference to) the value of stock in Horizon or New Horizon (excluding certain statutory incentive stock options and holdings in tax qualified plans). This includes any outstanding (a) nonqualified stock options, whether vested or unvested, (b) restricted stock awards that remain subject to forfeiture, (c) unvested restricted stock unit awards, (d) vested but deferred shares and (e) unvested performance restricted stock unit awards, in each case which are held by the covered individuals during this twelve month period. However, even if the excise tax is applicable generally, the excise tax will not apply to (i) any stock option which is exercised prior to the closing date of the Merger, or to the stock acquired in such exercise, if the related income is recognized on or before the closing date of the Merger, and (ii) any other specified stock compensation which is exercised, sold, distributed, cashed-out, or otherwise paid prior to the closing date of the Merger in a transaction in which income is recognized by the security holder.

The Horizon board of directors carefully considered the impact of the potential Section 4985 excise tax on the covered individuals, determining that the imposition of the tax on the covered individuals, when the vesting of outstanding equity awards subject to the excise tax is not being accelerated and covered individuals are receiving no additional benefit in connection with the transaction, would result in the affected individuals being deprived of a substantial portion of the value of their equity awards. The Horizon board of directors concluded that it would not be appropriate to permit a significant burden arising from a transaction expected to bring significant strategic and financial benefits to Horizon and its stockholders, including operational and tax synergies, to be imposed on the individuals most responsible for consummating the transaction and promoting the success of the combined companies.

In addition, the Horizon board of directors assessed and compared the relative costs and benefits of two potential approaches for mitigating the possible impact of the Section 4985 excise tax: (1) reimbursing the covered individuals for the Section 4985 excise tax that would be payable by them as a result of the transaction (and any resulting income), and (2) accelerating the vesting of and/or canceling the equity awards held by the covered individuals. In weighing these alternatives, and deciding in favor of reimbursing the covered individuals for the Section 4985 excise tax and the resulting income, as opposed to accelerating the vesting and delivery of outstanding equity awards, the Horizon board of directors considered the high cost to Horizon, New Horizon and their shareholders of accelerating the vesting of the equity awards. Specifically the Horizon board of directors determined that accelerating the vesting and payment of outstanding equity awards to avoid the excise tax could result in Horizon or New Horizon incurring an unnecessary compensation expense following the Merger because it would also be necessary to make new equity grants in order to incentivize and retain key individuals and align the interests of the executive officers and directors with shareholders following the Merger. Conversely, if the covered individuals are reimbursed for the excise tax, Horizon will only incur additional expense when and to the extent it is determined that the excise tax is applicable.

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In addition, the Horizon board of directors considered the strong desire to continue to align the interests of executive officers and directors with stockholder interests through substantial and meaningful officer and director equity ownership. Each of Horizon’s executive officers has a significant number of unvested equity awards. The board determined that the effect of accelerating the vesting of, or canceling, such awards would be to lose significant retention value during a crucial period. Furthermore, the Horizon board of directors considered the preference that Horizon’s executive officers hold long-term performance-based compensation, which represents a large percentage of the unvested awards outstanding, and that accelerating the vesting of these performance-based awards could result in unearned compensation being paid to the executives.

Therefore, after careful consideration, the Horizon board of directors concluded that, if the Merger is approved, Horizon would provide the covered individuals with a payment with respect to the excise tax, so that, on a net after-tax basis, they would be in the same position as if no such excise tax had applied to them, which payment is referred to in this proxy statement/prospectus as the “excise tax and gross up payment.” The actual amounts to be paid to the covered individuals by Horizon will not be determinable until after the consummation of the transactions contemplated by the Merger Agreement. These amounts would be paid following the closing of the Merger, which is subject to approval and adoption of the Merger Agreement and the Merger by Horizon’s stockholders, when the excise tax becomes due and payable in 2015. These payments are intended only to place the covered individuals in the same position as other Horizon stockholders with respect to their equity compensation after the Merger. In addition, the covered individuals will retain the obligation to pay income and other taxes on all of their individual equity awards when due. The outstanding equity awards held by the covered individuals will continue to reflect the same terms, including vesting schedules, at the combined entity.

The estimated value of the excise tax and gross up payment for each of the Horizon named executive officers (and each additional executive officer identified) is set forth below in the table entitled “Golden Parachute Compensation.” When compared against the enhanced value of the transactions to Horizon’s stockholders, the potential cost of the excise tax and gross up payment is relatively insignificant. The estimated aggregate excise tax and gross up payment to Horizon’s five non-employee directors is approximately $566,339 based on the number of options held by each of the non-employees directors as of June 17, 2014 plus the automatic grant of stock options for 20,000 shares of Horizon common stock that each eligible non-employee director received in connection with Horizon’s 2014 annual meeting on June 27, 2014. In each case, the estimated value of the payments was calculated based on certain assumptions as set forth in footnote 2 to the “Golden Parachute Compensation” table and does not include any tax reimbursement related to any stock-based compensation grants that may be made to the covered individuals during the 6-month period following the Merger. Any such grants will be made in the discretion of the New Horizon board of directors as determined to be appropriate in furtherance of a compensation philosophy intended to support New Horizon’s business strategy by attracting and retaining highly-talented individuals and motivating them to achieve competitive corporate performance. The value of any such grants (and any related tax reimbursement) is not determinable at this time. However, the Horizon board of directors expects that the New Horizon board of directors will determine that no grants of stock-based compensation will be made to any director of New Horizon who is currently a director of Horizon or to any member of New Horizon’s executive management team who is currently an executive officer of Horizon during the 6-month period following the Merger.

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The following table and the related footnotes present information about the estimated excise tax and gross up payments to the named executive officers of Horizon in connection with the Merger (and such additional individuals identified in the table below), were it to have occurred on June 17, 2014, the latest practicable date prior to the initial filing of this proxy statement/prospectus. The compensation shown in the table below is subject to a nonbinding advisory vote of the stockholders of Horizon at the Special Meeting, as described in this proxy statement/prospectus under “Stockholder Advisory Vote on Certain Compensatory Arrangements.”

Golden Parachute Compensation

Name(1)	Estimated Excise Tax and Gross Up Payment ($)(2)
Timothy P. Walbert	$3,666,273
Robert F. Carey	$1,603,307
Robert J. De Vaere	$1,272,787
Paul W. Hoelscher	$803,589	(3)
Jeffrey W. Sherman, M.D., FACP	$1,149,917
Todd N. Smith	$774,239
Michael Adatto(4)	—

	$9,270,112

(1)	Under applicable SEC rules, Horizon’s named executive officers for this purpose include the individuals who served as Horizon’s principal executive officer and principal financial officer during 2013 as well as Horizon’s three other most highly compensated executive officers during 2013. Horizon’s current executive vice president and chief business officer, Robert F. Carey, and current executive vice president, finance, Paul W. Hoelscher, each of whom commenced employment with Horizon after the end of 2013, have been included in this table for informational purposes even though they are not a named executive officer under applicable SEC rules.
(2)	Represents the potential aggregate payments in U.S. dollars to be made in respect of certain equity awards, as described in greater detail above in the section entitled “Golden Parachute Compensation.” The amounts in this column are in U.S. dollars and consist of the estimated excise tax and gross up payments to be made to the individuals set forth in this table as a result of the consummation of the proposed transaction. The amount of the payment would be calculated based on the closing price of Horizon’s stock as of the consummation of the Merger and each individual’s relevant equity awards held as of that date. For purposes of the table above, the estimated excise tax and gross up payment is calculated based on: (a) an assumed price of Horizon’s stock of $16.17 (the average closing price per Horizon share over the first five business days following the public announcement of the transactions on March 19, 2014); (b) the assumption that the transactions were consummated on June 17, 2014; (c) the individuals’ relevant stock-based compensation held as of June 17, 2014; (d) a 15% excise tax rate; and (e) each individual’s estimated effective tax rate, including a federal marginal income tax rate of 39.6% and applicable state, local and payroll taxes. The amounts in this column do not include any tax reimbursement related to any stock-based compensation grant that may be made to the covered individuals during the 6-month period following the Merger. The actual amount of the excise tax and gross up payment for each covered individual, if any, will not be determinable until after the consummation of the proposed transaction.
(3)	Mr. Hoelscher’s estimated excise tax and gross up payment reflected in the table above assumes that, as of June 17, 2014, the Horizon board of directors had granted, and that Mr. Hoelscher holds, the stock option award and restricted stock unit award contemplated by Mr. Hoelscher’s employment agreement and subsequently granted to Mr. Hoelscher on June 27, 2014.
(4)	Mr. Adatto terminated his employment effective as of June 17, 2013. Because Mr. Adatto was not an executive officer within six months before closing, his equity awards are not subject to the excise tax and accordingly, he will not receive any excise tax and gross up payment in connection with the Merger.

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Vidara

The following current key employees of Vidara, Vidara U.S. and Vidara Therapeutics Research Limited will continue their employment following the Merger with New Horizon, Vidara U.S. or Vidara Therapeutics Research Limited, as applicable: Brian Andersen, David Kelly, John Devane, Mary Martin, Patrick Ashe and Tim Thrailkill.

These key employees’ positions with New Horizon, Vidara Therapeutics Research Limited or Vidara U.S., as applicable, will entitle them to possible compensation pursuant to retention bonus agreements, as described below.

Virinder Nohria, M.D., Ph.D., the President and Chief Medical Officer of the Vidara Group, will end his employment with the Vidara Group as of the closing date and will become a consultant pursuant to the terms of an executed consulting agreement with Horizon that will become effective on the closing date, as described below.

None of the employees of Vidara, Vidara U.S. and Vidara Therapeutics Research Limited hold any equity interests in Vidara. However, such employees hold equity interests in Vidara Holdings which owns Vidara, and it is expected that those equity interests will entitle such employees to acquire from Vidara Holdings certain of the New Horizon ordinary shares that will be held by Vidara Holdings and a portion of the cash consideration paid in the transaction.

Description of Key Agreements

Brian Andersen Retention Bonus Agreement. In connection with the Merger, Vidara U.S. and Mr. Andersen have entered into a retention bonus agreement and general release of claims that will become effective on the closing date and that amends all prior employment-related agreements between Mr. Andersen and Vidara U.S. Following the closing date, Mr. Andersen will continue his employment with an Applicable Employer (as defined in the retention bonus agreement) on the terms and conditions set forth in his original employment agreement and as amended in the retention bonus agreement. If Mr. Andersen remains employed by an Applicable Employer through and including the earlier of the one year anniversary of the closing and the date of a change of control of the New Horizon (as defined in the retention bonus agreement) (the “Vesting Date”), Mr. Andersen will be eligible to receive a one-time retention bonus cash payment in the amount of $702,000. If, prior to the Vesting Date, Mr. Andersen terminates his employment without Good Reason (as defined in the retention bonus agreement), or if an Applicable Employer terminates Mr. Andersen’s employment for Cause (as defined in the retention bonus agreement), Mr. Andersen will not be eligible to receive the retention bonus. If, prior to the Vesting Date: (i) Mr. Andersen terminates his employment for Good Reason, (ii) an Applicable Employer terminates his employment without Cause, or (iii) Mr. Andersen’s employment is terminated due to death or Disability (as defined in the retention bonus agreement), then Mr. Andersen will be paid the retention bonus on the sixty day anniversary of the termination of his employment, subject to his execution of a general release of claims, which must become effective prior to the sixty day anniversary of the termination of his employment.

David Kelly Retention Bonus Agreement. In connection with the Merger, Vidara Therapeutics Research Limited and Mr. Kelly have entered into a retention bonus agreement and general release of claims that will become effective on the closing date and that amends all prior employment-related agreements between Mr. Kelly and Vidara Therapeutics Research Limited. Following the closing date, Mr. Kelly will continue his employment with an Applicable Employer (as defined in the retention bonus agreement) on the terms and conditions set forth in his original employment agreement and as amended in the retention bonus agreement. If Mr. Kelly remains employed by an Applicable Employer through and including the Vesting Date, Mr. Kelly will be eligible to receive a one-time retention bonus cash payment in the amount of €560,000. If, prior to the Vesting Date, Mr. Kelly terminates his employment without Good Reason (as defined in the retention bonus agreement), or if an Applicable Employer terminates Mr. Kelly’s employment for Cause (as defined in the retention bonus

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agreement), Mr. Kelly will not be eligible to receive the retention bonus. If, prior to the Vesting Date: (i) Mr. Kelly terminates his employment for Good Reason, (ii) an Applicable Employer terminates his employment without Cause, or (iii) Mr. Kelly’s employment is terminated due to death or Disability (as defined in the retention bonus agreement), then Mr. Kelly will be paid the retention bonus on next payroll processing date following the termination of his employment, subject to his execution of a general release of claims, which must become effective prior to the next payroll processing date following the termination of his employment.

John Devane Retention Bonus Agreement. In connection with the Merger, Vidara Therapeutics Research Limited and Mr. Devane have entered into a retention bonus agreement and general release of claims that will become effective on the closing date and that amends all prior employment-related agreements between Mr. Devane and Vidara Therapeutics Research Limited. Following the closing date, Mr. Devane will continue his employment with an Applicable Employer (as defined in the retention bonus agreement) on the terms and conditions set forth in his original employment agreement and as amended in the retention bonus agreement. If Mr. Devane remains employed by an Applicable Employer through and including the Vesting Date, Mr. Devane will be eligible to receive a one-time retention bonus cash payment in the amount of €225,000. If, prior to the Vesting Date, Mr. Devane terminates his employment without Good Reason (as defined in the retention bonus agreement), or if an Applicable Employer terminates Mr. Devane’s employment for Cause (as defined in the retention bonus agreement), Mr. Devane will not be eligible to receive the retention bonus. If, prior to the Vesting Date: (i) Mr. Devane terminates his employment for Good Reason, (ii) an Applicable Employer terminates his employment without Cause, or (iii) Mr. Devane’s employment is terminated due to death or Disability (as defined in the retention bonus agreement), then Mr. Devane will be paid the retention bonus on next payroll processing date following the termination of his employment, subject to his execution of a general release of claims, which must become effective prior to the next payroll processing date following the termination of his employment.

Mary Martin Retention Bonus Agreement. In connection with the Merger, Vidara Therapeutics Research Limited and Ms. Martin have entered into a retention bonus agreement and general release of claims that will become effective on the closing date and that amends all prior employment-related agreements between Ms. Martin and Vidara Therapeutics Research Limited. Following the closing date, Ms. Martin will continue her employment with an Applicable Employer (as defined in the retention bonus agreement) on the terms and conditions set forth in her original employment agreement and as amended in the retention bonus agreement. If Ms. Martin remains employed by an Applicable Employer through and including the Vesting Date, Ms. Martin will be eligible to receive a one-time retention bonus cash payment in the amount of €350,625. If, prior to the Vesting Date, Ms. Martin terminates her employment without Good Reason (as defined in the retention bonus agreement), or if an Applicable Employer terminates Ms. Martin’s employment for Cause (as defined in the retention bonus agreement), Ms. Martin will not be eligible to receive the retention bonus. If, prior to the Vesting Date: (i) Ms. Martin terminates her employment for Good Reason, (ii) an Applicable Employer terminates her employment without Cause, or (iii) Ms. Martin’s employment is terminated due to death or Disability (as defined in the retention bonus agreement), then Ms. Martin will be paid the retention bonus on next payroll processing date following the termination of her employment, subject to her execution of a general release of claims, which must become effective prior to the next payroll processing date following the termination of her employment.

Patrick Ashe Retention Bonus Agreement. In connection with the Merger, Vidara Therapeutics Research Limited and Mr. Ashe have entered into a retention bonus agreement and general release of claims that will become effective on the closing date and that amends all prior employment-related agreements between Mr. Ashe and Vidara Therapeutics Research Limited. Following the closing date, Mr. Ashe will continue his employment with an Applicable Employer (as defined in the retention bonus agreement) on the terms and conditions set forth in his original employment agreement and as amended in the retention bonus agreement. If Mr. Ashe remains employed by an Applicable Employer through and including the Vesting Date, Mr. Ashe will be eligible to receive a one-time retention bonus cash payment in the amount of €350,625. If, prior to the Vesting Date, Mr. Ashe terminates his employment without Good Reason (as defined in the retention bonus agreement), or if an Applicable Employer terminates Mr. Ashe’s employment for Cause (as defined in the retention bonus

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agreement), Mr. Ashe will not be eligible to receive the retention bonus. If, prior to the Vesting Date: (i) Mr. Ashe terminates his employment for Good Reason, (ii) an Applicable Employer terminates his employment without Cause, or (iii) Mr. Ashe’s employment is terminated due to death or Disability (as defined in the retention bonus agreement), then Mr. Ashe will be paid the retention bonus on next payroll processing date following the termination of his employment, subject to his execution of a general release of claims, which must become effective prior to the next payroll processing date following the termination of his employment.

Tim Thrailkill Retention Bonus Agreement. In connection with the Merger, Vidara Therapeutics Research Limited and Mr. Thrailkill have entered into a retention bonus agreement and general release of claims that will become effective on the closing date and that amends all prior employment-related agreements between Mr. Thrailkill and Vidara Therapeutics Research Limited. Following the closing date, Mr. Thrailkill will continue his employment with an Applicable Employer (as defined in the retention bonus agreement) on the terms and conditions set forth in his original employment agreement and as amended in the retention bonus agreement. If Mr. Thrailkill remains employed by an Applicable Employer through and including the Vesting Date, Mr. Thrailkill will be eligible to receive a one-time retention bonus cash payment in the amount of €85,930. If, prior to the Vesting Date, Mr. Thrailkill terminates his employment without Good Reason (as defined in the retention bonus agreement), or if an Applicable Employer terminates Mr. Thrailkill’s employment for Cause (as defined in the retention bonus agreement), Mr. Thrailkill will not be eligible to receive the retention bonus. If, prior to the Vesting Date: (i) Mr. Thrailkill terminates his employment for Good Reason, (ii) an Applicable Employer terminates his employment without Cause, or (iii) Mr. Thrailkill’s employment is terminated due to death or Disability (as defined in the retention bonus agreement), then Mr. Thrailkill will be paid the retention bonus on next payroll processing date following the termination of his employment, subject to his execution of a general release of claims, which must become effective prior to the next payroll processing date following the termination of his employment.

Virinder Nohria, M.D., Ph.D. Amendment to Employment Agreement and Consulting Agreement. In connection with the Merger, Vidara U.S. and Dr. Nohria have entered into an amendment to employment agreement that will become effective on the closing date. Per the amendment to the employment agreement, following the closing date, Dr. Nohria’s employment with Vidara U.S. will be terminated, and Dr. Nohria will be eligible to receive a $484,000 lump sum payment contingent on his execution of a general release of claims. Per the consulting agreement, following the closing date, Dr. Nohria will be hired as a consultant by Horizon, and will be paid $10,000 per month of service as a consultant.

Directors

It is expected that the current directors of Vidara, other than Dr. Nohria, will resign following completion of the Merger. Following the completion of the Merger, it is expected that the current directors of Horizon will become, and Dr. Nohria will remain, directors of New Horizon, and the non-employee directors of New Horizon may be entitled to compensation from New Horizon for such services. However, as of the date of this proxy statement/prospectus, a final determination as to who will be appointed to the New Horizon board of directors has not been made and the requisite corporate action to appoint the persons who will serve as directors of New Horizon following the completion of the Merger has not been effected; accordingly, the persons who will serve as directors of New Horizon following the completion of the Merger may differ from the persons currently expected to serve in such capacity. See “Management and Other Information of New Horizon—Directors of New Horizon.”

As described above under the heading “—Golden Parachute Compensation,” the Horizon board of directors has approved excise tax and gross up payments to covered individuals, if applicable, which includes the current directors of Horizon.

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Indemnification

The Horizon bylaws require it to indemnify its directors and executive officers to the fullest extent not prohibited by Delaware law or any other applicable law and provide that the extent of such indemnification may be modified by individual contracts with the directors and executive officers. Accordingly, Horizon has entered into indemnity agreements with each of its directors and executive officers that require it to indemnify such persons against any and all expenses (including attorneys’ fees), judgments, penalties, fines and settlement amounts incurred in connection with any action or proceeding arising out of their services as one of Horizon’s directors or executive officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at Horizon’s request; provided that Horizon is not obligated to provide indemnification for, among other things, any claim made against an indemnitee (i) for which a final judgment is made that the indemnitee’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct, or (ii) on account of conduct that is established by a final judgment as constituting a breach of the indemnitee’s duty of loyalty to Horizon.

Vidara has entered into indemnity agreements with each of Dr. Nohria, Mr. Kelly and Mr. Ashe (the “Vidara Indemnified Persons”) pursuant to which Vidara has agreed, to the extent permitted by applicable law, to indemnify each such Vidara Indemnified Person against any and all expenses (including attorneys’ fees), judgments, penalties, fines and settlement amounts incurred in connection with any action or proceeding arising out of their services as one of Vidara’s directors or executive officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at Vidara’s request (other than Vidara Holdings); provided that Vidara is not obligated to provide indemnification for, among other things, any claim made against an indemnitee (i) for which a final judgment is made that the indemnitee’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct, or (ii) on account of conduct that is established by a final judgment as constituting negligence, default, a breach of duty or a breach of trust in relation to Vidara. The terms of the indemnity agreements entered into between Vidara and each of the Vidara Indemnified Persons are based on, and are substantially similar to, the existing indemnity agreements between Horizon and each of its directors and executive officers (the “Horizon Indemnification Agreements”), but have been revised to comply with applicable Irish law. New Horizon intends to enter into comparable indemnity agreements with Horizon’s current directors and executive officers at the closing to ensure that such persons benefit from the indemnification protections afforded to corporate directors and officers under applicable Irish law. Due to more restrictive provisions of Irish law in relation to the indemnification of directors and officers, the Vidara Indemnified Persons have also entered into indemnification agreements with Merger Sub that are substantially similar to the Horizon Indemnification Agreements.

For at least six years from and after the closing date, Vidara has agreed to indemnify and hold harmless all past and present officers and directors of Vidara and its affiliates to the same extent such persons are currently indemnified pursuant to organizational documents for acts or omissions occurring on or prior to the closing date.

At or prior to the Merger, Horizon may, at its sole and absolute discretion, purchase a directors’ and officers’ liability insurance “tail policy” with a claims period of six years from the Merger, and on terms and conditions no less favorable to the indemnified persons than those in effect under the existing policy of directors’ and officers’ liability insurance maintained by Vidara and its affiliates as of the closing date. If such “tail policy” is not obtained prior to the Merger, Horizon has agreed that it shall cause to be obtained and maintained in effect, for a period of six years after the closing date, policies of directors’ and officers’ liability insurance protecting the indemnified persons with coverage and containing terms and conditions (including with respect to deductible, amount and payment of attorneys’ fees) that are no less favorable in the aggregate than those of Vidara’s policies existing as of the closing; provided, that (i) Horizon may substitute for the existing policy a policy or policies of comparable coverage and (ii) Horizon shall not be required to pay annual premiums for the existing policy (or for any substitute policies) in excess of 300% of the annual premium paid by Vidara or its affiliates for the existing policy. The terms of the indemnity agreements entered into between Vidara and each of its directors and officers are based on, and are substantially similar to, the existing indemnity agreements between Horizon and each of its directors and officers, but have been revised to comply with applicable Irish law. New Horizon intends to enter

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into comparable indemnity agreements with Horizon’s current directors and officers at the closing to ensure that such persons benefit from the indemnification protections afforded to corporate directors and officers under applicable Irish law.

Security Ownership of Certain Beneficial Owners and Management

Horizon

The following table sets forth certain information regarding the beneficial ownership of Horizon common stock as of April 30, 2014 (except as noted) by: (i) each of Horizon’s current directors; (ii) each of the persons named in the Summary Compensation Table included in this proxy statement/prospectus under the section entitled “Executive Compensation” (such persons are referred to in this proxy statement/prospectus as Horizon’s “named executive officers”); (iii) all current executive officers and directors of Horizon as a group; and (iv) all those known by Horizon to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(2)
Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Total
5% Stockholders:
Fidelity and its affiliates	6,698,856	(3)	8.8%
82 Devonshire St.
Boston, Massachusetts 02109
Essex Woodlands Health Ventures Fund VII, L.P. 335 Bryant St., 3rd Floor Palo Alto, CA 94301	5,815,940	(4)	7.9%
Deerfield Management, L.P. 780 Third Avenue, 37th Floor New York, NY 10017	4,638,888	(5)	6.3%
Broadfin Capital, LLC	4,257,469	(6)	5.8%
237 Park Avenue, Suite 900
New York, NY 10017
Quaker Bioventures Capital II, LLC 2929 Arch St., 3rd Floor, the Cira Centre Philadelphia, PA 19104-2857	4,206,378	(7)	5.7%
CD-Venture and its affiliates Bergheimer St. 89/1 69115 Heidelberg, Germany	4,157,575	(8)	5.6%
Atlas Venture Fund VI, L.P. and its affiliates 25 First Street, Suite 303	3,895,404	(9)	5.3%
Cambridge, MA 02141
Named Executive Officers and Directors:
Jeff Himawan, Ph.D.	5,815,940	(10)	7.9%
Jeffrey W. Bird, M.D., Ph.D.	3,531,819	(11)	4.8%
Michael Grey	34,917	(12)	*
Ronald Pauli	34,917	(13)	*
Gino Santini	33,162	(14)	*
H. Thomas Watkins	6,666	(15)	*
Timothy P. Walbert	754,984	(16)	1.0%
Robert J. De Vaere	296,644	(17)	*
Jeffrey W. Sherman, M.D., FACP	297,746	(18)	*
Todd N. Smith	114,656	(19)	*
All current directors and executive officers as a group (11 persons)	10,946,451	(20)	14.5%

*	Represents beneficial ownership of less than 1%.

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(1)	Unless otherwise provided in the table above or in the notes below, the address for each of the beneficial owners listed is c/o Horizon Pharma, Inc., 520 Lake Cook Road, Suite 520, Deerfield, IL 60015.
(2)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to (i) community property laws where applicable and (ii) the voting agreements entered into with Horizon and Vidara Therapeutics by certain of the stockholders with which certain of Horizon’s directors are affiliated or associated as described under the section entitled “Other Related Agreements—The Voting Agreements,” Horizon believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 73,247,110 shares of Horizon common stock outstanding on April 30, 2014, adjusted as required by rules promulgated by the SEC.

The number of shares beneficially owned includes shares of Horizon common stock issuable pursuant to the exercise of stock options and warrants that are exercisable within 60 days of April 30, 2014, as well as restricted stock units that are fully vested but are subject to a delayed issuance stock award such that the underlying shares have not yet been issued.

Shares issuable pursuant to the exercise of stock options and warrants that are exercisable within 60 days of April 30, 2014 and shares issuable upon the fully vested restricted stock units for which the underlying shares have not yet been issued are deemed to be outstanding and beneficially owned by the person to whom such shares are issuable for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes (a) 3,915,400 shares and (b) 2,783,456 shares issuable upon exercise of warrants. This information is based on the Schedule 13G filed with the SEC on January 10, 2014 by FMR LLC, which reflects beneficial ownership as of December 31, 2013. FMR LLC reported that it had beneficial ownership of, and sole dispositive power with respect to, 3,915,400 shares of Horizon common stock, including 2,783,456 shares issuable upon exercise of warrants. The Schedule 13G includes shares beneficially owned by Edward C. Johnson, III and family members, Fidelity Management & Research Company (“Fidelity”), Fidelity SelectCo, LLC (“SelectCo”), and Strategic Advisers, Inc. (“Strategic Advisers”). Fidelity, SelectCo and Strategic Advisers are all wholly-owned subsidiaries of FMR LLC and are beneficial owners as a result of acting as investment advisers to various registered investment companies (the “Fidelity funds”). Mr. Johnson is Chairman of FMR LLC. The Schedule 13G states that Mr. Johnson and various family members, through their ownership of FMR LLC common stock and the execution of a stockholders’ voting agreement, may be deemed a controlling group with respect to FMR LLC. The Schedule 13G also states that neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the Fidelity funds’ boards of trustees pursuant to established guidelines.
(4)	Includes (a) 5,064,731 shares and (b) 751,209 shares issuable upon exercise of warrants. James L. Currie, Jeff Himawan, Martin Sutter, Immanuel Thangaraj and Petri Vainio share voting and investment power over the shares held by Essex Woodlands Health Ventures Fund VII, L.P. and each disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(5)	Includes (a) 4,488,888 shares and (b) 150,000 shares issuable upon exercise of warrants. This information is based on the Schedule 13G filed with the SEC on February 14, 2014. The shares are beneficially owned by Deerfield Partners, L.P., Deerfield International Master Fund, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P., of which Deerfield Management, L.P. is the general partner.
(6)	Includes 4,257,469 shares beneficially owned by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Limited and Kevin Kotler. This information is based on the Schedule 13G filed on February 14, 2014 with the SEC.
(7)	Includes (a) 3,516,009 shares and (b) 690,369 shares issuable upon exercise of warrants. This information is based on the Schedule 13G filed with the SEC on February 14, 2013. Quaker BioVentures Capital II, L.P., the general partner of Quaker BioVentures II, L.P., and Quaker BioVentures Capital II, LLC, the general partner of Quaker BioVentures Capital II, L.P., may be deemed to share voting and investment power with respect to such shares with Quaker BioVentures II, L.P.
(8)	Includes (a) 3,595,714 shares and (b) 561,861 shares issuable upon exercise of warrants. This information is based on the Schedule 13G filed with the SEC on February 14, 2014 by Christoph F. Boehringer and CD-Venture GmbH. Mr. Boehringer is the beneficial owner of 4,157,575 shares of Horizon common stock, including 2,357,575 shares of Horizon common stock beneficially owned by CD-Venture.
(9)	Includes (a) 3,516,377 shares held by Atlas Venture Fund VI, L.P. (“Atlas VI”), (b) 64,385 shares held by Atlas Venture Fund VI GmbH & Co. KG (“Atlas GmbH”), (c) 107,532 shares held by Atlas Venture Entrepreneurs’ Fund VI, L.P. (“Atlas EVC”), and (d) 197,456, 3,616, and 6,038 shares issuable upon exercise of warrants held by Atlas VI, Atlas GmbH and Atlas EVC, respectively. These shares are held directly by Atlas VI, Atlas EVC and Atlas GmbH. Atlas Venture Associates VI, L.P. (“AVA VI L.P.”) is the sole general partner of Atlas VI and Atlas EVC and the managing limited partner of Atlas GmbH. Atlas Venture Associates VI, Inc. (“AVA VI Inc.”) is the sole general partner of AVA VI L.P. Jean-Francois Formela, M.D., Jeffrey Fagnan and Kristen Laguerre are each directors of AVA VI Inc. As a result, each of Dr. Formela, Mr. Fagnan and Ms. Laguerre may be deemed to have beneficial ownership with respect to all shares held by AVA VI Inc. Each of the foregoing disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein. Dr. Formela served on the Horizon board of directors until April 2014.
(10)	Includes the shares referred to in footnote (4) above. Dr. Himawan disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(11)

Includes (a) 178,406 shares held by the Jeffrey W. Bird and Christina R. Bird Trust dated October 31, 2000 (the “Bird Trust”), of which Dr. Bird is a trustee, (b) 21,685 shares issuable upon exercise of warrants held by the Bird Trust, (c) 2,837,826 shares held by Sutter Hill Ventures, a California Limited Partnership (“SHV”), (d) 458,902 shares issuable upon exercise of warrants held by SHV, (e) 5,000 shares held by Dr. Bird in a Roth IRA account, (f) l,250 shares issuable upon the exercise of warrants held by Dr. Bird in a Roth IRA account, (g) 7,000 shares held by NestEgg Holdings, a Limited Partnership, (h) 1,750 shares issuable upon exercise of warrants held by

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NestEgg Holdings and (i) 20,000 shares that Dr. Bird has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options. Dr. Bird disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(12)	Includes 34,917 shares that Mr. Grey has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(13)	Includes 34,917 shares that Mr. Pauli has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(14)	Includes 33,162 shares that Mr. Santini has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(15)	Includes 6,666 shares that Mr. Watkins has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(16)	Includes (a) 105,207 shares, (b) 75,465 restricted stock units that are fully vested but are subject to a delayed issuance stock award such that the underlying shares have not yet been issued and (c) 574,312 shares that Mr. Walbert has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(17)	Includes (a) 68,604 shares, (b) 32,890 restricted stock units that are fully vested but are subject to a delayed issuance stock award such that the underlying shares have not yet been issued and (c) 195,150 shares that Mr. De Vaere has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(18)	Includes (a) 73,309 shares, (b) 29,287 restricted stock units that are fully vested but are subject to a delayed issuance stock award such that the underlying shares have not yet been issued and (c) 195,150 shares that Dr. Sherman has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(19)	Includes (a) 22,924 shares, (b) 31,787 restricted stock units that are fully vested but are subject to a delayed issuance stock award such that the underlying shares have not yet been issued and (c) 59,945 shares that Mr. Smith has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(20)	Includes the following held by Horizon executive officers (which includes Robert F. Carey) and directors, in the aggregate: (a) 8,363,007 shares, (b) 169,429 restricted stock units that are fully vested but are subject to a delayed issuance stock award such that the underlying shares have not yet been issued, (c) 1,179,219 shares that can be acquired within 60 days of April 30, 2014 pursuant to the exercise of stock options and (d) 1,234,796 shares issuable upon the exercise of warrants.

Vidara

Vidara is wholly owned by Vidara Holdings which, following completion of the reorganization, but prior to the consummation of the Merger, will hold 31,350,000 ordinary shares of Vidara. Vidara Holdings’ principal office is located at c/o DFW Capital Partners, 300 Frank W. Burr Blvd., Suite 5, Teaneck, NJ 07666.

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Principal Shareholders Following the Merger

The following table sets forth certain information, as of April 30, 2014 (except as noted), regarding the expected beneficial ownership of New Horizon ordinary shares, after giving effect to the proposed Merger by: (i) each of the individuals who is expected to be a director of New Horizon following the completion of the Merger; (ii) each of the individuals who is expected to be an executive officer of New Horizon following the completion of the Merger (which is currently expected to be the current executive officers of Horizon); (iii) all individuals expected to be directors and executive officers of New Horizon as a group following the completion of the Merger; and (iv) each person that, based on current ownership of Horizon common stock or ordinary shares of Vidara or otherwise, is expected to be a beneficial owner of more than five percent of New Horizon ordinary shares. The percentage of shares beneficially owned in the following table is based on 104,597,110 New Horizon ordinary shares estimated to be outstanding immediately following the Merger. The number of New Horizon ordinary shares estimated to be outstanding immediately following the Merger is calculated based on the number of shares of Horizon common stock outstanding on April 30, 2014.

	Beneficial Ownership(2)
Name and Address of Beneficial Owner(1)	Number of Shares of Horizon Common Stock(3) (a)		Number of Vidara Ordinary Shares (b)		Number of New Horizon Ordinary Shares After the Merger		Percent of Total After the Merger(4)
5% Stockholders:
Vidara Therapeutics Holdings LLC(5)	—		31,350,000	(6)	31,350,000	(6)	30.0%
c/o DFW Capital Partners 300 Frank W. Burr Blvd., Suite 5 Teaneck, NJ 07666
Fidelity and its affiliates	6,698,856	(7)	—		6,698,856		6.4%
82 Devonshire St.
Boston, MA 02109
Essex Woodlands Health Ventures Fund VII, L.P.	5,815,940	(8)	—		5,815,940		5.6%
335 Bryant St., 3rd Floor
Palo Alto, CA 94301
Executive Officers and Directors:
Jeff Himawan, Ph.D.	5,815,940	(9)	—		5,815,940		5.6%
Michael Grey	34,917	(10)	—		34,917		*
Ronald Pauli	34,917	(11)	—		34,917		*
Gino Santini	33,162	(12)	—		33,162		*
H. Thomas Watkins	6,666	(13)	—		6,666		*
Virinder Nohria, M.D., Ph.D.	—		—	(14)	—	(14)	*
Timothy P. Walbert	754,984	(15)	—		754,984		*
Robert F. Carey	25,000	(16)	—		25,000		*
Robert J. De Vaere	296,644	(17)	—		296,644		*
Jeffrey W. Sherman, M.D., FACP	297,746	(18)	—		297,746		*
Todd N. Smith	114,656	(19)	—		114,656		*
All expected directors and executive officers of New Horizon as a group (11 persons)	7,414,632	(20)	—	(14)	7,414,632	(20)	7.1%

*	Represents beneficial ownership of less than 1%.

(1)	Unless otherwise provided in the table above or in the notes below, the address for each of the beneficial owners listed is c/o Horizon Pharma, Inc., 520 Lake Cook Road, Suite 520, Deerfield, IL 60015.
(2)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to (i) community property laws where applicable and (ii) the voting agreements entered into with Horizon and Vidara by certain of the stockholders with which certain of Horizon’s directors are

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affiliated or associated as described under the section entitled “Other Related Agreements—The Voting Agreements,” Horizon and Vidara believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Columns (a) and (b) are included in this table for comparative purposes.
(3)	The number of shares of Horizon common stock beneficially owned includes shares of Horizon common stock issuable pursuant to the exercise of stock options and warrants that are exercisable within 60 days of April 30, 2014, as well as restricted stock units that are fully vested but are subject to a delayed issuance stock award such that the underlying shares have not yet been issued.
(4)	The percentage of shares beneficially owned is based on 104,597,110 New Horizon ordinary shares estimated to be outstanding immediately following the Merger, calculated as described above, and is determined in accordance with SEC rules.
(5)	The managers of Vidara Holdings are Mr. Balaji Venkataraman (Executive Chairman of the Vidara Group), Virinder Nohria (President and Chief Medical Officer of the Vidara Group), Keith Pennell (Managing Partner at DFW Capital Partners) and Donald DeMuth (Partner at DFW Capital Partners), each of whom disclaims beneficial ownership of the shares except to the extent of any pecuniary interest therein. Through trusts and other entities, Mr. Venkataraman controls 57.6% of the outstanding, voting membership interests of Vidara Holdings and 51.5% of the economic interests of Vidara Holdings. If Vidara Holdings distributes all of the ordinary shares of New Horizon pro rata to its members, Mr. Venkataraman will indirectly beneficially own 16,148,333 ordinary shares of New Horizon (or 15.4% of the total ordinary shares of New Horizon outstanding immediately after the Merger).

DFW Capital Partners III, L.P. (“DFW III”), a Delaware limited partnership, and DFW-Vidara, LLC (“DFW-Vidara”), a Delaware limited liability company, each an affiliate of DFW Capital Partners, are the record holders of an aggregate of approximately 25.4% of the outstanding, voting membership interests of Vidara Holdings and 14.3% of the economic interests of Vidara Holdings. In addition, by proxy, DFW III and DFW-Vidara have voting control over an additional 2.7% voting membership interests of Vidara Holdings held by Weichert Enterprises, LLC, which is a limited partner of DFW III and a member of Jersey Ventures (defined below). The principal business of DFW III is that of a private investment partnership. The general partner of DFW III is DFW III, LLC (“DFW III GP”), a Delaware limited liability company. The principal business of DFW III GP is that of acting as the general partner of DFW III. The principal business of DFW-Vidara is that of a private investment company. The managing member of DFW-Vidara is Jersey Ventures, LLC (“Jersey Ventures”), a Delaware limited liability company. The principal business of Jersey Ventures is serving as the managing member of DFW-Vidara and one or more other entities affiliated with DFW Capital Partners. The principal office of DFW III, DFW-Vidara, DFW III GP, Jersey Ventures and DFW Capital Partners is 300 Frank W. Burr Boulevard, Glenpointe Centre East, Suite 5, Teaneck, New Jersey 07666. The managers of DFW III GP, Jersey Ventures and DFW Capital Partners are Donald F. DeMuth, Keith W. Pennell and Brett L. Prager, each of whom is a citizen of the United States and each of whom disclaims beneficial ownership of the shares except to the extent of any pecuniary interest therein. If Vidara Holdings distributes all of the ordinary shares of New Horizon pro rata to its members, DFW III and DFW Vidara together will directly beneficially own, and DFW Capital Partners indirectly will beneficially own, 4,469,019 ordinary shares of New Horizon (or 4.3% of the total ordinary shares of New Horizon outstanding immediately after the Merger).

(6)	Consists of 31,350,000 ordinary shares of New Horizon that will be held by Vidara Holdings following completion of the reorganization, but prior to the consummation of the Merger.
(7)	Includes (a) 3,915,400 shares of Horizon common stock and (b) 2,783,456 shares of Horizon common stock issuable upon exercise of warrants. This information is based on the Schedule 13G filed with the SEC on January 10, 2014 by FMR LLC, which reflects beneficial ownership as of December 31, 2013. FMR LLC reported that it had beneficial ownership of, and sole dispositive power with respect to, 3,915,400 shares of Horizon common stock, including 2,783,456 shares of Horizon common stock issuable upon exercise of warrants. The Schedule 13G includes shares beneficially owned by Edward C. Johnson, III and family members, Fidelity, SelectCo, and Strategic Advisers. Fidelity, SelectCo and Strategic Advisers are all wholly-owned subsidiaries of FMR LLC and are beneficial owners as a result of acting as investment advisers to various Fidelity funds. Mr. Johnson is Chairman of FMR LLC. The Schedule 13G states that Mr. Johnson and various family members, through their ownership of FMR LLC common stock and the execution of a stockholders’ voting agreement, may be deemed a controlling group with respect to FMR LLC. The Schedule 13G also states that neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the Fidelity funds’ boards of trustees pursuant to established guidelines.
(8)	Includes (a) 5,064,731 shares of Horizon common stock and (b) 751,209 shares of Horizon common stock issuable upon exercise of warrants. James L. Currie, Jeff Himawan, Martin Sutter, Immanuel Thangaraj and Petri Vainio share voting and investment power over the shares held by Essex Woodlands Health Ventures Fund VII, L.P. and each disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(9)	Includes the shares of Horizon common stock referred to in footnote (8) above. Dr. Himawan disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(10)	Includes 34,917 shares of Horizon common stock that Mr. Grey has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(11)	Includes 34,917 shares of Horizon common stock that Mr. Pauli has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(12)	Includes 33,162 shares of Horizon common stock that Mr. Santini has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(13)	Includes 6,666 shares that Mr. Watkins has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(14)

Excludes 31,350,000 ordinary shares of New Horizon held by Vidara Holdings of which Dr. Nohria is a manager as described in note 5 above. Dr. Nohria disclaims beneficial ownership of the shares held by Vidara Holdings except to the extent of any pecuniary interest therein. If Vidara Holdings distributes all of the ordinary shares of New Horizon pro rata to its members, Dr. Nohria will beneficially

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own 2,156,351 ordinary shares of New Horizon (or 2.1% of the total ordinary shares of New Horizon outstanding immediately after the Merger).
(15)	Includes (a) 105,207 shares of Horizon common stock, (b) 75,465 restricted stock units that are fully vested but are subject to a delayed issuance stock award such that the underlying shares of Horizon common stock have not yet been issued and (c) 574,312 shares of Horizon common stock that Mr. Walbert has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(16)	Includes 25,000 shares of Horizon common stock that Mr. Carey has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(17)	Includes (a) 68,604 shares of Horizon common stock, (b) 32,890 restricted stock units that are fully vested but are subject to a delayed issuance stock award such that the underlying shares of Horizon common stock have not yet been issued and (c) 195,150 shares of Horizon common stock that Mr. De Vaere has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(18)	Includes (a) 73,309 shares of Horizon common stock, (b) 29,287 restricted stock units that are fully vested but are subject to a delayed issuance stock award such that the underlying shares of Horizon common stock have not yet been issued and (c) 195,150 shares of Horizon common stock that Dr. Sherman has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(19)	Includes (a) 22,924 shares of Horizon common stock, (b) 31,787 restricted stock units that are fully vested but are subject to a delayed issuance stock award such that the underlying shares of Horizon common stock have not yet been issued and (c) 59,945 shares of Horizon common stock that Mr. Smith has the right to acquire from Horizon within 60 days of April 30, 2014 pursuant to the exercise of stock options.
(20)	Includes the following held by expected executive officers and directors of New Horizon, in the aggregate: (a) 5,334,775 shares of Horizon common stock, (b) 169,429 restricted stock units that are fully vested but are subject to a delayed issuance stock award such that the underlying shares of Horizon common stock have not yet been issued, (c) 1,159,219 shares of Horizon common stock that can be acquired within 60 days of April 30, 2014 pursuant to the exercise of stock options and (d) 751,209 shares of Horizon common stock issuable upon the exercise of warrants, but excluding the 2,156,351 ordinary shares of New Horizon that Dr. Nohria would be expected to own if Vidara Holdings distributes all of its ordinary shares of New Horizon pro rata to its members. In the event of such a distribution, the expected directors and executive officers of New Horizon as a group will beneficially own 9,570,983 ordinary shares of New Horizon (or 9.2% of the total ordinary shares of New Horizon outstanding immediately after the Merger).

Regulatory Approvals Required

Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, the Merger cannot be consummated until notifications have been submitted and certain information has been furnished to the Antitrust Division and the FTC, and specified waiting period requirements have been satisfied. The Merger described in this proxy statement/prospectus is subject to the filing and waiting period requirements of the HSR Act.

Horizon and Mr. Balaji Venkataraman each filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC on April 1, 2014. However, early termination of the waiting period under the HSR Act was granted effective April 11, 2014.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin New Horizon’s acquisition of shares of Horizon common stock, or seeking the divestiture of shares of Horizon common stock acquired by New Horizon, or the divestiture of substantial assets of Horizon, Vidara or their respective subsidiaries.

Private parties, as well as state and foreign governments, may also bring legal action under the antitrust laws under certain circumstances. Horizon and Vidara believe that the completion of the Merger will not violate any antitrust laws. However, there can be no assurance that a challenge to the Merger or other related transactions on antitrust grounds will not be made or, if such a challenge is made, of the result, including any delay or bar to the completion of the Merger.

The antitrust and competition laws of certain foreign countries often apply to transactions such as the Merger and notifications may be required when such laws are applicable. Horizon and Vidara do not believe that any such foreign filings are required in connection with the Merger.

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Accounting Treatment of the Merger

The Merger will be accounted for using the acquisition method of accounting, with Horizon being treated as the accounting acquirer under U.S. GAAP. Under the acquisition method of accounting, assets and liabilities of Vidara will be, as of completion of the Merger, recorded at their respective fair values and added to those of Horizon, including potentially an amount for goodwill representing the difference between the acquisition consideration and the fair value of the identifiable net assets. Financial statements of New Horizon issued after the completion of the Merger will include the operations of Vidara beginning with the closing date, but will not be restated retroactively to include the historical financial position or results of operations of Vidara for the periods prior to the closing. Financial information presented for periods prior to the completion of the Merger will include the historical audited financial statements of Horizon.

Following the completion of the Merger, the earnings of New Horizon will reflect acquisition accounting adjustments, for example, amortization of identified intangible assets. Goodwill and acquired in-process research and development assets resulting from the Merger will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). The final determination of acquisition consideration will be determined at the closing and after completion of an analysis to determine the fair values of Vidara assets and liabilities. Accordingly, the final Merger consideration may be materially different from the amounts reflected in the unaudited pro forma condensed combined financial statements contained in this proxy statement/prospectus.

Restrictions on Resales

All New Horizon ordinary shares received by Horizon stockholders in the merger will be freely tradable, except that New Horizon ordinary shares received in the merger by persons who become affiliates of New Horizon for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of New Horizon generally include individuals or entities that control, are controlled by or are under common control with, New Horizon and may include the executive officers and directors of New Horizon as well as its principal stockholders.

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CERTAIN TAX CONSEQUENCES OF THE MERGER

This section contains a general discussion of the material tax consequences of (i) the Merger, (ii) post-Merger ownership and disposition of New Horizon ordinary shares and (iii) post-Merger operations of New Horizon.

The discussion under the caption “—U.S. Federal Income Tax Considerations” addresses (i) application of Section 7874 of the Code, which is referred to in this proxy statement/prospectus as “Section 7874,” to Horizon and New Horizon, (ii) the material U.S. federal income tax consequences of the Merger to Horizon and New Horizon, and (iii) the material U.S. federal income tax consequences to U.S. holders (as defined below) of (a) exchanging shares of Horizon common stock for New Horizon ordinary shares in the Merger, (b) holding 5.00% Convertible Senior Notes due 2018 (the “Convertible Notes”) at the time of the Merger and (c) owning and disposing of New Horizon ordinary shares and Convertible Notes.

The discussion of the Merger and of ownership and disposition of shares received in the Merger under “—Irish Tax Considerations” addresses certain Irish tax considerations of the Merger and subsequent operations for Horizon and New Horizon.

The discussion below is not a substitute for an individual analysis of the tax consequences of the Merger, post-Merger ownership and disposition of New Horizon ordinary shares or Convertible Notes or post-Merger operations of New Horizon. You should consult your own tax adviser regarding the particular U.S. (federal, state and local), Irish and other non-U.S. tax consequences of these matters in light of your particular situation.

U.S. Federal Income Tax Considerations

Scope of Discussion

The following is a summary of the material U.S. federal income tax consequences of the Merger generally expected to be applicable to U.S. holders (as defined below) of Horizon common stock, U.S. holders of New Horizon ordinary shares and to U.S. holders of Convertible Notes. The summary is based upon the existing provisions of the Code, applicable U.S. Treasury Regulations, which are referred to in this proxy statement/prospectus as the “Treasury Regulations,” judicial authority, administrative rulings effective as of the date hereof, and the income tax treaty between Ireland and the United States, which is referred to in this proxy statement/prospectus as the “tax treaty.” These laws and authorities are subject to change, possibly with retroactive effect. See for example “Risks Related to the Businesses of New Horizon—Future changes to U.S. and non-U.S. tax laws could materially adversely affect New Horizon” for one such proposed change that could have a material adverse affect on New Horizon. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of Horizon common stock, New Horizon ordinary shares and Convertible Notes as described herein. The discussion below does not address any state, local or foreign or any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate and gift tax consequences) that are applicable to U.S. holders. The tax treatment of the Merger to the holders will vary depending upon their particular situations.

The summary below is limited to U.S. holders who hold shares of Horizon common stock, New Horizon ordinary shares and Convertible Notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It is intended only as a summary of the material U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to approve the Merger. In particular, this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances, such as holders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are non-U.S. persons or entities, who are grantor trusts, banks, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, or tax-exempt entities, holders who hold their Horizon common stock, New Horizon ordinary shares or Convertible Notes through a partnership or other fiscally transparent person, holders who acquired their Horizon common stock or New Horizon ordinary shares in connection with stock option or stock purchase plans or in other compensatory

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transactions, holders who hold Horizon common stock, New Horizon ordinary shares or Convertible Notes as part of an integrated investment (including a “straddle”) comprised of Horizon common stock, New Horizon ordinary shares or Convertible Notes, as the case may be, and one or more other positions, holders who hold Horizon common stock, New Horizon ordinary shares or Convertible Notes subject to the constructive sale provisions of Section 1259 of the Code, holders who are certain former citizens or residents of the United States, holders who have a “functional currency” other than the dollar, holders that own (or are deemed to own, indirectly or by attribution) 10% or more of the New Horizon ordinary shares, or holders who generally mark their securities to market for U.S. federal income tax purposes.

If a partnership holds Horizon common stock, New Horizon ordinary shares or Convertible Notes, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners or partnerships holding Horizon common stock, New Horizon ordinary shares or Convertible Notes should consult their tax advisers.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Horizon common stock, New Horizon ordinary shares or Convertible Notes that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a U.S. domestic corporation or an entity taxable as a U.S. domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or the trust has made a valid election to be treated as a U.S. person under applicable Treasury Regulations.

Horizon has not requested, and does not intend to request, a ruling from the U.S. Internal Revenue Service, which is referred to in this proxy statement/prospectus as the “IRS,” and it is possible that the IRS may take different positions concerning the tax consequences of the Merger than those stated below and such positions could be sustained.

Tax Consequences of the Merger to Horizon and New Horizon

U.S. Federal Tax Classification of New Horizon as a Result of the Merger

For U.S. federal tax purposes, a corporation generally is considered a tax resident in the place of its organization or incorporation. Because Vidara is, and New Horizon will continue to be incorporated outside of the United States after the Merger, it would be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these general rules. Section 7874, however, contains rules (more fully discussed below) that can result in a foreign corporation being treated as a domestic corporation (i.e., a corporation organized or incorporated in the United States), and thereby a U.S. tax resident that is subject to U.S. federal income tax on its world-wide income. The application of these rules is complex, and there is little or no guidance on many important aspects of Section 7874.

Under Section 7874, a foreign corporation will be treated as a domestic corporation for U.S. federal tax purposes when (1) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a domestic corporation (including the indirect acquisition of assets by acquiring all the outstanding shares of the domestic corporation), (2) the former shareholders of the domestic corporation are treated as holding at least 80% (by either vote or value) of the shares of the foreign corporation after the acquisition by reason of holding shares in, or certain rights to acquire shares of, the domestic corporation (including the receipt of the foreign corporation’s shares in exchange for the domestic corporation’s shares), and (3) the foreign corporation’s expanded affiliated group does not have substantial business activities in the foreign corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities. Solely for purposes of Section 7874, the term “expanded affiliated group” or “EAG” means the foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50% of the shares by vote and value.

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Pursuant to the Merger Agreement, New Horizon will indirectly acquire all of Horizon’s assets through the acquisition of the shares of Horizon common stock in the Merger at the closing. As a result, for New Horizon to avoid being treated as a domestic corporation under Section 7874, either (1) the former stockholders of Horizon must own (within the meaning of Section 7874) less than 80% (by both vote and value) of New Horizon’s ordinary shares by reason of holding shares in Horizon, which is referred to in this proxy statement/prospectus as the “ownership test,” or (2) the New Horizon EAG must have substantial business activities in Ireland (within the meaning of the Treasury Regulations under Section 7874) after the Merger.

The New Horizon EAG will not have substantial business activities in Ireland after the Merger. Based on the rules for determining share ownership under Section 7874 however, the Horizon stockholders are expected to receive less than 80% (by both vote and value) of the shares in New Horizon by reason of their ownership of shares of Horizon common stock. As a result, New Horizon should be treated as a foreign corporation for U.S. federal tax purposes under Section 7874. We cannot assure you that the IRS will agree with the position that the ownership test is satisfied, however.

Potential Limitation on the Utilization of Horizon’s (and its Domestic Affiliates’) Tax Attributes

Following the acquisition of a domestic corporation by a foreign corporation, Section 7874 can also limit the ability of the domestic corporation and its domestic affiliates to utilize their tax attributes (including net operating losses and certain tax credits) to offset taxable income resulting from certain transactions. Specifically, if (1) substantially all the assets of a domestic corporation are directly or indirectly acquired by a foreign corporation, (2) the shareholders of the domestic corporation hold at least 60% but less than 80%, by either vote or value, of the shares of the foreign corporation by reason of holding shares in the domestic corporation, and (3) the EAG of the foreign corporation does not have substantial business activities in the country where it is organized, the taxable income of the domestic corporation and its domestic affiliates for any given year, within a ten-year period beginning on the last date the domestic corporation’s properties were acquired, will be no less than the domestic corporation’s or its affiliate’s “inversion gain” for that taxable year. The term inversion gain means income or gain from the transfer of shares or other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition, or, if after the acquisition, is transferred or licensed to a foreign related person.

Pursuant to the Merger Agreement, New Horizon will indirectly acquire all of Horizon’s assets at the effective time. The Horizon stockholders are expected to receive approximately 74% of the vote and less than 80% of the value of the New Horizon ordinary shares by reason of holding shares of Horizon common stock. Therefore, Horizon’s ability to utilize its tax attributes to offset inversion gains, if any, will be limited if the New Horizon EAG does not satisfy the substantial business activities test. As noted above, the New Horizon EAG will not satisfy this test and thus the above limitations will apply following the Merger. As a result, Horizon currently does not expect that it or its domestic affiliates will be able to utilize their tax attributes to offset any inversion gains they may recognize within the ten year period following the Merger. Notwithstanding this limitation, Horizon expects that it and its domestic affiliate will be able to fully utilize their net operating losses prior to their expiration. However, if Horizon does not generate taxable income consistent with its expectations, it is possible that the limitation under Section 7874 on the utilization of tax attributes could prevent Horizon and its domestic affiliates from fully utilizing their tax attributes prior to their expiration.

U.S. Federal Income Tax Treatment of the Merger

Neither Horizon nor New Horizon will be subject to U.S. federal income tax as a result of the Merger.

Tax Consequences of the Merger to U.S. Holders

Material Tax Consequences of the Merger to U.S. Holders of Horizon Common Stock

The Merger should be treated as a taxable exchange of shares of Horizon common stock for New Horizon ordinary shares. U.S. holders of Horizon common stock should recognize gain or loss on the exchange equal to

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the difference between the fair market value of the New Horizon ordinary shares received in the Merger and the U.S. holder’s adjusted tax basis in the Horizon common stock surrendered in the Merger. Any such gain or loss should be capital gain or loss. Net capital gain (i.e., generally, capital gains in excess of capital losses) recognized by non-corporate U.S. holders who held their Horizon common stock for more than one year at the time of the Merger would be taxed currently at a maximum capital gain tax rate of 20%. Net capital gain recognized by non-corporate U.S. holders who held their Horizon common stock for one year or less at such time would be subject to tax at ordinary income tax rates. Capital gains recognized by a corporate U.S. holder would be subject to tax at the ordinary income tax rates applicable to corporations. The use of a capital loss to offset other income is subject to limitation.

A U.S. holder that recognizes gain or loss pursuant to the Merger will have an adjusted tax basis in the New Horizon ordinary shares received equal to the fair market value of the New Horizon ordinary shares at the time the Merger is consummated. The holding period for New Horizon ordinary shares received by a U.S. holder will commence on the day after the Merger is consummated.

Material Tax Consequences of the Merger to U.S. Holders of Convertible Notes

A U.S. holder of Convertible Notes will continue to hold the Convertible Notes after the Merger. Each Convertible Note is currently convertible into 186.428 shares of Horizon common stock for each $1,000 of principal. Pursuant to the indenture governing the Convertible Notes, New Horizon must enter into a supplemental indenture pursuant to which the Convertible Note holders will have the right to convert their Convertible Notes for an equal number of New Horizon ordinary shares.

Under the Treasury Regulations governing the modification of debt instruments, a “significant modification” of a debt instrument results in a deemed exchange of the original debt instrument for a new debt instrument and generally, the recognition of gain or loss thereon. A modification of a debt instrument is significant if, based on all the facts and circumstances, the legal rights and obligations of the holder and issuer that are altered are economically significant. An alteration of a legal right or obligation that occurs by operation of the terms of a debt instrument however, is not a modification unless, among other things, the alteration results in an instrument or property right that is not debt for U.S. federal income tax purposes.

We do not believe that the substitution of New Horizon ordinary shares for shares of Horizon common stock pursuant to the indenture should result in the Convertible Notes being classified as an instrument or property right that is not debt for U.S. federal income tax purposes. Accordingly, the substitution should not be a modification that could, if determined to be a substantial, result in a deemed exchange of the Convertible Notes.

Horizon has not requested, and does not intend to request, a ruling from the IRS concerning the tax consequences of the Merger on U.S. holders of the Convertible Notes. The rules governing the modification of debt instruments and whether a modification is a substantial modification that results in the deemed exchange of a debt instrument are complex. It is possible that the IRS may take a different position concerning the tax consequences of the Merger on U.S. holders of the Convertible Notes and that such position could be sustained. Each U.S. holder of a Convertible Note should consult his, her or its tax adviser as to the particular tax consequences that may result from holding a Convertible Note at the time of the Merger.

Tax Consequences to U.S. Holders of Holding New Horizon Ordinary Shares or Convertible Notes

Material Tax Consequences of Holding New Horizon Ordinary Shares

There are no current plans for New Horizon to make distributions with respect to its ordinary shares. In the event however, that New Horizon makes such a distribution, then subject to the discussion below under “—Passive Foreign Investment Company Provisions,” the amount of the distribution paid by New Horizon to a U.S. holder out of its current or accumulated earnings and profits (including any related applicable dividend withholding tax, which is referred to in this proxy statement/prospectus as “DWT”) as determined for U.S.

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federal income tax purposes will be a dividend subject to U.S. federal income taxation. Dividends paid to a non-corporate U.S. holder from a “qualified foreign corporation” qualify for a 20% maximum tax rate as long as certain holding period and other requirements are met. As long as the New Horizon ordinary shares are listed on NASDAQ (or certain other stock exchanges) or New Horizon qualifies for benefits under the tax treaty, and New Horizon is not a passive foreign investment company for the taxable year in which the distribution is made or the preceding taxable year, New Horizon will be a qualified foreign corporation for this purpose. Any dividend paid to a U.S. holder that is a corporation will not be eligible for the dividends received deduction generally allowed to corporations.

Distributions in excess of New Horizon’s current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its New Horizon ordinary shares, and any remaining excess will constitute gain from the sale or exchange of such shares. In the case of a non-corporate U.S. holder, the maximum U.S. federal income tax rate applicable to such “gain” is 20% under current law if the holder’s holding period for such New Horizon ordinary shares exceeds 12 months at the time of the distribution.

Subject to certain limitations, Irish DWT withheld from distributions may be claimed as a credit against the U.S. holder’s U.S. federal income tax liability or, alternatively, may be claimed as a deduction in the U.S. holder’s federal income tax return.

Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 20% federal tax rate. Dividends paid by New Horizon with respect to New Horizon ordinary shares generally will be income from sources outside the United States and will, depending on a U.S. holder’s circumstances, generally be ‘passive’ income for purposes of computing any foreign tax credit available to the holder. To the extent a refund of the tax withheld is available to a U.S. holder under Irish law or the tax treaty, the amount of tax withheld that is refundable will not be eligible for credit against a U.S. holder’s U.S. federal income tax liability. U.S. holders should consult their own tax advisers concerning the implications of the U.S. foreign tax credit rules in light of their particular circumstances.

Material Tax Consequences of Holding Convertible Notes

Interest received by a U.S. holder on a Convertible Note will generally be taxable to the U.S. holder as ordinary income at the time it is paid or accrued in accordance with such holder’s usual method of accounting for U.S. federal income tax purposes.

Gain or Loss on Dispositions of New Horizon Ordinary Shares or Convertible Notes by U.S. Holders

Gain or Loss on Disposition of New Horizon Ordinary Shares

Subject to the discussion below under “—Passive Foreign Investment Company Provisions,” upon the sale, exchange or other disposition of New Horizon ordinary shares, a U.S. holder will recognize capital gain or loss equal to the difference between the dollar amount realized upon the sale, exchange, or other disposition and the U.S. holder’s tax basis in the stock. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the New Horizon ordinary shares exceeds one year. Long-term capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations. The capital gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. U.S. holders should consult their own tax advisers regarding the U.S. federal income tax consequences of receiving currency other than dollars upon the disposition of New Horizon ordinary shares.

Gain or Loss on Sale, Redemption, Exchange or Other Disposition of Convertible Notes

Subject to the discussion below under “—Passive Foreign Investment Company Provisions,” A U.S. holder of Convertible Notes will recognize capital gain or loss upon the sale or redemption of a Convertible Note and

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upon a conversion of a Convertible Note to New Horizon ordinary shares. The amount of gain or loss recognized will equal the difference between the cash and/or the fair market value of New Horizon ordinary shares received, if any, and the U.S. holder’s adjusted tax basis in the Convertible Note. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Convertible Note exceeds one year. Long-term capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations. Any amounts received with respect to accrued interest will generally be taxable to the U.S. holder as ordinary income at the time it is paid or accrued in accordance with such holder’s usual method of accounting for U.S. federal income tax purposes.

Passive Foreign Investment Company Provisions

The treatment of U.S. holders of New Horizon ordinary shares or Convertible Notes in some cases could be materially different (and potentially adverse) from the treatment described above if, at any relevant time, New Horizon were a passive foreign investment company, which is referred to in this proxy statement/prospectus as a “PFIC.”

For U.S. tax purposes, a foreign corporation is classified as a PFIC for any taxable year if either (1) 75% or more of its gross income is “passive income” (as defined for U.S. federal income tax purposes) or (2) the average percentage of assets held by such corporation which produce passive income or which are held for the production of passive income is at least 50%. For purposes of applying the tests in the preceding sentence, the foreign corporation is deemed to own its proportionate share of the assets, and to receive directly its proportionate share of the income, of any other corporation of which the foreign corporation owns, directly or indirectly, at least 25% by value of the stock. Horizon believes that New Horizon will not be a PFIC following the Merger.

The tests for determining PFIC status are applied annually, and it is difficult to accurately predict future income and assets relevant to this determination. Accordingly, Horizon cannot assure U.S. holders that New Horizon will not become a PFIC. If New Horizon should determine in the future that it is a PFIC, it will endeavor to so notify U.S. holders of New Horizon ordinary shares and Convertible Notes, although there can be no assurance that it will be able to do so in a timely and complete manner. U.S. holders of New Horizon ordinary shares and Convertible Notes should consult their own tax advisors about the PFIC rules, including the availability of certain elections.

Medicare Tax

In general, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will include its gross dividend and interest income and its net gains from the disposition of New Horizon ordinary shares and/or Convertible Notes. If you are a U.S. holder that is an individual, estate or trust, you are encouraged to consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in New Horizon ordinary shares and/or Convertible Notes.

Information Reporting and Backup Withholding

U.S. individuals that own “specified foreign financial assets” with an aggregate fair market value exceeding either U.S. $50,000 on the last day of the taxable year or U.S. $75,000 at any time during the taxable year generally are required to file an information report on IRS Form 8938 with respect to such assets with their tax returns. Significant penalties may apply to persons who fail to comply with these rules. Specified foreign financial assets include not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person. Upon the issuance of future Treasury Regulations, these information reporting requirements may apply to certain U.S.

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entities that own specified foreign financial assets. The failure to report information required under the current regulations could result in substantial penalties and in the extension of the statute of limitations with respect to federal income tax returns filed by a U.S. holder. U.S. holders should consult their own tax advisors regarding the possible implications of these Treasury Regulations for an investment in New Horizon ordinary shares.

Dividends on New Horizon ordinary shares paid within the United States or through certain U.S.-related financial intermediaries and interest paid on Convertible Notes are subject to information reporting and may be subject to backup withholding (currently at a 28% rate) unless the holder (1) is a corporation or other exempt recipient (including generally non-U.S. holders who establish such foreign status) or (2) provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to the payment of proceeds from a sale (including a redemption) of New Horizon ordinary shares within the United States and Convertible Notes. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the holder timely furnishes certain required information to the IRS. Holders should consult their tax advisers regarding the application of information reporting and backup withholding to their particular situations.

If a U.S. holder of New Horizon ordinary shares does not provide New Horizon (or its paying agent) the holder’s correct taxpayer identification number or other required information, the holder may be subject to penalties imposed by the IRS.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF HORIZON COMMON STOCK, NEW HORIZON ORDINARY SHARES OR CONVERTIBLE NOTES SHOULD CONSULT HIS, HER OR ITS TAX ADVISER AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH HOLDER.

Irish Tax Considerations

Scope of Discussion

The following is a general summary of the main Irish tax considerations applicable to certain beneficial owners of Horizon common stock who receive New Horizon ordinary shares in the Merger and who are the beneficial owners of such New Horizon ordinary shares. It is based on existing Irish law and practices in effect on the date of this proxy statement/prospectus and on discussions and correspondence with the Revenue Commissioners of Ireland (the “Revenue Commissioners”). Legislative, administrative or judicial changes may modify the tax consequences described below.

The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to New Horizon ordinary shares held as capital assets and does not apply to all categories of New Horizon shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired their New Horizon ordinary shares by virtue of an office or employment. This summary is not exhaustive and you should consult your own tax advisers as to the tax consequences in Ireland, or other relevant jurisdictions, of the Merger, including the acquisition, ownership and disposition of the New Horizon ordinary shares.

Irish Tax on Chargeable Gains

The rate of tax on chargeable gains (where applicable) in Ireland is 33%.

Non-resident holders

Horizon stockholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their stock in connection with a trade carried on by such holder in Ireland through a branch or agency will not be within the charge to Irish tax on chargeable gains realized on the receipt of New Horizon ordinary shares as consideration for the cancellation of their Horizon common stock in the Merger.

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New Horizon shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such holders in Ireland through a branch or agency will not be liable for Irish tax on chargeable gains realized on a subsequent disposal of their New Horizon shares or interests therein.

Irish resident holders

Horizon stockholders that are resident or ordinarily resident in Ireland for Irish tax purposes, or holders that hold their stock in connection with a trade carried on by such persons in Ireland through a branch or agency, will, subject to the availability of any exemptions and reliefs, be within the charge to Irish tax on chargeable gains arising on the cancellation of their Horizon stock pursuant to the Merger.

Horizon stockholders that are resident or ordinarily resident in Ireland for Irish tax purposes, or holders that hold their stock in connection with a trade carried on by such persons in Ireland through a branch or agency will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish tax on chargeable gains arising on a subsequent disposal of their New Horizon shares or interests therein, as the case may be.

A New Horizon shareholder who is an individual and who is temporarily not resident in Ireland may, under Irish anti-avoidance legislation, still be liable to Irish tax on any chargeable gain realized upon subsequent disposal of the New Horizon shares or interests therein, as the case may be.

Withholding Tax on Dividends

Some of the statements in this section are the subject of an application by New Horizon to the Irish tax authorities.

While there are no current plans to cause New Horizon to pay dividends, distributions made by New Horizon would generally be subject to Irish dividend withholding tax (“DWT”) at the standard rate of income tax (currently 20%), unless one of the exemptions described below applies, which should be the case for the majority of New Horizon shareholders. For DWT purposes, a dividend includes any distribution made by New Horizon to its shareholders, including cash dividends, non-cash dividends and additional stock or units taken in lieu of a cash dividend. New Horizon will be responsible for withholding DWT at source and forwarding the relevant payment to the Revenue Commissioners.

Certain New Horizon shareholders (both individual and corporate) will be entitled to an exemption from DWT. In particular, under Irish domestic law a non-Irish tax resident shareholder is not subject to DWT on dividends received from New Horizon if such shareholder is beneficially entitled to the dividend and is:

•	an individual New Horizon shareholder resident for tax purposes in a “relevant territory,” and the individual is neither resident nor ordinarily resident in Ireland. “Relevant territory” for the purposes of DWT includes: Albania; Armenia; Australia; Austria; Bahrain; Belarus; Belgium; Bosnia & Herzegovina; Bulgaria; Canada; Chile; China; Croatia; Cyprus; Czech Republic; Denmark; Egypt; Estonia; Finland; France; Georgia; Germany; Greece; Hong Kong; Hungary; Iceland; India; Israel; Italy; Japan; Korea; Kuwait; Latvia; Lithuania; Luxembourg; Macedonia; Malaysia; Malta; Mexico; Moldova; Montenegro; Morocco; The Netherlands; New Zealand; Norway; Pakistan; Panama; Poland; Portugal; Qatar; Romania; Russia; Saudi Arabia; Serbia; Singapore; Slovak Republic; Slovenia; South Africa; Spain; Sweden; Switzerland; Thailand; Turkey; United Arab Emirates; Ukraine; United Kingdom; United States; Uzbekistan; Vietnam; and Zambia;

•	a corporate New Horizon shareholder that is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons tax resident in a “relevant territory”;

•	a corporate New Horizon shareholder resident for tax purposes in a “relevant territory” provided that such corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

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•	a corporate New Horizon shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a recognized stock exchange either in a “relevant territory” or on such other stock exchange approved by the Minister for Finance of Ireland; or

•	a corporate New Horizon shareholder that is not resident for tax purposes in Ireland and is wholly-owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Minister for Finance of Ireland, and provided that, in all cases noted above but subject to the matters described below, the New Horizon shareholder has provided the appropriate forms to his or her broker (and the relevant information is further transmitted to New Horizon’s qualifying intermediary) before the record date for the dividend (in the case of shares held through book-entry interests in DTC), or to New Horizon’s transfer agent before a date to be determined by New Horizon (in the case of shares held directly).

For non-Irish tax resident shareholders that cannot avail of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Links to the various Revenue Commissioner’s forms (“DWT Forms”) are available at: http://www.revenue.ie/en/tax/dwt/forms/index.html.

In most cases, individual New Horizon shareholders tax resident in a relevant territory should complete a non-resident Form V2A and corporate (company) New Horizon shareholders tax resident in a relevant territory should complete a non-resident Form V2B. Where a New Horizon shareholder is neither an individual nor a company but is resident for tax purposes in a relevant territory, it should complete a non-resident Form V2C. Please contact your broker or your tax adviser if you have any questions regarding DWT.

Qualifying Intermediary

Should it decide to pay a dividend, prior to paying any dividends or making any distributions, New Horizon will enter into an agreement with an institution which will be recognized by the Revenue Commissioners as a “qualifying intermediary”. This will satisfy one of the Irish tax requirements for dividends to be paid free of DWT to certain shareholders who hold their shares through DTC, as described below. The agreement will generally provide for certain arrangements relating to cash distributions in respect of the shares of New Horizon that are held through DTC (the “Deposited Securities”). The agreement will also provide that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution to be made to holders of the Deposited Securities, after New Horizon delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

New Horizon will rely on information received directly or indirectly from brokers and its transfer agent in determining where shareholders reside, whether they have provided the required U.S. forms and whether they have provided the required DWT Forms, as described below. New Horizon shareholders who are required to file DWT Forms in order to receive their dividends free of DWT should note that such DWT Forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such DWT Forms were completed and new DWT Forms must be filed before the expiration of that period in order to continue to enable the receipt of dividends by those shareholders without DWT.

Shares Held by U.S. Resident Shareholders

Dividends on New Horizon ordinary shares that are owned by residents of the United States and held through DTC will not be subject to DWT provided that the address of the beneficial owner of the book entry

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interest held in the New Horizon ordinary shares in the records of the broker is in the United States. Horizon strongly recommends that such New Horizon shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can further transmit the relevant information to New Horizon’s qualifying intermediary) by filing a Form W-9 with their broker.

Dividends on New Horizon ordinary shares that are owned by residents of the United States and held directly will be paid on or before the date that is one year after the “relevant date” (defined below) without any DWT if the New Horizon shareholder held Horizon common stock on the date on which it is publicly announced that the last shareholder vote approving the transactions has been passed, which is referred to in this proxy statement/prospectus as the “relevant date,” and has provided a valid Form W-9 showing a U.S. address or a valid U.S. taxpayer identification number to New Horizon’s transfer agent or if the shareholder did not hold shares of Horizon common stock on the relevant date and has provided the appropriate DWT forms to New Horizon’s transfer agent, in either case, by the due date to be determined by New Horizon before the record date for the first dividend to which the shareholder is entitled. Horizon strongly recommends that such New Horizon shareholders ensure that an appropriate Form W-9 or taxpayer identification number or the relevant DWT form has been provided to New Horizon’s transfer agent.

In addition, all New Horizon shareholders who hold their New Horizon ordinary shares directly and who are residents of the United States (regardless of when such shareholders acquired their shares) must complete the appropriate DWT Forms and obtain a Form IRS 6166 (unless the DWT forms have been certified by the IRS) in order to receive dividends paid later than one year after the relevant date without DWT. Such shareholders must provide the appropriate forms to their brokers (so that such brokers can further transmit the relevant information to New Horizon’s qualifying intermediary) before the record date for the first dividend paid later than one year after the relevant date (in the case of shares held beneficially), or to New Horizon’s transfer agent by the due date to be determined by New Horizon before such record date (in the case of shares held directly). Horizon strongly recommends that such New Horizon shareholders complete the appropriate DWT Forms and obtain a Form IRS 6166, if required, and provide them to their brokers or New Horizon’s transfer agent, as the case may be, as soon as possible.

If any New Horizon shareholder who is resident in the U.S receives a dividend subject to DWT, he or she should generally be able to make an application for a refund from the Revenue Commissioners on the prescribed form.

Shares Held by Residents of “Relevant Territories” Other than the United States

Dividends paid to New Horizon shareholders who are residents of “relevant territories” other than the United States and (in the case of companies) who are not under the control, directly or indirectly, of a person or persons who are resident in Ireland, generally will not be subject to DWT, but those shareholders will need to provide the appropriate tax forms in order to receive their dividends without any DWT as summarized below.

New Horizon shareholders who are residents of “relevant territories” other than the United States who held shares of Horizon common stock on or before the relevant date generally will receive dividends paid on or before one year after the relevant date without any DWT. For shares held by such shareholders through DTC, dividends will be paid on or before one year after the relevant date without any DWT if the address of the relevant New Horizon shareholder in his or her broker’s records as evidenced by a Form W-8 is in a “relevant territory” other than the United States. Horizon strongly recommends that such New Horizon shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can further transmit the relevant information to New Horizon’s qualifying intermediary). For shares held directly by such shareholders, dividends will be paid on or before one year after the relevant date without any DWT if the New Horizon shareholder has provided a valid U.S. Form W-8 showing an address in a “relevant territory” other than the United States to New Horizon’s transfer agent by the due date to be determined by New Horizon before the record date for the first dividend to which they are entitled. Horizon strongly recommends that such New Horizon shareholders ensure that the appropriate tax form has been provided to New Horizon’s transfer agent.

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New Horizon shareholders who are residents of “relevant territories” other than the United States who did not hold shares of Horizon common stock on the relevant date must complete the appropriate DWT Forms in order to receive their dividends without DWT. Such New Horizon shareholders must provide the appropriate DWT Forms to their brokers (so that such brokers can further transmit the relevant information to New Horizon’s qualifying intermediary) before the record date for the first dividend payment to which they are entitled (in the case of shares held through DTC), or to New Horizon’s transfer agent by the due date to be determined by New Horizon before such record date (in the case of shares held directly). Horizon strongly recommends that such New Horizon shareholders complete the appropriate DWT Forms and provide them to their brokers or New Horizon’s transfer agent, as the case may be, as soon as possible after acquiring their shares.

In addition, all New Horizon shareholders who are residents of “relevant territories” other than the United States (regardless of when such shareholders acquired their shares) must complete the appropriate DWT Forms in order to receive dividends paid later than one year after the relevant date without DWT. Such shareholders must provide the appropriate DWT Forms to their brokers (so that such brokers can further transmit the relevant information to New Horizon’s qualifying intermediary) before the record date for the first dividend paid later than one year after the relevant date (in the case of shares held through DTC), or to New Horizon’s transfer agent by the due date to be determined by New Horizon before such record date (in the case of shares held directly). Horizon strongly recommends that such New Horizon shareholders complete the appropriate DWT Forms and provide them to their brokers or New Horizon’s transfer agent, as the case may be, as soon as possible.

Shares Held by Residents of Ireland

Most Horizon shareholders who are resident or ordinarily resident in Ireland (other than Irish resident companies) should be subject to DWT in respect of dividend payments on their New Horizon ordinary shares.

New Horizon shareholders that are residents of Ireland but are entitled to receive dividends without DWT must complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to New Horizon’s qualifying intermediary) before the record date for the first dividend to which they are entitled (in the case of shares held through DTC), or to New Horizon’s transfer agent by the due date to be determined by New Horizon before such record date (in the case of shares held directly). New Horizon shareholders who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax advisers.

Shares Held by Other Persons

New Horizon shareholders who do not reside in “relevant territories” or in Ireland should be subject to DWT, but there are a number of other exemptions that could apply on a case-by-case basis. Dividends paid to such shareholders will be paid subject to DWT unless the relevant shareholder has provided the appropriate DWT Form to his or her broker (so that such broker can further transmit the relevant information to New Horizon’s qualifying intermediary) prior to the record date for the first dividend to which they are entitled (in the case of shares held through DTC), or to New Horizon’s transfer agent by the due date to be determined by New Horizon before such record date (in the case of shares held directly). Horizon strongly recommends that such New Horizon shareholders to whom an exemption applies complete the appropriate DWT Forms and provide them to their brokers or New Horizon’s transfer agent, as the case may be, as soon as possible.

If any New Horizon shareholder who is not a resident of a “relevant territory” or Ireland but is exempt from withholding tax receives a dividend subject to DWT, he or she may make an application for a refund from the Revenue Commissioners on the prescribed form.

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Income Tax on Dividends Paid on New Horizon Ordinary Shares

Irish income tax (if any) arises in respect of dividends paid by New Horizon.

A New Horizon shareholder who is neither resident nor ordinarily resident in Ireland and who is entitled to an exemption from DWT, generally has no liability for Irish income tax or to the universal social charge on a dividend from New Horizon unless he or she holds his or her New Horizon ordinary shares through a branch or agency in Ireland through which a trade is carried on.

A New Horizon shareholder who is neither resident nor ordinarily resident in Ireland and who is not entitled to an exemption from DWT generally has no additional liability to income tax or to the universal social charge unless he or she holds his or her New Horizon ordinary shares through a branch or agency in Ireland through which a trade is carried on. The DWT deducted by New Horizon discharges such liability to Irish income tax provided that the New Horizon shareholder furnishes the statement of DWT imposed to the Revenue Commissioners.

A New Horizon shareholder who is neither resident nor ordinarily resident in Ireland and is resident in a “relevant territory” or otherwise exempt from Irish DWT but who receives dividends subject to DWT should be able to make a reclaim of the DWT from the Revenue Commissioners unless he or she holds his or her New Horizon ordinary shares through a branch or agency in Ireland through which a trade is carried on.

New Horizon shareholders who are resident or ordinarily resident in Ireland may be subject to Irish tax, universal social charge and PRSI on dividends received from New Horizon. Such New Horizon shareholders should consult their own tax advisers.

Capital Acquisitions Tax

Irish capital acquisitions tax (“CAT”) is comprised principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of New Horizon ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because New Horizon ordinary shares will likely be regarded as property situated in Ireland as the share register of New Horizon must be maintained in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

Subject to available exemptions and reliefs, CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same category of relationship for CAT purposes. Gifts and inheritances passing between spouses are exempt from CAT. In respect of taxable gifts or inheritances received by children from their parents, there is currently a tax-free threshold of €225,000.

New Horizon shareholders should consult their own tax advisers as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

Stamp Duty

Some of the statements in this section are the subject of an application by New Horizon to the Irish tax authorities.

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee or in the case of a transfer by way of a gift or for less than market value, all parties to the transfer. Irish stamp duty (if any) may become payable in respect of New Horizon ordinary share transfers occurring after completion of the Merger, subject to the below.

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Shares Held through DTC

A transfer of New Horizon shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. It is anticipated that the majority of New Horizon ordinary shares will be held in DTC. Accordingly, for the majority of transfers of New Horizon ordinary shares, there should not be any Irish stamp duty.

Shares Held Outside of DTC or Transferred into or out of DTC

A transfer of New Horizon shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. A New Horizon shareholder who holds New Horizon ordinary shares outside of DTC may transfer those shares into DTC without giving rise to Irish stamp duty provided that the New Horizon shareholder would be the beneficial owner of the related book-entry interest in those shares recorded in the systems of DTC (and in exactly the same proportions) as a result of the transfer and at the time of the transfer into DTC there is no sale of those book-entry interests to a third party being contemplated by the New Horizon shareholder. Similarly, a New Horizon shareholder who holds New Horizon ordinary shares through DTC may transfer those shares out of DTC without giving rise to Irish stamp duty provided that the New Horizon shareholder would be the beneficial owner of the shares (and in exactly the same proportions) as a result of the transfer, and at the time of the transfer out of DTC there is no sale of those shares to a third party being contemplated by the New Horizon shareholder. In order for the share registrar to be satisfied as to the application of this Irish stamp duty treatment where relevant, the New Horizon shareholder must confirm to New Horizon that the New Horizon shareholder would be the beneficial owner of the related book-entry interest in those shares recorded in the systems of DTC (and in exactly the same proportions) (or vice-versa) as a result of the transfer and there is no agreement for the sale of the related book-entry interest or the shares or an interest in the shares, as the case may be, by the New Horizon shareholder to a third party being contemplated.

Because of the potential Irish stamp duty on transfers of New Horizon ordinary shares, Horizon strongly recommends that all directly registered Horizon stockholders open broker accounts so they can transfer their shares of Horizon common stock into DTC as soon as possible. Horizon also strongly recommends that any person who wishes to acquire New Horizon ordinary shares after completion of the Merger acquire such shares through DTC.

In order for DTC, Cede & Co. and National Securities Clearing Corporation (“NSCC”), which provides clearing services for securities that are eligible for the depository and book-entry transfer services provided by DTC and that are registered in the name of Cede & Co. (collectively the “DTC Parties”) to agree to provide services with respect to the New Horizon shares, a composition agreement has been concluded with the Revenue Commissioners under which New Horizon has assumed the obligation to pay any liability for Irish stamp duty or any similar Irish documentary or transfer tax in respect of transactions in new Horizon shares to which any of the DTC Parties is a party or which may be processed through the services of any of the DTC Parties and the DTC Parties have received confirmation from the Revenue Commissioners that while such composition agreement remains in force, the DTC Parties shall not be liable for any Irish stamp duty in respect of transactions in New Horizon shares. In addition, to assure the DTC Parties that they will have no liability to Irish stamp duty or any similar documentary or transfer tax in connection with new Horizon shares under any circumstance (including as a result of a change in applicable law) and to make other provisions with respect to the New Horizon shares as required by the DTC Parties, New Horizon and Computershare Trust Company, N.A., a U.S. national banking association acting as transfer agent (“Computershare”) entered into a Special Eligibility Agreement for Securities with the DTC Parties wherein new Horizon and Computershare (as to which New Horizon indemnifies Computershare) provide certain indemnities to the DTC Parties and wherein it is provided that DTC may impose a global lock on the New Horizon shares or otherwise limit transactions in the shares, or cause the shares to be withdrawn, and NSCC may, in its sole discretion exclude New Horizon shares from its Continuous Net Settlement service or any other service, and any of the DTC parties may take other restrictive measures with respect to the New Horizon shares as it may deem necessary and appropriate, without any liability on the part of the DTC Parties, (i) at any time that it may appear to any of the DTC Parties, in its sole discretion, that to

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continue to hold or process transactions in the New Horizon shares will give rise to any Irish stamp duty or similar documentary or transfer tax liability with respect to the New Horizon shares on the part of any DTC Party or (ii) otherwise as the DTC’s rules or NSCC’s rules provide.

New Horizon’s official share register must be maintained in Ireland. Registration in this share register will be determinative of shareholding in New Horizon. Only New Horizon shareholders will be entitled to receive dividends, if any, when declared. Subject to certain exceptions, only New Horizon shareholders will be entitled to vote in general meetings of New Horizon.

A written instrument of transfer is generally required under Irish law in order for a transfer of the legal ownership of shares to be registered on New Horizon’s official share register. Such instruments of transfer may be subject to Irish stamp duty, which must be paid prior to the official share register being updated.

A holder of ordinary shares in New Horizon who holds shares through DTC will not be the legal owner of such shares (instead, the depository (for example, Cede & Co., as nominee for DTC) will be the holder of record of such shares). Accordingly, a transfer of shares from a person who holds such shares through DTC to a person who also holds such shares through DTC will not be registered in New Horizon’s official share register, i.e., the depository will remain the record holder of such shares.

New Horizon’s memorandum and articles of association, as it will be in effect after the completion of the Merger, in substantially the form set forth on Annex C to this proxy statement/prospectus, delegate to New Horizon’s secretary the authority to execute an instrument of transfer on behalf of a transferring party, which the secretary may do if for any reason such instrument is required and has not already been lodged with New Horizon.

To the extent that stamp duty is due but has not been paid, New Horizon, in its absolute discretion and insofar as the Companies Acts or any other applicable law permit, may, or may provide that a subsidiary of New Horizon will, pay Irish stamp duty arising on a transfer of New Horizon ordinary shares on behalf of the transferee of such New Horizon ordinary shares. If stamp duty resulting from the transfer of New Horizon ordinary shares which would otherwise be payable by the transferee is paid by New Horizon or any subsidiary of New Horizon on behalf of the transferee, then in those circumstances, New Horizon will, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those New Horizon ordinary shares and (iii) to claim a first and permanent lien on the New Horizon ordinary shares on which stamp duty has been paid by New Horizon or its subsidiary for the amount of stamp duty paid. New Horizon’s lien shall extend to all dividends paid on those New Horizon ordinary shares.

IN LIGHT OF THE FOREGOING, HOLDERS ARE URGED TO CONSULT AND MUST RELY ON THE ADVICE OF THEIR OWN TAX ADVISERS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING APPLICABLE U.S. FEDERAL, STATE, LOCAL, IRISH AND OTHER FOREIGN, AND OTHER TAX CONSEQUENCES.

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NO APPRAISAL RIGHTS

Appraisal rights are statutory rights under Delaware law that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Horizon stockholders in connection with the Merger.

LISTING OF NEW HORIZON ORDINARY SHARES ON NASDAQ

Vidara ordinary shares currently are not traded or quoted on a stock exchange or quotation system. Horizon expects that (and it is condition to the Merger that), following the Merger, New Horizon ordinary shares will be listed for trading on NASDAQ. It is anticipated that the New Horizon ordinary shares will be listed under the symbol “HZNP.” As described under “Description of New Horizon Warrants,” there are no plans to publicly list the warrants to purchase New Horizon ordinary shares into which outstanding warrants to purchase Horizon common stock will be converted in the Merger.

Following the consummation of the Merger, Horizon common stock will be delisted from NASDAQ and deregistered under the Exchange Act.

VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT; BOARD RECOMMENDATION

The affirmative vote of the holders of a majority of the shares of Horizon common stock outstanding on the record date for the Special Meeting is required for the approval of the proposal to adopt the Merger Agreement and approve the Merger.

The Horizon board of directors unanimously recommends that the Horizon stockholders vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

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THE COMPANIES

Horizon Pharma, Inc.

Horizon Pharma, Inc., a Delaware corporation, was incorporated on March 23, 2010 and is a holding company that operates primarily through its two wholly-owned subsidiaries, Horizon Pharma USA, Inc., a Delaware corporation, and Horizon Pharma AG, a company organized under the laws of Switzerland. Horizon common stock is currently listed on NASDAQ under the symbol “HZNP.” Horizon is a specialty pharmaceutical company commercializing DUEXIS, VIMOVO and RAYOS/LODOTRA, each of which targets unmet therapeutic needs in arthritis, pain and inflammatory diseases. Horizon developed DUEXIS and RAYOS/LODOTRA and Horizon acquired the U.S. rights to VIMOVO from AstraZeneca AB in November 2013. Horizon’s strategy is to develop, acquire or in-license additional innovative medicines or acquire companies where Horizon can execute a targeted commercial approach among specific target physicians such as primary care physicians, orthopedic surgeons and rheumatologists, while taking advantage of Horizon’s commercial strengths and the infrastructure Horizon has put in place.

As a result of the Merger, Horizon will become an indirect wholly-owned subsidiary of New Horizon.

Horizon’s principal executive offices are located at 520 Lake Cook Road, Suite 520, Deerfield, Illinois 60015 and its telephone number is (224)  383-3000. For additional information on Horizon and its business, see “Where You Can Find More Information.”

Vidara Therapeutics International plc

Vidara Therapeutics International plc (formerly Vidara Therapeutics International Limited and Aravis Therapeutics International Limited) is a public limited company formed under the laws of Ireland (registered number 507678) on December 20, 2011. Vidara is a specialty pharmaceutical company with operations in Dublin, Ireland. The Vidara Group markets ACTIMMUNE®, a bioengineered form of interferon gamma-1b, a protein that acts as a biologic response modifier. ACTIMMUNE is approved by the U.S. Food and Drug Administration for use in the United States in children and adults with chronic granulomatous disease (“CGD”) and severe, malignant osteopetrosis (“SMO”).

Vidara’s principal executive offices currently are located at Adelaide Chambers, Peter Street, Dublin 8, Ireland and its telephone number is 011 353 1 449 3250. For additional information on Vidara and its business see, “The Business of Vidara.”

Prior to the completion of the Merger, Vidara will be, subject to confirmation by the Registrar of Companies in Ireland, renamed “Horizon Pharma plc.” Immediately following the Merger, the former security holders of Horizon will own approximately 74% of New Horizon, on a fully diluted basis, excluding shares of common stock that could be acquired upon the conversion of the 5.00% Convertible Senior Notes due 2018 and Vidara Holdings, the sole historical shareholder of Vidara prior to the reorganization, will own approximately 26% on a fully diluted basis.

In connection with the reorganization and as of immediately prior to the closing, New Horizon will amend and restate its memorandum and articles of association. At the effective time, Horizon stockholders who receive New Horizon ordinary shares in the Merger will become New Horizon shareholders and their rights as shareholders will be governed by the amended and restated memorandum and articles of association of New Horizon and Irish law. The amended and restated memorandum and articles of association of New Horizon effective immediately prior to the closing will be substantially in the form set forth in Annex C of this proxy statement/prospectus. For a comparison of the rights of a holder of ordinary shares under the amended and restated memorandum and articles of association of New Horizon and Irish law with the rights of a holder of Horizon common stock under the Horizon charter documents and Delaware law, see “Comparison of the Rights of Holders of Horizon Common Stock and New Horizon Ordinary Shares.”

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Hamilton Holdings (USA), Inc.

Hamilton Holdings (USA), Inc., is a Delaware corporation formed as part of the restructuring of Vidara to hold U.S. subsidiaries of New Horizon and is referred to as U.S. HoldCo. U.S. HoldCo owns all of the outstanding capital stock of Hamilton Merger Sub, Inc. U.S. HoldCo has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. U.S. HoldCo’s registered address is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

Hamilton Merger Sub, Inc.

Hamilton Merger Sub, Inc. (“Merger Sub”) is a wholly-owned subsidiary of U.S. HoldCo, and is a Delaware corporation formed solely for the purpose of effecting the Merger with Horizon. Upon the terms and conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Horizon and the separate existence of Merger Sub will cease. Horizon will be the surviving corporation in the Merger as an indirect wholly-owned subsidiary of New Horizon. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Merger Sub’s registered address is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

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TRANSACTION AGREEMENT AND PLAN OF MERGER

The following is a summary of certain material terms of the Transaction Agreement and Plan of Merger referred to as the Merger Agreement in this proxy statement/prospectus and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated into this proxy statement/prospectus by reference in its entirety and attached as Annex A to this proxy statement/prospectus. Horizon urges you to read carefully this entire proxy statement/prospectus, including the Annexes and the documents incorporated by reference. You should also review the section entitled “Where You Can Find More Information.”

The Merger Agreement has been included to provide you with information regarding its terms, and Horizon recommends that you read the Merger Agreement carefully and in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the Merger and reorganization, Horizon does not intend for the Merger Agreement to be a source of factual, business or operational information about the companies. The Merger Agreement contains representations and warranties of the parties as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the Merger Agreement. The representations and warranties are qualified in their entirety by certain information Horizon filed with the SEC prior to the date of the Merger Agreement, by confidential disclosure schedules that Horizon prepared and delivered to Vidara Holdings in connection with the execution of the Merger Agreement, as well as by confidential disclosure schedules that Vidara Holdings prepared and delivered to Horizon in connection with the execution of the Merger Agreement, and are qualified by contractual standards of materiality that may differ from what stockholders consider to be material. Information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

The Reorganization of Vidara

Prior to the effective time, and in accordance with schedule 1 of the Merger Agreement, Vidara will carry out the reorganization. Please see “The Reorganization and the Merger —The Reorganization of Vidara”.

The Merger; Closing of the Merger

Unless the Merger Agreement is terminated prior to such time (see “—Termination of the Merger Agreement”), the closing will occur on (1) the date which is 15 business days after the satisfaction or waiver of all of the conditions set forth in the Merger Agreement, subject to certain exceptions, or (2) such other date as designated jointly by Horizon and Vidara Holdings, provided that such date will automatically be extended for so long as any of the conditions set forth in the Merger Agreement have not been satisfied or waived. In no event shall the closing occur prior to June 20, 2014 or on the final day of any calendar quarter.

Contemporaneously with the closing of the Merger, the parties shall file a certificate of merger with the Secretary of State of the State of Delaware. On the terms and subject to the conditions of the Merger Agreement, at the effective time, Merger Sub will be merged with and into Horizon and the separate corporate existence of Merger Sub will cease. Horizon will survive the Merger as an indirect wholly-owned subsidiary of Vidara, with Vidara changing its name to Horizon Pharma plc, referred to in this proxy statement/prospectus as New Horizon. For purposes of this section, Horizon following the effective time is referred to as the “surviving corporation.” All property, rights, privileges, immunities, powers, franchises, debts, liabilities, obligations and duties of Horizon and Merger Sub will become those of the surviving corporation at the effective time.

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Merger Consideration to Horizon Stockholders

At the effective time, each share of Horizon common stock issued and outstanding immediately prior to the effective time, and all rights in respect thereof, shall be canceled and automatically converted into and become the right to receive one ordinary share of New Horizon.

Merger Sub Capital Stock

At the effective time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the effective time shall remain outstanding and shall represent one share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, after the Effective Time, Vidara shall be the indirect owner of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

Payment of Estimated Cash Consideration

Under the Merger Agreement, Vidara Holdings is entitled to receive cash in the amount of $200 million plus the cash of Vidara and its subsidiaries on the closing date, less any indebtedness of Vidara that Horizon pays at the closing or that otherwise remains unpaid as of the closing and less Vidara’s unpaid transaction expenses as of the closing and plus or minus an adjustment to the extent that Vidara’s and its subsidiaries’ working capital is more or less than the target working capital of $123,000. At the closing, $2,750,000 of the cash consideration payable to Vidara Holdings will be withheld and deposited into an escrow account established under a temporary escrow agreement in accordance with the terms of that agreement.

At the closing, Horizon shall pay to Vidara Holdings a portion of the estimated cash consideration as consideration for the sale of Vidara U.S. to U.S. HoldCo and a portion of the estimated cash consideration in consideration of the redemption of bonus shares of Vidara. Subsequent to the closing, the estimated cash consideration may be adjusted if actual amounts are different from the good faith estimated amounts. No later than 120 days after closing, New Horizon will prepare and deliver to Vidara Holdings a closing date statement of the closing cash, working capital, closing indebtedness and transaction expenses with a calculation of the final cash consideration. Vidara Holdings and its representatives have a right to access the books and records of New Horizon to review the closing date statement. Within 30 days of its receipt of the closing date statement, Vidara Holdings will inform Horizon if it has any objections to the closing date statement. Horizon and Vidara Holdings have designated a third-party accounting firm to resolve any disputed items in the closing date statement. Once the closing date statement is finalized, if the estimated cash consideration exceeds the final cash consideration, Horizon will be paid the difference in cash from the escrow account. If the final cash consideration exceeds the estimated cash consideration, Horizon will pay Vidara Holdings the difference in cash. Once these payments are made, the remaining funds in the escrow account, if any, will be released to Vidara Holdings.

Treatment of Horizon Stock Options and Other Equity-Based Awards

Each outstanding option to purchase shares of Horizon common stock under the Horizon equity incentive plans, whether vested or unvested, will be converted into an option to acquire the same number of New Horizon ordinary shares, on substantially the same terms and conditions (including exercise price) as were applicable under such option before the effective time. At the effective time, New Horizon will assume all Horizon benefit plans.

Each other equity award that is outstanding as of immediately prior to the effective time under the Horizon equity incentive plans will be converted into a right to receive, on substantially the same terms and conditions as were applicable under such equity award before the effective time, the number of New Horizon ordinary shares equal to the number of shares of Horizon’s common stock subject to such equity award immediately prior to the effective time, subject to Section 409A of the Code, other treasury regulations and Irish law as applicable. The

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other equity awards expected to be outstanding as of immediately prior to the effective time are purchase rights under ongoing offerings under the Horizon 2011 Employee Stock Purchase Plan and restricted stock units issued under the Horizon equity plans.

Treatment of Horizon Warrants

Each warrant to acquire Horizon’s common stock outstanding as of immediately prior to the effective time will be converted into a warrant to acquire, on substantially the same terms and conditions as were applicable under such warrant before the effective time, the number of New Horizon ordinary shares equal to the number of shares of Horizon’s common stock subject to such warrant immediately prior to the effective time, at an exercise price per New Horizon ordinary share equal to the exercise price per share of Horizon’s common stock otherwise purchasable pursuant to such warrant. Please also see “Description of New Horizon Warrants.”

Governing Documents Following the Merger

Surviving Corporation. The certificate of incorporation and by-laws of Merger Sub in effect immediately prior to the effective time will be the certificate of incorporation and by-laws of the surviving corporation as of the effective time, until amended in accordance with applicable law.

New Horizon. Vidara and Horizon have agreed to take, or cause to be taken, such actions as are necessary so that, as of the effective time of the Merger, the New Horizon memorandum and articles of association shall be substantially in the form as set forth in Annex C to this proxy statement/prospectus.

Exchange of Stock Certificates Following the Merger

Vidara will engage an institution acceptable to Horizon to act as exchange agent for the Merger, which is referred to in this proxy statement/prospectus as the “exchange agent.”

As soon as reasonably practicable after the effective time, and in any event within ten business days after the effective time, the exchange agent will mail to each holder of record of a certificate for shares of Horizon common stock and each holder of record of non-certificated outstanding shares of Horizon common stock, which are referred to in this proxy statement/prospectus as “book-entry shares,” a letter of transmittal and instructions for effecting the surrender of those certificates or book-entry shares in exchange for certificates representing the appropriate number of New Horizon ordinary shares as provided by the Merger Agreement.

Horizon stockholders should not return their certificates with the enclosed proxy card. Stock certificates should be returned with a letter of transmittal that will be sent to Horizon stockholders following the effective time as described above, validly executed in accordance with the instructions you will receive.

Upon surrender of a duly executed letter of transmittal and a certificate representing shares of Horizon common stock or a book-entry share of Horizon common stock, the holder of such certificate or book-entry share will be entitled to receive such number of New Horizon ordinary shares equal to the number of shares of Horizon common stock represented by such certificate or book-entry share. No interest will be paid or accrued on any amount payable upon surrender of certificates or book-entry shares representing shares of Horizon common stock. New Horizon and the exchange agent will be entitled to deduct and withhold from any amount payable as consideration to stockholders such amounts as required with respect to making any payment for taxes, and such amounts withheld will be treated as having been paid to such stockholder.

After the effective time, the stock transfer books of Horizon will be closed and there will be no further registration of transfers on the stock transfer books of Horizon. If, after the effective time, certificates

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representing shares of Horizon common stock or book-entry shares of Horizon common stock are presented to Horizon or the exchange agent, they will be canceled and exchanged as provided above. If a certificate representing shares of Horizon common stock has been lost, stolen or destroyed, the exchange agent shall issue to such stockholder the consideration described above in respect of the shares of Horizon common stock represented by such certificate only upon such stockholder complying with the exchange agent’s requirements regarding the loss, theft or destruction, and, if required by New Horizon, an indemnification agreement in form reasonably satisfactory to New Horizon, or a bond in such sum as New Horizon may reasonably direct as indemnity, against any claim that may be made against New Horizon or the exchange agent in respect of the certificate alleged to have been lost, stolen or destroyed.

Any portion of the consideration deposited with the exchange agent that has not been transferred to the holders of certificates representing shares of Horizon common stock or of book-entry shares of Horizon common stock as of the one year anniversary of the effective time shall be delivered, upon demand, to New Horizon or its designee and the remaining New Horizon ordinary shares included in such consideration shall be sold at the best price reasonably obtainable at that time. Any former holder of Horizon common stock who has not complied with the exchange procedures described above prior to such time shall thereafter look only to New Horizon as a general creditor (and without any interest thereon) for payment of such holder’s portion of the cash proceeds of the sale of the New Horizon ordinary shares.

Representations and Warranties

Vidara Holdings and Horizon each made customary representations and warranties in the Merger Agreement relating to themselves and their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement (including qualifications by concepts of knowledge, materiality and/or dollar thresholds) and are further modified and limited by confidential disclosure schedules provided by Vidara Holdings to Horizon and by Horizon to Vidara Holdings. The representations and warranties made by Horizon are also subject to and qualified by certain information included in Horizon’s filings made with the SEC.

The representations and warranties made by Vidara Holdings relate to, among other things, the following subject matters:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power of Vidara Holdings, Vidara and each of its subsidiaries;

•	the capital structure and equity securities of Vidara and its subsidiaries;

•	the authority of Vidara Holdings and Vidara to enter into the Merger Agreement and related agreements, including a registration rights agreement, voting agreements, an escrow agreement, a confidentiality agreement, and all other agreements or contracts to be delivered in connection with the transactions contemplated by the Merger Agreement, and to consummate the transactions contemplated by the Merger Agreement and the related agreements; and due execution, delivery and performance of the Merger Agreement and the related agreements;

•	the absence of any violation of charter documents, material contracts or any applicable laws as a result of the Merger and other transactions contemplated by the Merger Agreement;

•	certain financial statements and internal accounting controls;

•	the absence of certain liabilities;

•	title to properties, leasehold interests and absence of liens;

•	intellectual property;

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•	material contracts, including the absence of violation or breach in any material respect of each such contract;

•	insurance;

•	employee benefit plans;

•	taxes;

•	legal proceedings;

•	compliance with laws and permits;

•	environmental matters;

•	the absence of certain changes and events since December 31, 2013;

•	labor relations and compliance;

•	leases of real property;

•	the absence of undisclosed brokerage or finder’s fees;

•	compliance with certain anti-corruption laws;

•	compliance with certain regulatory matters;

•	transactions with affiliates;

•	the ownership of entities formed in connection with the Merger; and

•	limitations on representations and warranties.

The representations and warranties made by Horizon relate to, among other things, the following subject matters:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

•	the capital structure and equity securities of Horizon and its subsidiaries;

•	the authority of Horizon to enter into the Merger Agreement and related agreements, including an escrow agreement, a confidentiality agreement, and all other agreements or contracts to be delivered in connection with the transactions contemplated by the Merger Agreement, and to consummate the transactions contemplated by the Merger Agreement and the related agreements; and due execution, delivery and performance of the Merger Agreement and the related agreements;

•	the absence of any violation of charter documents, material contracts or any applicable laws as a result of the Merger and other transactions contemplated by the Merger Agreement;

•	SEC filings, including certain financial statements contained in such filings;

•	disclosure controls and procedures and internal controls over financial reporting;

•	absence of certain liabilities;

•	intellectual property;

•	material contracts, including the absence of violation or breach in any material respect of each such contract;

•	insurance;

•	employee benefit plans;

•	taxes;

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•	legal proceedings;

•	compliance with laws;

•	environmental matters;

•	the absence of a material adverse effect since January 1, 2013;

•	the absence of undisclosed brokerage or finder’s fees;

•	the opinion of Horizon’s financial advisor;

•	approval of the Merger Agreement and the Merger by Horizon’s board of directors;

•	the vote of Horizon stockholders required to approve the adoption of the Merger Agreement and approve the Merger;

•	compliance with certain anti-corruption laws;

•	a commitment letter for debt financing in an aggregate principal amount of up to $250,000,000; and

•	limitations on representations and warranties.

Under the terms of the Merger Agreement, the parties agreed that except for the representations and warranties expressly contained in the Merger Agreement and in their respective officer certificates, neither party made any representation or warranty. Horizon and Vidara Holdings each acknowledge that they made their own investigation of the other party and are not relying on any implied warranties or upon any representation or warranty as to the prospects (financial or otherwise) or the viability or likelihood of success of the continued operation of the business of the other party as conducted after the closing of the Merger as contained in any materials provided by the other party or parties.

Material Adverse Effect

Several of the representations, warranties, covenants and closing conditions contained in the Merger Agreement refer to the concept of a “material adverse effect.”

For purposes of the Merger Agreement, a “material adverse effect” with respect to Vidara or Horizon means any change, event or occurrence that has, or that would reasonably be expected to have, a material adverse effect on (1) the business, assets, financial condition or results of operations of the subject company and its subsidiaries, taken as a whole, or (2) the ability of the subject company to perform, in a timely manner, any of its material covenants or material obligations required to be performed at or prior to the effective time under the Merger Agreement or any related agreement or to consummate the transactions contemplated by the Merger Agreement; provided, that in determining whether there has been a material adverse effect under clause (1) above, any change, event or occurrence principally attributable to, arising out of, or resulting from any of the following shall be disregarded except in some cases to the extent such change, event or occurrence has a disproportionate effect on the subject company or its subsidiaries, taken as a whole, compared to other participants in the industries in which the subject company conducts its business:

•	general economic, business, industry or credit, financial or capital market conditions (whether in the United States or internationally), including conditions affecting generally the industries served by the subject company and its subsidiaries;

•	the taking of any action specifically required by the Merger Agreement or any related agreement;

•	the announcement of the Merger Agreement or pendency of the Merger;

•	the taking of any action with the written approval of the other party;

•	pandemics, earthquakes, tornados, hurricanes, floods and acts of God;

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•	acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof;

•	any changes in applicable laws, regulations or accounting rules, including GAAP or interpretations thereof, or any changes in the interpretation or enforcement of any of the foregoing; or

•	the failure by the subject company or any of its subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of the Merger Agreement (provided that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect).

Covenants

Vidara Holdings Interim Operating Covenants

Vidara Holdings has undertaken customary covenants in the Merger Agreement relating to the conduct of Vidara’s business prior to the completion of the Merger or the earlier termination of the Merger Agreement. In general, subject to exceptions specified in the Merger Agreement or set forth in the confidential disclosure schedules provided by Vidara Holdings to Horizon, Vidara Holdings has agreed with respect to Vidara and its subsidiaries that, among other things:

•	each of Vidara and its subsidiaries will work with Horizon in good faith to renew or renegotiate certain real property leases or to locate suitable replacement real estate for the operations currently conducted in such locations;

•	each of Vidara and its subsidiaries will operate their businesses in the ordinary course and substantially in accordance with past practices; and

•	each of Vidara and its subsidiaries will not do any of the following:

•	issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interests or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, except for cash distributions or dividends to Vidara or any of its subsidiaries in the ordinary course of business;

•	except for cash distributions to Vidara or a subsidiary of Vidara, declare, set aside or make any payment, dividend or distribution of cash or other property to any of its equityholders with respect to its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, other than in connection with the reorganization, any of its equity securities;

•	materially and adversely modify or terminate any material contract;

•	sell, assign, transfer, convey, lease, mortgage, pledge, encumber, impair or otherwise dispose of, or create, incur, assume or cause to be subjected to any lien on, any material assets or properties of Vidara or its subsidiaries, subject to certain exceptions;

•	except as required by law or any applicable benefit plan existing on the date of the Merger Agreement, (i) grant any bonus or any severance or termination pay to any service provider of the Vidara companies (other than pursuant to policies or agreements already in effect on the date of the Merger Agreement); (ii) voluntarily make any change in the key management structure of Vidara or its subsidiaries; (iii), adopt, enter into or amend any benefit plan of Vidara ; (iv) make any new grant or award, or vest, accelerate or otherwise amend any existing grant, benefit or award, under any benefit plan of Vidara; (v) increase the compensation payable to any service provider of the Vidara companies; or (vi) enter into or forgive any loan to a service provider of the Vidara companies;

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•	acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•	make any loans or advances to any person, except for advances to employees or officers of any of Vidara or its subsidiaries for expenses incurred in the ordinary course of business;

•	(i) make or change any tax election, (ii) amend any tax return or (iii) enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Vidara and its subsidiaries (other than actions done in the ordinary course of business) if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the tax liability of Horizon or Vidara and its subsidiaries for any period ending after the closing date or decreasing any tax attribute of Horizon or Vidara and its subsidiaries existing on the closing date;

•	adopt a plan of complete or partial liquidation, dissolution or recapitalization or effect any recapitalization, reclassification, stock split, reverse stock split or like change in its capitalization, other than as required in connection with the reorganization;

•	abandon or permit the lapse of any of its intellectual property;

•	incur, modify, assume or guarantee any interest bearing indebtedness, or issue any debt securities or any warrants or rights to acquire any debt security;

•	delay or postpone the payment of any accounts payable or commissions or any other liability or obligation, or agree or negotiate with any third party to extend the payment date of any accounts payable or commissions or any other liability or obligation, or accelerate the collection of any accounts or notes receivable, other than in the ordinary course of business;

•	take any action (or fail to take any action) with the primary purpose of accelerating sales to the period that is prior to the closing of the Merger that would otherwise occur after the closing of the Merger;

•	make any change in any method of accounting or accounting policies or make any write-down in the value of its inventory, except as required by applicable law;

•	create or permit the creation of any lien on any of the assets Vidara or its subsidiaries, other than certain permitted liens;

•	enter into any contract pursuant to which Vidara or its subsidiaries may become obligated to make any severance, termination or similar payment, or any bonus or similar payment, to any employee, current or former independent contractor, consultant or director of Vidara or its subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control;

•	terminate any employee other than for cause, or hire any employee, in either case, whose annual base compensation exceeds or would exceed $175,000;

•	make any capital expenditure which (i) involves the purchase of real property or (ii) is in excess of $100,000 individually or $200,000 in the aggregate during any fiscal quarter;

•	cancel or compromise any material claim, waive or release any material right, settle or agree to settle any action to which it is a party, or initiate or commence any action (other than any action to enforce the terms of the Merger Agreement);

•	sell, assign, transfer or license to any third party any of its intellectual property, other than non-exclusive licenses entered into in the ordinary course of business;

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•	enter into a contract which would have been a material contract of Vidara had such contract been entered into prior to the date of the Merger Agreement;

•	take any action that is reasonably expected to materially and adversely affect, or materially impede or impair, the ability of the parties to the Merger Agreement, or any of the parties to any related agreement, to consummate the transactions contemplated by the Merger Agreement and related agreements;

•	change, amend or modify the organizational documents of Vidara or any of its subsidiaries, except as required by law;

•	purchase, acquire or bind any directors’ and officers’ liability insurance policy or policies with annual premiums in excess of $300,000 in the aggregate; or

•	enter into any agreement, or otherwise become obligated, to do any action prohibited under the covenants set forth in the Merger Agreement.

Horizon Interim Operating Covenants

Horizon has undertaken customary covenants in the Merger Agreement relating to the conduct of its business prior to the completion of the Merger or the earlier termination of the Merger Agreement. In general, subject to certain exceptions specified in the Merger Agreement or set forth in the confidential disclosure schedules provided by Horizon to Vidara Holdings, Horizon has agreed that, among other things:

•	Horizon and its subsidiaries will operate their businesses in the ordinary course and substantially in accordance with past practices; and

•	Horizon and its subsidiaries will not do any of the following:

•	authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Horizon or its subsidiaries), except dividends and distributions paid or made on a pro rata basis by Horizon’s subsidiaries;

•	subject to certain exceptions, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interest in Horizon or any of its subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (except as otherwise provided by the terms of any options outstanding on the date of the Merger Agreement);

•	split, combine or reclassify any of its issued capital stock, other than pursuant to transactions by a wholly owned subsidiary of Horizon which remains a wholly owned subsidiary after consummation of such transaction;

•	amend its organizational documents in any manner that would materially delay or otherwise adversely affect the consummation of the transactions contemplated by the Merger Agreement;

•	take any action that is reasonably expected to materially and adversely affect, impede or impair the ability of the parties to the Merger Agreement or any related agreement to consummate the transactions contemplated by the Merger Agreement or any related agreement; or

•	agree to take any of the actions listed above.

Board Recommendation; Horizon Stockholder Meeting

The Horizon board of directors has adopted resolutions approving the Merger Agreement, recommending that the holders of Horizon common stock vote to adopt the Merger Agreement and approve the Merger and directing that the Merger Agreement and Merger be submitted to a vote of the Horizon stockholders. In

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furtherance thereof and subject to the requirements of applicable law, Horizon has agreed to take all action necessary to convene a meeting of the Horizon stockholders, at which the Horizon stockholders will consider the adoption of the Merger Agreement and approval of the Merger, as promptly as practicable after the registration statement on Form S-4 of which this proxy statement/prospectus is a part, is declared effective, provided however, that Horizon may conduct the Special Meeting of Horizon stockholders as the required meeting. Except as required by law, Horizon shall not adjourn or postpone the stockholder meeting after the filing of the registration statement without the consent of Vidara Holdings; provided, however, that Horizon may, without the consent of Vidara Holdings, adjourn or postpone the stockholder meeting (i) to the extent reasonably necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to the Horizon stockholders or to permit dissemination of information which is material to stockholders voting at the Horizon stockholder meeting, but only for so long as the board of directors of Horizon determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Horizon stockholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (ii) if, as of the time the Horizon stockholder meeting is scheduled, there are insufficient shares of Horizon stock represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Horizon stockholder meeting, but only until a meeting can be held at which there are a sufficient number of Horizon shares represented to constitute a quorum or (B) voting for the approval of Horizon stockholders, but only until a meeting can be held at which there are a sufficient number of votes of holders of Horizon stock to obtain the approval of Horizon stockholders.

Horizon is required, prior to the Horizon stockholders meeting, to keep Vidara Holdings reasonably informed in the two weeks prior to the Horizon stockholders meeting of the number of proxy votes received in respect of matters to be acted upon at the Horizon stockholders meeting, and in any event shall provide such number promptly upon the reasonable request of Holdings or its representatives.

Under the Merger Agreement, subject to the exceptions discussed in No Solicitation of Alternative Proposals by Horizon; Change of Recommendation below, the Horizon board of directors has agreed to recommend that the Horizon stockholders vote in favor of the adoption of the Merger Agreement and the approval of the Merger.

No Solicitation of Alternative Proposals by Vidara Holdings or Vidara

Vidara Holdings has agreed that it and Vidara will not, and none of their subsidiaries will, directly or indirectly, through any of their representatives or otherwise:

•	solicit, initiate or knowingly encourage any inquiry with respect to, or the making or submission of, any offer for (i) the acquisition of Vidara Holdings, Vidara or its subsidiaries by scheme of arrangement, takeover offer or other business combination transaction; (ii) the acquisition, lease or license by any person of any assets or businesses that constitute or contribute 25% or more of the consolidated revenue, net income or assets of Vidara and its subsidiaries; (iii) the acquisition by any person of any of the outstanding equity securities of Vidara Holdings, Vidara or its subsidiaries; or (iv) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Vidara Holdings, Vidara or its subsidiaries; for purposes of this proxy statement/prospectus, each such offer shall be referred to as a “Vidara alternative proposal”;

•	participate in any discussions or negotiations regarding a Vidara alternative proposal with, or furnish any non-public information of Vidara Holdings or Vidara to, any person that has made or is considering making a Vidara alternative proposal, except to notify such person as to the existence of this covenant;

•	approve, endorse or recommend any Vidara alternative proposal or enter into any contract or agreement with any other person in respect of any such alternative proposal; or

•	waive, terminate, modify or fail to use commercially reasonable efforts to enforce any provision of any “standstill” or similar obligation of any person with respect to Vidara Holdings or Vidara.

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Vidara Holdings has further agreed that it and Vidara will, and will cause their respective representatives to, immediately cease any existing activities, discussions and negotiations with any person with respect to any of the foregoing and will request the prompt return or destruction of all confidential information previously furnished in connection therewith.

Under the Merger Agreement, Vidara Holdings has agreed to promptly (but in any event within 36 hours) notify Horizon orally and in writing of the receipt of any Vidara alternative proposal or any communication or proposal that could reasonably be expected to lead to any such alternative proposal and, to the extent requested by Horizon, shall indicate the material terms and conditions of such alternative proposal and the identity of the person making any such alternative proposal.

No Solicitation of Alternative Proposals by Horizon; Change of Recommendation

Horizon has agreed that neither it nor any of its subsidiaries will directly or indirectly, through any of their representatives or otherwise:

•	solicit, initiate or knowingly encourage any inquiry with respect to, or the making or submission of, any bona fide proposal or offer for (i) the acquisition of Horizon by merger, tender offer or other business combination transaction; (ii) the acquisition, lease or license of any assets or businesses that constitute or contribute 25% or more of Horizon’s and its subsidiaries’ consolidated revenue, net income or assets; or (iii) any other merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Horizon as a result of which the holders of Horizon shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof, in each case, provided that the consummation of the transactions contemplated by such proposal or offer are conditioned on the termination of the Merger and related transactions; for the purposes of this proxy statement/prospectus, each such proposal or offer shall be referred to as a “Horizon alternative proposal”;

•	participate in any discussions or negotiations regarding a Horizon alternative proposal with, or furnish any nonpublic information of Horizon to, any person that has made or is considering making a Horizon alternative proposal, except to notify such person as to the existence of this covenant;

•	approve, endorse, or recommend any Horizon alternative proposal or enter into any contract or agreement with any other person in respect of any such alternative proposal; or

•	waive, terminate, modify or fail to use commercially reasonable efforts to enforce any provision of any “standstill” or similar obligation of any person with respect to Horizon or any of its subsidiaries.

Horizon has further agreed that it and its subsidiaries will, and will cause their respective representatives to, immediately cease any existing activities, discussions and negotiations with any person with respect to any of the foregoing and will request the prompt return or destruction of all confidential information previously furnished in connection therewith. Under the Merger Agreement, Horizon has agreed to promptly (but in any event within 36 hours) notify Holdings orally and in writing of the receipt of any Horizon alternative proposal or any communication or proposal that could reasonably be expected to lead to any such alternative proposal and, to the extent requested by Holdings, shall indicate the material terms and conditions of such alternative proposal and the identity of the person making any such alternative proposal.

Notwithstanding the foregoing, Horizon may take the following actions if Horizon receives a bona fide unsolicited written Horizon alternative proposal after the date of the Merger Agreement that did not result from a breach of the non-solicitation covenants described above, and the Horizon board of directors determines in good faith that the failure to take such actions would reasonably constitute a breach of the directors’ fiduciary duties under applicable law:

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furnish non-public information to the third party making or intending to make such alternative proposal (provided that all such information is, or has previously been, provided to Vidara Holdings), if, and

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only if, prior to furnishing such information, Horizon receives from the third party an executed confidentiality agreement on terms that are not less restrictive than those set forth in the confidentiality agreement with Vidara Holdings; or

•	engage in discussions or negotiations with the third party making or intending to make such Horizon alternative proposal,

provided that prior to taking the actions described above, the Horizon board of directors shall have determined that such Horizon alternative proposal either constitutes, or could reasonably be expected to lead to, a superior proposal.

Pursuant to the Merger Agreement, Horizon’s board of directors cannot (i) withhold, withdraw or modify in any manner adverse to Vidara Holdings its recommendation to the Horizon stockholders to approve the Merger or (ii) approve, recommend, adopt, or otherwise declare advisable any Horizon alternative proposal, or (iii) cause or allow Horizon or any of its subsidiaries to execute or enter into any letter of intent, merger agreement, transaction agreement or other agreement constituting or with respect to any Horizon alternative proposal, unless, prior to receiving stockholder approval, the Horizon board of directors has concluded in good faith (A) that such alternative proposal constitutes a superior proposal and (B) that the failure to change its recommendation to the Horizon stockholders would reasonably constitute a breach of the directors’ fiduciary duties under applicable law; provided that in connection with a Horizon alternative proposal, Horizon has given Vidara Holdings at least three business days notice in advance of the intended change in recommendation to negotiate changes to the Merger Agreement so that the Horizon alternative proposal would no longer be a superior proposal.

Other than in connection with a Horizon alternative proposal, the Horizon board of directors may change its recommendation to the Horizon stockholders in response to any change in circumstances with respect to Horizon that were not known or reasonably foreseen by Horizon prior to the date of the Merger Agreement, provided that (A) Horizon has given Vidara Holdings at least five business days notice in advance of the intended change in recommendation to negotiate changes to the Merger Agreement and has negotiated in good faith to amend the Merger Agreement so that the change in circumstance would no longer necessitate a change in recommendation, and (B) the failure to change its recommendation to the Horizon stockholders would reasonably constitute a breach of the directors’ fiduciary duties under applicable law. A change of circumstances is defined as a material event, development or material change of circumstances with respect to Horizon that does not relate to a Horizon alternative proposal, any events, developments or changes in circumstances relating to Vidara Holdings or Vidara and its subsidiaries or changes after the date of the Merger Agreement in the market price or trading volume of Horizon common stock (however, the underlying reasons for the changes in market price or trading volume may constitute a change in circumstances).

Financing; Repayment of Vidara Indebtedness; Convertible Notes

Under the Merger Agreement, Horizon is obligated to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate the $250 million financing contemplated by the commitment letter described in “Other Related Agreement— Commitment Letter” including (i) maintaining in effect the commitment letter and (ii) satisfying on a timely basis all of the conditions precedent set forth in the commitment letter. Horizon has the right to amend, restate, replace, supplement or otherwise modify, or waive any of its rights under, the commitment letter and/or substitute other debt financing for all or any portion of the financing from the same and/or alternative debt financing sources; provided, that any such (i) amendment, restatement, supplement, replacement or other modification to or waiver of any provision of the commitment letter or (ii) alternative financing, shall not, without the prior written consent of Vidara Holdings, (A) reduce the aggregate amount of the financing (including by increasing the amount of fees to be paid or original issue discount, unless the financing is increased by a corresponding amount on substantially the same terms as provided in the applicable commitment letter) to be funded at closing, (B) impose new or additional conditions precedent or contingencies to the financing as set forth in the commitment letter or otherwise amend, modify, or expand any conditions precedent to the funding of the financing (unless such

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conditions precedent or contingencies to the alternative financing would not be reasonably expected to (x) prevent or delay in any material respect the closing, or (y) adversely affect, impede or impair in any material respect the ability of Horizon to consummate the transactions, (C) release or consent to the termination of the obligations of the lenders under the commitment letter (except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the alternative financing or as otherwise expressly contemplated by the applicable commitment letter), or (D) otherwise amend, restate, supplement, replace or modify any commitment letter in a manner that would reasonably be expected to prevent or delay in any material respect the ability of the Horizon to consummate the Merger.

If any portion of the financing becomes unavailable on the terms and conditions contemplated in the commitment letter and as a result Horizon would reasonably be expected to not have sufficient funds to pay the estimated cash consideration and any other amounts required to be paid by Horizon in connection with the consummation of the transactions contemplated hereby, Horizon is obligated to use reasonable best efforts to obtain any such portion from alternative debt sources as promptly as practicable following the occurrence of such event in an amount that will still enable Horizon to pay the estimated cash consideration and any other amounts required to be paid by Horizon in connection with the consummation of the transactions contemplated hereby.

The Merger Agreement requires Vidara Holdings to use and cause Vidara and its affiliates to use reasonable best efforts to cooperate with Horizon (and use reasonable best efforts to cause the independent accounting firm and other advisers retained by Vidara and its affiliates to cooperate with Horizon) in connection with the financing.

Horizon agrees to indemnify and hold harmless Vidara Holdings, Vidara and its subsidiaries and affiliates and their respective members, directors, officers, employees, attorneys, accountants and other advisors or representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing, other than to the extent any of the foregoing arise from the willful misconduct or gross negligence of Vidara or its or their respective directors, officers, employees, attorneys, accountants or other advisors or representatives.

With respect to any outstanding indebtedness of Vidara and its affiliates as set forth in the disclosure schedules, Vidara Holdings is obligated to deliver all notices and take other actions required to facilitate the termination of commitments in respect to all such indebtedness, the repayment in full of all obligations in respect of such indebtedness and the release of any liens and guarantees in connection with such indebtedness on the closing date, including a delivery of payoff notices.

Vidara and Vidara Holdings also are obligated to cooperate with Horizon to (i) have New Horizon enter into, a supplemental indenture to the convertible notes indenture for the 5.00% Convertible Notes prior to or at the effective time, which supplemental indenture shall comply with the requirements specified in Section 14.07 of the 5.00% Convertible Notes Indenture (such supplemental indenture, the “Supplemental Indenture”), and (ii) effect the delivery of officers’ certificates and opinions of counsel required to be delivered by counsel to Vidara under the convertible notes indenture or otherwise requested by the trustee under the 5.00% Convertible Notes Indenture.

Rule 16b-3

Under the Merger Agreement, Vidara and Horizon each agree to take all steps as may be reasonably requested by any party to cause dispositions of Horizon’s equity securities (including derivative securities) pursuant to the transactions by each individual who is a director or officer of Horizon to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

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Additional Covenants

The Merger Agreement contains certain other covenants, including covenants relating to cooperation between Vidara Holdings, Vidara and Horizon in the preparation of this proxy statement/prospectus, other filings to be made with the SEC and other governmental filings, obtaining consents, access to information and facilities, notifications, confidentiality and performing their respective obligations regarding public announcements. Vidara Holdings and Horizon have further agreed, as applicable, to the following additional covenants and agreements in the Merger Agreement, among others:

•	Horizon and Vidara will provide one another with reasonable access to their and their subsidiaries’ respective officers, employees, offices, facilities, books and records, subject to certain limitations;

•	for 18 months following any termination of the Merger Agreement, Horizon and Vidara will not hire or solicit any employee of the other party or its subsidiaries, encourage any such employee to leave such employment or hire any such employee who voluntarily left such employment within six months following voluntary termination, subject to certain exceptions;

•	Vidara Holdings and Vidara and their respective subsidiaries will use their reasonable best efforts to take the necessary steps to effect the reorganization, and Horizon and its subsidiaries will use their reasonable best efforts to cooperate with Vidara Holdings and Vidara and will take such steps as are required of Horizon to effect the reorganization, including paying all filing fees, costs and similar expenses associated with effecting the reorganization;

•	prior to the closing of the Merger, Vidara and its subsidiaries will take such steps as requested by Horizon to provide for the governance of Vidara from and after the effective time of the Merger, including to: (i) form appropriate committees of the board of directors; (ii) nominate and cause to be elected such directors as required to comply with the listing requirements of NASDAQ and other laws; (iii) appoint Horizon designees to any committee of the board of directors of Vidara; (iv) adopt and approve committee charters, codes of conduct or other guidelines; (v) adopt and approve employee benefit plans; and (vi) take such other corporate actions and adopt such other resolutions of the board of directors and shareholders of Vidara as Horizon may reasonably request;

•	prior to the closing, Vidara Holdings will submit to Vidara Holdings members for approval in a manner that complies with the approval requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder and is satisfactory to Horizon, any payments and/or benefits payable to Vidara directors, officers or employees that separately or in the aggregate, could be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) for which an executed a waiver of payments and/or benefits was as obtained or for which no waiver is necessary.

•	Horizon, Vidara Holdings and Vidara shall use their reasonable best efforts to satisfy all closing conditions set forth in the Merger Agreement and to obtain any consent and provide any notice as required by applicable law, contract or otherwise;

•	Horizon and Vidara Holdings shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement within 10 business days of the date of the Merger Agreement and shall cooperate with one another in taking all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (early termination of the waiting period under the HSR Act was granted effective April 11, 2014) and to obtain all requisite authorizations and approvals under other antitrust laws;

•	for a period of seven years after the closing date of the Merger, Vidara shall preserve its corporate, accounting, legal, auditing, human resources, tax and other records relating to the conduct of its business prior to the closing of the Merger, and Horizon and Vidara shall grant Vidara Holdings reasonable access to such records, subject to certain limitations;

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•	subject to certain exceptions, the parties will consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which any party may make primarily regarding the Merger or the Merger Agreement;

•	each of Horizon and Vidara shall use its reasonable best efforts to cause the New Horizon ordinary shares to be issued pursuant to the Merger and the Vidara ordinary shares held by Holdings immediately prior to the effective time to be approved for listing on NASDAQ.

•	Horizon and Vidara Holdings have agreed to certain covenants regarding tax matters, including the following:

•	Vidara Holdings will prepare and file all tax returns required to be filed by Vidara or its subsidiaries prior to the closing date of the Merger, and Horizon and Vidara will prepare and file (with input from Holdings) all tax returns required to be filed by Vidara or its subsidiaries on or after the closing date of the Merger with respect to any pre-closing tax period or straddle period;

•	neither Vidara nor any of its Subsidiaries will, unless required by applicable law with respect to any pre-closing tax period, retroactively apply any changes, amendments or alterations in the tax positions or elections taken by Vidara Holdings or Vidara or its subsidiaries in any manner that would result in a breach of any of Vidara Holdings’ representations or warranties contained in the Merger Agreement;

•	from the closing date of the Merger through December 31, 2014, Horizon shall not allow any “legacy” company affiliated with Vidara to: (i) acquire or in-license any intangible property rights or products that may result in the accrual of any earnings and profits by a “legacy” company in the fiscal year ending December 31, 2014; (ii) raise the price of any product; (iii) license or sell any intangible property to any party that may result in the accrual of any earnings and profits by a “legacy” company in the fiscal year ending December 31, 2014, or (iv) enter into any other transaction or engage in any other business outside such company’s ordinary course of business;

•	the parties intend and agree to treat the Merger as a taxable acquisition of Horizon; and

•	all transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges incurred in connection with the consummation of the transactions contemplated by the Merger Agreement shall be borne by Horizon.

With respect to other filings to be made with the SEC, Horizon and Vidara have agreed to the following covenants, among others, regarding such filings:

•	Horizon and Vidara shall cooperate and prepare a preliminary form of the proxy statement to be sent to the Horizon stockholders in connection with the Horizon stockholder meeting and a registration statement on S-4 registering the Vidara ordinary shares to be issued pursuant to the Merger Agreement, each of which will be filed with the SEC;

•	prior to the initial filing of the registration statement on S-4, Vidara shall enter into a registration rights agreement with Vidara Holdings and certain members of Vidara Holdings;

•	as promptly as practicable after the initial filing of the registration statement on S-4, Vidara and Horizon shall cooperate and prepare and file with the SEC a resale registration statement registering the resale by Vidara Holdings (or the members of Vidara Holdings) of any registrable securities held by Vidara Holdings (or the members of Vidara Holdings) following the closing of the Merger and prior to the submission of a letter requesting that the effectiveness of the resale registration statement be accelerated, or if such resale registration statement is filed pursuant to Rule 462(e) under the Securities Act, the filing of such registration statement, including by virtue of the distribution of Vidara ordinary shares by Vidara Holdings to the members of Vidara Holdings after the closing of the Merger and prior to the submission of the letter requesting that the effectiveness of the resale registration statement be accelerated or, if such resale registration statement is filed pursuant to Rule 462(e) under the Securities Act, the filing of such resale registration statement, as well as, at Horizon’s election, any Vidara ordinary shares issuable upon exercise of any Horizon warrants; and

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•	prior to the closing date of the Merger, each of Horizon and Vidara agree to file with the SEC all forms, reports and documents required to be filed by it with the SEC.

Employee Benefits

The Merger Agreement provides that, subject to certain conditions or contractual or legal requirements:

•	for at least one year following the closing date of the Merger, New Horizon shall provide each person who was employed by Vidara or its subsidiaries immediately prior to the closing date of the Merger with, but only to the extent such person remains employed by Vidara or Horizon during the applicable period, (i) an annual base salary that is no less favorable than the annual base salary provided to such employee prior to the closing; (ii) an annual cash target bonus opportunity that is substantially comparable to the annual cash bonus opportunity provided to such employees prior to the closing and (iii) retirement and welfare benefits that are substantially comparable, at Horizon’s sole discretion, to either (A) those generally made available to similarly situated employees of the Horizon under Horizon’s compensation and benefit plans and programs, or (B) those provided to such employee immediately prior to the closing date of the Merger under the benefit plans of Vidara;

•	continuing employees who participate in the benefit plans of New Horizon after the closing date of the Merger will receive (i) credit under such plans for their years of service with Vidara and its subsidiaries before the closing of the Merger for all purposes, including eligibility requirements, level of benefits, vesting and benefit accrual (except to the extent such credit would result in a duplication of benefits), and (ii) credit for amounts previously paid under Vidara’s benefit plans for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan or program of New Horizon;

•	New Horizon will waive for each continuing employee any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans applicable to such continuing employee after the closing date of the Merger, to the extent such waiting period or similar condition would not have been applicable to such employee under the terms of the parallel plan of Vidara;

•	unless otherwise requested by Horizon, Vidara Holdings and Vidara will take all actions necessary or appropriate to withdraw as a participating employer from their retirement savings plan, and will, prior to and conditioned upon such withdrawal as a participating employer, fully vest any and all unvested amounts of the accounts of all U.S. employees who are participants under such plan at the time of such withdrawal;

•	in the event of such withdrawal from the retirement savings plan, after completion of the Merger, Horizon will provide to continuing employees benefits under the Horizon 401(k) plan. The continuing employees will be able to make eligible rollover contributions to the Horizon 401(k) plan of their account balances from the retirement savings plan as soon as practicable following completion of the Merger; and

•	unless otherwise requested by Horizon, Vidara Holdings and Vidara will take all actions necessary or appropriate to terminate its service agreement with its benefit plans administrator and the participation of all U.S. employees of Vidara in the benefit plans administered by its service provider, each effective as of the effective time of the Merger.

Nothing contained in the Merger Agreement shall (i) limit the right of Horizon or any of its subsidiaries to amend or terminate any of their benefit plans or the right to amend or terminate any of New Horizon’s benefit plans at any time following the effective time of the Merger, or (ii) be construed to create a right in any employee to employment with New Horizon or any of its subsidiaries, and the employment of each continuing employee shall not be guaranteed. In addition, no current or former employee and no continuing employee, shall be deemed

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to be a third party beneficiary of the Merger Agreement, except for employees, officers and directors to the extent of their respective rights with respect to the maintenance of indemnification rights and directors’ and officers’ liability insurance coverage as described under the section entitled “The Reorganization and the Merger—Interests of Certain Persons in the Merger—Indemnification.”

Officers and Directors upon Completion of the Merger

The Merger Agreement includes the following arrangements, among other things, with respect to the governance matters following the completion of the Merger Agreement:

•	the officers and directors of Horizon as of immediately prior to the effective time will be the officers and directors of the surviving corporation, until duly removed or until successors are duly elected or appointed and qualified;

•	until duly removed or until their successors are duly elected or appointed and qualified, the directors of Horizon immediately prior to the effective time of the Merger, plus one additional person designated by Vidara Holdings, shall be the directors of New Horizon as of the closing date of the Merger;

•	until the second anniversary of the closing date of the Merger, in respect of each meeting of the shareholders of New Horizon at which the Vidara Holdings designee is up for reelection, the board of directors of New Horizon shall nominate and recommend the election of the Vidara Holdings designee or such other person designated by Vidara Holdings to serve as a member of the board of directors of New Horizon and who is reasonably acceptable to New Horizon;

•	as of the effective time of the Merger, each director of Vidara and its subsidiaries and U.S. HoldCo will resign in such capacity, other than individuals identified by Horizon as continuing in such capacity following the closing of the Merger.

Conditions to the Completion of the Merger

The completion of the Merger depends upon the satisfaction or waiver of a number of conditions, all of which, to the extent permitted by applicable law, may be waived by Vidara Holdings and/or Horizon, as applicable.

The following conditions, among other conditions, must be satisfied before Horizon is obligated to complete the Merger:

•	the adoption of the Merger Agreement and approval of the Merger by the Horizon stockholders;

•	subject to Vidara Holding’s confidential disclosure schedule, the accuracy in all respects, as of the date of the Merger Agreement and as of the closing date, of a limited number of representations and warranties made by Vidara Holdings in the Merger Agreement that are qualified as to material adverse effects, and the accuracy in all material respects, as of the date of the Merger Agreement and as of the closing date, of certain fundamental representations, including those relating to organization, capitalization, authorization to enter into the Merger Agreement and brokers (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date);

•	subject to Vidara Holding’s confidential disclosure schedule, the accuracy of the remaining representations and warranties made by Vidara Holdings in the Merger Agreement (disregarding all materiality qualifications) as of the date of the Merger Agreement and as of the closing date (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date), provided that inaccuracies in such representations and warranties will be disregarded so long as failure of such representations and warranties to be so accurate does not and would not reasonably be expected to have a material adverse effect on Vidara;

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•	the performance in all material respects by Vidara and Vidara Holdings of each of their covenants, obligations and agreements as set forth in the Merger Agreement that are required to be performed at or prior to the closing of the Merger;

•	the consummation of the reorganization in accordance with schedule 1 of the Merger Agreement in all material respects;

•	all waiting periods under the HSR Act shall have expired or been earlier terminated without action by the DOJ or FTC to prevent consummation of the transactions contemplated by the Merger Agreement, or any action commenced by the DOJ or FTC in relation to the transactions contemplated by the Merger Agreement shall have been resolved in a manner that permits the consummation of the Merger (early termination of the waiting period under the HSR Act was granted effective April 11, 2014);

•	the absence of any pending claim, action, suit or similar proceeding involving a governmental authority (i) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger; (b) seeking to prohibit or limit in any material respect the ability of Horizon’s stockholders to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the shares of Vidara ordinary stock; (c) relating to the Merger and that would reasonably be expected to materially and adversely affect the right or ability of Horizon to own any of the material assets or materially limit the operation of the business of Horizon; (d) seeking to compel Horizon, Vidara or any of their subsidiaries to dispose of or hold separate any material assets or material business as a result of the Merger; or (e) relating to the Merger and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Horizon, Vidara or their subsidiaries and affiliates;

•	since the date of the Merger Agreement, there shall not have occurred any material adverse effect on Vidara that has not been cured;

•	the authorization for listing on NASDAQ (subject to official notice of issuance) of the New Horizon ordinary shares to be issued pursuant to the Merger Agreement;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part, the absence of a stop order issued by the SEC suspending the effectiveness of such registration statement and the absence of any proceedings initiated for that purpose by the SEC;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other governmental authority and remain in effect, and there shall not be any claim, action, suit or similar proceeding enacted or deemed applicable to the Merger that makes consummation of the Merger illegal;

•	Vidara Holdings and Vidara, as applicable, shall have adopted resolutions providing for (i) the change of Vidara’s legal name to Horizon Pharma plc and (ii) the actions required to effect the reorganization and related actions;

•	completion of the procedures specified in subsection (2) to (11) of Section 60 of the Irish Companies Act 1963; and

•	receipt by Horizon of, among other things:

•	a certificate dated as of the closing date and duly executed by an authorized officer of Vidara Holdings to the effect that certain conditions have been satisfied;

•	documentation reasonably satisfactory to Horizon evidencing the consummation of the reorganization;

•	a supplemental indenture to Horizon and the trustee under the convertible notes indenture;

•	general releases duly executed by Vidara Holdings and certain individuals; and

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•	a temporary escrow agreement duly executed by Vidara Holdings and the escrow agent.

The following conditions, among other conditions, must be satisfied before Vidara Holdings, Vidara and any subsidiary of Vidara formed pursuant to the reorganization is obligated to complete the Merger:

•	the adoption of the Merger Agreement and approval of the Merger by the Horizon stockholders;

•	subject to Horizon’s confidential disclosure schedule and certain SEC filings made by Horizon, the accuracy in all respects as of the date of the Merger Agreement and as of the closing date of a limited number of representations and warranties made by Horizon in the Merger Agreement that are qualified as to material adverse effects (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date) and the accuracy in all material respects as of the date of the Merger Agreement and as of the closing date of certain fundamental representations including those relating to organization, capitalization, authorization to enter into the Merger Agreement and brokers (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date) except where failure to be accurate would not reasonably be expected to increase the aggregate merger consideration payable to the Horizon security holders by more than 150,000 ordinary shares of New Horizon;

•	subject to Horizon’s confidential disclosure schedule and certain SEC filings made by Horizon, the accuracy of the remaining representations and warranties made by Horizon in the Merger Agreement (disregarding all materiality qualifications) as of the date of the Merger Agreement and as of the closing date (other than representations and warranties which by their terms are made as of a specific date, which will be accurate as of such date), provided that inaccuracies in such representations and warranties will be disregarded so long as failure of such representations and warranties to be so accurate does not and would not reasonably be expected to have a material adverse effect on Horizon;

•	the performance in all material respects by Horizon of each of its covenants, obligations and agreements set forth in the Merger Agreement that are required to be performed at or prior to the closing date of the Merger;

•	since the date of the Merger Agreement, there shall not have occurred any material adverse effect on Horizon that has not been cured;

•	all waiting periods under the HSR Act shall have expired or been earlier terminated without action by the DOJ or FTC to prevent consummation of the transactions contemplated by the Merger Agreement, or any action commenced by the DOJ or FTC in relation to the transactions contemplated by the Merger Agreement shall have been resolved in a manner that permits the consummation of the Merger;

•	the absence of any pending claim, action, suit or similar proceeding involving a governmental authority (i) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger; (b) seeking to prohibit or limit in any material respect the ability of Vidara Holdings to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of its shares of Vidara ordinary shares; or (c) relating to the Merger and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Vidara Holdings, and member of Vidara Holdings or Vidara;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part, the absence of a stop order suspending the effectiveness of such registration statement and the absence of any proceedings initiated for that purpose;

•

either (i) counsel for Horizon shall have received a letter from the SEC indicating that the SEC is of the view that the Merger will constitute a “succession” for purposes of Rule 12g-3(a) of the Exchange Act and that Vidara may take into account Horizon’s reporting history in determining Vidara’s eligibility to use Form S-3 immediately following the effective time of the Merger, and Vidara shall otherwise be reasonably satisfied that it is eligible to file resale registration statements on Form S-3 pursuant to Rule

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462(e) under the Securities Act and such resale registration statement shall have been prepared and ready for filing with the SEC promptly following the closing of the Merger or (ii) Vidara shall have been notified by the SEC that the resale registration statement will not be reviewed by the SEC or is no longer subject to further review and comments, Vidara shall have sent a letter to the SEC requesting that the effectiveness of the resale registration statement be accelerated, and Horizon or Vidara shall have paid any registration fees associated with the resale registration statement, and Vidara Holdings shall be reasonably satisfied that all other filings have been made, that all consents and approvals have been obtained and that all other arrangements have been made and are in place, in each case as would be necessary for the resale registration statement to be declared effective under the Securities Act and in such form as will allow Vidara Holdings to publicly resell their ordinary shares pursuant to such resale registration statement;

•	the authorization for listing on NASDAQ (subject to official notice of issuance) of the New Horizon ordinary shares to be issued pursuant to the Merger Agreement;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other governmental authority and remain in effect, and there shall not be any claim, action, suit or similar proceeding enacted or deemed applicable to the Merger that makes consummation of the Merger illegal;

•	receipt by Vidara Holdings of, among other things:

•	a certificate dated as of the closing date and duly executed by an authorized officer of Horizon to the effect that certain conditions have been satisfied; and

•	the temporary escrow agreement, duly executed by Horizon and the escrow agent.

No Survival of Representations and Warranties or Post-Closing Indemnification

Each representation, warranty, covenant, undertaking and agreement contained in the Merger Agreement will expire as of, and will not survive, the closing of the Merger (except for certain covenants that will survive the closing of the Merger as set forth in the Merger Agreement). If the Merger is consummated, neither Vidara Holdings nor Horizon (or their respective affiliates, directors, officers, employees, stockholders, partners, members or representatives) shall have any liability with respect to any such representation, warranty, covenant, undertaking or agreement that expires as of the closing of the Merger and no party to the Merger Agreement has any post-closing indemnification obligations to the other parties.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the closing of the Merger, whether before or after the vote by the Horizon stockholders, in any of the following ways:

•	by mutual written consent of Vidara Holdings and Horizon;

•	by either Vidara Holdings or Horizon if the closing of the Merger shall not have occurred on or before September 30, 2014, except that the right to so terminate the Merger Agreement will not be available to Horizon or Vidara Holdings if its failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before such date;

•	by Vidara Holdings, if Horizon shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a closing condition and (ii) has not been or is incapable of being cured by Horizon within 30 calendar days after written notice has been given to Horizon of such breach;

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•	by Horizon, if Vidara Holdings shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a closing condition and (ii) has not been or is incapable of being cured by Vidara Holdings within 30 calendar days after written notice has been given to Holdings of such breach;

•	by either (i) Vidara Holdings following the change, withdrawal or withholding by Horizon’s board of directors of a recommendation to approve the Merger and the Merger Agreement, or the approval, recommendation or adoption by Horizon’s board of directors of an alternative proposal to the Merger Agreement, or (ii) Vidara Holdings or Horizon in the event that Horizon has not obtained approval of the Merger Agreement from the Horizon stockholders within 20 business days following the date on which a meeting of the Horizon stockholder is initially convened;

•	by either Vidara Holdings or Horizon if any governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action shall have become final and nonappealable, except that such right to terminate the Merger Agreement shall not be available to any party whose failure to use its reasonable best efforts to satisfy the closing conditions resulted in such action or inaction;

•	by Vidara Holdings if (i) a third party sells any product that is a generic version of VIMOVO® in the United States (or for resale in the United States) to any person not affiliated with such third party or with Vidara Holdings, and (ii) Horizon’s average closing stock price on the five trading days following the date the first sale becomes publicly known, or the reference rate, is the lower of $8.00 per share or 65% of Horizon’s average closing stock price on the five trading days immediately preceding the reference date, and (iii) Vidara Holdings terminates the Merger Agreement within 10 calendar days after the reference date; or

•	by Vidara Holdings if all of the closing conditions have been and continue to be satisfied (other than those conditions, which by their terms, are not capable of being satisfied until the closing of the Merger) and Horizon fails to close the Merger within three business days of the date the closing should have occurred, and Vidara Holdings stood ready and willing to consummate the Merger on that date.

Notwithstanding the foregoing, the right to terminate the Merger Agreement will not be available to any party whose material failure to fulfill its obligations or to comply with its covenants under the Merger Agreement has been the cause of or resulted in the failure to satisfy any condition to the obligations of any party.

Obligations in Event of Termination

Under the following circumstances, Vidara Holdings may be entitled to a termination fee in the event of a termination as described above, the Merger Agreement will become void and of no further force or effect, except for certain sections of the Merger Agreement. Such termination shall not relieve any party to the Merger Agreement of any liability for damages resulting from a breach of the Merger Agreement.

Expenses and Termination Fees

Whether or not the transactions contemplated by the Merger Agreement are consummated, Vidara Holdings and Horizon shall each pay all costs and expenses incurred by them in connection with the performance of their obligations under the Merger Agreement, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by them in connection with the transactions contemplated by the Merger Agreement, subject to certain exceptions. Horizon will pay the following: (i) all filing fees paid to the SEC in respect of this proxy statement/prospectus and certain other filings, (ii) printing and mailing costs related to the preparation, printing and dissemination to the holders of Horizon common stock of this proxy statement/prospectus and certain other filings, (iii) all filing fees paid by any party in connection with the antitrust filings,

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(iv) all costs and expenses contemplated by the Horizon’s contemplated debt financing, (v) all transfer, documentary, sales, use, stamp, registration and other taxes incurred in connection with the transactions contemplated by the Merger Agreement, (vi) the out-of- pocket costs of the preparation and audit of the ACTIMMUNE product business for the twelve months ended December 31, 2011 and for the period from January 1, 2012 through June 18, 2012 to be obtained from a predecessor of Vidara and (vii) certain expenses incurred in connection with the restructuring as set forth on schedule 1 to the Merger Agreement.

In the event that Vidara Holdings or Horizon terminates the Merger Agreement upon failure to obtain approval of the Merger Agreement from the Horizon stockholders, Vidara Holdings will be entitled to an expense reimbursement fee in the amount of $13,500,000.

Horizon will be obligated to pay Vidara Holdings a termination fee in the amount of $23,000,000 in the event that (i) (a) a Horizon alternative proposal is made to Horizon or is publicly announced and is not publicly withdrawn, (b) the Merger Agreement is terminated due to a breach by Horizon that gave rise to the failure of a closing condition and was not cured within 30 days of Horizon’s receipt of notice of the breach, or due to the closing conditions not being satisfied prior to September 30, 2014, and (c) Horizon enters into a definitive agreement with respect to or consummates a Horizon alternative proposal with the person who made a Horizon alternative proposal prior to termination of the Merger Agreement within 12 months following the termination of the Merger Agreement; or (ii) Vidara Holdings terminates the Merger Agreement following a change, withdrawal or withholding by Horizon’s board of directors of a recommendation to approve the Merger and the Merger Agreement, or following the approval, recommendation or adoption by Horizon’s board of directors of a Horizon alternative proposal.

Horizon will be obligated to pay Vidara Holdings a reverse termination fee in the amount of $44,000,000 if the Merger Agreement is terminated because Horizon fails to close the Merger after all of the closing conditions have been satisfied and Vidara Holdings stands ready, willing and able to close.

Amendment and Waiver

The Merger Agreement may be amended, modified or supplemented only by a writing signed by each of Horizon and Vidara Holdings. Notwithstanding the foregoing, certain sections of the Merger Agreement may not modified in a manner that is adverse in any material respect to Horizon’s financing sources without the prior written consent of each financing source that is a party to a certain commitment letter entered into by Horizon. No waiver of any condition or of any breach of any term, covenant, representation or warranty contained in the Merger Agreement will be effective unless in writing.

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OTHER RELATED AGREEMENTS

The Voting Agreements

The following is a summary of the material provisions of the voting agreements entered into by Horizon, Vidara and executive officers and directors of Horizon and with certain entities affiliated with Horizon’s directors, and is qualified in its entirety by reference to the full text of the form of such voting agreements, which is filed as an exhibit to Horizon Pharma, Inc.’s Current Report on Form 8-K, filed on March 20, 2014, and is incorporated by reference into this proxy statement/prospectus.

Concurrently with the execution and delivery of the Merger Agreement, Horizon and Vidara entered into voting agreements with each executive officer and director of Horizon and with certain entities affiliated with Horizon’s directors, pursuant to which each such executive officer, director and affiliated-entity agreed, among other things, to vote his, her or its shares in favor of the adoption of the Merger Agreement and the approval of the Merger. In the aggregate, approximately 16 percent of Horizon’s outstanding common stock is subject to the voting agreements. Each of the voting agreements contains transfer restrictions that permit the sale of up to 15% of the subject securities prior to the closing of the Merger. The voting agreements will expire upon the earlier of termination of the Merger Agreement or approval of the Merger Agreement by Horizon’s stockholders.

Under the terms of each of the voting agreements, the applicable Horizon stockholder has agreed to vote all shares of Horizon common stock owned now or in the future, whether beneficially or of record, by such stockholder, which shares are referred to in this proxy statement/prospectus as the “subject Horizon shares,” at any meeting of the stockholders of Horizon, or at any adjournment or postponement thereof, and on every action by written consent taken by the stockholders of Horizon:

•	in favor of the Merger, the execution and delivery by Horizon of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

•	in favor of any proposal to adjourn or postpone the meeting of the stockholders of Horizon to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held;

•	against any action or agreement that would result in a material breach of any representation, warranty, covenant or obligation of Horizon in the Merger Agreement; and

•	against any action which is (i) intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the voting agreement, or (ii) would reasonably be expected, to impede, interfere with, materially delay, materially postpone, discourage or adversely affect in any material way the Merger or any of the other transactions contemplated by the Merger Agreement or the voting agreement.

In furtherance of the foregoing, pursuant to the voting agreements, each such Horizon stockholder granted to Vidara an irrevocable proxy and irrevocably appointed Vidara, Mr. Venkataraman and Dr. Nohria, solely in their capacities as executive officers of Vidara, as their proxies to vote their respective subject Horizon shares in accordance with the terms of the voting agreements.

The Horizon stockholders who are parties to the voting agreements may vote their respective subject Horizon shares on all other matters not referred to in the irrevocable proxy in any manner they deem appropriate, and the proxies may not exercise the proxy with respect to such other matters. The irrevocable proxy is binding upon the heirs and assigns of the key Horizon stockholders, including any transferee of any of the subject Horizon shares.

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Temporary Escrow Agreement

The following is a summary of the material provisions of the escrow agreement to be entered into by Horizon, Vidara Holdings and Citibank, National Association as the escrow agent, and is qualified in its entirety by reference to the full text of the form of such escrow agreement which is filed as an exhibit to Horizon Pharma, Inc.’s Current Report on Form 8-K, filed on March 20, 2014, and is incorporated by reference into this proxy statement/prospectus.

Pursuant to the terms of the Merger Agreement, Horizon and Vidara Holdings will enter into an escrow agreement, which is referred to in this proxy statement/prospectus as the “escrow agreement,” with Citibank, National Association, which is referred to in this proxy statement/prospectus as the “escrow agent,” immediately prior to the closing. Under the terms of the escrow agreement, $2,750,000 of the cash consideration payable to Vidara Holdings at closing will be deposited in an escrow account to be used to pay amounts payable to Horizon, if any, as a result of the determination of the final cash consideration after the closing.

All or part of the escrow amount will be released within two business days after receipt of the joint written instruction of Horizon and Vidara Holdings, which is executed by Horizon and Vidara Holdings, to the escrow agent directing the escrow agent to disburse all or a portion of the escrow property, as applicable.

Registration Rights Agreement

The following is a summary of the material provisions of the registration rights agreement to be entered into by Vidara, Vidara Holdings and certain shareholders of Vidara Holdings, and is qualified in its entirety by reference to the full text of the form of such registration rights agreement which is filed as an exhibit to Horizon Pharma, Inc.’s Current Report on Form 8-K, filed on March 20, 2014, and is incorporated by reference into this proxy statement/prospectus.

The Merger Agreement contemplates that Vidara and Vidara Holdings and members of Vidara Holdings as of the date of the Merger Agreement, which are collectively referred to in this proxy statement/prospectus as the “Vidara rights parties,” will enter into a registration rights agreement providing for the registration for resale under the Securities Act of the New Horizon ordinary shares held by the Vidara rights parties immediately following the closing, which is referred to in this proxy statement/prospectus as the “registration rights agreement.” Based on shares outstanding on July 30, 2014 and the other assumptions described under the section entitled “The Reorganization and the Merger—The Merger” and assuming the Merger had closed as of that date, the Vidara rights parties would hold an aggregate of approximately 31,350,000 New Horizon ordinary shares immediately after the Merger. The New Horizon ordinary shares subject to the registration rights agreement are referred to in this proxy statement/prospectus as the “registrable securities.”

Pursuant to the registration rights agreement, Vidara agreed to file a registration statement with the SEC covering the resale of all of the registrable securities as soon as reasonably practicable following the date the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC, and to use its reasonable best efforts to cause such resale registration statement, which is referred to in this proxy statement/prospectus as the “Vidara resale registration statement,” to become effective under the Securities Act by the closing date or as soon as reasonably practicable thereafter.

Under the registration rights agreement, New Horizon will agree to facilitate the sale of registrable securities in an underwritten public offering provided that the aggregate amount of registrable securities to be offered and sold in the underwritten public offering is reasonably expected to result in aggregate gross proceeds of not less than $25 million, subject to New Horizon’s ability to defer facilitating such an underwritten public offering under certain circumstances. New Horizon is not obligated to facilitate more than two underwritten public offerings under the registration rights agreement in any 12-month period and no more than three total underwritten public offerings under the registration rights agreement during the term of the agreement.

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The registration rights provided to each holder of registrable securities under the registration rights agreement will terminate upon the earlier to occur of:

•	such time as such time as there are no registrable securities outstanding; or

•	the date that is two years and six months following the first date on which the registration statement registering all of such holder’s registrable securities became or was declared effective under the Securities Act, provided that such two year and six month period is subject to extension for the number of days that the effectiveness of the registration statement(s) registering the resale of such holder’s registrable securities have been suspended in accordance with the terms of the registration rights agreement.

Vidara is obligated to pay all expenses relating to any registrations and permitted underwritten public offerings under the registration rights agreement, other than underwriting discounts and commissions. The registration rights agreement also provides for cross-indemnification for some liabilities, including liabilities arising under the Securities Act.

Commitment Letter

The following is a summary of the material provisions of the commitment letter entered into by Horizon, Deerfield Management Company, L.P. and certain funds managed by Deerfield Management Company, L.P., and is qualified in its entirety by reference to the full text of such commitment letter which is filed as an exhibit to Horizon Pharma, Inc.’s Current Report on Form 8-K, filed on March 19, 2014, and is incorporated by reference into this proxy statement/prospectus.

In connection with the Merger Agreement, Horizon entered into a commitment letter, referred to as “the “commitment letter” with Deerfield Management Company, L.P. and certain funds managed by Deerfield, referred to as the “Deerfield Funds”, pursuant to which the Deerfield Funds have committed to provide up to $250.0 million of senior secured loans to finance the Merger, referred to as the “Deerfield facility”. The commitment to provide the Deerfield facility is subject to certain conditions, including the negotiation of definitive documentation and other customary closing conditions consistent with the Merger Agreement. The receipt of funding under the Deerfield facility is not a condition to the obligations of Horizon under the terms of the Merger Agreement.

Horizon paid Deerfield a commitment fee of $5.0 million upon the execution of the commitment letter. The commitment letter expires on June 30, 2014 unless by June 30, 2014 Horizon has provided notice to Deerfield that commits Horizon to borrow at least $225.0 million under the facility. As a result of the execution of the credit agreement described below under the section entitled “—Credit Agreement,” Horizon will not deliver such notice of commitment to Deerfield.

Credit Agreement

The following is a summary of the material provisions of the credit agreement entered into by Horizon, as initial signatory, the lenders from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent, and is qualified in its entirety by reference to the full text of such credit agreement which is filed as an exhibit to Horizon Pharma, Inc.’s Current Report on Form 8-K filed on June 19, 2014, and is incorporated by reference into this proxy statement/prospectus.

In connection with the Merger Agreement, on June 17, 2014 (the “Credit Agreement Effective Date”), Horizon, as initial signatory, entered into a Credit Agreement (the “Credit Agreement”) with the lenders from time to time party thereto (each a “Lender” and collectively the “Lenders”) and Citibank, N.A., as administrative agent and collateral agent (“Citibank”).

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The Credit Agreement provides for (i) a committed five-year $300 million term loan facility (the “Term Loan Facility”), the proceeds of which shall be used to effect the transactions contemplated by the Merger Agreement, to pay fees and expenses in connection therewith and for general corporate purposes, (ii) an uncommitted accordion facility subject to the satisfaction of certain financial and other conditions, and (iii) one or more uncommitted refinancing loan facilities with respect to loans under the Credit Agreement.

The Lenders have committed to fund the loans under the Term Loan Facility on the closing date of the Merger, subject to (i) customary closing conditions, including, among other things, the execution and delivery of joinders to the Credit Agreement by Vidara and certain subsidiaries of Vidara and Horizon, (ii) the execution and delivery of certain subsidiary guarantees, security and collateral documents and the delivery of customary closing documents and opinions, (iii) consummation of the acquisition in accordance with the terms of the Merger Agreement, (iv) the absence of a material adverse effect with respect to Vidara, and (v) the truth and correctness of certain specified representations in the Credit Agreement and certain representations of Vidara in the Merger Agreement.

The borrower under the Term Loan Facility will be U.S. HoldCo. The Credit Agreement allows for Vidara and other subsidiaries of Vidara to become borrowers under the accordion facility. Loans under the Term Loan Facility bear interest, at each Borrower’s (as such term is defined in the Credit Agreement) option, at a rate equal to either the LIBOR rate, plus an applicable margin of 8.00% per annum (subject to a 1.00% LIBOR floor), or the prime lending rate, plus an applicable margin equal to 7.00% per annum.

Horizon will pay to Citibank, for the ratable benefit and account of each applicable Lender, a ticking fee (the “Ticking Fee”) accruing from the date that is 31 days following the Credit Agreement Effective Date through, but excluding, the earliest to occur of (i) the closing date of the Merger, (ii) October 1, 2014 and (iii) the date of the termination of all of the commitments of the Lenders under the Term Loan Facility (the “Term Loan Commitments”) in accordance with the provisions set forth in the Credit Agreement (such earliest date, the “Ticking Fee Payment Date”), in an amount equal to 4% per annum of the Term Loan Commitments, which rate shall increase to 8% per annum of the Term Loan Commitments on the date that is 61 days following the Credit Agreement Effective Date. The Ticking Fee shall be payable on the Ticking Fee Payment Date. Horizon and the borrowers will also be required to reimburse Citibank and the Lenders for certain expenses and Horizon will pay an upfront fee equal to 1% of the aggregate amount of loans actually borrowed under the Term Loan Facility on the closing date of the Merger and customary arranger fees in connection with the making of the term loans under the Term Loan Facility.

The borrowers’ obligations under the Credit Agreement and any swap obligations entered into with a Lender will be guaranteed, as of the closing date of the Merger, by Vidara and each of Vidara’s existing and subsequently acquired or organized direct and indirect subsidiaries (other than certain immaterial subsidiaries, subsidiaries whose guarantee would result in material adverse tax consequences and subsidiaries whose guarantee is prohibited by applicable law). The borrowers and the guarantors are individually and collectively referred to in this proxy statement/prospectus as a “Loan Party” and the “Loan Parties,” as applicable.

The borrowers’ obligations under the Credit Agreement will be secured as of the closing date of the Merger, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (i) all tangible and intangible assets of the Loan Parties, except for certain customary excluded assets, and (ii) all of the capital stock owned by the Loan Parties (limited, in the case of the stock of certain non-U.S. subsidiaries of U.S. HoldCo, to 65% of the capital stock of such subsidiaries).

U.S. HoldCo is permitted to make voluntary prepayments of loans under the Term Loan Facility, except that (i) a specified make-whole amount would apply to any repayment or repricing prior to the second anniversary of the closing date of the Merger, (ii) a 4% premium would apply to any repayment or a repricing on or prior to the third anniversary of the closing date of the Merger, and (iii) a 2% premium would apply to any repayment or a repricing on or prior to the fourth anniversary of the closing date of the Merger. U.S. HoldCo is required to make

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mandatory prepayments of loans under the Term Loan Facility (without payment of a premium) with (a) net cash proceeds from certain non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (b) casualty proceeds and condemnation awards (subject to reinvestment rights and other exceptions), and (c) net cash proceeds from issuances of debt (other than certain permitted debt).

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Loan Parties and their restricted subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions.

Events of default under the Credit Agreement include: (i) the failure by the borrowers to timely make payments due under the Credit Agreement; (ii) material misrepresentations or misstatements in any representation or warranty by any Loan Party when made; (iii) failure by any Loan Party to comply with the covenants under the Credit Agreement and other related agreements; (iv) certain defaults under a specified amount of other indebtedness of Vidara or its subsidiaries; (v) insolvency or bankruptcy-related events with respect to Vidara or any of its material subsidiaries; (vi) certain undischarged judgments against Vidara or any of its restricted subsidiaries; (vii) certain ERISA-related events reasonably expected to have a material adverse effect on Vidara and its subsidiaries taken as a whole; (viii) certain security interests or liens under the loan documents ceasing to be, or being asserted by Vidara or its restricted subsidiaries not to be, in full force and effect; and (ix) any loan document or material provision thereof ceasing to be, or any proceeding being instituted asserting that such loan document or material provision is not, in full force and effect. If one or more events of default occurs and continues beyond any applicable cure period, the administrative agent may, with the consent of the Lenders holding a majority of the loans and commitments under the facilities, or will, at the request of such Lenders, terminate the commitments of the Lenders to make further loans and declare all of the obligations of the Loan Parties under the Credit Agreement to be immediately due and payable.

As a result of the execution of the Credit Agreement, Horizon will not exercise its right to extend the commitment letter described above.

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PROPOSAL 2

STOCKHOLDER ADVISORY VOTE ON CERTAIN COMPENSATORY ARRANGEMENTS

Background; Stockholder Resolution

Under the Dodd-Frank Act and Section 14A of the Exchange Act, Horizon stockholders are entitled to vote to approve, on an advisory basis, the compensation of the named executive officers of Horizon that is based on or otherwise relates to the Merger as disclosed in this proxy statement/prospectus, which compensation is referred to in this proxy statement/prospectus as the “Merger-related compensation.” The terms of the Merger-related compensation are described in this proxy statement/prospectus under “The Reorganization and the Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page 59.

In accordance with the above requirements, Horizon is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Horizon in connection with the Merger, as disclosed in the Golden Parachute Compensation table and narrative discussion as set forth in this proxy statement/prospectus under “The Reorganization and the Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page 59 is hereby APPROVED.”

Required Vote; Board Recommendation

The affirmative vote of the holders of at least a majority of the shares of Horizon common stock represented and voting either in person or by proxy at the Special Meeting and entitled to vote is required for approval of the proposal to approve the Merger-related compensation. However, because the vote on this proposal is advisory, it will not be binding on the Horizon board of directors. Thus, regardless of the outcome of this advisory vote, such compensation may be payable, subject only to the Horizon board’s discretion and the conditions applicable thereto, if the Merger is approved.

The advisory vote on the Merger-related compensation (which is referred to in this proxy statement/prospectus as “Proposal “2”) is a vote separate and apart from the vote to adopt the Merger Agreement and approve the Merger and is a vote separate and apart from the votes on each of the other proposals. Accordingly, you may vote to approve this Proposal 2 and vote against any of the other proposals, or you may vote against this Proposal 2 and vote to adopt the Merger Agreement and approve the Merger and to approve any of the other proposals. Advisory approval of this Proposal 2 to approve the Merger-related compensation is not a condition to the completion of the Merger and whether or not this Proposal 2 is approved will have no impact on the completion of the Merger.

The Horizon board of directors unanimously recommends that the Horizon stockholders vote “FOR” the proposal to approve, on an advisory basis, the Merger-related compensation as described in this proxy statement/prospectus.

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PROPOSAL 3

APPROVAL OF 2014 EQUITY INCENTIVE PLAN

The 2014 Equity Incentive Plan, which is referred to in this proxy statement/prospectus as the “2014 Plan,” was adopted by the Horizon board of directors on May 17, 2014, subject to stockholder approval of and consummation of the Merger, stockholder approval of this Proposal 3, and stockholder approval of Proposal 4 for adoption of the Non-Employee Plan. The 2014 Plan was adopted for purposes of compliance with the requirements of applicable Irish laws and to permit grants of equity awards to employees of New Horizon and its subsidiaries following the Merger. If the Merger is consummated, it is intended that for purposes of granting equity awards to employees of New Horizon and its subsidiaries following the Merger the 2014 Plan will serve as the successor to and continuation of the Horizon Pharma, Inc. 2011 Equity Incentive Plan, which is referred to in this proxy statement/prospectus as the “2011 Plan.” In this Proposal 3, the Horizon board of directors is requesting stockholder approval of the 2014 Plan.

If the stockholders approve Proposal 4 for adoption of the Non-Employee Plan and also approve this Proposal 3 and the Merger is consummated, the 2014 Plan will become effective immediately prior to the effective time of the Merger. In addition, the 2014 Plan will be assumed by New Horizon at the effective time of the Merger, and will be used to grant awards to employees of New Horizon and its subsidiaries after completion of the Merger. Accordingly, approval of this Proposal 3 to approve the 2014 Plan will also constitute approval by Horizon stockholders of the assumption of the 2014 Plan in the Merger by New Horizon.

Horizon’s board of directors submitted to the Horizon stockholders and the Horizon stockholders approved at the 2014 annual meeting an amended 2011 Plan that provides for, among other things, an increase to the share reserve of the 2011 Plan, which is referred to in this proxy statement/prospectus as the “2011 Plan Amendment.” However, no additional stock awards will be granted under the 2011 Plan after the 2014 Plan becomes effective, although all outstanding stock awards granted under the 2011 Plan and the Horizon Pharma, Inc. 2005 Stock Plan, which is referred to in this proxy statement/prospectus as the “2005 Plan,” prior to the effectiveness of the 2014 Plan will continue to be subject to the terms and conditions set forth in the agreements evidencing such stock awards and the 2011 Plan and 2005 Plan, as applicable. For purposes of this Proposal 3 the 2011 Plan and the 2005 Plan are together “Prior Plans.”

If the Horizon stockholders do not approve this Proposal 3 or Proposal 4, or if the Merger is not consummated, then the 2014 Plan will not become effective. If the Merger is consummated, but Horizon stockholders have not approved this Proposal 3 or approved Proposal 4, then the 2011 Plan as in effect immediately prior to the Merger will be assumed by New Horizon in the Merger pursuant to the Merger Agreement and the 2011 Plan may, subject to any restrictions under applicable law, be used by New Horizon to grant awards after the Merger in accordance with the terms of such plan.

A description of the material terms of the 2014 Plan are summarized below. The key differences between the terms of the 2014 Plan and the terms of the 2011 Plan as in effect on July 30, 2014 are as follows:

•	Only employees of New Horizon and its subsidiaries will be eligible to participate in the 2014 Plan.

•	The share reserve of the 2014 Plan will be limited to a maximum of 22,052,130 shares, which number of shares will consist of: (i) 15,500,000 shares; plus (ii) the number of shares available for issuance pursuant to the grant of future awards under the 2011 Plan determined as of immediately prior to the effective time of the Merger; plus (iii) the number of shares underlying outstanding stock awards granted under the Prior Plans prior to the effective time of the Merger that expire or terminate for any reason prior to exercise or settlement or are forfeited, redeemed or repurchased because of the failure to meet a contingency or condition required to vest such shares; less (iv) 10,000,000 shares, which is the additional number of shares which the Horizon stockholders approved as an increase to the share reserve of the 2011 Plan pursuant to the 2011 Plan Amendment.

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•	The nominal or par value of any share issued under the 2014 Plan must be paid in cash or payroll withholding.

•	The 2014 Plan will have a term of ten (10) years that will expire on May 16, 2024, unless earlier terminated by the board of directors of New Horizon.

•	The 2014 Plan does not contain any additional pool for “inducement awards”;

•	The 2014 Plan does not include any “evergreen” provision pursuant to which the number of ordinary shares available for issuance under the 2014 Plan would automatically increase each year;

•	The 2014 Plan provides that shares tendered to or withheld by New Horizon as consideration for the exercise of stock options and stock appreciation rights or withheld for taxes upon the exercise of stock options and stock appreciation rights or in connection with any other stock award will not be returned to the 2014 Plan share reserve;

•	The 2014 Plan does not permit the New Horizon board of directors’ to reprice or cancel outstanding “underwater” equity awards in exchange for cash or other stock awards without prior stockholder approval; and

•	The 2014 Plan includes a “fungible share reserve”, where the number of shares available for issuance under the 2014 Plan will be reduced by one share for each share subject to a stock option or stock appreciation right and by 1.29 shares for each share subject to any other type of stock award issued pursuant to the 2014 Plan, and such shares will return to the share reserve at the same rates upon cancellation or other forfeiture of such awards or shares.

Reasons to Approve the 2014 Plan

The Horizon board of directors believes that the approval of the 2014 Plan is necessary to enable New Horizon to continue to grant stock options and other awards to employees of New Horizon and its subsidiaries at levels reasonably necessary to attract, retain and motivate talent after completion of the Merger. The 2014 Plan will also allow New Horizon to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of employees of New Horizon and its subsidiaries, and to provide long term incentives that align the interests of employees with the interests of New Horizon shareholders.

Approval of the 2014 Plan by Horizon stockholders is also required to ensure that stock options and performance-based awards granted under the 2014 Plan will qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, which is referred to in this proxy statement/prospectus as “Section 162(m).” Section 162(m) denies a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. For the grant of awards under a plan to qualify as “performance-based compensation” under Section 162(m), among other things, the plan must (i) describe the employees eligible to receive such awards, (ii) provide a per-person limit on the number of shares subject to stock options and performance-based stock awards, and the amount of cash that may be subject to performance-based cash awards, granted to any employee under the plan in any year, and (iii) include one or more pre-established business criteria upon which the performance goals for performance-based awards may be granted (or become vested or exercisable). These terms must be approved by the stockholders and, accordingly, Horizon stockholders are requested to approve the 2014 Plan, which includes terms regarding eligibility for awards, per-person limits on awards and the business criteria for performance-based awards granted under the 2014 Plan (as described in “—Description of the 2014 Plan” below). New Horizon is unlikely to be entitled to any tax deduction in Ireland with respect to stock options and performance based awards regardless of stockholder approval of the 2014 Plan.

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Overhang

The following table provides certain additional information regarding Horizon and Vidara’s equity incentive program on a combined basis. There are no outstanding Vidara stock options, full value or other equity awards as of June 1, 2014 and no shares available to grant under any Vidara equity plans as of June 1, 2014. The 2014 Plan will only become effective if stockholders approve the Merger and it is consummated and if stockholders approve this Proposal 3 and Proposal 4 for adoption of the Non-Employee Plan. As of July 30, 2014 there were 74,765,913 shares of Horizon Pharma, Inc. common stock outstanding. As described in more detail in “The Reorganization and the Merger —The Reorganization of Vidara” in connection with the reorganization and Merger an additional 31,350,000 New Horizon ordinary shares will be issued, so that if the 2014 Plan becomes effective there will be not less than 106,109,313 New Horizon ordinary shares outstanding at such time. The closing price of Horizon’s common stock as reported on the NASDAQ Global Select Market as of July 30, 2014 was $8.91 per share.

As of June 1, 2014
Total Shares Subject to Outstanding Stock Options*	5,725,266
Total Shares Subject to Outstanding Full Value Awards	1,479,276
Weighted-Average Exercise Price of Outstanding Stock Options	$7.49
Weighted-Average Remaining Term of Outstanding Stock Options	8.09
Total Shares Available for Grant under the 2011 Plan**	663,555

*	Includes 691,700 shares subject to stock options granted on January 10, 2014 contingent upon stockholder approval of an increase to the share reserve of the 2011 Plan pursuant to the 2011 Plan Amendment.
**	As of June 1, 2014, no shares were available for grant under any other Horizon or Vidara equity plans. If Proposal 4 is approved by stockholders, 2,500,000 shares will be available for grant under the Non-Employee Plan.

Burn Rate

The following table provides detailed information regarding the activity related to Horizon’s equity incentive plans for fiscal year 2013.

Fiscal Year 2013
Stock Options Granted	2,158,950
Full Value Awards Granted	831,004
Stock Options Cancelled	452,968
Full Value Awards Cancelled	55,948
Weighted-Average Common Stock Outstanding	63,657,924

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Forecasted Utilization Rates

Horizon manages its long-term stockholder dilution by limiting the number of equity incentive awards granted annually. Horizon carefully monitor its annual burn rate, dilution, and equity expense to ensure that it maximizes stockholders’ value by granting only the appropriate number of equity incentive awards necessary to attract, reward, and retain employees, directors and consultants. Prior to approving the 2014 Plan, the Horizon board of directors reviewed certain management forecasts of equity awards for issuance under the 2014 Plan for employees as set forth below. After forecasting Horizon’s anticipated growth rate for the next few years, Horizon believes that the number of shares reserved for issuance under the 2014 Plan will be sufficient for at least three years of equity grant activity under Horizon’s current compensation program for employees. The information in the table below also includes historical information and forecasts with respect to the operation of the 2011 Plan with respect to employee awards as a predecessor plan to the 2014 Plan.

Employee Awards	Fiscal 2013 Actual	Fiscal 2014 Forecast	Fiscal 2015 Forecast
Shares Outstanding — Ending Balance	66,097,417	141,798,318	142,396,380
Options / RSU Awards Outstanding — Ending Balance	5,343,088	8,173,906	11,838,087
Shares Available for Award — Beginning Balance	674,929	753,195	16,276,139
Annual Evergreen/Inducement Increase	2,474,304	2,204,304	—
Total Shares Available —Beginning Balance	3,149,233	2,957,499	16,276,139
Stockholder Approval — 2014 Plan	—	15,500,000	—
Allocations
Options/RSUs	(2,904,954)	(2,583,700)	(5,051,007)
Adjustments
Cancellations — Add	508,916	402,340	771,909
RSU fungibility factor — Subtract	—	—	(416,320)
Total Adjustments	508,916	402,340	355,589
Shares Available for Award — Ending Balance	753,195	16,276,139	11,580,721

In addition, the Horizon board of directors reviewed certain forecasts of grant utilization for different categories of grants over the three annual periods indicated below. These forecasts included forecasts for executive and employee new hires/promotions, annual refresher grants, and promotional/performance grants.

Employee Awards	Fiscal 2013 Actual	Fiscal 2014 Forecast	Fiscal 2015 Forecast
Option Grants
— New Hire	835,800	459,950	872,915
— Annual Refresher	1,216,000	1,357,450	2,682,808
— Promotion	22,150	—	—
Subtotal Option Grants	2,073,950	1,817,400	3,555,723
RSU Grants
— New Hires	32,000	169,100	301,340
— Annual Refresher	688,000	597,200	1,193,944
— Promotion/Performance	111,004	—	—
Subtotal RSU Grants	831,004	766,300	1,495,284

Total	2,904,954	2,583,700	5,051,007

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Forecasted Overhang and Burn Rate

The Horizon board of directors also reviewed certain forecasts of overhang and burn rate with respect to both employee and non-employee equity awards, as summarized below.

	Fiscal 2013 Actual	Fiscal 2014 Forecast	Fiscal 2015 Forecast
Issued Overhang %(1)	8.1%	5.8%	8.3%
Total Overhang %(2)	9.2%	18.7%	17.5%
Gross Burn Rate as a % of Outstanding(3)	8.4%	7.5%	8.3%
Adjusted Burn Rate as a % of Outstanding(4)	7.6%	7.9%	8.8%

(1)	Issued Overhang is (total shares subject to options granted + total shares subject to full value awards granted)/total common shares outstanding.
(2)	Total Overhang is (total shares subject to options granted + total shares subject to full value awards granted + total remaining pool reserve)/total common shares outstanding.
(3)	Gross Burn Rate is (total shares subject to options granted + total shares subject to full value awards granted)/weighted average common shares outstanding.
(4)	Adjusted Burn Rate is (total shares subject to options granted + total shares subject to full value awards granted — total shares subject to options and full value awards that expired, terminated or were forfeited)/weighted average common shares outstanding.

Note Regarding Forecasts and Forward-Looking Statements

Horizon does not as a matter of course make public forecasts as to its total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above in this Proposal 3 include embedded assumptions regarding option exercise which are highly dependent on the public trading price of Horizon’s ordinary shares and other factors, which Horizon does not control and, as a result, Horizon does not as a matter of practice provide forecasts. In evaluating these forecasts, the Horizon board of directors recognized the high variability inherent in these assumptions.

However, Horizon has included above a summary of these forecasts to give Horizon stockholders access to certain information that was considered by the Horizon board of directors for purposes of evaluating this Proposal 3. These forecasts reflect various assumptions regarding Horizon’s future operations.

The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither Horizon nor any other person makes any representation to any of Horizon’s stockholders regarding actual outcomes compared to the information contained in the forecasts set forth above. Although presented with numerical specificity, the forecasts are not fact and reflect numerous assumptions and estimates as to future events made by Horizon’s management that Horizon’s management believed were reasonable at the time the forecasts were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to Horizon’s business, all of which are difficult to predict and many of which are beyond the control of Horizon’s management. In addition, the utilization forecasts with respect to Horizon’s equity awards do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to Horizon’s operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. Horizon does not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the 1933 Act and Section 21A of the 1934 Act. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including Horizon’s ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and other factors described in this proxy statement/prospectus.

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The 2014 Plan Combines Compensation and Governance Best Practices

The 2014 Plan includes provisions that are designed to protect the New Horizon shareholders’ interests and to reflect corporate governance best practices including:

•	Repricing is not allowed without shareholder approval. The 2014 Plan prohibits the repricing of outstanding equity awards and the cancelation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of New Horizon ordinary shares in exchange for cash or other stock awards under the 2014 Plan without prior shareholder approval.

•	Shareholder approval is required for additional shares. The 2014 Plan does not contain an annual “evergreen” provision. The 2014 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, allowing the New Horizon shareholders to have direct input on New Horizon’s equity compensation programs.

•	Fungible share reserve. The 2014 Plan has a fungible share reserve, which increases the rate at which the share reserve is depleted for stock awards other than stock options and stock appreciation rights, in order to minimize stockholder dilution. The number of shares available for issuance under the 2014 Plan will be reduced by one share for each ordinary share subject to a stock option or stock appreciation right and by 1.29 shares for each ordinary share subject to any other type of award issued pursuant to the 2014 Plan, and such ordinary shares will return to the share reserve at the same rates upon cancellation or other forfeiture of such awards or shares.

•	Reasonable share counting provisions. In general, when awards granted under the 2014 Plan lapse or are canceled, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, ordinary shares tendered to New Horizon or withheld by New Horizon as consideration for of the exercise price of stock options or stock appreciation rights, to cover tax withholding obligations upon exercise of stock options or stock appreciation rights, or to cover tax withholding obligations related to any other stock awards will not be returned to the 2014 Plan’s share reserve.

•	No liberal change in control provisions. The definition of change in control in the 2014 Plan requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change in control transaction occurring.

•	No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted pursuant to the 2014 Plan must have an exercise price equal to or greater than the fair market value of New Horizon ordinary shares on the date the stock option or stock appreciation right is granted.

Description of the 2014 Plan

The material features of the 2014 Plan are outlined below. The following summary describes the material features of the 2014 Plan as it would be in effect upon consummation of the Merger, assumption of the 2014 Plan by New Horizon, and conversion of the shares of Horizon common stock available for grant under the 2014 Plan into New Horizon ordinary shares. This summary is qualified in its entirety by reference to the complete text of the 2014 Plan which also reflects the changes described in the preceding sentence. Stockholders are urged to read the actual text of the 2014 Plan, which is appended to this proxy statement/prospectus as Annex D and may be accessed from the SEC’s website at www.sec.gov.

Types of Awards

The 2014 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other forms of stock awards (collectively, “stock awards”). The 2014 Plan also provides the ability to grant performance stock awards and

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performance cash awards (together, “performance awards”) that may qualify the compensation attributable to those awards as performance-based compensation for purposes of Section 162(m) of the Code, as explained in greater detail below.

Incentive stock options granted under the 2014 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 2014 Plan are not intended to qualify as incentive stock options under the Code. See “U.S. Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose

The Horizon board of directors adopted the 2014 Plan to provide a means to secure and retain the services of the employees employed by New Horizon and its subsidiaries following the Merger, to provide incentives for such persons to exert maximum efforts for the success of New Horizon and its subsidiaries and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in the value of New Horizon ordinary shares through the granting of stock awards pursuant to the 2014 Plan.

Shares Available for Awards under the 2014 Plan

The total number of New Horizon ordinary shares reserved for issuance under the 2014 Plan will not exceed 22,052,130 ordinary shares, which number of shares will consist of: (i) 15,500,000 ordinary shares; plus (ii) the number of shares available for issuance pursuant to the grant of future awards under the 2011 Plan determined as of immediately prior to the effective time of the Merger; plus (iii) the number of shares underlying outstanding stock awards granted under the Prior Plans prior to the effective time of the Merger that expire or terminate for any reason prior to exercise or settlement or are forfeited, redeemed or repurchased because of the failure to meet a contingency or condition required to vest such shares; less (iv) 10,000,000 shares, which is the additional number of shares which the Horizon stockholders approved as an increase to the share reserve of the 2011 Plan as part of the 2011 Plan Amendment.

The number of ordinary shares available for issuance under the 2014 Plan will be reduced by (1) one share for each ordinary share issued pursuant to an option grant or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying ordinary shares on the date of grant, and (2) 1.29 shares for each ordinary share issued pursuant to restricted stock awards, restricted stock unit awards, performance stock awards, or other stock awards granted under the 2014 Plan.

To the extent there is an ordinary share issued pursuant to a stock award (whether granted under the 2014 Plan, 2011 Plan or the 2005 Plan), other than a stock option or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying ordinary shares on the date of grant, and such ordinary share becomes available for issuance under the 2014 Plan, then the number of ordinary shares available for issuance under the 2014 Plan will increase by 1.29 shares.

Any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”) and any shares tendered as payment for the exercise or purchase price of a stock award will not again become available for issuance under the 2014 Plan. Additionally, any shares withheld by New Horizon pursuant to New Horizon’s withholding obligations in connection with a stock option, stock appreciation right or other stock award will not again become available for issuance under the 2014 Plan.

However, if a stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued in full or is settled in cash, such expiration, termination or settlement will not reduce (or otherwise offset) the number of ordinary shares that may be available for issuance under the 2014 Plan. If any ordinary shares issued pursuant to a stock award are forfeited back to, redeemed or repurchased by New Horizon

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because of the failure to meet a contingency or condition required to vest such shares, then the shares that are forfeited, redeemed or repurchased will revert to and again become available for issuance under the 2014 Plan.

Section 162(m) Limits

Under the 2014 Plan, a maximum of 1,053,074 New Horizon ordinary shares may be granted to any one participant during any one calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of the underlying New Horizon ordinary shares on the date of grant. In addition, the maximum amount covered by performance awards that may be granted to any one participant in any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during a performance period of the performance goals described below) is 631,844 New Horizon ordinary shares in the case of performance stock awards and $3,000,000 in the case of performance cash awards. Such limits are designed to allow New Horizon to grant awards that are exempt from the $1,000,000 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code. In seeking stockholder approval of the 2014 Plan, Horizon is also seeking stockholder approval of the above limits under Section 162(m) of the Code, as well as confirming the existing performance criteria upon which performance goals may be based with respect to performance awards under the 2014 Plan, and confirming the existing permitted means of adjustment when calculating the attainment of performance goals for performance awards granted under the 2014 Plan.

Administration

The New Horizon board of directors has authority to administer the 2014 Plan. Subject to the provisions of the 2014 Plan, the New Horizon board of directors has the authority to construe and interpret the 2014 Plan, to determine the persons to whom and the dates on which awards will be granted, the number of ordinary shares to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the fair market value applicable to a stock award, the exercise price of stock options and stock appreciation rights, the type of consideration permitted to exercise or purchase each stock award, and other terms and conditions.

The New Horizon board of directors has the authority to delegate some or all of the administration of the 2014 Plan to a committee or committees. In the discretion of the New Horizon board of directors, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. For this purpose, a “non-employee director” generally is a director who does not receive remuneration from New Horizon other than compensation for service as a director (except for amounts not in excess of specified limits applicable pursuant to Rule 16b-3 under the Exchange Act). An “outside director” generally is a director who is neither a current or former officer nor a current employee of New Horizon, does not receive any remuneration from New Horizon other than compensation for service as a director, and is not employed by and does not have ownership interests in an entity that receives remuneration from New Horizon (except within specified limits applicable under regulations issued pursuant to Section 162(m) of the Code). If administration is delegated to a committee, the committee has the authority to delegate certain administrative powers to a subcommittee. As used herein in this Proposal 3 with respect to the 2014 Plan, the “2014 Plan Administrator” refers to any committee the New Horizon board of directors appoints or, if applicable, any subcommittee, as well as to the board of directors itself.

Repricing; Cancellation and Re-Grant of Stock Awards

Subject to the approval of this Proposal 3, under the 2014 Plan, the 2014 Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise, purchase, or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise price greater than the current fair market value of New Horizon ordinary shares in exchange for cash or other stock awards without obtaining the approval of the New Horizon shareholders within 12 months prior to the repricing or cancellation and re-grant event.

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Eligibility

All of the employees (including officers) of New Horizon and its subsidiaries will be eligible to participate in the 2014 Plan and may receive all types of stock awards and performance awards (including performance cash awards) under the 2014 Plan after the Merger. As of the record date, there were approximately 445 employees (including officers) of Horizon and approximately 26 employees (including officers) of Vidara and its subsidiaries who would be eligible to receive grants under the 2014 Plan if the Merger is consummated. Non-employee directors and consultants of New Horizon and its subsidiaries will not be eligible to participate in the 2014 Plan.

Terms of Stock Options

Stock options may be granted under the 2014 Plan pursuant to stock option agreements adopted by the 2014 Plan Administrator. The 2014 Plan permits the grant of stock options that qualify as incentive stock options and nonstatutory stock options. The following is a description of the permissible terms of stock options under the 2014 Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The exercise price of nonstatutory stock options may not be less than 100% of the fair market value of the ordinary shares subject to the stock option on the date of grant unless certain conditions apply; provided that in all cases the exercise price is not less than the nominal value of an ordinary share of New Horizon. The exercise price of incentive stock options may not be less than 100% of the fair market value of the ordinary shares subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

Consideration. Acceptable forms of consideration for the purchase of New Horizon ordinary shares pursuant to the exercise of a stock option under the 2014 Plan will be determined by the 2014 Plan Administrator and may include any combination of the following, provided, however, that where ordinary shares are issued pursuant to the exercise of an option, the nominal value of each newly issued ordinary share is fully paid up: (1) cash, check, bank draft or money order made payable to New Horizon, (2) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, (3) for nonstatutory stock options only a “net exercise” arrangement, provided, however, that irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued ordinary share will be fully paid up in cash, (4) deduction from salary due and payable to an employee by New Horizon or a subsidiary, or (5) other legal consideration approved by the 2014 Plan Administrator and permissible under applicable law.

Vesting. Stock options granted under the 2014 Plan may become exercisable in cumulative increments, or “vest,” as determined by the 2014 Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the 2014 Plan may be subject to different vesting schedules as the 2014 Plan Administrator may determine. The 2014 Plan Administrator also has flexibility to provide for accelerated vesting of stock options in certain events.

Term. The term of stock options granted under the 2014 Plan may not exceed ten years and, in some cases (see “Limitations” below), may not exceed five years.

Termination of Service. Except as explicitly provided otherwise in an optionholder’s stock option agreement, stock options granted under the 2014 Plan generally terminate three months after termination of the optionholder’s service unless (1) termination is due to the optionholder’s disability, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the termination of service) at any time within 12 months following termination; (2) the optionholder dies before the optionholder’s service has terminated, or within the period (if any) specified in the stock option agreement after termination of service for a reason other than death, in which case the stock option may be exercised (to the extent the stock option was

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exercisable at the time of the optionholder’s death) within 18 months following the optionholder’s death by the person or persons to whom the rights to such stock option have passed; (3) the optionholder is terminated for cause in which case the stock option will cease to be exercisable immediately upon the optionholder’s termination, or (4) the stock option by its terms specifically provides otherwise. A stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of a stock option would violate New Horizon’s insider trading policy. In no event may a stock option be exercised after its original expiration date.

For purposes of the 2014 Plan, “cause” generally means (i) a participant’s repeated failure to perform one or more essential duties and responsibilities to New Horizon; (ii) a participant’s failure to follow the lawful directives of manager(s); (iii) a participant’s material violation of any New Horizon policy; (iv) a participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct or gross misconduct; (v) a participant’s unauthorized use or disclosure of any proprietary information, confidential information or trade secrets of New Horizon or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with New Horizon; or (vi) a participant’s willful breach of any of obligations under any written agreement or covenant with New Horizon or violation of any statutory duty owed to New Horizon. The determination that a termination of the participant’s continuous service is either for “cause” or without “cause” will be made by New Horizon, in its sole discretion.

Restrictions on Transfer. Generally, a participant may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations, official marital settlement agreement or other divorce or separation instrument permitted under applicable law. During the lifetime of the participant, only the participant may exercise an incentive stock option. However, the 2014 Plan Administrator may grant nonstatutory stock options that are transferable in certain limited instances. The 2014 Plan Administrator may also allow a participant to designate a beneficiary who may exercise an option following the participant’s death.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of New Horizon ordinary shares with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of New Horizon’s stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as nonstatutory stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Horizon’s total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the incentive stock option must be at least 110% of the fair market value of the stock subject to the incentive stock option on the date of grant; and

•	the term of the incentive stock option must not exceed five years from the date of grant.

The aggregate maximum number of ordinary shares that may be issued pursuant to the exercise of incentive stock options granted under the 2014 Plan is the number of shares subject to the 2014 Plan share reserve.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the 2014 Plan pursuant to stock appreciation right agreements approved by the 2014 Plan Administrator.

Exercise. Each stock appreciation right is denominated in ordinary share equivalents. Upon exercise of a stock appreciation right, New Horizon will pay the participant an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of ordinary share equivalents with respect to which the participant is exercising the stock appreciation right, over (b) the strike price determined by the 2014 Plan Administrator on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may

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be paid in cash, New Horizon ordinary shares, a combination of cash and ordinary shares, or any other form of consideration determined by the 2014 Plan Administrator, provided, however, that where ordinary shares are issued pursuant to a stock appreciation right, the nominal value of each newly issued ordinary share is fully paid up.

Strike Price. The strike price of each stock appreciation right will be determined by the 2014 Plan Administrator but will in no event be less than 100% of the fair market value of New Horizon ordinary shares on the date of grant.

Vesting. Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the 2014 Plan Administrator.

Term. The term of stock appreciation rights granted under the 2014 Plan may not exceed ten years.

Termination of Service and Restrictions on Transferability. Stock appreciation rights will be subject to the same conditions upon termination of a participant’s service and restrictions on transfer as stock options under the 2014 Plan.

Terms of Restricted Stock Awards

Restricted stock awards may be granted under the 2014 Plan pursuant to restricted stock award agreements adopted by the 2014 Plan Administrator.

Consideration. Payment of any purchase price may be made in any legal form acceptable to the 2014 Plan Administrator, provided, however, that where ordinary shares are issued pursuant to a restricted stock award, the nominal value of each newly issued ordinary share is fully paid up.

Vesting. New Horizon ordinary shares acquired under a restricted stock award may be subject to forfeiture to New Horizon in accordance with a vesting schedule to be determined by the 2014 Plan Administrator.

Termination of Service. Generally, restricted stock awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restrictions on Transfer. Generally, a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Terms of Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the 2014 Plan pursuant to restricted stock unit award agreements adopted by the 2014 Plan Administrator.

Consideration. Payment of any purchase price may be made in any legal form acceptable to the 2014 Plan Administrator, provided, however, that where ordinary shares are issued pursuant to a restricted stock unit award, the nominal value of each newly issued ordinary share is fully paid up.

Settlement of Awards. New Horizon will settle a payment due to a recipient of a restricted stock unit award by delivery of New Horizon ordinary shares, by cash, by a combination of cash and stock, or in any other form of consideration determined by the 2014 Plan Administrator and set forth in the restricted stock unit award agreement.

Vesting. New Horizon ordinary shares acquired under a restricted stock unit award may be subject to forfeiture to New Horizon in accordance with a vesting schedule to be determined by the 2014 Plan Administrator.

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Dividend Equivalents. Dividend equivalents may be credited in respect of New Horizon ordinary shares covered by a restricted stock unit award.

Termination of Service. Generally, restricted stock unit awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restrictions on Transfer. Generally, restricted stock unit awards may be transferred only upon such terms and conditions as are set forth in the restricted stock unit award agreement.

Terms of Performance Awards

General. The 2014 Plan is designed to allow New Horizon to grant cash and stock based performance awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered employee imposed by Section 162(m) of the Code, if certain conditions are met.

Performance Goals. Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of time of specified performance goals. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the New Horizon compensation committee, except that the New Horizon board of directors also may make any such determinations to the extent that the award is not intended to comply with Section 162(m) of the Code.

In granting a performance award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the New Horizon compensation committee will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured. Within the time period prescribed by Section 162(m) of the Code, at a time when the achievement of the performance goals remains substantially uncertain (typically no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed), the New Horizon compensation committee will establish the performance goals, based upon one or more criteria, or performance criteria, enumerated in the 2014 Plan and described below. As soon as administratively practicable following the end of the performance period, the New Horizon compensation committee will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the 2014 Plan will be based on any one or more of, or a combination of the following performance criteria:(1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total shareholder return; (5) return on equity or average shareholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) shareholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; and (33) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the New Horizon board of directors.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. In establishing a performance goal, the New Horizon compensation committee (and the board of directors, to the extent that an award is not

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intended to comply with Section 162(m) of the Code) may provide that performance will be appropriately adjusted as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the New Horizon board of directors retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Terms of Other Stock Awards

General. The 2014 Plan Administrator may grant other stock awards based in whole or in part by reference to the value of New Horizon ordinary shares. Subject to the provisions of the 2014 Plan, the 2014 Plan Administrator has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of New Horizon ordinary shares (or cash equivalents) to be subject to each award, and other terms and conditions of such awards, provided, however, that where ordinary shares are issued pursuant to other stock awards, the nominal value of each newly issued ordinary share is fully paid up. Such awards may be granted either alone or in addition to other stock awards granted under the 2014 Plan.

Vesting. Other stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the 2014 Plan Administrator.

Changes to Capital Structure

In the event of certain changes to the outstanding New Horizon ordinary shares without New Horizon’s receipt of consideration (whether through a stock split or other specified change in New Horizon’s capital structure), the 2014 Plan Administrator will appropriately adjust: (1) the class(es) and maximum number of securities subject to the 2014 Plan; (2) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options; (3) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 162(m) limits; and (4) the class(es) and number of securities and the price per share of ordinary shares subject to outstanding stock awards.

Corporate Transactions

In the event of a corporate transaction (as defined in the 2014 Plan and described below), transactions, outstanding stock awards shall be assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation. If any surviving or acquiring corporation fails to assume, continue or substitute such stock awards, the vesting of stock awards held by participants whose continuous service has not terminated will be accelerated in full to a date prior to the corporate transaction as determined by the New Horizon board of directors. All stock awards not assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation will terminate upon the corporate transaction. In addition, the New Horizon board of directors may also provide, in its sole discretion, that the holder of a stock award that will terminate upon the occurrence of a corporate transaction will receive a payment, if any, equal to the excess of (1) the value of the property the participant would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award.

For purposes of the 2014 Plan, a “corporate transaction” will be deemed to occur in the event of the consummation of (1) a sale or other disposition of all or substantially all of New Horizon’s consolidated assets, (2) a sale or other disposition of at least 90% of New Horizon’s outstanding securities, (3) a merger, consolidation or similar transaction following which New Horizon is not the surviving corporation, or (4) a merger, consolidation or similar transaction following which New Horizon is the surviving corporation but the ordinary shares of New Horizon outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

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Change in Control

Under the 2014 Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as defined in the 2014 Plan and described below) as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

For purposes of the 2014 Plan, a “change of control” generally means (i) the acquisition by a person or entity of more than 50% of New Horizon’s combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which the New Horizon shareholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of New Horizon’s consolidated assets; (iv) the complete dissolution or liquidation of New Horizon; or (v) when a majority of the New Horizon board of directors becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of the New Horizon board members or their approved successors. For the avoidance of doubt, any one or more of the above events may be effected pursuant to a compromise or arrangement sanctioned by the Irish courts or a scheme, contract or offer which has become binding on all shareholders under applicable Irish laws, or by means of a takeover bid pursuant to the laws of the European Union, as implemented into Irish law. In addition, the term “change in control” will not include a sale of assets, merger, or other transaction effected exclusively for the purpose of changing the domicile of New Horizon. The definition of “change in control” in an agreement between the participant and New Horizon may control with respect to awards subject to the agreement.

Plan Duration, Termination and Amendment

The New Horizon board of directors will have the authority to amend or terminate the 2014 Plan at any time, subject to any required stockholder approval. However, except as otherwise provided in the 2014 Plan, no amendment or termination of the 2014 Plan may impair any rights under awards already granted to a participant unless agreed to by the affected participant. New Horizon will obtain stockholder approval of any amendment to the 2014 Plan as required by applicable law and listing requirements. Unless terminated sooner by the New Horizon board of directors, the 2014 Plan will automatically terminate on the day before the tenth (10th) anniversary of the earlier of (1) the date the Plan is adopted by the Horizon board of directors, or (2) the date the Plan is approved by Horizon stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

U.S. Federal Income Tax Information

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2014 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. New Horizon’s ability to realize the benefit of any tax deductions described below for United States tax purposes depends on New Horizon’s generation of taxable income in the United States as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of New Horizon’s tax reporting obligations. New Horizon is unlikely to be entitled to any tax deduction in Ireland in respect to compensation described below.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a nonstatutory stock option if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of

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exercise of the stock over the exercise price. If the optionholder is employed by New Horizon or one of its subsidiaries, that income will be subject to withholding taxes. The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the optionholder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Horizon will generally be entitled to a tax deduction for United States tax purposes equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The 2014 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option. If the optionholder holds a share received on exercise of an incentive stock option for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionholder disposes of a share acquired on exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an incentive stock option exceeds the exercise price of that stock option generally will be an adjustment included in the optionholder’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

New Horizon is not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period. If there is a disqualifying disposition of a share, however, New Horizon are allowed a deduction for United States tax purposes in an amount equal to the ordinary income includible in income by the optionholder, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for New Horizon and is reasonable in amount, and either the employee includes that amount in income or New Horizon timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient

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generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Horizon will generally be entitled to a tax deduction for United States tax purposes equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Unit Awards

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of New Horizon ordinary shares received over any amount paid by the recipient in exchange for New Horizon ordinary shares. To conform to the requirements of Section 409A of the Code, New Horizon ordinary shares subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from restricted stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Horizon will generally be entitled to a tax deduction for United States tax purposes equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

Horizon may grant under the 2014 Plan stock appreciation rights separate from any other award or in tandem with other awards under the 2014 Plan.

Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, New Horizon will generally be entitled to a tax deduction for United States tax purposes equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

Awards under the 2014 Plan are discretionary and are not subject to set benefits or amounts, and Horizon has not approved any awards that are conditioned on stockholder approval of the 2014 Equity Plan. Accordingly, Horizon cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers or other employees of New Horizon and its subsidiaries under the 2014 Equity Plan.

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Required Vote and Board Recommendation

Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the special meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum but will have no effect on the outcome of the vote.

The vote on this Proposal 3 to approve the 2014 Plan is a vote separate and apart from the vote on Proposal 1 to adopt the Merger Agreement and approve the Merger and is a vote separate and apart from the votes on each of the other proposals, provided, however that if Proposal 4 to approve the Non-Employee Plan is not also approved, then the 2014 Plan will not become effective. Accordingly, except as provided above with respect to Proposal 4 to approve the Non-Employee Plan, you may vote to approve this Proposal 3 and vote against any of the other proposals, or you may vote against this Proposal 3 and vote to adopt the Merger Agreement and approve the Merger and to approve any of the other proposals. Whether or not this Proposal 3 is approved will have no impact on the completion of the Merger. However, if Proposal 1 to adopt the Merger Agreement and approve the Merger is not approved, or if the Merger is otherwise not completed, then the 2014 Plan will not become effective.

The Horizon board of directors believes that approval of Proposal 3 is in Horizon’s best interests and the best interests of Horizon stockholders for the reasons stated above.

The Horizon board of directors unanimously recommends that Horizon stockholders vote “FOR” this Proposal 3 to approve the 2014 Equity Incentive Plan.

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PROPOSAL 4

APPROVAL OF 2014 NON-EMPLOYEE EQUITY PLAN

The 2014 Non-Employee Equity Plan, which is referred to in this proxy statement/prospectus as the “Non-Employee Plan,” was adopted by the Horizon board of directors on May 17, 2014, subject to stockholder approval of and consummation of the Merger and stockholder approval of this Proposal 4 and stockholder approval of Proposal 3 for adoption of the 2014 Plan. The Non-Employee Plan was adopted for purposes of compliance with the requirements of applicable Irish laws and to permit grants of equity awards to non-employee directors and consultants of New Horizon and its subsidiaries following the Merger. If the Merger is consummated, it is intended that for purposes of granting equity awards to non-employee directors and consultants of New Horizon and its subsidiaries the Non-Employee Plan will serve as the successor to and continuation of the 2011 Plan following the Merger. If Horizon’s stockholders do not approve this Proposal 4, do not approve Proposal 3, or if the Merger is not consummated, then the Non-Employee Plan will not become effective.

In this Proposal 4, the Horizon board of directors is requesting stockholder approval of the Non-Employee Plan. If the stockholders approve Proposal 3 for the adoption of the 2014 Plan and also approve this Proposal 4 and the Merger is consummated, the Non-Employee Plan will become effective immediately prior to the effective time of the Merger and will be assumed by New Horizon at the effective time of the Merger, and will be used to grant awards to non-employee directors and consultants of New Horizon and its subsidiaries after completion of the Merger. Accordingly, approval of this Proposal 4 to approve the Non-Employee Plan will also constitute approval by Horizon stockholders of the assumption of the Non-Employee Plan in the Merger by New Horizon.

No additional stock awards will be granted under the 2011 Plan after the Non-Employee Plan becomes effective, although all outstanding stock awards granted under the Prior Plans will continue to be subject to the terms and conditions set forth in the agreements evidencing such stock awards and the Prior Plans, as applicable.

A description of the material terms of the Non-Employee Plan are summarized below. The key differences between the terms of the Non-Employee Plan and the terms of the 2014 Plan are as follows:

•	Only non-employee directors and consultants of New Horizon and its subsidiaries will be eligible to participate in the Non-Employee Plan.

•	The share reserve of the Non-Employee Plan will be limited to a maximum of 2,500,000 shares.

•	The Non-Employee Plan will have a term of five (5) years that will expire on May 16, 2019, unless earlier terminated by the board of directors of New Horizon.

•	The Non-Employee Plan does not provide for the grant of incentive stock options.

•	The Non-Employee Plan does not provide for awards that would qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

•	The Non-Employee Plan does not provide for automatic forfeiture of an outstanding option or stock appreciation right in the event of a termination for “cause.”

Reasons to Approve the Non-Employee Plan

The Horizon board of directors believes that the approval of the Non-Employee Plan is necessary to enable New Horizon to continue to grant stock options and other awards to non-employee directors and consultants of New Horizon and its subsidiaries at levels reasonably necessary to attract, retain and motivate talent after completion of the Merger. The Non-Employee Plan will also allow New Horizon to utilize a broad array of equity incentives in order to secure and retain the services of non-employee directors and consultants of New Horizon and its subsidiaries, and to provide long term incentives that align the interests of non-employee directors and consultants with the interests of New Horizon shareholders.

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Historical Information Regarding Prior Plans, Overhang, Total Ordinary Shares Outstanding at the Merger Effective Time, Burn Rate and Forecasted Burn Rate

For information regarding Horizon’s equity grant program please see the descriptions in “Historical Information Regarding Prior Plans,” “Overhang,” “Total Ordinary Shares Outstanding at the Merger Effective Time,” “Burn Rate” and “Forecasted Overhang and Burn Rate” in Proposal 3 of this proxy statement/prospectus.

Forecasted Utilization Rates

Horizon manages its long-term stockholder dilution by limiting the number of equity incentive awards granted annually. Horizon carefully monitor its annual burn rate, dilution, and equity expense to ensure that it maximizes stockholders’ value by granting only the appropriate number of equity incentive awards necessary to attract, reward, and retain employees, directors and consultants. Prior to approving the Non-Employee Plan, the Horizon board of directors reviewed certain management forecasts of equity awards for issuance under the Non-Employee Plan as set forth below. After forecasting Horizon’s anticipated growth rate for the next few years, Horizon believes that the number of shares reserved for issuance under the Non-Employee Plan will be sufficient for at least three years of equity grant activity under Horizon current compensation program for non-employees. The information in the table below also includes certain historical information and forecasts with respect to the operation of the 2011 Plan with respect to non-employee awards as a predecessor plan to the Non-Employee Plan.

Non-Employee Awards	Fiscal 2013 Actual	Fiscal 2014 Forecast	Fiscal 2015 Forecast
Shares Outstanding—Ending Balance	66,097,417	141,798,318	142,396,380
Options Outstanding—Ending Balance	158,879	243,879	1,143,879
Shares Available for Award—Beginning Balance (1)		—	2,100,000
Stockholder Approval—Non-Employee Plan	—	2,500,000	—
Allocations Options	(85,000)	(400,000)	(500,000)
Shares Available for Award—Ending Balance		2,100,000	1,600,000

(1)	For historical information regarding the shares available for award under the 2011 Plan, see “Forecasted Utilization Rates” in Proposal 3 of this proxy statement/prospectus

In addition, the Horizon board of directors reviewed certain forecasts of grant utilization for different categories of non-employee grants over the three annual periods indicated below. These forecasts included forecasts for director and consultant awards.

Non-Employee Awards	Fiscal 2013 Actual	Fiscal 2014 Forecast	Fiscal 2015 Forecast
Option Grants
-Directors	80,000	300,000	400,000
-Consultants	5,000	100,000	100,000
Subtotal Option Grants	85,000	400,000	500,000
Total	85,000	400,000	500,000

Note Regarding Forecasts and Forward-Looking Statements

Horizon does not as a matter of course make public forecasts as to its total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above in this Proposal 4 include embedded assumptions regarding option exercise which are highly dependent on the public trading price of Horizon’s ordinary shares and other factors, which Horizon

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does not control and, as a result, Horizon does not as a matter of practice provide forecasts. In evaluating these forecasts, the Horizon board of directors recognized the high variability inherent in these assumptions.

However, Horizon has included above a summary of these forecasts to give Horizon stockholders access to certain information that was considered by the Horizon board of directors for purposes of evaluating this Proposal 4. These forecasts reflect various assumptions regarding Horizon’s future operations.

The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither Horizon nor any other person makes any representation to any of Horizon’s stockholders regarding actual outcomes compared to the information contained in the forecasts set forth above. Although presented with numerical specificity, the forecasts are not fact and reflect numerous assumptions and estimates as to future events made by Horizon’s management that Horizon’s management believed were reasonable at the time the forecasts were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to Horizon’s business, all of which are difficult to predict and many of which are beyond the control of Horizon’s management. In addition, the utilization forecasts with respect to Horizon’s equity awards do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to Horizon’s operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. Horizon does not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the 1933 Act and Section 21A of the 1934 Act. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including Horizon’s ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and other factors described in this proxy statement/prospectus.

The Non-Employee Plan Combines Compensation and Governance Best Practices

The Non-Employee Plan includes provisions that are designed to protect the New Horizon shareholders’ interests and to reflect corporate governance best practices including:

•	Repricing is not allowed without stockholder approval. The Non-Employee Plan prohibits the repricing of outstanding equity awards and the cancelation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of New Horizon ordinary shares in exchange for cash or other stock awards under the Non-Employee Plan without prior stockholder approval.

•	Stockholder approval is required for additional shares. The Non-Employee Plan does not contain an annual “evergreen” provision. The Non-Employee Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, allowing the New Horizon shareholders to have direct input on New Horizon’s equity compensation programs.

•	Fungible share reserve. The Non-Employee Plan has a fungible share reserve, which increases the rate at which the share reserve is depleted for stock awards other than stock options and stock appreciation rights, in order to minimize stockholder dilution. The number of shares available for issuance under the Non-Employee Plan will be reduced by one share for each ordinary share subject to a stock option or stock appreciation right and by 1.29 shares for each ordinary share subject to any other type of award issued pursuant to the Non-Employee Plan, and such ordinary shares will return to the share reserve at the same rates.

•

Reasonable share counting provisions. In general, when awards granted under the Non-Employee Plan lapse or are canceled, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, ordinary shares tendered to New Horizon or withheld by New

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Horizon as consideration for of the exercise price of stock options or stock appreciation rights, to cover tax withholding obligations upon exercise of stock options or stock appreciation rights, or to cover tax withholding obligations related to any other stock awards will not be returned to the Non-Employee Plan’s share reserve.

•	No liberal change in control provisions. The definition of “change in control” in the Non-Employee Plan requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change in control transaction occurring.

•	No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted pursuant to the Non-Employee Plan must have an exercise price equal to or greater than the fair market value of New Horizon ordinary shares on the date the stock option or stock appreciation right is granted.

Description of the Non-Employee Plan

The material features of the Non-Employee Plan are outlined below. The following summary describes the material features of the Non-Employee Plan as it would be in effect upon consummation of the Merger, assumption of the Non-Employee Plan by New Horizon, and conversion of the shares of Horizon common stock available for grant under the Non-Employee Plan into New Horizon ordinary shares. This summary is qualified in its entirety by reference to the complete text of the Non-Employee Plan which also reflects the changes described in the preceding sentence. Stockholders are urged to read the actual text of the Non-Employee Plan, which is appended to this proxy statement/prospectus as Annex E and may be accessed from the SEC’s website at www.sec.gov.

Types of Awards

The Non-Employee Plan provides for the grant of nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other forms of stock awards.

Purpose

The Horizon board of directors adopted the Non-Employee Plan to provide a means to secure and retain the services of non-employee directors and consultants of New Horizon and its subsidiaries, to provide incentives for such persons to exert maximum efforts for the success of New Horizon and its subsidiaries and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in the value of New Horizon ordinary shares through the granting of stock awards pursuant to the Non-Employee Plan.

Shares Available for Awards under the Non-Employee Plan

An aggregate of 2,500,000 New Horizon ordinary shares are reserved for issuance under the Non-Employee Plan.

The number of ordinary shares available for issuance under the Non-Employee Plan will be reduced by (1) one share for each ordinary share issued pursuant to an option grant or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying ordinary shares on the date of grant, and (2) 1.29 shares for each ordinary share issued pursuant to restricted stock awards, restricted stock unit awards, or other stock awards granted under the Non-Employee Plan.

To the extent there is an ordinary share issued pursuant to a stock award, other than a stock option or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying ordinary shares on the date of grant, and such ordinary share becomes available for issuance under the Non-Employee Plan, then the number of ordinary shares available for issuance under the Non-Employee Plan will increase by 1.29 shares.

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Any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”) and any shares tendered as payment for the exercise or purchase price of a stock award will not again become available for issuance under the Non-Employee Plan. Additionally, any shares withheld by New Horizon pursuant to New Horizon’s withholding obligations in connection with a stock option, stock appreciation right or other stock award will not again become available for issuance under the Non-Employee Plan.

However, if a stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued in full or is settled in cash, such expiration, termination or settlement will not reduce (or otherwise offset) the number of ordinary shares that may be available for issuance under the Non-Employee Plan. If any ordinary shares issued pursuant to a stock award are forfeited back to, redeemed or repurchased by New Horizon because of the failure to meet a contingency or condition required to vest such shares, then the shares that are forfeited, redeemed or repurchased will revert to and again become available for issuance under the Non-Employee Plan.

Administration

The New Horizon board of directors has authority to administer the Non-Employee Plan. Subject to the provisions of the Non-Employee Plan, the New Horizon board of directors has the authority to construe and interpret the Non-Employee Plan, to determine the persons to whom and the dates on which awards will be granted, the number of ordinary shares to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the fair market value applicable to a stock award, the exercise price of stock options and stock appreciation rights, the type of consideration permitted to exercise or purchase each stock award, and other terms and conditions.

The New Horizon board of directors has the authority to delegate some or all of the administration of the Non-Employee Plan to a committee or committees. In the discretion of the New Horizon board of directors, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act. For this purpose, a “non-employee director” generally is a director who does not receive remuneration from New Horizon other than compensation for service as a director (except for amounts not in excess of specified limits applicable pursuant to Rule 16b-3 under the Exchange Act). An “outside director” generally is a director who is neither a current or former officer nor a current employee of New Horizon, does not receive any remuneration from New Horizon other than compensation for service as a director, and is not employed by and does not have ownership interests in an entity that receives remuneration from New Horizon. If administration is delegated to a committee, the committee has the authority to delegate certain administrative powers to a subcommittee. As used herein in this Proposal 4 with respect to the Non-Employee Plan, the “Non-Employee Plan Administrator” refers to any committee the New Horizon board of directors appoints or, if applicable, any subcommittee, as well as to the board of directors itself.

Repricing; Cancellation and Re-Grant of Stock Awards

Subject to the approval of this Proposal 4, under the Non-Employee Plan, the Non-Employee Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise, purchase, or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise price greater than the current fair market value of New Horizon ordinary shares in exchange for cash or other stock awards without obtaining the approval of the New Horizon shareholders within 12 months prior to the repricing or cancellation and re-grant event.

Eligibility

All of the non-employee directors and consultants of New Horizon and its subsidiaries will be eligible to participate in the Non-Employee Plan and may receive all types of stock awards under the Non-Employee Plan.

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As of the record date, there were approximately five non-employee directors and consultants of Horizon and zero non-employee directors and consultants of Vidara and its subsidiaries that would be eligible to receive grants under the Non-Employee Plan if the Merger is consummated.

Terms of Stock Options

Stock options may be granted under the Non-Employee Plan pursuant to stock option agreements adopted by the Non-Employee Plan Administrator. The Non-Employee Plan permits the grant of nonstatutory stock options. The following is a description of the permissible terms of stock options under the Non-Employee Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The exercise price of nonstatutory stock options may not be less than 100% of the fair market value of the ordinary shares subject to the stock option on the date of grant unless certain conditions apply, provided, however, that in all cases the exercise price must not be less than the nominal value of an ordinary share of New Horizon.

Consideration. Acceptable forms of consideration for the purchase of New Horizon ordinary shares pursuant to the exercise of a stock option under the Non-Employee Plan will be determined by the Non-Employee Plan Administrator and may include any combination of the following, below, provided, however, that where ordinary shares are issued pursuant to the exercise of an option, the nominal value of each newly issued ordinary share is fully paid up: (1) cash, check, bank draft or money order made payable to New Horizon, (2) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, (3) a “net exercise” arrangement, provided, however, that irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued ordinary share will be fully paid up in cash, or (4) other legal consideration approved by the Non-Employee Plan Administrator and permissible under applicable law.

Vesting. Stock options granted under the Non-Employee Plan may become exercisable in cumulative increments, or “vest,” as determined by the Non-Employee Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the Non-Employee Plan may be subject to different vesting schedules as the Non-Employee Plan Administrator may determine. The Non-Employee Plan Administrator also has flexibility to provide for accelerated vesting of stock options in certain events.

Term. The term of stock options granted under the Non-Employee Plan may not exceed five years.

Termination of Service. Except as explicitly provided otherwise in an optionholder’s stock option agreement, stock options granted under the Non-Employee Plan generally terminate three months after termination of the optionholder’s service unless (1) termination is due to the optionholder’s disability, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the termination of service) at any time within 12 months following termination; (2) the optionholder dies before the optionholder’s service has terminated, or within the period (if any) specified in the stock option agreement after termination of service for a reason other than death, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the optionholder’s death) within 18 months following the optionholder’s death by the person or persons to whom the rights to such stock option have passed; or (3) the stock option by its terms specifically provides otherwise. A stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of a stock option would violate New Horizon’s insider trading policy. In no event may a stock option be exercised after its original expiration date.

Restrictions on Transfer. Generally, a participant may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations, official marital settlement agreement or other divorce or

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separation instrument permitted under applicable law. However, the Non-Employee Plan Administrator may grant nonstatutory stock options that are transferable in certain limited instances. The Non-Employee Plan Administrator may also allow a participant to designate a beneficiary who may exercise an option following the participant’s death.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the Non-Employee Plan pursuant to stock appreciation right agreements approved by the Non-Employee Plan Administrator.

Exercise. Each stock appreciation right is denominated in ordinary share equivalents. Upon exercise of a stock appreciation right, New Horizon will pay the participant an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of ordinary share equivalents with respect to which the participant is exercising the stock appreciation right, over (b) the strike price determined by the Non-Employee Plan Administrator on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, New Horizon ordinary shares, a combination of cash and ordinary shares, or any other form of consideration determined by the Non-Employee Plan Administrator, provided, however, that where ordinary shares are issued pursuant to a stock appreciation right, the nominal value of each newly issued ordinary share is fully paid up.

Strike Price. The strike price of each stock appreciation right will be determined by the Non-Employee Plan Administrator but will in no event be less than 100% of the fair market value of New Horizon ordinary shares on the date of grant.

Vesting. Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the Non-Employee Plan Administrator.

Term. The term of stock appreciation rights granted under the Non-Employee Plan may not exceed ten years.

Termination of Service and Restrictions on Transferability. Stock appreciation rights will be subject to the same conditions upon termination of a participant’s service and restrictions on transfer as stock options under the Non-Employee Plan.

Terms of Restricted Stock Awards

Restricted stock awards may be granted under the Non-Employee Plan pursuant to restricted stock award agreements adopted by the Non-Employee Plan Administrator.

Consideration. Payment of any purchase price may be made in any legal form acceptable to the Non-Employee Plan Administrator, provided, however, that where ordinary shares are issued pursuant to a restricted stock award, the nominal value of each newly issued ordinary share is fully paid up.

Vesting. New Horizon ordinary shares acquired under a restricted stock award may be subject to forfeiture to New Horizon in accordance with a vesting schedule to be determined by the Non-Employee Plan Administrator.

Termination of Service. Generally, restricted stock awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restrictions on Transfer. Generally, a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

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Terms of Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the Non-Employee Plan pursuant to restricted stock unit award agreements adopted by the Non-Employee Plan Administrator.

Consideration. Payment of any purchase price may be made in any legal form acceptable to the Non-Employee Plan Administrator, provided, however, that where ordinary shares are issued pursuant to a restricted stock unit award, the nominal value of each newly issued ordinary share is fully paid up.

Settlement of Awards. New Horizon will settle a payment due to a recipient of a restricted stock unit award by delivery of New Horizon ordinary shares, by cash, by a combination of cash and stock, or in any other form of consideration determined by the Non-Employee Plan Administrator and set forth in the restricted stock unit award agreement.

Vesting. New Horizon ordinary shares acquired under a restricted stock unit award may be subject to forfeiture to New Horizon in accordance with a vesting schedule to be determined by the Non-Employee Plan Administrator.

Dividend Equivalents. Dividend equivalents may be credited in respect of New Horizon ordinary shares covered by a restricted stock unit award.

Termination of Service. Generally, restricted stock unit awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restrictions on Transfer. Generally, restricted stock unit awards may be transferred only upon such terms and conditions as are set forth in the restricted stock unit award agreement.

Terms of Other Stock Awards

General. The Non-Employee Plan Administrator may grant other stock awards based in whole or in part by reference to the value of New Horizon ordinary shares. Subject to the provisions of the Non-Employee Plan, the Non-Employee Plan Administrator has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of New Horizon ordinary shares (or cash equivalents) to be subject to each award, and other terms and conditions of such awards, provided, however, that where ordinary shares are issued pursuant to other stock awards, the nominal value of each newly issued ordinary share is fully paid up. Such awards may be granted either alone or in addition to other stock awards granted under the Non-Employee Plan.

Vesting. Other stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the Non-Employee Plan Administrator.

Changes to Capital Structure

In the event of certain changes to the outstanding New Horizon ordinary shares without New Horizon’s receipt of consideration (whether through a stock split or other specified change in New Horizon’s capital structure), the Non-Employee Plan Administrator will appropriately adjust: (1) the class(es) and maximum number of securities subject to the Non-Employee Plan and (2) the class(es) and number of securities and the price per share of ordinary shares subject to outstanding stock awards.

Corporate Transactions

In the event of a corporate transaction (as defined in the Non-Employee Plan and described below), transactions, outstanding stock awards shall be assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation. If any surviving or acquiring corporation fails to assume, continue or

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substitute such stock awards, the vesting of stock awards held by participants whose continuous service has not terminated will be accelerated in full to a date prior to the corporate transaction as determined by the New Horizon board of directors. If any surviving or acquiring corporation fails to assume, continue or substitute such stock awards they will terminate upon the corporate transaction. In addition, the New Horizon board of directors may also provide, in its sole discretion, that the holder of a stock award that will terminate upon the occurrence of a corporate transaction will receive a payment, if any, equal to the excess of (1) the value of the property the participant would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award.

For purposes of the Non-Employee Plan, a “corporate transaction” will be deemed to occur in the event of the consummation of (1) a sale or other disposition of all or substantially all of New Horizon’s consolidated assets, (2) a sale or other disposition of at least 90% of New Horizon’s outstanding securities, (3) a merger, consolidation or similar transaction following which New Horizon is not the surviving corporation, or (4) a merger, consolidation or similar transaction following which New Horizon is the surviving corporation but the ordinary shares of New Horizon outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control

Under the Non-Employee Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as defined in the Non-Employee Plan and described below) as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

For purposes of the Non-Employee Plan, a “change of control” generally means (i) the acquisition by a person or entity of more than 50% of New Horizon’s combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which the New Horizon shareholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially of New Horizon’s consolidated assets; (iv) the complete dissolution or liquidation of New Horizon; or (v) when a majority of the New Horizon board of directors becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of the New Horizon board members or their approved successors. For the avoidance of doubt, any one or more of the above events may be effected pursuant to a compromise or arrangement sanctioned by the Irish courts or a scheme, contract or offer which has become binding on all shareholders under applicable Irish laws, or by means of a takeover bid pursuant to the laws of the European Union, as implemented into Irish law. In addition, the term “change in control” will not include a sale of assets, merger, or other transaction effected exclusively for the purpose of changing the domicile of New Horizon. The definition of “change in control” in an agreement between the participant and New Horizon may control with respect to awards subject to the agreement.

Plan Duration, Termination and Amendment

The New Horizon board of directors will have the authority to amend or terminate the Non-Employee Plan at any time, subject to any required stockholder approval. However, except as otherwise provided in the Non-Employee Plan, no amendment or termination of the Non-Employee Plan may impair any rights under awards already granted to a participant unless agreed to by the affected participant. New Horizon will obtain stockholder approval of any amendment to the Non-Employee Plan as required by applicable law and listing requirements. Unless terminated sooner by the New Horizon board of directors, the Non-Employee Plan will automatically terminate on the day before the fifth (5th) anniversary of the earlier of (1) the date the Plan is adopted by the Horizon board of directors, or (2) the date the Plan is approved by the stockholders of Horizon. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

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U.S. Federal Income Tax Information

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The Non-Employee Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. New Horizon’s ability to realize the benefit of any tax deductions for United States tax purposes described below depends on New Horizon’s generation of taxable income in the United States as well as the requirement of reasonableness and the satisfaction of New Horizon’s tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a nonstatutory stock option if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by New Horizon or one of its subsidiaries, that income will be subject to withholding taxes. The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the optionholder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, New Horizon will generally be entitled to a tax deduction for United States tax purposes equal to the taxable ordinary income realized by the optionholder.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, New Horizon will generally be entitled to a tax deduction for United States tax purposes equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Unit Awards

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of New Horizon’s ordinary shares received over any amount paid by the recipient in exchange for New Horizon ordinary shares. To conform to the requirements of Section 409A of the Code, New Horizon ordinary shares subject to a restricted stock unit award

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may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from restricted stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, New Horizon will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

Horizon may grant under the Non-Employee Plan stock appreciation rights separate from any other award or in tandem with other awards under the Non-Employee Plan.

Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation, New Horizon will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

Awards under the Non-Employee Plan are discretionary and are not subject to set benefits or amounts, and Horizon has not approved any awards that are conditioned on stockholder approval of the Non-Employee Plan. Accordingly, Horizon cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, directors or employees under the Non-Employee Plan.

Required Vote and Board Recommendation

Approval of Proposal 4 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the special meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum but will have no effect on the outcome of the vote.

The vote on this Proposal 4 to approve the Non-Employee Plan is a vote separate and apart from the vote on Proposal 5 to adopt the Merger Agreement and approve the Merger and is a vote separate and apart from the votes on each of the other proposals, provided, however that if Proposal 3 to approve the 2014 Plan is not also approved, then the Non-Employee Plan will not become effective. Accordingly, except as provided above with respect to Proposal 3 to approve the 2014 Plan, you may vote to approve this Proposal 4 and vote against any of the other proposals, or you may vote against this Proposal 4 and vote to adopt the Merger Agreement and approve the Merger and to approve any of the other proposals. Whether or not this Proposal 4 is approved will have no impact on the completion of the Merger. However, if Proposal 1 to adopt the Merger Agreement and approve the Merger is not approved, or if the Merger is otherwise not completed, then the Non-Employee Plan will not become effective.

The Horizon board of directors believes that approval of Proposal 4 is in Horizon’s best interests and the best interests of Horizon stockholders for the reasons stated above.

The Horizon board of directors unanimously recommends that Horizon stockholders vote “FOR” this Proposal 4 to approve the 2014 Non-Employee Equity Plan.

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PROPOSAL 5

APPROVAL OF THE 2014 EMPLOYEE STOCK PURCHASE PLAN

On May 17, 2014, the Horizon board of directors adopted the 2014 Employee Stock Purchase Plan, which is referred to in this proxy statement/prospectus as the “2014 ESPP,” subject to stockholder approval and consummation of the Merger and stockholder approval of this Proposal 5. The 2014 ESPP was adopted for purposes of compliance with the requirements of applicable Irish laws and to permit the grant of purchase rights under offerings to employees of New Horizon and its subsidiaries following the Merger.

If the 2014 ESPP is approved by Horizon stockholders and the Merger is consummated, the 2014 ESPP will become effective immediately prior to the effective time of the Merger. In addition, the 2014 ESPP will be assumed by New Horizon at the effective time of the Merger and the shares of Horizon common stock available for grant under the 2014 ESPP will be converted into an equal number of New Horizon ordinary shares. Accordingly, approval of this Proposal 5 to approve the 2014 ESPP will also constitute approval by Horizon stockholders of the assumption of the 2014 ESPP in the Merger by New Horizon.

If Horizon stockholders do not approve this Proposal 5 or if the Merger is not consummated, then the 2014 ESPP will not become effective. If the Merger is consummated, but Horizon stockholders have not approved this Proposal 5, then the 2011 ESPP will be assumed by New Horizon in the Merger pursuant to the Merger Agreement and New Horizon may continue to grant purchase rights under the 2011 ESPP following the Merger in accordance with its terms.

The 2014 ESPP is intended to be the successor plan to the Horizon Pharma, Inc. 2011 Employee Stock Purchase Plan, which is referred to in this proxy statement/prospectus as the “2011 ESPP,” following the Merger. If the 2014 ESPP becomes effective, no additional offerings will commence and no additional purchase rights will be granted under the 2011 ESPP, although all purchase rights outstanding under any offering that commenced under the 2011 ESPP prior to the Merger, which are referred to in this proxy statement/prospectus as the “Outstanding Purchase Rights” shall remain outstanding pursuant to their existing terms. There will be no further “evergreen” increases to the 2011 ESPP share reserve if the 2014 ESPP becomes effective.

A description of the material terms of the 2014 ESPP are summarized below. The key differences between the terms of the 2014 ESPP and the terms of the 2011 ESPP are as follows:

•	Employees of New Horizon and its subsidiaries are eligible to participate in offerings under the 2014 ESPP.

•	The share reserve of the 2014 ESPP will be limited to a maximum of 10,465,879 shares, which number consists of: (i) 9,000,000 shares, plus (ii) the number of shares that remain available for issuance under the 2011 ESPP after all Outstanding Purchase Rights under the 2011 ESPP are exercised.

•	The 2014 ESPP will not include an “evergreen” share reserve increase provision.

Reasons to Approve the 2014 ESPP

If the 2014 ESPP is approved by Horizon stockholders and the Merger is consummated, the 2014 ESPP may be used to grant purchase rights to employees of New Horizon and its designated subsidiaries after completion of the Merger. The Horizon board of directors believes that the approval of the 2014 ESPP is necessary to enable New Horizon to grant purchase rights to its employees and the employees of its designated subsidiaries to assist New Horizon in attracting, retaining and motivating qualified employees after completion of the Merger and in aligning their long-term interests with those of New Horizon shareholders.

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Stock Subject to the 2014 ESPP and Total New Horizon Ordinary Shares Outstanding at the Effective Time

Subject to this Proposal, a maximum of 10,465,879 shares are reserved for issuance under the 2014 ESPP, which number consists of: (i) 9,000,000 shares, plus (ii) the number of shares that remain available for issuance under the 2011 ESPP after all Outstanding Purchase Rights under the 2011 ESPP are exercised. If rights granted under the 2014 ESPP expire, lapse or otherwise terminate without being exercised, the ordinary shares not purchased under such rights will again become available for issuance under the 2014 ESPP.

As of July 30, 2014 there were 74,765,913 shares of Horizon Pharma, Inc. common stock outstanding. As described in more detail in “The Reorganization and the Merger —The Reorganization of Vidara” in connection with the reorganization and Merger an additional 31,350,000 New Horizon ordinary shares will be issued, so that if the 2014 ESPP becomes effective there will be not less than 106,109,313 New Horizon ordinary shares outstanding at such time. The 2014 ESPP will not become effective unless it is approved by Horizon stockholders and the Merger is approved by Horizon stockholders and consummated. The closing price of Horizon’s common stock as reported on the NASDAQ Global Select Market as of July 30, 2014 was $8.91 per share.

Forecasted Utilization Rates

Horizon manages its long-term stockholder dilution by limiting the number of equity incentive awards granted annually. Horizon carefully monitor its annual burn rate, dilution, and equity expense to ensure that it maximizes stockholders’ value by granting only the appropriate number of equity incentive awards necessary to attract, reward, and retain employees, directors and consultants. Prior to approving the 2014 ESPP, the Horizon board of directors reviewed certain management forecasts of purchases under the 2014 ESPP. The information in the table below also includes historical information and forecasts with respect to the operation of the 2011 ESPP as the predecessor plan to the 2014 ESPP.

2014 ESPP	Fiscal 2013 Actual	Fiscal 2014 Forecast	Fiscal 2015 Forecast	Fiscal 2016 Forecast
Shares Available for Purchase—Beginning Balance	438,625	412,805	9,834,333	9,334,601
Annual Evergreen Increase	200,000	1,053,074
Total Shares Available for Purchase—Beginning Balance	638,625	1,465,879	9,834,333	9,334,601
Allocations—Purchases	(225,820)	(631,546)	(499,732)	(279,915)
Stockholder Approval—September 18, 2014		9,000,000	—	—
Shares Available for Purchase—Ending Balance	412,805	9,834,333	9,334,601	9,054,686

Note Regarding Forecasts and Forward-Looking Statements

Horizon does not as a matter of course make public forecasts as to its total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above in this Proposal 5 include embedded assumptions regarding option exercise which are highly dependent on the public trading price of New Horizon’s ordinary shares and other factors, which Horizon does not control and, as a result, Horizon does not as a matter of practice provide forecasts. In evaluating these forecasts, the Horizon board of directors recognized the high variability inherent in these assumptions.

However, Horizon has included above a summary of these forecasts to give Horizon stockholders access to certain information that was considered by the Horizon board of directors for purposes of evaluating the 2014 ESPP. These forecasts reflect various assumptions regarding Horizon’s future operations.

The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither Horizon nor any other person makes any representation to any of Horizon’s stockholders regarding actual outcomes compared to the information contained in the forecasts set forth above. Although presented with numerical

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specificity, the forecasts are not fact and reflect numerous assumptions and estimates as to future events made by Horizon’s management that Horizon’s management believed were reasonable at the time the forecasts were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to Horizon’s business, all of which are difficult to predict and many of which are beyond the control of Horizon’s management. In addition, the utilization forecasts with respect to Horizon’s equity awards do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to Horizon’s operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. Horizon does not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the 1933 Act and Section 21A of the 1934 Act. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including Horizon’s ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and other factors described in this proxy statement/prospectus.

Description of the 2014 ESPP

The material features of the 2014 ESPP are outlined below. The following summary describes the material features of the 2014 ESPP as it would be in effect upon consummation of the Merger, assumption of the 2014 ESPP by New Horizon, and conversion of the shares of Horizon common stock available for grant under the 2014 ESPP into New Horizon ordinary shares. This summary is qualified in its entirety by reference to the complete text of the 2014 ESPP. Stockholders are urged to read the actual text of the 2014 ESPP, which is appended to this proxy statement/prospectus as Annex G and may be accessed from the SEC’s website at www.sec.gov.

Purpose

The purpose of the 2014 ESPP is to provide a means by which New Horizon employees (and any subsidiary of New Horizon designated by the New Horizon board of directors to participate in the 2014 ESPP) may be given an opportunity to purchase ordinary shares through payroll deductions, to assist New Horizon in retaining the services of New Horizon employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of New Horizon and its subsidiaries.

The rights to purchase ordinary shares granted under the 2014 ESPP are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

Administration

The New Horizon board of directors will administer the 2014 ESPP and has the final power to construe and interpret both the 2014 ESPP and the rights granted under it. The New Horizon board of directors has the power, subject to the provisions of the 2014 ESPP, to determine when and how rights to purchase ordinary shares will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any subsidiary of New Horizon will be eligible to participate in the 2014 ESPP.

The New Horizon board of directors has the power to delegate administration of the 2014 ESPP to a committee composed of not fewer than one member of the board of directors.

Offerings

The 2014 ESPP is implemented by offerings of rights to all eligible employees from time to time. The maximum length for an offering under the 2014 ESPP is twenty-seven (27) months. The provisions of separate

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offerings need not be identical. When an eligible employee elects to join an offering period, he or she is granted a purchase right to acquire ordinary shares on each purchase date within the offering period. On the purchase date, all payroll deductions collected from the participant are automatically applied to the purchase of ordinary shares, subject to certain limitations.

Eligibility

Generally, each regular employee (including officers) employed by New Horizon (or a parent or subsidiary company if the New Horizon board of directors designates such company as eligible to participate) may participate in offerings under the 2014 ESPP, provided that the employee has been continuously employed by New Horizon (or a parent or subsidiary company, if applicable) for such period as the New Horizon board of directors may require, but in no event may the required period of continuous employment be greater than two years. In addition, the New Horizon board of directors may provide that employees who are customarily employed for less than 20 hours per week or less than five months per calendar year are not eligible to participate in the 2014 ESPP. The New Horizon board of directors also may provide in any offering that certain employees who are “highly compensated” as defined in the Code are not eligible to participate in the 2014 ESPP.

In any event, no employee may participate in the 2014 ESPP if, immediately after New Horizon grants the employee a purchase right, the employee would own, directly or indirectly, ordinary shares possessing 5% or more of the total combined voting power or value of all classes of New Horizon share capital or of any parent or subsidiary companies of New Horizon (including any shares which the employee may purchase under all outstanding purchase rights and options).

All of the approximately 445 employees (including officers) of Horizon and approximately 26 employees (including officers) of Vidara and its subsidiaries as of the record date will be eligible to participate in the 2014 ESPP.

Participation in the 2014 ESPP

Eligible employees enroll in the 2014 ESPP by delivering to New Horizon, prior to the date selected by the New Horizon board of directors as the offering date for the offering, an agreement authorizing payroll deductions.

Purchase Price

The purchase price per share at which ordinary shares are sold in an offering under the 2014 ESPP may not be less than the lower of (i) 85% of the fair market value of an ordinary share on the first day of the offering period or (ii) 85% of the fair market value of an ordinary share on the purchase date (i.e., the last day of the applicable six (6) month purchase period), provided, however, that in all cases the purchase price of any ordinary share must not be less than the nominal value of such ordinary share on the applicable purchase date. If the scheduled purchase date is not a trading day, the purchase will occur on the immediately preceding trading day.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the 2014 ESPP and deposited with New Horizon’s general funds. To the extent permitted in the offering document, a participant may make additional payments into such account.

Purchase of Stock

In connection with offerings made under the 2014 ESPP, the New Horizon board of directors may specify a maximum number of ordinary shares an employee may be granted the right to purchase and the maximum

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aggregate number of ordinary shares that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of all outstanding purchase rights would exceed the number of ordinary shares remaining available under the 2014 ESPP, or the maximum number of shares that may be purchased on a single purchase date across all offerings, the New Horizon board of directors would make a pro rata allocation (based on each participant’s accumulated payroll deductions) of available shares. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See “Withdrawal” below.

Withdrawal

While each participant in the 2014 ESPP is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to Horizon a notice of withdrawal from the 2014 ESPP. Such withdrawal may be elected at any time prior to the end of the applicable offering, except as otherwise provided in the offering.

Upon any withdrawal from an offering by the employee, New Horizon will generally distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of ordinary shares on the employee’s behalf during such offering, and such employee’s rights in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee’s withdrawal from an offering will not prevent such employee from participating in subsequent offerings under the 2014 ESPP.

Reset Feature

The New Horizon board of directors has the authority to provide that if the fair market value of an ordinary share on the first day of any purchase period within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the participants in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the first day of that purchase period and the participants’ purchase rights in the original offering period will terminate.

Termination of Employment

Unless otherwise specified by the New Horizon board of directors, a participant’s rights under any offering under the 2014 ESPP will terminate immediately upon cessation of his or her employment for any reason (subject to any post-employment participation period required by law), and New Horizon will distribute to such individual all of his or her accumulated payroll deductions, without interest.

Restrictions on Transfer

Rights granted under the 2014 ESPP are not transferable except by will, the laws of descent and distribution, or by a beneficiary designation. During the lifetime of the participant, such rights may only be exercised by the participant.

Adjustment Provisions

Upon certain transactions by New Horizon, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar transaction, the 2014 ESPP share reserve, the outstanding purchase rights thereunder, and any purchase limits will be appropriately adjusted as to the type, class and maximum number of shares subject thereto.

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Effect of Certain Corporate Transactions

In the event of a corporate transaction, (a) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights under the 2014 ESPP or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the corporate transaction) for those outstanding purchase rights, or (b) if any surviving or acquiring corporation (or its parent company) does not assume or continue outstanding purchase rights or does not substitute similar rights for outstanding purchase rights under the 2014 ESPP, then the participants’ accumulated contributions will be used to purchase shares of Horizon’s common stock within ten business days prior to the corporate transaction under the outstanding purchase rights, and the participants’ outstanding purchase rights will terminate immediately after such purchase.

For purposes of the 2014 ESPP, a “corporate transaction” generally means the occurrence, in a single transaction or in a series of related transactions, of the consummation of: (a) a sale of all or substantially all of the assets of New Horizon and its subsidiaries; (b) a sale of at least 90% of New Horizon’s outstanding securities; (c) a merger, consolidation, or similar transaction in which New Horizon is not the surviving corporation; or (d) a merger, consolidation, or similar transaction in which New Horizon is the surviving corporation but the ordinary shares of New Horizon are converted into other securities, cash, or other property by virtue of the transaction. For the avoidance of doubt, any one or more of the above events may be effected pursuant to a compromise or arrangement sanctioned by the Irish courts or a scheme, contract or offer which has become binding on all shareholders under applicable Irish laws, or by means of a takeover bid pursuant to the laws of the European Union, as implemented into Irish law.

Duration, Amendment and Termination

Because each eligible employee will make his or her own decision whether and to what extent to participate in the 2014 ESPP, it is not possible to determine with specificity the period for which the 2014 ESPP share reserve will be sufficient to cover future purchases of shares.

The New Horizon board of directors may amend, suspend or terminate the 2014 ESPP at any time. However, except in regard to capitalization adjustments, any amendment to the 2014 ESPP must be approved by the stockholders if the amendment would:

•	materially increase the number of ordinary shares available for issuance under the 2014 ESPP;

•	materially expand the class of individuals eligible to participate under the 2014 ESPP;

•	materially increase the benefits accruing to participants under the 2014 ESPP or materially reduce the price at which ordinary shares may be purchased under the 2014 ESPP;

•	materially extend the term of the 2014 ESPP; or

•	expand the types of awards available for issuance under the 2014 ESPP;

but in each case, only to the extent stockholder approval is required by applicable law or listing requirements.

Rights granted before amendment, suspension or termination of the 2014 ESPP will not be impaired by any amendment, suspension or termination of the 2014 ESPP without consent of the employee to whom such rights were granted, except with the consent of the participant, as necessary to comply with applicable laws, or as necessary to obtain or maintain favorable tax, listing or regulatory treatment.

U.S. Federal Income Tax Information

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Rights

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granted under the 2014 ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of ordinary shares as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right, until disposition of the acquired shares. The taxation upon disposition will depend upon the holding period of the acquired shares.

If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of:

(1)	the excess of the fair market value of the stock at the time of such disposition over the purchase price, or

(2)	the excess of the fair market value of the stock as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period) will be treated as ordinary income.

Any further gain or any loss will be taxed as a long-term capital gain or loss. At present, such capital gains generally are subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to New Horizon by reason of the grant or exercise of rights under the 2014 ESPP. New Horizon is entitled to a deduction for United States tax purposes to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the 2014 ESPP is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the plan. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the 2014 ESPP.

152.

Plan Benefits

The 2014 ESPP is the intended successor to the 2011 ESPP. The table below shows, as to the listed individuals and specified groups, the number of shares previously purchased under the 2011 ESPP since its approval by the stockholders in 2011 and through July 30, 2014. Non-employees are not eligible to participate in the 2011 ESPP or the 2014 ESPP.

Name	Number of Shares
Named executive officers
Timothy P. Walbert	27,090
Chairman, President and Chief Executive Officer
Robert J. De Vaere	23,467
Executive Vice President and Chief Financial Officer
Jeffrey W. Sherman	24,260
Executive Vice President, Development, Manufacturing, and Regulatory Affairs and Chief Medical Officer
Todd Smith	21,631
Executive Vice President and Chief Commercial Officer
All current executive officers as a group	96,448
All employees, including all current officers who are not executive officers, as a group	614,657

Required Vote and Board Recommendation

Approval of this Proposal 5 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the special meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum but will have no effect on the outcome of the vote.

The vote on this Proposal 5 to approve the 2014 ESPP is a vote separate and apart from the vote on Proposal 1 to adopt the Merger Agreement and approve the Merger and is a vote separate and apart from the votes on each of the other proposals. Accordingly, you may vote to approve this Proposal 5 and vote against any of the other proposals, or you may vote against this Proposal 5 and vote to adopt the Merger Agreement and approve the Merger and to approve any of the other proposals. Whether or not this Proposal 5 is approved will have no impact on the completion of the Merger. However, if Proposal 1 to adopt the Merger Agreement and approve the Merger is not approved, or if the Merger is otherwise not completed, then the 2014 ESPP will not become effective.

The Horizon board of directors believes that approval of Proposal 5 is in Horizon’s best interests and the best interests of Horizon’s stockholders for the reasons stated above.

The Horizon board of directors unanimously recommends that Horizon stockholders vote “FOR” this Proposal 5 to approve the 2014 Employee Stock Purchase Plan.

153.

PROPOSAL 6

POSSIBLE ADJOURNMENT OF THE HORIZON SPECIAL MEETING

If Horizon fails to receive a sufficient number of votes to approve the proposal to adopt the Merger Agreement and approve the Merger, Horizon may propose to adjourn the Special Meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve the proposal to adopt the Merger Agreement and approve the Merger.

The affirmative vote of the holders of at least a majority of the shares of Horizon common stock represented and voting either in person or by proxy at the Special Meeting and entitled to vote is required for approval of the proposal to adjourn the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the Merger Agreement and approve the Merger.

The Horizon board of directors recommends that the Horizon stockholders vote “FOR” the proposal to adjourn the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the Merger Agreement and approve the Merger.

154.

SELECTED HISTORICAL FINANCIAL DATA OF HORIZON

The information required by this item is incorporated by reference to the Horizon Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 13, 2014, and the Horizon Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed with the SEC on May 9, 2014.

155.

SELECTED HISTORICAL FINANCIAL DATA OF VIDARA

AND

THE ACTIMMUNE BUSINESS OF INTERMUNE

The following table sets forth selected historical financial data for the Vidara Group and the ACTIMMUNE business of InterMune, as defined below, as of the dates and for each of the periods indicated. The income statement data for the years ended December 31, 2013 and 2012 and balance sheet data as of December 31, 2013 and 2012 are derived from the Vidara Group’s audited combined financial statements which are included elsewhere in this proxy statement/prospectus. The income statement data for the three months ended March 31, 2014 and 2013 and the balance sheet data as of March 31, 2014 have been derived from the Vidara Group’s unaudited combined financial statements which are included elsewhere in this proxy statement/prospectus. The audited and unaudited combined financial statements of the Vidara Group have been prepared in conformity with US GAAP. In the opinion of management of Vidara, such unaudited combined financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. The combined historical results of the Vidara Group are not necessarily indicative of the results to be expected in any future period. You should read the selected combined financial data of the Vidara Group below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vidara” and with the Vidara Group’s combined financial statements and notes thereto which are included elsewhere in this proxy statement/prospectus.

On June 19, 2012, Vidara acquired the intellectual property rights and certain assets related to the ACTIMMUNE product line (the “ACTIMMUNE business”) from InterMune, Inc. (“InterMune”). Prior to its acquisition of the ACTIMMUNE business, Vidara had limited operations. The income statement data for the period from January 1, 2012 to June 18, 2012 and the year ended December 31, 2011 are derived from the audited statements of revenue and direct expenses for the ACTIMMUNE business of InterMune which are included elsewhere in this proxy statement/prospectus. The income statement data for the years ended December 31, 2010 and 2009 have been derived from financial information provided by InterMune. You should read the selected financial data of the ACTIMMUNE business of InterMune below together with the audited statements of revenue and direct expenses for the ACTIMMUNE business of InterMune and notes thereto which are included elsewhere in this proxy statement/prospectus.

156.

	Vidara (Successor)				ACTIMMUNE Business of InterMune (Predecessor)
	Three Months Ended March 31,		Year Ended December 31,		Period From January 1, 2012 to June 18, 2012	Year Ended December 31,
	2014	2013	2013	2012(1)		2011	2010	2009
	(in thousands)				(in thousands)
Income Statement Data:
Product sales, net	$17,352	$12,409	$58,850	$30,239	$7,042	$20,167	$20,040	25,428
Cost of product sales	858	1,497	6,272	3,594	4,279	7,297	6,337	6,997

Gross profit	$16,494	$10,912	$52,578	$26,645	$2,763	$12,870	$13,703	$18,431
Operating expense:
Selling expense	1,796	1,525	6,651	2,338	n/a	n/a	n/a	n/a
General and administrative expense	3,126	1,331	9,646	2,691	n/a	n/a	n/a	n/a
Depreciation and amortization	1,372	1,029	4,409	2,141	n/a	n/a	n/a	n/a
Royalty expense(2)	3,037	2,610	7,370	3,075

Total operating expense	$9,331	$6,495	$28,076	$10,245	$278	$730	$481	$422

Operating profit	$7,163	$4,417	$24,502	$16,400	$2,485	$12,140	$13,222	$18,009

Interest expense	267	682	1,954	1,622
Other (income) expense	42	303	(2,655)	(37)

Total other (income) expense	$309	$985	$(701)	$1,585

Income before taxes	$6,854	$3,432	$25,203	$14,815
Income tax expense (benefit)	354	(760)	(3,032)	(1,963)

Net income	$6,500	$4,192	$28,235	$16,778

(1)	Includes only the results relating to the ACTIMMUNE products for the period following the acquisition of the ACTIMMUNE business by Vidara on June 19, 2012.
(2)	Royalty expense is classified as cost of product sales in the historical financial statements of ACTIMMUNE.

	Vidara
	As of March 31,	As of December 31,
	2014	2013	2012
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$32,195	$30,276	$23,520
Property, plant and equipment	$374	$404	$74
Intangible assets	$46,806	$48,125	$52,418
Total assets	$99,075	$95,004	$91,930
Current liabilities	$14,734	$16,150	$25,510
Long-term liabilities	$22,595	$23,736	$39,641
Total shareholders’ equity	$61,746	$55,118	$26,778

157.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF VIDARA

The following discussion and analysis of Vidara’s financial condition and results of operations should be read in conjunction with the combined financial statements of the Vidara Group and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Vidara’s actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section entitled “Risk Factors” included elsewhere in this proxy statement/prospectus.

Overview

Vidara is a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat inherited disorders and rare diseases. Currently, Vidara’s only commercial product and source of revenue is ACTIMMUNE® (interferon gamma-1b), an injectable biologic drug prescribed for the management of two rare disorders, chronic granulomatous disease (“CGD”) and severe, malignant osteopetrosis (“SMO”). ACTIMMUNE is the only drug currently approved by the U.S. Food and Drug Administration for the treatment for CGD and SMO in the United States.

Vidara was formed on December 20, 2011 as an Irish registered, private limited company resident and managed in Bermuda. Since its formation, Vidara has consummated two significant transactions:

•	On February 2, 2012, Vidara acquired AGI Therapeutics plc. (“AGI”), an Irish public limited company (since renamed AGI Therapeutics Limited). AGI was focused on the development and commercialization of differentiated specialty drug products to treat unmet medical needs, including conditions which qualify for orphan drug status. Since its acquisition of AGI, Vidara has managed its operations from its headquarters in Dublin, Ireland.

•	On June 19, 2012, Vidara purchased the ACTIMMUNE business from InterMune for cash consideration of $55.0 million with a further obligation to pay InterMune up to $2.0 million in royalties on Vidara’s net sales for each of the two twelve month periods following the closing of the transaction, bringing the total purchase price to a potential $59.0 million, of which $58.0 million had been paid as of March 31, 2014 and the remaining $1.0 million is expected to be paid in full by the closing of the Merger.

Since its acquisition of ACTIMMUNE, Vidara has focused its efforts on developing a commercial infrastructure and organization to sell and distribute ACTIMMUNE in the United States. Vidara estimates, based on its market research, that the indications of CGD and SMO combined represent a total patient population in the United States of approximately 1,800. Due to the rare and serious nature of these diseases, patients are more typically treated by specialist physicians based in larger urban teaching hospitals and research centers. As a result, Vidara has established a specialty sales force that focuses on marketing to a limited number of healthcare practitioners who specialize in fields such as pediatric immunology, allergy, infectious diseases and hematology/oncology to help them understand the potential benefits of ACTIMMUNE for their patients with CGD and SMO. Vidara’s sales team is comprised of six clinical science associates, supported by a National Sales Director, a Vice President of Sales & Marketing, a Director of Sales Operations and a Sales Operations Analyst. In addition, two medical sciences liaisons provide additional education and information to healthcare practitioners to further their understanding of ACTIMMUNE.

While the ultimate end-users of ACTIMMUNE are the individual patients to whom it is prescribed by physicians in the United States, Vidara sells ACTIMMUNE directly to a limited number of specialty pharmacies and wholesale pharmaceutical distributors, including Accredo Health Group Inc., CuraScript Specialty Distribution, Walgreens, Caremark LLC and McKesson Corporation. Vidara has standard agreements with these customers, which include discounts from its list price and various other rebate arrangements.

158.

Vidara does not have its own manufacturing capability for ACTIMMUNE, or the capability to package its products. As a result, Vidara has engaged third parties to manufacture, package and distribute ACTIMMUNE. Vidara has an exclusive supply agreement with Boehringer Ingelheim RCV GmbH & Co KG (“Boehringer Ingelheim”) to manufacture the ACTIMMUNE active drug substance and commercial quantities of the ACTIMMUNE finished drug product. Boehringer Ingelheim also provides Vidara with quality assurance testing for ACTIMMUNE. Cardinal Health 105 Inc. (“Cardinal Health”) is Vidara’s exclusive third party logistics provider in the United States, and provides warehousing, storage, processing of orders from Vidara’s customers and shipping of ACTIMMUNE to its customers in the United States. Under the terms of its agreement with Cardinal Health, Vidara pays Cardinal Health fixed monthly service fees along with variable fees that are tied to the amount of product processed by Cardinal Health on behalf of Vidara.

Vidara has material obligations to pay royalties to certain third parties on net sales of ACTIMMUNE. For a description of these royalty arrangements, see “—Liquidity and Capital Resources—Contractual Obligations—Royalty obligations.”

Vidara’s licenses allow it to market and sell ACTIMMUNE in the United States, Canada and Japan. Vidara currently markets and distributes ACTIMMUNE only in the United States. Vidara also supplies ACTIMMUNE to patients in Canada, if so requested by way of a prescription from their treating physicians, through Health Canada’s Special Access Program, which provides access to non-marketed drugs in Canada for practitioners treating patients with serious or life-threatening conditions when conventional therapies have failed, are unsuitable or are unavailable. Sales in Canada are not material. Vidara has otherwise not registered or sold ACTIMMUNE in any other territories for which it currently holds commercial rights.

Vidara’s total net sales were $58.9 million for the year ended December 31, 2013, which was the first full calendar year for which it recorded sales of ACTIMMUNE. For the year ended December 31, 2012, Vidara recorded net sales of $30.2 million, representing its sales of ACTIMMUNE for the period beginning on June 19, 2012, the date it acquired ACTIMMUNE, and ending on December 31, 2012. These results compare with reported net sales for ACTIMMUNE by InterMune of $7.0 million for the period beginning on January 1, 2012 and ending on June 18, 2012, and $20.2 million for the year ended December 31, 2011. Vidara’s net income for the years ended December 31, 2013 and 2012 was $28.2 million and $16.8 million, respectively.

Principal Revenue and Expense Items

Product sales, net consist exclusively of sales of ACTIMMUNE to third party customers, primarily specialty pharmacies and wholesale pharmaceutical distributors, as adjusted for discounts and allowances including charge-backs, government rebates, including Medicaid and Medicare, cash discounts, wholesaler fees, and other adjustments.

Cost of sales includes all costs directly related to the acquisition of ACTIMMUNE from Vidara’s sole manufacturer, Boehringer Ingelheim, including freight charges and other direct expenses such as insurance.

Selling expense consists primarily of salaries, bonus, benefits and related costs for personnel in sales and marketing functions, product promotional costs, costs associated with Vidara’s “COMPASSTM” program (as described below under “The Business of Vidara—Government Regulation—Reimbursement”) and data fees paid to distributors for the provision of product related data.

General and administrative expense consists primarily of salaries, bonus, benefits and related costs for personnel in executive, finance, business development and internal support functions, facility costs and professional fees for legal, consulting and accounting services. Included in general and administrative expense are expenses associated with Vidara’s research and development activities. These expenses consist of salaries, bonus, benefits and related costs of personnel in the development, regulatory and medical affairs functions, as well as expenses incurred in developing enhancements to, and improved formulations for, ACTIMMUNE. All research and development costs are expensed as incurred.

159.

Depreciation and amortization expense consists primarily of amortization of intellectual property rights related to Vidara’s acquisition of the rights to ACTIMMUNE. Vidara amortizes these property rights over fifteen years, which is the estimated useful life of the underlying patents and know-how. Also included in this category is the amortization of capitalized financing costs, which are amortized over the life of the associated loan or note.

Royalty expense consists of payments made to third parties for access to patents, know-how and other intellectual property rights. For a discussion of Vidara’s royalty arrangement see “—Liquidity and Capital Resources—Contractual Obligations—Royalty obligations.”

Interest expense consists of charges related to outstanding indebtedness which consists of a senior term loan, senior subordinated notes and an unsecured subordinated intercompany note to Vidara’s parent, Vidara Therapeutics Holdings, LLC (“Vidara Holdings”).

Critical Accounting Policies and Significant Estimates

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Vidara believes that its critical accounting policies, which are those that require management’s most difficult, subjective and complex judgments, are those described in this section. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, asset lives used to calculate depreciation and amortization, intangibles and other long-lived asset lives, assumptions and inputs for fair value measurements, reserves for sales discounts and allowances for returns, rebates and chargebacks and in accounting for income taxes. Actual results could differ from these estimates.

Because of the uncertainties inherent in such estimates, actual results may differ materially from these estimates. These critical accounting policies, the judgments and other uncertainties affecting application of these policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered in reviewing the combined financial statements.

Revenue Recognition:

Revenue is recognized when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Revenue is reported net of estimated sales adjustments for discounts, government rebates, returns, and other adjustments, including estimated amounts for volume rebate programs, contractual price reductions (“chargebacks”) with wholesalers and managed care providers. Provision for these estimated sales adjustments are recorded at the time of sale and are periodically adjusted to reflect actual experience. Vidara is required to make significant judgments and estimates when determining some of these allowances. If actual results differ from these estimates, Vidara will be required to make adjustments to these allowances in the future.

Prompt Payment Discounts:

As an incentive for prompt payment, Vidara offers a cash discount of approximately 2% to customers. Vidara expects that all customers will comply with the contractual terms to earn the discount. Vidara records the discount as an allowance against accounts receivable and a reduction of revenue.

Government Rebates:

Vidara participates in certain federal government rebate programs, such as Medicare and Medicaid. Vidara accrues estimated rebates based on percentages of product sold to qualified patients, estimated rebate percentages and estimated levels of inventory in the distribution channel that will be sold to qualified patients and records the rebate as a reduction of revenue.

160.

Government Chargebacks:

Vidara provides discounts to federal government qualified entities with whom Vidara has contracted. These federal entities purchase product from the wholesale pharmaceutical distributors at a discounted price, and the wholesale pharmaceutical distributors then charge back to Vidara the difference between the current retail price and the contracted price that the federal entities paid for the product. Vidara accrues estimated chargebacks based on contract prices and sell-through sales data obtained from third party information and records the chargeback as a reduction of revenue.

	Prompt Payment Discounts	Government Rebates	Government Chargebacks	Total
	(in thousands)
Balance at December 31, 2012	$148	$7,179	$281	$7,608
				—
Current provisions relating to sales	1,745	22,269	6,051	30,065
Payments/returns relating to sales	(1,731)	(23,049)	(6,164)	(30,944)

Balance at December 31, 2013	$162	$6,399	$168	$6,729

Distribution Service Fees:

Vidara includes distribution service fees paid to its wholesalers for distribution and inventory management services as a reduction to revenue. The estimates are based on contractually determined fees.

Returns:

Vidara will accept, excluding certain items, products returned from an authorized wholesaler or distributor for a period up to three months after the expiration date printed on the package or product label. A provision for these estimated returns is recorded at the time of sale based on historical returns of the product.

Foreign Currency:

The financial position and results of operations of Vidara’s foreign subsidiaries are measured using the U.S. dollar as the functional currency. All of Vidara’s product sales are denominated in U.S. dollars. Foreign currency transaction gains and losses may arise on cash balances denominated in Euros or on Euro denominated expenses such as salaries of Ireland-based personnel. To date, such gains or losses have been immaterial.

Fair Value of Financial Instruments:

In specific circumstances, certain assets and liabilities are reported or disclosed at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in Vidara’s principal market for such transactions. If Vidara has not established a principal market for such transactions, fair value is determined based on the most advantageous market.

Valuation inputs used to determine fair value are arranged in a hierarchy that categorizes the inputs into three broad levels, which are as follows:

•	Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

•	Level 2 inputs are directly or indirectly observable valuation inputs for the asset or liability, excluding Level 1 inputs.

•	Level 3 inputs are unobservable inputs for the asset or liability.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs.

161.

Vidara’s financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses, are carried at cost, which approximates their fair value because of the short-term nature of these financial instruments. The carrying value of long-term debt is based on the instruments’ interest rate, terms, maturity date and collateral, if any, in comparison to Vidara’s incremental borrowing rate for similar financial instruments.

Accounts Receivable:

Vidara extends credit on an uncollateralized basis primarily to wholesale distributors and specialty pharmacies throughout the U.S. based on the size of the company, its payment history, and other factors. Vidara determines if receivables are past due based on days outstanding and amounts are written off when determined to be uncollectible by management. Vidara is required to estimate the level of accounts receivable that ultimately will not be paid. Vidara calculates this estimate based on prior experience supplemented by a periodic customer-specific review when needed. Historically, Vidara has not experienced significant credit losses on its accounts.

Inventory:

Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method, and market is considered to be the net realizable value. Inventories consist of finished product only.

Intangible Assets:

Intangible assets are measured at cost less accumulated amortization and any accumulated impairment losses. These costs are capitalized and amortized on a straight-line basis over the estimated useful life of the asset.

Vidara periodically evaluates the propriety of the carrying amount of its definite-lived intangible assets as well as the related amortization period to determine whether current events and circumstances warrant adjustments to the carrying value and/or estimate of useful life. This evaluation is performed using the estimated projected future undiscounted cash flows associated with the asset compared to the asset’s carrying amount to determine if a write-down is required. To the extent such projections indicate that the undiscounted cash flows are not expected to be adequate to recover the carrying amount, the asset is written down to fair value as determined by discounting future cash flows.

Income Taxes:

Vidara’s domestic and foreign subsidiaries are taxed as such under federal, foreign and similar state and local statutes. Accordingly, those subsidiaries account for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the combined financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates scheduled to be in effect when temporary differences are expected to be recovered or settled. The effect of a change in enacted tax rates on the deferred tax assets and liabilities is recognized in income and expense in the combined period when the new tax rates are enacted. Vidara assesses the realizability of its deferred tax assets annually and records a valuation allowance when it is determined more likely than not that a deferred tax asset will not be realized in full.

Vidara accounts for the uncertainty in income taxes as prescribed by the minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.

162.

Results of Operations

Comparison of Three Months Ended March 31, 2014 vs. Three Months Ended March 31, 2013

	Three Months Ended March 31,		$ Increase / (Decrease)	% Increase / (Decrease)
	2014	2013
	(in thousands, except for percentages)
Product sales, net	$17,352	$12,409	$4,943	40%
Cost of sales	858	1,497	(639)	(43)

Gross profit	$16,494	$10,912	$5,582	51
Selling expense	1,796	1,525	271	18
General and administrative expense	3,126	1,331	1,795	135
Depreciation and amortization	1,372	1,029	343	33
Royalty expense	3,037	2,610	427	16

Operating profit	$7,163	$4,417	$2,746	62
Interest expense-net(1)	267	682	-415	-61
Other (income) expense	42	303	(261)	-86

Income before taxes	$6,854	$3,432	$3,422	100
Income tax expense (benefit)	354	(760)	(1,114)	(147)

Net income	$6,500	$4,192	$2,308	55%

(1)	Interest expense is shown net of interest income, which was not material.

Product sales, net increased approximately $4.9 million, or 40%, from $12.4 million for the three months ended March 31, 2013 to $17.4 million for the three months ended March 31, 2014. This increase was primarily attributable to a 17% growth in product sales volume resulting from our continued sales and marketing efforts, and also due in part to two 7% price increases for ACTIMMUNE that went into effect in May 2013 and January 2014.

Cost of sales declined $0.6 million, or 43%, from $1.5 million for the three months ended March 31, 2013 to $0.9 million for the three months ended March 31, 2014. This decrease was attributable to the fact that the cost of inventory during the three months ended March 31, 2013 included inventory acquired at fair value in connection with the acquisition of the ACTIMMUNE business which was valued at a higher price than the inventory purchased through Vidara’s supply agreement with Boehringer Ingelheim. The cost of sales improvement from the inventory fair value difference of approximately $1.2 million exceeded the underlying increase in cost of goods sold attributable purely to increased sales volume. Under the terms of the supply agreement with Boehringer Ingelheim, which has a term that runs until July 31, 2020 and which can be further renewed by agreement between the parties, Vidara has a fixed price, subject only to adjustments for inflation, for annual orders up to a minimum purchase quantity of finished drug product of 75,000 vials. The contract price for ACTIMMUNE is denominated in Euros. Therefore, other than exchange rate and inflation rate movements, Vidara does not anticipate a material increase in the price it pays for product over the term of the agreement.

Gross profit increased from 88% for the three months ended March 31, 2013 to 95% for the three months ended March 31, 2014. This increase was due to a combination of lower royalty rates as a percentage of sales as volumes increased, as well as an increase in the market price for ACTIMMUNE and, as described in more detail immediately above with respect to cost of sales, the valuation, at fair value, of inventory sold during the three months ended March 31, 2013. Because of the supply agreement with its manufacturer, Vidara expects that the margins attained during the three months ended March 31, 2014 are more indicative of margins that can be realized in future periods.

Selling expense increased $0.3 million, or 18%, from $1.5 million for the three months ended March 31, 2013 to $1.8 million for the three months ended March 31, 2014. This increase was primarily due to higher personnel costs, i.e. salaries and benefits, as well and higher commission expenses attributable to the higher sales volume.

163.

General and administrative expense increased $1.8 million, or 135%, from $1.3 million for the three months ended March 31, 2013 to $3.1 million for the three months ended March 31, 2014. This increase was primarily due to increased headcount and facilities expenses as Vidara was still building the sales and administrative infrastructure to support ACTIMMUNE. Included in the three month period ended March 31, 2014 is approximately $1.2 million of non-recurring cost associated with corporate activities related to the proposed Merger with Horizon. Additionally, research and development expense increased $0.3 million, or 48%, from $0.6 million for the three months ended March 31, 2013 to $0.9 million for the three months ended March 31, 2014. This increase was primarily due to increased development activity related to ACTIMMUNE.

Depreciation and amortization increased $0.3 million, or 33%, from $1.0 million for the three months ended March 31, 2013 to $1.4 million for the three months ended March 31, 2014. This increase was primarily due to accelerated amortization of capitalized financings fees associated with our senior term loan, which was fully repaid during the quarter ended March 31, 2014.

Royalty expense increased $0.4 million, or 16%, from $2.6 million for the three months ended March 31, 2013 to $3.0 million for the three months ended March 31, 2014, which was directly attributable to the increased level of sales.

Interest expense decreased $0.4 million, or 61%, from $0.7 million for the three months ended March 31, 2013 to $0.3 million for the three months ended March 31, 2014. The decrease was primarily due to the reduced interest payable on Vidara’s senior term loan following the partial repayment of principal in August 2013 and the full repayment of the term loan in March 2014.

Income tax (benefit) expense for the three months ended March 31, 2014 and 2013 was approximately $0.4 million and $(0.8) million, respectively. The benefit in the first quarter of 2013 arose from the recording of a deferred tax asset associated with accumulated losses in certain subsidiaries of the AGI group of companies. This deferred asset was first recorded in 2012 and revalued upwards in 2013, when, in Vidara’s estimation, there was greater certainty that the full benefits of the net operating losses could be realized against future profits in those subsidiaries.

Comparison of Year Ended December 31, 2013 vs. Year Ended December 31, 2012

	Year Ended December 31,		$ Increase / (Decrease)	% Increase / (Decrease)
	2013	2012
	(in thousands, except for percentages)
Product sales, net	$58,850	$30,239	$28,611	95%
Cost of sales	6,272	3,594	2,678	75

Gross profit	$52,578	$26,645	$25,933	97
Selling expense	6,651	2,338	4,313	184
General and administrative expense	9,646	2,691	6,955	258
Depreciation and amortization	4,409	2,141	2,268	106
Royalty expense	7,370	3,075	4,295	140

Operating profit	$24,502	$16,400	$8,102	49
Interest expense	1,954	1,622	332	20
Other expense (income)	(2,655)	(37)	(2,618)	n/m

Income before tax	$25,203	$14,815	$10,388	70
Income tax (benefit) expense	(3,032)	(1,963)	(1,069)	54

Net income	$28,235	$16,778	$11,457	68%

Product sales, net increased $28.6 million, or 95%, from $30.3 million for calendar year 2012 to $58.9 million for calendar year 2013. This increase was largely attributable to the fact that Vidara acquired ACTIMMUNE from InterMune on June 19, 2012 and therefore, the financial results for Vidara for 2012 only

164.

reflect sales associated with ACTIMMUNE for the period from June 19, 2012 to December 31, 2012. Vidara increased the market price of ACTIMMUNE shortly after it was acquired in order to price it in line with other supported orphan drug products. In mid-2013, there was a further increase in the market price of ACTIMMUNE by an additional 7%.

Cost of sales increased $2.7 million, or 75%, from $3.6 million for calendar year 2012 to $6.3 million for calendar year 2013. This increase was largely attributable to the fact that Vidara acquired ACTIMMUNE in June 2012, and therefore 2012 only includes cost of sales for a period of six months and twelve days compared to the full year in 2013. In addition, included in cost of sales for the year ended December 31, 2013 and the year ended December 31, 2012 was the incremental cost of inventory acquired at fair value in connection with Vidara’s acquisition of the ACTIMMUNE business, which was $4.7 million and $2.8 million, respectively. Under the terms of the supply agreement with Boehringer Ingelheim, which has a term that runs until July 31, 2020 and which can be further renewed by agreement between the parties, Vidara has a fixed price, subject only to adjustments for inflation, for annual orders up to a minimum purchase quantity of finished drug product of 75,000 vials. The contract price for ACTIMMUNE is denominated in Euros. Therefore, other than exchange rate and inflation rate movements, Vidara does not anticipate a material increase in the price it pays for product over the term of the agreement.

Gross profit increased slightly from 88% for the year 2012 to 89% for the year 2013 due to a combination of the higher selling price of ACTIMMUNE partially offset by the fair value difference described above.

Selling expense increased $4.3 million, or 184%, from $2.3 million for the year 2012 to $6.6 million for the year 2013. This increase was largely attributable to the fact that Vidara acquired ACTIMMUNE in June 2012 and therefore 2012 only includes revenues and cost of sales for a period of six months and twelve days compared to the full year in 2013. Following its acquisition of ACTIMMUNE, Vidara started to put in place a team of clinical science associates and other support programs, such as “COMPASS,” to support and promote ACTIMMUNE.

Depreciation and amortization increased $2.3 million, or 106%, from $2.1 million for the year 2012 to $4.4 million for the year 2013. This increase was largely attributable to the acquisition of ACTIMMUNE by Vidara in June 2012 and therefore 2012 only includes depreciation and amortization for a period of six months and twelve days compared to the full year in 2013.

General and administrative expense increased $7.0 million, or 258%, from $2.7 million for the year 2012 to $9.6 million for the year 2013. This increase was largely attributable to the fact that Vidara acquired ACTIMMUNE in June 2012 and therefore 2012 only includes general and administrative expense for a period of six months and twelve days compared to the full year in 2013, along with the higher headcount and facilities expenses incurred as Vidara built its organization to support ACTIMMUNE. Additionally, research and development expense increased $3.6 million, or 383%, from $0.7 million for the year 2012 to $4.3 million for the year 2013. This increase was largely attributable to the fact that Vidara increased its expenditures on a number of programs designed to enhance the ACTIMMUNE product. In particular, during 2013 Vidara undertook a Phase I clinical study on dose titration of ACTIMMUNE.

Royalty expense increased $4.3 million, or 140%, from $3.1 million for the year 2012 to $7.4 million for the year 2013. This increase was largely attributable to the fact that Vidara acquired ACTIMMUNE in June 2012 therefore 2012 only includes royalty expense for a period of six months and twelve days compared to the full year in 2013, along with an increased level of product sales.

Interest expense increased approximately $0.3 million, or 20%, from $1.6 million for the year 2012 to $1.9 million for the year 2013. The higher expense in 2013 related to the fact that both Vidara’s senior term loan and subordinated notes were only outstanding for six months and twelve days in 2012 compared to a full year in 2013, partially offset by the repayment of principal in August 2013. As of December 31, 2013 and 2012, $1.8 million and $23.4 million were outstanding on Vidara’s term loan.

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Other (income) expense for the year 2013 consisted of income arising from a fair value adjustment to a liability Vidara established at the time of acquisition of the ACTIMMUNE business (a time when volume sales of ACTIMMUNE were in decline and that trend was expected to continue) to account for a minimum purchase obligation on its supply contract with its manufacturer. During 2013, Vidara’s business and marketing initiatives, including the successful efforts of Vidara clinical science associates in identifying new CGD and SMO patients, the establishment of the COMPASS program and other supports provided to patients, led to both a growth in the number of patients being prescribed ACTIMMUNE and improved compliance amongst those patients on therapy. Based upon the response of patients and physicians to these initiatives, management reevaluated the future volume requirements for ACTIMMUNE during the later part of 2013 and, accordingly, recognized a change in the fair value of the minimum purchase obligation.

Other income in 2012 of $0.4 million related to a gain arising on the acquisition of AGI in February 2012, offset by one-time transaction expenses.

Income tax (benefit) expense. During 2013 and 2012, Vidara recorded an income tax benefit of $3.0 million and $1.9 million, respectively. These benefits arose from the initial recognition of a deferred tax asset and subsequent reductions of valuation allowances applied to those assets that were associated with accumulated losses in certain subsidiaries of the AGI group of companies. The deferred asset was first recorded in 2012 and the related valuation allowance was adjusted throughout 2012 and 2013 as profits were realized within those entities or entities that could take advantage of the net operating losses and as, in Vidara’s estimation, there was greater certainty that the full benefits of the losses could be realized against future profits within those entities.

Liquidity and Capital Resources

Vidara’s cash and cash equivalents were approximately $32.2 million at March 31, 2014. In Vidara’s opinion, existing cash balances and expected funds from operations will be sufficient to fund Vidara’s operations and to meet existing obligations for the foreseeable future. The adequacy of cash resources depends on many assumptions, including primarily assumptions with respect to product sales and operating expenses.

As of March 31, 2014, Vidara had outstanding debt of approximately $22.4 million, consisting of subordinated notes and an unsecured subordinated promissory note (which, in each case, are described in more detail below). No amount was outstanding under Vidara’s senior term loan, which was fully repaid in March 2014.

As of March 31, 2014, Vidara owed $1.0 million to InterMune for royalties due on ACTIMMUNE sales in the first two years post acquisition. In total the maximum royalties that could be paid under the terms of the agreement with InterMune were $4.0 million. Pursuant to an oral agreement, Vidara and InterMune agreed to pay this amount by way of equal installments of $500,000 over eight consecutive quarters. At March 31, 2014, two payments of $500,000 remained outstanding and are expected to be paid prior to the closing of the Merger.

Summary of Cash Flows for the Years Ended December 31, 2013 and 2012, and Three Months Ended March 31, 2014 and 2013

The following table summarizes cash flows for the three months ended March 31, 2014 and 2013 and the years ended December 31, 2013 and 2012:

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012
	(in thousands)
Net cash provided by operating activities	$3,727	$7,708	$28,854	$23,893
Net cash used in investing activities	(22)	(135)	(447)	(54,489)
Cash flows from (used in) financing activities	(1,786)	(1,563)	(21,651)	54,116

Net increase (decrease) in cash and cash equivalents	$1,919	$6,010	$6,756	$23,520

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Three Months Ended March 31, 2014 vs. Three Months Ended March 31, 2013

Net cash provided by operating activities. For the three months ended March 31, 2014 and March 31, 2013, net cash provided by operating activities primarily reflected Vidara’s net income, adjusted for non-cash items including depreciation, amortization of intangible assets, share based compensation, and movements in working capital. Net cash provided by operating activities decreased by $4.0 million during the three months ended March 31, 2014 compared to the same period in 2013 due primarily to an increase in net working capital investment.

Net cash used in investing activities. For the three months ended March 31, 2014 and March 31, 2013, net cash used in investing activities consisted of the acquisition costs of office equipment and leasehold improvements.

Net cash used in financing activities. Net cash used in financing activities in the three months ended March 31, 2014 and March 31, 2013 was $1.8 million and $1.6 million, respectively, and represented repayments of principal of Vidara’s senior term loan. With respect to the three months ended March 31, 2014, this amount represented the repayment of the senior term loan in full.

Year Ended December 31, 2013 vs. Year Ended December 31, 2012

Net cash provided by operating activities. In each of the years 2013 and 2012, net cash provided by operating activities primarily reflected Vidara’s net income, adjusted for non-cash items including depreciation, amortization of intangible assets, share based compensation, and movements in working capital. Net cash provided by operating activities increased by $6.7 million during the year 2013 compared to the year 2012 primarily due to increased sales and operating profits, excluding non-cash items, resulting from the full year of sales of ACTIMMUNE compared to the six-month and twelve-day period in 2012.

Net cash used in investing activities. In 2013, net cash used in investing activities was primarily due to the acquisition costs of office equipment and leasehold improvements.

In 2012, the net cash used in investing activities was used primarily for the purchase of the ACTIMMUNE business from InterMune.

On February 2, 2012, Vidara purchased AGI, a specialty pharmaceutical company headquartered in Dublin, Ireland that was focused on the development and commercialization of differentiated specialty drug products to treat unmet medical needs, including conditions which qualify for orphan drug status. The acquisition of AGI provided Vidara with a proven management team and a global platform to expand its operations. Vidara purchased AGI for cash consideration of approximately $7.9 million and the results of AGI’s operations have been included in the combined financial statements since that date.

On June 19, 2012, Vidara executed an asset purchase agreement with InterMune, pursuant to which it purchased the ACTIMMUNE business, comprising of product inventory and intellectual property (such as regulatory approvals, patents and trademark). In connection with this transaction, Vidara also assumed InterMune’s then-existing supply agreement with Boehringer Ingelheim. Vidara paid cash consideration of $55.0 million to InterMune upon execution of the closing of the transaction.

Cash flows from (used in) financing activities. In 2013, cash was used by financing activities to make payments on the principal of Vidara’s term loan.

In 2012, cash from financing activities amounted to $55.8 million and was raised concurrently with the acquisition of ACTIMMUNE in June 2012. These financing activities included entering into a $25.0 million term loan, the issuance of $5.5 million aggregate principal amount of subordinated notes, the issuance of an unsecured

167.

subordinated promissory note to the parent of Vidara, Vidara Holdings, in the amount of $16.9 million, and a capital contribution by Vidara Holdings to the equity account of Vidara of $10.0 million. The various elements, including relevant terms and conditions of these financing activities are as follows:

•	Vidara entered into a credit agreement that provided a $25.0 million term loan and a $3.0 million revolving credit facility, which included a $1.0 million letter of credit sub-facility. Advances under the credit agreement accrued interest at a contractual Index Rate or LIBOR plus an applicable margin as set forth in the agreement. During calendar years 2012 and 2013 and the three months ended March 31, 2014, interest on the term loan accrued at a rate of 7.50%. The credit agreement was scheduled to expire on the earlier of June 19, 2017 or upon the occurrence of other events described therein. Payments under the term loan, including applicable interest, were due and payable on the first day of each quarter beginning October 1, 2012. In accordance with the terms of the credit agreement, in August 2013, Vidara made a prepayment of approximately $16.8 million from its excess cash flow. As of December 31, 2013 and 2012, $1.8 million and $23.4 million, respectively, were outstanding on the term loan and no amounts were advanced under the revolving credit facility. Vidara repaid the term loan in full in March 2014. Interest expense related to the term loan was approximately $24,000, $1.0 million and $1.1 million for the three months ended March 31, 2014 and the years ended December 31, 2013 and 2012, respectively. Vidara incurred approximately $1.5 million in related issuance costs that were capitalized and have been fully expensed as of the date of the final repayment of the loan in March 2014. Amortization expense related to the term loan issuance costs totaled approximately $0.5 million, $0.7 million and $0.3 million for the three months ended March 31, 2014 and the years ended December 31, 2013 and 2012, respectively.

•	Vidara also issued and sold an aggregate principal amount of $5.5 million in subordinated notes, of which $2.5 million was purchased by Altiva Capital, LLC, a Delaware limited liability company controlled by Mr. Balaji Venkataraman. The entire outstanding principal amount of the notes is due upon maturity at June 19, 2018. Interest on the notes is payable quarterly and accrues at a rate of 12.0% per annum. In addition, interest of 2.0% is accrued and added to the principal balance of the notes pursuant to the terms of the subordinated note agreement and, as a result, the aggregate principal amount of the subordinated notes outstanding at March 31, 2014 was $5.7 million. Interest expense related to the subordinated notes was approximately $0.2 million, $0.8 million and $0.4 million for the three months ended March 31, 2014 and the years ended December 31, 2013 and 2012, respectively. Vidara incurred approximately $0.2 million in related issuance costs that have been capitalized and amortized over the term of the subordinated notes under the effective interest method. Amortization expense related to the subordinated notes issuance costs totaled approximately $9,000, $34,000 and $18,000 for the three months ended March 31, 2014 and the years ended December 31, 2013 and 2012, respectively. The subordinated notes are unsecured and contain certain restrictive covenants. As of March 31, 2014, Vidara was in compliance with the terms of all such covenants. The subordinated notes will be repaid in full with cash on hand prior to the consummation of the Merger.

•	Vidara issued an unsecured subordinated promissory note in the amount of approximately $16.9 million to Vidara Holdings. The promissory note is subordinated to the senior term loan and the subordinated notes detailed above. No principal repayments can be made on the promissory note until June 20, 2018. The promissory note is unsecured. The promissory note bears interest at a rate of 1.07% and is payable annually in cash. The promissory note will be repaid in full with cash on hand prior to the consummation of the Merger.

•	Vidara received a cash contribution of $10.0 million from Vidara Holdings concurrent with the receipt of the proceeds of the term loan, the senior subordinated notes and the unsecured subordinated promissory note.

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Contractual Obligations

The following table reflects a summary of Vidara’s contractual obligations as of December 31, 2013:

	Payments Due by Period
	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
	(in thousands)
Operating lease obligations(1)	$52	$107	$104	$0	$263
Minimum purchase obligation(2)	3,990	7,980	7,980	3,990	23,940
Term loan facility(3)	1,786	—	—	—	1,786
Subordinated notes	—	—	5,465		5,465
Unsecured subordinated promissory notes			16,929		16,929
Contingent royalty payment liability	1,500	—	—	—	1,500

Total	$7,328	$8,087	$30,478	$3,990	$49,883

(1)	Operating Leases: Vidara is obligated under the terms of operating lease arrangements for its offices in Roswell, Georgia and Dublin, Ireland. Rent expense was approximately $106,000 and $50,000 for the years ended December 31, 2013 and 2012, respectively. The lease agreements for the office space in Roswell, GA and Dublin, Ireland expire in 2018 and 2014, respectively.
(2)	Based on an estimate of the minimum order required to be placed annually with Boehringer Ingelheim, using a Dollar : Euro rate of 1.38
(3)	The term loan was repaid in March 2014.

Royalty obligations

In addition to the obligations set out in the above table, Vidara has material obligations to pay royalties to certain third parties on net sales of ACTIMMUNE.

Under the terms of the license agreement with Genentech Inc. (“Genentech”), which was the original developer of ACTIMMUNE, Vidara has paid and will continue to pay royalties to Genentech on its net sales of ACTIMMUNE as follows:

•	For the period through November 25, 2014, Vidara pays a royalty of 45% of the first $3.7 million in net sales achieved in a calendar year, and 10% on all additional net sales in that year;

•	For the period from November 25, 2014 through May 5, 2018, the royalty payments are reduced to a 20-30% range for the first tier in net sales and in the 1-9% range for the second tier; and

•	From May 5, 2018 and for so long as Vidara continues to commercially sell ACTIMMUNE, Vidara will pay an annual royalty in the low single digits as a percentage of annual net sales.

Under the terms of its agreement with InterMune’s parent company predecessor, Connetics Corporation (which is now part of GlaxoSmithKline, “Connetics”), Vidara has paid and will continue to pay royalties to Connetics on Vidara’s net sales of ACTIMMUNE as follows:

•	One-quarter of one percent (0.25%) of net sales of ACTIMMUNE, rising to one-half of one percent (0.5%) once cumulative net sales of ACTIMMUNE in the United States surpass $1.0 billion; and

•	In the event Vidara develops and receives approval for ACTIMMUNE in the indication of scleroderma, it will pay a royalty of 4% on all net sales of ACTIMMUNE recorded for use in that indication.

Off-Balance Sheet Arrangements

Vidara does not have any off-balance sheet arrangements.

169.

Provisions

A provision is recognized in the balance sheet when Vidara has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. The following table summarizes the key provisions on the Vidara balance sheet at March 31, 2014, December 31, 2013 and December 31, 2012.

	March 31, 2014	December 31,
		2013	2012
	(in thousands)
Customer chargebacks and rebates	$6,676	$6,611	$7,460
Product returns	368	803	88
Royalties	4,025	3,024	4,613
Accrued compensation and related expenses	296	2,049	668
Interest	58	91	508
Inventory purchase obligation	461	437	3,506
Other	960	500	738

	$12,844	$13,515	$17,582

Quantitative and Qualitative Disclosures about Market Risk

Vidara’s operations expose it to various financial risks in the ordinary course of business that include foreign currency risk, interest rate risk and credit risk.

Vidara manages its financial risk exposures on a group wide basis and seeks to reduce the exposure of significant risks through a process of controlling, monitoring and reporting. Planning and budgetary processes increase the opportunity for early warnings of financial risk. Monthly financial reporting aids the identification of risk areas by management. Vidara’s approach to the management of these financial risks is further described for each risk area below.

Foreign Currency Risk

Vidara’s assets and liabilities are denominated in U.S. dollars. The principal currency exposure is the Euro denominated price of the ACTIMMUNE product and other expenses in Ireland-based subsidiaries. Vidara does not hedge these Euro expenses.

Interest Rate Risk

The only debt of Vidara which accrued interest at a variable rate was the term loan which was repaid in full in March 2014. All other outstanding debt of Vidara bears a fixed interest rate.

Vidara’s policy is to ensure that cash is secure and held in short term fixed deposit accounts or current accounts with financial institutions. As of March 31, 2014, Vidara had cash in short term deposits with financial institutions, earning interest at various variable and fixed interest rates. In the current environment of low deposit rates, any change in rates would not be expected to have a material effect.

Credit Risk

Credit risk is the risk of financial loss to Vidara if a customer or counterparty to a financial instrument fails to meet contractual obligations, and arises principally from cash and cash equivalents and receivables from customers.

At March 31, 2014, Vidara had a concentration of credit risk amongst its five main customers that account for over 85% of sales. However, all accounts receivable were current as of March 31, 2014, December 31, 2013 and December 31, 2012 and thus Vidara considers the credit risk pertaining to these customers to be insignificant and furthermore, Vidara continually monitors customer accounts and credit granted to its customers.

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New Horizon

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

New Horizon Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined financial statements give effect to (i) the Merger of Horizon with and into a wholly-owned subsidiary of New Horizon in a transaction to be accounted for as a reverse acquisition, with Horizon being deemed the acquiring company for accounting purposes, (ii) the incurrence of US $300 million of debt by Horizon, and (iii) the acquisition of VIMOVO® rights (“AZ VIMOVO” or “ VIMOVO Acquisition”) by Horizon including the related financing, which was completed on November 18, 2013, on New Horizon’s financial position and results of operations (the “Pro Forma Transactions”). The unaudited pro forma combined balance sheet as of March 31, 2014 gives effect to the Pro Forma Transactions described in clauses (i) and (ii) as if such transactions had occurred on March 31, 2014. The unaudited pro forma combined statement of operation for the year ended December 31, 2013 and the three months ended March 31, 2014 give effect to the Pro Forma Transactions as if they occurred on January 1, 2013.

Because the security holders of Horizon will own approximately 74% of the fully-diluted capitalization of New Horizon immediately following the closing of the Merger and the directors and management of Horizon will retain a majority of board seats and key positions in the management of New Horizon, Horizon is considered to be the acquiring company for accounting purposes, and the transaction will be accounted for by Horizon as a reverse acquisition under the acquisition method of accounting for business combinations. Accordingly, the acquisition consideration for accounting purposes will consist of the New Horizon ordinary shares to be held by the historic shareholder of Vidara immediately following the completion of the Merger and the cash consideration payable to the shareholder of Vidara in redemption of bonus shares of Vidara. Assets and liabilities of Vidara will be measured at fair value and added to the assets and liabilities of Horizon, and the historical results of operations of Horizon will be reflected in the results of operations of New Horizon following the Merger.

The Horizon balance sheet and statement of operations information as of and for the three months ended March 31, 2014 was derived from its unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, incorporated by reference herein. The Horizon balance sheet and statement of operations information for the year ended December 31, 2013 was derived from its audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference herein. See “Where You Can Find More Information.”

The Vidara balance sheet and statement of operations information as of and for the three months ended March 31, 2014 was derived from the unaudited interim combined financial statements of the Vidara Group as of March 31, 2014, and the statement of operations for the year ended December 31, 2013 was derived from the audited combined financial statements of the Vidara Group as of and for the year ended December 31, 2013, in each case included elsewhere in this proxy statement/prospectus.

The AZ VIMOVO statement of operations information is derived from Horizon’s unaudited pro forma condensed combined statements of income/(loss) for the year ended December 31, 2013 included in Exhibit No. 99.1 to Horizon’s Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference herein. See “Where You Can Find More Information.”

Horizon has not completed a full, detailed valuation analysis necessary to determine the fair values of Vidara’s identifiable assets to be acquired and liabilities to be assumed. However, a preliminary valuation analysis was performed as of March 31, 2014, the date on which the proposed Merger is assumed for purposes of the pro forma balance sheet, related to marketed products rights, customer relationships, inventories, and contingent royalty liabilities.

171.

A final determination of the fair value of Vidara’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Vidara that exist as of the date of completion of the merger and, therefore, cannot be made prior to the completion of the transaction. Accordingly, the unaudited pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed, and such further adjustments may be material. The preliminary unaudited pro forma purchase price adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial information presented below. Horizon has estimated the fair value of Vidara’s assets and liabilities based on discussions with Vidara’s management, preliminary valuation studies and due diligence.

The number of New Horizon ordinary shares to be retained by Vidara Holdings is fixed in schedule 1 to the Merger Agreement as 31,350,000 ordinary shares of New Horizon and the fair value of these New Horizon ordinary shares used in these unaudited pro forma combined financial statements equals the closing per-share market value of Horizon common stock of $8.51 as of August 4, 2014. The estimated amount of cash paid as consideration to the Vidara Holdings at closing is $199,539,949 in these unaudited pro forma combined financial statements. The actual cash will be determined at the time of closing and the fair value of the New Horizon ordinary shares will be determined at the time of closing. The terms of the debt financing to be entered into in order to pay Vidara Holdings cash in connection with closing will also be determined at the time of closing. Accordingly, the unaudited pro forma combined financial statements include only preliminary estimates. The amounts of acquisition consideration, assets acquired and liabilities assumed that will be used in acquisition accounting will be based on their respective fair values as determined at the time of closing, and may differ significantly from these preliminary estimates.

The unaudited pro forma combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma combined financial data information also does not include any integration costs. The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Horizon and Vidara been a combined company during the specified periods. The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the historical unaudited consolidated financial statements of Horizon included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and in conjunction with the historical consolidated financial statements of Horizon included in its Annual Report on Form 10-K for the year ended December 31, 2013, both incorporated by reference herein, and the historical combined financial statements of the Vidara Group as of and for the three months ended March 31, 2014 and for the year ended December 31, 2013, included elsewhere in this proxy statement/prospectus.

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Unaudited Pro Forma Combined Balance Sheet

as of March 31, 2014

(in thousands)

	Horizon Pharma	Vidara	Reclassifications	Note	Pro Forma Adjustments	Note	Pro Forma Combined
	March 31, 2014	March 31, 2014
Assets
Current assets:
Cash and cash equivalents	$103,374	$32,195	—	—	$(32,195)	6A	$158,467
					300,000	6D
					(199,540)	6F
					(15,467)	6I
					(29,900)	6J
Restricted Cash	738	—	—	—	—	—	738
Accounts Receivables, net	40,100	11,097	—	—	—	—	51,197
Inventories, net	9,432	2,522	—	—	31,645	6H	43,599
Prepaid expenses and other current assets	9,105	308	—	—	15,467	6I	20,547
					(4,333)	6N
Deferred tax asset	—	1,290	—	—	(1,268)	6L	22

Total current assets	$162,749	$47,412	—	—	$64,409	—	$274,570

Long-term assets:
Property, plant and equipment, net	$3,897	$374	—	—	$—	—	$4,271
Intangible Assets, net	125,992	46,806	—	—	(46,806)	6C	732,792
					606,800	6G
Deferred tax asset	—	4,483	—	—	(4,483)	6L	—
Other Assets	6,496	—	—	—	—	—	6,496

Total assets	$299,134	$99,075	—	—	$619,920	—	$1,018,129

Liabilities and Shareholders’ Equity
Current liabilities:	—	—	—	—	—	—	—
Accounts payable	$10,271	$600	$—	—	$—	—	$10,871
Accrued expenses	44,712	12,844	820	4A	(3,287)	6J	55,089
Accrued royalties	11,416	—	—		5,500	6K	16,916
Customer Deposits	—	820	(820)	4A	—	—	—
Deferred Revenues—Current Portion	3,102	—	—		—	—	3,102
Due to parent	—	470	—		(470)	6B	—

Total current liabilities	$69,501	$14,734	$—	—	$1,743	—	$85,978

Long-Term liabilities:
Convertible debt, net	$112,774	$—	—	—	$—	—	$112,774
Derivative liability	313,440	—	—	—	—	—	313,440
Accrued royalties	21,576	—	—	—	26,000	6K	47,576
Notes payable, net of current	—	—	—	—	300,000	6D	300,000
Deferred revenues, net of current	8,017	—	—	—	—	—	8,017
Deferred tax liabilities, net	2,903	—	—	—	6,271	6L	3,064
					(6,110)	6M
Other long term liabilities	166	—	—	—	781	6L	947
Unsecured sub prom note—Parent	—	16,929	—	—	(16,929)	6B	—
Subordinated debt-related party	—	5,666	—	—	(5,666)	6B	—

Total Long-term liabilities	$458,876	$22,595	—	—	$304,347	—	$785,818

Shareholders’ Equity
Common stock ($.0001 par value; 200,000,000 shares authorized, 71,413,573 shares issued and outstanding at 3/31/2014)	$7	$—	—	—	$3	6F	$10
Additional paid-in capital	436,513	10,233	—	—	(66,169)	6E	703,298
					55,936	6A,6B,6C
					266,785	6F
Accumulated other comprehensive loss	(2,398)	—	—	—	—	—	(2,398)
Accumulated deficit	(663,365)	51,513	—	—	(26,613)	6J	(554,577)
					133,624	6G
					(51,513)	6E
					6,110	6M
					(4,333)	6N

Total stockholders’ (deficit) equity	$(229,243)	$61,746	—	—	$313,830	—	$146,333

Total liabilities and shareholders’ equity	$299,134	$99,075	—	—	$619,920	—	$1,018,129

See accompanying notes to the unaudited pro forma combined financial statements.

173.

Unaudited Pro Forma Combined Statement of Operations

For the three months ended March 31, 2014

(in thousands, except per share amounts)

	Horizon Pharma	Vidara
	March 31, 2014	March 31, 2014	Reclassifications		Note	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues:
Gross Sales	$92,248	$—		$26,942	5A	$—		$119,190
Sales discounts and allowances	(40,322)	—		(9,590)	5A	—		(49,912)

Net Sales	$51,926	$17,352		$—		$—		$69,278
Cost of sales	7,619	858		849	5B	(849)	7B	21,710
	—	—		3,037	5C	10,196	7B	—

Gross profit	$44,307	$16,494		$(3,886)		$(9,347)	—	$47,568

Operating Expenses:
Research and development	$2,833	$—		$—		$—	—	$2,833
Sales and marketing	28,695	—		1,796	5D	—	—	30,491
General and administrative	11,192	3,126		52	5B	(1,191)	7A	9,798
						(3,381)	7A	—
Selling Expenses	—	1,796		(1,796)	5D	—	—	—
Depreciation and Amortization	—	1,371		(901)	5B	(470)	7D	—
Royalty expense	—	3,037		(3,037)	5C	—	—	—

Total operating expenses	$42,720	$9,330		$(3,886)		$(5,042)	—	$43,122

Operating Income (loss)	$1,587	$7,164	$			$(4,305)	—	$4,446

OTHER (EXPENSE) INCOME, NET:
Interest expense, net	$(4,207)	$(268)		$—		$(7,523)	7C	$(11,730)
	—	—		—		268	7D	—
Foreign exchange gain (loss)	(38)	—		—		—		(38)
Loss on derivative fair value	(204,030)	—		—		—		(204,030)
Other, net	(667)	—		(42)	5E	667	7A	(42)
Miscellaneous expense (income)	—	(42)		42	5E	—		—

Total other expense, net	$(208,942)	$(310)		$—		$(6,588)		$(215,840)
Loss before benefit for income taxes	$(207,355)	$6,854		$—		$(10,893)		$(211,394)
BENEFIT FOR INCOME TAXES	(1,105)	354		—		(19)	7E	(770)

NET LOSS	$(206,250)	$6,500	$			$(10,874)		$(210,624)

Net Loss per Common Share-basic and diluted:	$(3.07)	$—		$—		$—		$(2.14)

See accompanying notes to the unaudited pro forma combined financial statements.

174.

Unaudited Pro Forma Combined Statement of Operations

For the year ended December 31, 2013

(in thousands, except per share amounts)

	Historical Horizon Pharma	Legacy AZ VIMOVO		Historical Vidara
	December 31, 2013	December 31, 2013		December 31, 2013	Legacy AZ VIMOVO Acquisition Acctg Adjustments	Note	Vidara Reclassifications	Note	Vidara Acquisition Accounting Adjustments	Note	Pro Forma Combined
Revenues:
Gross Sales	$102,995	$20,379	8A	$—	$—	—	$94,674	5A	$—	—	$218,048
Sales discounts and allowances	(28,979)	—		—	—	—	(35,823)	5A	—	—	(64,802)

Net Sales	74,016	20,379		58,850	—	—	—	—	—	—	153,246
Cost of sales	14,625	6,484		6,272	10,408	8B	3,521	5B	(3,521)	7B	85,944
							7,371	5C	40,783	7B

Gross profit	$59,391	$13,895		$52,578	$(10,408)	—	$(10,892)	—	$(37,262)	—	$67,302
Operating Expenses:
Research and development	$10,084	$—		$—	$—	—	$—	—	$—	—	$10,084
Sales and marketing	68,595	11,368		—	—	—	6,650	5D	—	—	86,613
General and administrative	23,566	—		9,646	—	—	117	5B	(1,061)	7A	32,268
Selling Expenses	—	—		6,650	—	—	(6,650)	5D	—	—	—
Depreciation and Amortization	—	—		4,409	—	—	(3,638)	5B	(771)	7D	—
Royalty expense	—	—		7,371	—	—	(7,371)	5C	—	—	—

Total operating expenses	$102,245	$11,368		$28,076	$—	—	$(10,892)	—	$(1,832)	—	$128,965

Operating Income (loss)	$(42,854)	$2,527		$24,502	$(10,408)	—	$—	—	$(35,430)	—	$(61,633)

OTHER (EXPENSE) INCOME, NET:
Interest expense, net	$(39,178)	$—		$(1,954)	$22,345	8C	$—	—	$(30,093)	7C	$(46,925)
							—		1,955	7D	—
Foreign exchange gain (loss)	1,206	—		—	—	—	—	—	—	—	1,206
Loss on derivative fair value	(69,300)	—		—	—	—	—	—	—	—	(69,300)
Other, net	—	—		—	—	—	2,655	5E	(3,068)	7F	(413)
Miscellaneous expense (income)	—	—		2,655	—	—	(2,655)	5E	—	—	—

Total other expense, net	$(107,272)	$—		$701	$22,345	—	$—	—	$(31,206)	—	$(115,432)
Loss before benefit for income taxes	$(150,126)	$2,527		$25,203	$11,937	—	$—	—	$(66,636)	—	$(177,095)
BENEFIT FOR INCOME TAXES	(1,121)	—		(3,033)	—	—	—	—	(290)	7E	(4,444)

NET LOSS	$(149,005)	$2,527		$28,235	$11,937	—	$—	—	$(66,346)	—	$(172,651)

Net Loss per Common Share- basic and diluted:	$(2.34)	$—		$—	$—	—	$—	—	$—	—	$(1.82)

See accompanying notes to the unaudited pro forma combined financial statements.

175.

New Horizon

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

On March 18, 2014, Horizon Pharma, Inc. (“Horizon”), Vidara Therapeutics Holdings LLC, a Delaware limited liability company (“Vidara Holdings”), Vidara Therapeutics International Ltd, a private limited company formed under the laws of Ireland (“Vidara “), Hamilton Holdings (USA) Inc., a Delaware corporation (“US HoldCo”), Hamilton Sub Inc., a Delaware corporation and wholly owned subsidiary of HoldCo (“Merger Sub”), entered into an Transaction Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger Agreement and subject to the satisfaction or waiver of the conditions therein, Horizon and Vidara will combine their businesses in a stock transaction in which (a) Vidara will carry out the reorganization described below and (b) Merger Sub will merge with and into Horizon, with Horizon surviving as an indirect wholly-owned subsidiary of Vidara (the “Merger”). The transaction has been approved by the boards of directors of both Horizon and Vidara and by Vidara Holdings, the sole shareholder of Vidara prior to the reorganization.

Prior to the effective time of the Merger, Vidara will carry out a reorganization of its capital structure (the “reorganization”). The reorganization consists of a series of corporate actions as a result of which: (i) Vidara has formed a new non-resident Irish company that is a tax resident in Bermuda referred to as Newco, (ii) Vidara has assigned all of its contracts and has sold and transferred all of its intellectual property to Newco in exchange for a promissory note with an original principal amount equal to the fair market value of such assets, which will be repaid in consideration for the issuance of two promissory notes of the same aggregate original principal amount, one of which will be repaid in cash on the closing date, (iii) Vidara has moved its tax residence from Bermuda to Ireland, (iv) Vidara has created a new class of ordinary shares denominated in US dollars (as well as created additional euro-denominated share capital up to a par value of €40,000) such that the aggregate number of US dollar-denominated ordinary shares is sufficient to cover the ordinary shares to be issued in exchange for the outstanding shares of Horizon common stock and shares of Horizon common stock reserved for issuance under outstanding Horizon equity awards and warrants and Horizon’s outstanding convertible notes, and ordinary shares and bonus shares equal to 31,350,000 shares representing Vidara Holdings’ agreed shareholdings in New Horizon following the closing and a bonus issue of shares to be held by Vidara Holdings and redeemed by Vidara from distributable reserves for cash as of the closing, (v) Vidara has been re-registered as a public limited company in Ireland, (vi) Vidara will redeem the bonus issue of shares for cash in the amount of $200,000,000 plus cash on hand at Vidara on the closing date, less Vidara’s unpaid indebtedness and unpaid transaction expenses, and plus or minus an adjustment to the extent that Vidara working capital as of the closing is more or less than target working capital of $123,000 and (vii) Vidara will be renamed Horizon Pharma plc.

At the effective time of the Merger, among other things, (i) each share of Horizon common stock then issued and outstanding will be canceled and automatically converted into and become the right to receive one ordinary share of New Horizon and (ii) each outstanding option, warrant or another equity award of Horizon will be converted into an option, warrant or another equity award of New Horizon that would have substantially the same terms and conditions, including the number of shares and the exercise price, as were applicable before the effective time of the Merger.

Pursuant to the Merger Agreement, as of the effective time of the Merger, the directors of New Horizon will be the directors of Horizon as of immediately prior to the effective time of the Merger (unless otherwise directed by Horizon), plus one additional director to be designated by Vidara, the officers of New Horizon following the Merger will be designated by Horizon.

On November 18, 2013, Horizon Pharma, Inc. entered into an asset purchase agreement with AstraZeneca AB (“AstraZeneca”), pursuant to which they agreed to acquire from AstraZeneca and its affiliates certain intellectual property and other assets, and assume from AstraZeneca and its affiliates certain contingent liabilities, each with respect to VIMOVO®. In connection with the closing of the VIMOVO Acquisition, on

176.

November 22, 2013, a letter agreement with AstraZeneca and Pozen Inc. (“Pozen”) became effective. AstraZeneca assigned to Horizon its amended and restated collaboration and license agreement for the United States with Pozen, as amended, and Horizon entered into a license agreement with AstraZeneca, a transition agreement with AstraZeneca and a supply agreement with AstraZeneca’s affiliate, AstraZeneca LP. Horizon has accounted for this transaction as a business combination in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, “Business Combinations”.

In addition, on November 22, 2013, Horizon closed on an offering of $150 million aggregate principal amount of 5.00% Convertible Senior Notes due 2018 (the “5.00% Convertible Notes”) pursuant to note purchase agreements (the “Note Purchase Agreements”) entered into by and between Horizon and the purchasers of the Notes (the “Purchasers”). In connection with the closing, on November 22, 2013, Horizon issued and sold to the Purchasers the 5.00% Convertible Notes pursuant to the Note Purchase Agreements. The 5.00% Convertible Notes are governed by an Indenture, dated as of November 22, 2013 (the “Indenture”), between Horizon and U.S. Bank National Association, as trustee (the “Trustee”). Horizon used $70.4 million of the net proceeds from the sale and issuance of the 5.00% Convertible Notes to repay all obligations under Horizon’s previous senior secured loan as of November 22, 2013.

On November 22, 2013, Horizon also entered into capped call transactions to cover, subject to anti-dilution adjustments substantially similar to those applicable to the 5% Convertible Notes, the number of shares of Horizon’s common stock underlying the 5.00% Convertible Notes. The capped call transactions were entered into to reduce potential dilution to Horizon’s common stock upon any conversion of the 5.00% Convertible Notes in excess of the principal amount of converted 5.00% Convertible Notes if the market price per share of Horizon’s common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the conversion price of the Notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the Notes. Horizon expect the options that are part of the capped call transactions to be exercised shortly prior to the maturity date of the Notes and will settle on or about the maturity date of the 5.00% Convertible Notes. Horizon will not be required to make any cash payments to the option counterparties or their respective affiliates upon the exercise of such options, but will be entitled to receive from the option counterparties a number of shares of Horizon’s common stock generally based on the amount by which the market price of Horizon’s common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions during the relevant settlement averaging period under the capped call transactions. Results for the VIMOVO Acquisition are included in Horizon’s historical results of operation from the acquisition date.

2. Basis of Presentation

Because Horizon security holders will own approximately 74% of the ordinary shares of New Horizon on a fully diluted basis immediately following the closing of the Merger, and the directors and management of Horizon will retain a majority of board seats and key positions in the management of New Horizon, Horizon is deemed to be the acquiring company for accounting purposes, and the transaction will be accounted for by Horizon as a reverse acquisition under the acquisition method of accounting for business combinations. Accordingly, assets and liabilities of Vidara will be measured at fair value and added to the assets and liabilities of Horizon, and the historical results of operations of Horizon will be reflected in the results of operations of New Horizon following the Merger.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting, based on the historical financial statements of Horizon and the Vidara Group, with Horizon being the accounting acquirer. Certain reclassifications have been made to the historical financial statements of the Vidara Group to conform to the financial statement presentation to be adopted by the combined company. These adjustments are related to the presentation of customer deposits, accrued royalties, gross sales and sales discounts and allowances, depreciation and amortization, royalty expense, selling expenses, and miscellaneous expenses. All such adjustments and reclassification have been included in Pro Forma Adjustments in the Unaudited Pro Forma Combined Balance Sheet and Unaudited Pro Forma Combined Statements of Income.

177.

The total estimated acquisition consideration for the acquisition (for accounting purposes) of Vidara is expected to equal the market value of the New Horizon ordinary shares that will be held by current Vidara shareholders immediately following the closing of the Merger plus the estimated cash consideration. For purposes of these unaudited pro forma combined financial statements, the acquisition consideration was based on the number of New Horizon ordinary shares that would have been held by the current Vidara shareholder, had the Merger closed on a recent date, specifically, utilizing the August 4, 2014 stock price of $8.51, and the market value of Horizon common stock as of that date $266,788,500 and cash of $199,539,949 based on estimates had the Merger closed on a recent date. Cash consideration was estimated to be $200,000,000, prior to a working capital adjustment. Total acquisition consideration as of this date is estimated to be $466,328,449. An increase of 10% in Horizon’s share price would increase the total consideration by $26,678,850, and a decrease of 10% in Horizon’s share price would decrease the total consideration by $26,678,850.

Under the acquisition method of accounting, identifiable assets and liabilities of Vidara, including identifiable intangible assets, will be recorded based on their estimated fair values as of the date of the closing of the Merger. The excess of the fair value of the net assets acquired over the value of consideration will be recorded as an initial bargain purchase gain.

The pro forma adjustments to reflect the acquired assets and assumed liabilities of Vidara are based on the fair value of Vidara’s assets and liabilities as of March 31, 2014. The estimated acquisition consideration and the preliminary allocation of the estimated acquisition consideration are, in part, based upon a preliminary management valuation, as described below, and Horizon and Vidara’s estimates and assumptions which are subject to change until the closing of the Merger.

Cash and cash equivalents, and other tangible assets and liabilities: Tangible assets and liabilities were valued at their respective carrying amounts, except for adjustments to inventories and prepaid assets. Horizon and Vidara believe that these amounts approximate their current fair values.

Inventories: Inventories acquired include raw materials and finished goods. Fair value of finished goods has been determined based on the estimated selling price, net of selling costs and a margin on the selling costs. Fair value of raw materials has been estimated to equal the replacement cost.

Identifiable intangible assets and liabilities: Identifiable intangible assets and liabilities acquired include developed technology and customer relationships. The fair value of intangible assets is based on management’s preliminary valuation. Estimated useful lives (where relevant for the purposes of these unaudited pro forma financial statements) are based on the time periods during which the intangibles are expected to result in incremental cash flows.

Developed technology: Developed technology intangible assets (Intellectual Property) reflect the estimated value of Vidara’s rights to the currently marketed products. The fair value of developed technology was determined using an income approach. The income approach explicitly recognizes that the fair value of an asset is premised upon the expected receipt of future economic benefits such as earnings and cash inflows based on current sales projections and estimated direct costs for their product line. Indications of value are developed by discounting these benefits to their present worth at a discount rate that reflects the current return requirements of the market. The fair value of developed technology will be capitalized as of the acquisition date and subsequently amortized over the estimated remaining life of the product at 15 years.

Customer relationships: Customer relationships intangible assets reflect the estimated value of attrition related to Vidara’s customer base. Vidara’s customers are predominantly retail pharmacies with demand for Actimmune, which is a small population. As such, a significant portion of revenue growth is expected to be generated from existing customers. Management assessed the historical customer trends to identify the anticipated attrition. The fair value of customer relationships will be capitalized as of the acquisition date and subsequently amortized over the estimated remaining life of the product at 10 years.

178.

Bargain purchase gain: Bargain purchase gain represents the excess of the estimated fair values of net assets acquired over the preliminary acquisition consideration. The bargain purchase gain has been reflected in the unaudited pro forma combined balance sheet as an adjustment to retained earnings. However, the bargain purchase gain has not been reflected in the unaudited pro forma combined statements of operations as it is a non-recurring item that is directly related to the Transaction.

Deferred tax assets and liabilities: Deferred tax assets and liabilities arise from acquisition accounting adjustments where book values of certain assets and liabilities differ from their tax bases. Deferred tax assets and liabilities are recorded at the currently enacted rates which will be in effect at the time when the temporary differences are expected to reverse in the country where the underlying assets and liabilities are located (United States or Ireland). Vidara’s customer relationships intangible assets are located in the United States where a U.S. tax rate of 39% is being utilized and a deferred tax liability is recorded. Vidara’s developed technology assets are located in Bermuda which does not have income taxes; accordingly, no deferred tax liabilities were recorded related to this intangible asset.

Pre-existing contingencies: Horizon has identified a contingent liability potentially payable under previously existing royalty and licensing agreements. The initial fair value of this liability was determined using a discounted cash flow analysis incorporating the estimated future cash flows of royalty payments based on future sales. The liability will be periodically assessed based on events and circumstances related to the underlying milestones, and any change will be recorded in Horizon’s consolidated statement of operations.

The preliminary determination of the fair value of the acquired net assets, assuming the Merger had closed on March 31, 2014, is as follows (in thousands):

Amount
Cash Consideration Paid	$199,540
Share Consideration	266,788

Total Purchase Price to be Allocated	$466,328

Estimated Fair Value of Assets Acquired:
Assumed Liabilities	46,545
Accounts Receivable	(11,097)
Inventory	(34,167)
Deferred Tax Assets	(22)
Prepaid Expenses	(308)
Depreciable Fixed Assets and Other Assets	(374)
Customer Relationships	(9,900)
Deferred Tax Liabilities	6,271
Developed Technology	(596,900)

Bargain Purchase Gain	$(133,624)

Horizon accounts for business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, “Business Combinations”. The purchase price for the Acquisition has been assigned to the assets and liabilities acquired based on a preliminary valuation of their respective fair values. Upon completion of detailed valuation studies the Company may make additional adjustments to the fair values, and these valuations could change significantly from those used to determine certain adjustments in the pro forma combined statement of earnings.

On June 17, 2014, Horizon, as initial signatory, entered into a Credit Agreement (the “Credit Agreement”) with the lenders from time to time party thereto (each a “Lender” and collectively the “Lenders”) and Citibank, N.A., as administrative agent and collateral agent.

179.

The Credit Agreement provides for (i) a committed five-year $300 million term loan facility (the “Term Loan Facility”), the proceeds of which shall be used to effect the transactions contemplated by the Merger Agreement (the “Merger”), to pay fees and expenses in connection therewith and for general corporate purposes, (ii) an uncommitted accordion facility subject to the satisfaction of certain financial and other conditions, and (iii) one or more uncommitted refinancing loan facilities with respect to loans under the Credit Agreement.

The Lenders have committed to fund the loans under the Term Loan Facility on the closing date of the Merger (the “Closing Date”), subject to (i) customary closing conditions, including, among other things, the execution and delivery of joinders to the Credit Agreement by Vidara and certain subsidiaries of Vidara and Horizon, (ii) the execution and delivery of certain subsidiary guarantees, security and collateral documents and the delivery of customary closing documents and opinions, (iii) consummation of the acquisition in accordance with the terms of the Merger Agreement, (iv) the absence of a material adverse effect with respect to Vidara, and (v) the truth and correctness of certain specified representations in the Credit Agreement and certain representations of Vidara in the Merger Agreement.

The borrower under the Term Loan Facility will be U.S. HoldCo. The Credit Agreement allows for Vidara and other subsidiaries of Vidara to become borrowers under the accordion facility. Loans under the Term Loan Facility bear interest, at each Borrower’s (as such term is defined in the Credit Agreement) option, at a rate equal to either the LIBOR rate, plus an applicable margin of 8.00% per annum (subject to a 1.00% LIBOR floor), or the prime lending rate, plus an applicable margin equal to 7.00% per annum.

3. Accounting Policies

Following the acquisition, Horizon will conduct a review of Vidara’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Vidara’s results of operations or reclassification of assets or liabilities to conform to Horizon’ accounting policies and classifications. As a result of that review, Horizon may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these pro forma combined financial statements. During the preparation of these pro forma combined financial statements, Horizon was not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to Horizon’ financial presentation, and accordingly, these pro forma combined financial information do not assume any material differences in accounting policies between the two companies.

Pro Forma Adjustments

4. Vidara—Balance Sheet Reclassification

Certain reclassifications have been recorded to Vidara’s historical balance sheet to conform to Horizon’s presentation, as follows (in thousands):

	Horizon	Vidara	Reclassification
Accrued expenses	$44,712	$12,844	$820	4A
Customer Deposits		820	(820)	4A

A.	Customer deposits in Vidara’s historical balance sheet have been reclassified to conform to Horizon’s presentation.

180.

5. Vidara—Income Statement Reclassification

Certain reclassifications have been recorded to Vidara’s historical statements of operations to conform to Horizon’s presentation, as follows (in thousands):

December 31, 2013

	Horizon	Vidara	Reclassification
Revenues:
Gross Sales	$102,995	$—	$94,674	5A
Sales discounts and allowances	(28,979)	—	(35,823)	5A

Net Sales	74,016	58,850	—
Cost of sales	14,625	6,272	3,521	5B
			7,371	5C
Operating Expenses:
Sales and marketing	$68,595	$—	$6,650	5D
General and administrative	23,566	9,646	117	5B

Selling Expenses	—	6,650	(6,650)	5D
Derpreciation and Amortization	—	4,409	(3,638)	5B
Royalty expense	—	7,371	(7,371)	5C
Other, net	—	—	(2,655)	5E
Miscellaneous expense (income)	—	(2,655)	2,655	5E

A.	Gross sales and Sales discounts and allowances of Vidara have been separately presented in its historical statement of earnings to conform to Horizon’s presentation.

B.	Depreciation and amortization expense in Vidara’s historical statement of earnings has been reclassified to cost of sales to conform to Horizon’s presentation.

C.	Royalty expense in Vidara’s historical statement of earnings has been reclassified to cost of sales to conform to Horizon’s presentation.

D.	Selling expenses in Vidara’s historical statement of earnings has been reclassified to sales and marketing to conform to Horizon’s presentation.

E.	Miscellaneous expense (income) in Vidara’s historical statement of earnings has been reclassified to other expense, net to conform to Horizon’s presentation.

181.

March 31, 2014

	Horizon	Vidara	Reclassification
Revenues:
Gross Sales	$92,248	$—	$26,942	5A
Sales discounts and allowances	(40,322)	—	(9,590)	5A

Net Sales	51,926	17,352	—
Cost of sales	7,619	858	849	5B
			3,037	5C
Operating Expenses:
Sales and marketing	$28,695	$—	$1,796	5D
General and administrative	11,192	3,126	52	5B

Selling Expenses	—	1,796	(1,796)	5D
Derpreciation and Amortization	—	1,371	(901)	5B
Royalty expense	—	3,037	(3,037)	5C
Other, net	(667)	—	(42)	5E
Miscellaneous expense	—	(42)	42	5E

A.	Gross sales and Sales discounts and allowances of Vidara have been separately presented in its historical statement of earnings to conform to Horizon’s presentation.

B.	Depreciation and amortization expense in Vidara’s historical statement of earnings has been reclassified to cost of sales to conform to Horizon’s presentation.

C.	Royalty expense in Vidara’s historical statement of earnings has been reclassified to cost of sales to conform to Horizon’s presentation.

D.	Selling expenses in Vidara’s historical statement of earnings has been reclassified to sales and marketing to conform to Horizon’s presentation.

E.	Miscellaneous expense (income) in Vidara’s historical statement of earnings has been reclassified to other expenses, net to conform to Horizon’s presentation.

6. Pro Forma Adjustments—Balance Sheet

A.	The Unaudited Pro Forma Balance Sheet reflects the elimination of Vidara’s historical Cash balance. Per the Merger Agreement, all Vidara related historical cash will be paid back to the historical shareholders as part of the purchase price after any unpaid Vidara indebtedness is retired at closing and any unpaid Vidara transaction expenses are paid at closing.

B.	As part of the Merger Agreement, Vidara’s long term debt (current and long-term portions) including its Parent loan will be paid off by Vidara at closing using Vidara related historical cash.

C.	Reflects the elimination of Vidara’s historical intangible assets.

D.	In connection with the Merger Agreement, Horizon entered into a Credit Agreement which provides a committed five-year $300 million term loan facility, the proceeds of which shall be used to effect the transactions contemplated by the Merger Agreement, to pay fees and expenses in connection therewith and for general corporate purposes. The Pro Forma adjustment reflects the new debt commitment of $300 million necessary to finance the purchase price as impacted by the deferred financing costs which will be charged to interest expense over the life of the loan. Please refer to letter 6I below for further discussion. Other loan transaction fees have been or will be incurred by Horizon relating to the acquisition of debt.

E.	The pro forma adjustments to stockholders’ equity represent the elimination of historical Vidara stockholders’ equity including the effect of the elimination of certain Merger transactions relating to the equity purchase (consideration) from Horizon.

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F.	Under the Merger Agreement, Vidara Holdings is entitled to receive cash in the amount of $200 million plus the cash of Vidara and its subsidiaries on the closing date, less any indebtedness of Vidara that Horizon pays at the closing and less Vidara’s unpaid transaction expenses as of the closing, plus or minus an adjustment to the extent that Vidara and its subsidiaries’ working capital is more or less than the target working capital of $123,000. The Pro Forma adjustment reflects the $199,539,949 of cash consideration and $266,788,500 in stock paid for the Acquisition. The cash consideration is based upon an agreed upon $200,000,000 price minus a working capital adjustment of $460,051, based on ending working capital at 3/31/14 adjusted for the target working capital of $123,000. Vidara Holdings will also receive the remaining cash balance of Vidara after repayment of its indebtedness and unpaid transaction expenses at closing.

a.	As part of the transaction, 31,350,000 ordinary shares of New Horizon that will be issued pursuant to reorganization in accordance with the Merger Agreement. The stock consideration is based on the total number of shares issued at an estimated stock price of $8.51 per share. Fair value of ordinary shares was estimated based on closing share price on August 4, 2014 of $8.51. A 10% increase to the Horizon share price would increase the purchase price by $26.68 million, and a 10% decrease in share price would decrease the purchase price by $26.68 million, both with a corresponding change to the bargain purchase gain. The actual purchase price will fluctuate until the effective time and the final valuation could differ significantly from the current estimate.

Cash Consideration Calculation:
• Agreed Upon Price	$200,000,000
• Less: Working Capital Adjustment	460,051

Net Cash Consideration:	$199,539,949

Stock Paid Calculation:
• Share Price as of 8/4/14	$8.51
• Number of Shares	31,350,000

Net Balance from Stock Paid:	$266,788,500

Stock Paid Sensitivity:
• Share Price as of 8/4/14	$8.51
• Share Price plus 10%	9.36
Number of Shares	31,350,000

Estimated Balance from Stock Paid assuming 10% Increase:	$293,467,350

Stock Paid Sensitivity:
• Share Price as of 8/4/14	$8.51
• Share Price less 10%	7.66
• Number of Shares	31,350,000

Estimated Balance from Stock Paid assuming 10% Decrease:	$240,109,650

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G.	The acquisition of Vidara will be accounted for as a business combination under the acquisition method of accounting pursuant to ASC 805 Business Combinations. The pro forma adjustments reflect the preliminary estimate of (i) the fair value of the consideration transferred with respect to the Transactions and (ii) the preliminary estimate of the fair value of identifiable assets acquired and liabilities assumed. The assignment of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of the assets acquired, including the fair values of the acquired intangible assets, and the liabilities assumed as of the acquisition date. As such, the following preliminary purchase price allocation is subject to adjustment and such adjustments may be material (in thousands):

Cash consideration paid	$199,540
Share consideration	266,788

Total Purchase Price to be allocated	$466,328

Estimated fair value of assets acquired:
Assumed Liabilities	$46,545
Accounts Receivable	(11,097)
Inventory	(34,167)
Deferred Tax Assets	(22)
Prepaid Expenses	(308)
Depreciable fixed assets and other assets	(374)
Customer relationships	(9,900)
Deferred tax liabilities	6,271
Developed technology	(596,900)

Bargain Purchase Gain	$(133,624)

The preliminary bargain purchase gain results from the estimated fair value of Vidara’s identifiable net assets acquired exceeding the estimated purchase price. The preliminary bargain purchase gain will be adjusted based upon the final accounting as of the effective date of the merger. The preliminary bargain purchase gain has been reflected in the unaudited pro forma combined balance sheet as an adjustment to retained earnings. However, the bargain purchase gain has not been reflected in the unaudited pro forma combined statements of operations as it is a non-recurring item that is directly related to the Transaction. In accordance with ASC 805, the bargain purchase gain of $133.6 million will be recognized as of the acquisition date.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair-value measurements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. The fair value of identifiable intangible assets (Developed Technology) is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

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H.	Represents the estimated fair value adjustment to step-up inventory to fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods inventories. Horizon will reflect the fair value of Vidara’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma combined financial statements is assumed to occur within the first year, after acquisition. As there is no continuing impact of the inventory step-up on Horizon’s results, the increased value is not included in the unaudited pro forma combined statement of operations.

I.	Reflects deferred financing costs related to the $300 million debt acquired in order to finance the purchase price. Deferred financing costs include bank fees, financial advisory, legal, and other professional fees. These fees also include a ticking fee of 4% to be incurred from the commitment date through the closing date of the transaction and an upfront fee of 1% of the aggregate amount of loans actually borrowed under the Term Loan Facility. These costs are deferred and recognized over the term of the debt agreement using the straight-line method. The deferred financing costs related to the debt are $15.47 million.

J.	Reflects the Horizon transaction costs expected to be incurred in excess of those already paid of $29.9 million. This includes a reduction to the accrued expense account of $3.3 million for accruals made historically for transaction costs which are now being reflected as paid as part of the pro forma adjustment. The offset of $26.6 million is reflected as a reduction of retained earnings.

K.	At the closing of the acquisition, Horizon recorded a $31.5 million contingent liability for royalties potentially payable under previously agreed upon royalty and licensing agreements with 3rd parties. The initial fair value of this liability was determined using a discounted cash flow analysis incorporating the estimated future cash flows of royalty payments based on future sales. The liability will be periodically assessed based on events and circumstances related to the underlying milestones, and any change will be recorded in Horizon’s consolidated statement of operations. The carrying amount of the liability may fluctuate significantly and actual amounts paid to both Genentech and Connectics may be materially different from the carrying value of the liability.

L.	Represents the deferred tax impacts associated with the incremental differences in book and tax bases created from the preliminary application of acquisition accounting, primarily related to the estimated fair value adjustments for acquired inventory and customer relationships. Deferred taxes were established based on blended statutory tax rate of approximately 1% based on jurisdictions where these assets reside. This also includes an ASC 740 reserve associated with the transaction.

The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income.

M.	Due to the acquisition, Horizon is releasing a valuation allowance of $6.1 million from its deferred tax assets. Horizon will continue to monitor the need for valuation allowances.

N.	On June 17, 2014, Horizon entered into a Credit Agreement for a $300 million Term Loan Facility with CitiBank N.A. Previously Horizon had entered into a commitment letter, referred to as “the “commitment letter” with Deerfield Management Company, L.P. and certain funds managed by Deerfield where funds had been committed to provide up to $250.0 million of senior secured loans to finance the Merger. Horizon recorded a commitment fee of $5 million related to these senior loans. (Less prior amortization of $0.7 million). As a result of the execution of the Credit Agreement, Horizon will not exercise its right to extend the commitment letter with Deerfield and $4.3 million of unamortized commitment fees paid to Deerfield will be adjusted in the current period.

7. Vidara—Pro Forma Adjustments—Income Statement

A.	Reflects the payment of Vidara transaction costs related to the Merger of $1.1 million in 2013 and $1.2 million in the first three months of 2014. This adjustment also reflects the payment of Horizon

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transaction costs related to the Acquisition of $4.0 million in the first three months of 2014, which includes, among other items noted below, the amortization of commitment fees paid in conjunction with the bridge loan as discussed in adjustment 6N above. Horizon did not incur any transaction costs in the calendar year ended December 31, 2013. The impact of transaction costs already incurred has not been reflected in the unaudited pro forma combined statement of earnings since these costs are expected to be nonrecurring in nature. These charges include financial advisory fees, legal, accounting, other professional fees directly related to the Transactions.

B.	Reflects the fair value of identifiable intangible assets and related amortization expense adjustments, as follows (in thousands):

			Pro forma amortization expense (in 000’s)
	Fair value	Remaining useful life	For the three months ended March 31, 2014	For the twelve months ended December 31, 2013
Customer relationships	$9,900	10 years	$248	$990
Developed technology	596,900	15 years	9,948	39,793

Total	$606,800		$10,196	$40,783

Historical amortization Expense			(849)	(3,521)

Increase to pro forma amortization expense			$9,347	$37,262

C.	This Pro Forma adjustment reflects the interest rate on new debt of $300.0 million which is at a rate equal to either the LIBOR rate, plus an applicable margin of 8.00% per annum (subject to a 1.00% LIBOR floor), or the prime lending rate, plus an applicable margin equal to 7.00% per annum. This adjustment also includes the amortization of deferred financing costs. Deferred financing costs include bank fees, ticking fees, financial advisory, legal, and other professional fees. These costs are deferred and recognized over the term of the debt agreement using the straight-line method. The annual and quarterly impact on interest expense related to the debt is $30.1 million and $7.5 million, respectively as noted by the Pro Forma adjustment.

a.	Loans drawn under the facility will accrue interest at a rate equal to either the LIBOR rate, plus an applicable margin of 8.00% per annum (subject to a 1.00% LIBOR floor), or the prime lending rate, plus an applicable margin equal to 7.00% per annum., and mature in five years. The interest rate used for purposes of preparing the accompanying unaudited pro forma combined financial statements was 9%, which was derived by utilizing the 8.00% annum plus the 1.00% LIBOR rate, and may be considerably different than the actual interest rates incurred based on market conditions at the time of the refinancing. If the interest rate on the Company’s new borrowings were to increase or decrease by 1/8 of a percent, the Company’s annual pro forma net income would increase or decrease by $0.4 million.

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D.	The Pro Forma adjustment reflects the elimination of interest payments and amortization of deferred financing costs related to Vidara’s long-term debt (current and long-term portions) and intercompany debt related to the Parent loan. Per the Merger Agreement, these balances will not transfer to the NewCo and will be retained by Vidara. The extinguishment of this debt is due to the change in control and as such a pro forma adjustment was made to remove this charge as it is directly related to the Transaction and is non-recurring. Giving effect to the adjusted historical debt of Vidara’s long term debt and subordinated debt, with an interest rate of 7.50% and 12% respectively, the interest expense including amortization of the debt issuance costs for the year ended December 31, 2013 have been adjusted as noted below:

	For the year ended December 31, 2013		For the three months ended March 31, 2014
Description of Debt	Interest Expense	Amortization of Deferred Financing Costs	Interest Expense	Amortization of Deferred Financing Costs
• Long Term Debt (Interest Rate: 7.5%)	$980,024	$—	$24,394	$—
• Long Term Debt (Amortization Period: 5 Years)	—	736,514	—	460,898
• Subordinated Debt (Interest Rate: 12%)	793,525	—	198,771	—
• Subordinated Debt (Amortization Period: 6 Years)	—	34,066	—	8,657
Parent Company Loan	181,141	—	45,285	—

Total Interest and Amortization Expense	$1,954,690	$770,580	$268,450	$469,555

E.	Represents the income tax benefit associated with the non-recurring charges removed from the pro forma statement of income, using a combined federal and state statutory tax rate of 0%. The tax effect of the transaction related costs in the transition period was a blended rate of 0% due to the non-deductibility of certain costs. The tax effect of the incremental amortization expense of Vidara’s customer-related intangible assets and the amortization of the developed technology step up to estimated fair value was based on a blended statutory tax rate of approximately 1% based on jurisdictions where these assets reside. Horizon has assumed a 0% tax rate when estimating the tax impacts of the additional expense on incremental debt to finance the merger because the debt is an obligation of a U.S. entity and taxed at the estimated combined effective U.S. federal statutory and state rate, however, the entity has a full valuation allowance. Horizon has assumed a 1.5% tax rate expense when estimating the tax impacts on the intercompany debt obligation due Horizon Luxembourg from Horizon US. Horizon has assumed that any intercompany interest expense which is nondeductible under Code Section 163(j) would be a timing matter and would be deductible in future years based on future earnings.

F.	Represents the removal of other income related to the re-measurement of an unfavorable supply contract recognized by Vidara subsequent to the ACTIMMUNE transaction. As part of the Merger, the supply contract acquired was recognized at fair value in accordance with ASC Topic 805, and was determined to be at market, resulting in no asset or liability recognition at March 31, 2014 and no income statement impact for the year ended December 31, 2013 and quarter ended March 31, 2014.

8. Legacy AZ Vimovo—Pro Forma Adjustments—Income Statement

A.	The presentation of product revenues net of sales discounts as one sales figure is consistent with AstraZeneca LP’s historical external reporting. Horizon has performed a review of VIMOVO accounting policies and has determined that there are no material differences in policies require adjustment or reclassification of VIMOVO’s results of operations or assets/liabilities to conform to Horizon’s policies/classifications.

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B.	Represents amortization of acquired VIMOVO intellectual property of $11.8 million calculated at $67.7 million of acquired intellectual property amortized straight line over the 61.5 month estimated useful life of the intellectual property life for approximately ten and one half months from January 1, 2013 through November 21, 2013, offset by $1.4 million of actual intellectual property amortization recorded by AstraZeneca. The amortization of VIMOVO intellectual property for the period November 22, 2013 through December 31, 2013 is already included in Horizon’s 2013 results presented.

C.	Represents ten and one half months of net interest expense totaling $15.0 million associated with the convertible debt issued November 22, 2013 and related amortization of debt discount and deferred financing expenses, offset by $11.0 million of interest, debt discount and deferred financing charges and a $26.4 million one-time, non-recurring expense related to the extinguishment loss associated with the senior secured loan extinguished on November 22, 2013.

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COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth selected historical per share information of Horizon and Vidara and unaudited pro forma combined and Vidara per share information as of and for the three months ended March 31, 2014 and as of and for the year ended December 31, 2013 after giving effect to the proposed acquisition (for accounting purposes) of Vidara by Horizon under the acquisition method of accounting, based on the total acquisition consideration (which for these purposes consists of the New Horizon ordinary shares to be held by Vidara Holdings, the sole historic Vidara shareholder prior to the reorganization, immediately following the completion of the Merger ) of New Horizon ordinary shares with the estimated fair value of $266.8 million (based on the closing share price on August 4, 2014 of $8.51) and representing approximately 24% of ordinary shares of New Horizon, on a fully diluted basis immediately following the closing of the Merger.

The pro forma shares assume that the Vidara Holdings, the sole historic Vidara shareholder prior to the reorganization, will hold 31,350,000 New Horizon ordinary shares immediately following the closing of the Merger. At the effective time of the Merger, all of the outstanding shares of common stock of Horizon will be converted on a one for one basis into ordinary shares of New Horizon. The acquisition method of accounting is based on Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. The pro forma adjustments reflect the assets and liabilities of Vidara at their preliminary estimated fair values. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

In accordance with the requirements of the SEC, the unaudited pro forma combined and unaudited pro forma Vidara equivalent information gives effect to the Merger as if it had been effective on January 1, 2013 in the case of income per share data, and December 31, 2013 or March 31, 2014 in the case of book value per share data. You should read this information in conjunction with the selected historical financial information and the historical financial statements of Vidara and related notes included elsewhere in this proxy statement/prospectus, and the historical financial statements of Horizon and related notes that have been filed with the SEC, which are incorporated by reference in this proxy statement/prospectus. See “Selected Historical Financial Data of Vidara”, “Index to Combined Financial Statements of Vidara Therapeutics International Limited and Subsidiaries and Vidara Therapeutics Inc.” The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included in this proxy statement/prospectus. See “Unaudited Pro Forma Combined Financial Data”. The historical per share information of Horizon and Vidara below is derived from audited financial statements as of and for the year ended December 31, 2013 and unaudited financial statements as of and for the three months ended March 31, 2014.

(in millions, except per share data)	Pro Forma Three Months Ended March 31, 2014	Pro Forma Year Ended December 31, 2013
Pro forma net loss	$(210.6)	$(172.7)

Basic and diluted weighted average shares outstanding of Horizon Pharma—historical	67.1	63.7
New Horizon shares held by Vidara Holdings	31.3	31.3

Pro forma New Horizon basic and diluted weighted average shares outstanding	98.4	95.0
Pro forma New Horizon basic and diluted loss per share	$(2.14)	$(1.82)
Pro forma New Horizon book value per share(1)	$1.49	N/A
Pro forma cash dividends declared per common share	N/A	N/A

(1)	The book value per share is computed by dividing pro forma total stockholders’ equity of New Horizon by the pro forma New Horizon weighted average shares outstanding.

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THE BUSINESS OF HORIZON

The information required by this item is incorporated by reference to Item 1 of the Horizon Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 13, 2014.

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THE BUSINESS OF VIDARA

The following discussion contains forward-looking statements. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” and elsewhere in this proxy statement/prospectus. See also “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Vidara is a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat inherited disorders and rare diseases. Currently, Vidara’s only commercial product and source of revenue is ACTIMMUNE® (interferon gamma-1b), an injectable biologic drug prescribed for the management of two rare disorders:

•	Chronic granulomatous disease (“CGD”): CGD is a life-threatening congenital disorder of leukocyte cell function caused by defects in the enzyme complex responsible for phagocyte superoxide generation. CGD causes patients, primarily children, to be vulnerable to severe, recurrent bacterial and fungal infections resulting in frequent and prolonged hospitalizations and commonly death.

•	Severe, malignant osteopetrosis (“SMO”): SMO is a life-threatening, congenital disorder that primarily affects children. This disease is caused by defects in one or more genes involved in the formation, development, and function of osteoclast cells and by deficient phagocyte oxidative metabolism. SMO results in increased susceptibility to infections and bone overgrowth that can lead to blindness and/or deafness.

ACTIMMUNE is the only drug currently approved by the U.S. Food and Drug Administration (“FDA”) for the treatment for CGD and SMO in the United States. In 1990, ACTIMMUNE was approved by the FDA for reducing the frequency and severity of serious infections associated with CGD. In 2000, ACTIMMUNE was approved by the FDA for delaying the time to disease progression of SMO. Based on its market research, Vidara estimates that there are currently between 900 and 1,600 CGD patients, and between 85 and 215 SMO patients living in the United States.

ACTIMMUNE is a patented proprietary biological drug, which contains recombinant interferon gamma-1b, a biologic response modifier. It is a single-chain polypeptide comprising 140 amino acids produced by the fermentation of genetically engineered Escherichia coli bacterium containing the DNA that encodes the human form of interferon gamma-1b protein.

Vidara acquired ACTIMMUNE from InterMune Inc. (“InterMune”) on June 19, 2012. Vidara’s total net sales were $58.9 million for the year ended December 31, 2013, which was the first full calendar year for which it recorded sales of ACTIMMUNE. For the year ended December 31, 2012, Vidara recorded net sales of $30.3 million, representing its sales of ACTIMMUNE since June 19, 2012, the date it acquired ACTIMMUNE. These results compare with reported net sales for ACTIMMUNE by InterMune of $7.0 million for the period January 1, 2012 through June 18, 2012 and $20.2 million for the year ended December 31, 2011. Vidara’s net income for the years ended December 31, 2013 and 2012, was $28.8 million and $16.4 million, respectively.

History of Vidara and Acquisition and Growth of ACTIMMUNE

Vidara was formed on December 20, 2011 as an Irish registered, private limited company resident and managed in Bermuda. On February 2, 2012, Vidara acquired AGI Therapeutics plc. (“AGI”), an Irish public limited company (since renamed AGI Therapeutics Limited). AGI was focused on the development and commercialization of differentiated specialty drug products to treat unmet medical needs, including conditions which qualify for orphan drug status. Since its acquisition of AGI, Vidara has managed AGI’s operations from its headquarters in Dublin, Ireland.

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ACTIMMUNE was originally developed by Genentech Inc. (“Genentech”), which subsequently licensed the commercial rights to ACTIMMUNE for the United States, Canada and Japan to InterMune. On June 19, 2012, Vidara acquired the ACTIMMUNE product line from InterMune along with related rights and licenses thereto, including InterMune’s patents and know-how for interferon gamma-1b, InterMune’s Biologics License Application (“BLA”) for ACTIMMUNE in the United States, and the licenses from Genentech to its patents, know-how and other intellectual property to use, sell and manufacture interferon gamma-1b in the United States, Canada and Japan, as well as the exclusive rights to Genentech’s ACTIMMUNE trademark in the United States. The rights granted to interferon gamma-1b under the Genentech license agreement are for the treatment or prevention of any human disease or condition with the exception of any cardiac, cardiovascular or arthritic disease or condition. Subject to certain conditions and limitations in the Genentech license agreement, Vidara’s license is exclusive, perpetual and irrevocable. In addition, Vidara was assigned all of InterMune’s rights and obligations under its Development and Marketing Agreement with Boehringer Ingelheim International GmbH, which allows Vidara to register, import, distribute and sell interferon gamma-1b in certain markets in Latin America, Asia, Africa and Eastern Europe. Furthermore, Vidara was also assigned all of InterMune’s rights and obligations under an assignment agreement with InterMune’s parent company predecessor, Connetics Corporation (which is now part of GlaxoSmithkline, “Connetics”).

Vidara currently markets and distributes ACTIMMUNE only in the United States and it has not sought regulatory approval to market and sell ACTIMMUNE in any other markets. However, Vidara does supply ACTIMMUNE to patients in Canada, if so requested by way of a prescription from their treating physicians, through Health Canada’s Special Access Program, which provides access to non-marketed drugs in Canada for practitioners treating patients with serious or life-threatening conditions when conventional therapies have failed, are unsuitable or are unavailable. Sales in Canada are not material. Vidara has otherwise not registered or sold ACTIMMUNE in any other territories for which it currently holds commercial rights.

Under the terms of the acquisition agreement, Vidara paid InterMune an initial purchase price of $55.0 million at closing, with a further obligation to pay InterMune up to $2.0 million in royalties on Vidara’s net sales for each of the two twelve month periods following the closing of the transaction, bringing the total purchase price to a potential $59.0 million, of which $58.0 million had been paid as of March 31, 2014 and the remaining $1.0 million is expected to be paid in full by the closing of the Merger.

Under the terms of the license agreement with Genentech, Vidara has paid and will continue to pay royalties to Genentech on its net sales of ACTIMMUNE as follows:

•	For the period through November 25, 2014, Vidara pays a royalty of 45% of the first $3.7 million in net sales achieved in a calendar year, and 10% on all additional net sales in that year;

•	For the period from November 25, 2014 through May 5, 2018, the royalty payments are reduced to a 20-30% range for the first tier in net sales and in the 1-9% range for the second tier; and

•	From May 5, 2018 and for so long as Vidara continues to commercially sell ACTIMMUNE, Vidara will pay an annual royalty ranging in the low single digits as a percentage of net sales.

Either Vidara or Genentech may terminate the agreement if the other party becomes bankrupt or defaults, however, in the case of a default, the defaulting party has 30 days to cure the default before the license agreement may be terminated.

Under the terms of the Connetics agreement, Vidara has paid and will continue to pay royalties to Connetics on Vidara’s net sales of ACTIMMUNE as follows:

•	One-quarter of one percent (0.25%) of net sales of ACTIMMUNE, rising to one-half of one percent (0.5%) once cumulative net sales of ACTIMMUNE in the United States surpass $1.0 billion; and

•	in the event Vidara develops and receives approval for ACTIMMUNE in the indication of scleroderma, it will pay a royalty of 4% on all net sales of ACTIMMUNE recorded for use in that indication.

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Vidara also has rights under a Development and Marketing Agreement with Boehringer Ingelheim International GmbH that would require Vidara to pay royalties on net sales in certain applicable markets in Latin America, Asia, Africa and Eastern Europe if Vidara elects to commercialize ACTIMMUNE in those territories. To date, Vidara has not pursued regulatory or other approvals or commercialized ACTIMMUNE in those territories.

Sales and Marketing

Vidara estimates, based on its market research, that the indications of CGD and SMO combined represent a total patient population in the United States of approximately 1,800. Due to the rare and serious nature of these diseases, patients are more typically treated by specialist physicians based in larger urban teaching hospitals and research centers. As a result, Vidara has established a specialty sales force that focuses on marketing to a limited number of healthcare practitioners who specialize in fields such as pediatric immunology, allergy, infectious diseases and hematology/oncology to help them understand the potential benefits of ACTIMMUNE for their patients with CGD and SMO. Vidara’s sales team is comprised of six clinical science associates, supported by a National Sales Director, a Vice President of Sales & Marketing, a Director of Sales Operations and a Sales Operations Analyst. In addition, two medical sciences liaisons provide additional education and information to healthcare practitioners to further their understanding of ACTIMMUNE. Vidara also employs third party vendors, such as advertising agencies, market research firms and suppliers of marketing and other sales support related services to assist with commercial activities.

Customers and Distribution

ACTIMMUNE is a low-volume, specialty pharmaceutical product. Typically, patients obtain ACTIMMUNE directly from specialty pharmacies after receiving a prescription and after arranging for third party reimbursement (government or commercial insurance)—most often after satisfying a prior authorization requirement imposed by their insurance carrier or a third-party administrator for a government healthcare program. Alternatively, eligible patients who are uninsured or under-insured may receive ACTIMMUNE through a Vidara-sponsored patient assistance program. Vidara does not generate any revenue or net sales from the vials provided through its sponsored patient assistance programs.

While the ultimate end-users of ACTIMMUNE are the individual patients to whom it is prescribed by physicians, in the United States Vidara sells ACTIMMUNE directly to a limited number of specialty distributors and pharmacy companies, including Accredo Health Group Inc., CuraScript Specialty Distribution, Walgreens, Caremark LLC and McKesson Corporation. Vidara has standard agreements with these customers, which include discounts from its list price and various other rebate arrangements. Cardinal Health 105 Inc. (“Cardinal Health”) is Vidara’s exclusive third party logistics provider in the United States, provides warehousing, storage, processing of orders from Vidara’s specialty distributors and shipping of product to its specialty distributors in the United States. Under the terms of its agreement with Cardinal Health, Vidara pays Cardinal Health fixed monthly service fees along with variable fees that are tied to the amount of product processed by Cardinal Health on behalf of Vidara. The initial term of the agreement with Cardinal Health expires on September 4, 2015 and automatically renews for consecutive one year terms unless one party provides the other with 180 days’ prior written notice of termination. Additionally, prior to the end of the initial term, each party has the right to terminate the agreement by giving the other party 180 days written notice, provided that if the agreement is terminated by Vidara without cause or by Cardinal Health with cause, Vidara is required to pay Cardinal Health a termination fee. Each party also has the right to terminate the agreement if the other party materially breaches any of the provisions of the agreement, however the breaching party has 30 days to cure such breach before the agreement may be terminated. Vidara also uses a third party logistics provider, Almac Group Limited, in Northern Ireland to warehouse and store ACTIMMUNE following manufacture, and to ship product to the United States as Vidara deems necessary for effective management of inventory and commercial supply. Vidara also supplies ACTIMMUNE to patients in Canada, if so requested by way of a prescription from their treating physicians, through Health Canada’s Special Access Program, which provides access to non-marketed drugs in

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Canada for practitioners treating patients with serious or life-threatening conditions when conventional therapies have failed, are unsuitable or are unavailable.

Competition

The pharmaceutical and biotechnology industries are intensely competitive and subject to rapid and significant technological change. Competition is based to a significant degree on technological and scientific factors, including the availability of patent and other protection of products, product candidates, processes and other technologies, the ability to develop and commercialize products, the ability to obtain governmental approval for testing, manufacturing and marketing of products, and the ability to enter into licensing and similar arrangements to facilitate the development, marketing and distribution of products and meet other business objectives.

There are currently no products and treatments on the market that compete directly with ACTIMMUNE, although there are additional or alternative approaches used to treat patients with CGD and SMO. The current clinical standard of care to treat CGD patients in the United States is the use of concomitant “triple prophylactic therapy” comprising ACTIMMUNE, an oral antibiotic agent and an oral antifungal agent, however physicians may choose to use one or both of the other modalities in the absence of ACTIMMUNE. Because of the more immediate and life-threatening nature of SMO, the current goal of treatment is often to have the patient undergo a bone marrow transplant which, if successful, will likely obviate the need for further use of ACTIMMUNE in that patient. Vidara is aware of a number of research programs investigating the potential of gene therapy as a possible cure for CGD. Additionally, other companies may be pursuing the development of pharmaceuticals and products that target the same diseases and conditions which ACTIMMUNE is currently approved to treat or which Vidara may seek to add to the label of approved indications for ACTIMMUNE.

Many of Vidara’s competitors are larger than it is and have substantially greater financial, marketing and technical resources than Vidara has. Other smaller companies may also prove to be significant competitors, sometimes through collaborative arrangements with large and established companies. If any of Vidara’s present or future competitors develop new products that are superior to ACTIMMUNE, Vidara’s financial performance may be materially and adversely affected.

Manufacturing

ACTIMMUNE, interferon gamma-1b, is a recombinant protein that is produced by fermentation of a genetically engineered Escherichia coli bacterium containing the DNA which encodes for the human protein. Purification of the active drug substance is achieved by conventional column chromatography. The resulting active drug substance is then formulated as a highly purified sterile solution and filled in a single-use vial for subcutaneous injection, which is the ACTIMMUNE finished drug product. In support of its manufacturing process, Vidara and Boehringer Ingelheim store multiple vials of the Escherichia coli bacterium master cell bank and working cell bank in order to ensure that it will have adequate backup should any cell bank be lost in a catastrophic event.

Vidara has an exclusive supply agreement with Boehringer Ingelheim RCV GmbH & Co KG (“Boehringer Ingelheim”) to manufacture the active drug substance and commercial quantities of ACTIMMUNE finished drug product. Boehringer Ingelheim manufactures the active drug substance at its production facility in Vienna, Austria, and the finished drug product at its facility in Biberach am Riss, Germany. Boehringer Ingelheim also provides Vidara with quality assurance testing for ACTIMMUNE. Boehringer Ingelheim is Vidara’s sole source supplier for ACTIMMUNE active drug substance and finished drug product. The processes used to manufacture and test ACTIMMUNE are complex and subject to FDA inspection and approval. The ACTIMMUNE active drug substance has a shelf life of 36 months from the date of manufacture and the ACTIMMUNE finished drug product has a shelf life of 36 months from the date of filling of the single-use vial.

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Boehringer Ingelheim had historically manufactured ACTIMMUNE under a supply agreement with InterMune, which agreement was assigned to Vidara in its transaction to acquire ACTIMMUNE from InterMune in June 2012. During the year ended December 31, 2013, Vidara entered into a new exclusive supply agreement with Boehringer Ingelheim which has a term that runs until July 31, 2020 and which can be further renewed by agreement between the parties. Under the terms of this agreement, Vidara is required to purchase minimum quantities of finished drug product of 75,000 vials per annum. Boehringer Ingelheim manufactures Vidara’s commercial requirements of ACTIMMUNE on an annual basis, and based on Vidara’s forecasts and the annual contractual minimum purchase quantity. Boehringer Ingelheim also manufactures interferon gamma-1b for commercial sale by its own commercial organization for use in those markets and territories for which it holds a license from Genentech, where it sells the product under its trademarks Imukin® and Imukine®.

Vidara’s dependence upon Boehringer Ingelheim, as the sole manufacturer of ACTIMMUNE subjects Vidara to the risk that Boehringer Ingelheim may not be able to continue to meet Vidara’s requirements for quality, quantity and timeliness, or may not be able to meet all of the FDA’s current good manufacturing practice (“cGMP”) requirements. While Vidara does not have substitute suppliers for ACTIMMUNE active drug substance or finished drug product, it strives to plan appropriately and maintain safety stocks of product to cover unforeseen events at manufacturing sites.

Research and Development

Vidara’s research and development for ACTIMMUNE is focused on: (i) the development and evaluation of new and improved dosage forms and delivery systems to provide enhanced patient convenience in the use of ACTIMMUNE for its FDA-approved indications; (ii) the investigation of other potential uses of ACTIMMUNE for indications not currently approved by the FDA and (iii) the expansion of its understanding of how ACTIMMUNE works in the human body, as the exact mechanism by which ACTIMMUNE treats CGD and SMO is currently unknown. Vidara directs research and development from its headquarters based in Dublin, Ireland by establishing agreements and contracts with third party providers and academic institutions.

Vidara has recently completed a flu-like symptoms (“FLS”) Phase I study in healthy human volunteers to evaluate the effect of a two-week titration regimen of ACTIMMUNE during the initial three weeks of therapy on the severity of FLS, a common side-effect associated with initiation of ACTIMMUNE therapy in patients.

Vidara is currently conducting a number of development programs to assess new and improved dosage forms and delivery systems for ACTIMMUNE.

Vidara also provides educational grants to support independent academic research such as investigator initiated studies.

During the years ended December 31, 2013 and 2012, Vidara spent $4.3 million and $0.7 million, respectively, on research and development activities.

The expenditures that will be necessary to execute Vidara’s development plans are subject to numerous uncertainties, which may affect its research and development expenditures and capital resources. For instance, in the event Vidara was to undertake further clinical trials, the duration and the cost of these clinical trials may vary significantly depending on a variety of factors including a trial’s protocol, the number of patients in the trial, the duration of patient follow-up, the number of clinical sites in the trial, and the length of time required to enroll suitable patients or subjects. Even if earlier results are positive, Vidara may obtain different results in later stages of development, including failure to show the desired safety or efficacy, which could impact its development expenditures for a particular indication, affect FDA approval of the indication in the label, and/or affect its sales of ACTIMMUNE for existing commercialized indications. Although Vidara spends a considerable amount of time planning its development activities, Vidara may be required to deviate from its plan based on new circumstances or events or its assessment from time to time of a particular indication’s market potential, other

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product opportunities and its corporate priorities. Any deviation from its plan may require Vidara to incur higher or lower levels of expenditures or accelerate or delay the timing of its development spending. Furthermore, as it obtains results from trials and reviews the path toward regulatory approval, Vidara may elect to discontinue development of certain indications or product candidates, in order to focus its resources on more promising indications or candidates. As a result, Vidara is unable to reliably estimate the amount or range of the cost and timing to complete its product development programs and each future product development program.

Vidara has plans to assess other potential indications and studies of ACTIMMUNE, and pending the outcome of the assessment may choose to fund some of such studies.

Government Regulation

FDA Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act (the “FDC Act”) and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Biological products used for the prevention, treatment, or cure of a disease or condition of a human being are subject to regulation under the FDC Act, except the section of the FDC Act which governs the approval of new drug applications (“NDAs”). Biological products are approved for marketing under provisions of the Public Health Service Act (“PHSA”) via a Biologics License Application (“BLA”). However, the application process and requirements for approval of BLAs are very similar to those for NDAs, and biologics are associated with similar approval risks as drugs. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs or BLAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

Pharmaceutical product development for a new product or certain changes to an approved product in the United States typically involves preclinical laboratory and animal tests, the submission to the FDA of an investigational new drug application (“IND”), which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin.

Clinical trials involve the administration of the investigational new drug or biologic to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with good clinical practice (“GCP”), an international standard meant to protect the rights and health of human subjects and to define the roles of clinical trial sponsors, administrators, and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol involving testing on human subjects and subsequent protocol amendments must be submitted to the FDA as part of the IND.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial subjects. The study protocol and informed consent information for subjects in clinical trials must also be submitted to an institutional review board (“IRB”)

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for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

After completion of the required clinical testing, an NDA or BLA is prepared and submitted to the FDA. FDA approval of the NDA or BLA is required before marketing of the product may begin in the United States. The NDA or BLA must include the results of all preclinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA or BLA is substantial. The submission of most NDAs and BLAs is additionally subject to a substantial application user fee, currently exceeding $2,169,000, and the manufacturer and/or sponsor under an approved new drug application are also subject to annual product and establishment user fees, currently exceeding $104,000 per product and $554,000 per establishment. These fees are typically increased annually.

The FDA has agreed to certain performance goals in the review of NDAs and BLAs. Most such applications for standard review drug or biologic products are reviewed within ten to twelve months; most applications for priority review drugs or biologics are reviewed in six to eight months. Priority review can be applied to drugs or biologics that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. For biologics, priority review is further limited only to products intended to treat a serious or life-threatening disease relative to the currently approved products. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission.

Before approving an NDA or BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. FDA will not approve the product unless compliance with cGMP is satisfactory and the NDA or BLA contains data that provide evidence that the drug or biologic is safe and effective in the indication studied.

After the FDA evaluates the NDA or BLA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA or BLA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included.

An approval letter authorizes commercial marketing of the drug or biologic with specific prescribing information for specific indications. Product approval may require substantial post-approval testing and surveillance to monitor the product’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or BLA or NDA or BLA supplement before the change can be implemented. An NDA or BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA or BLA supplements as it does in reviewing NDAs or BLAs.

Post-Approval Requirements

Once an NDA or BLA is approved, a product such as ACTIMMUNE will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs and biologics, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs and biologics may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.

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Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA or BLA. The FDA also may require post-marketing testing, known as Phase 4 testing, a risk evaluation and mitigation strategy (“REMS”) and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. The FDA is not currently imposing any Phase 4 testing requirements or other restrictions on the distribution of ACTIMMUNE. In addition, quality control, drug manufacture, packaging, and labeling procedures must continue to conform to cGMPs after approval. Drug and biologic manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

Orphan Drugs

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs or biologics intended to treat a rare disease or condition—generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the generic identity of the drug or biologic and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA or BLA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug or biologic for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA or BLA application user fee. There is no unexpired orphan drug market exclusivity for ACTIMMUNE. In the event ACTIMMUNE is developed and approved for other rare diseases or conditions in the future, it may be eligible for orphan designation and market exclusivity for such diseases or conditions.

Pediatric Information

Under the Pediatric Research Equity Act (“PREA”), NDAs or BLAs or supplements to NDAs or BLAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant full or partial waivers, or deferrals, for submission of data. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.

Additional Controls for Biologics

To help reduce the increased risk of the introduction of adventitious agents, the PHSA emphasizes the importance of manufacturing controls for products whose attributes cannot be precisely defined. The PHSA also provides authority to the FDA to immediately suspend licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases in the United States and between states.

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After a BLA is approved, the product may also be subject to official lot release as a condition of approval. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. ACTIMMUNE is not subject to such official release by the FDA. The FDA may also perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products. As with drugs, after approval of biologics, manufacturers must address any safety issues that arise, are subject to recalls or a halt in manufacturing, and are subject to periodic inspection after approval.

Biosimilars

The Biologics Price Competition and Innovation Act of 2009 (“BPCIA”) creates an abbreviated approval pathway for biological products shown to be highly similar to or interchangeable with an FDA-licensed reference biological product. Biosimilarity sufficient to reference a prior FDA-approved product requires that there be no differences in conditions of use, route of administration, dosage form, and strength, and no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency. Biosimilarity must be shown through analytical studies, animal studies, and at least one clinical study, absent a waiver by the Secretary. A biosimilar product may be deemed interchangeable with a prior approved product if it meets the higher hurdle of demonstrating that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. To date, no biosimilar or interchangeable products have been approved under the BPCIA. Complexities associated with the larger, and often more complex, structures of biological products, as well as the process by which such products are manufactured, pose significant hurdles to implementation which are still being evaluated by the FDA.

A reference biologic is granted twelve years of exclusivity from the time of first licensure of the reference product, and no application for a biosimilar can be submitted for four years from the date of licensure of the reference product. ACTIMMUNE’s period of biologics exclusivity has expired. The first biologic product submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against a finding of interchangeability for other biologics for the same condition of use for the lesser of (i) one year after first commercial marketing of the first interchangeable biosimilar, (ii) eighteen months after the first interchangeable biosimilar is approved if there is no patent challenge, (iii) eighteen months after resolution of a lawsuit over the patents of the reference biologic in favor of the first interchangeable biosimilar applicant, or (iv) 42 months after the first interchangeable biosimilar’s application has been approved if a patent lawsuit is ongoing within the 42-month period.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA-regulated products, including drugs, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed until the new product or new indication being studied has been approved. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Reimbursement

Sales of ACTIMMUNE depend in significant part on the coverage and reimbursement policies of third party payers, including government payers such as Medicare and Medicaid, and private health insurers. Through its

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COMPASS™ (Comprehensive Personalized Patient Prescription Advocacy & Support Services) Program, Vidara provides administrative support to patients to assist them in dealing with their insurance companies. All third party payers are sensitive to the cost of drugs, have taken efforts to control those costs, and presumably will continue to do so in the future. ACTIMMUNE will likely continue to be subject to payer-driven restrictions.

Compliance

Vidara has an active compliance program led by its Chief Compliance Officer who reports directly to the President of Vidara and to its Board of Directors. Vidara’s compliance program is based on the Office of Inspector General’s guidance relating to the following elements of an effective compliance program: (i) written policies and procedures, (ii) compliance officer and compliance committee, (iii) effective training, (iv) effective lines of communication, (v) monitoring and auditing, (vi) enforcement and disciplinary guidelines and (vii) corrective action processes.

Patents and Proprietary Rights

Vidara actively seeks to patent, or to obtain licenses to or to acquire third party patents, to protect its products, inventions and improvements that it considers important to the development of its business. Vidara owns a portfolio of U.S. and Canadian patents and patent applications and has licensed rights to U.S. issued patents and patent applications for ACTIMMUNE. Patents extend for varying periods according to the date of the patent filing or grant and the legal term of patents in the various countries where patent protection is obtained. The actual protection afforded by a patent, which can vary from country to country, depends on the type of patent, the scope of its coverage and the availability of legal remedies in the country. The patents and patent applications that are owned by Vidara and relate to ACTIMMUNE include the two granted patents in the United States, U.S. Patent No. RE39,821 (formerly U.S. Patent No. 6,936,694) and U.S. Patent No. 6,936,695, and one patent in Canada, CA Patent No. 1,341,561. U.S. Patent Nos. 6,936,695 and RE39,821 together cover the composition and manufacture of ACTIMMUNE (interferon gamma-1b) in the United States. These U.S. patents were issued in 2005 and expire in 2022. Canadian Patent No. 1,341,561 also covers the manufacture, use and sale of ACTIMMUNE in Canada. This Canadian patent was issued in 2007 and expires in 2024. Vidara also has an exclusive license from Genentech to U.S. Patent No. 5,690,925 which covers the composition of ACTIMMUNE and which expires on November 25, 2014. In addition to its patents for ACTIMMUNE, Vidara has been granted under its agreement with Genentech rights to Genentech’s manufacturing technology and know-how for ACTIMMUNE. In addition to Vidara’s patents and know-how rights for ACTIMMUNE, Vidara’s success depends partially upon its ability to maintain confidentiality and operate without infringing upon the proprietary rights of third parties, and it also relies on a combination of copyright, trademark and trade secret laws, confidentiality procedures, and contractual agreements to protect its intellectual property.

Vidara’s efforts to protect its intellectual property may not be adequate. Vidara’s competitors may independently develop similar technology or duplicate its products or services. Unauthorized parties may infringe upon or misappropriate Vidara’s products, services, trade secrets or other proprietary information. In addition, the laws of some foreign countries do not protect intellectual property rights as well as the laws of the United States. In the future, litigation may be necessary to enforce Vidara’s intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time consuming, costly and face an uncertain outcome.

Vidara could be subject to intellectual property infringement claims in the event it expands its position in its currently targeted therapeutic areas and enters new therapeutic areas. Defending against these claims, even if the claims are without merit, could be expensive and may divert Vidara’s attention from its operations. If Vidara becomes liable to third parties for infringing upon their intellectual property rights, Vidara could be required to pay substantial damage awards and be forced to develop non-infringing technology, obtain a license or cease using the applications that contain the infringing technology or content. Vidara may be unable to develop non-infringing technology or content or obtain a license on commercially reasonable terms, or at all.

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Employees

As of March 31, 2014, Vidara had 24 full-time employees, 10 of whom were engaged in sales and marketing activities. Vidara’s continued success will depend in large part on its ability to attract and retain employees. Vidara believes that its relationship with its employees is good. None of Vidara’s employees is represented by a collective bargaining agreement, nor has Vidara experienced any work stoppages.

Properties

The following table lists the location, interest, and use of Vidara’s principal offices:

Location	Interest	Square Footage	Term	Use
Roswell, GA, USA	Leasehold	6,210 sq ft.	5 years, 7 months	Offices

Dublin, Ireland	Leasehold	600 sq ft.	One year	Offices

Legal Proceedings

From time to time, Vidara may be party to litigation that arises in the ordinary course of its business. Vidara does not have any pending litigation that, separately or in the aggregate, would, in the opinion of management, have a material adverse effect on Vidara’s results of operations, financial condition or cash flows.

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MANAGEMENT AND OTHER INFORMATION OF NEW HORIZON

Directors of New Horizon

Pursuant to the Merger Agreement, effective as of the effective time, the directors of New Horizon will be the directors of Horizon as of immediately prior to the effective time (unless otherwise directed by Horizon), plus one additional director to be designated by Vidara, which individual will be Dr. Nohria, the Vidara Group’s President and Chief Medical Officer, or another individual designated by Vidara Holdings and reasonably acceptable to Horizon. As of the date of this proxy statement/prospectus, it is expected that each current director of Horizon will become a director of New Horizon effective as of the effective time. As of the date of this proxy statement/prospectus, a final determination as to who will be appointed to the New Horizon board of directors has not been made and the requisite corporate action to appoint the persons who will serve as directors of New Horizon following the completion of the Merger has not been effected; accordingly, the persons who will serve as directors of New Horizon following the completion of the Merger may differ from the persons currently expected to serve in such capacity. For example, a person currently expected to serve as a New Horizon director following the completion of the Merger may determine, prior to the closing of the Merger, not to serve in such capacity (or may be unable to so serve), in which case, Horizon or Vidara, as applicable, may designate a substitute person to serve in such capacity.

Under New Horizon’s memorandum and articles of association, the directors of New Horizon will be divided into three classes, designated Class I, Class II and Class III, with each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire New Horizon board of directors. The initial division of the directors into the three classes will be made by a decision of the affirmative vote of a majority of the directors then in office. As of the date of this proxy statement/prospectus, a final determination as to the directors who will be appointed to each of the three classes has not been made and the requisite corporate action to effect that initial division has not been effected. It is expected that the election of directors to the Horizon board of directors will occur at the Special Meeting at which the proposal to approve the Merger is also considered. Assuming that the Merger is consummated in a timely manner, it is expected that New Horizon will hold an annual general meeting in 2015, at which meeting the term of the initial Class I directors would terminate, with the terms of the initial Class II directors and the initial Class III directors terminating on the dates of the 2016 annual general meeting and the 2017 annual general meeting, respectively. At each annual general meeting beginning in 2015, successors to the class of directors whose term expires at that annual general meeting will be elected for a three-year term. This classification of the New Horizon board of directors may have the effect of delaying or preventing changes in the control or management of New Horizon.

The following includes a brief biography of each person who is expected to be a director of New Horizon following the completion of the Merger, including their respective ages as of July 30, 2014:

Timothy P. Walbert. Mr. Walbert, 47, has served as Horizon’s chairman of the board of directors and Horizon’s President and Chief Executive Officer since its inception in March 2010. Mr. Walbert has also served as the president and chief executive officer of Horizon Pharma USA since June 2008 and on its board of directors since July 2008. From May 2007 to June 2009, Mr. Walbert served as president, chief executive officer and director of IDM Pharma, Inc. (“IDM”), a biopharmaceutical company which was acquired by Takeda America Holdings, Inc. (“Takeda”) in June 2009. From January 2006 to May 2007, Mr. Walbert served as executive vice president, commercial operations of NeoPharm, Inc., a biopharmaceutical company. From June 2001 to August 2005, Mr. Walbert served as divisional vice president and general manager, Immunology, where he led the global development and launch of HUMIRA, which exceeded $11.0 billion in 2013 sales and divisional vice president, global cardiovascular strategy at Abbott, a broad-based healthcare company, now AbbVie. From April 1998 to June 2001, Mr. Walbert served as director, Celebrex North America and arthritis team leader, Asia Pacific, Latin America and Canada at G.D. Searle & Company (“G.D. Searle”), a pharmaceutical company. From 1991 to 1998, Mr. Walbert also held sales and marketing roles with increasing responsibility at G.D. Searle, Merck & Co., Inc. (“Merck”) and Wyeth. Mr. Walbert received his B.A. in business from Muhlenberg College, in

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Allentown, Pennsylvania. Mr. Walbert also serves on the boards of directors of XOMA Corp. (NASDAQ: XOMA), Egalet Corporation (NASDAQ: EGLT), the Biotechnology Industry Organization (BIO), the Illinois Biotechnology Industry Organization (iBIO), ChicagoNEXT, a World Business Chicago (WBC) led council of technology leaders and the Greater Chicago Arthritis Foundation. In 2013, Mr. Walbert was appointed by Illinois Governor Pat Quinn to the Illinois Innovation Council.

Michael Grey. Mr. Grey, 61, has served on the board of directors of Horizon since September 2011 and as lead independent director of Horizon since August 2012. Mr. Grey currently serves as president and chief executive officer at Lumena Pharmaceuticals, Inc. and is a venture partner at Pappas Ventures. Mr. Grey holds over 30 years of experience in the pharmaceutical and biotechnology industries, and has held senior positions at a number of companies, including president and chief executive officer of SGX Pharmaceuticals, Inc. (sold to Lilly in 2008), president and chief executive officer of Trega Biosciences, Inc. (sold to Lion Bioscience in 2001) and president of BioChem Therapeutic Inc. For approximately 20 years, Mr. Grey served in various roles with Glaxo, Inc. and Glaxo Holdings, P.L.C., culminating in his position as vice president, corporate development and director of international licensing. Mr. Grey also serves on the boards of directors of BioMarin Pharmaceutical Inc. and Selventa, Inc. Mr. Grey received a B.S. in chemistry from the University of Nottingham in the United Kingdom.

Jeff Himawan, Ph.D. Dr. Himawan, 49, has served on the board of directors of Horizon since Horizon’s inception in March 2010 and has served on the board of directors of Horizon Pharma USA since July 2007. In 1999, Dr. Himawan joined Essex Woodlands Health Ventures, L.P., a venture capital firm, where he now serves as a managing director. Dr. Himawan also currently serves on the boards of directors of Catalyst Biosciences, Inc., MediciNova, Inc., Light Sciences Oncology, Inc., and Symphogen, Inc. Dr. Himawan previously served on the board of directors of Iomai Corporation from 2001 to 2007, when it was acquired by Intercell AG. Dr. Himawan co-founded Seed-One Ventures, a venture capital firm, where from 1996 to 2001 he served as a managing director. Dr. Himawan received his B.S. in biology from the Massachusetts Institute of Technology and his doctorate in biological chemistry and molecular pharmacology from Harvard University.

Virinder Nohria, M.D., Ph.D. Dr. Nohria, 59, has served on the board of directors of Vidara since December 20, 2011. Dr. Nohria serves as President of Vidara Therapeutics, which he co-founded in 2011. Dr. Nohria is currently on the board of directors of Promentis Pharmaceuticals Inc., a privately held early stage neuroscience company and Sebela Pharmaceuticals. Previously, Dr. Nohria has served on the board of Allergy Therapeutics PLC. In the past, Dr. Nohria was part of the founding team of Alaven Pharmaceutical and Alaven Consumer Health LLC and served as its’ Chief Medical Officer, Chief Compliance Officer and Executive Vice President from 2008 until it’s sale to Meda Pharma in October 2010. Additionally, Dr. Nohria worked for Eli Lilly on Zyprexa and at UCB, where he was clinical lead for submission and commercialization of Keppra in the United States. Between 2003 and 2005, he was Vice President and Chief Medical Officer of Xcel Pharmaceuticals where he led development of retigabine (ezogabine) for the treatment of epilepsy. Dr. Nohria is an experienced biotechnology entrepreneur and drug developer with a track record of success in the pharmaceutical and biotechnology sector. Dr. Nohria is a board-certified neurologist with special qualification in child neurology. His medical training was conducted at the University of Cambridge in England. His postgraduate training was completed in the United Kingdom and the United States at Duke University. He also holds a Ph.D. in Neuropharmacology and has authored many publications and book chapters.

Ronald Pauli. Mr. Pauli, 53, has served on the board of directors of Horizon since September 2011. Mr. Pauli is currently a financial consultant for the pharmaceutical and life science industries. Prior to that, Mr. Pauli held senior positions at a number of biopharmaceutical companies, including chief financial officer at Sagent Pharmaceuticals, Inc. and NeoPharm, Inc. and corporate controller and interim chief financial officer at Abraxis BioScience, Inc. (formerly American Pharmaceutical Partners, Inc.). In addition, Mr. Pauli previously served as corporate controller for Applied Power, Inc. and R.P. Scherer Corporation, held multiple finance positions at Kmart Corporation and began his career with Ernst & Whinney. Mr. Pauli received a B.S. in accounting from Michigan State University and a master’s degree in finance from Walsh College.

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Gino Santini. Mr. Santini, 58, has served on the board of directors of Horizon since March 2012. Mr. Santini currently serves on the boards of directors of AMAG Pharmaceuticals, Inc. and Allena Pharmaceuticals, Inc. and is retired from a distinguished career with Eli Lilly and Company (“Lilly”) that spanned nearly three decades. During his tenure at Lilly, Mr. Santini held various leadership positions of increasing responsibility, including manager of various international regions, president of the women’s health franchise and president of U.S. operations. Mr. Santini capped his career at Lilly as a member of the company’s executive committee and as the senior vice president of corporate strategy and business development. Mr. Santini, fluent in four languages, holds an undergraduate degree in mechanical engineering from the University of Bologna and a master’s in business administration from the University of Rochester.

H. Thomas Watkins. Mr. Watkins, 61, has served on the board of directors of Horizon since April 2014. Mr. Watkins, in his most recent role, was director, president and chief executive officer of Human Genome Sciences (HGS) from 2004 until HGS was acquired by GlaxoSmithKline in 2012. Before leading HGS, Mr. Watkins spent over twenty years in senior roles at Abbott and its affiliates in the United States and Asia, most recently serving as the president of TAP Pharmaceutical Products, Inc., which was jointly owned by Abbott and Takeda Pharmaceutical Company, Inc. During his tenure, he led the growth of TAP from approximately $2 billion to over $4 billion in annual revenue. Mr. Watkins began his career in 1974 with Arthur Andersen & Co. From 1979 to 1985, he was a management consultant with McKinsey and Company, Inc., working with multinational companies in the United States, Europe and Japan. Mr. Watkins holds a bachelor’s degree from the College of William and Mary, and a master’s degree in business administration from the University of Chicago Graduate School of Business. Mr. Watkins is the chairman of the board of directors of Vanda Pharmaceuticals, Inc. He is also a member of the board of directors of the Biotechnology Industry Organization (BIO) and a member of the board of visitors of The College of William and Mary.

Director Independence

As required under the NASDAQ Stock Market LLC listing standards, which are referred to in this proxy statement/prospectus as the “NASDAQ listing standards,” a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Horizon board of directors consults with counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director of Horizon who is expected to become a director of New Horizon, or any of his or her family members, and Horizon, its senior management and its independent registered public accounting firm, the Horizon board of directors has affirmatively determined that each director of Horizon who is expected to become a director of New Horizon is an independent director within the meaning of the applicable NASDAQ listing standards, except that Mr. Timothy Walbert, Horizon’s Chairman, President and Chief Executive Officer, is not an independent director by virtue of his employment with Horizon. Dr. Nohria, who is currently expected to be designated as a director of New Horizon pursuant to the Merger Agreement, will not be an independent director within the meaning of the applicable NASDAQ listing standards given his current employment with Vidara.

Board Committees

The board of directors of New Horizon following the completion of the Merger will have a standing audit committee, a compensation committee, a business development committee and a nominating and corporate governance committee, with each committee comprised solely of independent directors (with the exception of Mr. Walbert serving on the business development committee). At all times, New Horizon will be required to have at least three directors satisfying the independence requirements for directors serving on an audit committee, as prescribed by the NASDAQ listing standards and SEC rules and regulations.

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Senior Management of New Horizon

Pursuant to the Merger Agreement, the officers of New Horizon following the Merger will be designated by Horizon. The following table lists the names and the expected positions of the individuals who are expected to serve as executive officers and senior management of New Horizon following the Merger:

Name	Expected Position
Timothy P. Walbert	President, Chief Executive Officer and Chairman of the board of directors
Robert F. Carey	Executive Vice President, Chief Business Officer
Robert J. De Vaere	Executive Vice President, Chief Financial Officer(1)
Paul W. Hoelscher	Executive Vice President, Finance(2)
Jeffrey W. Sherman, M.D., FACP	Executive Vice President, Development, Manufacturing and Regulatory Affairs and Chief Medical Officer
Todd N. Smith	Executive Vice President, Chief Commercial Officer

(1)	Mr. De Vaere will serve as Executive Vice President, Chief Financial Officer until his retirement on September 30, 2014.
(2)	Following Mr. De Vaere’s retirement described in footnote (1) above, effective as of October 1, 2014, Mr. Hoelscher will serve as Executive Vice President, Chief Financial Officer.

As the date of the proxy statement/prospectus, it is expected that the executive officers of New Horizon, as defined under relevant SEC rules, will initially be the same persons currently serving as executive officers of Horizon. The following includes a brief biography of each person who is expected to be an executive officer of New Horizon following the completion of the Merger, including their respective ages as of July 30, 2014 and their respective positions with Horizon:

Timothy P. Walbert, age 47. Biographical information regarding Mr. Walbert is set forth above under “Directors of New Horizon.”

Robert F. Carey. Mr. Carey, age 56, has served as Horizon’s executive vice president and chief business officer since March 2014. Prior to joining Horizon, Mr. Carey spent more than 11 years as managing director and head of the life sciences investment banking group at JMP Securities LLC, a full-service investment bank. Prior to JMP, Mr. Carey was a managing director in the healthcare groups at Dresdner Kleinwort Wasserstein and Vector Securities. Mr. Carey also has held roles at Red Hen Bread, InStadium, Shearson Lehman Hutton and Ernst & Whinney. Mr. Carey received his B.S. in accounting from the University of Notre Dame.

Robert J. De Vaere. Mr. De Vaere, age 56, has served as Horizon’s executive vice president and chief financial officer since Horizon’s inception in March 2010 and as the executive vice president and chief financial officer of Horizon Pharma USA since October 2008. From May 2007 to June 2009, Mr. De Vaere served as senior vice president, finance and administration and chief financial officer at IDM, which was acquired by Takeda in 2009. From August 2006 to April 2007, Mr. De Vaere served as chief financial officer at Nexa Orthopedics, Inc., a medical device company, which was acquired by Tornier, Inc. in February 2007. From August 2005 to March 2006, Mr. De Vaere served as vice president, finance and administration and chief financial officer at IDM. From May 2000 to August 2005, Mr. De Vaere served as vice president and chief financial officer at Epimmune Incorporated, a pharmaceutical company focused on the development of vaccines, which was combined with IDM in August 2005. Prior to 2000, Mr. De Vaere served as vice president of finance and administration and chief financial officer at Vista Medical Technologies, Inc., a medical device company. Mr. De Vaere received his B.S. from the University of California, Los Angeles.

Paul W. Hoelscher. Mr. Hoelscher, age 50, has served as Horizon’s executive vice president, finance since June 2014. Prior to joining Horizon, Mr Hoelscher served as senior vice president, finance—treasury and corporate development of OfficeMax, Inc., an office supply company, from August 2013 to May 2014, and as

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vice president, finance—treasury and corporate development of OfficeMax from August 2012 to July 2013. From 2004 to May 2012, Mr. Hoelscher served as vice president, finance integration; vice president, international finance and treasurer; and vice president, corporate controller of Alberto Culver Company, a hair and skin beauty care company which was acquired by Unilever in 2011. From 1993 to 2004, Mr. Hoelscher served in other positions of increasing responsibility at Alberto Culver, including manager, corporate accounting; director, corporate finance; senior director, corporate finance; and corporate controller. Mr. Hoelscher also served in various positions at KPMG LLP from 1986 to 1993. Mr. Hoelscher received his B.S. in accountancy from the University of Illinois at Urbana-Champaign.

Jeffrey W. Sherman, M.D., FACP. Dr. Sherman, age 59, has served as Horizon’s executive vice president, development, manufacturing and regulatory affairs, and chief medical officer since June 2011, as Horizon’s executive vice president, development and regulatory affairs and chief medical officer since Horizon’s inception in March 2010 and as the executive vice president, development and regulatory affairs and chief medical officer of Horizon Pharma USA since June 2009. From June 2009 to June 2010, Dr. Sherman served as president and board member of the Drug Information Association (“DIA”), a nonprofit professional association of members who work in government regulatory, academia, patient advocacy, and the pharmaceutical and medical device industry. Dr. Sherman is now a past president of DIA and serves as DIA liaison to the Clinical Trial Transformation Initiative, a public-private partnership founded by the U.S. Food and Drug Administration and Duke University to improve the quality and efficiency of clinical trials. He also serves on the Board of Advisors of the Center for Information and Study on Clinical Research Participation, a nonprofit organization dedicated to educating and informing the public, patients, medical/research communities, the media, and policy makers about clinical research and the role each party plays in the process. Dr. Sherman is an adjunct assistant professor of Medicine at the Northwestern University Feinberg School of Medicine and is a member of a number of professional societies as well as a diplomat of the National Board of Medical Examiners and the American Board of Internal Medicine. From August 2007 to June 2009, Dr. Sherman served as senior vice president of research and development and chief medical officer at IDM which was acquired by Takeda in 2009. From June 2007 to August 2007, Dr. Sherman served as vice president of clinical science at Takeda, a pharmaceutical research and development center. From September 2000 to June 2007, Dr. Sherman served as chief medical officer and executive vice president at NeoPharm, Inc., a biopharmaceutical company. From October 1992 to August 2000, Dr. Sherman served as director, senior director and executive director of clinical research and head of oncology global medical operations at Searle/Pharmacia (“Searle”), a pharmaceutical company. Prior to joining Searle, Dr. Sherman worked in clinical pharmacology and clinical research at Bristol-Myers Squibb Company, a biopharmaceutical company. Dr. Sherman received his M.D. from the Rosalind Franklin University/Chicago Medical School. Dr. Sherman completed an internal medicine internship, residency and chief medical residency at Northwestern University as well as fellowship training at the University of California, San Francisco (“UCSF”). Dr. Sherman was also a research associate at the Howard Hughes Medical Institute at UCSF.

Todd N. Smith. Mr. Smith, age 45, has served as Horizon’s executive vice president and chief commercial officer since February 2012. Prior to that, Mr. Smith served as Horizon’s senior vice president, sales, marketing and business development since October 2010. From January 2009 to August 2010, Mr. Smith served as vice president, global marketing, strategy and business development at Fenwal, Inc., a global medical device technology company, and managed a team of approximately 100 people located in the United States and abroad. Mr. Smith also served as vice president of automated business from May 2008 to January 2009, and amicus category business unit director from November 2007 to May 2008 at Fenwal. From April 2006 to November 2007, Mr. Smith served as director of marketing, virology franchise, Abbott, a broad-based healthcare company, now AbbVie and managed marketing and field teams of approximately 85 people. From March 2004 to April 2006, Mr. Smith served as director of sales, virology franchise, at Abbott, now AbbVie, managing a sales and training team of approximately 200 people. From April 2003 to April 2004, Mr. Smith served as deputy director – product management, segment markets and managed care, at Bayer Biological Products, a pharmaceutical company. At Bayer Biological Products, Mr. Smith also served as associate director of coagulation products from April 2002 to April 2003. From April 2001 to April 2002, Mr. Smith served as associate director of business development at Achillion Pharmaceuticals, Inc., a biopharmaceutical company

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focused on infectious disease. Prior to April 2001, Mr. Smith served as a regional sales manager, product manager and sales specialist at Agouron Pharmaceuticals, Inc., a pharmaceutical company, which was acquired by Pfizer Inc. in February 2000. Mr. Smith received his B.A. from Norwich University.

The executive officers of New Horizon will be elected by, and will serve at the discretion of, the New Horizon board of directors. There are no family relationships among any of the currently expected directors and executive officers of New Horizon.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis discusses the compensation philosophy, policies and principles underlying Horizon’s executive compensation decisions for the 2013 fiscal year and those made in January 2014. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to Horizon’s executive officers who have been named in the Summary Compensation Table below and are referred to as Horizon’s named executive officers.

Horizon’s board of directors has delegated responsibility for creating, reviewing and making recommendations regarding the compensation of Horizon’s executive officers to the compensation committee of the board of directors, which is composed of independent directors under SEC regulations and the NASDAQ Listing Rules. The role of the compensation committee is to oversee Horizon’s compensation and benefit plans and policies, to administer Horizon’s equity incentive plans and to annually review and make recommendations to Horizon’s board of directors who approve all compensation decisions relating to Horizon’s executive officers.

Consideration of Stockholder Advisory Votes. Horizon’s say-on-pay vote held at its 2014 Annual Meeting of stockholders was supported by 91.3% of the votes affirmatively cast, excluding abstentions and broker non votes. While this vote was only advisory, the compensation committee interpreted it to be a very positive affirmation from the stockholders that they strongly endorse Horizon’s historical compensation philosophy, policies and decisions. Accordingly, the compensation committee determined to not make any significant changes in how it went about reviewing and setting compensation levels for Horizon’s executives. When determining how often to hold an advisory vote on executive compensation, the board recommended and the stockholders agreed upon, an annual vote. In addition to holding an annual advisory vote on executive compensation, Horizon is committed to ongoing engagement with its stockholders on executive compensation and corporate governance issues.

2013 Performance Highlights and Executive Summary

Horizon had strong corporate performance during 2013, including:

•	Total stockholder return of 227%.

•	Total annual net revenues increased from $18.8 to $74.0.

•	Total prescriptions for DUEXIS® increased 128% over 2012 to 214,690.

•	Total prescriptions for RAYOS® were 8,987 in its first full year of launch.

•	Executed the initial launch of RAYOS.

•	Completed the acquisition of the U.S. rights to VIMOVO® from AstraZeneca.

•	Cash and cash equivalents at December 31, 2013 were approximately $80.5 million.

Horizon’s compensation committee believes that Horizon’s executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of its industry group and peer group companies in that it both encourages the named executive officers to work for Horizon’s long-term prosperity and reflects a pay-for-performance philosophy, without encouraging its employees to assume excessive risks. The major aspects of Horizon’s executive compensation program include the following:

•	No Guaranteed Salary Increases or Bonus Awards. Horizon does not provide its named executive officers with guaranteed salary increases or bonuses. Horizon’s named executive officers are employed at-will and are expected to demonstrate strong performance in order to continue serving as members of the executive team.

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•	No Excessive Perquisites. Horizon does not provide personal lifestyle perquisites, such as country club memberships, vacation units, personal use of aircraft, personal entertainment accounts, or similar perquisites, nor has Horizon provided tax-gross ups for any executive perquisites.

•	Responsible Severance and Change in Control Compensation. Horizon’s executive employment agreements and its Severance Benefit Plan, in all cases require an involuntary or constructive termination of employment for the named executive officers to be eligible for any non-change of control related severance benefits or change of control related severance benefits. The severance benefits are less than two times the annual base salary of the named executive officers, other than for the chief executive officer, who as a result of changes approved by the board of directors in January 2014 would receive in a change in control related termination two times the sum of his annual base salary and target bonus, plus twelve months of COBRA premiums. Horizon does not provide any tax gross-ups for any severance or change in control benefits.

Compensation Objectives

Horizon believes in providing a competitive total compensation package to its executive management team through a combination of base salary, discretionary annual bonuses, grants under its equity incentive compensation plan and severance and change in control benefits. The executive compensation programs are designed to achieve the following objectives:

•	attract and retain talented and experienced executives to manage Horizon’s business to meet its long-term objectives;

•	motivate and reward executives whose knowledge, skills and performance are critical to Horizon’s success;

•	align the interests of Horizon’s executive officers and stockholders by motivating executive officers to achieve performance objectives that will increase stockholder value;

•	provide a competitive compensation package in which total compensation is determined in part by market factors, key performance objectives and milestones and the achievement level of these performance objectives and milestones by Horizon’s executive officers; and

•	reward the achievement of key corporate and individual performance measures.

Horizon’s compensation committee believes that its executive compensation programs should include short- and long-term performance incentive components, including cash and equity-based compensation, and should reward consistent performance that meets or exceeds expectations by increasing base salary levels, awarding cash bonuses and granting additional equity awards, as appropriate. The compensation committee evaluates both performance and compensation to make sure that the total compensation provided to Horizon’s executives remains competitive relative to compensation paid by companies of similar size, geographic location and stage of development operating in the life sciences industries, taking into account Horizon’s relative performance and Horizon’s own strategic objectives.

Setting Executive Compensation

Horizon’s compensation committee reviews and determines generally on an annual basis the compensation to be paid to Horizon’s chief executive officer and other executive officers. As part of this process, Horizon conducts an annual review of the aggregate level of executive compensation, the mix of elements used to compensate its executive officers and of historical compensation levels, including prior equity award gains and losses.

When setting executive compensation, the compensation committee generally considers compensation paid by life sciences companies included in the Radford Global Life Sciences Survey, together with other information

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made available to it such as compensation analysis performed by independent, third party compensation specialists. The compensation committee generally believes that gathering this information is an important part of its compensation-related decision-making process and typically provides additional context and validation for its executive compensation decisions. Although the compensation committee has used this survey data as a tool in determining executive compensation, it typically has not used a formula to set executives’ compensation in relation to this survey data. In addition, the compensation committee has typically taken into account advice from other non-employee members of the board of directors and publicly available data relating to the compensation practices and policies of other companies within and outside Horizon’s industry.

The compensation committee has also considered and intends to continue to consider key performance objectives and milestones and the achievement level of these performance objectives and milestones by Horizon’s executive officers as well as market factors in setting their base compensation and discretionary bonus levels, and awarding bonuses and long term incentives.

The compensation committee retains the services of third-party executive compensation specialists and consultants from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies. In 2012 and again in 2013, Horizon engaged Compensia Inc. (“Compensia”), an executive compensation specialist, to analyze Horizon’s executive compensation practices against the practices of an industry peer group of twenty-two pharmaceutical companies with similar market capitalizations, number of employees and revenue levels. The following table shows the companies that made up the benchmark peer group. These peer group companies have market capitalization ranging from approximately $176 million to $1.4 billion, as compared to Horizon’s current market capitalization of approximately $670 million at July 30, 2014.

Peer Group
Acorda Therapeutics	Neurocrine Biosciences
AMAG Pharmaceuticals	Orexigen Therapeutics
Antares Pharma	Pacira Pharmaceuticals
Arena Pharmaceuticals	Progenics Pharmaceutical
Auxillium Pharma	Sangamo Biosciences
Avanir Pharmaceuticals	Spectrum Pharmaceuticals
BioDelivery Sciences	Sucampo Pharmaceuticals
Cadence Pharmaceuticals	Supernus Pharmaceuticals
Corcept Therapeutics	Synta Pharmaceuticals
Depomed	Vanda Pharmaceuticals
Dyax	VIVUS
INSYS Therapeutics	Zogenix
Ironwood Pharmaceuticals

Compensia was engaged in 2013 to analyze and present competitive ongoing market base salaries, discretionary annual bonuses, and long-term incentive grant practices provided by these peer group companies with respect to their employees, including executive management.

Benchmarking

In December 2013, the compensation committee reviewed Horizon’s compensation philosophy. The philosophy is to attract and retain top talent with experience in building and leading a successful specialty pharmaceutical organization, provide competitive compensation and benefits opportunities that motivate appropriate risk taking to achieve success, clearly communicate the drivers of business success to create a sense of urgency and ownership among employees, create a direct, meaningful link between business results, individual performance and rewards to motivate over achievement, to provide flexibility in Horizon’s compensation plans to allow differentiation for its employees with the highest performance and potential, to create opportunities for equitable pay opportunities for management and high-level individual contributors and to align interests of

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management, employees and stockholders to set priorities and focus. The overall compensation goal is to target the 50th percentile of the total compensation of comparable companies and selectively the 75th percentile for employees with the highest performance and potential. In December 2013, the board of directors determined that due to their exceptional performance during 2013, the 2014 compensation of all of Horizon’s named executive officers would be targeted at the 75th percentile of its peer group.

Independence of Compensation Consultant

In September 2013, the compensation committee conducted an independence and performance assessment of Compensia. In conducting the independence assessment, the compensation committee considered the following factors: whether Compensia provided any other services to Horizon; the amount of fees received by Compensia from Horizon as a percentage of Compensia’s total revenues; the policies and procedures of Compensia that are designed to prevent conflicts of interest; any business or personal relationship of the individual representative of Compensia who worked directly with the compensation committee; any of Horizon’s stock owned by the individual representative of Compensia who worked directly with the compensation committee; and any business or personal relationship of the individual representative of Compensia who worked directly with the compensation committee, or of Compensia, with any of Horizon’s executive officers. After conducting this assessment, the compensation committee concluded that the retention of Compensia did not raise any conflict of interest and that Compensia has consistently provided valuable advice and services to the compensation committee so that it would continue to retain Compensia as its independent compensation consultant.

Role of Chief Executive Officer in Compensation Decisions

The chief executive officer typically evaluates the performance of other executive officers and employees, along with the performance of the company as a whole against previously determined objectives, on an annual basis and makes recommendations to the board of directors or compensation committee with respect to annual salary adjustments, bonuses and annual equity awards for the other executives. The compensation committee exercises its own independent discretion in recommending salary adjustments and discretionary cash and equity-based awards for all executive officers for final approval to the board of directors. The chief executive officer is not present during deliberations or voting with respect to the compensation for himself.

Elements of Executive Compensation

The compensation program for Horizon’s executive officers consists principally of base salary, annual cash incentive compensation and long-term compensation in the form of equity awards, as well as severance protection for certain of Horizon’s executive officers through employment agreements with those executive officers and Horizon’s Severance Benefit Plan. As discussed in more detail below, base salary is based primarily on market factors and annual cash incentive compensation is a target percentage of base salary, with the actual amount awarded determined in the compensation committee’s discretion based upon its determination of the level of attainment of performance goals. The amount of cash compensation and the amount of equity awards granted to Horizon’s executives are both considered in determining total compensation for Horizon’s executive officers.

Historically, Horizon has not specified a target percentage of the overall compensation to be represented by the various compensation elements. The compensation committee’s intention was that performance based cash incentive bonuses and long-term equity compensation should be a significant part of the executive’s compensation and historically, it has represented a significant portion of an executive’s total pay package, so that approximately 30% to 70% of Horizon’s executive officers total potential compensation is at risk. This helps with implementing a culture in which the named executive officers know that their take home pay, to a large extent, depends upon Horizon’s performance. Employees in more senior roles have an increasing proportion of their potential compensation at risk and tied to performance because they are in a position to have greater

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influence on Horizon’s performance results. For example, approximately 70% of the chief executive officer’s total potential 2013 compensation was at risk. For purposes of such calculations, with respect to stock unit award values, the value of the underlying shares on the date of grant was used.

Horizon has selected each of the executive compensation components for the following reasons:

•	Taken as a whole, the components of the executive compensation program (base pay, annual cash incentive compensation, long-term compensation in the form of equity grants and Horizon’s severance benefit protections) are comparable to the programs offered by other companies of Horizon’s size in the life sciences and healthcare services industries; therefore, Horizon’s compensation program generally helps attract new executive talent and retain, motivate, and reward the executives that it currently employs.

•	The annual cash incentive program rewards executives for the satisfaction of Horizon’s pre-established annual corporate performance goals. Compensation under this program directly rewards satisfaction of Horizon’s corporate objectives and individual performance. Horizon provides this program so that its executives will focus their efforts on annual company goals that are driven off of Horizon’s longer term strategy, and to take actions that maximize stockholder value. Horizon’s compensation committee rewards executives only in the event of satisfactory corporate and individual performance.

•	Equity awards serve several purposes: first, they are a retention device, because the executive must continue employment with Horizon for the awards to vest, and second, Horizon’s performance restricted stock unit awards that vest upon satisfaction of corporate performance goals incentivize its executives to satisfy key performance objectives that will maximize stockholder value and long term equity incentive awards that vest over time become more valuable as stockholder value increases.

Base Salary. Base salaries for Horizon’s executives are established based on the scope of their responsibilities, individual experience and market factors. Base salaries are reviewed annually, typically in connection with Horizon’s annual performance review process. In December 2012, the board of directors approved the 2013 base salaries to align with 2013 market levels as reflected by the Radford survey data after taking into account individual responsibilities, performance and experience, and making a subjective determination as to whether and what extent 2013 base salaries should be increased based upon those factors.

In December 2013, Horizon’s compensation committee recommended increases to the base salaries for Horizon’s executive officers, effective January 1, 2014, after a review of the 2013 Radford Global Life Sciences survey data for comparable companies and executive officer positions, executive officer salaries at the peer group companies, and individual and company performance. The compensation committee recommended and the board approved a 3.0% increase to the annual base salary of Mr. De Vaere, Dr. Sherman and Mr. Smith, and a 9.3% increase for Mr. Walbert. These increases were approved in order to align their base salaries with the 75th percentile of the peer group companies because Horizon’s board of directors determined that Horizon’s named executive officers should be rewarded for its above target performance during 2013 and their individual efforts in contributing to such performance.

The base salaries for each of the named executive officers for 2014, 2013 and 2012 are as follows:

	Base Salary
Named Executive Officer	2014	2013	2012
Timothy P. Walbert	$644,100	$589,160	$572,000
Robert F. Carey(1)	$400,000	—	—
Robert J. De Vaere	$386,168	$374,920	$364,000
Paul W. Hoelscher(2)	$375,000	—	—
Jeffrey W. Sherman	$408,234	$396,340	$384,800
Todd N. Smith	$387,229	$375,950	$365,000
Mike Adatto(3)	—	$304,500	$300,000

(1)	Mr. Carey began employment with Horizon on March 5, 2014 and is not currently a named executive officer.

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(2)	Mr. Hoelscher began employment with Horizon on June 23, 2014 and is not currently a named executive officer.
(3)	Mr. Adatto terminated employment with Horizon on June 17, 2013.

Annual Cash Incentive Compensation. In addition to base salaries, Horizon provides performance-based cash bonuses as an incentive for its executives to achieve defined annual corporate goals.

2013 Incentive Compensation. For 2013, pursuant to their employment agreements, each executive officer had an established target cash bonus represented as a percentage of base salary as follows: 60% for Mr. Walbert and 40% for Mr. De Vaere, Dr. Sherman and Mr. Smith and 30% for Mr. Adatto. These established target bonus percentages were deemed market competitive based on Radford data at the time of hire of the executive officers and based on then current data. Bonus target percentages are reviewed annually and may be adjusted by the compensation committee in its discretion, although pursuant to the respective employment agreements with Mr. Walbert, Mr. De Vaere, Dr. Sherman and Mr. Smith such percentages may not be reduced without the consent of the executive.

At the beginning of each calendar year, the compensation committee, in consultation with management, determines corporate goals and milestones for the executive officers. At the end of each year, the compensation committee reviews and determines the level of achievement for each corporate goal and milestone. Each of these corporate objectives and milestones are assigned a certain weight and bonus payments are determined based on achievement of the various objectives. Final determinations as to discretionary bonus levels are based in part on the achievement of these corporate goals or milestones, as well as the compensation committee’s assessment as to the overall development of Horizon’s business and corporate accomplishments. These corporate goals and milestones, and the proportional emphasis placed on each goal and milestone will vary over time depending on Horizon’s overall strategic objectives and stage of development as a company, but relate generally to factors such as achievement of clinical, regulatory, manufacturing, commercialization and sales milestones for products or product candidates, financial factors such as achieving sales and income levels, raising or preserving capital, performance against its operating budget and individual performance.

Actual bonus award levels are determined at the compensation committee’s discretion and recommended to the board of directors for approval. At the close of the applicable calendar year, the compensation committee comes to a general, subjective conclusion as to whether the corporate goals were met, whether the executive has performed his duties in a satisfactory manner, and whether there were any other extraordinary factors that should be considered in determining the amount of bonus earned for the year. The compensation committee may decide to pay bonuses to the executive officers even if the specified corporate performance goals are not met, in recognition of the officer’s efforts throughout the year in meeting other objectives not contemplated at the beginning of the performance period. In making the final recommendation on the amount of bonuses earned, if any, the compensation committee considers the review of the year-end corporate results as well as the performance of the individual executive officers. In sum, the amount of variable compensation that is actually earned by Horizon’s named executive officers is a subjective, entirely discretionary, determination made by the compensation committee without the use of pre-determined formulas. The compensation committee believes that maintaining discretion to evaluate Horizon’s and the executive’s performance at the close of the year based on the totality of the circumstances, and to recommend or fail to recommend bonus compensation without reliance on rote calculations under set formulas, is appropriate in responsibly discharging its duties. Payouts of awarded bonuses, if any, are generally made in the year following the year of performance.

The 2013 corporate objectives established by the compensation committee at the beginning of 2013 were:

1.	achieve certain specified DUEXIS and RAYOS/LODOTRA sales targets;

2.	achieve a certain specified earnings before interest, taxes, depreciation and amortization (EBITDA) target;

3.	end the year with a certain specified minimum cash level;

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4.	achieve certain specified commercial objectives relating to product prescriptions and managed care approval rates; and

5.	achieve certain specified business development and alliance management goals.

The compensation committee selected these goals because it believed that they were the best indicators of the achievement of the execution of Horizon’s operating plan and are the factors that were most critical to increasing the value of Horizon’s common stock. These goals, therefore, best aligned the financial interests of the named executive officers with those of Horizon’s stockholders. In December 2013, the board of directors determined that these 2013 corporate objectives had been attained at a level of 125% of the targeted levels.

In December 2013, based on management’s recommendations and the compensation committee’s own review, deliberation and determination of achievement of the corporate objectives and milestones listed above, along with determination of achievement of personal goals, Horizon’s compensation committee recommended and Horizon’s board approved bonus percentages for its named executive officers at 125% of target bonus amount for 2013, which resulted in the awarding of discretionary incentive bonus amounts of $441,870 for Mr. Walbert (125% of the 60% target), $198,172 for Dr. Sherman (125% of the 40% target), $187,460 for Mr. De Vaere (125% of the 40% target) and $187,975 for Mr. Smith (125% of the 40% target). Payment of the discretionary bonuses was made in January 2014.

In addition to the annual cash incentive bonuses described above, in December 2013 the compensation committee recommended and the board of directors approved a one-time bonus payment related to the completion of the acquisition of the U.S. rights to VIMOVO from AstraZeneca in November 2013. The compensation committee deliberated and determined that the VIMOVO acquisition was a significant value creation event for Horizon and that the executive officers should be compensated separately for their completion of the acquisition. The one-time bonus amounts approved were $300,000 for Mr. Walbert, $150,000 for Mr. De Vaere, and $125,000 for each of Dr. Sherman and Mr. Smith. The compensation committee and the board further determined that the bonus payments should be made in the form of fully vested stock units for a number of shares of Horizon’s common stock with a value equal to the bonus payment amounts as of the award date, so that the board of directors approved 43,290 stock units for Mr. Walbert; 21,640 stock units for Mr. De Vaere; and 18,037 stock units each for Dr. Sherman and Mr. Smith. Shares of common stock were issued in settlement of the stock units on May 15, 2014.

2014 Cash Incentive Compensation. In December 2013, the compensation committee recommended changes to the target cash bonuses for Horizon’s executive officers, effective for 2014, after a review of the 2013 Radford Global Life Sciences survey data for comparable companies and executive officer positions, and after reviewing executive officer cash incentive compensation at the peer group companies. The compensation committee recommended and the board of directors approved 2014 target cash bonuses expressed as a percentage of base salary as reflected in the table below. The board of directors approved these increases in target cash bonus percentages for 2014 in order to bring the executive’s total target cash compensation to the 75th percentile of the peer group.

Named Executive Officer	2013 Target Bonus	2014 Target Bonus
Timothy P. Walbert	60%	70%
Robert F. Carey(1)	—	50%
Robert J. De Vaere	40%	50%
Paul W. Hoelscher(2)	—	50%
Jeffrey W. Sherman	40%	45%
Todd N. Smith	40%	45%
Mike Adatto(3)	30%	—

(1)	Mr. Carey began employment with Horizon on March 5, 2014 and is not currently a named executive officer.

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(2)	Mr. Hoelscher began employment with Horizon on June 23, 2014 and is not currently a named executive officer.
(3)	Mr. Adatto terminated employment with Horizon on June 17, 2013.

Long-term Incentive Program. Horizon believes that by providing its executives the opportunity to increase their ownership of its stock, the best interests of stockholders and executives will be more aligned and will encourage long-term performance. The stock awards enable Horizon’s executive officers to benefit from the appreciation of stockholder value, while personally participating in the risks of business setbacks. Horizon’s equity benefit plans have provided its executive officers the primary means to acquire equity or equity-linked interests in Horizon. These equity awards are generally approved in December of each year and granted at the beginning of the subsequent year.

In January 2013, based on the recommendation of the compensation committee, the board granted restricted stock units covering an aggregate of 273,700 shares of common stock to Horizon’s named executive officers as part of their overall compensation package. The award level for each of its named executive officers related to the restricted stock unit grants were as follows: 128,700 restricted stock units for Mr. Walbert; 45,000 restricted stock units for Mr. De Vaere and Dr. Sherman; 55,000 restricted stock units for Mr. Smith; and 18,900 restricted stock units granted to Mr. Adatto (who terminated his employment with Horizon in June 2013). These award levels were determined by the compensation committee to be at the 25th percentile of the long-term incentive compensation levels provided by Horizon’s peers, and were made at this level in order to conserve the number of shares available for grant under the share reserve of Horizon’s equity incentive plan.

In January 2014, based on the recommendation of the compensation committee, the board of directors granted restricted stock units and stock options to Horizon’s named executive officers as part of their overall compensation package. The restricted stock unit grants were as follows: 198,000 restricted stock units for Mr. Walbert and 62,000 restricted stock units for each of Messrs. De Vaere and Smith and Dr. Sherman. The stock option grants were as follows: 223,000 stock options for Mr. Walbert and 70,000 stock options for each of Messrs. De Vaere and Smith and Dr. Sherman. These equity award levels were determined by the compensation committee to approximate the 75th percentile of the long-term incentive compensation levels provided by Horizon’s peers, and were made at a level exceeding the 50th percentile of its peers in order to reward the executives for Horizon’s above target performance in 2013 as well as compensate for the lower level of equity awards previously granted to the named executive officers in January 2013 due to the limited number of shares available for grant under the equity incentive plan at that time. Subject to continued services, the restricted stock units vest in four equal annual installments, and the options vest in 48 equal monthly installments, in each case commencing January 2, 2014.

Severance and Change in Control Benefits. Horizon’s named executive officers are entitled to certain severance and change in control benefits, the terms of which are further described below under “—Potential Payments Upon Termination or Change-in-Control.” Horizon believes these severance and change in control benefits are an essential element of its overall executive compensation package and assist it in recruiting and retaining talented individuals and aligning the executives’ interests with the best interests of the stockholders.

In January 2014, Horizon’s compensation committee reviewed severance and change of control benefits of the peer group companies and based on that review, recommended, and the board approved changes to certain of the terms of the severance and change of control benefits for Horizon’s executive officers. Mr. Walbert, Mr. De Vaere, Dr. Sherman and Mr. Smith each have severance benefit protection under the terms of their employment agreements which provide for up to 12 months’ base salary and COBRA health insurance premiums in the event of an involuntary or constructive termination. Mr. Walbert also receives his target annual bonus amount for the preceding year in the event of his involuntary termination. In the event of an involuntary or constructive termination in connection with a change in control, Mr. Walbert has severance benefit protection under the terms of his employment agreements which provide for up to 24 months’ base salary, two years of target bonus and 12 months COBRA health insurance premiums, and Mr. De Vaere, Dr. Sherman, and Mr. Smith have severance benefit protection under the terms of their employment agreements which provide for up to 12 months’ base

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salary, one year of target bonus and 12 months COBRA health insurance premiums. In addition, stock option and other equity awards are subject to acceleration under the terms of their employment agreements in the event of a qualifying termination within 90 days prior to or within 18 months following a change in control. Each of Mr. Walbert, Mr. De Vaere, Dr. Sherman and Mr. Smith must enter into a non-competition agreement that is to be effective during the period that the severance benefits are payable.

Horizon’s Severance Benefit Plan provides severance benefit protection for executives employed by Horizon Pharma, Inc. and its affiliates that do not have executive employment agreements, for a period of at least three months for vice president level and above. Mr. Adatto was eligible to receive severance benefits under the Severance Benefit Plan, which provided for six months’ base salary and COBRA health insurance premiums. In addition, stock option and other equity awards are subject to acceleration in the event of a qualifying termination within 90 days prior to or within 18 months following a change in control.

Severance benefits to Horizon’s executives are payable only if the executive’s employment is involuntarily terminated without cause or constructively terminated under certain circumstances. The compensation committee believes that these benefits are an important element of the named executive officers retention and motivation and consistent with compensation arrangements provided in a competitive market for executive talent, and that the benefits of such severance rights agreements, including generally requiring a release of claims against Horizon as a condition to receiving any severance benefits are in its best interests. The severance benefits are also intended to eliminate, or at least reduce, the reluctance of Horizon’s executive officers to diligently consider and pursue potential change of control transactions that may be in the best interests of the stockholders.

Other Compensation. All of Horizon’s executive officers are eligible to receive its standard employee benefits such as its 401(k) Plan, medical, dental, vision coverage, short-term disability, long-term disability, group life insurance, cafeteria plan, and the 2011 Employee Stock Purchase Plan, in each case on the same basis as its other employees. The compensation committee periodically reviews the levels of benefits provided to executive officers to ensure they remain reasonable and consistent with its compensation philosophy.

Risk Analysis. The compensation committee has reviewed Horizon’s compensation policies as generally applicable to its employees and believes that its policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Horizon. The design of Horizon’s compensation policies and programs encourage its employees to remain focused on both its short-and long-term goals. For example, while its cash incentive plan measures performance on an annual basis, its equity awards typically vest over a number of years, which Horizon believes encourages its employees to focus on sustained potential stock price appreciation, thus limiting the potential value of excessive risk-taking.

Accounting and Tax Considerations. Horizon accounts for stock-based awards exchanged for employee services in accordance with the Compensation—Stock Compensation topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification. In accordance with the topic, Horizon is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Accounting rules also require Horizon to record cash compensation as an expense over the period during which it is earned.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits Horizon’s deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” To maintain flexibility in compensating Horizon’s executive officers in a manner designed to promote its objectives, the compensation committee has not adopted a policy that requires all compensation to be deductible. However, the compensation committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the compensation committee intends to provide future compensation in a manner consistent with Horizon’s best interests and those of its stockholders.

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Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2013, 2012 and 2011 by Horizon’s Chairman, President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; Executive Vice President, Development, Manufacturing and Regulatory Affairs and Chief Medical Officer; Executive Vice President and Chief Commercial Officer; and former Senior Vice President, Managed Care and Commercial Development, who are collectively referred to as the “named executive officers.”

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Stock Awards(2)	Non Equity Incentive Plan		All Other Compensation(9)	Total
Timothy P. Walbert	2013	$589,160	$0	$257,250	$606,282	$441,870	(3)	$600	$1,895,162
Chairman, President and Chief Executive Officer	2012	$572,000	$0	$0	$588,000	$275,000	(3)	$1,218	$1,436,218
	2011	$550,000	$0	$797,744	$658,883	$363,000	(3)	$1,218	$2,370,845

Robert J. De Vaere	2013	$374,920	$0	$89,250	$256,667	$187,460	(4)	$600	$908,897
Executive Vice President and Chief Financial Officer	2012	$364,000	$0	$0	$462,000	$120,000	(4)	$1,156	$947,156
	2011	$350,000	$0	$197,170	$162,843	$162,800	(4)	$1,156	$873,969

Jeffrey W. Sherman	2013	$396,340	$0	$89,250	$231,914	$198,172	(5)	$600	$916,276
Executive Vice President, Development, Manufacturing, and Regulatory Affairs and Chief Medical Officer	2012	$384,800	$0	$0	$462,000	$142,000	(5)	$1,070	$989,870
	2011	$370,000	$0	$197,170	$162,843	$162,800	(5)	$1,070	$893,883

Todd Smith	2013	$375,950	$0	$106,750	$255,914	$187,975	(6)	$600	$927,189
Executive Vice President and Chief Commercial Officer	2012	$332,583	$0	$0	$315,000	$106,000	(6)	$824	$754,407
	2011	$274,275	$0	$80,455	$66,448	$96,250	(6)	$824	$518,252

Michael Adatto(8)	2013	$139,719	$0	$38,063	$47,520	$0		$300	$225,602
Former Senior Vice President, Managed Care and Commercial Development	2012	$300,000	$0	$0	$315,000	$37,000	(7)	$1,331	$653,331
	2011	$274,275	$0	$80,455	$66,448	$96,250	(7)	$1,331	$518,759

(1)	Amounts shown in this column do not reflect actual compensation received by the named executive officers. The amounts reflect the grant date fair value of stock option awards and are calculated in accordance with the provisions of FASB Accounting Standards Codification Topic 718 Compensation—Stock Compensation (“ASC Topic 718”), and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Assumptions used in the calculation of these awards are included in Note 17 “Equity Incentive Plans” in the notes to Horizon’s consolidated financial statements included in this proxy statement/prospectus. The named executive officers will only realize compensation to the extent the trading price of Horizon’s common stock is greater than the exercise price of such stock options.
(2)	Amounts shown in this column do not reflect actual compensation received by the named executive officers. The amounts reflect the grant date fair value of restricted stock units issued in accordance with the provisions of ASC Topic 718 and are based on the closing stock price of Horizon’s common stock on the date of grant and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Stock awards granted to the named executive officers during 2013 and 2011 consisted of restricted stock units that vest equally in four annual installments commencing on the anniversary date of the grant. Stock awards granted to the named executive officers during 2013 also included a fully vested deferred issuance of restricted stock units provided as a one-time bonus payment in connection with the completion of Horizon’s acquisition of the U.S rights to VIMOVO. Stock awards granted to the named executive officers during 2012 consisted of performance-based restricted stock units and vested only upon the achievement of certain performance objectives during 2012. See Note 17 “Equity Incentive Plans” in the notes to the consolidated financial statements included in this proxy statement/prospectus for further information on restricted stock units.
(3)	In December 2011, Horizon’s board approved Mr. Walbert’s 2011 bonus in the amount of $363,000, but deferred payment until completion of a debt financing, which occurred in February 2012. Mr. Walbert’s target bonus amount for 2012 was $343,200. In December 2012, the board approved Mr. Walbert’s bonus in the amount of $275,000, which was paid in January 2013. Mr. Walbert’s target bonus amount for 2013 was $353,496, or 60% of base salary. In December 2013, the board approved Mr. Walbert’s bonus in the amount of $441,870, which was paid in January 2014.
(4)	In December 2011, Horizon’s board approved Mr. De Vaere’s 2011 bonus in the amount of $162,800, but deferred payment until the completion of the debt financing, which occurred in February 2012. Mr. De Vaere’s target bonus amount for 2012 was $145,600. In December 2012, the board approved Mr. De Vaere’s bonus in the amount of $120,000, which was paid in January 2013. Mr. De Vaere’s target bonus amount for 2013 was $149,968, or 40% of base salary. In December 2013, the board approved Mr. De Vaere’s bonus in the amount of $187,460, which was paid in January 2014.

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(5)	In December 2011, Horizon’s board approved Dr. Sherman’s 2011 bonus in the amount of $162,800, but deferred payment until the completion of the debt financing, which occurred in February 2012. Dr. Sherman’s target bonus amount for 2012 was $153,920. In December 2012, the board approved Dr. Sherman’s bonus in the amount of $142,000, which was paid in January 2013. Dr. Sherman’s target bonus amount for 2013 was $158,536, or 40% of base salary. In December 2013, the board approved Dr. Sherman’s bonus in the amount of $198,172, which was paid in January 2014.
(6)	In December 2011, Horizon’s board approved Mr. Smith’s 2011 bonus in the amount of $96,250, but deferred payment until the completion of the debt financing, which occurred in February 2012. Mr. Smith’s target bonus for 2012 was $146,000. In December 2012, the board approved Mr. Smith’s bonus in the amount of $106,000, which was paid in January 2013. Mr. Smith’s target bonus amount for 2013 was $150,380, or 40% of base salary. In December 2013, the board approved Mr. Smith’s bonus in the amount of $187,975, which was paid in January 2014.
(7)	In December 2011, Horizon’s board approved Mr. Adatto’s 2011 bonus in the amount of $96,250, but deferred payment until the completion of the debt financing, which occurred in February 2012. Mr. Adatto’s target bonus amount for 2012 was $105,000. In December 2012, the board approved Mr. Adatto’s bonus in the amount of $37,000, which was paid in January 2013.
(8)	On March 14, 2013, Horizon’s board of directors determined that Mr. Adatto, Horizon’s Senior Vice President, Managed Care and Commercial Development, would increasingly focus his efforts on managed care activities and, as a result, would no longer retain his prior policy making functions. Accordingly, his status as an executive officer at Horizon ended as of that date. On June 17, 2013, Mr. Adatto terminated his employment with Horizon. Upon termination of his employment, Mr. Adatto was eligible to receive severance benefits under the Severance Benefit Plan, which provided for six months’ base salary and COBRA health insurance premiums. On June 16, 2013, Horizon entered into a three month consulting agreement with Mr. Adatto effective upon his termination of employment.
(9)	Amounts shown in this column include imputed income on life insurance benefits.

Payments Made Upon Termination. In January 2014, Horizon entered into an amendment to the amended and restated employment agreement with Mr. Walbert, its president and Chief Executive Officer, which provides that if Horizon terminates Mr. Walbert without cause or if Mr. Walbert resigns for good reason, he will be entitled to (1) be compensated at his then annual base salary for 12 months from his date of termination, (2) receive his target bonus in effect at the time of termination or, if none, his last target bonus, and (3) receive COBRA health insurance premiums for up to 12 months from the date of his termination. In addition, if Mr. Walbert is terminated without cause or if Mr. Walbert resigns for good reason within 90 days prior to or within 18 months following a change in control, 100% of the shares subject to options and restricted stock awards granted to Mr. Walbert will fully vest as of the termination date, and Mr. Walbert will be entitled to (1) be compensated at his then annual base salary for two years from his date of termination, (2) receive two times his target bonus in effect at the time of termination or, if none, two times his last target bonus, and (3) receive COBRA health insurance premiums for up to 12 months from the date of his termination. Cause is defined as gross negligence or willful failure to substantially perform duties and responsibilities to Horizon or willful and deliberate violation of any of Horizon’s policies; conviction of a felony involving commission of any act of fraud, embezzlement or dishonesty against Horizon or involving moral turpitude; the unauthorized use or disclosure of any of Horizon’s proprietary information or trade secrets and willful and deliberate breach of the executive’s obligations under the employment agreement that cause material injury to Horizon. Resignation for good reason is defined as a material reduction in duties, authority or responsibilities; the relocation of the place of employment by more than 50 miles; or a material reduction of salary or annual target bonus opportunity. In the event of termination due to Mr. Walbert’s death or complete disability, he and/or his heirs shall be eligible to receive a pro-rated bonus for the year in which such termination occurs, as determined by the board or compensation committee based on actual performance.

In January 2014, Horizon entered into an amendment to the amended and restated employment agreement with Mr. De Vaere, Horizon’s executive vice president and Chief Financial Officer, which provides that if Horizon terminates Mr. De Vaere without cause or if Mr. De Vaere resigns for good reason, he will be entitled to be compensated at his then annual base salary for 12 months from his date of termination and will also be entitled to receive COBRA health insurance premiums for up to 12 months from the date of his termination. In addition, if Mr. De Vaere is terminated without cause or resigns for good reason within 90 days prior to or within 18 months following a change in control, 100% of the shares subject to options and restricted stock awards granted to Mr. De Vaere will fully vest as of the termination date, and Mr. De Vaere will be entitled to (1) be compensated at his then annual base salary for 12 months from his date of termination, (2) receive his target bonus in effect at the time of termination or, if none, his last target bonus, and (3) receive COBRA health insurance premiums for up to 12 months from the date of his termination. Cause is defined as gross negligence or

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willful failure to substantially perform duties and responsibilities to Horizon or willful and deliberate violation of any of Horizon’s policies; conviction of a felony or the commission of any act of fraud, embezzlement or dishonesty against Horizon or involving moral turpitude; the unauthorized use or disclosure of any of Horizon’s proprietary information or trade secrets; and willful and deliberate breach of the executive’s obligations under the employment agreement that cause material injury to Horizon. Resignation for good reason is defined as a material reduction in duties, authority or responsibilities; the relocation of the place of employment by more than 50 miles; or a material reduction of salary or annual target bonus opportunity. In the event of termination due to Mr. De Vaere’s death or complete disability, he and/or his heirs shall be eligible to receive a pro-rated bonus for the year in which such termination occurs, as determined by the board or compensation committee based on actual performance. In connection with Mr. De Vaere’s planned future transition from Chief Financial Officer to consultant, on June 17, 2014, Mr. De Vaere entered into an executive employment and transition agreement with Horizon (the “Transition Agreement”), which replaces and supersedes Mr. De Vaere’s prior executive employment agreement with Horizon and provides for, among other things, (i) Mr. De Vaere (a) continuing to serve as Horizon’s executive vice president and Chief Financial Officer at his base salary as in effect on June 1, 2014 (the “Current Salary”) through September 30, 2014 (the “Separation Date”), (b) serving as a full-time consultant for a fee of $50,000 per month from October 1, 2014 through March 31, 2015, and (c) serving as a part-time consultant for a fee of $20,000 per month from April 1, 2015 through September 30, 2015, (ii) acceleration on the Separation Date of the vesting of all equity awards held by Mr. De Vaere, provided that Mr. De Vaere has performed the services contemplated by the Transition Agreement through the Separation Date, (iii) eligibility to receive an annual performance bonus based on Mr. De Vaere’s service to Horizon during calendar year 2014, and (iv) effective April 1, 2015, a severance benefit in the form of (a) regular payments equivalent to Mr. De Vaere’s monthly Current Salary for a period of 12 months, and (b) up to 12 months’ COBRA health insurance premiums.

In January 2014, Horizon entered into an amendment to the amended and restated employment agreement with Dr. Sherman, Horizon’s executive vice president of development, manufacturing and regulatory affairs and chief medical officer, which provides that if Horizon terminates Dr. Sherman without cause or if Dr. Sherman resigns for good reason, he will be entitled to be compensated at his then annual base salary for 12 months from his date of termination and will also be entitled to receive COBRA health insurance premiums for up to 12 months from the date of his termination. In addition, if Dr. Sherman is terminated without cause or resigns for good reason within 90 days prior to or within 18 months following a change in control, 100% of the shares subject to options and restricted stock awards granted to Dr. Sherman will fully vest as of the termination date, and Dr. Sherman will be entitled to (1) be compensated at his then annual base salary for 12 months from his date of termination, (2) receive his target bonus in effect at the time of termination or, if none, his last target bonus, and (3) receive COBRA health insurance premiums for up to 12 months from the date of his termination. Cause is defined as gross negligence or failure to substantially perform duties and responsibilities to Horizon or willful violation of any of Horizon’s policies; conviction of a felony or the commission of any act of fraud, embezzlement or dishonesty against Horizon or involving moral turpitude; the unauthorized use or disclosure of any of Horizon’s proprietary information or trade secrets; and breach of the executive’s obligations under the employment agreement that causes injury to Horizon. Resignation for good reason is defined as the relocation of the place of employment by more than 50 miles, or a material reduction of salary or annual target bonus opportunity. In the event of termination due to Dr. Sherman’s death or complete disability, he and/or his heirs shall be eligible to receive a pro-rated bonus for the year in which such termination occurs, as determined by the board or compensation committee based on actual performance.

In January 2014, Horizon entered into an amendment to the employment agreement with Mr. Smith, Horizon’s executive vice president and chief commercial officer, which provides that if Horizon terminates Mr. Smith without cause or if Mr. Smith resigns for good reason, he will be entitled to be compensated at his then annual base salary for 12 months from his date of termination and will also be entitled to receive COBRA health insurance premiums for up to 12 months from the date of his termination. In addition, if Mr. Smith is terminated without cause or resigns for good reason within 90 days prior to or within 18 months following a change in control, 100% of the shares subject to options and restricted stock awards granted to Mr. Smith will

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fully vest as of the termination date, and Mr. Smith will be entitled to (1) be compensated at his then annual base salary for 12 months from his date of termination, (2) receive his target bonus in effect at the time of termination or, if none, his last target bonus, and (3) receive COBRA health insurance premiums for up to 12 months from the date of his termination. Cause is defined as gross negligence or willful failure to substantially perform duties and responsibilities to Horizon or willful violation of any of Horizon’s policies; conviction of a felony or the commission of any act of fraud, embezzlement or dishonesty against Horizon or involving moral turpitude; the unauthorized use or disclosure of any of Horizon’s proprietary information or trade secrets; and willful and deliberate breach of the executive’s obligations under the employment agreement that causes injury to Horizon. Resignation for good reason is defined as material reduction in executive duties, authority or responsibilities; the relocation of the place of employment by more than 50 miles; or a material reduction of salary or annual target bonus opportunity. In the event of termination due to Mr. Smith’s death or complete disability, he and/or his heirs shall be eligible to receive a pro-rated bonus for the year in which such termination occurs, as determined by the board or compensation committee based on actual performance.

On June 17, 2013, Mr. Adatto terminated his employment with Horizon. Upon termination of his employment, Mr. Adatto was eligible to receive severance benefits under the Severance Benefit Plan, which provided for six months’ base salary and COBRA health insurance premiums. On June 16, 2013, Horizon entered into a three month consulting agreement with Mr. Adatto effective upon termination of his employment.

Change in Control. A change in control under Horizon’s employment agreements with Mr. Walbert, Mr. De Vaere, Dr. Sherman and Mr. Smith is defined generally as (1) the sale of all or substantially all of Horizon’s assets; (2) a merger or consolidation in which Horizon is not the surviving entity and in which the holders of Horizon’s outstanding voting stock immediately prior to such transaction own less than 50% of the voting power of the entity surviving the transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (3) a reverse merger in which Horizon is the surviving entity but the shares of common stock outstanding prior to the merger are converted into other property and in which the holders of Horizon’s voting stock immediately prior to such transaction own less than 50% of the voting power of Horizon’s stock, or where Horizon is a wholly-owned subsidiary of another entity, of Horizon’s parent; or (4) an acquisition by any person, entity or group of beneficial ownership of at least 75% of the combined voting power entitled to vote in an election of Horizon’s directors.

Releases. All termination-based payments (other than due to death or complete disability) to Mr. Walbert, Mr. De Vaere, Dr. Sherman and Mr. Smith pursuant to their employment agreements are contingent upon (1) the executive’s execution of a standard release of claims in Horizon’s favor and (2) the executive’s entering into a non-competition agreement to be effective during the period during which the executive receives severance benefits.

Sections 280G and 4999. Any payment or benefit provided under Horizon’s named executive officers’ employment agreements or otherwise in connection with a change in control may be subject to an excise tax under Section 4999 of the Code. These payments also may not be eligible for a company tax deduction pursuant to Section 280G of the Code. If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

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The following table sets forth potential payments payable to Horizon’s named executive officers upon a termination of employment without cause or resignation for good reason or termination of employment without cause or resignation for good reason following a change in control. The table below reflects amounts payable to Horizon’s named executive officers assuming their employment was terminated on December 31, 2013 and, if applicable, a change in control also occurred on such date:

	Upon Termination Without Cause or Resignation for Good Reason—No Change of Control					Upon Termination Without Cause or Resignation for Good Reason—Change of Control(1)
Name	Cash Severance	Continuation of Medical Benefits	Bonus	Value of Accelerated Vesting(2)	Total	Cash Severance	Continuation of Medical Benefits	Bonus	Value of Accelerated Vesting(2)	Total
Timothy P. Walbert	$644,100	$19,192	$386,460	$0	$1,049,752	$1,288,200	$19,192	$772,920	$1,816,692	$3,897,004
Robert J. De Vaere	$386,168	$19,252	$0	$0	$405,420	$386,168	$19,252	$154,467	$632,887	$1,192,774
Jeffrey W. Sherman	$408,234	$19,252	$0	$0	$427,486	$408,234	$19,252	$163,294	$605,432	$1,196,212
Todd N. Smith	$387,229	$19,252	$0	$0	$406,481	$387,229	$19,252	$154,892	$607,581	$1,168,954
Michael Adatto(3)	—	—	—	—	$0	—	—	—	—	$0

(1)	Amounts in these columns assume that termination occurs within 90 days immediately preceding or during the 18 months immediately following a change in control.
(2)	The value of accelerated vesting is equal to the closing stock price of $7.62 per share on December 31, 2013, multiplied by the number of shares subject to accelerated vesting, less the stock option exercise price, if applicable.
(3)	Mr. Adatto terminated employment with Horizon on June 17, 2013.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of non-equity incentive plan and equity incentive plan-based awards to Horizon’s named executive officers for 2013:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units(#)		Grant Date Fair Value of Stock and Options Awards ($)(7)
		Target
Timothy P. Walbert	N/A	$441,870	(1)
	1/2/2013			128,700	(5)	$308,880
	12/5/2013			43,290	(6)	$297,402
Robert J. De Vaere	N/A	$187,460	(2)
	1/2/2013			45,000	(5)	$108,000
	12/5/2013			21,640	(6)	$148,667
Jeffrey W. Sherman	N/A	$198,172	(3)
	1/2/2013			45,000	(5)	$108,000
	12/5/2013			18,037	(6)	$123,914
Todd Smith	N/A	$187,975	(4)
	1/2/2013			55,000	(5)	$132,000
	12/5/2013			18,037	(6)	$123,914
Michael Adatto	1/2/2013			19,800	(5)	$47,520

(1)	Mr. Walbert’s target bonus for 2013 was $353,496 or 60% of his base salary. In December 2013, the compensation committee approved Mr. Walbert’s bonus in the amount of $441,870, or 125% of his target bonus, which was paid in January 2014.
(2)	Mr. De Vaere’s target bonus for 2013 was $149,968 or 40% of his base salary. In December 2013, the compensation committee approved Mr. De Vaere’s bonus in the amount of $187,460, or 125% of his target bonus, which was paid in January 2014.
(3)	Dr. Sherman’s target bonus for 2013 was $158,536 or 40% of his base salary. In December 2013, the compensation committee approved Dr. Sherman’s bonus in the amount of $198,172, or 125% of his target bonus, which was paid in January 2014.
(4)	Mr. Smith’s target bonus for 2013 was $150,380 or 40% of his base salary. In December 2013, the compensation committee approved Mr. Smith’s bonus in the amount of $187,975, or 125% of his target bonus, which was paid in January 2014.
(5)	On January 2, 2013, the named executive officers were granted restricted stock units vesting in four equal annual installments beginning on the first anniversary of the grant date.

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(6)	On December 5, 2013, the named executive officers were granted a fully vested deferred issuance of restricted stock units provided as a one-time bonus payment in connection with the completion of Horizon’s acquisition of the U.S rights to VIMOVO.
(7)	Amounts shown in this column do not reflect dollar amounts actually received by the named executive officers. Instead, these amounts reflect the grant date fair value of such awards and are calculated in accordance with the provisions of ASC Topic 718 and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Assumptions used in the calculation of these amounts and further information on Horizon’s restricted stock units are included in Note 17 “Equity Incentive Plans” in the notes to the consolidated financial statements included in this proxy statement/prospectus.

Outstanding Equity Awards at December 31, 2013

The following table sets forth certain information regarding outstanding stock options and restricted stock units held by Horizon’s named executive officers on December 31, 2013.

		Option Awards							Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(5)		Market Value of Stock that Has Not Vested(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Timothy P. Walbert	7/16/2008	121,701	(1)(2)	—			$10.43	7/15/2018
	2/3/2010	123,564	(3)	5,373	(3)		$5.20	2/2/2020
	6/16/2010	98,688	(3)	14,099	(3)		$12.94	6/15/2020
	12/8/2011	108,477	(4)	108,478	(4)		$4.96	12/7/2021	66,421		$506,128
	1/2/2013	33,687	(4)	113,313	(4)		$2.40	1/1/2023	128,700		980,694
	12/5/2013	—		—			$6.87	12/4/2023	43,290	(6)	329,870

		486,117		241,263					238,411		$1,816,692	—	$—
Robert J. De Vaere	10/6/2008	46,335	(1)(2)	—			$10.43	10/5/2018
	2/3/2010	45,668	(3)	1,986	(3)		$5.20	2/2/2020
	6/16/2010	37,008	(3)	5,287	(3)		$12.94	6/5/2020
	12/8/2011	26,810	(4)	26,811	(4)		$4.96	12/7/2021	16,416		$125,090
	1/2/2013	11,687	(4)	39,313	(4)		$2.40	1/1/2023	45,000		342,900
	12/5/2013	—		—			$6.87	12/4/2023	21,640	(6)	164,897

		167,508		73,397		—			83,056		$632,887	—	$—
Jeffrey W. Sherman	6/23/2009	46,335	(1)(2)	—			$13.47	6/22/2019
	2/3/2010	45,668	(3)	1,986	(3)		$5.20	2/2/2020
	6/16/2010	37,008	(3)	5,287	(3)		$12.94	6/15/2020
	12/8/2011	26,810	(4)	26,811	(4)		$4.96	12/7/2021	16,416		$125,090
	1/2/2013	11,687	(4)	39,313	(4)		$2.40	1/1/2023	45,000		342,900
	12/5/2013	—		—			$6.87	12/4/2023	18,037	(6)	137,442

		167,508		73,397		—			79,453		$605,432	—	$—
Todd Smith	12/2/2010	15,005	(2)	3,950	(2)		$20.78	12/1/2020
	12/8/2011	10,940	(4)	10,940	(4)		$4.96	12/7/2021	6,698		$51,039
	1/2/2013	13,979	(4)	47,021	(4)		$2.40	1/1/2023	55,000		419,100
	12/5/2013	—		—			$6.87	12/4/2023	18,037	(6)	137,442

		39,924		61,911		—			79,735		$607,581	—	—
Michael Adatto(8)	—	—		—		—					—		—

(1)	The initial grant for each officer is early exercisable; as such, 100% of the option award is exercisable.
(2)	1/4th of the shares vest one year after the vesting commencement date and 1/48th of the shares vest monthly thereafter over the next three years. The options reflected in the table have the following vesting commencement dates: Mr. Walbert—June 30, 2008, Mr. De Vaere—October 6, 2008, Dr. Sherman—June 29, 2009 and Mr. Smith—October 1, 2010.
(3)	1/4th of the shares vest one year after the vesting commencement date, which is the same date as the grant date, and 1/48th of the shares vest monthly thereafter over the next three years.
(4)	1/48th of the shares vest in equal monthly installments over the four years following the vesting commencement date, which is the grant date.

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(5)	Stock awards represent restricted stock units granted and vest in four equal annual installments commencing on the anniversary of the grant date.
(6)	Represents restricted stock units that are fully vested but are subject to delayed issuance. As of December 31, 2013, the underlying shares had not yet been issued.
(7)	The market value of stock awards that have not vested is based on the closing stock price of Horizon’s common stock of $7.62 per share on December 31, 2013.
(8)	Mr. Adatto terminated employment with Horizon on June 17, 2013.

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and stock vested for Horizon’s named executive officers for the fiscal year ended December 31, 2013. Mr. Walbert and Mr. Smith each sold shares of Horizon’s common stock pursuant to a trading plan established under Rule 10b5-1 to satisfy certain withholding tax obligations.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Timothy P. Walbert	—	—	43,290	(1)	$297,402
			33,210	(2)	$224,832
Robert J. De Vaere	—	—	21,640	(1)	$148,667
			8,208	(2)	$55,568
Jeffrey W. Sherman	—	—	18,037	(1)	$123,914
			8,208	(2)	$55,568
Todd Smith	—	—	18,037	(1)	$123,914
			3,350	(2)	$22,680
Michael Adatto(3)	—	—	—		—

(1)	Represents a fully vested deferred issuance of restricted stock units granted on December 5, 2013 to Horizon’s named executive officers which was provided as a one-time bonus payment in connection with the completion of Horizon’s acquisition of the U.S rights to VIMOVO.
(2)	Represents restricted stock units granted on December 8, 2011, vesting over 4 annual installments.
(3)	Mr. Adatto terminated employment with Horizon on June 17, 2013.

Option Repricings

Horizon did not engage in any repricings or other modifications to any of its named executive officers’ outstanding equity awards during the year ended December 31, 2013.

Pension Benefits

None of Horizon’s named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by it. Horizon’s compensation committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in Horizon’s best interests.

Nonqualified Deferred Compensation

None of Horizon’s named executive officers participate in or have account balances in nonqualified deferred contribution plans or other nonqualified deferred compensation plans maintained by Horizon. Our compensation committee may elect to provide Horizon executive officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in its best interests.

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Other Benefits

Horizon’s named executive officers are eligible to participate in all of Horizon’s employee benefit plans, such as medical, dental, vision, group life and disability insurance and its 401(k) plan, in each case on the same basis as its other employees.

Non-Employee Director Compensation

Horizon’s board of directors adopted a compensation policy for its non-employee directors who are not affiliated with any holder of more than 5% of Horizon’s common stock, which became effective upon Horizon’s initial public offering in July 2011.

Effective August 1, 2012, Horizon’s board of directors approved an amendment to the non-employee director compensation policy providing for an annual board service retainer, payable in quarterly installments, of $50,000 for a non-executive chairman of the board of directors or lead independent director and $40,000 for all other eligible non-employee directors, and committee member service fees ranging from $3,750 to $20,000 per year. On December 14, 2012, Horizon’s board of directors approved a further amendment to the non-employee director compensation policy providing that eligible non-employee directors elected to the board of directors would receive a stock option grant for 40,000 shares, vesting in equal installments over 36 month from the date of grant. Thereafter, at each Special Meeting of Horizon’s stockholders, eligible non-employee directors would automatically receive stock option grants of 20,000 shares, vesting in equal installments over 12 months from the date of grant.

Also, Horizon has reimbursed and will continue to reimburse its directors for their travel-related expenses, including lodging and other reasonable expenses incurred in attending meetings of Horizon’s board of directors and committees of the board of directors.

The following table sets forth compensation information for Horizon’s non-employee directors who earned or received compensation under its non-employee director compensation policy in 2013:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Ronald Pauli	$65,000	$117,296	$182,296
Michael Grey	$65,000	$117,296	$182,296
Gino Santini	$57,500	$117,296	$174,796
Jeffrey Bird, M.D., Ph.D.	$32,813	$117,296	$150,109

(1)	The amounts shown in this column reflect the grant date fair value of option awards issued to Horizon’s non-employee directors during 2013, calculated in accordance with the provisions of ASC Topic 718 and assumes no forfeiture rate. See the assumptions used in the Black-Scholes model in the notes to the audited financial statements included in the proxy statement/prospectus for the year ended December 31, 2013.

Limitation of Liability and Indemnification

Horizon’s amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

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•	transaction from which the directors derived an improper personal benefit.

Horizon’s amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, which remain available under Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Horizon’s amended and restated bylaws provide that it will indemnify its directors and officers, and may indemnify employees and other agents, to the extent not prohibited by law. Horizon’s amended and restated bylaws also provide that its is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and also permit Horizon to secure insurance on behalf of any officer, director, employee or other agent required or permitted to be indemnified by its amended and restated bylaws. Horizon has obtained a policy of directors’ and officers’ liability insurance.

Horizon has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated bylaws. These agreements, among other things, require Horizon to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of Horizon’s directors or executive officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at its request. Horizon believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in Horizon’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Horizon and its stockholders. A stockholder’s investment may be harmed to the extent Horizon pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of Horizon’s directors or executive officers as to which indemnification is required or permitted, and Horizon is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Certain Relationships and Related Transactions

Policies and Procedures for Transactions with Related Persons

Horizon has adopted a written Related-Person Transactions Policy that sets forth Horizon’s policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of Horizon’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Horizon and any “related person” are participants, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to Horizon as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related person” is any executive officer, director or nominee to become director, a holder of more than 5% of Horizon’s common stock, including any immediate family members of such persons or any entity owned or controlled by such persons. Any related-person transaction may only be consummated if Horizon’s Audit Committee has approved or ratified the transaction in accordance with the policy guidelines set forth below.

The policy imposes an affirmative duty upon each director and executive officer to identify, and Horizon will request that significant stockholders identify, any transaction involving them, their affiliates or family members that may be considered a related-party transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to Horizon’s Audit Committee (or, where review by Horizon’s Audit Committee would be inappropriate, to another independent body of the Board of Directors)

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for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to Horizon and whether any alternative transactions are available. In considering related-person transactions, Horizon’s Audit Committee takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to Horizon;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally; and

•	the availability of other sources for comparable services or products.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval process. Before the adoption of Horizon’s Related-Person Transactions Policy, Horizon did not have a formal policy concerning transactions with related persons.

Certain Related Transactions

The following current directors are affiliated with Horizon’s principal stockholders as indicated in the table below:

Director	Principal Stockholder
Jeff Himawan, Ph.D.	Essex Woodlands Health Ventures Fund VII, L.P.

Horizon describes below transactions and series of similar transactions, since the beginning of fiscal year 2013, with respect to which Horizon was a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of Horizon’s common stock or any member of their immediate family had or will have a direct or indirect material interest.

Horizon also describes below certain other transactions with Horizon’s directors, executive officers and stockholders. Horizon believes that the terms obtained or consideration that Horizon paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

5.00% Convertible Senior Note Offering

In November 2013, Horizon closed its offering of $150 million aggregate principal amount of 5.00% Convertible Senior Notes due 2018 to investors pursuant to note purchase agreements with such investors.

Purchasers of the 5.00% Convertible Notes included the following holders of more than 5% of Horizon’s capital stock, or entities affiliated with them at the time of the transaction. The following table sets forth the principal amount of the 5.00% Convertible Notes purchased by such holders:

Participants(1)	Principal Amount
5% or Greater Stockholders
Deerfield Management, L.P.(2)	$50,000,000
Broadfin Capital, LLC(3)	$12,500,000

(1)	Additional detail regarding these stockholders and their equity holdings is provided in the “Security Ownership of Certain Beneficial Owners and Management” section of this proxy statement/prospectus above.

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(2)	Represents 5.00% Convertible Notes held by Deerfield International Master Fund, L.P., Deerfield Private Design International, L.P., Deerfield Private Design Fund II, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P.
(3)	Represents 5.00% Convertible Notes held by Broadfin Healthcare Master Fund, Ltd.

Commitment Letter

In March 2014, in connection with the Merger, Horizon entered into a commitment letter with Deerfield Management Company, L.P. (“Deerfield”) and certain funds managed by Deerfield, which is described in the “Other Related Agreements—Commitment Letter” section of this proxy statement/prospectus.

Employment Agreements and Change of Control Arrangements

Horizon has entered into employment agreements, which are described in the “Compensation Discussion and Analysis” section of this proxy statement/prospectus, with Horizon’s executive officers.

In March 2014, Horizon entered into an employment agreement with Robert F. Carey, Horizon’s executive vice president and chief business officer, that provides for, among other things, (1) a base salary at the initial annualized rate of $400,000 per year, (2) an annual discretionary bonus with a target amount of 50% of Mr. Carey’s base salary, (3) a one-time retention bonus in the amount of $100,000 (plus any gross-up payments) and (4) the equity awards described under “Stock Options and Stock Awards Granted to Executive Officers and Directors” below.

In June 2014, Horizon entered into an employment agreement with Paul W. Hoelscher, Horizon’s executive vice president, finance and effective as of October 1, 2014, Horizon’s executive vice president and chief financial officer, that provides for, among other things, (1) a base salary of $375,000 per year, subject to annual adjustments, (2) an annual discretionary bonus with a target amount of 50% of Mr. Hoelscher’s base salary, (3) a stock option to purchase up to 90,000 shares of Horizon’s common stock which will vest over four years from Mr. Hoelscher’s start date, and (4) restricted stock units in respect of an aggregate of 80,000 shares of Horizon’s common stock which will vest over four years from Mr. Hoelscher’s start date.

Stock Options and Stock Awards Granted to Executive Officers and Directors

Horizon has granted stock options and stock awards to its executive officers and directors, which are described in the “Compensation Discussion and Analysis” section of this proxy statement/prospectus.

In March 2014, in connection with Mr. Carey’s appointment as Horizon’s executive vice president and chief business officer, Horizon granted the following equity awards to Mr. Carey: (1) a stock option to purchase up to 140,000 shares of Horizon’s common stock, with a per share exercise price equal to $13.34, the fair market value on the grant date, that will vest over four years, with 25% of the underlying shares vesting after one year and an additional 1/48th of the underlying shares vesting monthly thereafter, subject to Mr. Carey’s continuous service through each vesting date; (2) a stock option to purchase up to 100,000 shares of Horizon’s common stock, with a per share exercise price equal to $13.34, the fair market value on the grant date, that will vest over one year, with 1/12th of the underlying shares vesting each month, subject to Mr. Carey’s continuous service through each vesting date; and (3) a restricted stock unit award representing the right to receive up to 124,100 shares of Horizon’s common stock, with 1/4th of the shares subject to the award vesting on each anniversary of the grant date, subject to Mr. Carey’s continuous service through each vesting date.

Indemnification of Officers and Directors

Horizon’s amended and restated certificate of incorporation and Horizon’s amended and restated bylaws provide that Horizon will indemnify each of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, Horizon has entered into indemnification agreements with each of

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its directors and officers, and Horizon has purchased a policy of directors’ and officers’ liability insurance that insures Horizon’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Compensation Committee Interlocks and Insider Participation

No member of Horizon’s compensation committee has ever been an executive officer or employee of Horizon. None of its officers currently serves, or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of Horizon’s board of directors or compensation committee. Prior to establishing the compensation committee, Horizon’s full board of directors made decisions relating to compensation of its officers.

Compensation Committee Report

The compensation committee of Horizon’s board of directors has submitted the following report for inclusion in this proxy statement/prospectus:

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement/prospectus, filed by Horizon with the SEC.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement/prospectus into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that Horizon specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectively submitted,

The Compensation Committee of the Board of Directors

Jeff Himawan, Ph.D., Chairman

Michael Grey

Ronald Pauli

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy and Procedures for Review of Related Party Transactions of New Horizon

Horizon has adopted a related party transaction policy that sets forth Horizon’s procedures for the identification, review, consideration and approval or ratification of related-person transactions. Following the Merger, it is expected that New Horizon will adopt a related party transaction policy that is substantially similar to the current Horizon related party transaction policy. A description of Horizon’s current related party transaction policy can be found under the caption “Certain Relationships and Related Transactions” in this proxy statement/prospectus.

Certain Transactions With or Involving Horizon’s Related Persons

For a description of certain transactions with or involving Horizon’s related persons, please see the discussion under the caption “Certain Relationships and Related Transactions” in this proxy statement/prospectus. Please also see the sections in this proxy statement/prospectus entitled “The Reorganization and the Merger—Interests of Certain Persons in the Merger” and “Where You Can Find More Information.”

Certain Transactions With or Involving Vidara’s Related Persons

In June 2012 in connection with Vidara’s acquisition of ACTIMMUNE, Vidara issued and sold an aggregate principal amount of $5.5 million in subordinated notes to investors, of which $2.5 million was purchased by Altiva Capital, LLC, a Delaware limited liability company controlled by Mr. Balaji Venkataraman. The entire outstanding principal amount of the notes is due upon maturity at June 19, 2018. Interest on the notes is payable quarterly and accrues at a rate of 12.0% per annum. In addition, interest of 2.0% is accrued and added to the principal balance of the notes pursuant to the terms of the subordinated note agreement and, as a result, the aggregate principal amount of the subordinated notes outstanding at March 31, 2014 was $5.7 million. Please also see the section in this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vidara—Liquidity and Capital Resources.”

Also in connection with Vidara’s acquisition of ACTIMMUNE, Vidara issued an unsecured subordinated promissory note in the amount of approximately $16.9 million to Vidara Holdings. The promissory note is subordinated to the senior term loan and the subordinated notes detailed above. No principal repayments can be made on the promissory note until June 20, 2018. The promissory note is unsecured. The promissory note bears interest at a rate of 1.07% and is payable annually in cash. The promissory note will be repaid in full with cash on hand prior to the consummation of the Merger. Please also see the section in this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vidara—Liquidity and Capital Resources.”

Please also see the section in this proxy statement/prospectus entitled “The Reorganization and the Merger—Interests of Certain Persons in the Merger.”

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DESCRIPTION OF NEW HORIZON WARRANTS

At the effective time of the Merger except as set forth below, each outstanding and unexercised warrant to purchase Horizon common stock, which collectively are referred to in this proxy statement/prospectus as the “Horizon Warrants,” will be converted into a warrant acquire the number of New Horizon ordinary shares equal to the number of shares of Horizon common stock subject to such Horizon Warrant immediately prior to the effective time, at an exercise price per New Horizon ordinary share equal to the exercise price per share of Horizon common stock otherwise purchasable under such Horizon Warrant. Horizon expects that a U.S. person whose Horizon Warrants are converted to warrants to purchase New Horizon ordinary shares at the effective time will recognize gain or loss for U.S. federal income tax purposes at the time of the conversion. The amount of gain recognized will equal the excess, if any, of the fair market value of the warrants to purchase New Horizon ordinary shares received as a result of the conversion over the U.S. person’s adjusted tax basis in its Horizon Warrants. The amount of loss recognized will equal the excess, if any, of the U.S. person’s adjusted tax basis in its Horizon Warrants over the fair market value of the warrants to purchase New Horizon ordinary shares. Holders of Horizon Warrants should consult their own tax adviser regarding the particular U.S. (federal, state and local), Irish and other non-U.S. tax consequences of the conversion of the Horizon Warrants into warrants to purchase New Horizon ordinary shares.

The New Horizon warrants to purchase New Horizon ordinary shares issued upon conversion of the Horizon Warrants at the effective time, which are collectively referred to in this proxy statement/prospectus as the “New Horizon Warrants,” will be subject to substantially the same terms and conditions as were applicable to the Horizon Warrants immediately prior to the effective time. The following is a summary of the terms and conditions of the Horizon Warrants that will be converted into New Horizon Warrants at the effective time. The following summary is not complete and is qualified in its entirety by reference to the forms of Horizon Warrants filed as exhibits to the registration statement of which this proxy statement/prospectus is a part. Any reference to Horizon and Horizon common stock in the following summary also means New Horizon and New Horizon ordinary shares, respectively, as of the effective time.

General. As of July 30, 2014, the following Horizon Warrants remained outstanding and exercisable, with the expiration dates and exercise prices as shown:

	Number of Underlying Shares(1)	Expiration Date	Per Share Exercise Price(1)
Horizon Warrants originally issued in connection with:
December 2007 debt financing	21,824	12/18/14	$25.39
November 2008 debt financing	4,365	11/21/15	$25.39
October 2008-October 2009 bridge financings(2)	162,309	10/31/15-9/25/16	$12.35
June 2011 debt financing(2)	60,922	6/2/21	$9.00
February 2012 private placement of units	2,307,219	3/2/17	$4.308
September 2012 public offering of units	5,431,841	9/25/17	$4.57

(1)	The number of shares subject to and the exercise price applicable to, each Horizon Warrant is subject to adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events.
(2)	Such Horizon Warrants shall terminate on and as of the closing of the Merger unless previously exercised in accordance with their terms.

Exercisability. Except as set forth in the table above and below, each Horizon Warrant may be exercised at any time up to the applicable expiration date listed in the table above. The Horizon Warrants are exercisable, at the option of each holder, in whole or in part by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of Horizon common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

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The Horizon Warrants issued in connection with the September 2012 public offering of units, which are referred to in this proxy statement/prospectus as the “September 2012 Warrants,” provide that a holder of September 2012 Warrants will not have the right to exercise any portion of the September 2012 Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of Horizon common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the September 2012 Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to Horizon.

Certain of the Horizon Warrants issued in connection with the February 2012 private placement of units, which are referred to in this proxy statement/prospectus as the “February 2012 Warrants,” provide that the holder of such February 2012 Warrants shall not be entitled to exercise such February 2012 Warrants for a number of shares of Horizon common stock in excess of that number of shares of Horizon common stock which, upon giving effect to such exercise, would cause the aggregate number of shares of Horizon common stock beneficially owned by the holder to exceed 9.99% of the outstanding shares of the Horizon common stock following such exercise, as such percentage ownership is determined in accordance with the terms of such February 2012 Warrants. However, the holders of such February 2012 Warrants may waive the foregoing limitation by written notice to Horizon upon not less than 61 days prior written notice (with such waiver taking effect only upon the expiration of such 61 day notice period and applying only to the holder and not to any other holder of such February 2012 Warrants).

Cashless Exercise. With the exception of certain Horizon Warrants issued in connection with the December 2007 and November 2008 debt financings and the limitation on the September 2012 Warrants set forth in this paragraph, if at any time during the exercisability period of a Horizon Warrant the fair market value of Horizon common stock exceeds the exercise price of such Horizon Warrant, the holder may effect a cashless exercise of such Horizon Warrant (in whole or in part) by surrendering such Horizon Warrant together with delivery of a duly executed exercise notice, by canceling a portion of such Horizon Warrant in payment of the purchase price payable in respect of the number of shares of Horizon common stock purchased upon such exercise. However, in the case of the September 2012 Warrants, if a registration statement registering the issuance or the resale of the shares of Horizon common stock underlying the September 2012 Warrants under the Securities Act is effective and available, a holder of September 2012 Warrants shall not be able to effect a cashless exercise of such September 2012 Warrants.

Transferability. Subject to applicable laws and the terms of the Horizon Warrants, the Horizon Warrants may be transferred at the option of the holders upon surrender of the Horizon Warrants together with the appropriate instruments of transfer.

Listing. The Horizon Warrants are not currently publicly listed and there are no plans to make an application to list the New Horizon Warrants on NASDAQ, any national securities exchange or other nationally recognized trading system.

Rights as a Stockholder. Except as otherwise provided in the Horizon Warrants or by virtue of a holder’s ownership of Horizon common stock, the holders of the Horizon Warrants do not have the rights or privileges of holders of Horizon common stock, including any voting rights, until exercise.

Termination. If not exercised prior to the closing of the Merger, the Horizon Warrant issued in connection with the April 2010 debt financing, which is referred to in this proxy statement/prospectus as the “April 2010 Warrant,” the Horizon Warrants issued in connection with the June 2011 debt financing, which are referred to in this proxy statement/prospectus as the “June 2011 Warrants,” and the Horizon Warrants issued in connection with the October 2008 –October 2009 bridge financings, which are referred to in this proxy statement/prospectus as the “October 2008-2009 Warrants,” shall automatically terminate on and as of the closing of the Merger.

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Fundamental Transactions

Under the terms of the Horizon Warrants issued in connection with the December 2007 debt financing, which are referred to in this proxy statement/prospectus as the “December 2007 Warrants,” and the Horizon Warrants issued in connection with the November 2008 debt financing, which are referred to in this proxy statement/prospectus as the “November 2008 Warrants,” in the event of merger event as described in the December 2007 Warrants and November 2008 Warrants, (i) if the successor or surviving entity in such merger event assumes the December 2007 Warrants and November 2008 Warrants, then the December 2007 Warrants and November 2008 Warrants shall be exercisable for the same securities, cash and property as would be payable for the Horizon common stock issuable upon exercise of the unexercised portion of the December 2007 Warrants and November 2008 Warrants as if such Horizon common stock were outstanding on the record date for the merger event and the subsequent closing and (ii) if the consideration in such merger event is cash and/or securities of a class registered pursuant to Section 12(b) or 12(g) of the Exchange Act, then the successor or surviving entity may elect not to assume the December 2007 Warrants and/or November 2008 Warrants, in which case, unless the holder has otherwise exercised the December 2007 Warrants and November 2008 Warrants, then effective immediately prior to the closing of such merger event, (a) certain of the December 2007 Warrants and November 2008 Warrants shall be automatically exercised pursuant to the cashless exercise provisions of such December 2007 Warrant and November 2008 Warrant and (b) certain of the December 2007 Warrants and November 2008 Warrants shall terminate unless previously exercised. The Merger will qualify as a merger event under the December 2007 Warrants and the November 2008 Warrants.

Under the terms of the October 2008-2009 Warrants, in the event of a corporate transaction as described in the October 2008-2009 Warrants, the October 2008-2009 Warrants shall terminate on and as of the closing of such corporate transaction to the extent not previously exercised. The Merger will qualify as a corporate transaction under the October 2008-2009 Warrants.

Under the terms of the April 2010 Warrant and the June 2011 Warrants, in the event of an acquisition as described in the April 2010 Warrant and the June 2011 Warrants (i) in which the sole consideration is cash and/or marketable securities, the April 2010 Warrant and the June 2011 Warrants shall terminate on and as of the closing of such acquisition to the extent not previously exercised, and (ii) other than as particularly described in section (i) above, the surviving or successor entity shall assume the April 2010 Warrant and the June 2011 Warrants, and the April 2010 Warrant and the June 2011 Warrants shall be exercisable for the same class, number and kind of securities, cash and other property as would have been paid for or in respect of the shares of Horizon common stock issuable (as of immediately prior to the closing) upon exercise in full as if such shares of Horizon common stock had been issued and outstanding on and as of such closing. The Merger will qualify as an acquisition under the April 2010 Warrant and the June 2011 Warrants.

Under the terms of the February 2012 Warrants and the September 2012 Warrants, in the event of a fundamental transaction as described in the February 2012 Warrants and September 2012 Warrants and generally including any merger or consolidation with or into another entity, as a result of which the holders of Horizon outstanding voting securities as of immediately prior to such merger or consolidation hold less than a majority of the outstanding voting securities of the surviving or successor entity as of immediately after such merger or consolidation or a sale, transfer or other disposition of all or substantially all Horizon’s property, assets or business to another person or entity, the holders of the February 2012 Warrants and September 2012 Warrants will be entitled to receive upon exercise of the February 2012 Warrants and September 2012 Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the February 2012 Warrants and September 2012 Warrants immediately prior to such fundamental transaction. The Merger will qualify as a fundamental transaction under the February 2012 Warrants and the September 2012 Warrants.

Waivers and Amendments. The terms of the Horizon Warrants may be amended or waived as follows:

•	December 2007 Warrants: Any term of a December 2007 Warrant may be amended with the written consent of Horizon and the holder of that December 2007 Warrant.

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•	November 2008 Warrants: Any term of a November 2008 Warrant may be amended with the written consent of Horizon and the holder of that November 2008 Warrant.

•	October 2008-2009 Warrants: Any term of an October 2008-2009 Warrant may be amended or waived with the written consent of Horizon and the purchasers who have agreed to lend at least 67% of the total loan amount under the Purchase Agreement (as defined in the October 2008-2009 Warrants), provided, however, that no modification or waiver shall adversely affect the rights of a holder of an October 2008-2009 Warrant in a different or disproportionate manner relative to the other holders of October 2008-2009 Warrants, unless such modification or waiver is agreed to in writing by such holder.

•	April 2010 Warrant: Any term of the April 2010 Warrant may be amended or waived with the written consent of Horizon and the holder of the April 2010 Warrant.

•	June 2011 Warrants: Any term of a June 2011 Warrant may be amended or waived with the written consent of Horizon and the holder of that June 2011 Warrant.

•	February 2012 Warrants: Any term of a February 2012 Warrant may be amended or waived with the written consent of Horizon and the holder of that February 2012 Warrant.

•	September 2012 Warrants: Any term of a September 2012 Warrant may be amended or waived with the written consent of Horizon and the holder of that September 2012 Warrant.

DESCRIPTION OF NEW HORIZON ORDINARY SHARES

The following description of New Horizon’s share capital is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Companies Acts and the complete text of New Horizon’s memorandum and articles of association substantially in the form attached as Annex C to this proxy statement/prospectus, which is referred to in this proxy statement/prospectus as the “New Horizon’s memorandum and articles of association.” You should read those laws and documents carefully.

There are differences between the Horizon charter documents and New Horizon’s memorandum and articles of association as they will be in effect after the closing, especially as they relate to changes (i) that are required by Irish law or (ii) that are necessary in order to preserve the current rights of shareholders and powers of the board of directors of New Horizon following the completion of the Merger. Certain provisions of the Horizon charter documents will not be replicated in New Horizon’s memorandum and articles of association because Irish law would not permit such replication, and certain provisions will be included in New Horizon’s memorandum and articles of association although they were not in the Horizon charter documents because Irish law requires such provisions to be included in the memorandum and articles of association of an Irish public limited company. See “Comparison of the Rights of Holders of Horizon’s Common Stock and New Horizon’s Ordinary Shares.” Except where otherwise indicated, the description below reflects New Horizon’s memorandum and articles of association. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the memorandum and articles of association of New Horizon as they will be in effect from and after the effective time.

Capital Structure

Authorized Share Capital

Immediately prior to the consummation of the Merger , the authorized share capital of New Horizon will be €40,000 and $30,000, divided into 40,000 deferred shares with nominal value of €1.00 per share and 300,000,000 U.S. dollar denominated ordinary shares with nominal value of U.S. $0.0001 per share.

New Horizon may issue shares subject to the maximum authorized share capital contained in New Horizon’s memorandum and articles of association. The authorized share capital may be increased or reduced by

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a resolution approved by a simple majority of the votes cast at a general meeting of New Horizon’s shareholders (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of New Horizon may be divided into shares of such nominal value as the ordinary resolution shall prescribe. As a matter of Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution.

New Horizon’s memorandum and articles of association authorize the New Horizon board of directors to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such memorandum and articles of association, which is expected to be effective in the third quarter of calendar year 2014.

The rights and restrictions to which the New Horizon ordinary shares will be subject will be prescribed in New Horizon’s memorandum and articles of association. New Horizon’s memorandum and articles of association provide that the terms of the preferred shares which may be issued by New Horizon shall be determined by means of an ordinary resolution. The creation of a new class of shares of New Horizon would also require a special resolution to amend the memorandum and articles of association of New Horizon.

Irish law does not recognize fractional shares held of record. Accordingly, New Horizon’s memorandum and articles of association do not provide for the issuance of fractional shares of New Horizon, and the official Irish register of New Horizon will not reflect any fractional interest in shares. Whenever an alteration or reorganization of the share capital of New Horizon would result in any New Horizon shareholder becoming entitled to fractions of a share, the New Horizon board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, sell the shares representing the fractions for the best price reasonably obtainable, to any person and distribute the proceeds of the sale in due proportion among those members.

Issued Share Capital

In accordance with the Merger Agreement, Vidara Holdings, the sole historic shareholder of Vidara prior to the reorganization, will retain 31,350,000 ordinary shares of New Horizon following the reorganization of Vidara. In connection with the consummation of the Merger, New Horizon will issue a number of ordinary shares with a nominal value of $0.0001 per share that is equal to the number of shares of Horizon common stock then outstanding that will be automatically converted into the right to receive New Horizon ordinary shares and canceled as part of the Merger. All ordinary shares issued upon consummation of the Merger will be issued as fully paid-up and will be non-assessable.

Preemption Rights, Share Warrants and Share Options

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, New Horizon has opted out of these preemption rights in its memorandum and articles of association as permitted under Irish law. Under Irish law, this opt-out will need to be renewed every five years by a resolution approved by not less than 75% of the votes cast at a general meeting of the New Horizon shareholders (referred to under Irish law as a “special resolution”). If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of New Horizon on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders. The statutory preemption rights do not apply (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee stock option or similar equity plan.

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New Horizon’s memorandum and articles of association provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which New Horizon is subject, the New Horizon board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as it deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the New Horizon board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the memorandum and articles of association or an ordinary resolution of shareholders. New Horizon will be subject to the rules of The NASDAQ Stock Market LLC and the Code, which require shareholder approval of certain equity plan and share issuances. The New Horizon board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). In connection with the Merger, New Horizon will assume Horizon’s existing obligations to deliver shares under its equity incentive plans, pursuant to the terms thereof. In addition, in connection with the Merger, New Horizon will issue warrants to purchase that number of New Horizon ordinary shares equal to the number of shares of Horizon common stock that are subject to warrants to purchase Horizon common stock that will be automatically converted in the Merger and canceled as part of the Merger. See “Description of New Horizon Warrants.”

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of New Horizon are equal to, or in excess of, the aggregate of New Horizon’s called up share capital plus undistributable reserves and the distribution does not reduce New Horizon’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which New Horizon’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed New Horizon accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not New Horizon has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant accounts” of New Horizon. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts (not in accordance with U.S. GAAP), which give a “true and fair view” of New Horizon’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Please see “Risk Factors” and “Questions and Answers About the Proposed Transactions and the Horizon Special Meeting of the Stockholders and Voting.”

New Horizon’s memorandum and articles of association authorize the directors to declare dividends without shareholder approval to the extent they may be paid out of funds of New Horizon which are lawfully available for such purposes. The New Horizon board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. The New Horizon board of directors or any general meeting declaring a dividend may direct that the payment be made by distribution of assets, shares or cash, and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency.

The New Horizon board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to New Horizon in relation to the shares of New Horizon.

For information about the Irish tax issues relating to dividend payments, please see the section entitled “Certain Tax Consequences of the Merger—Irish Tax Considerations—Withholding Tax on Dividends.”

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Share Repurchases, Redemptions and Conversions

Overview

New Horizon’s memorandum and articles of association provide that any ordinary share that New Horizon has agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish law purposes, the repurchase of ordinary shares by New Horizon may technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions by New Horizon.” If the New Horizon memorandum and articles of association did not contain such provision, repurchases by New Horizon would be subject to many of the same rules that apply to purchases of New Horizon ordinary shares by subsidiaries described below under “—Purchases by Subsidiaries of New Horizon,” including the shareholder approval requirements described below, and the requirement that any on market purchases be effected on a “recognized stock exchange,” which, for purposes of the Companies Acts, includes NASDAQ. Neither Irish law nor any constituent document of New Horizon places limitations on the right of nonresident or foreign owners to vote or hold New Horizon ordinary shares. Except where otherwise noted, references elsewhere in this proxy statement/prospectus to repurchasing or buying back ordinary shares of New Horizon refer to the redemption of ordinary shares by New Horizon or the purchase of ordinary shares of New Horizon by a subsidiary of New Horizon, in each case in accordance with the New Horizon memorandum and articles of association and Irish law as described below.

Repurchases and Redemptions by New Horizon

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares issued for that purpose. Please see also “—Dividends” and “Risk Factors.” New Horizon may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of New Horizon. No shares may be redeemed unless they are fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of the New Horizon memorandum and articles of association described above, shareholder approval will not be required to redeem New Horizon shares.

New Horizon may also be given an additional general authority to purchase its own shares on market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by New Horizon subsidiaries as described below.

The New Horizon board of directors may also issue preferred shares, which may be redeemed at the option of either New Horizon or the shareholder, depending on the terms of such preferred shares. Please see “—Capital Structure—Authorized Share Capital” for additional information on preferred shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by New Horizon at any time must not exceed 10% of the nominal value of the issued share capital of New Horizon. New Horizon may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be canceled by New Horizon or re-issued subject to certain conditions.

Purchases by Subsidiaries of New Horizon

Under Irish law, an Irish or non-Irish subsidiary may purchase shares of New Horizon either on market or off market. For a subsidiary of New Horizon to make purchases on market of New Horizon ordinary shares, the New Horizon shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on market purchase by a subsidiary of New Horizon ordinary shares is required. For a purchase by a subsidiary of New Horizon off market, the proposed purchase contract must be authorized by special resolution of the New Horizon shareholders before the contract is entered into. The person whose New Horizon ordinary shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by New Horizon shareholders at the registered office of New Horizon.

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In order for a subsidiary of New Horizon to make an on market purchase of New Horizon’s shares, such shares must be purchased on a “recognized stock exchange.” NASDAQ, on which the shares of New Horizon are expected to be listed following the closing, is specified as a recognized stock exchange for this purpose by Irish law.

The number of shares held by the subsidiaries of New Horizon at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of New Horizon. While a subsidiary holds shares of New Horizon, it cannot exercise any voting rights in respect of those shares. The acquisition of New Horizon ordinary shares by an Irish subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

The New Horizon memorandum and articles of association provide that New Horizon will have a first and paramount lien on every share that is not a fully paid up share for all amounts payable at a fixed time or called in respect of that share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the memorandum and articles of association of an Irish public company limited by shares such as New Horizon and will only be applicable to shares of New Horizon that have not been fully paid up.

Consolidation and Division; Subdivision

Under its memorandum and articles of association, New Horizon may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than are fixed by its memorandum and articles of association.

Reduction of Share Capital

New Horizon may, by ordinary resolution, reduce its authorized but unissued share capital in any way. New Horizon also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Companies Acts.

Annual Meetings of Shareholders

New Horizon will be required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after New Horizon’s fiscal year-end. It is expected that New Horizon will hold its next annual general meeting in 2015 if the Merger is consummated. Any annual general meeting of New Horizon may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting and the articles of association do not prohibit the holding of annual general meetings outside of Ireland.

Notice of an annual general meeting must be given to all New Horizon shareholders and to the auditors of New Horizon. The New Horizon memorandum and articles of association provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

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Extraordinary General Meetings of Shareholders

Extraordinary general meetings of New Horizon may be convened by (i) the New Horizon board of directors, (ii) on requisition of New Horizon shareholders holding not less than 10% of the paid up share capital of New Horizon carrying voting rights, (iii) on requisition of New Horizon’s auditors or (iv) in exceptional cases, by order of the court. Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

Notice of an extraordinary general meeting must be given to all New Horizon shareholders and to the auditors of New Horizon. Under Irish law and the New Horizon memorandum and articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

In the case of an extraordinary general meeting convened by the New Horizon shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the New Horizon board of directors has 21 days to convene a meeting of New Horizon’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the New Horizon board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of New Horizon’s receipt of the requisition notice.

If the New Horizon board of directors becomes aware that the net assets of New Horizon are not greater than half of the amount of New Horizon’s called-up share capital, it must convene an extraordinary general meeting of New Horizon’s shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Quorum for General Meetings

The New Horizon memorandum and articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more New Horizon shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of New Horizon entitled to vote at the meeting in question constitute a quorum.

Voting

New Horizon’s memorandum and articles of association provide that the New Horizon board of directors or its chairman may determine the manner in which the poll is to be taken and the manner in which the votes are to be counted.

Each New Horizon shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in New Horizon’s share register as of the record date for the meeting or by a duly appointed proxy, which proxy need not be a New Horizon shareholder. Where interests in shares are held by a nominee trust company, such company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by the New Horizon memorandum and articles of association, which permit shareholders to notify New Horizon of their proxy appointments electronically in such manner as may be approved by the New Horizon board of directors.

In accordance with New Horizon’s memorandum and articles of association, the New Horizon board of directors may from time to time authorize New Horizon to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes

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per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preferred shares). Treasury shares or shares of New Horizon that are held by subsidiaries of New Horizon will not be entitled to vote at general meetings of shareholders.

Irish law requires special resolutions of the New Horizon shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•	amending the objects or memorandum of association of New Horizon;

•	amending the articles of association of New Horizon;

•	approving a change of name of New Horizon;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of preemption rights on the issuance of new shares;

•	re-registration of New Horizon from a public limited company to a private company;

•	variation of class rights attaching to classes of shares (where the articles of association do not provide otherwise);

•	purchase of New Horizon shares off market;

•	reduction of issued share capital;

•	sanctioning a compromise/scheme of arrangement with creditors or shareholders;

•	resolving that New Horizon be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes; and

•	setting the re-issue price of treasury shares.

Variation of Rights Attaching to a Class or Series of Shares

Under New Horizon’s memorandum and articles of association and the Companies Acts, any variation of class rights attaching to the issued shares of New Horizon must be approved by a special resolution of the New Horizon shareholders of the affected class or with the consent in writing of the holders of three-quarters of all the votes of that class of shares.

The provisions of New Horizon’s memorandum and articles of association relating to general meetings apply to general meetings of the holders of any class of New Horizon shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of New Horizon shares, a quorum consists of the holders present in person or by proxy representing at least one half of the issued shares of the class.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of New Horizon and any act of the Irish Government which alters the memorandum of New Horizon; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of New Horizon; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by New Horizon; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of New Horizon which have previously been sent to

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shareholders prior to an annual general meeting for the preceding ten years. The auditors of New Horizon will also have the right to inspect all books, records and vouchers of New Horizon. The auditors’ report must be circulated to the shareholders with New Horizon’s financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at New Horizon’s annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

•	a court-approved scheme of arrangement under the Companies Acts. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

•	through a tender or takeover offer by a third party for all of the shares of New Horizon. Where the holders of 80% or more of New Horizon’s shares have accepted an offer for their shares in New Horizon, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of New Horizon were to be listed on the main securities market of the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

•	it is also possible for New Horizon to be acquired by way of a merger with an EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC. Such a merger must be approved by a special resolution. If New Horizon is being merged with another EU company under the EU Cross-Border Mergers Directive 2005/56/EC and the consideration payable to New Horizon shareholders is not all in the form of cash, New Horizon shareholders may be entitled to require their shares to be acquired at fair value.

Irish law does not generally require shareholder approval for a sale, lease or exchange of all or substantially all of a company’s property and assets.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as New Horizon and a company incorporated elsewhere in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Disclosure of Interests in Shares

Under the Companies Acts, New Horizon shareholders must notify New Horizon if, as a result of a transaction, the shareholder will become interested in five percent or more of the voting shares of New Horizon, or if as a result of a transaction a shareholder who was interested in more than five percent of the voting shares of New Horizon ceases to be so interested. Where a shareholder is interested in more than five percent of the voting shares of New Horizon, the shareholder must notify New Horizon of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the voting shares in

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which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of New Horizon (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. New Horizon must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any New Horizon shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, New Horizon, under the Companies Acts, may, by notice in writing, require a person whom New Horizon knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in New Horizon’s relevant share capital to: (i) indicate whether or not it is the case; and (ii) where such person holds or has during that time held an interest in the shares of New Horizon, to provide additional information, including the person’s own past or present interests in shares of New Horizon. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, New Horizon may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Acts, as follows:

•	any transfer of those shares or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from New Horizon on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event New Horizon is in an offer period pursuant to the Irish takeover rules, accelerated disclosure provisions apply for persons holding an interest in New Horizon securities of one percent or more.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of the voting rights of New Horizon and any other acquisitions of New Horizon’s securities will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder, which are referred to in this proxy statement/prospectus as the “Irish takeover rules,” and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish takeover rules and certain important aspects of the Irish takeover rules are described below.

General Principles

The Irish takeover rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•	in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•

the holders of securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the

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board of directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	a target company’s board of directors must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•	false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities; and

•	a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares, or other voting securities, of New Horizon may be required under the Irish takeover rules to make a mandatory cash offer for the remaining outstanding voting securities in New Horizon at a price not less than the highest price paid for the securities by the acquiror, or any parties acting in concert with the acquiror, during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of securities would increase the aggregate holding of an acquiror, including the holdings of any parties acting in concert with the acquiror, to securities representing 30% or more of the voting rights in New Horizon, unless the Irish Takeover Panel otherwise consents. An acquisition of securities by a person holding, together with its concert parties, securities representing between 30% and 50% of the voting rights in New Horizon would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding securities representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding ordinary shares of New Horizon, the offer price must not be less than the highest price paid for New Horizon ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired ordinary shares of New Horizon (i) during the period of 12 months prior to the commencement of the offer period that represent more than 10% of the total ordinary shares of New Horizon or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per New Horizon ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period or, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of New Horizon in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

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An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish takeover rules also contain rules governing substantial acquisitions of shares and other voting securities which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of New Horizon. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of New Horizon is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of New Horizon and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish takeover rules, the New Horizon board of directors is not permitted to take any action that might frustrate an offer for the shares of New Horizon once the New Horizon board of directors has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which the New Horizon board of directors has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where:

•	the action is approved by the New Horizon shareholders at a general meeting; or

•	the Irish Takeover Panel has given its consent, where:

•	it is satisfied the action would not constitute frustrating action;

•	New Horizon shareholders holding more than 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

•	the action is taken in accordance with a contract entered into prior to the announcement of the offer (or any earlier time at which the New Horizon board of directors considered the offer to be imminent); or

•	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the New Horizon memorandum and articles of association may be considered to have anti-takeover effects, including those described under the following captions: “—Capital Structure—Authorized Share Capital” (regarding issuance of preferred shares), “—Preemption Rights, Share Warrants and Share Options,” “—Disclosure of Interests in Shares,” “—Corporate Governance,” “Comparison of the Rights of Holders of Horizon Common Stock and New Horizon Ordinary Shares—Election of Directors,” “Comparison of the Rights of Holders of Horizon Common Stock and New Horizon Ordinary Shares—Director Removal and Vacancy,” “Comparison of the Rights of Holders of Horizon Common Stock and New Horizon Ordinary Shares—Special Stockholder Meetings” and “Comparison of the Rights of Holders of Horizon Common Stock and New Horizon Ordinary Shares—Stockholder Proposals.”

Corporate Governance

The New Horizon memorandum and articles of association allocate authority over the day-to-day management of New Horizon to its board of directors. The New Horizon board of directors may then delegate the management of New Horizon to committees of the board of directors (consisting of one or more members of the

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board of directors) but regardless, the New Horizon board of directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of New Horizon. Committees may meet and adjourn as they determine proper. A vote at any committee meeting will be determined by a majority of votes of the members present.

The board of directors of New Horizon following the completion of the Merger will have a standing Audit Committee, a Compensation Committee, a Business Development Committee and a Nominating and Corporate Governance Committee, with each committee comprised solely of independent directors (with the exception of Mr. Walbert serving on the Business Development Committee, which is not a NASDAQ or SEC mandated committee), as prescribed by the NASDAQ listing standards and SEC rules and regulations. It also expected that New Horizon will adopt corporate governance policies substantially similar to those currently maintained by Horizon, including a code of conduct and an insider trading policy, as well as an open door reporting policy and a comprehensive compliance program.

The Companies Acts provide for a minimum of two directors. New Horizon’s memorandum and articles of association provide that, subject to the Companies Acts, the board may determine the size of the board from time to time. At the effective time, assuming each current director of Horizon becomes a director of New Horizon, the New Horizon board will consist of seven members.

The New Horizon board of directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. The term of the initial Class I directors shall terminate on the date of the 2015 annual general meeting; the term of the initial Class II directors shall terminate on the date of the 2016 annual general meeting; and the term of the initial Class III directors shall terminate on the date of the 2017 annual general meeting. At each annual general meeting of shareholders, beginning in 2015, successors to the class of directors whose term expires at that annual general meeting will be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible or as the chairman of the board of directors may otherwise direct. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director may hold office until the annual general meeting of the year in which his or her term expires and until his or her successor is elected and duly qualified, subject to his or her prior death, resignation, retirement, disqualification or removal from office.

Directors are elected by ordinary resolution at a general meeting. Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the prescribed minimum number of directors due to the failure of nominees to be elected. Accordingly, New Horizon’s memorandum and articles of association provide that if, at any general meeting of shareholders, the number of directors is reduced below the minimum prescribed by the memorandum and articles of association due to the failure of any person nominated to be a director to be elected, then, in such circumstances, the nominee or nominees who receive the highest number of votes in favor of election will be elected in order to maintain such prescribed minimum number of directors. Each director elected in this manner will remain a director (subject to the provisions of the Companies Acts and the articles of association) only until the conclusion of the next annual general meeting of New Horizon unless he or she is reelected.

Under the Companies Acts and notwithstanding anything contained in the memorandum and articles of association or in any agreement between New Horizon and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g. employment contract) that the director may have against New Horizon in respect of his removal.

New Horizon’s memorandum and articles of association provide that, subject to the terms of any one or more classes or series of preferred shares, the board of directors may fill any vacancy occurring on the board of

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directors. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class will hold office for a term that will coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. A vacancy on the board of directors created by the removal of a director may be filled by the shareholders at the meeting at which such director is removed and, in the absence of such election or appointment, the remaining directors may fill the vacancy.

Legal Name; Formation; Fiscal Year; Registered Office

Vidara Therapeutics International plc (formerly Vidara Therapeutics International Limited and Aravis Therapeutics International Limited) was incorporated in Ireland on December 20, 2011 as a private limited company (registration number 507678) and was re-registered as a public limited liability company effective as of August 1, 2014. Subject to confirmation from the Registrar of Companies in Ireland, Vidara Therapeutics International plc will be renamed Horizon Pharma plc. New Horizon’s fiscal year will end on December 31st and New Horizon’s registered address will be Adelaide Chambers, Peter Street, Dublin 8, Ireland.

Duration; Dissolution; Rights upon Liquidation

New Horizon’s duration will be unlimited. New Horizon may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of shareholders is required. New Horizon may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where New Horizon has failed to file certain returns.

If the New Horizon memorandum and articles of association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to New Horizon shareholders in proportion to the paid-up nominal value of the shares held. The New Horizon memorandum and articles of association provide that the ordinary shareholders of New Horizon are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Uncertificated Shares

Holders of New Horizon ordinary shares will not have the right to require New Horizon to issue certificates for their shares, except for legended shares. New Horizon will only issue uncertificated ordinary shares.

Stock Exchange Listing

New Horizon intends to file a listing application with NASDAQ in respect of the New Horizon ordinary shares that Vidara Holdings will hold after the reorganization and that holders of Horizon common stock will receive in the Merger. It is expected that following the effective time, the New Horizon ordinary shares will be listed on NASDAQ under the symbol “HZNP,” the same symbol under which the Horizon common stock is currently listed. New Horizon’s ordinary shares are not currently intended to be listed on the Irish Stock Exchange. There are no plans to publicly list the New Horizon Warrants into which outstanding Horizon Warrants will be converted in the Merger.

No Sinking Fund

The New Horizon ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The New Horizon ordinary shares to be issued in the Merger will be duly and validly issued and fully-paid up.

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Transfer and Registration of Shares

The transfer agent for New Horizon will maintain the share register, registration in which will be determinative of ownership of shares of New Horizon. A New Horizon shareholder who holds shares beneficially will not be the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in New Horizon’s official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on New Horizon’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially but not directly to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on New Horizon’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of New Horizon ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. New Horizon, in its absolute discretion and insofar as the Companies Acts or any other applicable law permit, may, or may provide that a subsidiary of New Horizon will, pay Irish stamp duty arising on a transfer of New Horizon ordinary shares on behalf of the transferee of such New Horizon ordinary shares. If stamp duty resulting from the transfer of New Horizon ordinary shares which would otherwise be payable by the transferee is paid by New Horizon or any subsidiary of New Horizon on behalf of the transferee, then in those circumstances, New Horizon will, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those New Horizon ordinary shares and (iii) to claim a first and permanent lien on the New Horizon ordinary shares on which stamp duty has been paid by New Horizon or its subsidiary for the amount of stamp duty paid. New Horizon’s lien shall extend to all dividends paid on those New Horizon ordinary shares.

The New Horizon memorandum and articles of association, as they will be in effect as of the effective time, delegate to New Horizon’s directors, secretary or assistant secretary the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of New Horizon’s ordinary shares occurring through normal electronic systems, New Horizon intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that New Horizon notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from New Horizon for this purpose) or request that New Horizon execute an instrument of transfer on behalf of the transferring party in a form determined by New Horizon. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to New Horizon’s transfer agent, the buyer will be registered as the legal owner of the relevant shares on New Horizon’s official Irish share register (subject to the suspension right described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

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COMPARISON OF THE RIGHTS OF HOLDERS OF HORIZON COMMON STOCK AND NEW HORIZON ORDINARY SHARES

The rights of Horizon stockholders and the relative powers of the Horizon board of directors are governed by the laws of the State of Delaware, including the DGCL, and the Horizon charter documents. As a result of the Merger, each outstanding share of Horizon common stock will be canceled and automatically converted into the right to receive one New Horizon ordinary share. Because New Horizon will be, at the effective time, a public limited company incorporated in Ireland, the rights of the shareholders of New Horizon will be governed by applicable Irish law, including the Companies Acts, and by the New Horizon memorandum and articles of association.

Many of the principal attributes of Horizon common stock and New Horizon ordinary shares will be similar. However, there are differences between the rights of stockholders of Horizon under Delaware law and the rights of shareholders of New Horizon following the Merger under Irish law. In addition, there are differences between the Horizon charter documents and New Horizon’s memorandum and articles of association as they will be in effect from and after the effective time, including (i) as required by Irish law (i.e., as a result of differences in Irish law and Delaware law, New Horizon’s memorandum and articles of association include provisions not included in the Horizon charter documents and exclude provisions that are in the Horizon charter documents), or (ii) as necessary in order to preserve the current rights of stockholders and powers of the board of directors of Horizon as compared to those of New Horizon following the effective time.

The following is a summary comparison of the material differences between the rights of Horizon stockholders under the DGCL and the Horizon charter documents and the rights Horizon stockholders will have as shareholders of New Horizon under the Companies Acts and New Horizon’s memorandum and articles of association effective following the Merger. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or NASDAQ listing requirements, many of which are similar to, or have an effect on, matters described herein under Delaware or Irish law. Such rights or obligations generally apply equally to Horizon common stock and New Horizon ordinary shares.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the DGCL, the Companies Acts, the Horizon charter documents and the memorandum and articles of association of New Horizon as they will be in effect from and after the effective time. Effective as of the effective time, the New Horizon memorandum and articles of association will be substantially in the form set forth in Annex C to this proxy statement/prospectus. The Horizon charter documents are exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference herein. See “Where You Can Find More Information.”

	Horizon	New Horizon
Board Size	Fixed by or in manner provided in the bylaws (or certificate).	Under the Irish Companies Acts, a company must have at least 2 directors.

	Horizon’s bylaws currently allow the Horizon board of directors to adjust its size by resolution and without stockholder approval.	The articles of association provide that, subject to the Irish Companies Acts, the board of directors of New Horizon may determine the size of the board from time to time at its discretion. However, the shareholders of New Horizon may set a minimum or maximum number of directors by means of a special resolution to amend the articles.

Election of Directors	Directors are elected by a plurality of shares present in person (or by proxy) at the meeting and entitled to vote on the election of directors. As a result, absent competing	New directors may be nominated for election by the board. Also, the articles of association include provisions to allow shareholders to nominate for election, or seek to remove,

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	Horizon	New Horizon

nominations, Horizon’s nominees for director will be elected, even if they receive less than a majority of the vote.

Class and cumulative voting are permitted under Delaware law, but no provision for class or cumulative voting is provided for in Horizon’s bylaws.

directors at an annual general meeting (“AGM”).

Each director is voted on individually at the AGM. Directors are elected by affirmative vote of a majority of the votes cast by shareholders at the AGM.

The Irish Companies Acts requires directors to be voted on individually unless the shareholder meeting unanimously agrees otherwise. This means that typical Delaware provisions (i.e. election of directors by plurality of votes) cannot practically be replicated.

Director Removal and Vacancy

Horizon’s charter documents limit the ability to remove directors before the expiration of their term. Removal can only be done for cause and by a 2/3rds vote of the stockholders.

Horizon’s charter documents provide that vacancies on the board of directors can only be filled by a majority of the remaining directors then in office.

The Irish Companies Acts provide that notwithstanding anything contained in the articles of association of a company or in any agreement between that company and a director, the shareholders may by an ordinary resolution (50%) remove a director from office before the expiration of his or her term. This power of removal is without prejudice to any claim for damages for breach of contract (such as an employment contract) that the director may have against the company in respect of his removal.

New Horizon’s articles of association give the board of directors the power by majority vote to appoint persons to fill vacancies on the board of directors from time to time. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class will hold office for a term that will coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Limitations on Terms for Directors	Horizon’s charter documents provide for a classified board of directors with staggered three-year terms.	Horizon will replicate its current classified board of directors structure with staggered three year terms.

Director Residency Requirements	N/A.	An Irish company must have one European Economic Area resident director or, alternatively, post a bond for an amount of €25,394.76 or alternatively obtain a certificate from the Irish Revenue Commissioners evidencing a “real and continuous” link with the State of Ireland.

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	Horizon	New Horizon
Board Meeting Location	No limitations imposed by Delaware law or Horizon’s charter documents.	At such time and place as may be determined by the board of directors.

Telephonic Meetings	Permitted without restriction under Delaware law and Horizon’s charter documents.	The articles of association include a provision to allow for telephonic meetings.

Quorum and Voting	Quorum: can be less than majority, but not less than one-third. Vote: majority of directors present at meeting with quorum (although Delaware law also permits higher thresholds).

Quorum: The quorum necessary for the transaction of business of the board may be fixed by the board and unless so fixed shall be a majority of the directors then in office.

Vote: matters shall be decided by a majority of the votes of the directors present at a meeting at which there is a quorum.

Written Consent	Any action permitted by meeting may be taken without a meeting if all directors consent in writing or electronic transmission (same for committees).	The articles of association permit resolutions to be passed in writing where they are signed by all the directors or all the members of a committee of the directors.

Corporate Secretary	No specific requirements, although Horizon has always had a corporate secretary.	The secretary for a public company should be a person with direct knowledge to discharge the functions of the position. There is typically one named person, but many times a corporate secretarial firm is used to help with general secretarial duties.

Board Independence

No explicit requirement under Delaware law, but the directors are subject to fiduciary duties in accordance with approval of interested or related party transactions, conflicts of interest, etc. (see below).

Note that Nasdaq listing rules require that the board of directors be comprised of a majority of independent directors and that Audit, Compensation and Nominating Committees be comprised entirely of independent directors (with super-independence required for Audit and Compensation Committees).

No requirements under the Irish Companies Acts, but as in Delaware, directors are subject to fiduciary duties in accordance with approval of interested or related party transactions, conflicts of interest, etc. (see below).

NASDAQ listing rules will continue to apply.

Committees

By resolution passed by a majority of the whole board, the board may designate 1 or more committees, each committee to consist of 1 or more of the directors of the corporation.

To extent provided in the resolution of the board, or in the bylaws, committees may exercise all the powers and authority of the board in the management of the corporation, with certain limited exceptions.

The board may delegate any of its powers to any committee consisting of one or more directors.

The New Horizon board of directors will remain responsible for the proper management of the affairs of New Horizon regardless of such delegation.

249.

	Horizon	New Horizon
Duties of Directors	Under Delaware law, a company’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the corporation and its stockholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.	The directors have certain statutory and fiduciary duties. All of the directors have equal and overall responsibility for the management of the company (although directors who also serve as employees will have additional responsibilities and duties arising under their employment agreements and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The principal directors’ duties include the common law fiduciary duties of good faith and exercising due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed and the duty to maintain certain registers and make certain filings as well as disclosure of personal interests. For public limited companies, directors are under a specific duty to ensure that the secretary is a person with the requisite knowledge and experience to discharge the role.

250.

	Horizon	New Horizon
Conflict of Interest of Directors	Under Delaware law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with the company are required to declare the nature of their interest at a meeting of the board of directors. The company is required to maintain a register of declared interests, which must be available for shareholder inspection.

New Horizon’s articles of association provide that a director must declare any interest he or she may have in a contract with the company at a meeting of the board of directors or otherwise provide notice to the board of directors, and that no director shall be prevented by his or her office from contracting with the company, provided that he or she has declared the nature of his or her interest in the contracts and the contract or transaction has been approved by a majority of the disinterested directors.

Compensation	Unless restricted by certificate or bylaws, the board of directors shall have authority to fix compensation. Horizon’s charter documents allow the Horizon board of directors to set its own compensation.

The board of directors has authority to fix compensation.

Irish Companies Acts require any payment to a director by way of compensation for loss of office to be approved by shareholders in general meeting.

Indemnification of Officers and Directors

A corporation has the power to indemnify any person subject to suit by reason that person was director, officer, employee or agent of corporation if the person acted in good faith and believed to be in best interests of the corporation (or believe conduct lawful, if criminal action). No indemnification if person liable to corporation unless and only to extent court allows. Allows for advancement and indemnification of expenses if successful on merits.

Horizon maintains broad indemnification agreements with all directors and executive officers that generally track the maximum indemnity allowed by Delaware law, which agreements include the advancement of expenses.

The articles include an indemnity from New Horizon in favor of the directors and the secretary. New Horizon may also enter into deeds of indemnity with individual directors, the secretary or employees.

The Irish Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused.

The articles permit the company to purchase and maintain insurance on behalf of its directors, the secretary and employees.

251.

	Horizon	New Horizon
The board of directors may authorize the corporation to purchase and maintain insurance on behalf of its officers and directors (and other agents). Horizon has traditionally maintained D&O insurance.

Limitation on Director Liability	Certificate can include a provision eliminating or limiting personal liability of a directors for monetary damage for breach of fiduciary duty, except liability for (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit. Horizon’s charter documents provide for the maximum limitation of liability permissible under Delaware law.

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action a shareholder may have, whether individually or in the rights of a company, on account of any action taken or the failure to take any action in the performance of such director’s or officer’s duties to the company.

The articles provide that, to the maximum extent permitted by Irish law (i.e. not inconsistent with the above two paragraphs), no director or officer of the company shall be personally liable to the company or its shareholders for monetary damages for his or her acts or omissions except where such acts or omissions involve (i) negligence, (ii) default, (iii) breach of duty or (iv) breach of trust.

Anti-Takeover	Prohibits “business combinations” with an interested stockholder that beneficially owns more than 15% of voting stock for 3 years after the person becomes an interested stockholder, unless (i) the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transactions; (ii) after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and also officers of interested stockholder and shares owned by specified employee benefit plans;

A transaction in which a third party seeks to acquire 30% or more of a listed Irish public company will be governed by the Irish Takeover Rules made and will be regulated by the Irish Takeover Panel.

Under the Irish Takeover Rules, the board of directors is not permitted to take any action which might frustrate an offer for the shares of the company once the board has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the

252.

	Horizon	New Horizon

or (iii) after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder

Corporations may elect not to be governed by this section through their certificate or bylaws (and the section may not apply in certain specific situations), but Horizon has not opted out of this protection under Delaware law.

In addition, case law regarding fiduciary duties of directors during a potential takeover will control directors’ actions.

ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent.

Stockholder Meeting Locations	No limitations imposed by Delaware law or Horizon’s charter documents.	New Horizon’s articles of association permit general meetings of shareholders to be held outside of Ireland. The AGM may only be held outside of Ireland if a resolution so authorizing has been passed at the proceeding AGM.

Stockholder Proposals	Allowed under Horizon’s charter documents, but subject to various advance notice requirements in the bylaws.	Allowed under the articles of association of New Horizon, but subject to various advance notice requirements in the articles.

Special Stockholder Meetings	May be called by the board of directors or as authorized in the certificate or bylaws. Horizon’s charter documents do not permit stockholders to call a special meeting.	Under the Irish Companies Acts, extraordinary general meetings of shareholders may be convened on requisition of shareholders holding not less than 10% of the paid up share capital of the carrying voting rights.

Preemption Rights	No stockholder shall have any preemptive rights unless, and except to the extent that, such right is expressly granted to such stockholder in the certificate. Horizon’s charter documents do not provide for preemptive rights.	Certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. These rights are dis-applied in the New Horizon articles of association, however, the dis-application must be renewed every five years by a special resolution of the New Horizon shareholders.

Distributions or Dividends

Dividends and distributions may be paid from “surplus” or if no surplus, then net profits for the fiscal year in which the dividend is declared and/or preceding fiscal year.

“Surplus” means (A) the excess of (x) the current fair value of the corporation’s total assets minus (y) the current fair value of the corporation’s total liabilities, less (B) the corporation’s capital. The capital is the portion of consideration received for the stock, as determined by the board, but not

Under Irish law, dividends and distributions may only be made from “distributable reserves.”

“Distributable reserves” generally means accumulated realized profits less accumulated realized losses. In addition, no distribution or dividend may be made unless the net assets of New Horizon are equal to, or in excess of, the aggregate New Horizon’s called up share capital plus undistributable reserves and the distribution does not reduce the company’s net assets below such aggregate.

253.

	Horizon	New Horizon

less than par value. In summary, surplus is the excess of net assets over the par value of the corporation’s issued stock.

Repurchase of Shares

Any stock of any class or series may be made subject to redemption by the corporation at its option or at the option of the holders of such stock or upon the happening of a specified event; provided however, that immediately following any such redemption the corporation shall have outstanding 1 or more shares of 1 or more classes or series of stock, which share, or shares together, shall have full voting powers.

A corporation may not redeem its own shares for cash when the capital of the corporation is impaired or when such purchase or redemption would cause any impairment of the capital of the corporation. At least one chancery court has pointed out the reference to “capital” versus “surplus.” A corporation cannot purchase its own shares of stock when the purchase diminishes the ability of the company to pay its debts, or lessens the security of its creditors, whether or not it has a statutory surplus.

There are a number of restrictions under Irish law on the redemption or repurchase by a company of its shares.

A company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares issued for that purpose. A company may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of the company. No shares may be redeemed unless they are fully paid and the terms of redemption of the shares must provide for payment on redemption.

The articles of association of New Horizon provide that shareholder approval will not be required to redeem ordinary shares.

Shareholders are also asked at each AGM to give (by ordinary resolution) an additional general authority to the company to purchase its own shares on-market for a period of up to 18 months. In order for the company to make an on-market purchase of its ordinary shares, such shares must be purchased on a “recognized stock exchange” (this includes the NASDAQ). The acquisition of the shares must be funded out of distributable reserves (see Distributions or Dividends row above) of New Horizon.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by the company at any time must not exceed 10% of the nominal value of the issued share capital of the company. The company may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by the company or re-issued subject to certain conditions.

It is possible for a company to purchase its shares off-market or for its subsidiaries to purchase its shares on- or off-market. In the case of on-market purchases by subsidiaries, similar restrictions to those outlined above apply. Further requirements apply in respect

254.

	Horizon	New Horizon

of off-market purchases by a company or its subsidiaries.

Preferred Stock	Preferred stock is permitted provided that the board of directors files a certificate of designations with Delaware before issuing such preferred stock. Subject to the authorized number of shares of preferred stock, Horizon’s charter documents allow the board of directors (without stockholder approval) to designate new series of preferred stock and set the rights of the preferred stock.

Under Irish law, the authorized share capital of the company can be increased by an ordinary resolution of its shareholders and the directors may issue new ordinary or preferred shares up to a maximum amount equal to the authorized but unissued share capital, without shareholder approval, once authorized to do so by the articles or by an ordinary resolution of shareholders. The articles of association of New Horizon authorize the directors to issue new shares up to the maximum of the authorized but unissued share capital of New Horizon.

Additionally, there are statutory preemption rights that would apply to new issuances of shares for cash (see Preemption rights above).

The authorization of the directors to issue shares (and the authorization of the waiver of the statutory preemption rights) must both be renewed by the shareholders at least every five years.

Stock Certificates	The shares of a corporation shall be represented by certificates, provided that the board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares.	Ordinary shares traded on the NASDAQ are typically issued in one certificate to DTC. This is because transfers of ordinary shares on the NASDAQ are effected by means of the transfer of book entry interests in DTC and will not therefore be subject to Irish stamp duty. If ordinary shares are held directly, rather than beneficially through DTC, any transfer of ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired).

Annual General Meetings	Under Delaware law, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. Under Horizon’s bylaws, an annual meeting of stockholders shall be held at a place and time designated by the board of directors. Any stockholder or director my apply to the Delaware Chancery Court for an order for a corporation to hold an annual meeting if the corporation has failed to hold an annual meeting for a period of 13 months after its last annual meeting.	New Horizon will be required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after New Horizon’s fiscal year-end. Any annual general meeting of New Horizon may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting and the articles of association of New Horizon do not prohibit

255.

	Horizon	New Horizon

the holding of annual general meetings outside of Ireland.

The only matters that must, as a matter of Irish law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

Record Date; Notice Provisions

Under Horizon’s bylaws, the board of directors may fix, in advance, a record date, not be more than 60 nor less than 10 days before the date of a meeting of stockholders. The record date may not precede the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date is fixed by the board of directors, the record date shall be at the close of business on the day next preceding the day on which notice of the meeting is given to the stockholders, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

Under Delaware law, written notice of general and special meetings of Horizon stockholders must be given not less than 10 nor more than 60 days before the date of the meeting.

New Horizon’s memorandum and articles of association provide that the board of directors may fix in advance a record date (i) to determine the shareholders entitled to notice of or to vote at a meeting of the shareholders that is no more than 90 days and no less than 10 days before the date of the meeting, and (ii) for the purpose of determining the shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose that is no more than 90 days prior to the date of payment of the dividend or the date of any other action to which the determination of shareholders is relevant. The record date may not precede the date upon which the resolution fixing the record date is adopted by the directors.

If the register of shareholders is closed in connection with a meeting, it must be closed for at least five days preceding the meeting and the record date for determination of the shareholders entitled to receive notice of, and to vote at, that meeting will be the date of the closing of the register of shareholders.

Notice of an annual or extraordinary general meeting must be given to all New Horizon shareholders and to the auditors of New Horizon.

The New Horizon memorandum and articles of association provide for a minimum notice period of 21 days for an annual general meeting, which is the minimum permitted under Irish law. In addition, under Irish law and the New Horizon memorandum and articles of association, the minimum notice

256.

	Horizon	New Horizon

periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

Voting Rights

Each share of Horizon’s common stock entitles the holders thereof to one vote on each matter properly submitted to the stockholders of the company for their vote. Shares of a series of preferred stock, if and when designated by the board of directors, would have such voting rights as are specified in the resolution designating such series.

Under Horizon’s bylaws, except as otherwise provided by statute or by applicable stock exchange or NASDAQ rules, or by the Horizon charter documents, in all matters other than the election of directors, the affirmative vote of the majority of shares present and entitled to vote generally on the subject matter shall be the act of the stockholders.

Each New Horizon shareholder is entitled to one vote for each ordinary share that he, she or it holds as of the record date for the meeting.

Irish law requires approval of certain matters by “special resolutions” of the shareholders at a general meeting. A special resolution requires the approval of not less than 75% of the votes of New Horizon’s shareholders cast at a general meeting at which a quorum is present. Ordinary resolutions, by contrast, require a simple majority of the votes of New Horizon cast at a general meeting at which a quorum is present.

Irish law also distinguishes between “ordinary business” and “special business.” Most matters are deemed “special” with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the directors and auditors, the election of directors, the re-appointment of the retiring auditors and the fixing of the remuneration of the auditors, all of which are deemed to be “ordinary business.”

Inspection of Books and Records	Under Delaware law, a stockholder of a Delaware corporation has the right to inspect the corporation’s stock ledger, stockholder lists and other books and records for a purpose reasonably related to the person’s interest as a stockholder.	Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of New Horizon and any act of the Irish government that alters the memorandum of New Horizon; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of New Horizon; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by New Horizon; (iv) receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of New Horizon that have previously been sent to shareholders prior to an annual general meeting for the preceding ten years.

257.

	Horizon	New Horizon
Appraisal Rights	Under Delaware law, holders of shares of any class or series of stock of a constituent corporation in a merger or consolidation have the right, in certain circumstances, to dissent from such merger or consolidation by demanding payment in cash for their shares equal to the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, as determined by a court in an action timely brought by the surviving or resulting corporation or the dissenters. Delaware law grants dissenters appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock, regardless of the number of shares being issued. No appraisal rights are available for shares of any class or series of stock that are listed on a national securities exchange or held of record by more than 2,000 holders, unless the agreement of merger or consolidation requires the holders thereof to accept for such shares anything other than: shares of stock of the surviving corporation; shares of stock of another corporation, which shares of stock are either listed on a national securities exchange or held of record by more than 2,000 holders; cash in lieu of fractional shares of the stock described in the first two points above; or some combination of the above. In addition, appraisal rights are not available for stockholders of a surviving corporation in a merger if the merger did not require the vote of the stockholders of the surviving corporation.	Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as New Horizon and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

258.

LEGAL MATTERS

A&L Goodbody, Irish counsel for Vidara, will provide an opinion regarding the validity of the New Horizon ordinary shares to be issued in the Merger.

McCann FitzGerald, Irish counsel for Horizon, will provide an opinion regarding the validity of the New Horizon ordinary shares which may be issued upon the exercise of the New Horizon Warrants and the convertible notes.

259.

EXPERTS

The combined financial statements of Vidara Therapeutics International Limited and Subsidiaries and Vidara Therapeutics, Inc. as of December 31, 2013 and 2012, and for the years then ended, included in this proxy statement/prospectus, have been audited by Habif, Arogeti & Wynne LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statements of revenues and direct expenses and related notes thereto of the ACTIMMUNE® Product Line of InterMune, Inc. for the year ended December 31, 2011 and for the period from January 1, 2012 through June 18, 2012, included in this prospectus/proxy statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Horizon Pharma, Inc. for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

260.

ENFORCEABILITY OF CIVIL LIABILITIES

CERTAIN OF THE PERSONS WHO MAY BE DIRECTORS AND EXECUTIVE OFFICERS OF NEW HORIZON MAY BE NON-RESIDENTS OF THE UNITED STATES. ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SUCH NON-RESIDENT PERSONS AND OF NEW HORIZON MAY BE LOCATED OUTSIDE THE UNITED STATES. AS A RESULT, IT MAY NOT BE POSSIBLE TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS OR NEW HORIZON, OR TO ENFORCE AGAINST SUCH PERSONS OR NEW HORIZON IN U.S. COURTS JUDGMENTS OBTAINED IN SUCH COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE UNITED STATES. NEW HORIZON HAS BEEN ADVISED BY COUNSEL THAT THERE IS DOUBT AS TO THE ENFORCEABILITY IN IRELAND, IN ORIGINAL ACTIONS OR IN ACTIONS FOR ENFORCEMENT OF JUDGMENTS OF U.S. COURTS, OF LIABILITIES PREDICATED SOLELY UPON THE SECURITIES LAWS OF THE UNITED STATES.

261.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Horizon’s directors and executive officers, and persons who own more than ten percent of a registered class of Horizon’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To Horizon’s knowledge, based solely on its review of the copies of such forms received and the written representations from certain reporting persons, Horizon has determined that no officer, director or ten percent beneficial owner known to Horizon was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2013.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Horizon stockholders will be “householding” this proxy statement/prospectus. A single proxy statement/prospectus may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Horizon will promptly deliver, upon written or oral request to the address or telephone number below, a separate copy of this proxy statement/prospectus to a stockholder at a shared address to which a single proxy statement/prospectus was delivered. Requests for additional copies should be directed to Horizon Pharma, Inc., Attention: Robert J. De Vaere, Chief Financial Officer, at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015, or by telephone to Robert J. De Vaere at (760) 436-4010.

262.

OTHER MATTERS

The Board of Directors of Horizon knows of no other matters that will be presented for consideration at the Horizon Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors of Horizon

Robert J. De Vaere

Secretary

August 7, 2014

A copy of Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is available without charge upon written request to: Corporate Secretary, Horizon Pharma, Inc., 520 Lake Cook Road, Suite 520, Deerfield, IL 60015.

263.

WHERE YOU CAN FIND MORE INFORMATION

Horizon files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that Horizon files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Horizon. The SEC’s Internet site can be found at http://www.sec.gov.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of New Horizon in addition to being a proxy statement of Horizon for its Special Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.

The SEC allows Horizon to incorporate by reference the information Horizon files with it, which means that Horizon and New Horizon can disclose important information to you by referring you to another document that Horizon has filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this proxy statement/prospectus. The following documents, which have been filed with the SEC by Horizon (SEC File No. 001-35238), are hereby incorporated by reference into this proxy statement/prospectus:

•	Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (other than information furnished rather than filed), filed with the SEC on March 13, 2014;

•	Horizon’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 9, 2014;

•	Horizon’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on August 7, 2014; and

•	Horizon’s Current Reports on Form 8-K, filed with the SEC on November 25, 2013, January 16, 2014, February 6, 2014, March 4, 2014, March 19, 2014, March 20, 2014, April 17, 2014, May 9, 2014, June 18, 2014, June 19, 2014, July 2, 2014 and July 28, 2014.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this proxy statement/prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

Any future filings (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC by Horizon pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the earlier of the effective time and the termination of the Merger Agreement, shall also be deemed to be incorporated by reference. Information in such future filings update and supplement the information provided in this proxy statement/prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document previously filed with the SEC by Horizon that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Horizon will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to: Horizon Pharma, Inc., Attn: Investor Relations, Horizon Pharma, Inc., 520 Lake Cook Road, Suite 520, Deerfield, IL 60015, telephone: (224) 383-3000.

264.

INDEX TO COMBINED FINANCIAL STATEMENTS OF VIDARA THERAPEUTICS INTERNATIONAL LIMITED AND SUBSIDIARIES AND VIDARA THERAPEUTICS, INC.

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Vidara Therapeutics International Limited and Subsidiaries and Vidara Therapeutics Inc.

We have audited the accompanying combined balance sheets of Vidara Therapeutics International Limited and Subsidiaries and Vidara Therapeutics Inc. (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, changes in shareholders’ equity, and cash flows for the years then ended. Vidara Therapeutics International Limited and Subsidiaries and Vidara Therapeutics Inc.’s management is responsible for these combined financial statements. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Vidara Therapeutics International Limited and Subsidiaries and Vidara Therapeutics Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Habif, Arogeti & Wynne

Atlanta, Georgia

June 26, 2014

VIDARA THERAPEUTICS INTERNATIONAL LIMITED AND SUBSIDIARIES

AND VIDARA THERAPEUTICS INC.

COMBINED BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

ASSETS

	2013	2012
Current assets
Cash and cash equivalents	$30,276,127	$23,519,811
Accounts receivable	6,623,580	7,706,417
Inventory	3,299,449	5,708,300
Prepaid expenses	440,402	229,396
Deferred tax asset	1,271,000	452,000

Total current assets	41,910,558	37,615,924

Long-term assets
Property and equipment	403,844	74,199
Intangible assets	48,125,408	52,417,555

Deferred tax asset	4,564,000	1,822,000

Total long-term assets	53,093,252	54,313,754

Total assets	$95,003,810	$91,929,678

See accompanying notes to the combined financial statements

VIDARA THERAPEUTICS INTERNATIONAL LIMITED AND SUBSIDIARIES

AND VIDARA THERAPEUTICS INC.

COMBINED BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

LIABILITIES AND SHAREHOLDERS’ EQUITY

	2013	2012
Current liabilities
Accounts payable	$1,164,569	$214,396
Accrued expenses	13,514,972	17,581,930
Customer deposits	338,909	872,135
Current portion of long-term debt	617,104	6,250,000
Due to Parent	514,998	591,858

Total current liabilities	16,150,552	25,510,319

Subordinated debt-related party	5,637,279	5,524,401
Unsecured subordinated promissory note - Parent	16,929,037	16,929,037
Long-term debt, net of current portion	1,169,251	17,187,500

Total liabilities	39,886,119	65,151,257

Commitments (See Notes 3 & 10)

Shareholders’ equity
Common stock	125	125
Additional paid-in capital	10,104,236	10,000,205
Retained earnings	45,013,330	16,778,091

Total shareholders’ equity	55,117,691	26,778,421

Total liabilities and shareholders’ equity	$95,003,810	$91,929,678

See accompanying notes to the combined financial statements

VIDARA THERAPEUTICS INTERNATIONAL LIMITED AND SUBSIDIARIES

AND VIDARA THERAPEUTICS INC.

COMBINED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Product sales, net	$58,850,652	$30,239,438

Cost of product sales	6,272,724	3,594,093

Gross profit	52,577,928	26,645,345

Operating expenses
Selling expenses	6,650,372	2,337,833
General and administrative expenses	9,646,251	2,691,562
Depreciation and amortization	4,409,186	2,141,009
Royalty expense	7,370,508	3,074,580

Total operating expenses	28,076,317	10,244,984

Income from operations	24,501,611	16,400,361

Other expense (income)
Interest expense, net	1,954,042	1,621,687
Gain on acquisition of AGI Therapeutics, Inc.	—	(405,963)
Miscellaneous (income) expense	(2,655,170)	369,546

Total other (income) expense	(701,128)	1,585,270

Income before income tax benefit	25,202,739	14,815,091

Income tax benefit	(3,032,500)	(1,963,000)

Net income	$28,235,239	$16,778,091

See accompanying notes to the combined financial statements

VIDARA THERAPEUTICS INTERNATIONAL LIMITED AND SUBSIDIARIES

AND VIDARA THERAPEUTICS INC.

COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Common Stock	Additional Paid-In Capital	Retained Earnings
Balance, January 1, 2012	$—	$—	$—
Issuance of 100 shares of common stock by VTIL (100 shares authorized), at $1.25 par value	125	—	—
Issuance of 1,000 shares of common stock by VTI (100 shares authorized), at no par value	—	—	—
Capital contribution from Parent to VTIL	—	10,000,000	—
Share-based compensation	—	205	—
Net income	—	—	16,778,091

Balance, December 31, 2012	$125	$10,000,205	$16,778,091
Share-based compensation	—	104,031	—
Net income	—	—	28,235,239

Balance, December 31, 2013	$125	$10,104,236	$45,013,330

See accompanying notes to the combined financial statements

VIDARA THERAPEUTICS INTERNATIONAL LIMITED AND SUBSIDIARIES

AND VIDARA THERAPEUTICS INC.

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Cash flows provided by operating activities
Net income	$28,235,239	$16,778,091
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	4,409,186	2,141,009
Gain on acquisition of AGI Therapeutics, Inc.	—	(405,963)
Change in fair value of unfavorable purchase commitment	(3,068,669)	—
Share-based compensation	104,031	205
Change in market value of the interest rate cap	5,088	(7,584)
Accretion of PIK interest expense	112,878	59,401
Deferred income taxes	(3,560,500)	(2,274,000)
Change in working capital items:
Accounts receivable	1,082,837	(7,457,417)
Inventory	2,408,851	3,588,436
Prepaid expenses	(216,094)	(221,812)
Accounts payable and accrued liabilities	(125,476)	10,820,943
Customer deposits	(533,226)	872,135

Cash provided by operating activities	28,854,145	23,893,444

Cash flows used in investing activities
Acquisition of property and equipment	(446,682)	(93,511)
Cash paid to complete acquisition of ACTIMMUNE	—	(55,000,000)
Cash received to complete acquisition of AGI, net of cash paid	—	603,963

Cash used in investing activities	(446,682)	(54,489,548)

Cash flows provided (used) by financing activities
Issuance of common stock	—	125
Proceeds from unsecured subordinated promissory note	—
Parent	—	16,929,037
Proceeds from long-term debt	—	25,000,000
Proceeds from subordinated debt-related party	—	5,465,000
Capital contribution from Parent	—	10,000,000
Payment towards reduction of long-term debt	(21,651,145)	(1,562,500)
Payment of debt issuance costs	—	(1,715,747)

Cash provided (used) by financing activities	(21,651,145)	54,115,915

Increase in cash and cash equivalents	6,756,318	23,519,811

Cash and cash equivalents, beginning of the year	23,519,811	—

Cash and cash equivalents, end of year	$30,276,127	$23,519,811

See accompanying notes to the combined financial statements

VIDARA THERAPEUTICS INTERNATIONAL LIMITED AND SUBSIDIARIES

AND VIDARA THERAPEUTICS INC.

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

	2013	2012
Cash paid for interest	$2,239,474	$972,830
Cash paid for income taxes	578,476	—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION

The following is a schedule reconciling cash paid for the assets acquired and liabilities assumed in connection with the 2012 acquisition of AGI Therapeutics:

Amount
Cash	$8,498,000
R&D tax credit receivable	249,000

Total assets acquired	8,747,000
Trade payables assumed	(447,000)

Net assets acquired	8,300,000
Bargain purchase gain	(405,963)

Cash paid to complete business combination	$7,894,037

Amount
Cash acquired in the business combination	$8,498,000
Cash paid to complete the business combination	(7,894,037)

Net cash received	$603,963

The following is a schedule reconciling cash paid for the assets acquired and liabilities assumed in connection with the 2012 acquisition of ACTIMMUNE:

Amount
Inventory	$9,296,736
Intangible Assets	52,823,505

Total assets acquired	62,120,241
Unfavorable purchase commitment assumed	(3,399,295)

Net assets acquired	58,720,946
Contingent royalty payment liability	(3,720,946)

Cash paid to complete business combination	$55,000,000

See accompanying notes to the combined financial statements

VIDARA THERAPEUTICS INTERNATIONAL LIMITED AND SUBSIDIARIES

AND VIDARA THERAPEUTICS INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Note 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Vidara Therapeutics International Limited, its wholly owned subsidiaries, Vidara Therapeutics Ltd., AGI Therapeutics Ltd. and Vidara Therapeutics Research Ltd. (collectively, “Vidara International”) and Vidara Therapeutics Inc. (collectively, the “Company”) is a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat inherited disorders and rare diseases. Currently, the Company’s only commercial product and source of revenue is ACTIMMUNE (interferon gamma-1b), an injectable biologic drug prescribed for the management of two rare disorders, chronic granulomatous disease (“CGD”) and severe, malignant osteopetrosis (“SMO”). ACTIMMUNE is the only drug currently approved by the U.S. Food and Drug Administration for the treatment for CGD and SMO in the United States.

Principles of Combination

The combined financial statements include the accounts of Vidara International and Vidara Therapeutics Inc., which are related through common ownership and management. Significant intercompany balances and transactions have been eliminated in consolidation. Vidara International and Vidara Therapeutics Inc. are wholly-owned subsidiaries of Vidara Therapeutics Holdings, LLC (“Parent”), a Delaware corporation.

Basis of Presentation

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, asset lives used to calculate depreciation and amortization, intangibles and other long-lived asset lives, assumptions and inputs for fair value measurements, and reserves for returns, rebates and chargebacks and in the accounting for income taxes. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that may potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents. The Company’s cash and cash equivalents are invested in deposits with various banks in the United States, Ireland and Bermuda that management believes are creditworthy. At times, deposits in these banks may exceed the amount of insurance, if any, provided on such deposits. To date, the Company has not experienced any losses on its deposits of cash and cash equivalents.

The Company does not have its own manufacturing capability for ACTIMMUNE or its product candidates, or their active pharmaceutical ingredients, or the capability to package its products. As a result, the Company has engaged a third party to manufacture, package and distribute its products. The Company has an exclusive supply agreement with Boehringer Ingelheim to manufacture the ACTIMMUNE active drug substance and commercial quantities of the ACTIMMUNE finished drug product. Boehringer Ingelheim also provides the Company with quality assurance testing for ACTIMMUNE. Boehringer Ingelheim is the Company’s sole source supplier for ACTIMMUNE active drug substance and finished drug product. The commercialization of ACTIMMUNE could be stopped, delayed or made less profitable if the third party failed to provide the Company with sufficient quantities of product or failed to do so at acceptable quality levels or prices.

The Company currently markets and distributes ACTIMMUNE only in the United States. The Company also supplies ACTIMMUNE to patients in Canada, if so requested, by way of a prescription from their treating physicians, through Health Canada’s Special Access Program, which provides access to non-marketed drugs in Canada for practitioners treating patients with serious or life-threatening conditions when conventional therapies have failed, are unsuitable or are unavailable. The Company has otherwise not registered or sold ACTIMMUNE in any other territories for which it currently holds commercial rights.

Historically, the Company’s accounts receivable balances have been highly concentrated with a select number of customers, consisting primarily of specialty pharmacies and wholesale pharmaceutical distributors who, in turn, sell the products to pharmacies, hospitals and other customers. For the year ended December 31, 2013, the Company’s top five customers, Accredo Health Group, Caremark Prescription Service, Curascript, Express Scripts and Walgreens Specialty Pharmacy, accounted for approximately 85% of total gross revenues and approximately 73% of the Company’s total outstanding accounts receivable balances. For the year ended December 31, 2012, the Company’s top three customers, Accredo Health Group, Caremark Prescription Service and Express Scripts accounted for approximately 74% of total gross revenues and approximately 83% of the Company’s total outstanding accounts receivable balances. Historically, the Company has not experienced any losses related to its accounts receivable balances.

Foreign Currency

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the U.S. dollar as the functional currency. Foreign currency transaction gains and losses are recorded as a component of other expense (income) in the combined statements of operations and amounted to income (loss) of approximately $73,000 and $(36,000) during the years ended December 31, 2013 and 2012, respectively. The Company does not currently utilize and has not in the past utilized any foreign currency hedging strategies to mitigate the effect of its foreign currency exposure.

Fair Value of Financial Instruments

In specific circumstances, certain assets and liabilities are reported or disclosed at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the Company’s principal market for such transactions. If the Company has not established a principal market for such transactions, fair value is determined based on the most advantageous market.

Valuation inputs used to determine fair value are arranged in a hierarchy that categorizes the inputs into three broad levels, which are as follows:

•	Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

•	Level 2 inputs are directly or indirectly observable valuation inputs for the asset or liability, excluding Level 1 inputs.

•	Level 3 inputs are unobservable inputs for the asset or liability.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs.

The Company’s financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses, are carried at cost, which approximates their fair value because of the short-term nature of these financial instruments. The carrying value of long-term debt is based on the instruments’ interest rate, terms, maturity date and collateral, if any, in comparison to the Company’s incremental borrowing rate for similar financial instruments.

Derivative Financial Instruments

Accounting standards require a company to recognize all derivatives on the balance sheet at fair value. Derivatives that do not meet the criteria of an accounting hedge must be adjusted to fair value through income.

The Company entered into an interest rate cap agreement to manage interest costs and the risk associated with its variable interest rate loans. The Company does not designate these instruments as hedges at inception and therefore, records changes in the fair value of its interest rate caps as a component of interest expense. At December 31, 2013 and 2012, the interest rate caps were valued at approximately $2,000 and $8,000, respectively, using level 2 inputs.

Accounts Receivable

The Company extends credit on an uncollateralized basis primarily to specialty pharmacies and wholesale pharmaceutical distributors throughout the United States based on the size of the company, its payment history, and other factors. The Company determines if receivables are past due based on days outstanding and amounts are written off when determined to be uncollectible by management. The Company is required to estimate the level of accounts receivable that ultimately will not be paid. The Company calculates this estimate based on prior experience supplemented by a periodic customer-specific review when needed. Historically, the Company has not experienced significant credit losses on its accounts. As of December 31, 2013 and 2012, no receivable balance has been written off and management does not expect to do so in the near future. Accordingly, the Company has not established a reserve for bad debt expense.

Inventory

Inventory is stated at the lower of cost or market value. Inventory consists of finished product. Cost is determined using the first-in, first-out method, and market is considered to be the net realizable value.

As part of the ACTIMMUNE business combination, the Company entered into an exclusive supply agreement with Boehringer Ingelheim, to manufacture the ACTIMMUNE active drug substance and commercial quantities of the ACTIMMUNE finished drug product. A major vendor is defined as a vendor from which the Company derives at least 10% of its cost of revenue. During the years ended December 31, 2013 and 2012, Boehringer Ingelheim comprised the entirety of the Company’s purchases of inventory.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed currently, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized in the accompanying combined statements of operations.

Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are as follows:

Computer equipment and software	2 - 4 years
Office equipment and fixtures	4 years
Leasehold improvements	Shorter of the lease term or the expected life of the underlying asset

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to their fair value, which is normally determined through analysis of the future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the assets exceeds the fair value of the assets. During the years ended December 31, 2013 and 2012, no impairment charges were recorded by the Company.

Intangible Assets

The Company’s intangible assets consist of intellectual property rights related to its acquisition of the rights to ACTIMMUNE. The Company amortizes the property rights over fifteen years, which is the estimated useful life of the underlying patents. The Company reviews its intangible assets when events or circumstances may indicate that the carrying value of these assets exceeds their fair value. The Company measures fair value based on the estimated future discounted cash flows associated with these assets in addition to other assumptions and projections that the Company deems to be reasonable and supportable. Intangible assets are measured at cost less accumulated amortization and any accumulated impairment losses. These costs are capitalized and amortized on a straight-line basis over the estimated useful life of the asset.

Income Taxes

The Company’s domestic and foreign subsidiaries are taxed under federal, foreign, and similar state and local statutes. Accordingly, the Company accounts for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the combined financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates scheduled to be in effect when temporary differences are expected to be recovered or settled. The effect of a change in enacted tax rates on the deferred tax assets and liabilities is recognized in income and expense in the combined financial statement period when the new tax rates are enacted. The Company assesses the realizability of its deferred tax assets annually and records a valuation allowance when it is determined more likely than not that a deferred tax asset will not be realized in full.

The Company accounts for the uncertainty in income taxes as prescribed by the minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The Company recognizes potential interest and penalties related to uncertain tax benefits as a component of income taxes in the accompanying combined statements of operations.

The Company is subject to income tax examinations for all calendar years that it has been in existence.

Business Combinations

The Company accounts for business combinations in accordance with the pronouncement guidance in ASC 805, Business Combinations, in which acquired assets and liabilities are measured at their respective estimated fair values as of the acquisition date. The Company may be required, as in the case of intangible assets, contingent royalties, or unfavorable supply agreements, to determine the fair value associated with these amounts by estimating the fair value using a variety of valuation techniques.

Revenue Recognition

The Company recognizes revenue from the delivery of its products when delivery has occurred, title has transferred, the selling price is fixed or determinable, collectability is reasonably assured and the Company has no further performance obligations.

Due to the Company’s ability to reasonably estimate and determine allowances for product returns, the Company recognizes revenue at the point of sale to specialty pharmacies and wholesale pharmaceutical distributors. Consistent with industry practice, the Company maintains a return policy that allows customers to return product within a specified period prior to and subsequent to the expiration date. The Company will accept, excluding certain items, products returned from an authorized distributor for a period up to three months after the expiration date printed on the package or product label. A provision for these estimated returns is recorded at the time of sale based on historical returns of the product. The majority of product returns result from product dating, which falls within the range set by the Company’s policy, and are settled through the issuance of a credit to the customer. The estimate of the provision for returns is based upon the available ACTIMMUNE product return data prior to the Company’s acquisition of the product rights and the Company’s historical experience with actual returns, which are applied to the level of sales for the period that corresponds to the period during which the customer may return product. This period is known to the Company based on the shelf life of products at the time of shipment. The Company records sales returns as an accrued liability and a reduction of revenue.

In addition to allowances for product returns, the Company also recognizes other gross to net revenue allowances for a variety of customer discounts, rebates and chargebacks. The Company is required to make significant judgments and estimates when determining some of these allowances. If actual results differ from these estimates, the Company will be required to make adjustments to these allowances in the future.

Customer Rebates

The Company participates in certain commercial rebate programs. Under these rebate programs, the Company pays a rebate to the commercial entity or third-party administrator of the program. The Company accrues estimated rebates based on contract prices, estimated percentages of product sold to qualified patients and estimated levels of inventory in the distribution channel and records the rebate as a reduction of revenue.

Government Rebates

The Company participates in certain federal government rebate programs, such as Medicare and Medicaid. The Company accrues estimated rebates based on percentages of product sold to qualified patients, estimated rebate percentages and estimated levels of inventory in the distribution channel that will be sold to qualified patients and records the rebate as a reduction of revenue.

Government Chargebacks

The Company provides discounts to federal government qualified entities with whom the Company has contracted. These federal entities purchase product from the wholesale pharmaceutical distributors at a discounted price, and the wholesale pharmaceutical distributors then charge back to the Company the difference between the current retail price and the contracted price that the federal entities paid for the product. The Company accrues estimated chargebacks based on contract prices and sell-through sales data obtained from third party information and records the chargeback as a reduction of revenue.

Prompt Pay Discounts

As an incentive for prompt payment, the Company offers a 2% cash discount to customers. The Company expects that all customers will comply with the contractual terms to earn the discount. The Company records the discount as an allowance against accounts receivable and a reduction of revenue.

Distribution Service Fees

The Company includes service fees paid to its wholesale pharmaceutical distributors for distribution and inventory management services as a reduction to revenue. The estimates are based on contractually determined fees.

Shipping

Shipping expense is comprised of freight out that is not billed to customers. Shipping expenses totaled approximately $107,000 and $61,000 for the years ended December 31, 2013 and 2012, respectively, and are included within selling expenses in the accompanying combined statements of operations.

Advertising

The Company expenses advertising costs as incurred. Advertising costs were approximately $68,000 and $10,000 for the years ended December 31, 2013 and 2012, respectively, and are included within selling expenses in the accompanying combined statements of operations.

Note 2 —RECENTLY ISSUED AND ADOPTED ACCOUNTING PRONOUNCEMENTS

Recently Issued Accounting Standards

In April 2014, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update providing new guidance on the requirements for reporting a discontinued operation. The standards update defines a discontinued operation as (1) a component of an entity or a group of components of an entity, or a business, that has been disposed of by sale, or other than by sale, or is classified as held for sale that represents a strategic shift that has, or will have, a major effect on an entity’s operations and financial results or (2) an acquired business that is classified as held for sale on the date of the acquisition. The standards update allows companies to have significant continuing involvement and continuing cash flows with the discontinued operations. Additional disclosures are also required for discontinued operations and individually material disposal transactions that do not meet the definition of a discontinued operation. The standards update is effective for fiscal years beginning after December 15, 2014. We will adopt this standards update, as required, beginning with the first quarter of 2015. The adoption of this standard is not expected to have a material impact on our combined financial statements.

Recently Adopted Accounting Standards

Effective January 1, 2014, we adopted an accounting standards update requiring the presentation of an unrecognized tax benefit in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. This net presentation is required unless a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date or the tax law of the jurisdiction does not require, and the entity does not intend to use, the deferred tax asset to settle any additional income tax that would result from the disallowance of the unrecognized tax benefit. The adoption of this standards update did not impact our combined financial statements.

Effective January 1, 2014, we adopted an accounting standards update providing guidance with respect to the release of cumulative translation adjustments into net income when a parent sells either a part or all of its investment in a foreign entity. The standards update also requires the release of cumulative translation adjustments when a company no longer holds a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity, and provides guidance for the acquisition in stages of a controlling interest in a foreign entity. The adoption of this standards update did not impact our combined financial statements.

Effective January 1, 2014, we adopted an accounting standards update requiring an entity to record obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. The adoption of this standards update did not impact our combined financial statements.

Note 3—BUSINESS COMBINATIONS

AGI Therapeutics

The Company formed Aravis Therapeutics Ltd. to purchase 100% of the outstanding common stock of AGI Therapeutics, plc (“AGI”), a specialty pharmaceutical company headquartered in Dublin, Ireland that was focused on the development and commercialization of differentiated specialty drug products to treat unmet medical needs, including conditions which qualify for orphan drug status. The acquisition of AGI provided the Company with a proven management team and a global platform to expand its operations. The Company executed the transaction on February 2, 2012 for cash consideration of $7,894,037 and the results of AGI’s operations have been included in the combined financial statements since that date. Following the transaction, Aravis Therapeutics Ltd. changed its name to Vidara Therapeutics, Ltd.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date:

Amount
Cash	$8,498,000
R&D tax credits receivable	249,000
Trade payables	(447,000)

Fair value of net assets	8,300,000
Cash consideration	7,894,037

Bargain purchase gain	$405,963

The fair value of assets acquired and liabilities assumed exceeded the fair value of the consideration transferred. Consequently, the Company reassessed the recognition and measurement of identifiable assets acquired and liabilities assumed and concluded that all acquired assets and assumed liabilities were recognized and that the valuation procedures and resulting measures were appropriate. As a result, the Company recognized a gain of $405,963 during the year ended December 31, 2012, which is included in the accompanying combined statements of operations.

ACTIMMUNE

On June 19, 2012, the Company executed an asset purchase agreement with InterMune, Inc. through which it purchased ACTIMMUNE product inventory and intellectual property such as regulatory approvals, patents, trademarks and product domain.

In connection with the closing of the transactions contemplated by the asset purchase agreement, the Company entered into a license agreement with InterMune, and a supply agreement with Boehringer Ingelheim.

The Company also executed a transition agreement with InterMune pursuant to which InterMune transitioned to the Company regulatory and commercial responsibility for ACTIMMUNE in the United States. From the closing of the transaction until December 2013, the Company continued to sell the product under InterMune’s National Drug Code (NDC). Beginning December 2013, the Company commenced commercialization of ACTIMMUNE in the United States under its own NDC. In consideration for the U.S. rights to ACTIMMUNE, the Company paid to InterMune a one-time upfront cash payment of $55 million.

In June 2012, in connection with the asset purchase agreement, the Company entered into a license agreement with InterMune, pursuant to which InterMune granted the Company an exclusive license under certain intellectual property (including patents, know-how, trademarks, copyrights and domain names) of InterMune to develop, manufacture and commercialize ACTIMMUNE in the United States. Under the InterMune license agreement, the Company is obligated to pay InterMune up to $2.0 million in royalties on the Company’s net sales for each of the two twelve-month periods following the closing of the transaction. Accordingly, the Company assigned a fair value to its liability for contingent royalties. The contingent royalty payment liability was based on anticipated revenue streams utilizing the income approach under the discounted cash flow method. As a result, the Company recorded $3,721,000 of fair value royalty payments due to InterMune, all of which are contingent on meeting certain revenue targets. For the years ended December 31, 2013 and 2012, royalties paid under the agreement totaled $2.0 million and $500,000, respectively.

In June 2012, in connection with the asset purchase agreement, the Company assumed a supply agreement with Boehringer Ingelheim pursuant to which Boehringer Ingelheim agreed to supply ACTIMMUNE to the Company for commercialization in the United States through December 31, 2017. The supply agreement requires the Company to purchase 75,000 vials of ACTIMMUNE per year beginning in 2013 through December 31, 2017.

The Company accounted for the asset purchase agreement relative to the U.S. rights to ACTIMMUNE as a business combination.

The following table shows the fair values assigned to the assets acquired and liabilities assumed by the Company as part of the asset purchase agreement under the acquisition method of accounting:

Amount
Inventory	$9,296,736
Intellectual property	52,823,505
Unfavorable supply agreement liability	(3,399,295)
Contingent royalty payment liability	(3,720,946)

Fair value of net assets	$55,000,000

The valuation of the intellectual property acquired, an identifiable intangible asset, was based on management’s estimates, information and reasonable and supportable assumptions. The allocation was generally based on the Company’s estimated fair value of the rights to payments with respect to U.S. revenue associated with ACTIMMUNE which were acquired in the transaction. The estimated fair value was determined using the income approach under a discounted cash flow methodology. Significant assumptions used in valuing the intellectual property intangible asset included revenue projections through 2021 based on assumptions relating to pricing and reimbursement rates and market size and market penetration rates, cost of goods sold based on current manufacturing experience, general and administrative expenses, sales and marketing expenses, and research and development expenses for clinical and regulatory support. The calculated value of the ACTIMMUNE intellectual property intangible asset is amortized using the straight-line method over an estimated useful life of 15 years.

Additionally, the Company assigned a fair value to its liability for the unfavorable supply agreement. The unfavorable supply agreement liability was based on projected inventory shortfalls as called for by the agreement based upon anticipated revenue streams utilizing the income approach under the discounted cash flow method. As a result, the Company recorded $3,399,295 of fair value unfavorable supply agreement payments which will become due to Boehringer Ingelheim at various dates throughout the remaining supply agreement. At December 31, 2013, the Company determined that the fair value of the unfavorable supply agreement liability had been reduced to approximately $437,000 and recorded the reduction in the liability of approximately $3,069,000 to other income in the accompanying combined statements of operations.

Note 4—PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31:

	2013	2012
Computer equipment and software	$326,090	$92,853
Office equipment and fixtures	208,875	658
Leasehold improvements	5,230	—

	540,195	93,511
Less: accumulated depreciation	(136,351)	(19,312)

	$403,844	$74,199

Depreciation expense was approximately $117,000 and $19,000 for the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013, approximately $533,000 and $7,000 of property and equipment were located in the United States and Ireland, respectively.

Note 5—INTANGIBLE ASSETS, LICENSE AND PRODUCT RIGHTS

In June 2012, the Company acquired intellectual property including regulatory approvals, patents, trademarks and product domain in a transaction that was accounted for by the Company as a business combination. All of the Company’s intangible assets are owned and held in Bermuda.

The following table reflects the components of the Company’s definite-lived intangible assets as of December 31, 2013:

Description	Gross amount	Accumulated amortization	Net amount	Life
Debt issuance costs—Long-term debt	$1,540,324	$(1,079,426)	$460,898	5 years
Debt issuance costs—Subordinated debt	175,423	(52,067)	123,356	6 years
License and product rights	52,823,505	(5,282,351)	47,541,154	15 years

	$54,539,252	$(6,413,844)	$48,125,408

The following table reflects the components of all definite-lived intangible assets as of December 31, 2012:

Description	Gross amount	Accumulated amortization	Net amount	Life
Debt issuance costs—Long-term debt	$1,540,324	$(342,913)	$1,197,411	5 years
Debt issuance costs—Subordinated debt	175,423	(18,001)	157,422	6 years
License and product rights	52,823,505	(1,760,783)	51,062,722	15 years

	$54,539,252	$(2,121,697)	$52,417,555

Amortization expense for the above intangible assets totaled approximately $4,292,000 and $2,122,000 for the years ended December 31, 2013 and 2012, respectively. As of December 31, 2013, approximate future amortization expense was as follows:

Years ending	Amount
2014	$3,787,000
2015	3,710,000
2016	3,651,000
2017	3,522,000
2018	3,522,000
Thereafter	29,933,000

$48,125,000

Note 6—ACCRUED EXPENSES

Accrued expenses consisted of the following at December 31:

	2013	2012
Customer chargebacks and rebates	$6,610,758	$7,459,787
Product returns	802,869	88,200
Royalties	3,024,313	4,613,448
Accrued compensation and related expenses	2,048,596	667,909
Interest	90,516	508,255
Inventory purchase obligation	437,457	3,506,126
Other	500,463	738,192

	$13,514,972	$17,581,930

Note 7—LONG-TERM DEBT

In connection with the financing of the ACTIMMUNE purchase, the Company entered into a credit agreement that provided a $25.0 million term loan and a $3.0 million revolving credit facility, which included a $1.0 million letter of credit sub-facility (“swing line”). Advances under the agreement accrued interest at a contractual Index Rate or LIBOR plus an applicable margin as set forth in the agreement. At December 31, 2013 and 2012, interest accrued at a rate of 7.50%, respectively. The agreement expires on the earlier of June 19, 2017 or upon the occurrence of other events, as defined.

Payments under the term loan, including applicable interest, are due and payable on the first day of each quarter beginning October 1, 2012. In accordance with the terms of the loan agreement, in July 2013, the Company made a prepayment of approximately $16,801,000 from its excess cash flow. As of December 31, 2013 and 2012, $1,786,355 and $23,437,500 was outstanding on the term loan and no amounts were yet to be advanced under the revolving credit facility. Accrued interest and interest expense related to the term loan were approximately $34,000 and $976,000, respectively, as of and for the year ended December 31, 2013. Accrued interest and interest expense related to the term loan were approximately $453,100 and $1,065,000, respectively, as of and for the year ended December 31, 2012.

The Company incurred approximately $1,540,000 in related issuance costs that were capitalized and amortized over the term of the debt agreement under the effective interest method. Amortization expense related to long-term debt issuance costs totaled approximately $737,000 and $343,000 for the years ended December 31, 2013 and 2012, respectively.

All borrowings under the agreement are secured by substantially all of the assets of the Company and are guaranteed by the Company’s Parent. The facility contains restrictive covenants requiring the Company to maintain certain financial covenants. As of December 31, 2013 and 2012, the Company was in compliance with all such covenants.

As of December 31, 2013, future maturities of long-term debt were as follows (before any excess cash flow payments that may be required):

Years ending	Amount
2014	$617,104
2015	519,668
2016	454,709
2017	194,874
1,786,355
Less: Current Portion	(617,104)

$1,169,251

In March 2014, the Company paid off the total outstanding principal balance of the term loan of $1,786,355 plus accrued interest. Upon the payoff of the term loan, the Company amortized all remaining issuance costs.

Note 8—RELATED PARTY DEBT

Subordinated Debt - Related Party

In connection with the financing of the ACTIMMUNE purchase, the Company issued subordinated debt in the amount of $5,465,000. The entire outstanding principal amount of the debt and all accrued and unpaid interest is due upon maturity on June 19, 2018. Interest is payable quarterly and accrues at an annual rate of 12%. In addition, interest of 2% is accrued and added to the principal balance of the debt (PIK interest) pursuant to the terms of the subordinated debt agreement. Accrued interest and interest expense related to the subordinated debt were approximately $55,000 and $790,000, respectively, as of and for the year ended December 31, 2013. Accrued interest and interest expense related to the subordinated debt were approximately $55,000 and $416,000, respectively, as of and for the year ended December 31, 2012. At December 31, 2013 and 2012, the amount of PIK interest added to the balance of the debt totaled approximately $113,000 and $59,000, respectively.

The Company incurred approximately $175,000 in related issuance costs that have been capitalized and amortized over the term of the debt agreement under the effective interest method. Amortization expense related to the subordinated debt issuance costs totaled approximately $34,000 and $18,000 for the years ended December 31, 2013 and 2012.

The subordinated debt is held by individuals who also own the Company’s Parent, is unsecured guaranteed by the Company’s Parent, and contains restrictive covenants. As of December 31, 2013 and 2012, the Company was in compliance with all such covenants.

Unsecured Subordinated Promissory Note - Parent

In connection with the financing of the ACTIMMUNE asset purchase, the Company issued an unsecured subordinated promissory note to its parent, Vidara Therapeutics Holdings LLC in the amount of $16,929,037. The entire outstanding principal amount of the debt and all accrued and unpaid interest is due upon maturity on June 20, 2018. Interest accrues at an annual rate of 1.07% and is paid quarterly beginning December 31, 2013. Accrued interest and interest expense related to the note were approximately $30,000 and $181,000, respectively, as of and for the year ended December 31, 2013. Accrued interest and interest expense related to the note were approximately $111,000 as of and for the year ended December 31, 2012.

Due to Parent

The Company maintains an ongoing intercompany payable with its Parent for certain expenses paid on its behalf. The balances are due on current terms and no interest is charged on the outstanding balances.

Note 9—INCOME TAXES

Provisions for federal, foreign, and state income taxes in the combined statement of operations consisted of the following components for the year ended December 31:

	2013	2012
Current expense
Federal	$453,000	$296,000
Foreign	—	—
State	75,000	15,000

Total current	528,000	311,000

Deferred expense/(benefit)
Federal	36,000	(59,000)
Foreign	(3,598,000)	(2,212,000)
State	1,500	(3,000)

Total deferred	(3,560,500)	(2,274,000)

Total income tax benefit	$(3,032,500)	$(1,963,000)

Income from operations before income taxes consisted of the following:

	2013	2012
U.S. operations	$1,411,856	$704,180
Foreign operations	23,790,883	14,110,911

	$25,202,739	$14,815,091

In general, it is the practice of the Company to reinvest the earnings of its non-U.S. entities in those operations. As of December 31, 2013, Vidara International and Vidara Therapeutics Inc. have not made a provision for U.S. or additional foreign withholdings on approximately $37,900,000 of the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. Generally, such amounts become subject to taxation upon the remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

A reconciliation of the statutory rate to the effective rate is as follows for the years ended December 31:

	2013	2012
Federal statutory rate	34.0%	34.0%
State income tax, net of federal benefit	0.3	—
Recognition of foreign NOL and other foreign rate differences	(46.4)	(47.3)
Non-deductible expenses	0.1	—

Effective tax rate	(12.0)%	(13.3)%

Deferred tax assets and liabilities reflect the impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recognized for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows as of December 31:

	2013	2012
Current deferred tax assets:
Foreign net opening loss carryforwards	$1,150,000	$366,000
Accruals not currently deductible	99,000	52,000
Differences in basis of inventory	22,000	34,000

Total current deferred tax asset	1,271,000	452,000

Long-term deferred tax assets:

Foreign net operating loss carryforwards	4,660,000	5,928,000
Differences in basis of property and equipment	(96,000)	(24,000)

Total long-term deferred tax asset	4,564,000	5,904,000

Less: valuation allowance	—	(4,082,000)

Total net deferred tax asset	$5,835,000	$2,274,000

The Company had net operating loss carryforwards associated with accumulated losses in certain subsidiaries of the AGI group of companies within its Irish entities of approximately $46,650,000 and $50,162,000 as of December 31, 2013 and 2012, respectively, which do not expire.

Note 10—COMMITMENTS

Royalty Agreements

Under the terms of the ACTIMMUNE asset purchase agreement, the Company is required to pay royalties to Genentech on its net sales of ACTIMMUNE until expiration of the last to expire licensed patent. Either the Company or Genentech may terminate the agreement if the other party defaults, however, the defaulting party has 30 days to cure the default before the license agreement may be terminated. The Company is obligated to pay Genentech 45% of the first $3.7 million in net sales achieved in a calendar year, and 10% on all additional net sales in that year through November 25, 2014. For the period from November 25, 2014 through May 5, 2018, Vidara will pay royalty payments in a 20-30% range for the first tier in net sales achieved in a calendar year, and in the 1-9% range for the second tier of net sales in that year; and from May 5, 2018 and for so long as the Company continues to commercially sell ACTIMMUNE, pay an annual royalty in the low single digits as a percentage of annual net sales. For the years ended December 31, 2013 and 2012, royalty expense incurred under the agreement totaled approximately $7,222,000 and $2,999,000, respectively, and is included in the accompanying combined statement of operations.

Operating Leases

The Company is obligated under the terms of operating lease arrangements for its offices in Atlanta, Georgia and Dublin, Ireland. Rent expense was approximately $106,000 and $50,000 for the years ended December 31, 2013 and 2012, respectively. The lease agreements for the office space in Atlanta, GA and Dublin, Ireland expire in 2018 and 2014, respectively.

As of December 31, 2013, the remaining minimum operating lease commitments for leases with initial terms in excess of one year are due as follows:

Years ending	Amount
2014	$52,000
2015	53,000
2016	54,000
2017	56,000
2018	48,000

$263,000

Note 11—NONQUALIFIED UNIT OPTIONS

The Parent’s 2012 Equity Incentive Plan (the “Plan”) provides for an aggregate maximum issuance of 2,503,368 nonqualified unit options, common units and unit awards. The Parent issued 62,000 and 60,000 nonqualified unit options during the years ended December 31, 2013 and 2012, respectively. The term of each option is set by the Plan Committee, and the Plan shall have a duration lasting until March 1, 2016. Option awards are generally granted with an exercise price equal to the market price of the Common Unit at the grant date; those option awards generally vest over a service period of five years and expire at the end of 10 years.

The following table summarizes activity in the Plan:

	Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Weighted Aggregate Fair Value	Average Intrinsic Value
Outstanding, December 31, 2012	60,000	$1.00	9.75	$0.76	$—
Granted	62,000	1.68	—	—	—
Forfeited	(10,000)	1.50	—	—	—

Outstanding, December 31, 2013	112,000	1.34	8.95	6.48	5,815,220

Expected to vest at December 31, 2013	87,575	1.38	8.97	7.10	4,580,320

Exercisable at December 31, 2013	24,425	1.22	8.84	4.17	1,234,900

The Company recognized compensation expense related to the granting of options of the Parent’s Common Units of approximately $104,000 and $1,000 for the years ended December 31, 2013 and 2012, respectively.

The Company does not have sufficient historical share option exercise experience upon which to estimate the expected term. As such, the Company elected to use the “simplified” method described in SAB Topic 14 to determine the expected term of its options. The fair value of each option award is determined on the date of grant using the Black-Scholes option valuation model that used the assumptions noted in the following table for options granted during the years ended December 31:

	2013	2012
Risk-free interest rate	0.11%	0.15%
Expected dividend yield	0.00%	0.00%
Expected life	7.5 years	7.5 years
Expected volatility	85.26%	85.26%

The weighted average fair value of options granted during the years ended December 31, 2013 and 2012 was $12.01 and $0.76, respectively. As of December 31, 2013, there was approximately $634,000 of total unrecognized compensation cost related to nonvested stock options; that cost is expected to be recognized over a weighted average remaining vesting period of 4.0 years.

Note 12—SUBSEQUENT EVENTS

Pursuant to the Subsequent Events topic of the Financial Accounting Standards Board (FASB) Codification, the Company evaluated subsequent events after December 31, 2013 through June 26, 2014, representing the date that these combined financial statements were approved by the Company’s management and are available to be issued. In March 2014, the Company entered into a definitive agreement with Horizon Pharma, Inc., a U.S. public company, regarding a reverse merger transaction. The transaction would value the Company at an enterprise value, on a cash-free, debt-free basis, of approximately $644 million including $200 million in cash and $444 million in the potential acquirer’s common stock. The transaction is subject to shareholder approval of the acquirer’s shareholders as well as customary regulatory approval and is expected to close mid-year 2014. Additionally, the Company concluded that no material transactions occurred subsequent to December 31, 2013, that provided additional evidence about conditions that existed at December 31, 2013, or after that requires adjustment to the financial statements.

VIDARA THERAPEUTICS INTERNATIONAL LIMITED AND SUBSIDIARIES

AND VIDARA THERAPEUTICS, INC.

COMBINED BALANCE SHEETS

ASSETS

	March 31, 2014 (Unaudited)	December 31, 2013
Current assets
Cash and cash equivalents	$32,195,211	$30,276,127
Accounts receivable	11,097,259	6,623,580
Inventory	2,522,209	3,299,449
Prepaid expenses	307,765	440,402
Deferred tax asset	1,290,000	1,271,000

Total current assets	47,412,444	41,910,558

Long-term assets
Property and equipment	373,700	403,844
Intangible assets	46,805,871	48,125,408
Deferred tax asset	4,483,000	4,564,000

Total long-term assets	51,662,571	53,093,252

Total assets	$99,075,015	$95,003,810

See accompanying notes to the combined financial statements

VIDARA THERAPEUTICS INTERNATIONAL LIMITED AND SUBSIDIARIES

AND VIDARA THERAPEUTICS, INC.

COMBINED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY

	March 31, 2014 (Unaudited)	December 31, 2013
Current liabilities
Accounts payable	$600,265	$1,164,569
Accrued expenses	12,843,573	13,514,972
Customer deposits	820,446	338,909
Current portion of long-term debt	—	617,104
Due to Parent	469,993	514,998

Total current liabilities	14,734,277	16,150,552

Subordinated debt-related party	5,665,675	5,637,279
Unsecured subordinated promissory note - Parent	16,929,037	16,929,037
Long-term debt, net of current portion	—	1,169,251

Total liabilities	37,328,989	39,886,119

Shareholders’ equity
Common stock	125	125
Additional paid-in capital	10,232,695	10,104,236
Retained earnings	51,513,206	45,013,330

Total shareholders’ equity	61,746,026	55,117,691

Total liabilities and shareholders’ equity	$99,075,015	$95,003,810

See accompanying notes to the combined financial statements

VIDARA THERAPEUTICS INTERNATIONAL LIMITED AND SUBSIDIARIES

AND VIDARA THERAPEUTICS, INC.

UNAUDITED COMBINED STATEMENTS OF OPERATIONS

FOR THE THREE-MONTH PERIOD ENDED MARCH 31

	2014	2013
Product sales, net	$17,352,466	$12,409,106
Cost of product sales	857,862	1,497,010

Gross profit	16,494,604	10,912,096

Operating expenses
Selling expenses	1,796,368	1,524,629
General and administrative expenses	3,125,612	1,331,414
Depreciation and amortization	1,371,526	1,029,196
Royalty expense	3,037,250	2,609,936

Total operating expenses	9,330,756	6,495,175

Income from operations	7,163,848	4,416,921

Other expense (income)
Interest expense, net	267,552	681,918
Miscellaneous (income) expense	42,420	302,967

Total other expense	309,972	984,885

Income before provision for income taxes	6,853,876	3,432,036
Income tax expense (benefit)	354,000	(760,000)

Net income	$6,499,876	$4,192,036

See accompanying notes to the combined financial statements

VIDARA THERAPEUTICS INTERNATIONAL LIMITED AND SUBSIDIARIES

AND VIDARA THERAPEUTICS, INC.

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

FOR THE THREE-MONTH PERIOD ENDED MARCH 31

	2014	2013
Cash flows provided by operating activities
Net income	$6,499,876	$4,192,036
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,371,526	1,029,196
Change in fair value of unfavorable purchase commitment	24,083	80,317
Share-based compensation	128,459	9,209
Change in fair value of contingent royalty payments	22,923	219,646
Accretion of PIK interest expense	28,396	27,827
Deferred income taxes	62,000	(909,430)
Change in working capital items:
Accounts receivable	(4,473,679)	2,473,282
Inventory	777,240	1,440,072
Prepaid expenses	132,637	58,781
Accounts payable and accrued liabilities	(1,327,714)	(431,896)
Customer deposits	481,537	(481,266)

Cash provided by operating activities	3,727,284	7,707,774

Cash flows used in investing activities
Acquisition of property and equipment	(21,845)	(135,458)

Cash flows used by financing activities
Payment towards reduction of long-term debt	(1,786,355)	(1,562,500)

Increase in cash and cash equivalents	1,919,084	6,009,816
Cash and cash equivalents, beginning of the period	30,276,127	23,519,811

Cash and cash equivalents, end of period	$32,195,211	$29,529,627

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$318,039	$1,031,378
Cash paid for income taxes	185,000	235,300

See accompanying notes to the combined financial statements

VIDARA THERAPEUTICS INTERNATIONAL LIMITED AND SUBSIDIARIES

AND VIDARA THERAPEUTICS, INC.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

MARCH 31, 2014

Note 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Vidara Therapeutics International Limited, its wholly owned subsidiaries, Vidara Therapeutics Ltd., AGI Therapeutics Ltd., and Vidara Therapeutics Research Ltd., (collectively, “Vidara International”) and Vidara Therapeutics Inc. (collectively, the “Company”) is a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat inherited disorders and rare diseases. Currently, the Company’s only commercial product and source of revenue is ACTIMMUNE (interferon gamma-1b), an injectable biologic drug prescribed for the management of two rare disorders, chronic granulomatous disease (“CGD”) and severe, malignant osteopetrosis (“SMO”). ACTIMMUNE is the only drug currently approved by the U.S. Food and Drug Administration for the treatment for CGD and SMO in the United States.

Principles of Combination

The combined financial statements include the accounts of Vidara International and Vidara Therapeutics Inc., which are related through common ownership and management. Significant intercompany balances and transactions have been eliminated in consolidation. Vidara International and Vidara Therapeutics Inc. are wholly-owned subsidiaries of Vidara Therapeutics Holdings, LLC (“Parent”).

Basis of Presentation

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) on the same basis as the audited combined financial statements for the year ended December 31, 2013. In the opinion of management, the interim unaudited combined financial statements include all adjustments considered necessary for a fair presentation of the financial position, the results of operations, and cash flows for the three months ended March 31, 2014 and 2013. Operating results for the three-month period ended March 31, 2014, are not necessarily indicative of the results that may be expected for a full fiscal year. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. For further information, refer to the combined financial statements and notes for the year ended December 31, 2013.

Significant Accounting Policies

The Company’s significant accounting policies are disclosed in the audited combined financial statements for the year ended December 31, 2013. Since the date of those combined financial statements, there have been no material changes to the Company’s significant accounting policies.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, asset lives used to calculate depreciation and amortization, intangibles and other long-lived asset lives, assumptions and inputs for fair value measurements, and reserves for returns, rebates and chargebacks and in the accounting for income taxes. Actual results could differ from these estimates.

Note 2—RECENTLY ISSUED AND ADOPTED ACCOUNTING PRONOUNCEMENTS

Recently Issued Accounting Standards

In April 2014, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update providing new guidance on the requirements for reporting a discontinued operation. The standards update defines a discontinued operation as (1) a component of an entity or a group of components of an entity, or a business, that has been disposed of by sale, or other than by sale, or is classified as held for sale that represents a strategic shift that has, or will have, a major effect on an entity’s operations and financial results or (2) an acquired business that is classified as held for sale on the date of the acquisition. The standards update allows companies to have significant continuing involvement and continuing cash flows with the discontinued operations. Additional disclosures are also required for discontinued operations and individually material disposal transactions that do not meet the definition of a discontinued operation. The standards update is effective for fiscal years beginning after December 15, 2014. We will adopt this standards update, as required, beginning with the first quarter of 2015. The adoption of this standard is not expected to have a material impact on our combined financial statements.

Recently Adopted Accounting Standards

Effective January 1, 2014, we adopted an accounting standards update requiring the presentation of an unrecognized tax benefit in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. This net presentation is required unless a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date or the tax law of the jurisdiction does not require, and the entity does not intend to use, the deferred tax asset to settle any additional income tax that would result from the disallowance of the unrecognized tax benefit. The adoption of this standards update did not impact our combined financial statements.

Effective January 1, 2014, we adopted an accounting standards update providing guidance with respect to the release of cumulative translation adjustments into net income when a parent sells either a part or all of its investment in a foreign entity. The standards update also requires the release of cumulative translation adjustments when a company no longer holds a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity, and provides guidance for the acquisition in stages of a controlling interest in a foreign entity. The adoption of this standards update did not impact our combined financial statements.

Effective January 1, 2014, we adopted an accounting standards update requiring an entity to record obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. The adoption of this standards update did not impact our combined financial statements.

Note 3—INVENTORY

Inventory is stated at the lower of cost or market value. Inventory consists of finished product. Cost is determined using the first-in, first-out method, and market is considered to be the net realizable value. As part of the ACTIMMUNE business combination, the Company entered into an exclusive supply agreement with Boehringer Ingelheim, to manufacture the ACTIMMUNE active drug substance and commercial quantities of the ACTIMMUNE finished drug product.

Note 4—ACCRUED EXPENSES

Accrued expenses consisted of the following at March 31:

	March 31, 2014	December 31, 2013
Customer chargebacks and rebates	$6,675,551	$6,610,758
Product returns	368,321	802,869
Royalties	4,024,948	3,024,313
Accrued compensation and related expenses	295,625	2,048,596
Interest	57,816	90,516
Inventory purchase obligation	461,541	437,457
Other	959,771	500,463

	$12,843,573	$13,514,972

Note 5—LONG-TERM DEBT

In March 2014, the Company paid off the total outstanding principal balance of the term loan of $1,786,355 plus accrued interest and the credit facility was terminated.

The Company capitalized approximately $1,540,000 in related issuance costs and amortized those costs over the term of the debt agreement under the effective interest method. Upon the payoff of the term loan in March 2014, the Company amortized the remaining issuance costs. Amortization expense related to long-term debt issuance costs totaled approximately $461,000 and $129,000 for the three-month periods ended March 31, 2014 and 2013, respectively.

Note 6—SUBSEQUENT EVENTS

Pursuant to the Subsequent Events topic of the Financial Accounting Standards Board (FASB) Codification, the Company evaluated subsequent events after March 31, 2014 through June 26, 2014, representing the date that these combined financial statements were approved by the Company’s management and are available to be issued. In March 2014, the Company entered into a definitive agreement with Horizon Pharma, Inc., a U.S. public company, regarding a reverse merger transaction. The transaction would value the Company at an enterprise value, on a cash-free, debt-free basis, of approximately $644 million including $200 million in cash and $444 million in the potential acquirer’s common stock. The transaction is subject to shareholder approval of the acquirer’s shareholders as well as customary regulatory approval and is expected to close mid-year 2014. Additionally, the Company concluded that no material transactions occurred subsequent to March 31, 2014, that provided additional evidence about conditions that existed at March 31, 2014, or after that requires adjustment to the financial statements.

INDEX TO FINANCIAL STATEMENTS OF ACTIMMUNE® PRODUCT LINE

OF INTERMUNE, INC. FOR YEAR ENDED DECEMBER 31, 2011 AND THE

PERIOD FROM JANUARY 1, 2012 THROUGH JUNE 18, 2012

Report of Independent Registered Public Accounting Firm

The Board of Directors

InterMune, Inc.

We have audited the accompanying statements of revenues and direct expenses of the Actimmune® Product Line of InterMune, Inc. for the period from January 1, 2012 through June 18, 2012 and for the year ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, the accompanying financial statements were prepared solely to present the revenues and direct expenses of the Actimmune® Product Line of InterMune, Inc. and are not intended to be a complete presentation of the financial position or results of operations of the Actimmune® Product Line of InterMune, Inc.

In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and direct expenses of the Actimmune® Product Line of InterMune, Inc. for the period from January 1, 2012 through June 18, 2012 and for the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Redwood City, California

June 25, 2014

Actimmune® Product Line of InterMune, Inc.

Statements of Revenues and Direct Expenses

	Period from January 1, 2012 to June 18, 2012	Year Ended December 31, 2011
	(In Thousands)
Revenues, net	$7,042	$20,167
Cost of revenue	4,279	7,297

Gross profit	2,763	12,870

Direct expenses:
General and administrative expenses	278	730

Total direct expenses	278	730

Revenues less direct expenses	$2,485	$12,140

See accompanying notes.

Actimmune® Product Line of InterMune, Inc.

Notes to Financial Statements

Period from January 1, 2012 through June 18, 2012 and Year Ended December 31, 2011

(Dollar Amounts in Thousands)

Note 1—NATURE OF OPERATIONS AND ORGANIZATION

InterMune, Inc. (“InterMune” or the “Company”) is a biotechnology company focused on the research, development, and commercialization of innovative therapies in pulmonology and orphan fibrotic diseases.

On May 17, 2012, InterMune, Inc. entered into an Asset Purchase Agreement (“Purchase Agreement”) with Vidara Therapeutics International Limited, an Irish company, Vidara Therapeutics Holdings LLC, a Delaware limited liability company, and Vidara Therapeutics Research Limited, an Irish company (collectively, “Vidara”), pursuant to which Vidara purchased Actimmune®, a product sold by InterMune to distributors in the United States and Canada. On June 19, 2012, following the close of the sale pursuant to the terms set forth in the Purchase Agreement, Vidara paid InterMune $55.0 million in cash, and also agreed to make certain conditional royalty payments of up to $2.0 million on Vidara’s net sales of Actimmune® for each of the two 12-month periods following the closing of the transaction, bringing the total potential payment to InterMune to $59.0 million.

Note 2—BASIS OF PRESENTATION

The accompanying statements of revenues and direct expenses for the period from January 1, 2012 through June 18, 2012 and for the year ended December 31, 2011, have been prepared in accordance with accounting principles generally accepted in the United States. The statements of revenues and direct expenses include revenues and the related costs of revenues and administrative and other expenses specifically attributable to the Actimmune® Product Line. The statements of revenues and direct expenses exclude costs that are not directly related to the Actimmune® product line, including corporate overhead expense allocations (e.g., legal, tax, audit, and other corporate overhead charges), interest income and expense, and income taxes. The financial statements also exclude any purchase accounting adjustments related to the sale of the Actimmune® Product Line to Vidara. The financial statements do not necessarily represent the revenues and direct expenses as if Actimmune® had been operating as a separate, stand-alone entity during the periods presented. The financial statements also are not indicative of the financial condition or results of operations of Actimmune® in future periods due to changes that may have been or will be made to the Actimmune® Product Line by Vidara and the omission of various indirect operating expenses.

Statements of assets and liabilities, cash flows, and stockholders’ equity are not presented herein.

Note 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

For the periods presented herein, revenue from product sales was recognized when persuasive evidence of an arrangement exists, the price is fixed, final delivery has occurred and there was a reasonable assurance of collectability of the amounts receivable from the customer. Therefore, revenue was generally recognized upon delivery when title passes to a credit-worthy customer. Reserves are recorded at the time revenue is recognized for estimated returns, rebates, chargebacks, and cash discounts, if applicable. InterMune sold Actimmune® to a limited number of customers, mainly specialty pharmacies and distributors. Sales of Actimmune® required written purchase authorizations from customers for a specified amount of product at a specified price prior to shipment, and returns were only accepted if product held by customers had reached its expiration date. Estimates related to the sale of Actimmune® are not highly subjective. All sales transactions were reviewed for potential rebates, chargebacks, and discounts each month and InterMune monitored product ordering cycles and actual returns, product expiration dates and wholesale inventory levels to estimate potential product return rates.

Revenue from customers representing 10% or more of total product revenue for the period from January 1, 2012 through June 18, 2012 and for the year ended December 31, 2011 was as follows:

	Period from January 1, 2012 to June 18, 2012	Year Ended December 31, 2011
Customer
CuraScript, Inc. / Express Scripts	32%	42%
Caremark	29%	22%
Nova Factor / Accredo	19%	21%

Note 4—ROYALTIES

In 1998, InterMune obtained a license from Genentech through Connetics Corporation (“Connetics”) for patents relating to Actimmune®. The license from Genentech terminates on the later of May 5, 2018, or the date that the last of the patents licensed under the agreement expires. Under this agreement, InterMune had the exclusive license to develop and commercialize Actimmune® in the United States and Canada for the treatment and prevention of all human diseases and conditions, including infectious diseases, pulmonary fibrosis, and cancer, but excluding arthritis and cardiac and cardiovascular diseases and conditions. In Japan, InterMune had the exclusive license rights to commercialize Actimmune® for the treatment and prevention of all infectious diseases caused by fungal, bacterial, or viral agents, including in patients with CGD or osteopetrosis. InterMune also had a non-exclusive license to make or have made Actimmune® for clinical and commercial purposes within its field of use in the United States and Canada.

Under the Genentech license, Genentech is due royalties on the revenue from annual sales of Actimmune® based on a royalty rate of 45% for the first $3.7 million of net sales in a calendar year and 10% for any additional net sales in that year through November 25, 2014. Genentech is also due one-time payments upon the occurrence of specified milestone events, which include certain regulatory submissions and approval to market.

In June 2012, upon completion of the sale of the Actimmune® Product Line to Vidara, these license agreements were transferred to Vidara, including the obligation to make royalty payments due on sales of Actimmune® subsequent to the closing of the Purchase Agreement and Vidara became the Actimmune® asset holder as such term is defined in the license agreement with Genentech noted above.

The rights under this agreement could revert to Genentech if a material breach of the agreement is committed by the Actimmune® asset holder.

Through an assignment and option agreement with Connetics in 1998, the asset holder of Actimmune® is obligated to pay to Connetics a royalty of 0.25% of the net United States sales for Actimmune® until the net United States sales cumulatively surpass $1.0 billion. Above $1.0 billion, the asset holder of Actimmune® is obligated to pay a royalty of 0.5% of the net United States sales of Actimmune®. Through a separate purchase agreement, InterMune paid Connetics $0.4 million to acquire rights related to the use of Actimmune® to treat scleroderma and Connetics is owed a royalty of 4.0% on the net revenue from sales of Actimmune® for the treatment of scleroderma. There are no milestone payments pursuant to this agreement.

Royalty payments amounting to $1.9 million and $3.4 million due on product sales during the period from January 1, 2012 through June 18 2012 and the year ended December 31, 2011, respectively, are recorded within cost of revenue. In addition to these standard royalty payments, in 2011, InterMune made a one-time $2.0 million royalty payment to Roche (which had acquired Genentech) for reaching specified Actimmune® sales targets in mid-2011.

Note 5—COST SHARING AGREEMENT

In May 2012, InterMune entered into an Assignment and Cost Sharing Agreement with Boehringer Ingelheim RCV GmbH & Co KG (“BI RCV”) to reimburse BI RCV for certain costs incurred to resolve manufacturing process changes required by the applicable Health Authorities in the European Union. Expenses under this agreement amounting to $1.6 million were recorded within cost of revenue during the period from January 1, 2012 through June 18, 2012.

Note 6—LEGAL CONTINGENCIES

In the ordinary course of business, the Company is involved in various legal and regulatory proceedings, including intellectual property, breach of contract, and product liability suits associated with its Actimmune® Product Line. The Company accrues anticipated costs of settlement, damages, and loss for product liability claims based on historical experience or to the extent specific losses are probable and estimable. For the period from January 1, 2012 through June 18, 2012 and the year ended December 31, 2011, no such costs were incurred by the Company.

Note 7—SUBSEQUENT EVENTS

The Company has evaluated subsequent events through June 25, 2014, the date these financial statements were available to be issued.

ANNEXES

Annexes

Annex A	Transaction Agreement and Plan of Merger
Annex A-1	First Amendment to Transaction Agreement and Plan of Merger
Annex B	Opinion of Citigroup Global Markets Inc.
Annex C	Form of Memorandum and Articles of Association of New Horizon
Annex D	Horizon Pharma Public Limited Company 2014 Equity Incentive Plan
Annex E	Horizon Pharma Public Limited Company 2014 Non-Employee Equity Plan
Annex F	Horizon Pharma Public Limited Company 2014 Employee Share Purchase Plan

Annex A

EXECUTION COPY

TRANSACTION AGREEMENT AND PLAN OF MERGER

among

VIDARA THERAPEUTICS HOLDINGS LLC,

VIDARA THERAPEUTICS INTERNATIONAL LTD.,

HORIZON PHARMA, INC.,

HAMILTON HOLDINGS (USA), INC.

and

HAMILTON MERGER SUB, INC.

Dated as of March 18, 2014

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

TRANSACTION AGREEMENT AND PLAN OF MERGER

This TRANSACTION AGREEMENT AND PLAN OF MERGER is made as of March 18, 2014, by and among VIDARA THERAPEUTICS HOLDINGS LLC, a Delaware limited liability company (“Holdings”), VIDARA THERAPEUTICS INTERNATIONAL LTD., an Irish private limited company (“Vidara”), HAMILTON HOLDINGS (USA), INC., a Delaware corporation and an indirect wholly-owned subsidiary of Vidara (“U.S. HoldCo”), HAMILTON MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of U.S. HoldCo (“Merger Sub”), and HORIZON PHARMA, INC., a Delaware corporation (“Buyer”). Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, Holdings is the sole shareholder of each of Vidara and Vidara Therapeutics, Inc., a Delaware corporation (“Vidara U.S.”);

WHEREAS, Holdings and Buyer desire to combine the business of Buyer with the business of Vidara and its Subsidiaries, and Vidara U.S., upon the terms and subject to the conditions set forth in this Agreement, through (a) effectuation by the Vidara Companies prior to the Closing (as defined below) of the restructuring described in Schedule 1 hereto (the “Reorganization”), and (b) the merger of Merger Sub with and into Buyer (the “Merger”), with Buyer as the surviving corporation in the Merger as a wholly-owned, indirect subsidiary of Vidara (as such, the “Surviving Corporation”) (the steps outlined in clauses (a) and (b), including the Reorganization and the Merger, and the other transactions contemplated by this Agreement, being collectively referred to as the “Transactions”) in connection with which Vidara will recapitalize, change its name to Horizon Pharma plc and become a NASDAQ listed company;

WHEREAS, as a result of the Merger, at the Effective Time, the Buyer Common Stock will be converted into Vidara Ordinary Shares, as more fully described in this Agreement;

WHEREAS, (a) the board of directors of Buyer has determined that the Merger and this Agreement are advisable, fair to and in the best interests of its stockholders and has approved and adopted this Agreement and approved the Merger, (b) the Board of Managers of Holdings and Members of Holdings holding in excess of seventy-five percent (75%) of the outstanding Series A Preferred Units of Holdings have approved the Merger and the other transactions contemplated by this Agreement, (c) the board of directors of Vidara has determined that the Transactions and this Agreement are advisable, fair to and in the best interests of Vidara’s shareholders and has approved the Transactions and approved and adopted this Agreement, (d) the board of directors of Merger Sub has determined that the Merger and this Agreement are advisable, fair to and in the best interests of its stockholders and has approved the Merger and approved and adopted this Agreement and plan of merger and the Merger described herein, and (e) Vidara, which will be the ultimate parent company of U.S. HoldCo and Merger Sub following completion of the Reorganization, has approved and adopted this Agreement and the Merger;

WHEREAS, in order to induce the Parties to enter into this Agreement and to consummate the Transactions, in connection with the execution of this Agreement, (a) Vidara will be entering into a Registration Rights Agreement with Holdings and the Members of Holdings (the “Vidara Rights Parties”) substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), and (b) certain employees of the Vidara Companies have entered into Retention Agreements with Vidara (or one of its Subsidiaries) and Buyer to be effective as of the Closing; and

WHEREAS, concurrently herewith, certain Buyer Stockholders have entered into voting agreements with Buyer and Holdings pursuant to which they have agreed to vote their Buyer Shares in favor of the Merger (the “Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Acceleration Letter” shall have the meaning set forth in Section 7.7.

“Action” shall mean any claim, action, suit, audit, assessment, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, through one or more intermediaries or otherwise; provided, however, that such Person shall be deemed an Affiliate for only so long as such control exists. For purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement, including the Disclosure Schedules and all other exhibits and schedules hereto, as it and they may be amended from time to time.

“Alternative Financing” shall have the meaning set forth in Section 5.20(a).

“Antitrust Law” shall have the meaning set forth in Section 5.9(b).

“Automatic Resale Registration Statement” shall have the meaning set forth in Section 7.7.

“Bribery Act” shall mean the United Kingdom Bribery Act 2010.

“Bribery Legislation” shall mean all and any of the following: the United States Foreign Corrupt Practices Act of 1977; the U.S. Travel Act as set forth in 18 U.S. Code § 1952; the U.S. Domestic Bribery Statute as set forth in 18 U.S. Code § 201; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Vidara Companies or Buyer operates, including, but not limited to the Republic of Ireland, as applicable.

“Business” shall mean the business of the Vidara Companies as presently conducted.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in Ireland or the State of New York are authorized or required by law or other action of a Governmental Authority to close.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer 401(k) Plan” shall have the meaning set forth in Section 5.11(f).

“Buyer Alternative Proposal” shall mean any bona fide proposal or bona fide offer made by any Person for (i) the acquisition of the Buyer by merger, tender offer or other business combination transaction; (ii) the acquisition, lease or license by any person of any assets (including equity securities of Subsidiaries of Buyer) or businesses that constitute or contribute 25% or more of Buyer’s and its Subsidiaries’ consolidated revenue, net income or assets and measured, in the case of assets, by either book value or fair market value; or (iii) any other merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving the Buyer as a result of which the holders of Buyer Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof, in each case, provided that the consummation of the transactions contemplated by such proposal or offer are conditioned on the termination of the Transactions.

“Buyer Average Share Price” shall mean, in respect of a particular period, the average closing price of Buyer’s common stock on NASDAQ over such period.

“Buyer Benefit Plan” shall mean each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Buyer or any of its Subsidiaries.

“Buyer Board” shall mean the board of directors of the Buyer.

“Buyer Book Entry Shares” shall have the meaning set forth in Section 2.9(b).

“Buyer Capitalization Date” shall have the meaning set forth in Section 4.2(a).

“Buyer Certificate and By-Laws” shall have the meaning set forth in Section 4.1(b).

“Buyer Certificates” shall have the meaning set forth in Section 2.9(b).

“Buyer Change of Recommendation” shall have the meaning set forth in Section 5.7(c).

“Buyer Common Stock” shall have the meaning set forth in Section 4.2(a).

“Buyer Designated Contacts” shall have the meaning set forth in Section 5.1(b).

“Buyer Disclosure Schedule” shall mean the Disclosure Schedule delivered by Buyer to Holdings on the date of this Agreement.

“Buyer Financial Advisor” shall mean Citigroup Global Markets Inc.

“Buyer Financial Statements” shall have the meaning set forth in Section 4.5(b).

“Buyer Fundamental Representations” shall mean the representations and warranties of Buyer contained in Sections 4.1(a), 4.2, 4.3, 4.15, 4.17 and 4.18.

“Buyer Material Adverse Effect” shall mean a change, event or occurrence that has, or that would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole or (b) the ability of Buyer to perform, in a timely manner, any of its material covenants or material obligations required to be performed at or prior to the Effective Time under this Agreement or any Related Agreement or to consummate the Transactions; provided, that in determining whether there has been a Buyer Material Adverse Effect under clause (a) above, any change, event or occurrence principally attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general economic, business, industry or credit, financial or capital market conditions (whether in the United States or internationally), including conditions affecting generally the industries served by Buyer and its Subsidiaries; (ii) the taking of any action specifically required by this Agreement or the Related Agreements; (iii) the announcement of this Agreement or pendency of the Merger; (iv) the taking of any action with the written approval of Holdings; (v) pandemics, earthquakes, tornados, hurricanes, floods and acts of God; (vi) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (vii) any changes in applicable Laws, regulations or accounting rules, including GAAP or interpretations thereof, or any changes in the interpretation or enforcement of any of the foregoing; or (viii) the failure by Buyer or any of its Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Buyer Material Adverse Effect); provided, further, that any change, event or occurrence referred to in clauses (i), (v), (vi), or (vii) immediately above shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred to the extent that such change, event or occurrence has a disproportionate effect on Buyer and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Buyer and its Subsidiaries conduct their businesses.

“Buyer Material Contracts” shall have the meaning set forth in Section 4.7(a).

“Buyer Options” shall mean options to acquire Buyer Shares granted pursuant to the Buyer Share Plans.

“Buyer Proxy Statement” shall have the meaning set forth in Section 5.15(a).

“Buyer Recommendation” shall mean the recommendation of the Buyer Board that the Buyer Stockholders vote in favor of the approval of this Agreement and the approval of the Merger.

“Buyer Reserve Capitalization Date” shall have the meaning set forth in Section 4.2(a).

“Buyer SEC Reports” shall have the meaning set forth in Section 4.5(a).

“Buyer Share Award” shall mean any share awards of Buyer granted under the Buyer Share Plans other than Buyer Options.

“Buyer Share Plans” shall mean Buyer’s 2005 Stock Plan, 2011 Equity Incentive Plan (including all amendments to the 2011 Equity Incentive Plan approved by the Buyer Board prior to the execution of this Agreement), 2011 Employee Stock Purchase Plan and any other equity plans that have been approved by the Buyer Board and the Buyer Stockholders prior to the Effective Time in accordance with this Agreement.

“Buyer Shares” shall have the meaning set forth in Section 4.2(a).

“Buyer Stockholders” shall mean the holders of Buyer Shares.

“Buyer Stockholder Approval” shall have the meaning set forth in Section 5.16(a).

“Buyer Stockholder Meeting” shall have the meaning set forth in Section 5.16(a).

“Buyer Superior Proposal” shall mean an unsolicited written bona fide Buyer Alternative Proposal made by any Person that the Buyer Board determines in good faith (after consultation with Buyer’s financial advisors and outside legal counsel) is (i) likely to be consummated in accordance with its terms, (ii) more favorable from a financial point of view to the Buyer Stockholders than the transactions contemplated by this Agreement, taking into account the long term value of the strategic combination contemplated by this Agreement and any revisions to the terms of the transaction contemplated by this Agreement proposed by Holdings in respect of such Buyer Alternative Proposal (in accordance with Section 5.7 to this Agreement), and (iii) fully financed, in each case, taking into account the Person making the Buyer Alternative Proposal and all of the financial, regulatory, legal and other aspects of such proposal (it being understood that, for purposes of the definition of Buyer Superior Proposal, references to “25%” and “75%” in the definition of Buyer Alternative Proposal shall be deemed to refer to “80%” and “20%”, respectively).

“Buyer Warrants” shall have the meaning set forth in Section 4.2(a).

“Cash” shall mean the aggregate amount of cash, cash equivalents, marketable securities and instruments and deposits of the Vidara Companies, including checks and payments in transit but excluding any checks, drafts and wires that have been sent but not yet deducted from cash.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Change in Circumstance” shall mean any material event, material development or material change in circumstances with respect to Buyer that (a) was neither known to the Buyer Board nor reasonably foreseeable as of or prior to the date of this Agreement nor known by an executive officer of Buyer nor reasonably foreseeable as of or prior to the date of this Agreement and (b) does not relate to (i) any Buyer Alternative Proposal, (ii) any events, developments, or changes in circumstance relating to Holdings or any of the Vidara Companies, or (iii) changes after the date of this Agreement in the market price or trading volume of the Buyer Shares (however, the underlying reasons for such events may constitute such material event, material development or material change in circumstances).

“Closing” shall mean the consummation of the transactions contemplated herein.

“Closing Cash” shall mean, as of 12:01 am (Eastern Time) on the Closing Date, the aggregate amount of Cash of the Vidara Companies.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Date Statement” has the meaning specified in Section 2.11(b).

“Closing Interest Bearing Indebtedness” shall mean the amount required to repay all outstanding Interest Bearing Indebtedness as of the close of business on the Closing Date, but without giving effect to the Financing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Letter” shall have the meaning set forth in Section 4.20.

“Companies Acts” shall mean the Companies Acts 1963 to 2013 of Ireland and every other enactment which is to be read together with any of those Acts.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of January 22, 2014, by and between Vidara and Buyer relating to the transactions contemplated hereby.

“Contamination” shall mean the presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media to an extent that any Response Action is legally required by any Governmental Authority under any Environmental Law with respect to such presence of Hazardous Substances.

“Contract” shall mean any agreement, contract, obligation, promise, commitment or undertaking.

“Convertible Notes Indenture” shall mean that certain Indenture, dated as of November 22, 2013, between Buyer and U.S. Bank National Association, as trustee, as amended, supplemented or otherwise modified from time to time.

“D&O Indemnitee” and “D&O Indemnitees” shall have the meaning set forth in Section 5.13(a).

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Disclosure Schedule” shall mean the Buyer Disclosure Schedule or the Vidara Disclosure Schedule, as the context requires.

“DOJ” shall have the meaning set forth in Section 5.9(b).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Environmental Law” shall mean any federal, state or local statute, order, regulation, Law or ordinance pertaining to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such Laws, each as in existence on the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Citibank N.A., or another financial institution designated by Holdings and Buyer.

“Estimated Cash” shall have the meaning set forth in Section 2.8.

“Estimated Cash Consideration” shall have the meaning set forth in Section 2.7(c)(i).

“Estimated Closing Interest Bearing Indebtedness” shall have the meaning set forth in Section 2.8.

“Estimated Holdings’ Transaction Expenses” shall have the meaning set forth in Section 2.8.

“Estimated Working Capital” shall have the meaning set forth in Section 2.8.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.9(a).

“Exchange Fund” shall have the meaning set forth in Section 2.9(a).

“Existing D&O Policy” shall have the meaning set forth in Section 5.13(b).

“Expense Reimbursement Amount” shall have the meaning set forth in Section 8.4(c).

“FCPA” shall mean United States Foreign Corrupt Practices Act of 1977, as amended.

“FDA” shall have the meaning set forth in Section 3.13(b).

“FDCA” shall have the meaning set forth in Section 3.13(b).

“February Bonus Agreements” shall mean the agreements between Vidara U.S. and the employees of Vidara U.S. set forth on Section 1.1 of the Vidara Disclosure Schedule, dated February 4, 2014 regarding a potential sale of Vidara U.S. and a special one-time bonus.

“Final Cash” shall have the meaning set forth in Section 2.11(d).

“Final Cash Consideration” shall have the meaning set forth in Section 2.11(a).

“Final Closing Date Statement” shall have the meaning set forth in Section 2.11(d).

“Final Closing Interest Bearing Indebtedness” shall have the meaning set forth in Section 2.11(d).

“Final Holdings’ Transaction Expenses” shall have the meaning set forth in Section 2.11(d).

“Final Working Capital” shall have the meaning set forth in Section 2.11(d).

“Financial Statements” shall mean the following:

A. the audited consolidated financial statements of Holdings and the Vidara Companies as of December 31, 2012 and December 31, 2013 (including all notes thereto) which are included in the Vidara Disclosure Schedule consisting of the consolidated balance sheet at such date and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the fiscal years then ended; and

B. the unaudited consolidated financial statements of Holdings and the Vidara Companies as of January 31, 2014, which are included in the Vidara Disclosure Schedule, consisting of the consolidated balance sheet at such date and the related consolidated statements of earnings and cash flows for the one-month period then ended.

“Financing” shall have the meaning set forth in Section 4.20.

“Financing Sources” shall mean the entities that have committed to provide or otherwise entered into agreements in connection with the Financing, including the lenders and other parties (other than the Buyer) to the Commitment Letter, and any joinder agreements, credit agreements, indentures or other definitive documentation relating to the Financing, together with their Affiliates and their and their Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“FTC” shall have the meaning set forth in Section 5.9(b).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Good Manufacturing Practices” shall mean current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.

“Governmental Authority” shall mean any U.S., Irish, state, local or foreign governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable law, statute, regulation, order or decree.

“Governmental Order” shall mean any order, writ, decision, judgment, injunction, decree, settlement, stipulation, determination or award issued or entered by or with any Governmental Authority.

“Hazardous Substance” shall mean (a) petroleum, any petroleum-based product and any hazardous, toxic or radioactive substance, material or waste as such terms are defined, listed or regulated under any Environmental Law; (b) any flammable explosives, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls; (c) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (d) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

“Holdings” shall have the meaning set forth in the preamble.

“Holdings Cash Out Amount” shall mean US$200,000,000.

“Holdings Designee” shall have the meaning set forth in Section 2.6(a).

“Holdings Members” shall mean the members of Holdings from time to time.

“Holdings’ Transaction Expenses” shall mean any and all transaction fees and expenses incurred or payable by or on behalf of any of the Vidara Companies or, to the extent any of the Vidara Companies has or could reasonably have any liability therefor, by Holdings, in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, including (i) those of all investment bankers, attorneys, accountants, actuaries, consultants, experts or other professionals, if any, engaged by or on behalf of Holdings or any of the Vidara Companies in connection with this Agreement and the transactions contemplated hereby; (ii) payment by Holdings or any of the Vidara Companies of any management change of control, sale or retention bonus or similar amounts in connection with the transactions contemplated by this Agreement, including all amounts payable (whether contingent or otherwise) pursuant to the February Bonus Agreements (including all applicable Taxes with respect to such amounts), but excluding all amounts owing pursuant to or in relation to the Retention Agreements; (iii) any amounts owed by Holdings or any Vidara Company in respect of any change-of-control or similar payment or increased cost which is triggered in whole or in part by the Transactions (including all applicable Taxes with respect to such amounts); (iv) the aggregate amount of severance benefit payments payable to Dr. Virinder Nohria or any other Vidara Service Provider whose employment or service terminates for any reason following the date of this Agreement and prior to or upon the Closing (each a “Terminated Vidara Employee”), including any severance benefits scheduled to be paid to a Terminated Vidara Employee following termination of employment or following the Closing pursuant to the terms of any Contract with a Terminated Vidara Employee (including all applicable Taxes with respect to such amounts); (v) any matching or other employer contributions required to be made to the Oasis Retirement Savings Plan by Holdings or any of the Vidara Companies; (vi) any amounts paid or payable in respect of claims that any equity securities or other awards issued by Holdings are convertible, exchangeable or redeemable for equity securities in any Vidara Company or a right to receive cash or other property from any Vidara Company; and (vii) any other amounts payable by Holdings or any of the Vidara Companies in connection with the consummation of the Transactions, but excluding, in all cases, all fees, expenses and other amounts that this Agreement specifically states will be paid or borne by Buyer. For the avoidance of doubt, any transfer, documentary, sales, use, stamp, registration and similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated hereby shall not be considered Holdings’ Transaction Expenses and shall be borne by Buyer pursuant to Section 5.14(d).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Initial Closing Date Statement” shall have the meaning set forth in Section 2.8.

“Intellectual Property” shall mean any of the following: (i) patents and patent applications; (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications and intent-to-use registrations or similar reservations of marks; (iii) registered and unregistered copyrights and applications for registration of copyrights; (iv) internet domain names; (v) trade secrets, know how and other similar proprietary rights; and (vi) rights in computer software (excluding unmodified, commercially-available software).

“Interest Bearing Indebtedness” shall mean, with respect to any Vidara Company, and without duplication, (a) any obligation of such Person for borrowed money (or issued in substitution for or exchange of indebtedness for borrowed money), including any accrued and unpaid interest and any prepayment penalties or premium, whether or not reflected on the face of the balance sheet contained in the financial statements of such Person; (b) any indebtedness of the Vidara Companies evidenced by a loan agreement, credit agreement, promissory note, bond, debenture, line of credit or other debt security; (c) any amounts drawn by any Vidara Company pursuant to outstanding letters of credit; (d) all liabilities of Vidara or any of its Subsidiaries for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business) or the acquisition of a business or portion thereof (including any “earn out” or similar payments or obligations at the maximum amount payable in respect thereof); and (e) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date, provided, that, Interest Bearing Indebtedness will exclude (i) all letters of credit and similar instruments to the extent not drawn as of the Closing; (ii) any capital, operating or other lease obligations; (iii) all intercompany indebtedness, obligations or liabilities between Vidara and any of its Subsidiaries or between on or more of Vidara’s Subsidiaries (excluding, for the avoidance of doubt, any intercompany indebtedness payable by Vidara or any of its Subsidiaries to Holdings); (iv) all derivative, hedging, swap and similar obligations and liabilities; and (v) the Intermune Earnout Amount.

“Intermune” shall mean Intermune, Inc., a Delaware corporation.

“Intermune Earnout Amount” shall have the meaning set forth in the definition of Working Capital.

“Irish Pension Plans” shall have the meaning set forth in Section 3.10(f).

“Knowledge of Buyer” shall mean the actual knowledge of each of Brian Beeler, Benjamin Bove, Robert Carey, Jeffrey Kent, M.D., Christopher Murphy, Jeffery Sherman, M.D., Todd Smith, Robert De Vaere, Timothy Walbert, Joseph Whalen and Hans-Peter Zobel, in each case, after reasonable inquiry of the applicable subject matter.

“Knowledge of Vidara” shall mean the actual knowledge of each of Brian Andersen, Patrick Ashe, John Devane, David Kelly, Mary Martin, Virinder Nohria and Balaji Venkataraman, in each case, after reasonable inquiry of the applicable subject matter.

“Labor Agreements” shall have the meaning set forth in Section 3.8(a).

“Labor Organizations” shall have the meaning set forth in Section 3.16(a).

“Latest Balance Sheet” shall mean the audited consolidated balance sheet of Holdings and the Vidara Companies, dated as of December 31, 2013, set forth in the Vidara Disclosure Schedule.

“Laws” shall have the meaning set forth in Section 3.13(a).

“Leased Real Property” shall have the meaning set forth in Section 3.17.

“Legacy Vidara Company” shall mean Vidara and each of its Subsidiaries existing as of the Closing Date, except for U.S. HoldCo and Merger Sub.

“Liabilities” shall have the meaning set forth in Section 3.5(b).

“Liens” shall mean all liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights of way, covenants and encroachments.

“Maximum Premium” shall have the meaning set forth in Section 5.13(b).

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.7(a).

“Merger Sub” shall have the meaning set forth in the preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Multiple Employer Plan” shall have the meaning set forth in Section 3.10(f).

“NASDAQ” shall mean the NASDAQ Global Market.

“New Companies” shall mean any Subsidiary of Vidara formed pursuant to the Reorganization.

“New Vidara” shall mean Luteus Capital Limited, an Irish private limited company.

“Non-U.S. Vidara Employee” shall mean any Vidara Employee whose primary place of employment is in a non-U.S. jurisdiction.

“Oasis” shall mean Oasis Outsourcing Holdings, Inc.

“Oasis Benefit Plans” shall have the meaning set forth in Section 3.10(c).

“Ordinary Course of Business” shall mean the ordinary and usual course of the business of the Vidara Companies consistent, in all material respects, with past practice and custom (including, as applicable, with respect to quantity and frequency).

“Organizational Documents” shall mean, with respect to any Person, such Person’s memorandum and articles of association, articles of incorporation, certificate of incorporation or by-laws, certificate of formation or limited liability company agreement, or other equivalent organizational document, as appropriate.

“Parties” shall mean during the period (a) beginning on the date of this Agreement and ending at the Closing, each of Holdings, Vidara, U.S. HoldCo and Merger Sub, on the one hand, and Buyer, on the other, and (b) following the Closing, Holdings, on the one hand, and each of Vidara, U.S. HoldCo and Buyer, on the other.

“Payoff Amount” shall have the meaning set forth in Section 5.20(e).

“Payoff Letter” shall have the meaning set forth in Section 5.20(e).

“Permits” shall have the meaning set forth in Section 3.13(b).

“Permitted Liens” shall mean (i) Liens for Taxes, assessments and governmental charges or levies not yet delinquent and for which adequate reserves are maintained on the face of the Latest Balance Sheet or the financial statements of Buyer and its Subsidiaries, as applicable, in each case in accordance with GAAP; (ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the face of the Latest Balance Sheet or the financial statements of Buyer and its Subsidiaries, as applicable, in each case in accordance with GAAP; (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure statutory obligations; (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (v) all matters of record, including survey exceptions, reciprocal easement agreements and other encumbrances on title to real property so long as the same does not adversely affect, impair or interfere with the current use, occupancy or operation of such real property or operation of such real property or the operation of the Business; (vi) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations regulating real property so long as the same does not adversely affect, impair or interfere with the current use, occupancy or operation of such real property or the operation of the Business; (vii) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to Holdings or any of the Vidara Companies, or Buyer or any of its Subsidiaries, as applicable, or any of their respective properties so long as the same does not adversely affect, impair or interfere with the Business; or (viii) Liens referred to on the face of the applicable Disclosure Schedule.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization of any kind.

“PHSA” shall have the meaning set forth in Section 3.13(b).

“Post Transaction Group” shall mean the Vidara Companies, the New Companies, Buyer and Buyer’s Subsidiaries.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and that portion of any Straddle Period ending on or prior to the Closing Date.

“Products” shall mean all products and services that have been, within the past five (5) years, or are currently, marketed, sold, licensed or provided by or for any of the Vidara Companies.

“Reference Date” shall have the meaning set forth in Section 8.1(g).

“Referral Firm” shall have the meaning set forth in Section 2.11(d).

“Registration Rights Agreement” shall have the meaning set forth in the recitals.

“Registration Statement” shall mean the registration statement of Vidara on Form S-4, registering under the Securities Act the Vidara Ordinary Shares to be issued pursuant to this Agreement as the Merger Consideration.

“Related Agreement” shall mean the Registration Rights Agreement, the Voting Agreements, the Confidentiality Agreement and any other Contract which is or is to be entered into by Holdings, any of the Vidara Companies, any of the New Companies and/or Buyer at the Closing or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby (including the Reorganization). The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Related Party” shall mean (a) Holdings, (b) each Holdings Member; (c) each individual who is an officer or director of any of the Vidara Companies; (d) each member of the immediate family of each of the individuals referred to in clauses “(b),” and “(c)” above; and (e) any trust or other entity in which any one of the Persons referred to in clauses “(b),” “(c)” and “(d)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Reorganization” shall have the meaning set forth in the recitals.

“Representatives” shall mean, in relation to any Person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or representatives of such Person.

“Required Financial Statements” shall mean (a) audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Vidara Companies (including any predecessor companies) prepared in accordance with GAAP (including the related notes and financial statement schedules thereto) for the three (3) most recently completed fiscal years ended at least seventy-five (75) days before the Closing Date, together with audit opinions of Vidara’s independent accountants (which shall not be subject to any qualification or “going concern” disclosures) with respect to such audited financial statements and the written consent of each accounting firm providing any such opinion to use such opinion, and (b) unaudited consolidated balance sheets and related unaudited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of the Vidara Companies prepared in accordance with GAAP for each subsequent fiscal quarter that ended at least forty (40) days before the Closing Date and for the comparable quarter of the prior fiscal year, in each case together with such other financial information as necessary for Buyer to prepare pro forma financial statements under and in accordance with Article 11 of Regulation S-X and the relevant SEC rules and regulations applicable thereto for Form S-1 registration statements; provided, however, with respect to any period prior to June 19, 2012, to the extent that financial statements of the Vidara Companies that comply with Rule 3-05 of Regulation S-X are not available, “Required Financial Statements” shall mean audited financial statements for the Actimmune product business as of December 31, 2011 and as of June 19, 2012 and for the twelve months ended December 31, 2011 and the period from January 1, 2012 through June 19, 2012 that will be derived from the historical financial statements of InterMune, and will be prepared in accordance with GAAP consistently applied throughout the periods covered thereby and comply as to form in all material respects with the published rules and regulations of the SEC (except to the extent permitted by any waiver received by Vidara or Buyer from the Division of Corporation Finance of the SEC).

“Resale Registration Statement” shall have the meaning set forth in Section 5.15(b).

“Response Action” shall mean any action taken to investigate, abate, remediate, remove or mitigate any violation of Environmental Law, any Contamination of any property owned, leased or occupied by Holdings or any of its Subsidiaries or any release or threatened release of Hazardous Substances. Without limitation, Response Action shall include any action that would be a response as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended at the date of Closing, 42 U.S.C. §9601 (25).

“Retention Agreements” shall mean the Retention Agreements entered into among certain employees of the Vidara Companies, Vidara (or one of its Subsidiaries) and Buyer prior to the Closing and the Retention Agreements entered into after the date hereof in accordance with Section 5.2.

“Reverse Termination Fee” shall have the meaning set forth in Section 8.4(b).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.5(c).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Straddle Period” shall mean any taxable year or period beginning on or before, and ending after, the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Supplemental Indenture” shall have the meaning set forth in Section 5.20(f).

“Surviving Corporation” shall have the meaning set forth in the recitals.

“Surviving Covenants” shall have the meaning set forth in Section 9.1.

“Target Working Capital” shall mean $123,000.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) shall mean any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other taxes, duties, charges, fees, levies or other assessments imposed by any Governmental Authority, or any interest, penalties, or additions to tax incurred under applicable Laws with respect to taxes, whether disputed or not.

“Tax Returns” shall mean any report, return (including any information return), declaration or other filing required to be supplied to any Taxing authority or jurisdiction with respect to Taxes, including any amendments or attachments to such reports, returns, declarations or other filings.

“Temporary Escrow Agreement” shall mean the Temporary Escrow Agreement, dated the Closing Date among Buyer, the Escrow Agent and Holdings, substantially in the form of Exhibit B hereto.

“Temporary Escrow Amount” shall have the meaning set forth in Section 2.7(c)(ii)(B).

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Termination Fee” shall have the meaning set forth in Section 8.4(a).

“Transaction Consideration” shall mean the Holdings Cash Out Amount and the 31,350,000 Vidara Ordinary Shares that will be held by Holdings immediately following the Closing.

“Transactions” shall have the meaning set forth in the recitals.

“U.S. Vidara Employee” shall mean each Vidara Employee who is not a Non-U.S. Vidara Employee, including any Vidara Employee who is considered to be a co-employee of both Vidara U.S. and Oasis based on certain Professional Employer Organization services provided to Vidara U.S. by Oasis.

“Vidara” shall have the meaning set forth in the preamble.

“Vidara Alternative Proposal” shall mean any offer made by any Person (other than a proposal or offer by the Buyer) for (i) the acquisition of Holdings or any Vidara Company by scheme of arrangement, takeover offer or other business combination transaction; (ii) the acquisition, lease or license by any person of any assets (including equity securities of Subsidiaries of Holdings or any Vidara Company) or businesses that constitute or contribute 25% or more of the Vidara Companies’ consolidated revenue, net income or assets and measured, in the case of assets, by either book value or fair market value; (iii) the acquisition (whether in a single transaction or a series of related transactions) by any Person (or the stockholders of any such Person) of any of the outstanding equity securities of Holdings or any Vidara Company; or (iv) any merger, business combination, consolidation, share exchange, recapitalization or similar transaction involving Holdings or any Vidara Company.

“Vidara Benefit Plans” shall have the meaning set forth in Section 3.10(c).

“Vidara Books and Records” shall have the meaning set forth in Section 5.10.

“Vidara Companies” shall mean, collectively, Vidara, each of its Subsidiaries as of the date of this Agreement, and Vidara U.S. and each of its Subsidiaries, and “Vidara Company” shall mean any one of them.

“Vidara Designated Contacts” shall have the meaning set forth in Section 5.1(a).

“Vidara Disclosure Schedule” shall mean the Disclosure Schedule delivered by Holdings to Buyer on the date of this Agreement.

“Vidara Employees” shall have the meaning set forth in Section 5.11(a).

“Vidara Foreign Benefit Plans” shall have the meaning set forth in Section 3.10(c).

“Vidara Fundamental Representations” shall mean the representations and warranties of Holdings contained in Sections 3.1, 3.2, 3.3 and 3.18.

“Vidara Group” shall mean, individually and collectively, any of Holdings, any members of Holdings and their respective Affiliates or any director, officer or employee of any of the foregoing.

“Vidara Intellectual Property” shall mean (a) all Intellectual Property owned by any of the Vidara Companies, jointly or solely, including the Vidara Registered Intellectual Property and (b) all Intellectual Property of any other Person to which any of the Vidara Companies is granted a license or other legally enforceable right of use.

“Vidara Licensed Intellectual Property” shall have the meaning set forth in Section 3.7(b).

“Vidara Material Adverse Effect” shall mean a change, event or occurrence that has, or that would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Vidara Companies, taken as a whole or (b) the ability of Holdings and/or Vidara to perform, in a timely manner, any of its material covenants or material obligations required to be performed at or prior to the Effective Time under this Agreement or any Related Agreement or to consummate the Transactions; provided, that in determining whether there has been a Vidara Material Adverse Effect under clause (a) above, any change, event or occurrence principally attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general economic, business, industry or credit, financial or capital market conditions (whether in the United States or internationally), including conditions affecting generally the industries served by the Vidara Companies; (ii) the taking of any action specifically required by this Agreement or the Related Agreements; (iii) the announcement of this Agreement or pendency of the Merger; (iv) the taking of any action with the written approval of Buyer; (v) pandemics, earthquakes, tornados, hurricanes, floods and acts of God,

(vi) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (vii) any changes in applicable Laws, regulations or accounting rules, including GAAP or interpretations thereof, or any changes in the interpretation or enforcement of any of the foregoing; and (viii) the failure by Holdings or any of the Vidara Companies to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Vidara Material Adverse Effect); provided, further, that any change, event or occurrence referred to in clauses (i), (v), (vi), or (vii) immediately above shall be taken into account in determining whether a Vidara Material Adverse Effect has occurred to the extent that such change, event or occurrence has a disproportionate effect on the Vidara Companies, taken as a whole, compared to other participants in the industries in which the Vidara Companies conduct their businesses.

“Vidara Material Contracts” shall have the meaning set forth in Section 3.8.

“Vidara Officer Certificate” shall have the meaning set forth in Section 6.13(a).

“Vidara Ordinary Shares” shall mean the ordinary shares, of US$0.0001 each, in the capital of Vidara.

“Vidara Parties” shall have the meaning set forth in Section 10.18.

“Vidara Registered Intellectual Property” shall have the meaning set forth in Section 3.7(a).

“Vidara Rights Parties” shall have the meaning set forth in the recitals.

“Vidara Service Provider” shall have the meaning set forth in Section 3.10(i).

“Vidara Severance Plan” shall mean the Vidara Severance Plan effective August 1, 2013, as in effect on the date of this Agreement.

“Vidara U.S.” shall have the meaning set forth in the recitals.

“Vidara U.S. Benefit Plans” shall have the meaning set forth in Section 3.10(c).

“Voting Agreements” shall have the meaning set forth in the recitals.

“VTI Transfer Agreement” shall mean a share purchase agreement in respect of the sale and transfer by Holdings of Vidara U.S. to Vidara or a Subsidiary of Vidara for the consideration described in Step 11 of the Reorganization, as set forth on Schedule 1 hereto, which agreement shall (i) contain no representations, warranties or post-consummation covenants and (ii) shall be non-recourse to Holdings or Vidara following the consummation of the transfer of the shares of Vidara U.S. to Vidara or such Subsidiary of Vidara in accordance therewith and payment and delivery of the consideration to Holdings pursuant thereto.

“Whitewash Procedures” shall have the meaning set forth in Section 5.24.

“Working Capital” shall mean, as of 12:01 am (Eastern Time) on the Closing Date, the amount by which (a) the aggregate current assets of the Vidara Companies on a consolidated basis exceeds (b) the aggregate current liabilities of the Vidara Companies on a consolidated basis, in each case calculated in accordance with GAAP and, to the extent consistent with GAAP, on a basis consistent with (i) the calculations set forth in Schedule 2 attached hereto and (ii) the methodologies, policies, practices, classifications, judgments, estimation techniques, assumptions and principles used by the Vidara Companies in the Latest Balance Sheet, provided, however, that (i) “current assets” shall exclude (A) all Closing Cash of the Vidara Companies, and (B) all deferred Tax assets that will not be realized in the twelve-month period following the Closing Date, and (ii) “current liabilities” shall exclude (A) Holdings’ Transaction Expenses, (B) Interest Bearing Indebtedness,

(C) all deferred Tax liabilities that will not be realized in the twelve-month period following the Closing Date and (D) the remaining earnout payment owing pursuant to Section 2.1(b)(ii) of that certain Asset Purchase Agreement, dated May 17, 2012, among Intermune and certain of the Vidara Companies (the “Intermune Earnout Amount”); provided, further, that any portion of the Intermune Earnout Amount that exceeds $500,000 in the aggregate shall be included as a “current liability” for purposes of calculating Working Capital hereunder. For purposes of this definition, including the calculation of “current assets” and “current liabilities,” and Article II, the Parties shall disregard any adjustments arising from purchase accounting arising out of the transactions contemplated by this Agreement.

ARTICLE II

THE MERGER; CLOSING OF THE TRANSACTIONS

2.1 Closing. The Closing shall take place at the offices of Mayer Brown LLP, 1675 Broadway, New York, New York 10019, at 10:00 A.M. on (i) the date which is fifteen (15) Business Days after the satisfaction or waiver of the conditions precedent set forth in Articles VI and VII (other than those conditions that by their nature cannot be satisfied until Closing, but subject to the satisfaction or, where permitted, waiver of those conditions); provided, however, the in the event that such date occurs in the same calendar month in which the conditions precedent set forth in Articles VI and VII (other than those conditions that by their nature cannot be satisfied until Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) are first satisfied or waived, then the date of the Closing shall automatically be extended until the second Business Day of the following calendar month, or (ii) such other date, time and place as may be agreed by Buyer and Holdings; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Articles VI and VII shall not be satisfied or waived, subject, however, to the provisions of Section 8.1. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.” Notwithstanding the foregoing, (x) subject to clause (y) below, if the Closing can be effected on an earlier date than is contemplated by the foregoing in accordance with the terms of the Financing or any Alternative Financing, the Closing shall be effected on the first Business Day on or after the fifth (5th) Business Day following the satisfaction of the conditions precedent set forth in Articles VI and VII (other than those conditions that by their nature cannot be satisfied until Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) as is permissible in accordance with the terms of the Financing or any Alternative Financing and (y) in no event shall the Closing occur prior to June 20, 2014 or on the final day of any calendar quarter (i.e., June 30, September 30, December 31 or March 31).

2.2 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Buyer in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL. Following the Merger, the Buyer shall continue as the Surviving Corporation and the separate corporate existence of Merger Sub shall cease.

2.3 Effective Time. Contemporaneously with the Closing, the Parties shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the Parties shall have jointly agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

2.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Buyer and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Buyer and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.5 Governing Documents.

(a) The certificate of incorporation and by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation as of the Effective Time, until duly amended in accordance with applicable Law.

(b) Vidara and Buyer shall take, or cause to be taken, such actions as are necessary so that, effective as of the Effective Time, the Memorandum and Articles of Association of Vidara read as set forth in Exhibit C, subject to such amendments thereto as may be agreed upon in writing between Holdings and the Buyer prior to the Effective Time.

2.6 Directors and Officers.

(a) The Parties shall take such action as shall be necessary to provide that, effective upon Closing, and until duly removed or until their successors are duly elected or appointed and qualified, the directors of Buyer immediately prior to the Effective Time, plus one additional person designated by Holdings (the “Holdings Designee”), shall be the directors of Vidara as of the Closing Date. Thereafter, until the second anniversary of the Closing Date, in respect of each meeting of the shareholders of Vidara at which the Holdings Designee is up for reelection, the board of directors of Vidara shall nominate and recommend the election of the Holdings Designee or such other person as Holdings may designate to serve as a member of the board of directors of Vidara and who is reasonably acceptable to Vidara. Except for cause, following the Closing the board of directors of Vidara shall not take any action to remove any Vidara Designee from the Vidara board of directors. Dr. Virinder Nohria shall be the initial Holdings Designee.

(b) Until duly removed or until successors are duly elected or appointed and qualified, the directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and the officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

(c) Subject to this Section 2.6, Holdings and Vidara shall cause each director of the Vidara Companies and U.S. HoldCo to resign in such capacity, other than individuals identified by Buyer as continuing in such capacity following the Closing, such resignations to be effective as of the Effective Time.

2.7 Effect on Capital Stock; Payment of Estimated Cash Consideration.

(a) Conversion of Buyer Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or their respective stockholders, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall be canceled and automatically converted into and become the right to receive one Vidara Ordinary Share (collectively, the “Merger Consideration”). As a result of the Merger, at the Effective Time, each holder of a Buyer Certificate and each holder of a Buyer Book Entry Share shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect of the shares of Buyer Common Stock represented by such Buyer Certificate or Buyer Book Entry Share (as applicable) immediately prior to the Effective Time, to be issued, without interest, in consideration therefor upon surrender of such Buyer Certificate or Buyer Book Entry Share in accordance with Section 2.9(b) (or, in the case of a lost, stolen or destroyed Buyer Certificate or Buyer Book Entry Share, Section 2.9(h)). Each share of Buyer Common Stock held in treasury immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no distribution shall be made with respect thereto.

(b) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or their respective stockholders, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, after the Effective Time, Vidara shall be the indirect owner of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(c) Payment of Estimated Cash Consideration.

(i) For purposes of this Agreement, the “Estimated Cash Consideration” will be an aggregate amount equal to:

A. the Holdings Cash Out Amount;

B. plus, the Estimated Cash;

C. minus, the Estimated Closing Interest Bearing Indebtedness;

D. minus, the Estimated Holdings’ Transaction Expenses;

E. plus, the amount, if any, by which Estimated Working Capital is greater than the Target Working Capital; and

F. minus, the amount, if any, by which Estimated Working Capital is less than the Target Working Capital.

(ii) The Estimated Cash Consideration (including each component thereof) shall be set forth on the Initial Closing Date Statement and be subject to adjustment as provided in Section 2.11. At the Closing, Buyer shall pay (or cause to be paid) by wire transfer of immediately available funds pursuant to written instructions delivered to Buyer by Holdings at least three (3) Business Days prior to the Closing Date, as the case may be:

A. to each Person owed Closing Interest Bearing Indebtedness, cash in an amount equal to the Closing Interest Bearing Indebtedness owed to such Person as specified in a Payoff Letter received from such Person;

B. $2,750,000 (the “Temporary Escrow Amount”) to the escrow account established under the Temporary Escrow Agreement in accordance with the terms thereof; and

C. to each Person or Persons owed any Holdings’ Transaction Expenses, cash in an amount equal to the Holdings’ Transaction Expenses owed to such Person or Persons as directed by Holdings.

Each of the foregoing payments (other than the Temporary Escrow Amount) by Buyer, will be considered payments on behalf of the Vidara Companies and in respect of obligations and liabilities of the Vidara Companies. This Agreement does not constitute an obligation of the Vidara Companies to pay in full any obligations of the Vidara Companies to any Person for which separate pay off amounts have been negotiated with such Person and are reflected in the Payoff Letters received from such Person. Each of the foregoing payments shall be made by wire transfer of immediately available funds to such account or accounts as are indicated by Holdings in a “funds flow memo” to be delivered to Buyer at least three (3) Business Days prior to the Closing Date.

(iii) At the Closing, Buyer shall pay (or cause to be paid) the Estimated Cash Consideration to Holdings in consideration of the redemption of shares as set forth on Schedule 1, by wire transfer of immediately available funds to an account designated in writing by Holdings at least three (3) Business Days prior to the Closing Date.

2.8 Closing Estimate. At least three (3) Business Days prior to the Closing Date, Holdings shall deliver to Buyer a certificate in a form mutually agreed to by Buyer (the “Initial Closing Date Statement”), executed by Holdings, setting forth the calculation of the Estimated Cash Consideration, along with reasonable supporting detail to evidence the calculations of such amounts, including Holdings’ good faith estimates of (i) Closing Cash (the “Estimated Cash”), (ii) Working Capital (the “Estimated Working Capital”), (iii) Closing Interest Bearing Indebtedness (the “Estimated Closing Interest Bearing Indebtedness”) and (iv) the Holdings’ Transaction Expenses (the “Estimated Holdings’ Transaction Expenses”).

2.9 Exchange of Shares, Certificates and Book Entry Shares.

(a) Exchange Agent. Prior to the Effective Time, Vidara shall engage an institution satisfactory to Buyer (acting in its sole discretion) to act as exchange agent in connection with the Merger (the “Exchange Agent”). At or prior to the Effective Time, Vidara shall issue and deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Buyer Common Stock immediately prior to the Effective Time, evidence of shares in book entry form representing the aggregate Merger Consideration. All such shares deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund”.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, and in any event within ten (10) Business Days after the Effective Time, Vidara shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Buyer Common Stock (the “Buyer Certificates”) and each holder of record of a non-certificated outstanding share of Buyer Common Stock represented by book entry (“Buyer Book Entry Shares”), which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Buyer Certificates and Buyer Book Entry Shares shall pass, only upon delivery of the Buyer Certificates or Buyer Book Entry Shares (as applicable) to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Buyer), and (ii) instructions for use in effecting the surrender of the Buyer Certificates and Buyer Book Entry Shares in exchange for Vidara Ordinary Shares. Upon surrender of Buyer Certificates or Buyer Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Buyer Certificates or Buyer Book Entry Shares (as applicable) shall be entitled to receive in exchange therefor that number of Vidara Ordinary Shares (after taking into account all Buyer Certificates or Buyer Book Entry Shares (as applicable) surrendered by such holder) to which such holder is entitled pursuant to Section 2.7(a) (which may be in uncertificated form), and the Buyer Certificates or Buyer Book Entry Shares (as applicable) so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Buyer Common Stock which is not registered in the transfer records of Buyer, the proper number of Vidara Ordinary Shares in form may be transferred to a Person other than the Person in whose name the Buyer Certificate or Buyer Book Entry Shares (as applicable) so surrendered is registered, if such Buyer Certificate or Buyer Book Entry Shares (as applicable) shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such transfer shall pay any transfer or other Taxes required by reason of the issuance of Vidara Ordinary Shares to a Person other than the registered holder of such Buyer Certificate or Buyer Book Entry Shares (as applicable) or establish to the reasonable satisfaction of Buyer that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.9(b), each Buyer Certificate or Buyer Book Entry Shares (as applicable) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.9(a).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Vidara Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Buyer Certificate or Buyer Book Entry Shares (as applicable) with respect to the Vidara Ordinary Shares represented thereby until such Buyer Certificate or Buyer Book Entry Shares (as applicable) has been surrendered in accordance with this Section 2.9. Subject to applicable Law and the provisions of this Section 2.9, following surrender of any such Buyer Certificate or Buyer Book Entry Shares (as applicable), there shall be transferred or paid to the record holder thereof by the Exchange Agent, without interest promptly after such surrender, the number of Vidara Ordinary Shares transferrable in exchange therefor pursuant to this Section 2.9 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Vidara Ordinary Shares.

(d) No Further Ownership Rights in Buyer Common Stock. All Vidara Ordinary Shares transferred upon the surrender for exchange of Buyer Certificates and Buyer Book Entry Shares (as applicable) in accordance with the terms of this Article II shall be deemed to have been transferred in full satisfaction of all rights pertaining to the shares of Buyer Common Stock previously represented by such Buyer Certificates or Buyer Book Entry Shares (as applicable). After the Effective Time, the stock transfer books of Buyer shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Buyer Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Buyer Certificates or Buyer Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which has not been transferred to the holders of Buyer Certificates or Buyer Book Entry Shares (as applicable) as of the one year anniversary of the Effective Time shall be delivered to Vidara or its designee, upon demand, and the Vidara Ordinary Shares included therein shall be sold at the best price reasonably obtainable at that time. Any holder of Buyer Certificates or Buyer Book Entry Shares (as applicable) who has not complied with this Article II prior to the one year anniversary of the Effective Time shall thereafter look only to Vidara for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable Laws).

(f) No Liability. None of Vidara, Merger Sub, Buyer, Holdings any Vidara Company or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any Vidara Ordinary Shares (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Rights. Vidara and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of Buyer Common Stock or Vidara Ordinary Shares immediately prior to the Effective Time such amounts as Vidara or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. If Vidara determines that it or its Subsidiary is required to deduct or withhold any amount from any payment to be made pursuant to this Agreement to Holdings or any Holdings Member or any Hamilton Employee or Hamilton Service Provider (on behalf of Holdings or otherwise), Vidara shall (i) provide reasonable notice to Holdings of its intent to withhold such amount and the basis for withholding and (ii) provide a reasonable opportunity for the recipient of the payment to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding. Holdings, Vidara and Buyer shall use commercially reasonable efforts to ensure that all Taxes are properly deducted and withheld and to mitigate, reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld by Vidara or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(h) Lost, Stolen or Destroyed Certificates. In the event that any Buyer Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Buyer Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Buyer Certificate the applicable Merger Consideration as may be required in respect of the shares of Buyer Common Stock represented by the Buyer Certificate pursuant to Section 2.7(a).

2.10 Buyer Stock Based Awards and Equity Plans.

(a) Immediately prior to the Effective Time, each Buyer Option that is outstanding immediately prior to the Effective Time shall be converted at the Effective Time into an option to acquire, on substantially the same terms and conditions as were applicable under such Buyer Option, the number of Vidara Ordinary Shares equal to the number of shares of Buyer Common Stock subject to such Buyer Option immediately prior to the Effective Time, at an exercise price per Vidara Ordinary Share equal to the exercise price per share of Buyer Common Stock otherwise purchasable pursuant to such Buyer Option.

(b) Immediately prior to the Effective Time, each Buyer Share Award that is outstanding immediately prior to the Effective Time shall be converted at the Effective Time into a share award to acquire, on substantially the same terms and conditions as were applicable under such Buyer Share Award, the number of Vidara Ordinary Shares equal to the number of shares of Buyer Common Stock subject to such Buyer Share Award immediately prior to the Effective Time.

(c) The adjustments provided in this Section 2.10 with respect to any Buyer Options that are “incentive stock options” (as defined in Section 422 of the Code) are intended to be effected in a manner that is consistent with Section 424(a) of the Code. For the avoidance of doubt, the exercise price of, and the number of shares subject to, each Buyer Option adjusted pursuant to Section 2.10 shall be determined in a manner necessary to comply with Section 409A of the Code and the Treasury Regulations thereunder.

(d) As of the Effective Time, Vidara will assume the Buyer Share Plans.

(e) At the Effective Time, and in accordance with the terms of each Buyer Warrant that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by the holder of any such Buyer Warrant, Vidara shall assume all obligations under such Buyer Warrant and shall issue a replacement warrant to acquire, on substantially the same terms and conditions as were applicable under such Buyer Warrant, the number of Vidara Ordinary Shares equal to the number of shares of Buyer Common Stock subject to such Buyer Warrant immediately prior to the Effective Time, at an exercise price per Vidara Ordinary Share equal to the exercise price per share of Buyer Common Stock otherwise purchasable pursuant to such Buyer Warrant; provided, that each of the Buyer Warrants set forth on Section 2.10(e) of the Buyer Disclosure Schedule shall terminate on and as of the Closing unless previously exercised in accordance with their terms.

(f) The implementation of the foregoing provisions of this Section 2.10 shall be subject to any adjustments to the Buyer Options, the Buyer Share Awards, the Buyer Share Plans and the Buyer Warrants that may be required by Irish law by virtue of the fact that Vidara will be an Irish public limited company following the Effective Time.

(g) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Buyer Board (or, if appropriate, any committee administering Buyer’s stock-based incentive plans) and Vidara shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the foregoing provisions of this Section 2.10.

2.11 Post-Closing Adjustment.

(a) Subsequent to the Closing and subject to Section 2.11(f), the Estimated Cash Consideration shall be:

(i) increased by the amount (if any) by which the Final Cash exceeds the Estimated Cash or decreased by the amount (if any) by which the Estimated Cash exceeds the Final Cash;

(ii) increased by the amount (if any) by which the Final Working Capital exceeds the Estimated Working Capital or decreased by the amount (if any) by which the Estimated Working Capital exceeds the Final Working Capital;

(iii) increased by the amount (if any) by which the Estimated Closing Interest Bearing Indebtedness exceeds the Final Closing Interest Bearing Indebtedness or decreased by the amount (if any) by which the Final Interest Bearing Indebtedness exceeds the Estimated Closing Interest Bearing Indebtedness; and

(iv) increased by the amount (if any) by which the Estimated Holdings’ Transaction Expenses exceeds the Final Holdings’ Transaction Expenses or decreased by the amount (if any) by which the Final Holdings’ Transaction Expenses exceeds the Estimated Holdings’ Transaction Expenses.

The Estimated Cash Consideration, as so increased or decreased in accordance with this Section 2.11(a), shall be the “Final Cash Consideration” hereunder.

(b) As soon as reasonably practicable, but not later than one hundred and twenty (120) calendar days after the Closing Date, Buyer shall (i) prepare a statement of the calculation of Closing Cash, Working Capital, Closing Interest Bearing Indebtedness and Holdings’ Transaction Expenses together with a calculation of the estimated Final Cash Consideration (the “Closing Date Statement”), and (ii) deliver the Closing Date Statement to Holdings. The calculations of Closing Cash, Working Capital, Closing Interest Bearing Indebtedness and Holdings’ Transaction Expenses for the purposes of the Closing Date Statement shall be prepared in accordance with the requirements of this Agreement.

(c) Buyer shall permit Holdings and its representatives reasonable access to books and records, personnel, and facilities of the Vidara Companies during normal working hours to permit Holdings to review the Closing Date Statement; provided, that such access does not unreasonably interfere with the business operations of the Vidara Companies and that the Persons provided such access shall treat any confidential or proprietary information of the Vidara Companies received in connection therewith as confidential and shall not disclose such information to any third party. Subject to the restrictions in the preceding sentence, Holdings shall have the right to review the work papers of Buyer underlying or utilized in preparing the Closing Date Statement and the calculation of the estimated Final Cash Consideration to the extent reasonably necessary to verify the accuracy and fairness of the presentation of the Closing Date Statement and calculation of the Final Cash Consideration in conformity with this Agreement.

(d) Within thirty (30) calendar days after its receipt of the Closing Date Statement, Holdings shall either inform Buyer in writing that the Closing Date Statement is acceptable or object thereto in writing, setting forth a specific description of each of its objections. If Holdings so objects and the Parties do not resolve such objections on a mutually agreeable basis within thirty (30) calendar days after Buyer’s receipt of Holdings’ objections, the remaining disputed items shall be resolved within an additional thirty (30) calendar days by Ernst & Young LLP or another mutually agreed accounting firm (the “Referral Firm”). Holdings shall make available to Buyer (upon request following the giving of any objection to the Closing Date Statement) the workpapers of Holdings generated in connection with its review of the Closing Date Statement. Upon the written agreement of the Parties, the decision of the Referral Firm, or if Holdings fails to deliver an objection to Buyer within the first 30-day period referred to above, the Closing Date Statement, as so adjusted (the “Final Closing Date Statement”), shall be final, conclusive and binding against the Parties. The statements of Closing Cash, Working Capital, Closing Interest Bearing Indebtedness and Holdings’ Transaction Expenses set forth in the Final Closing Statement shall be the “Final Cash”, “Final Working Capital”, “Final Closing Interest Bearing Indebtedness” and “Final Holdings’ Transaction Expenses” for all purposes hereunder.

(e) In resolving any disputed item, the Referral Firm (i) shall be bound by the provisions of this Section 2.11, (ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyer or Holdings, (iii) shall limit its decision to such items as are in dispute and (iv) shall make its determination based solely on presentations by Buyer and Holdings which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review). The fees and expenses of the Referral Firm shall be allocated between Buyer and Holdings in such a way that (x) Buyer shall be responsible for that portion of the fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of disputed items submitted to the Referral Firm that are resolved against Buyer (as finally determined by the Referral Firm) and the denominator of which is the total dollar value of the disputed items so submitted and (y) Holdings shall be responsible for the remaining amount of fees and expenses, which amount shall be paid out of the Temporary Escrow Amount. In the event of any dispute regarding such allocation, the Referral Firm shall determine the allocation of its fees and expenses as between Buyer and Holdings in accordance with such allocation methodology, such determination to be final and binding on both Buyer and Holdings.

(f) Promptly after their receipt of the Final Closing Date Statement, Holdings and Buyer shall compute the difference, if any, between the Estimated Cash Consideration and the Final Cash Consideration. If the Estimated Cash Consideration exceeds the Final Cash Consideration, then Buyer shall be entitled to receive, promptly and in any event within five (5) Business Days, from the escrow account established under the Temporary Escrow Agreement an amount in cash equal to such excess amount, plus interest at the rate of five percent (5%) per annum from the Closing Date to the date of payment. BUYER AGREES THAT ITS SOLE SOURCE OF RECOVERY UNDER THIS SECTION 2.11 SHALL BE LIMITED TO, AND SHALL NOT EXCEED IN THE AGGREGATE, THE TEMPORARY ESCROW AMOUNT. If the Estimated Cash Consideration is less than the Final Cash Consideration, Holdings shall be entitled to receive, promptly and in any event within five (5) Business Days, from Buyer an amount in cash equal to such deficiency, plus interest at the rate of five percent (5%) per annum from the Closing Date to the date of payment; provided, that Buyer’s payment obligation under this Section 2.11 shall be limited to, and in no event shall it exceed in the aggregate, the Temporary Escrow Amount (which maximum amount, for clarity, would be payable in addition to the release of the full amount of the funds contained in the escrow account established under the Temporary Escrow Agreement to Holdings). Following payment of the amounts described above, Buyer and Holdings shall cause the Escrow Agent to release the balance, if any, of the escrow account established under the Temporary Escrow Agreement to Holdings in accordance with the terms of the Temporary Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings hereby represents and warrants to Buyer as of the date of this Agreement that, except as set forth in the Vidara Disclosure Schedule:

3.1 Organization. Holdings and each of the Vidara Companies is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Vidara Companies has all requisite corporate power and authority to own and operate its respective assets and properties as they are now being owned and operated. Each of the Vidara Companies is qualified or licensed to do business and, to the extent applicable, is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, would not, individually or in the aggregate, reasonably be expected to have a Vidara Material Adverse Effect. Section 3.1 of the Vidara Disclosure Schedule sets forth the name of each Vidara Company, the jurisdiction of its organization, the authorized and outstanding equity interests of such Vidara Company and the Persons owning such outstanding equity interests of such Vidara Company. Except as set forth in Section 3.1 of the Vidara Disclosure Schedule, none of the Vidara Companies owns any equity interest in any Person. Holdings has heretofore made available to the Buyer complete and correct copies of the Organizational Documents of each of the Vidara Companies as in effect through (and including) the date hereof. None of the Vidara Companies is in material default under or in material violation of any provision of its Organizational Documents.

3.2 Capitalization.

(a) The entire authorized capital stock of Vidara consists of 100 ordinary shares. As of the date of this Agreement, of such authorized shares, 100 are issued and outstanding. All of the outstanding shares of Vidara’s capital stock are duly authorized, validly issued, fully paid and nonassessable. No shares of Vidara were issued in violation of the preemptive rights of any shareholder.

(b) There are no outstanding subscriptions, options, warrants, puts, preemptive rights, deferred compensation rights, equity appreciation rights, “phantom” stock rights, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity securities to which Holdings or any Vidara Company is a party obligating any Vidara Company to

(i) issue, transfer or sell any shares of capital stock or other equity interests of any Vidara Company or securities convertible into or exchangeable for such shares or equity interests (in each case other than to a Vidara Company); (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests. There are no voting trusts, proxies or any other Contracts or understandings with respect to the voting of the capital stock or other equity interests of any of the Vidara Companies.

3.3 Due Authorization. Each of Holdings and Vidara has all necessary power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Holdings and Vidara of this Agreement and its Related Agreements have been duly and validly approved by the board of managers of Holdings and Members of Holdings holding in excess of seventy-five percent (75%) of the outstanding Series A Preferred Units of Holdings and, in the case of Vidara, by the board of directors of Vidara, and no other corporate actions or proceedings on the part of Holdings, the Holdings Members or any of the Vidara Companies are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby (other than such corporate actions or proceedings as are set forth on Schedule 1 hereto, none of which require further approval of the Holdings Members). Each of Holdings and Vidara has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements. This Agreement constitutes the legal, valid and binding obligation of each of Holdings and Vidara and Holdings and Vidara’s Related Agreements, upon execution and delivery by Holdings and Vidara, will constitute legal, valid and binding obligations of Holdings and Vidara, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under any federal, state, local or foreign Laws applicable to Holdings or any of the Vidara Companies is applicable to the Merger or the other Transactions.

3.4 No Violation; Consents and Approvals.

(a) Except as set forth in Section 3.4(a) of the Vidara Disclosure Schedule, the execution and delivery by each of Holdings and Vidara of this Agreement and its Related Agreements do not, and, subject to obtaining the consents, approvals and authorizations, and making the filings, described in Section 3.4(b), the consummation of the transactions contemplated by this Agreement and the Related Agreements and compliance with the provisions hereof and thereof will not (i) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or require the consent of any Person under or to the loss of a benefit under any Vidara Material Contract or result in the creation of any Lien upon any of the properties, rights, equity securities or assets of any Vidara Company, (ii) conflict with or result in any violation or breach of any provision of the Organizational Documents of Holdings or any Vidara Company or (iii) conflict with or violate any material Laws applicable to Holdings or any Vidara Company or any of their respective properties, rights or assets.

(b) Other than (i) as may be required pursuant to or in connection with the Companies Act, HSR Act, the Securities Act, the Exchange Act and (ii) as set forth in Section 3.4(b) of the Vidara Disclosure Schedule, no consent, authorization or approval of, or filing with or notice to, any Governmental Authority is required by or with respect to Holdings or any Vidara Company, under applicable Law, in connection with the consummation of the transactions contemplated by this Agreement.

3.5 Financial Statements.

(a) Section 3.5 of the Vidara Disclosure Schedule contains true, correct and complete copies the Financial Statements. The Financial Statements set forth in Section 3.5 of the Vidara Disclosure Schedule have been prepared in accordance with GAAP, consistently applied (except as set forth in the footnotes attached thereto) and present fairly, in all material respects, the consolidated financial position of the Vidara Companies as of the dates thereof and the results of operations and cash flows of Holdings and the Vidara Companies for the periods covered thereby, except that interim financial statements omit footnotes and are subject to normal and customary year-end adjustments.

(b) Except as set forth on the face of the Latest Balance Sheet, as of the date of this Agreement, the Vidara Companies have no material liabilities, debts, claims or obligations of any nature, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due (the “Liabilities”), that would be required, if known, to be included on a balance sheet prepared in accordance with GAAP, except (i) Liabilities disclosed in Section 3.5(b) of the Vidara Disclosure Schedule, (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet, (iii) Liabilities as a result of the transactions contemplated by this Agreement or the Related Agreements.

(c) Each of the Vidara Companies has established and maintains, adheres to and enforces a system of internal accounting controls which are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financial Statements), in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Vidara Companies, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Vidara Companies are being made only in accordance with appropriate authorizations of management and the board of directors (or similar governing body) and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Vidara Companies. Neither Holdings nor any Vidara Company has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by any Vidara Company, (y) any fraud that involves the management or other employees of any Vidara Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Vidara Companies or (z) any claim or allegation regarding any of the foregoing.

(d) Neither Holdings nor any Vidara Company is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Holdings or any Vidara Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving Holdings or any Vidara Company in the consolidated financial statements of Holdings and the Vidara Companies. No Vidara Company has guaranteed or is otherwise responsible for any obligation of any other Person.

(e) Holdings has made available to Buyer an aging schedule with respect to the billed accounts receivable of the Vidara Companies as of the Balance Sheet Date indicating a range of days elapsed since invoice. All of the accounts receivable, whether billed or unbilled, of the Vidara Companies arose in the Ordinary Course of Business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. No Person has any Lien on any accounts receivable of the Vidara Companies and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Vidara Companies.

3.6 Title to Properties; Certain Assets. Except as disclosed in Section 3.6 of the Vidara Disclosure Schedule, each of the Vidara Companies has good title to, or a valid leasehold interest in, each of its material assets reflected in the Financial Statements or used in the Business, free and clear of any Lien, except for Permitted Liens. The assets and properties (whether real or personal, tangible or intangible) owned or leased by the Vidara Companies constitute all of the assets and properties necessary to operate the Business or otherwise used by any of the Vidara Companies during the past twelve (12) months in the conduct of the Business. Holdings does not own any of the assets or properties used by the Vidara Companies that are necessary to operate the Business. The equipment and other tangible assets owned or leased by the Vidara Companies (i) are adequate for the conduct of the Business in the Ordinary Course of Business, and (ii) are in good operating condition (subject to normal wear and tear), have been maintained in accordance with prudent industry practice and are not subject to any material replacement costs. All inventory of the Vidara Companies is useable or saleable in the Ordinary Course of Business and has been manufactured in accordance with Good Manufacturing Practices.

3.7 Intellectual Property.

(a) Section 3.7(a) of the Vidara Disclosure Schedule contains a true and complete list as of the date of this Agreement of all of the patents and patent applications, trademark, trade name or service mark registrations and applications and registered copyrights that are owned by the Vidara Companies and used or useful in the Business (“Vidara Registered Intellectual Property”), including whether such ownership is sole or joint and: (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof; (ii) for each registered trademark, tradename or service mark, the application serial number or registration number, for each country, province and state, and the class of goods covered; and (iii) for each registered copyrighted work, the number and date of registration for each among country, province and state, in which a copyright application has been registered. True and complete copies of all applications filed and registrations (including all pending applications) the Vidara Registered Intellectual Property have been provided or made available to Buyer. Vidara Companies own the Vidara Registered Intellectual Property, free and clear of any Liens (other than Permitted Liens) or any other claims by third parties, including any claim of ownership or other right by any inventor.

(b) Section 3.7(b) of the Vidara Disclosure Schedule lists all Contracts pursuant to which a Vidara Company is a party and pursuant to which any of the Vidara Companies has been granted a license or other legally enforceable right to use any Intellectual Property of any Person which is used or useful, in any material way, in the Business, other than standard, off-the-shelf software commercially available on standard terms from third-party vendors (e.g., Microsoft Windows) (the “Vidara Licensed Intellectual Property”).

(c) Section 3.7(c) of the Vidara Disclosure Schedule accurately identifies each Contract to which a Vidara Company is a party and pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Vidara Intellectual Property.

(d) None of the Vidara Companies is a party to, and to the Knowledge of Vidara no Vidara Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Vidara Companies to use, exploit, assert, or enforce any Vidara Intellectual Property anywhere in the world, except as provided in any Contract disclosed in Section 3.7(b), Section 3.7(c) or Section 3.7(d) of the Vidara Disclosure Schedule.

(e) A Vidara Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary for the conduct of the Business. No royalties, fees, commissions, or other amounts are payable by any of the Vidara Companies to any other Person (other than sales commissions paid to employees according to the Vidara Companies’ standard commissions plan) upon or for the manufacture, sale, distribution or commercialization of any Product or the use of any Vidara Intellectual Property except as provided in the Vidara Material Contracts.

(f) All patents, patent applications and trademark, trade name or service mark registrations and applications within the Vidara Registered Intellectual Property have been properly assigned to a Vidara Company, and all such assignments have been properly recorded in the applicable office in which such registrations or applications have been filed, to the extent the applicable office permits such recording.

(g) The Vidara Companies have prosecuted in accordance with applicable Laws, and have timely made all filings and paid all fees required to be paid or filed in connection with the continued prosecution of, the patent applications within the Vidara Registered Intellectual Property on a commercially reasonable basis.

(h) To the Knowledge of Vidara, the issued patents within the Vidara Registered Intellectual Property are valid, have not lapsed, are enforceable, and the applicable Vidara Company has made all filings and payments and taken all other actions required to be made or taken to maintain each of such issued patents in full force by the applicable deadline and, to the Knowledge of Vidara, the issued patents within the Vidara Licensed Intellectual Property that are exclusively licensed to a Vidara Company are valid, have not lapsed, are enforceable, and the applicable owner of such issued patents within the Vidara Licensed Intellectual Property has made all filings and payments and taken all other actions required to be made or taken to maintain each of such issued patents within the Vidara Licensed Intellectual Property in full force by the applicable deadline.

(i) No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Vidara Intellectual Property that was developed by any of the Vidara Companies or any of their employees since December 20, 2011. To the Knowledge of Vidara, no funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Vidara Intellectual Property owned by the Vidara Companies that was acquired from any third party.

(j) Except as set forth in Section 3.7(j) of the Vidara Disclosure Schedule, there are no pending or, to the Knowledge of Vidara, threatened Actions by any Person alleging infringement or misappropriation by any Vidara Company of any Intellectual Property of any other Person, nor has any Vidara Company received written communication from any Person threatening the institution of any such Action. To the Knowledge of Vidara, the conduct of the Business does not infringe upon or constitute misappropriation or unauthorized use of, and has not infringed or constituted misappropriation or unauthorized use of, any Intellectual Property rights or any other proprietary right of any Person. Except as set forth in Section 3.7(j) of the Vidara Disclosure Schedule, as of the date hereof, there are no pending or, to the Knowledge of Vidara, contemplated threatened Actions relating to any Vidara Intellectual Property to which any Vidara Company is party, nor has any Vidara Company received written communication from any Person threatening the institution of any such Action. No Vidara Company has received notice of, and, there are no, ongoing interferences, oppositions, reissues, reexaminations or other proceedings (including ex parte and post-grant proceedings) involving any of the patents or patent applications in the Vidara Registered Intellectual Property with any applicable patent office or similar Governmental Authority. No Actions have been asserted against a Vidara Company in writing or been otherwise threatened against a Vidara Company by any Person with respect to the validity or enforceability of, or such Vidara Company’s ownership of or right to use, any Vidara Intellectual Property, and, to the Knowledge of Vidara, there is no reasonable basis for any such Action. No Vidara Company is subject to any writ, judgment, injunction, order, decree, stipulation determination or award entered by or with any Governmental Entity with respect to the Vidara Companies’ practice of any of the Vidara Intellectual Property. To the Knowledge of Vidara, no Person has infringed, misappropriated or engaged in any unauthorized use, or is currently infringing, misappropriating or engaging in any unauthorized use of any of the Vidara Intellectual Property owned by or exclusively licensed to the Vidara Companies.

(k) Each Vidara Company and Holdings has taken commercially reasonable precautions to maintain the confidentiality of all trade secrets and know how within the Vidara Intellectual Property. Each employee, consultant and independent contractor of any Vidara Company or Holdings who has contributed to or participated in the conception or development of any Vidara Registered Intellectual Property (i) has executed and delivered to such Vidara Company a confidentiality agreement restricting such Person’s right to disclose and use proprietary information and materials of such Vidara Company, the current form of which has been made available to Buyer, and (ii) has either (A) been party to a “work-for-hire” contract with a Vidara Company, in accordance with applicable Law, that has accorded such Vidara Company the sole and exclusive ownership of all tangible and intangible property arising in the course of such Person’s services on behalf of such Vidara Company or (B) executed appropriate instruments assigning, or agreements to assign, to such Vidara Company the sole and exclusive ownership of all Intellectual Property conceived by such Person during the course of such Person’s employment by or service with such Vidara Company. To the Knowledge of Vidara, no employee, consultant and independent contractor of any Vidara Company or Holdings is in violation of any term of any assignment of the Vidara Registered Intellectual Property or other agreement regarding the protection of Vidara Intellectual Property.

(l) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Lien on, any Vidara Intellectual Property; (b) a breach of or default under any Contract disclosed in Section 3.8(i) of the Vidara Disclosure Schedule; (c) the release, disclosure or delivery of any Vidara Intellectual Property by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Vidara Intellectual Property.

3.8 Contracts. Section 3.8(i) of the Vidara Disclosure Schedule contains an accurate list as of the date of this Agreement of all the Contracts of the following types to which any Vidara Company is a party or to which any of its assets or properties is subject, other than this Agreement and the Related Agreements (the “Vidara Material Contracts”):

(a) any collective bargaining agreement or other works council, trade union, labor association or collective labor contract with respect to its employees (collectively, the “Labor Agreements”);

(b) any Contract with any officer, employee, consultant or director that provides annual payments in excess of $175,000;

(c) each Contract for the employment or engagement of any officer, individual employee or other Person on a full time, part time, consulting, independent contractor or other basis, or relating to loans to officers, directors or Affiliates that is not immediately terminable by the Vidara Company party thereto without cost or liability or which cannot be terminated by such Vidara Company without the payment of severance as required by the terms of such Contract or applicable Law;

(d) any Contract entered into outside of the Ordinary Course of Business which is reasonably expected to involve the payment or receipt in calendar year 2014 of an amount in excess of $100,000;

(e) any credit agreement, loan agreement, indenture, note, mortgage, security agreement, loan commitment or other Contract relating to Interest Bearing Indebtedness by any Vidara Company having an outstanding principal amount in excess of $100,000 or under which any Vidara Company has advanced or loaned any other Person amounts in the aggregate exceeding $50,000 (excluding trade receivables in the Ordinary Course of Business and advances to employees in the Ordinary Course of Business);

(f) any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of any Vidara Company valued at an amount in excess of $50,000;

(g) each real property lease, rental or occupancy agreement that involves aggregate payments to or from any Vidara Company in excess of $50,000 in any calendar year;

(h) each capital or operating lease with respect to personal property that involves aggregate payments in excess of $50,000 in any calendar year;

(i) each Contract that, by its terms, expressly required payments by or to any of the Vidara Companies in excess of $500,000 during calendar year 2013 or expressly requires such payments in any calendar year commencing on or after January 1, 2014, which, to the Knowledge of Vidara, in each case, cannot be cancelled by the Vidara Company party thereto without any cost, liability or penalty on 180 days’ or less notice;

(j) Contracts regarding any material indemnification provided by any of the Vidara Companies to any third Person, excluding pursuant to commercial agreements entered into in the Ordinary Course of Business with suppliers and/or with respect to the sale, distribution or licensing of the Products by any of the Vidara Companies;

(k) all Contracts that relate to the sale of any of the assets of the Vidara Companies, other than in the Ordinary Course of Business, for consideration in excess of $150,000;

(l) all Contracts which involve commitments to make capital expenditures or which provide for the purchase of goods or services by any of the Vidara Companies from any one Person with an aggregate purchase price in excess of $150,000, other than purchase orders for the purchase of inventory in the Ordinary Course of Business;

(m) Contracts pursuant to which any of the Vidara Companies has licensed or acquired any Intellectual Property owned by a third party (other than non-exclusive licenses of commercially available software granted to such Vidara Company with a total replacement cost of less than $100,000);

(n) any Contract that obligates any Vidara Company to develop any product, drug or compound;

(o) Contracts pursuant to which any of the Vidara Companies has licensed or transferred any rights in or to its Intellectual Property to a third party (other than non-exclusive licenses or sublicenses entered into with end users or distributors in the Ordinary Course of Business);

(p) all Contracts that relate to the acquisition of any business, the stock or equity securities or material assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case excluding the acquisition of assets made in the Ordinary Course of Business;

(q) any Contract required to be set forth on Section 3.21 of the Vidara Disclosure Schedule;

(r) any Contract prohibiting any of the Vidara Companies from freely engaging in any business or competing anywhere in the world, any Contract with a customer granting most favored nation pricing or exclusive rights to such customer or any Contract with a supplier requiring such Vidara Company to purchase all or substantially all of its requirements for a product or service from such supplier; and

(s) any partnership or joint venture agreement.

Except as set forth on Section 3.8(ii) of the Vidara Disclosure Schedule, (i) no Vidara Company has materially breached any Vidara Material Contract, or is (with or without the lapse of time or the giving of notice, or both) in material breach or material default under any Vidara Material Contract and, to the Knowledge of Vidara, (x) no Vidara Material Contract has been materially breached or canceled by the other party which has not been duly cured or reinstated, (y) no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or material default in any material respect thereunder and (z) no event has occurred which with the passage of time or the giving of notice or both would result in a material default, material breach or event of material noncompliance by any Vidara Company under any Material Contract; (ii) no Vidara Company is in receipt of any written claim of material breach or material violation of, or default under, any such Vidara Material Contract that has not been fully and finally resolved; and (iii) each Material Contract is a valid and binding obligation of the Vidara Company party thereto, is in full force and effect and, to the Knowledge of Vidara, each Material Contract is valid, binding and enforceable against the other parties thereto, in accordance with its terms, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) applicable equitable principles (whether considered in a proceeding at law or in equity). Holdings has made available to Buyer a true and complete copy of each Vidara Material Contract. No Vidara Company (or Holdings on behalf of any Vidara Company) has waived any of its material rights under any Material Contract. No Person is renegotiating, or has an enforceable right pursuant to the terms of any Vidara Material Contract to renegotiate, any material amounts payable to any of the Vidara Companies under any Vidara Material Contract or any other material term or provision of any Vidara Material Contract. No Person has threatened to terminate or refuse to perform its obligations under any Vidara Material Contract (regardless of whether such Person has the right to do so under such Contract). The Vidara Material Contracts identified in Section 3.8 of the Vidara Disclosure Schedule collectively constitute all of the material Contracts necessary to enable the Vidara Companies to conduct the Business in the Ordinary Course of Business.

3.9 Insurance. Section 3.9 of the Vidara Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all policies of fire, liability, workmen’s compensation and other forms of insurance owned by any Vidara Company. As of the date hereof, (a) all current, material insurance policies and contracts of the Vidara Companies are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. None of the Vidara Companies has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts).

3.10 Employee Benefit Plans.

(a) General. Set forth on Section 3.10(a) of the Vidara Disclosure Schedule is a complete listing of all of the following maintained, contributed to, or required to be contributed to by any of the Vidara Companies, or with respect to which any of the Vidara Companies has any material liability, contingent or otherwise (other than an Oasis Benefit Plan):

(i) any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA), other than a Multiemployer Plan; or

(ii) any plan, program, policy, arrangement or agreement, whether written or unwritten, related to or concerning employment, retirement or deferred compensation, incentive compensation, stock, stock options, share appreciation rights, unemployment compensation, vacation pay, sick pay, maternity or pay while on other forms of leave, severance (including redundancy), notice or termination pay, salary continuation, change in control, retention, bonus arrangement, health benefits, profit-sharing, death or disability or any other fringe benefit arrangements for any employee, director, consultant or agent.

(b) Oasis Plans. Set forth on Section 3.10(b) of the Vidara Disclosure Schedule is a complete listing of all of the following maintained by Oasis with respect to which any US Vidara Employee participates:

(i) any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA) in which a US Vidara Employee participates; and

(ii) any other plan, program, policy, agreement or arrangement, including, but not limited to, retirement or deferred compensation, incentive compensation, stock, share appreciation right, unemployment compensation, vacation pay, severance pay, bonus, health benefit, profit-sharing, death or disability, insurance, life assurance, fringe benefit, retention and change of control plans, programs, policies, agreements or arrangements in which any US Vidara Employee participates.

(c) Plan Documents and Reports. A true and correct copy of each of the material documents embodying the plans, programs, policies and arrangements listed in Section 3.10(a) of the Vidara Disclosure Schedule (collectively, the “Vidara Benefit Plans”) has been made available to Buyer. A true and correct copy of each of the material documents embodying the plans, programs, policies, agreements and arrangements listed in Section 3.10(b) of the Vidara Disclosure Schedule (collectively, the “Oasis Benefit Plans”) has been made available to Buyer. A true and correct copy of the most recent annual report, summary plan description and U.S. Internal Revenue Service determination letter or opinion or advisory letter with respect to each Vidara Benefit Plan and Oasis Benefit Plan, to the extent applicable, has been made available to Buyer by Holdings. The Vidara Benefit Plans which are maintained for the benefit of current or former U.S. Vidara Employees, or directors, consultants or agents of Vidara U.S. are collectively referred to as “Vidara U.S. Benefit Plans”. The Vidara Benefit Plans which are maintained for the benefit of current or former Non-U.S. Vidara Employees, or directors, consultants or agents of Vidara International and which are exempt from ERISA by reason of Section 4(b)(4) thereof are collectively referred to herein as “Vidara Foreign Benefit Plans”.

(d) Compliance With Laws; Liabilities. No Vidara U.S. Benefit Plans are intended to be qualified under Section 401(a) of the Code. As to all Oasis Benefit Plans intended to be qualified under Section 401(a) of the Code, to the Knowledge of Vidara, each such Oasis Benefit Plan is the subject of a favorable determination letter or is entitled to rely on an advisory or opinion letter from the Internal Revenue Service or a request for a favorable determination letter has been timely filed with the U.S. Internal Revenue Service. Except as disclosed in Section 3.10(d) of the Vidara Disclosure Schedule, (i) all Vidara Benefit Plans and, to the Knowledge of Vidara, Oasis Benefit Plans have been administered in all material respects in accordance with their terms and in compliance in all material respects with the requirements of Law applicable thereto, including ERISA and the Code; (ii) there are no actions, suits or claims (other than routine claims for benefits) pending with respect to any Vidara Benefit Plan or, to the Knowledge of Vidara, any Oasis Benefit Plan and, to the Knowledge of Vidara, there are no actions, suits or claims (other than routine claims for benefits) threatened involving or relating to any Vidara Benefit Plan or Oasis Benefit Plan; (iii) none of the Vidara Companies has any liability under any Vidara Benefit Plan or Oasis Benefit Plan for providing post-retirement medical, health or life benefits, other than, in respect of the Vidara U.S. Benefit Plans, to the extent required to provide group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable law; and (iv) the Vidara Companies and their respective directors, officers, employees and agents have not engaged in any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any Vidara U.S. Benefit Plan or Oasis Benefit Plan that could reasonably be expected to result in the imposition of a material penalty or material tax, or other material liability. All contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Vidara U.S. Benefit Plan and each Oasis Benefit Plan in respect to each participating U.S. Vidara Employee as of or prior to the date hereof have been made on a timely basis in accordance with applicable law.

(e) Benefit Plans subject to Title IV of ERISA. No Vidara U.S. Benefit Plan is subject to Title IV of ERISA and no U.S. Vidara Employee participates in an Oasis Benefit Plan that is subject to Title IV of ERISA.

(f) Multiemployer Plans. No Vidara Company has any current or potential liability with respect to any Multiemployer Plan. No Vidara Company is a participating employer in a “multiple employer plan,” as defined in Section 4063 or 4064 of ERISA (the “Multiple Employer Plan”).

(g) Vidara Foreign Benefit Plans. Except as set forth in Section 3.10(g) of the Vidara Disclosure Schedule: (i) each Vidara Foreign Benefit Plan is, and has been, to the Knowledge of Vidara, established, registered (where required), qualified, administered, funded (where required) and invested in compliance in all material respects with the terms thereof and all applicable Laws, (ii) with respect to each Vidara Foreign Benefit Plan, to the Knowledge of Vidara, all required filings and reports have been made in accordance with the timelines stipulated by the relevant Governmental Authorities, (iii) all material obligations of the Vidara Companies under the Vidara Foreign Benefit Plans (whether pursuant to the terms thereof or any applicable Laws) have been satisfied, and to the Knowledge of Vidara, there are no outstanding defaults or violations thereunder by the Applicable Vidara

Company, (iv) full payment has been made in a timely manner of all amounts which are required to be made as contributions, payments or premiums to or in respect of any Vidara Foreign Benefit Plan under applicable Laws or under any Vidara Foreign Benefit Plan, (v) to the Knowledge of Vidara, no event has occurred with respect to any Vidara Foreign Benefit Plan which would result in the revocation of the registration with the Pensions Board or approval by the Irish Revenue Commissioners of any registered Vidara Foreign Benefit Plan, or which would entitle any Person (without the consent of the sponsor of such Vidara Foreign Benefit Plan) to wind up or terminate any such Vidara Foreign Benefit Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the tax status of any such Vidara Foreign Benefit Plan, (vi) no contribution holidays have been taken under any of the Vidara Foreign Benefit Plans, (vii) the Vidara Foreign Benefit Plans established in Ireland and providing retirement benefits (the “Irish Pension Plans”) are defined contribution plans within the meaning of the Pensions Act 1990 (as amended) and have not previously been converted from a defined benefit scheme or have not been established in succession to a defined benefit scheme relating to the same employment, (viii) all contributions due to the Irish Pension Plans have been paid in full by the due date for payment in accordance with the terms of the Irish Pension Plans and the Pensions Act 1990 (as amended), (ix) the Buyer has been notified of the rate at which contributions to the Irish Pension Plans have been paid in respect of each member of the Irish Pension Plans and the basis on which they are calculated and whether they are paid in advance or in arrear, and the only liability (actual or contingent, present or future) of the Vidara Companies to any employee or officer in respect of the Irish Pension Plans is to contribute the amount so notified as payable by the relevant Vidara Company, and (x) no assurance, promise or guarantee (oral or written) has been made or given to any present or former member of the Irish Pension Plans of a particular rate, level or amount of benefits to be provided for or in respect of him under the Irish Pension Plans.

(h) Except as set forth in Section 3.10(h) of the Vidara Disclosure Schedule, the execution and delivery of this Agreement, and consummation of the Transactions will not (either along or upon the occurrence of any additional or subsequent events) constitute an event under any Vidara Benefit Plan that will result in any payment (whether severance, notice or termination pay or otherwise), or acceleration, vesting or increase in benefits with respect to any Vidara Employee, current or former independent contractor, consultant (or similar relationship) or director of any Vidara Company (each a “Vidara Service Provider”). No contractual commitments, undertakings or representations have been made or given to any Vidara Service Provider regarding the continued operation, extension, amendment or replacement of or grants of awards or benefits under any Vidara Benefit Plan.

(i) Except as set forth in Section 3.10(i) of the Vidara Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will result in any “parachute payment” (within the meaning of Section 280G of the Code) that is subject to the imposition of an excise Tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.

(j) Each Vidara Benefit Plan that is subject to Section 409A and/or Section 457A of the Code has been operated and administered in compliance with Section 409A and Section 457A of the Code, as applicable.

3.11 Taxes. Except as set forth in Section 3.11 of the Vidara Disclosure Schedule:

(a) All income and franchise Tax Returns and all other material Tax Returns required to be filed by or with respect to the Vidara Companies have been timely filed, and such Tax Returns were complete and correct in all material respects and were prepared in compliance with all applicable laws and regulations. All material Taxes due and owing by each Vidara Company (whether or not shown on any Tax Return) have been timely paid other than those Taxes being actively contested by the applicable Vidara Company in good faith and by appropriate proceedings. No claim has ever been made by a Governmental Authority in a jurisdiction where a Vidara Company does not file Tax Returns that such company is or may be subject to taxation by that jurisdiction.

(b) No Vidara Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) No Vidara Company has made an election under Section 897(i) of the Code and no Vidara Company has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(d) No Vidara Company is a party to or bound by any Tax indemnification, allocation or sharing agreement and no Vidara Company has any liability for the Taxes of any Person (other than itself or another member of Vidara Companies).

(e) The unpaid Taxes of each Vidara Company (i) did not, as of the date of the Latest Balance Sheet, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (ii) do not materially exceed that reserve as adjusted for the passage of time through the date of this Agreement in accordance with the past custom and practice of each Vidara Company in filing their Tax Returns.

(f) Each Vidara Company is, and has been at all relevant times, in material compliance with applicable transfer pricing tax laws and regulations.

(g) Since its date of formation, Vidara has been an entity classified as a corporation under Section 7701 of the Code.

(h) At least since June 30, 2012, neither Vidara nor a Subsidiary of Vidara has acquired directly or indirectly substantially all of the properties held directly or indirectly by a domestic corporation (as defined in Section 7701(a)(30)(C) of the Code) or substantially all of the properties constituting a trade or business of a domestic partnership (as defined in Section 7701(a)(30)(B) of the Code).

(i) All material Taxes required to be withheld pursuant to applicable Laws by the Vidara Companies have been withheld and, to the extent required, have been timely paid to the proper Taxing authorities.

(j) With respect to each Taxable period of the Vidara Companies ending prior to the date of this Agreement, the Tax Returns filed by the Vidara Companies with respect to such period (x) have not been audited; or (y) have been audited and (i) such audit has been completed without the issuance of any notice of deficiency or similar notice of additional liability, or (ii) such audit has been completed and the relevant Vidara Company has paid or settled with the Taxing authority any deficiency or additional liability notified therein.

3.12 Litigation. Except as set forth on Section 3.12 of the Vidara Disclosure Schedule, as of the date of this Agreement, there are no pending or, to the Knowledge of Vidara, threatened Actions against of affecting any of the Vidara Companies. No Vidara Company is subject to any material outstanding Governmental Order.

3.13 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.13(a) of the Vidara Disclosure Schedule, each of the Vidara Companies is, and has been at all times since December 20, 2011, in compliance in all material respects with all laws, statutes, orders, rules, and regulations of Governmental Authorities, and judgments, decisions or orders entered by any Governmental Authority (collectively, “Laws”) applicable to the Vidara Companies, their businesses and/or their properties. Since December 20, 2011, (i) no Vidara Company has received any notices of any alleged material violations, delinquency or investigations for violation of any Laws; (ii) no Vidara Company nor any director of a Vidara Company has received any notices or correspondence from the Irish Director of Corporate Enforcement; (iii) the Irish Director of Corporate Enforcement has not made any request for information under section 15 of the Companies Act 1990 or any direction under sections 16 or 19(1) of that Act to any Person in respect of any Vidara Company or the ownership of any of its shares or debentures; (iv) no director of a Vidara Company has become a person to whom section 150 of the Irish Companies Act 1990 applies; and (v) if no director of a Vidara Company is resident in a Member State of the EEA, a bond under section 43(3) of the

Companies (Amendment) (No 2) Act 1999 is in place or a certificate under section 44 of the Companies (Amendment) (No 2) Act 1999 is in force in respect of that Vidara Company.

(b) Except as set forth in Section 3.13(b) of the Vidara Disclosure Schedule, the Vidara Companies have obtained and possess, and are in material compliance with, all approvals, permits and licenses (collectively, “Permits”) of all Governmental Authorities that are necessary to permit the Vidara Companies to carry on the Business, including (i) all such Permits under the Federal Food, Drug and Cosmetic Act of 1938 (the “FDCA”), the Public Health Service Act of 1944 (the “PHSA”) and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated under any of the foregoing or any Similar Law or authorization of any other applicable Governmental Authority, (ii) all such Permits held under the Irish Medicinal Products (Control of Manufacture) Regulations 2007 or the Irish Medicinal Products (Control of Placing on the Market) Regulations 2007 and the regulations of the Irish Medicines Board, and (iii) all such Permits by any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, marketing, developing or manufacturing of the products marketed by the Vidara Companies. Since December 20, 2011, there has been no violation, cancellation, revocation or default of any material Permit that has not been fully remedied or reinstated, as applicable. Since December 20, 2011, to the Knowledge of Vidara, no Vidara Company has received (A) any notice that any Governmental Authority has commenced or may commence any Action to withdraw any material Permit or to limit the ability of any Vidara Company to manufacture, market or distribute any Product or (B) any notice that a Vidara Company is under investigation with respect to any material violation of, or any obligation to take material remedial action under, any applicable Permits.

(c) Except as set forth in Section 3.13(c) of the Vidara Disclosure Schedule, since December 20, 2011: (i) all material reports, documents, claims, Permits and notices required to be filed, maintained or furnished to any Governmental Authority by the Vidara Companies have been filed, maintained and furnished, as applicable; (ii) all such reports, documents, claims, Permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing); (iii) there have not been any material false statements or omissions or other material violations of any laws, statutes, orders, rules or regulations of Governmental Authorities in connection with the Vidara Companies prior product development or marketing efforts; and (iv) there are no administrative, civil or criminal proceedings relating to the Vidara Companies or any of their respective employees, consultants or contractors.

3.14 Environmental Matters. (i) Each Vidara Company is now and, since December 20, 2011, has been in compliance in all material respects with all, and has not violated any, applicable Environmental Laws; (ii) no property currently or formerly owned, leased or operated by any of the Vidara Companies (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law; (iii) since December 20, 2011, neither Holdings nor any Vidara Company has received any notice, demand letter, claim or request for information alleging that any of the Vidara Companies may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Response Actions; (iv) none of the Vidara Companies is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) each of the Vidara Companies has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing. Neither Holdings nor any Vidara Company has received notice that any real property owned, operated or leased by the Vidara Companies is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other governmental database or list of properties that may or do require remediation under Environmental Laws. No Vidara Company has arranged, by Contract or otherwise, for the transportation, disposal or treatment of Hazardous Substances at any location such that any Vidara Company is or would reasonably be expected to become subject to material liability for remediation of such location pursuant to Environmental Laws.

3.15 Absence of Changes. Except as disclosed in Section 3.15 of the Vidara Disclosure Schedule, since the date of the Latest Balance Sheet, (a) the Vidara Companies have not sustained any Vidara Material Adverse

Effect and (b) neither Holdings nor any of the Vidara Companies has taken any action described in Section 5.2 hereof that if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Buyer would violate such provision.

3.16 Labor Relations; Compliance.

(a) With respect to employees of the Vidara Companies in Ireland, except as set forth in Section 3.16(a) of the Vidara Disclosure Schedule, no Vidara Company is a party to, or bound by, any Labor Agreement, nor is any such Labor Agreement presently being negotiated, nor is there any duty on the part of any Vidara Company to bargain or consult with any labor organization, trade or labor union, employees’ association or similar organization representing any of its employees (collectively, “Labor Organizations”) in Ireland, and there are no Labor Organizations representing, purporting to represent, or, to the Knowledge of Vidara, seeking to represent any employees in Ireland. Except as set forth in Section 3.16(a) of the Vidara Disclosure Schedule, none of the Vidara Companies is involved in or, to the Knowledge of Vidara, threatened with any work stoppage, strike, grievance, industrial relations dispute or material labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the Vidara Employees in Ireland.

(b) With respect to U.S. Vidara Employees, no Vidara Company is a party to, or bound by, any Labor Agreement, nor is any such Labor Agreement presently being negotiated, nor is there any duty on the part of any Vidara Company to bargain or consult with any Labor Organization in the U.S., and there are no Labor Organizations representing, purporting to represent, or, the Knowledge of Vidara, seeking to represent any employees in the U.S. None of the Vidara Companies is involved in or, to the Knowledge of Vidara, threatened with any work stoppage, strike, grievance or material labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the U.S. Vidara Employees.

(c) Except as set forth in Section 3.16(c) of the Vidara Disclosure Schedule, each of the Vidara Companies is, and at all times since December 20, 2011 has been, in compliance in all material respects with all applicable Laws, contracts, orders, rulings, decrees, judgments, arbitrations, awards of any arbitrator or Governmental Authority and any and all other obligations due to or in connection with (i) any current or former independent contractor or consultant of the Vidara Companies and (ii) any current or former Vidara Employees or their employment or any body representing them. There are no sums owing to any current or former independent contractor or consultant of the Vidara Companies or to any current or former Vidara Employee other than reimbursements of expenses in accordance with the applicable Vidara Company’s policies and wages or consulting/contracting fees for the applicable current salary or work period. To the Knowledge of Vidara, as of the date of this Agreement, no Vidara Employee intends to terminate his or her employment with the Vidara Companies (or any successor entity).

(d) Section 3.16(d)(i) of the Vidara Disclosure Schedule contains a list of all employees of the Vidara Companies in Ireland as of the date of this Agreement and Section 3.16(d)(ii) of the Vidara Disclosure Schedule contains a list of all current employees of the Vidara Companies in the U.S. as of the date of this Agreement. Holdings has made available to Buyer, with respect to each of the employees listed on Sections 3.16(d)(i) and 3.16(d)(ii) of the Vidara Disclosure Schedule, a true, accurate and complete description of such employee’s: (i) hire date, (ii) job title, (iii) rate of pay or annual salary, (iv) any other compensation payable to such employee or to which such employee is eligible (including housing allowances, transportation allowances, compensation payable pursuant to bonus, deferred compensation, incentive compensation or commission arrangements or other compensation, mandatory or contractual end-of-service and/or severance (including redundancy) benefits or payments), (v) accrued but unused vacation or paid time off; (vi) visa status, if applicable; (vii) notice entitlements; and (viii) any promises or binding commitments made to them with respect to changes or additions to their compensation or benefits. Except as set forth on Sections 3.16(d)(i) and 3.16(d)(ii) of the Vidara Disclosure Schedule, there is no current employee of any Vidara Company who is not fully available to perform work because of disability or other leave. None of the Vidara Companies have offered to any person a Contract of employment or Contract for consultancy or independent contractor services that remains unaccepted, and no such Contract has been signed that is due to commence after the date of this Agreement. Each Vidara Company has maintained, in accordance with applicable Law, full and accurate records regarding the employment of each of its current and former employees and officers.

(e) Except as set forth in Section 3.16(e) of the Vidara Disclosure Schedule, the employment of each of the current Vidara Employees is terminable by the applicable employer, in the case of employees of Vidara U.S., at will, and in the case of employees of the other Vidara Companies, by the service of no more than one (1) month notice where such dismissal is fair. Holdings has made available to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Vidara Employees.

(f) Section 3.16(f)(i) of the Vidara Disclosure Schedule contains a template form of Contract of employment in respect of all employees of the Vidara Companies in Ireland and Section 3.16(f)(ii) of the Vidara Disclosure Schedule contains a template form of Contract of employment in respect of all employees of the Vidara Companies in the U.S. Except as set forth in Section 3.16(f)(i) and Section 3.16(f)(ii) of the Vidara Disclosure Schedule, all Vidara Employees have signed Contracts of employment that have terms and conditions that are consistent, in all material respects, with such template Contracts of employment.

(g) No current or former Person serving as an independent contractor or consultant of any of the Vidara Companies could reasonably be deemed to be a misclassified employee of a Vidara Company or otherwise deemed an employee of a Vidara Company. No current or former independent contractor or consultant of any of the Vidara Companies is, or has been, eligible to participate in any Vidara Benefit Plan. No Vidara Company has ever had any temporary, leased employees or co-employment employees that were not treated and accounted for in all respects as employees of the Vidara Companies.

3.17 Real Property. Section 3.17 of the Vidara Disclosure Schedule contains a list and brief description of all leases or other Contracts (together with all amendments, modifications, renewals and guarantees related thereto) pursuant to which any Vidara Company leases real property as tenant (the “Leased Real Property”). The Vidara Companies have a valid leasehold interest in, or right to use, as applicable, all of the Leased Real Property (including all rights, privileges and appurtenances pertaining or relating thereto) free and clear of any and all encumbrances or Liens, except for Permitted Liens. The Vidara Companies are in exclusive occupation of the entire portion of any Leased Real Property covered by the applicable lease and no other Person has any right (actual or contingent) to possession or occupation of the portion of any Leased Real Property covered by the applicable lease. To the Knowledge of Vidara, the Leased Real Property is in good operating condition and repair, free from any material structural, physical or mechanical defects, and is suitable for the conduct of the Business. The operation of the Business on the Leased Real Property does not violate in any material respect any applicable building code, zoning requirement or statute relating to such Leased Real Property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. No Vidara Company owns, or has ever owned, any real property.

3.18 Brokers and Finders. Except as set forth on Section 3.18 of the Vidara Disclosure Schedule, neither Holdings nor any Vidara Company has any broker or finder in connection with the transactions contemplated hereby and no Person is entitled to any brokerage or finder’s commission, fee, or similar compensation (contingent or otherwise) in connection with or as a result of the Transactions based upon Contracts made by or on behalf of any of the Vidara Companies.

3.19 FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Vidara Material Adverse Effect:

(a) no Vidara Company, nor any director, manager or employee of any Vidara Company, nor Holdings, or, to the Knowledge of Vidara, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of any Vidara Company or in connection with the business of any Vidara Company, has in the last five (5) years or any applicable statute of limitations period if longer than five (5) years, (i) directly or indirectly offered, promised, authorized, provided, solicited, or accepted any corrupt or improper payment (such as a bribe or kickback) or benefit (such as an excessive gift, hospitality, favor, or advantage) to or from any person in exchange for business, a license or permit, a favorable inspection or other decision, or any other financial or other advantage or purpose, or (ii) otherwise violated (a) the FCPA; (b)the Bribery Act; or (c) other applicable Bribery Legislation or U.S. export controls, sanctions, or embargoes (in each case to the extent applicable);

(b) no Vidara Company or Holdings, nor to the Knowledge of Vidara, any director, manager, employee, representative, or agent of any Vidara Company has been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, subpoenas, claims, hearings, notices of violation, information requests, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary or other disclosures to any Governmental Authority, involving any Vidara Company in any way relating to applicable Bribery Legislation or U.S. export controls, sanctions, or embargoes; and

(c) each Vidara Company has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of each Vidara Company as required by the FCPA in all material respects.

3.20 Regulatory Matters.

(a) Since December 20, 2011, except as set forth on Section 3.13(a) of the Vidara Disclosure Schedule:

(i) The Vidara Companies have conducted, and continue to conduct the Business in all material respects in compliance with all statutes, rules and regulations enforced or administered by FDA with respect to the collection, manufacture, processing, holding, storing, testing, distribution and marketing of the Products. Except as set forth in Section 3.13(a)(i) of the Vidara Disclosure Schedule, the Vidara Companies have adhered in all material respects, and continue to adhere in all material respects, to the provisions of the FDCA and all applicable regulations and guidance thereunder, including, but not limited to the following, to the extent applicable to the Products: (A) the requirement for all necessary approvals, permits, and licenses, (B) any requirements required under the statutes enforced by or regulations promulgated by the FDA, Good Manufacturing Practices, (C) establishment registration and product listing, and (D) label, labeling and advertising requirements. Except as set forth in Section 3.20(a)(i) of the Vidara Disclosure Schedule, (1) no Vidara Company is in receipt of any FDA notice of, or to the Knowledge of Vidara, subject to, any FDA adverse inspection, finding of any material deficiency, finding of any material non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case related to the Business or to the facilities in which products for the Business are manufactured, collected or handled, (2) no Product at the time sold or distributed by an Vidara Company has been recalled, suspended or discontinued as a result of any action by the FDA or by any Vidara Company, and (3) to the Knowledge of Vidara, no claims in the United States or outside the United States (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Product are pending or threatened against any Vidara Company.

(ii) To the Knowledge of Vidara, all manufacturing operations conducted by, or on behalf of, the Vidara Companies relating to the manufacturing and testing of all Products are being conducted in compliance with Good Manufacturing Practices in all material respects.

(b) Except as set forth in Section 3.20(b) of the Vidara Disclosure Schedule, to the Knowledge of Vidara, no Vidara Company has received any notification of any pending or threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, warning letter, consent decree, consent agreement, corporate integrity agreement, arbitration or other action from any Governmental Authority, including, the FDA, the Drug Enforcement Administration, the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services Office of Inspector General and the U.S. Department of Veterans Affairs Office of Inspector

General, alleging potential or actual material non-compliance by, or material liability of, any Vidara Company under any applicable Laws. No Vidara Company is a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services or a consent decree with any Governmental Authority. No Vidara Company has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority. No Vidara Company has applied for or received any grant, subsidy or financial assistance of any kind from any Governmental Authority.

(c) Section 3.20(c) of the Vidara Disclosure Schedule lists (i) all Notices of Inspectional Observations (Form 483), (ii) all establishment inspection reports, (iii) all recall letters and warning letters, in each case (clauses (i), (ii) and (iii)), received by any of the Vidara Companies from the FDA, and the responses thereto submitted by the Vidara Companies relating to the products manufactured or distributed by or for the Vidara Companies that have been received since December 20, 2011, and (iv) all written communications (including by email) between the FDA and the Vidara Companies or third parties authorized to communicate on behalf of the Vidara Companies, dated December 20, 2011 through the date hereof. A copy of all of the items listed in Section 3.20(c) of the Vidara Disclosure Schedule has been provided to Buyer. To the extent legally permissible, Vidara shall notify Buyer of any material written communications with Governmental Authorities regarding any of the items set forth in this Section 3.20 arising after the date hereof through the Closing Date, and, if requested by Buyer and to the extent legally permissible, Vidara shall provide to Buyer copies of such written communications. Such notification shall be made to a designated employee of Buyer who will be identified to Vidara for such purpose.

(d) Prior to the date hereof, Vidara has made available to Buyer true and correct copies of all material outstanding Governmental Orders in force on the date hereof specifically applicable to any Vidara Company. Except as set forth on Section 3.20(d) of the Vidara Disclosure Schedule, each Vidara Company has (i) timely filed with the appropriate Governmental Authority all material reports required by applicable Laws or any material rebate or refund agreement to be filed by or on behalf of such Vidara Company with respect to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), Medicare Part B average sales price (42 U.S.C. § 1395w-3a(c)), and non-federal average manufacturer price (38 U.S.C. § 8126(h)(5)), and each such report has been complete and accurate in all material respects, and (ii) timely paid all material rebate or refund amounts due and owing to a Governmental Authority in accordance with applicable Laws and any material rebate or refund agreements entered into with such Governmental Authority. No material deficiency with respect to such reports, rebates or refunds has been asserted in writing or otherwise against any of the Vidara Companies with respect to the Products.

(e) To the Knowledge of Vidara, no Vidara Company has made any materially false statements on, or material omissions from, the applications, approvals, reports and other submissions to any Governmental Authority or from any other records and documentation prepared or maintained to comply with the requirements of any Governmental Authority relating to the Products. No Vidara Company or, to the extent it would affect their service as such, any officer, key employee or agent of any Vidara Company has been convicted of any crime or engaged in any conduct that has or would reasonably be expected to result in (i) debarment under 21 U.S.C. § 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. § 1320a-7 or any similar state Law or regulation.

(f) Except as set forth in Section 3.20(f) of the Vidara Disclosure Schedule, no Vidara Company or, in connection with their service as such, any director, officer, agent, employee or other person acting on behalf of any Vidara Company has used any corporate funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures related to political activity to government officials or others. No Vidara Company or, to the Knowledge of Vidara, in connection with their service as such, any director, officer, agent, employee or other person acting on behalf of any Vidara Company, has accepted or received any unlawful contributions, payments, gifts or expenditures. To the Knowledge of Vidara, no director or officer of any of the Vidara Company has, directly or indirectly, made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements with respect to any of the Vidara Companies.

(g) Neither Holdings nor any of its Affiliates (including the Vidara Companies) is in receipt of any payment, guarantee, financial assistance or other aid from a Governmental Authority that was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the common market, or which has been found to be incompatible with the common market.

3.21 Certain Business Relationships with Affiliates. Section 3.21 of the Vidara Disclosure Schedule sets forth each Contract between any Vidara Company and any Related Party, other than the Vidara Benefit Plans. Except as set forth in Section 3.21 of the Vidara Disclosure Schedule, no Vidara Company is party to any Contract with any current officer of any Vidara Company, other than the Vidara Benefit Plans. Except as set forth in Section 3.21 of the Vidara Disclosure Schedule, no Related Party: (i) owns any material property or right, tangible or intangible, that is used by any Vidara Company, (ii) is indebted to, or is owed any money from, any Vidara Company, (iii) in the case of current officers or directors, is competing, directly or indirectly, with any Vidara Company, or (iv) has any claim or right against any Vidara Company other than the right to receive compensation and benefits for services provided as an employee or director. Each Contract set forth in Section 3.21 of the Vidara Disclosure Schedule has been duly and validly authorized by the applicable Vidara Company in compliance with applicable Law.

3.22 New Companies. Vidara owns beneficially and of record all of the outstanding capital stock of New Vidara. New Vidara owns beneficially and of record all of the outstanding capital stock of U.S. HoldCo. U.S. HoldCo owns beneficially and of record all of the outstanding capital stock of Merger Sub. New Vidara, U.S. HoldCo and Merger Sub were each formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

3.23 Investigation; Limitation on Warranties.

(a) Holdings acknowledges and agrees that neither Buyer nor any of its Affiliates, nor any other Person acting on behalf of Buyer or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Buyer or any of its Affiliates or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Buyer Disclosure Schedule.

(b) Holdings acknowledges and agrees that it is consummating the Merger without any representation or warranty, express or implied, by any Person, except for the representations and warranties of Buyer expressly set forth in Article IV hereof.

(c) In connection with Holdings’ investigation of the Buyer, Holdings may have received from or on behalf of Buyer certain projections, including projected statements of operating revenues and income from operations of Buyer and certain business plan information of the Buyer. Holdings acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Holdings is familiar with such uncertainties, that Holdings is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Holdings shall have no claim against any Buyer or any other Person with respect thereto. Accordingly, Buyer makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).
(d) Notwithstanding anything to the contrary contained herein or in the Related Agreements, Holdings’ representations and warranties in respect of the Vidara Companies and their assets, liabilities, operations and otherwise in respect of any period ending prior to February 2, 2012 are made with respect to AGI Therapeutics Ltd. and its Subsidiaries and only insofar as the subject matter of such representations or warranties are within the Knowledge of Vidara.

3.24 No Additional Representations or Warranties. Except as provided in this Article III and the Vidara Officer Certificate, neither Holdings nor its Subsidiaries, or any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or its Affiliates. Without limiting the foregoing, Buyer acknowledges that Buyer, together with its advisors, has made its own investigation of the Vidara Companies and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the continued operation of the business of the Vidara Companies as conducted after the Closing, as contained in any materials provided by any of Holdings, the Vidara Companies or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise. For the purposes herein, any information provided to, or made available to, Buyer by or on behalf of any of Holdings or the Vidara Companies shall include any and all information that may be contained or posted in any electronic data room established by Holdings or its Representatives in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer SEC Reports filed or furnished with the SEC since January 1, 2012 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the Buyer Disclosure Schedule (it being agreed that disclosure of any item in any section of the Buyer Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Buyer represents and warrants to Holdings and Vidara as of the date of this Agreement that:

4.1 Organization; Subsidiaries.

(a) Each of Buyer and its Subsidiaries is duly organized, validly existing, qualified and, where relevant, in good standing under the laws of its jurisdiction of incorporation or organization. Each of Buyer and its Subsidiaries has all requisite power and authority to own, lease and operate its respective assets and properties as they are now being owned and operated. Each of Buyer and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Buyer has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the certificate of incorporation and by-laws of Buyer (the “Buyer Certificate and By-Laws”) as amended to the date hereof. The Buyer Certificate and By-Laws are in full force and effect and Buyer is not in violation of the Buyer Certificate and By-Laws.

(c) All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Buyer have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Buyer free and clear of all Liens (other than Permitted Liens).

4.2 Capitalization.

(a) The entire authorized capital stock of Buyer consists of 200,000,000 shares of common stock, US$0.0001 par value per share (the “Buyer Common Stock” and the shares thereof, the “Buyer Shares”). As of March 18, 2014 (the “Buyer Capitalization Date”), (i) 68,563,819 Buyer Shares were issued and outstanding and

(ii) zero Buyer Shares were held in treasury. As of March 18, 2014 (the “Buyer Reserve Capitalization Date”), (A) 10,365,125 Buyer Shares were reserved for issuance pursuant to the Buyer Share Plans (which number includes the increase of 703,400 Buyer Shares to the 2011 Equity Incentive Plan approved by the Buyer Board on January 10, 2014, subject to approval by the Buyer Stockholders) of which 6,338,764 Buyer Shares were subject to outstanding Buyer Options (which number includes the 684,950 Buyer Shares subject to Buyer Options approved by the Buyer Board on January 10, 2014, subject to approval by the Buyer Stockholders) and 1,681,605 Buyer Shares were subject to outstanding Buyer Share Awards and (B) 13,686,082 Buyer Shares were subject to outstanding warrants to acquire shares of Buyer Common Stock (such warrants, the “Buyer Warrants”). All the outstanding Buyer Shares are, and all shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, and (to the extent such concept is applicable to the equity interest) fully paid and non-assessable and free of pre-emptive rights.

(b) Except as set forth in Section 4.2(a), as of the date hereof: (i) Buyer does not have any shares of capital stock issued or outstanding other than shares that have become outstanding after the Buyer Capitalization Date or Buyer Reserve Capitalization Date, as applicable, but were reserved for issuance as set forth in Section 4.2(a), and (ii) other than as issued or reserved for in the ordinary course pursuant to the Buyer Share Plans and the Buyer Warrants, since the Buyer Reserve Capitalization Date, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments (contingent or otherwise) relating to the issuance of capital stock to which Buyer or any of its Subsidiaries is a party obligating Buyer or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Buyer or any Subsidiary of Buyer or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Buyer or a wholly owned Subsidiary of Buyer); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c) There are no voting trusts or other agreements or understandings to which Buyer or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Buyer or any of its Subsidiaries.

4.3 Due Authorization. Subject only to the Buyer Stockholder Vote, Buyer has all necessary corporate power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby, including the Merger. Subject only to the Buyer Stockholder Vote, the execution, delivery and performance by Buyer of this Agreement and its Related Agreements have been duly authorized by all necessary corporate or other action of Buyer. Buyer has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements and, assuming due authorization, execution and delivery of this Agreement and the Related Agreements by the other parties hereto and thereto, this Agreement and each of its Related Agreements constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

4.4 No Violation; Consents and Approvals.

(a) The execution and delivery by Buyer of this Agreement and its Related Agreements do not, and, subject to obtaining the consents, approvals and authorizations, and making the filings, described in Section 4.4(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Buyer Material Contract or result in the creation of any Lien upon any of the properties, rights or assets of Buyer or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Organizational Documents of Buyer or any of its Subsidiaries or (iii) conflict with or violate any Laws applicable to Buyer or any of its Subsidiaries or any of their respective properties, rights or assets, other than, (A) in the case of sub-clauses (i), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (B) as may arise as a result of facts or circumstances relating to Holdings or its Affiliates or Laws or contracts binding on Holdings or its Affiliates.

(b) Other than as may be required pursuant to or in connection with the HSR Act, the Securities Act, the Exchange Act, no consent, authorization or approval of, or filing with, any Governmental Authority is necessary, under applicable Law, for the consummation by Buyer of the transactions contemplated by this Agreement, except for such consents, authorizations or approvals of, or filings (i) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or (ii) as may arise as a result of facts or circumstances relating to Holdings or its Affiliates or Laws or contracts binding on Holdings or its Affiliates.

4.5 SEC Reports; Financial Statements.

(a) Since January 1, 2012, Buyer has filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the SEC, including any amendments or supplements thereto (collectively, together with all documents filed on a voluntary basis on Form 8-K and together with all documents incorporated by reference therein, the “Buyer SEC Reports”). As of their respective effective dates, all of the Buyer SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder.

(b) The financial statements (including all related notes and schedules thereto), contained or that will be contained in the Buyer SEC Reports (or incorporated therein by reference) (the “Buyer Financial Statements”) complied or when filed will comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present or will fairly present, as the case may be, in all material respects the consolidated financial position and results of operations and cash flows of Buyer and its Subsidiaries for the respective periods or as of the respective dates set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein and except, in the case of unaudited Buyer Financial Statements, for changes resulting from normal and recurring year-end adjustments).

(c) Buyer (i) maintains disclosure controls and procedures required by Rule 13a-15 under the Exchange Act that are designed to provide reasonable assurances that information relating to Buyer that is required to be disclosed in the reports that Buyer files or submits under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (ii) has disclosed since January 1, 2012 to Buyer’s auditors and the audit committee of the Buyer Board (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to materially and adversely affect Buyer’s ability to record, process, summarize and report financial information and (y) any fraud, to the Knowledge of Buyer, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. All such disclosures were made in writing by management to Buyer’s auditors and audit committee and a copy has previously been made available to Holdings. For purposes of this Section 4.5(c), the terms “material weakness” and “significant deficiency” shall have the meanings assigned to such terms in Rule 1-02 of Regulation S-K, as in effect on the date of this Agreement.

(d) Except (i) as disclosed, reflected or reserved against in Buyer’s consolidated balance sheet (or the notes thereto) as of December 31, 2013 included in the Buyer SEC Reports filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since December 31, 2013 or in connection with the Transactions, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Buyer nor any Subsidiary of Buyer has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Buyer and its consolidated Subsidiaries (or in the notes thereto), other than those liabilities which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(e) The Buyer maintains and has maintained a standard system of accounting established and administered, in all material respects, in accordance with GAAP. The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.6 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer or a Buyer Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in Buyer’s and its Subsidiaries respective businesses as currently conducted. There are no pending or, to the Knowledge of Buyer, threatened Actions by any Person alleging infringement or misappropriation by Buyer or any Buyer Subsidiary of any Intellectual Property of any other Person, nor has Buyer or any Buyer Subsidiary received written communication from any Person threatening the institution of any such Action. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, the conduct of the businesses of Buyer and its Subsidiaries does not infringe upon or constitute misappropriation or unauthorized use of, and has not infringed or constituted misappropriation or unauthorized use of, any Intellectual Property rights or any other proprietary right of any Person. To the Knowledge of Buyer, no Person has infringed, misappropriated or engaged in any unauthorized use, or is currently infringing, misappropriating or engaging in any unauthorized use of any of the Intellectual Property owned or controlled by Buyer or any of its Subsidiaries.

4.7 Material Contracts.

(a) Except for this Agreement, the Related Agreements or any contracts filed as exhibits to the Buyer SEC Reports, as of the date hereof, neither Buyer nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 4.7(a), other than Buyer Benefit Plans, being referred to herein as “Buyer Material Contracts”).

(b) Neither Buyer nor any Subsidiary of Buyer is in breach of or default under the terms of any Buyer Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. To the Knowledge of Buyer, as of the date hereof, no other party to any Buyer Material Contract is in breach of or default under the terms of any Buyer Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, each Buyer Material Contract is a valid and binding obligation of Buyer or the Subsidiary of Buyer which is party thereto and, to the Knowledge of Buyer, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.8 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, as of the date hereof, (i) all current, material insurance policies and contracts of Buyer and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Buyer nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.9 Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, (i) each of the Buyer Benefit Plans has been operated and administered in material compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) no Buyer Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) no Buyer Benefit Plan provides medical, health or life benefits (whether or not insured), with respect to current or former employees or directors of Buyer or its Subsidiaries beyond their retirement or other termination of service, other than under COBRA or comparable U.S. state law; (iv) no liability under Title IV of ERISA has been incurred by Buyer, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Buyer, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (v) no Buyer Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi) all contributions or other amounts payable by Buyer or its Subsidiaries as of the Effective Time pursuant to each Buyer Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with US GAAP; (vii) neither Buyer nor any of its Subsidiaries has engaged in a transaction in connection with which Buyer or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) there are no pending, or to the Knowledge of Buyer, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Buyer Benefit Plans or any trusts related thereto that would result in a material liability.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, each of the Buyer Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, and (ii) has received a favorable determination letter or opinion letter as to its qualification. Each such favorable determination letter has been provided or made available to Holdings.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Buyer under any Buyer Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Buyer Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(d) Since December 31, 2012, no Buyer Benefit Plan has been materially amended or otherwise materially modified to increase benefits (or the levels thereof) in a manner that would be material to Buyer and its Subsidiaries.

4.10 Taxes. Except as set forth in Section 4.10 of the Buyer Disclosure Schedule:

(a) All income and franchise Tax Returns and all other material Tax Returns required to be filed by or with respect to Buyer or its Subsidiaries have been timely filed, and such Tax Returns were complete and correct in all material respects and were prepared in compliance with all applicable laws and regulations. All material Taxes due and owing by Buyer or its Subsidiaries (whether or not shown on any Tax Return) have been timely paid other than those Taxes being actively contested by Buyer or the applicable Subsidiary in good faith and by appropriate proceedings. No claim has ever been made by a Governmental Authority in a jurisdiction where Buyer or any of its Subsidiaries does not file Tax Returns that such company is or may be subject to taxation by that jurisdiction.

(b) Neither Buyer nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) Neither Buyer nor any of its Subsidiaries is a party to or bound by any Tax indemnification, allocation or sharing agreement and neither Buyer nor any of its Subsidiaries has any liability for the Taxes of any Person (other than itself, Buyer or another Buyer Subsidiary).

(d) Buyer and each of its Subsidiaries are, and have been at all relevant times, in material compliance with applicable transfer pricing tax laws and regulations.

(e) All material Taxes required to be withheld pursuant to applicable Laws by Buyer and each of its Subsidiaries have been withheld and, to the extent required, have been timely paid to the proper Taxing authorities.

(f) With respect to each Taxable period of the Buyer and each of its Subsidiaries ending prior to the date of this Agreement, the Tax Returns filed by the Buyer or any of its Subsidiaries with respect to such period (x) have not been audited; or (y) have been audited and (i) such audit has been completed without the issuance of any notice of deficiency or similar notice of additional liability, or (ii) such audit has been completed and Buyer or the relevant Subsidiary have paid or settled with the Taxing authority any deficiency or additional liability notified therein.

4.11 Litigation. Except as set forth on Section 4.11 of the Buyer Disclosure Schedule, as of the date of this Agreement, there are no pending or, to the Knowledge of Buyer, threatened Actions against Buyer or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have (a) a material adverse effect on the ability of any of Buyer to enter into and perform its obligations under this Agreement or (b) a Buyer Material Adverse Effect.

4.12 Compliance with Law; Permits.

(a) Each of Buyer or its Subsidiaries is in compliance with and is not in default under or in violation of any Laws, applicable to any of Buyer or its Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Each of Buyer and its Subsidiaries has obtained all Permits of all Governmental Authorities that are necessary to permit the Buyer and its Subsidiaries to carry on their businesses as conducted on the date hereof in all material respects, including (i) all such Permits under the FDCA, the PHSA and the regulations of the FDA promulgated under any of the foregoing or any Similar Law or authorization of any other applicable Governmental Authority and (ii) all such Permits by any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, marketing, developing or manufacturing of the products marketed by the Buyer or its Subsidiaries and, to the Knowledge of Buyer, there has been no violation, cancellation, revocation or default of any such Permit, except for any violation, cancellation, revocation or default that would not have a Buyer Material Adverse Effect.

(c) Except as would not have a Buyer Material Adverse Effect: (i) all material reports, documents, claims, Permits and notices required to be filed, maintained or furnished to any Governmental Authority by Buyer and its Subsidiaries have been filed, maintained and furnished, as applicable; (ii) all such reports, documents, claims, Permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing); (iii) there have not been any material false statements or omissions or other material violations of any laws, statutes, orders, rules or regulations of Governmental Authorities in connection with Buyer or its Subsidiaries prior product development or marketing efforts; and (iv) there are no administrative, civil or criminal proceedings relating to Buyer or its Subsidiaries or any of their respective employees, consultants or contractors.

4.13 Environmental Matters. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect: (i) Buyer and its Subsidiaries are now and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) no property currently or formerly owned, leased or operated by Buyer or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law; (iii) neither Buyer nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Buyer or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Response Actions; (iv) neither Buyer nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) Buyer has all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing.

4.14 Absence of Changes. Since January 1, 2013 through the date hereof, none of Buyer or its Subsidiaries has sustained any Buyer Material Adverse Effect.

4.15 Brokers and Finders. Except as set forth on Section 4.15 of the Buyer Disclosure Schedule, Buyer has not used any broker or finder in connection with the transactions contemplated hereby and no Person is entitled to any brokerage or finder’s commission, fee, or similar compensation (contingent or otherwise) in connection with or as a result of the Transactions based upon Contracts made by or on behalf of Buyer.

4.16 Opinion of Buyer Financial Advisor. The Buyer Board has received the opinion of the Buyer Financial Advisor, dated the date of this Agreement, to the effect that, based upon and subject to the various assumptions, qualifications and limitations set forth therein, as of such date, the Transaction Consideration is fair, from a financial point of view, to Buyer and its stockholders (other than Vidara and its affiliates).

4.17 Board Approval. The Buyer Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Buyer and its stockholders, (b) approved and adopted this Agreement and approved the Merger described herein and (c) determined to recommend to the stockholders of Buyer that such stockholders adopt this Agreement and directed that this Agreement be submitted for consideration by Buyer’s stockholders at a meeting of Buyer’s stockholders.

4.18 Required Stockholder Vote. The Buyer Stockholder Approval is the only vote of holders of securities of Buyer which is required to consummate the transactions contemplated hereby.

4.19 FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect:

(a) neither Buyer nor any Buyer Subsidiary, nor any director, manager or employee of Buyer or any Buyer Subsidiary has in the last five (5) years, in connection with the business of Buyer or any Buyer Subsidiary, itself or, to Buyer’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Buyer or any Buyer Subsidiary, taken any action in violation of the FCPA, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

(b) neither Buyer nor any Buyer Subsidiary, nor any director, manager or employee of Buyer or any Buyer Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving Buyer or any Buyer Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA; and

(c) Buyer and every Buyer Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Buyer and every Buyer Subsidiary as required by the FCPA in all material respects.

4.20 Financing. Buyer has obtained a commitment letter, dated as of the date hereof, for debt financing (the “Financing”) in an aggregate principal amount of up to $250,000,000 from one or more investment funds managed by Deerfield Management Company, L.P. (together with any amendments, supplements or other modifications thereto and any restatements or replacements thereof, including pursuant to any Alternative Financing, the “Commitment Letter”). The Commitment Letter is in full force and effect as of the date hereof. Subject to the funding of the financing set forth in the Commitment Letter in accordance with its terms, the expected net proceeds from the Financing and the other financial resources of Buyer are reasonably expected to be sufficient to fund the Estimated Cash Consideration and any other amounts required to be paid by Buyer in connection with the Transactions. Buyer is not bound by any covenants or other obligations that would preclude, or require that any third party consent to, the Financing.

4.21 Investigation; Limitation on Warranties.

(a) Buyer acknowledges and agrees that neither Holdings nor any of the Vidara Companies, nor any other Person acting on behalf of Holdings or any of their respective Affiliates or representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Holdings or any of the Vidara Companies or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Vidara Disclosure Schedule.

(b) Buyer acknowledges and agrees that it is entering into this Agreement and consummating the Merger and the other Transactions without any representation or warranty, express or implied, by any Person, except for the representations and warranties of Holdings expressly set forth in Article III hereof.

(c) In connection with Buyer’s investigation of the Vidara Companies, Buyer has received from or on behalf of Holdings certain projections, including projected statements of operating revenues and income from operations of the Vidara Companies and certain business plan information of the Vidara Companies. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against any stockholder of Holdings or any other Person with respect thereto. Accordingly, Holdings makes no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

4.22 No Additional Representations or Warranties. Except as provided in this Article IV and the Buyer Officer Certificate, neither Buyer nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Holdings or its Affiliates. Without limiting the foregoing, Holdings acknowledges that Holdings, together with its advisors, has made its own investigation of Buyer and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the continued operation of the business of Buyer as conducted after the Closing, as contained in any materials provided by Buyer or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives, in the Buyer SEC Reports, or otherwise.

ARTICLE V

COVENANTS

5.1 Access to Information and Facilities; Confidentiality.

(a) From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, subject to the Confidentiality Agreement, Holdings shall give Buyer and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, facilities, books and records of the Vidara Companies, and shall make the officers and employees of the Vidara Companies available to Buyer and its Representatives as Buyer and its Representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate Holdings or any of the Vidara Companies to take any actions that would unreasonably disrupt the normal course of their businesses or violate the terms of any contract to which the Vidara Companies are bound or any applicable Law or regulation; provided, however that all requests for access shall be directed to Virinder Nohria and David Kelly in writing (the “Vidara Designated Contacts”); provided, further, that nothing herein shall require Holdings or the Vidara Companies to provide access or to disclose any information to Buyer if such access or disclosure would be in violation of applicable Law (including the HSR Act and other Antitrust Laws) or the provisions of any agreement to which any Vidara Company is a party. Other than the Vidara Designated Contacts, Buyer is not authorized to and shall not (and shall cause its employees, agents, Representatives and Affiliates to not) contact any officer, director, employee, franchisee, customer, supplier, distributor, lender or other material business relation of any Vidara Company prior to the Closing without the prior written consent of a Vidara Designated Contact.

(b) From the date of this Agreement to the earlier of the Closing Date or the date this Agreement is terminated, subject to the Confidentiality Agreement, Buyer shall give Holdings and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, facilities, books and records of the Buyer and its Subsidiaries, and shall make the officers and employees of the Buyer and its Subsidiaries available to Holdings and its Representatives as Holdings and its Representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate Buyer or any of its Subsidiaries to take any actions that would unreasonably disrupt the normal course of their businesses or violate the terms of any contract to which the Buyer and its Subsidiaries are bound or any applicable Law or regulation; provided, however that all requests for access shall be directed to Timothy Walbert and Robert De Vaere in writing (the “Buyer Designated Contacts”); provided, further, that nothing herein shall require Buyer and its Subsidiaries to provide access or to disclose any information to Vidara if such access or disclosure (i) would cause significant competitive harm to the Buyer and its Subsidiaries if the transactions contemplated by this Agreement are not consummated or (ii) would be in violation of applicable Law (including the HSR Act and other Antitrust Laws) or the provisions of any agreement to which Buyer or any of its Subsidiaries is a party. Other than the Buyer Designated Contacts, Holdings is not authorized to and shall not (and shall cause its employees, agents, Representatives and Affiliates to not) contact any officer, director, employee, franchisee, customer, supplier, distributor, lender or other material business relation of Buyer or any of its Subsidiaries prior to the Closing without the prior written consent of a Buyer Designated Contact.

(c) Except as required by Law, each of Buyer and Holdings shall, and shall cause its Representatives to, treat and hold strictly confidential any information provided or obtained pursuant to this Section 5.1 in accordance with the terms of the Confidentiality Agreement.

(d) In the event of any termination of this Agreement, for 18 months following such termination, (i) Buyer shall not, and shall not permit any of its Affiliates to, hire or solicit any employee of any Vidara Company or encourage any such employee to leave such employment or hire any such employee who voluntarily left such employment during the six-month period following such voluntary termination; provided, that nothing in this Section 5.1(d)(i) shall prevent Buyer or any of its Affiliates from hiring any employee whose employment has been terminated by Holdings or a Vidara Company and provided, further, that neither Buyer nor any of its Subsidiaries shall be precluded from engaging in general or public solicitations or advertising not targeted at any such individuals described above; provided that Buyer otherwise complies with this Section 5.1(d)(i) and (ii) Vidara shall not, and shall not permit any of its Affiliates to, hire or solicit any employee of Buyer or any of its Subsidiaries or encourage any such employee to leave such employment or hire any such employee who voluntarily left such employment during the six-month period following such voluntary termination; provided, that nothing in this Section 5.1(d)(ii) shall prevent Vidara or any of its Affiliates from hiring any employee whose employment has been terminated by Buyer or any of its Subsidiaries; provided, further, that neither Vidara or any of its Affiliates shall be precluded from engaging in general or public solicitations or advertising not targeted at any such individuals described above; provided that Buyer otherwise complies with this Section 5.1(d)(ii).

5.2 Conduct of Business of Vidara Companies. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, Holdings shall cause the Vidara Companies to, (i) work with Buyer in good faith to renew or renegotiate the real property leases marked with an asterisk on Section 3.17 of the Vidara Disclosure Schedule or to locate suitable replacement real estate for the operations of the Vidara Companies currently conducted in such locations (including keeping Buyer reasonably informed of all material communications with respect to such actions) and (ii) except as required to effectuate the Transactions, as set forth in Section 5.2 of the Vidara Disclosure Schedule, as otherwise contemplated by this Agreement or the Related Agreements, or as consented to by Buyer in writing (which consent shall be considered by Buyer in good faith), operate the business of the Vidara Companies in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, except as required to effectuate the Transactions, as set forth in Section 5.2 of the Vidara Disclosure Schedule, as otherwise contemplated by this Agreement or as consented to by Buyer in writing (which consent shall be considered by Buyer in good faith), Holdings shall cause each of the Vidara Companies not to:

(a) except for cash distributions or dividends to a Vidara Company (and not Holdings) in the Ordinary Course of Business, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interests or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;

(b) declare, set aside or make any payment, dividend or distribution of cash or other property to any of its equityholders with respect to its equity securities or otherwise, or purchase, redeem or otherwise acquire, directly or indirectly, other than in connection with the Reorganization, any of its equity securities (including any warrants, options or other rights to acquire its capital stock or other equity);

(c) materially and adversely modify or terminate any Vidara Material Contract (provided that the foregoing shall not prohibit allowing any such contract to lapse at the end of the current term thereof);

(d) sell, assign, transfer, convey, lease mortgage, pledge, encumber, impair or otherwise dispose of (in whole or in part), or create, incur, assume or cause to be subjected to any Lien (other than Permitted Liens) on, any material assets or properties of the Vidara Companies (other than the disposition of obsolete or worn-out assets), except sales of inventory in the Ordinary Course of Business;

(e) except as otherwise required by Law or any Vidara Benefit Plan existing on the date of this Agreement and made available to Buyer, (i) take any action with respect to the grant of any bonus or any severance or termination pay to any Vidara Service Provider (other than pursuant to policies or agreements of any of the Vidara Companies in effect on the date of this Agreement); (ii) voluntarily make any change in the key management structure of any of the Vidara Companies; (iii), adopt, enter into or amend any Vidara Benefit Plan; (iv) make any new grant or award, or vest, accelerate or otherwise amend any existing grant, benefit or award, under any Vidara Benefit Plan; (v) increase the compensation payable to any Vidara Service Provider; or (vi) enter into or forgive any loan to a Vidara Service Provider;

(f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(g) make any loans or advances to any Person, except for advances to employees or officers of any of the Vidara Companies for expenses incurred in the Ordinary Course of Business;

(h) (i) make or change any Tax election, (ii) amend any Tax Return or (iii) enter into any closing agreement, settle any Tax claim or assessment relating to any of the Vidara Companies, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Vidara Company (in each case other than elections, filings, settlements, closing agreements, extensions or waivers made in the Ordinary Course of Business) if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Vidara Companies or Buyer for any period ending after the Closing Date or decreasing any Tax attribute of any Vidara Company or Buyer existing on the Closing Date;

(i) other than as required in connection with, and pursuant to the terms of, the Reorganization, adopt a plan of complete or partial liquidation, dissolution or recapitalization or effect any recapitalization, reclassification, stock split, reverse stock split or like change in its capitalization;

(j) abandon or permit the lapse of, as applicable, any of its Intellectual Property;

(k) incur, modify, assume or guarantee any Interest Bearing Indebtedness, or issue any debt securities or any warrants or rights to acquire any debt security;

(l) other than in the Ordinary Course of Business, delay or postpone the payment of any accounts payable or commissions or any other liability or obligation or agree or negotiate with any third party to extend the payment date of any accounts payable or commissions or any other liability or obligation or accelerate the collection of (or discounted) any accounts or notes receivable;

(m) take any action or fail to take any action, the primary purpose of which is to accelerate to the period prior to the Closing sales to trade or other customers that would otherwise be expected to occur after the Closing;

(n) make any change in any method of accounting or accounting policies or make any write-down in the value of its inventory, except as required by applicable Law;

(o) create or permit the creation of any Lien (other than a Permitted Lien) on any of the assets of any Vidara Companies;

(p) enter into any Contract pursuant to which any Vidara Company may become obligated to make any severance, termination or similar payment, or any bonus or similar payment (other than payment in respect of base salary), to any employee, current or former independent contractor, consultant (or similar relationship) or director of any Vidara Company;

(q) (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of any Vidara Company;

(r) terminate any employee other than for cause (in which case Holdings shall notify Buyer), or hire any employee, in either case, whose annual base compensation exceeds or would exceed $175,000;

(s) make any capital expenditure which (i) involves the purchase of real property or (ii) is in excess of $100,000 individually or $200,000 in the aggregate during any fiscal quarter;

(t) cancel or compromise any material claim or waive or release any material right or settle, or agree to settle any Action to which it is a party or initiate or commence any Action (other than any Action to enforce the terms of this Agreement);

(u) sell, assign, transfer or license to any third party any of its Intellectual Property, other than non-exclusive licenses entered into in the Ordinary Course of Business;

(v) enter into a Contract, which had such Contract been entered into prior to the date hereof, would have been a Vidara Material Contract;

(w) take any action that is reasonably expected to materially and adversely affect, or materially impede or impair, the ability of the parties hereto, or any of the actual or contemplated parties to any other Related Agreement, to consummate the transactions contemplated hereby or thereby;

(x) change, amend or modify the Organizational Documents of any of the Vidara Companies, except as otherwise required by Law

(y) purchase, acquire or bind any directors’ and officers’ liability insurance policy or policies with annual premiums in excess of $300,000 in the aggregate; or

(z) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 5.2.

5.3 Conduct of Business of Buyer and its Subsidiaries. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, (i) except (x) as required to effectuate the Transactions, as otherwise contemplated by this Agreement or the Related Agreements, or as consented to by Holdings (which consent shall be considered by Holdings in good faith), or (y) for any actions taken in connection with acquisition transactions that are not reasonably expected to adversely affect, impede or impair Buyer’s ability to carry out its obligations under this Agreement and the Related Agreements in accordance with the terms hereof and thereof, Buyer shall and shall cause its Subsidiaries to operate their business in the ordinary course of business and substantially in accordance with past practice and (ii) Buyer shall not and shall cause its Subsidiaries to not, except as contemplated by this Agreement, as set forth in Section 5.3 of the Buyer Disclosure Schedule or as consented to by Holdings in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied):

(a) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Buyer or its Subsidiaries), except dividends and distributions paid or made on a pro rata basis by Buyer Subsidiaries;

(b) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interest in the Buyer or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (i) issuances of Buyer Shares in respect of (A) any exercise of Buyer Options outstanding on the date hereof or as may be granted after the date hereof in accordance with this Section 5.3(b), (B) any settlement of Buyer Share Awards outstanding on the date hereof or as may be granted after the date hereof in accordance with this Section 5.3(b), (C) any exercise of Buyer Warrants and (D) any conversion of notes governed by the Convertible Notes Indenture; (ii) grants of Buyer Options and Buyer Share Awards in the ordinary course of business consistent with past practice; (iii) withholding of Buyer Shares to satisfy Tax obligations pertaining to the exercise of Buyer Options or settlement of Buyer Share Awards or to satisfy the exercise price with respect to Buyer Options or to effectuate an option holder direction upon exercise; and (iv) transactions among the Buyer and its wholly owned Subsidiaries or among the Buyer’s wholly owned Subsidiaries.

(c) split, combine or reclassify any of its issued capital stock, other than pursuant to transactions by a wholly owned Subsidiary of the Buyer which remains a wholly owned Subsidiary after consummation of such transaction;

(d) amend its Organizational Documents in any manner that would materially delay or otherwise adversely affect the consummation of the transactions contemplated by this Agreement;

(e) take any action that is reasonably expected to materially and adversely affect, or materially impede or impair, the ability of the Parties, or any of the actual or contemplated parties to any other Related Agreement, to consummate the transactions contemplated hereby or thereby; or

(f) agree, in writing or otherwise, to take any of the foregoing actions.

5.4 Reorganization; Governance Matters.

(a) Subject to Section 5.4(b), Holdings and Vidara shall, and shall cause the other Vidara Companies to, use their reasonable best efforts to take such steps as are necessary to effect the Reorganization described on Schedule 1 hereto or as otherwise mutually and reasonably agreed by Holdings and Buyer. If the Parties agree to a deviation from Schedule 1 in accordance with this Section 5.4(a) (in which case, the Parties shall cause Schedule 1 to be revised accordingly), then for purposes of this Agreement, all references to Schedule 1 shall be deemed to be references to Schedule 1 as so revised. Holdings shall make available to Buyer in a timely manner for review and comment all drafts of the documents governing or effecting the Reorganization and all other instruments or documentation relating to the Reorganization, in each case, to the extent prepared by Holdings or its Representatives and shall incorporate into such document and instruments all reasonable comments provided by Buyer or its Representatives.

(b) Buyer shall, and shall cause its Subsidiaries to, use their reasonable best efforts to (i) cooperate with Holdings and the Vidara Companies and (ii) take such steps as are required of Buyer pursuant to this Agreement, including Schedule 1, to effect the Reorganization described on Schedule 1 hereto or as otherwise mutually and reasonably agreed by Holdings and Buyer. Buyer shall bear all filing fees, costs and similar expenses associated with effecting the Reorganization and effecting the steps contemplated on Schedule 1 hereto. To the extent that any such fees, costs or expenses are paid or incurred by Holdings, any Vidara Company or any New Company, Buyer shall reimburse Holdings or the applicable Vidara Company therefor promptly following such Person’s request for reimbursement.

(c) Holdings will not permit U.S. HoldCo, Merger Sub or any of the New Companies to take any action other than those actions that such Person is required to take pursuant to this Agreement, including Schedule 1 hereto, actions that are incidental thereto, and actions that Buyer otherwise requests in writing be taken by such Person.

(d) Prior to the Closing, subject to Section 2.6, Vidara shall, and shall cause the other Vidara Companies to, take such steps as are reasonably requested by Buyer to provide for the governance of the Vidara Companies from and after the Effective Time, including to: (i) form appropriate committees of the board of directors of any Vidara Company (including all committees required to comply with the listing requirements of NASDAQ and all committees of Buyer currently in place); (ii) nominate and cause to be elected, effective as of the Effective Time, such directors of the Vidara Companies required to comply with the listing requirements of NASDAQ, to comply with applicable Law following the Closing or as Buyer may designate; (iii) appoint, effective as of the Effective Time, to any committee of the board of directors of any Vidara Company such directors as Buyer may designate; (iv) adopt and approve such committee charters, codes of conduct or other guidelines, principles or codes of conduct for the Vidara Companies as Buyer may reasonably require; (v) adopt and approve such employee benefit plans, including equity-based plans, of the Vidara Companies as Buyer may reasonably require; and (vi) take such other corporate actions and adopt such other resolutions of the board of directors of the Vidara Companies and the shareholders of Vidara as Buyer may reasonably request. Additionally, prior to the Closing, each of Buyer and its Subsidiaries shall be permitted to (A) take any action to accelerate the vesting and exercisability or otherwise amend the terms of any Buyer Options, Buyer Share Awards or Buyer Warrants that are outstanding on the date hereof, and (B) adopt or amend any Buyer Share Plans.

5.5 Non-Solicitation – Vidara. Holdings agrees that neither it nor any Vidara Company nor any of their respective officers, directors or employees shall, and that it shall use reasonable best efforts to cause its and their respective Representatives (other than officers, directors or employees of the Vidara Companies) not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making or submission of, any Vidara Alternative Proposal, or (ii) participate in any discussions or negotiations regarding a Vidara Alternative Proposal with, or furnish any non-public information of Holdings to, any person that has made or, to Holdings’ Knowledge, is considering making a Vidara Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.5, or (iii) approve, endorse, or recommend any Vidara Alternative Proposal or enter into any Contract or agreement with any other Person in respect of any Vidara Alternative Proposal, or (iv) waive, terminate, modify or fail to use commercially reasonable efforts to enforce any provision of any “standstill” or similar obligation of any Person with respect to Holdings or any Vidara Company. Holdings shall, and shall cause the Vidara Companies and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Vidara Alternative Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Vidara Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith, and immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives. Holdings will promptly (and in any event within 36 hours of receipt) notify Buyer orally and in writing of the receipt of any Vidara Alternative Proposal or any communication or proposal that could reasonably be expected to lead to any Vidara Alternative Proposal and shall, in the case of any such notice to Buyer as to receipt of a Vidara Alternative Proposal to the extent requested by Buyer, indicate the material terms and conditions of such Vidara Alternative Proposal or such communication or proposal (including any changes to such material terms and conditions) and the identity of the person making any such Vidara Alternative Proposal and thereafter shall promptly keep Buyer reasonably informed on a reasonably current basis of any material change to the terms and status of any such Vidara Alternative Proposal.

5.6 Non-solicitation – Buyer. Buyer agrees that neither it nor any Subsidiary of Buyer nor any of their respective officers, directors or employees shall, and that it shall use reasonable best efforts to cause its and their respective Representatives (other than directors, officers and employees of Buyer or any of its Subsidiaries) not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making or submission of, any Buyer Alternative Proposal, or (ii) participate in any discussions or negotiations regarding a Buyer Alternative Proposal with, or furnish any nonpublic information of Buyer to, any person that has made or, to Buyer’s knowledge, is considering making a Buyer Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.6, or (iii) approve, endorse, or recommend any Buyer Alternative Proposal or enter into any Contract or agreement with any other Person in respect of any Buyer Alternative

Proposal or (iv) waive, terminate, modify or fail to use commercially reasonable efforts to enforce any provision of any “standstill” or similar obligation of any person with respect to Buyer or any of its Subsidiaries. Buyer shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Buyer Alternative Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Buyer Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith, and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives. Buyer will promptly (and in any event within 36 hours of receipt) notify Holdings orally and in writing of the receipt of any Buyer Alternative Proposal or any communication or proposal that could reasonably be expected to lead to any Buyer Alternative Proposal and shall, in the case of any such notice to Buyer as to receipt of a Buyer Alternative Proposal to the extent requested by Holdings, indicate the material terms and conditions of such Buyer Alternative Proposal or such communication or proposal (including any changes to such material terms and conditions) and the identity of the person making any such Buyer Alternative Proposal and thereafter shall promptly keep Holdings reasonably informed on a reasonably current basis of any material change to the terms and status of any such Buyer Alternative Proposal.

5.7 Buyer Change of Recommendation.

(a) Notwithstanding the limitations set forth in Section 5.6, if Buyer receives a bona fide unsolicited written Buyer Alternative Proposal or inquiry or proposal from a Person who Buyer reasonably believes is intending to make a Buyer Alternative Proposal and the Buyer Board determines in good faith (after consultation with Buyer’s financial advisors and outside legal counsel) that the failure to take the actions described in clauses (i) and (ii) of this Section 5.7 would reasonably constitute a breach of the directors’ fiduciary duties under applicable Law, and which Buyer Alternative Proposal, inquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of Section 5.6 or this Section 5.7, Buyer may take any or all of the following actions:

(i) furnish non-public information to the third party (and any persons acting in concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Buyer Alternative Proposal (provided that all such information has previously been provided to Holdings or is provided to Holdings prior to or concurrently with the time it is provided to such Person(s)), if, and only if, prior to so furnishing such information, Buyer receives from the third party and persons acting in concert with the third party an executed confidentiality agreement on terms that permit disclosures by Buyer and its Representatives as required by Section 5.6 and this Section 5.7 and that are otherwise not less restrictive of such person in the aggregate than those set forth in the Confidentiality Agreement; or

(ii) engage in discussions or negotiations with the third party making or intending to make such Buyer Alternative Proposal with respect to such Buyer Alternative Proposal,

provided, that prior to taking any action described in clauses (i) or (ii) above, the Buyer Board shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Buyer Alternative Proposal either constitutes a Buyer Superior Proposal or could reasonably be expected to result in a Buyer Superior Proposal. Notwithstanding anything to the contrary set forth in this Section 5.7, prior to making the determination required by the foregoing sentence that such Buyer Alternative Proposal constitutes or could reasonably be expected to lead to a Buyer Superior Proposal the Buyer and its Representatives may contact the Person making such Buyer Alternative Proposal solely to clarify the material terms and conditions of such Buyer Alternative Proposal.

(b) Buyer will promptly (and in any event within 36 hours of receipt) notify Holdings orally and in writing of the receipt of any Buyer Alternative Proposal or any communication or proposal that could reasonably be expected to lead to any Buyer Alternative Proposal and shall, in the case of any such notice to Holdings as to receipt of a Buyer Alternative Proposal, indicate the material terms and conditions of such Buyer Alternative Proposal or such communication or proposal (including any changes to such material terms and conditions) and the identity of the person making any such Buyer Alternative Proposal and thereafter shall promptly keep Holdings reasonably informed on a reasonably current basis of any material change to the terms and status of any such Buyer Alternative Proposal. Buyer shall provide to Holdings as soon as reasonably practicable after receipt or delivery thereof (and in any event within 36 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between Buyer or any of its Subsidiaries and the person making a Buyer Alternative Proposal (or such person’s Representatives) that describes any of the material terms or conditions of such Buyer Alternative Proposal, including draft agreements or term sheets submitted by either party in connection therewith. Buyer shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement that prohibits Buyer from providing such information to Holdings or complying with its obligations to Holdings under the Agreement.

(c) Except as set forth in Section 5.7(d) below, neither the Buyer Board nor any committee thereof shall (i) (A) withhold or withdraw (or qualify or modify in any manner adverse to Holdings), or propose publicly to withhold or withdraw (or qualify or modify in any manner adverse to Holdings), the Buyer Recommendation or (B) approve, recommend, adopt, or otherwise declare advisable, or propose publicly to approve, recommend, adopt or otherwise declare advisable, any Buyer Alternative Proposal (any of the foregoing actions in this sub-clause (i) being a “Buyer Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Buyer Change of Recommendation and (y) for the avoidance of doubt, the provision by Buyer to Holdings of notice or information in connection with a Buyer Alternative Proposal or Buyer Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Buyer Change of Recommendation) or (ii) cause or allow Buyer or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement, license agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Buyer Alternative Proposal.

(d) Nothing in this Agreement shall prohibit or restrict the Buyer Board at any time prior to obtaining the Buyer Stockholder Approval, from making a Buyer Change of Recommendation in connection with a Buyer Alternative Proposal if the Buyer Board has concluded in good faith (after consultation with Buyer’s outside legal counsel and financial advisors) (i) that such Buyer Alternative Proposal constitutes a Buyer Superior Proposal and (ii) that the failure to make a Buyer Change of Recommendation would reasonably constitute a breach of the directors’ fiduciary duties under applicable Law; provided, however, that Buyer shall have provided prior written notice to Holdings, at least three Business Days in advance, of the Buyer Board’s making such Buyer Change of Recommendation, and specifying the material terms of the Buyer Alternative Proposal, the identity of the person making such Buyer Alternative Proposal and such other information with respect to such Buyer Alternative Proposal required by Section 5.7(b), and provided, further, that the Buyer Board shall take into account any changes to the terms of this Agreement or the Transactions proposed by Holdings during such three Business Day period in response to such prior written notice or otherwise, and during such three Business Day period Buyer shall engage in good faith negotiations with Holdings regarding any changes to the terms of this Agreement proposed by Holdings.

(e) Other than in connection with a Buyer Alternative Proposal, prior to the Closing Date, the Buyer Board may make a Buyer Change of Recommendation in response to a Change in Circumstance only after the fifth (5th) Business Day following Holdings’ receipt of written notice (which notice shall not constitute a Buyer Change of Recommendation) from the Buyer setting forth a description of such Change in Circumstance in reasonable detail and stating that the Buyer Board has determined that the failure to make a Buyer Change of Recommendation would reasonably constitute a breach of the Buyer Board’s fiduciary duties under applicable Law, and only if, during such five (5) Business Day period, the Buyer and its Representatives shall have negotiated in good faith with Holdings and its Representatives to amend this Agreement so that such Change in

Circumstance would no longer necessitate a Buyer Change of Recommendation and, at the end of such five (5) Business Day period, after taking into account any changes to the terms and provisions of this Agreement proposed by Holdings as a result of such negotiations, the Buyer Board determines in good faith, after consulting with outside legal counsel, that the failure to make the Buyer Change of Recommendation would reasonably constitute a breach of the Buyer Board’s fiduciary duties under applicable Law.

(f) (i) Nothing contained in this Section 5.7 will prohibit Buyer from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or under applicable Law and (ii) no disclosure that the Buyer Board may determine (after consultation with outside counsel) that it or the Buyer, as applicable, is required to make under applicable Law will constitute a violation of this Agreement; provided, that in any event the Buyer Board shall not make a Buyer Change Recommendation except in accordance with this Section 5.7. Any general public disclosure by the Buyer of a Buyer Alternative Proposal shall be deemed to be a Buyer Change Recommendation, unless the Buyer Board reaffirms its recommendation and declaration of advisability with respect to this Agreement in such disclosure.

5.8 Efforts.

(a) Each of Holdings and Vidara shall use its reasonable best efforts to: (i) cause all the closing conditions contained in Article VI to be satisfied, including by obtaining and delivering the necessary agreements and documents pursuant thereto; and (ii) obtain each consent and provide any notice required to be obtained or provided by any of the Vidara Companies pursuant to any applicable Law, Contract or otherwise in connection with the Reorganization or any of the other transactions contemplated by this Agreement.

(b) Buyer shall use its reasonable best efforts to: (i) cause all the closing conditions contained in Article VII to be satisfied, including by obtaining and delivering the necessary agreements and documents pursuant thereto, and (ii) obtain each consent and provide any notice required to be obtained or provided by it pursuant to any applicable Law, Contract or otherwise in connection with the Merger or any of the other transactions contemplated by this Agreement, subject to the limitations set forth in this Section 5.9.

(c) Prior to the Closing, (i) Buyer shall promptly notify Holdings in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely or that has had or could reasonably be expected to have or result in a Buyer Material Adverse Effect and (ii) Holdings shall promptly notify Buyer in writing of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or unlikely or that has had or could reasonably be expected to have or result in a Vidara Material Adverse Effect. No notification given pursuant to this Section 5.8(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Parties contained in this Agreement or the conditions to the obligations of the Parties under this Agreement.

5.9 Competition Clearance.

(a) Without limiting Section 5.8, each of Buyer and Holdings agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and to respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and to obtain all requisite authorizations and approvals under other Antitrust Laws.

(b) Each of Holdings, on the one hand, and Buyer, on the other hand, shall, in connection with the efforts referenced in Section 5.9(a) to obtain all requisite clearances, approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to

(i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences. As used in this Agreement, the term “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, foreign antitrust or competition related Laws and all other federal, state and local statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Sections 5.9(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Holdings and Buyer shall use its reasonable best efforts to take, or cause to be taken, all such actions as may be necessary to resolve objections or suits so as to permit consummation of the Merger and the transactions contemplated by this Agreement in a timely manner, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, regardless of the consideration, the sale, divestiture, license or disposition of any assets or businesses of Holdings or the Subsidiaries or controlled Affiliates or of Buyer or controlled Affiliates, and (y) otherwise taking or committing to take any actions that after the Closing Date would limit Buyer’s, Holdings’ or the Subsidiaries’ or their controlled Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its businesses, product lines or assets, in each case as may be required in order to effect the satisfaction of the conditions set forth in Article VI and Article VII prior to the Termination Date and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other legal requirement in any suit or proceeding that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Termination Date; provided, however, that neither Holdings nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any order, requirement, condition, understanding or agreement of or with a Governmental Authority to sell, to license, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of Holdings or any of its Affiliates, unless such order, requirement, condition, understanding or agreement is binding on Holdings only in the event that the Closing occurs.

(d) Buyer shall be responsible for the payment of all filing fees under the HSR Act.

5.10 Preservation of Records; Post-Closing Access. For a period of seven (7) years after the Closing Date or such other period (if longer) required by applicable Law, (a) Vidara shall preserve and retain, all corporate, accounting, legal, auditing, human resources, Tax and other books and records of the Vidara Companies (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Vidara Companies prior to the Closing Date (the “Vidara Books and Records”), in each case, in accordance with the document and record retention policies of Buyer in effect as of the Closing, and (b) Buyer and Vidara shall afford to Holdings and its Representatives reasonable access during normal business hours to the Vidara Books and Records to the extent, and for a purpose, reasonably requested by Holdings, but excluding where such Vidara Books and Records are related to or subject to (i) a dispute between the Parties (including with respect to outstanding litigation), or (ii) attorney-client privilege or other privilege which would be impaired by such disclosure; provided, that the Persons provided such access shall treat any non-public information of the Vidara Companies as confidential and shall not disclose such information to any third party.

5.11 Employees and Benefits.

(a) For a period of no less than one (1) year following the Closing Date, and other than with the consent of such Vidara Employee, Vidara shall provide or cause each of the individuals employed by the Vidara Companies immediately prior to the Closing Date (the “Vidara Employees”) to be provided with, but only to the extent such Vidara Employee remains employed by a Vidara Company or the Buyer during the applicable period (i) an annual base salary (or annual base pay) that is no less favorable to such Vidara Employee than the annual base salary (or annual base pay) provided to such Vidara Employee prior to Closing; (ii) an annual cash target bonus opportunity that is substantially comparable in the aggregate to the annual cash bonus opportunity provided to Vidara Employees prior to Closing and (iii) employee retirement and welfare benefits (excluding severance benefits) that are substantially comparable, in the aggregate, as selected in the Buyer’s sole discretion to either (A) to those generally made available to similarly situated employees of the Surviving Corporation under the Surviving Corporation’s compensation and benefit plans and programs, or (B) to those provided to such Vidara Employee immediately prior to the Closing Date under the Vidara Benefit Plans.

(b) Notwithstanding the foregoing, this Section 5.11 shall not limit the obligation of Vidara or its Affiliates to comply with applicable Laws or to maintain any compensation arrangement or benefit plan that, pursuant to an existing contract (if any), must be maintained for a period longer than one (1) year following the Closing Date. No provision of this Agreement shall be construed as a guarantee of continued employment of any Vidara Employee and this Agreement shall not be construed so as to prohibit Vidara or the Surviving Corporation from having the right to terminate the employment of any Vidara Employee; provided that any such termination is effected in accordance with applicable Law.

(c) To the extent that a Vidara Employee continues in employment and participates in a benefit plan of the Surviving Corporation following the Closing Date, the Surviving Corporation shall use commercially reasonable efforts to ensure that such Vidara Employee shall be credited with his or her years of service with the Vidara Companies and their Affiliates, and any predecessor entities thereof, before the Closing Date, under any benefit plan of the Surviving Corporation (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) to the same extent as such Vidara Employee was entitled, before the Closing Date, to credit for such service under such Vidara Benefit Plan for all purposes, including eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies, vesting and benefit accrual, if applicable, except to the extent such credit would result in the duplication of benefits for the same period of service. With respect to the calendar year in which Vidara or any of its Affiliates ceases to maintain any particular Vidara Benefit Plan (or to the extent a Vidara Employee ceases to participate in a Vidara Benefit Plan in connection with or following the Closing Date) and the Vidara Employee commences participation in a parallel benefit plan of the Surviving Corporation, the Surviving Corporation shall use commercially reasonable efforts to provide that each Vidara Employee shall be given credit for amounts previously paid under such Vidara Benefit Plan for the applicable plan year for purposes of applying deductibles, co-payments and out-of-pocket maximums (including any lifetime maximums) as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of the Surviving Corporation, as applicable.

(d) Buyer shall use commercially reasonable efforts to waive for each Vidara Employee and his or her dependents any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans applicable to such Vidara Employee after the Closing Date to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Vidara Employee under the terms of the parallel plan, program or arrangement of Vidara or its Affiliate, as applicable.

(e) Except as otherwise expressly provided herein, no provision of this Agreement shall limit the right of Buyer or any of its Subsidiaries to amend or terminate any Buyer Benefit Plan or the right to amend or terminate any Vidara Benefit Plan at any time following the Effective Time. For the avoidance of doubt, no Vidara Service Providers shall be deemed to be a third party beneficiary of this Section 5.11.

(f) Unless otherwise requested by Buyer in writing at least five days prior to the Effective Time, each of Holdings and Vidara agrees to take (or cause to be taken) all actions necessary or appropriate to withdraw as a participating employer in the Oasis Retirement Savings Plan, with such withdrawal effective as of the date immediately prior to the Effective Time and conditioned upon the Effective Time, and, prior to and conditioned upon such withdrawal as a participating employer, fully vest any and all unvested amounts of the accounts of all U.S. Vidara Employees who are participants at the time of such withdrawal. In the event of such withdrawal from the Oasis Retirement Savings Plan, from and after the Effective Time, the Buyer shall provide to Continuing Employees benefits under the Buyer 401(k) Plan (the “Buyer 401(k) Plan”). The Buyer shall use commercially reasonable efforts to allow the Vidara Employees to make eligible rollover contributions to the Buyer 401(k) Plan of their account balances (in cash and in loan notes, if any, evidencing loans to such Vidara Employees as of the date of distribution) from the Oasis Retirement Savings Plan as soon as practicable following the Effective Time.

(g) Unless otherwise requested by Buyer in writing at least five days prior to the Effective Time, each of Holdings and Vidara agrees to take (or cause to be taken) all actions necessary or appropriate to terminate its Service Agreement with Oasis and the participation of all Vidara U.S. Employees in the Oasis Benefit Plans, each effective as of the Effective Time.

5.12 Public Announcements. Subject to the requirements of applicable Law, the Securities Act, the Exchange Act, the SEC or any Governmental Authority, the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which any Party may make primarily regarding the Merger or this Agreement. Buyer and Holdings shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law, the Securities Act, the Exchange Act, the SEC or any Governmental Authority. Notwithstanding anything in this Section 5.12 to the contrary, (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), (b) a Party may, without the prior consent of any other Party, issue any such press release or make any such public announcement or statement as may be required by Law or the rules and regulations of the NASDAQ Global Select Market and the NASDAQ Global Market if it first notifies and consults with the other Party prior to issuing any such press release or making any such public announcement or statement; and (c) Buyer need not consult with the Holdings or Vidara in connection with any press release, public statement or filing to be issued or made in accordance with Sections 5.6 and 5.7 with respect to any Buyer Alternative Proposal or any Buyer Change Recommendation.

5.13 Indemnification of Directors and Officers.

(a) For at least six (6) years from and after the Closing Date, Vidara agrees to indemnify and hold harmless all past and present officers and directors of the Vidara Companies (each a “D&O Indemnitee” and, collectively, the “D&O Indemnitees”) to the same extent such persons are currently indemnified by the Vidara Companies pursuant to their Organizational Documents for acts or omissions occurring on or prior to the Closing Date, and

Vidara shall not, and shall not permit any of its Subsidiaries to, amend, repeal or modify any provision in the Vidara Companies’ or their successors’ Organizational Documents relating to the exculpation or indemnification of former officers and directors as in effect immediately prior to the Effective Time.

(b) At or prior to the Effective Time, Buyer may (at its sole and absolute discretion) purchase a directors’ and officers’ liability insurance “tail policy” with a claims period of six years from the Effective Time, and on terms and conditions no less favorable to the D&O Indemnitees than those in effect under the existing policy of directors’ and officers’ liability insurance maintained by the Vidara Companies as of the Closing Date (the “Existing D&O Policy”). If such “tail policy” is not obtained prior to the Effective Time, Buyer shall cause to be obtained and maintained in effect, for a period of six (6) years after the Closing, policies of directors’ and officers’ liability insurance protecting the D&O Indemnitees with coverage and containing terms and conditions (including with respect to deductible, amount and payment of attorneys’ fees) that are no less favorable in the aggregate than those of the Existing D&O Policy; provided, that (i) Buyer may substitute for the Existing D&O Policy a policy or policies of comparable coverage and (ii) Buyer shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 300% of the annual premium paid by the Vidara Companies for the Existing D&O Policy (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, Buyer shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.13 shall survive the consummation of the Closing indefinitely. In the event that Vidara or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of Vidara or its Subsidiaries, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 5.13.

(d) The obligations of Vidara and its Subsidiaries under this Section 5.13 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 5.13 applies without the consent of such affected D&O Indemnitee.

5.14 Filing of Tax Returns; Tax Matters.

(a) Holdings shall prepare and file or cause to be prepared and filed in a timely manner, all Tax Returns required to be filed by any Vidara Company after the date hereof and before the Closing Date with respect to any Tax. Buyer and Vidara shall prepare and file or cause to be prepared and filed in a timely manner, all Tax Returns required to be filed by Vidara or any of its Subsidiaries on or after the Closing Date with respect to any Pre-Closing Tax Period or Straddle Period. All such Tax Returns shall be prepared, and any positions and elections relating thereto made, in a manner consistent with the prior practice of Holdings and the Vidara Companies unless otherwise required by applicable Law. Prior to the filing of any Tax Return for a Pre-Closing Tax Period or Straddle Period, (i) Buyer agrees to deliver such Tax Return to Holdings at least thirty (30) days prior to the due date thereof, (ii) discuss in good faith with Holdings the items reflected on the Tax Return, and (iii) make any adjustments requested by Holdings unless, after a reasonable good faith determination, the Buyer determines that (A) there is insufficient authority to conclude that such comment or change is more likely than not correct in the terms of U.S. Treasury Regulations §1.6694-2(b), or (B) such comment or proposed change would reasonably be expected to materially increase the amount of any Taxes due by the Post Transaction Group in a taxable year after the Straddle Period. Unless otherwise required by applicable Law, Vidara shall not, without the prior written consent of Holdings (which consent shall not be unreasonably withheld or delayed), file any amended Tax Return with respect to any Vidara Company for any Pre-Closing Tax Period. Buyer and Vidara hereby covenant and agree that neither Vidara nor any of its Subsidiaries shall, unless required by applicable Law with respect to any Pre-Closing Tax Period, retroactively apply any changes, amendments or alterations in the Tax positions or elections taken by Holdings or any Vidara Company in any manner that would result in a breach of any of Holdings’ representations or warranties contained herein or would otherwise give rise to any obligation of Holdings. Buyer shall cooperate in providing Holdings with sufficient information to determining the earnings and profits amount and the amount includable under Code section 1248, and all information pertaining to the accurate determination of the Subpart F income with respect to each of the Vidara Companies for any Straddle Period.

(b) Each Party hereby acknowledges that it is its intent for all Tax purposes to treat the Merger as a taxable acquisition of Buyer, and the Parties agree to file their Tax Returns accordingly, except to the extent otherwise required by a final determination by any Taxing authority.

(c) From the Closing Date through December 31, 2014, Buyer shall not allow any Legacy Vidara Company to: (i) acquire or in-license any intangible property rights or products that may result in the accrual of any earnings and profits by a Legacy Vidara Company in the fiscal year ending December 31, 2014; (ii) raise the price of any Product; (iii) license or sell any intangible property to any party that may result in the accrual of any earnings and profits by a Legacy Vidara Company in the fiscal year ending December 31, 2014, or (iv) enter into any other transaction or engage in any other business outside such company’s Ordinary Course of Business (provided however that solely for purposes of this Section 5.14(c), “Ordinary Course of Business” shall include collaboration agreements and research and development Agreements) that would increase the earnings and profits or Subpart F income of a Legacy Vidara Company for U.S. federal income Tax purposes; in each case, to the extent any such action could reasonably be expected to result in a U.S. federal income tax liability to any Holdings Member in excess of the U.S. federal income tax liability (determined without regard to any unrelated tax attribute of such Holdings Member) such Holdings Member would have otherwise incurred based on an interim closing of the books of the Legacy Vidara Companies as of the close of business on the Closing Date (provided that reductions or deductions to earnings and profits or Subpart F income that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning immediately after the Closing Date in proportion to the number of days in each period).

(d) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Buyer.

5.15 Preparation of SEC Documents.

(a) As promptly as practicable after the date of this Agreement, Buyer and Vidara shall cooperate and prepare, and Buyer shall file with the SEC, a preliminary form of the proxy statement to be sent to the Buyer stockholders in connection with the Buyer Stockholder Meeting (the “Buyer Proxy Statement”), and Vidara and Buyer shall cooperate and prepare, and Vidara (in cooperation with Buyer) shall file the Registration Statement with the SEC. Buyer will cause the Buyer Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Vidara and Buyer will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. The Registration Statement and the Buyer Proxy Statement shall include all information reasonably requested by each of Buyer and Vidara to be included therein. Buyer shall use its reasonable best efforts to have the Buyer Proxy Statement cleared by the SEC as promptly as practicable after filing. Buyer will advise Vidara, promptly after it receives notice thereof, of any request by the SEC for amendment of the Buyer Proxy Statement or any SEC comments thereon. Each of Vidara and Buyer shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after filing and to remain effective as long as necessary to consummate the transactions contemplated hereby. Vidara will advise Buyer, promptly after Vidara receives notice thereof, of any request by the SEC for amendment of the Registration Statement or any SEC comments thereon. Buyer and Vidara shall take any action reasonably required to be taken under any applicable state securities Laws (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) in connection with the issuance of Vidara Ordinary Shares in the Merger.

(b) As promptly as practicable after the initial filing of the Registration Statement with the SEC, each of Vidara and Buyer shall cooperate and prepare and file with the SEC the registration statement of Vidara contemplated by Section 2.1 of the Registration Rights Agreement registering the resale by Holdings or the Holdings Members of any Registrable Securities (as defined in the Registration Rights Agreement) held by Holdings or the Holdings Members following Closing and prior to the submission of the Acceleration Letter or, if such registration statement is filed pursuant to Rule 462(e) under the Securities Act, the filing of such registration statement, including by virtue of the distribution of Vidara Ordinary Shares by Holdings to the Holdings Members after Closing and prior to the submission of the Acceleration Letter or, if such registration statement is filed pursuant to Rule 462(e) under the Securities Act, the filing of such registration statement, as well as, at Buyer’s election, any Vidara Ordinary Shares issuable upon exercise of any Buyer Warrants (the “Resale Registration Statement”). Each of Vidara and Buyer will cause the Resale Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. The Resale Registration Statement shall include all information reasonably requested by each of Buyer and Vidara to be included therein. If the Resale Registration Statement is not filed pursuant to Rule 462(e) under the Securities Act, each of Buyer and Vidara shall use its reasonable best efforts to have the Resale Registration Statement declared effective under the Securities Act as soon as practicable after the Effective Time. Vidara will advise Buyer, promptly after Vidara receives notice thereof, of any request by the SEC for amendment of the Resale Registration Statement or any SEC comments thereon. Prior to the initial filing of the Registration Statement with the SEC, Vidara shall enter into the Registration Rights Agreement with Holdings and the Holdings Members set forth in Exhibit A to the Registration Rights Agreement.

(c) Buyer and Vidara shall promptly furnish to each other all information, and take such other actions (including without limitation using their respective reasonable best efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with this Section 5.15. Whenever any Party learns of the occurrence of any event or the existence of any fact which is required to be set forth in an amendment or supplement to the Buyer Proxy Statement, the Registration Statement, the Resale Registration Statement or any other filing made pursuant to this Section 5.15, Buyer or Vidara, as the case may be, shall, to the extent legally permitted, promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to the Buyer stockholders such amendment or supplement.

(d) No filing of, or amendment or supplement to, the Registration Statement or the Resale Registration Statement shall be made by Vidara without the prior consent of Buyer, and no filing of, or amendment or supplement to, the Buyer Proxy Statement will be made by Buyer without the prior written consent of Vidara (in each case, which consent shall not be unreasonably withheld, delayed or conditioned) and without providing the applicable Party the opportunity to review and comment thereon. Each of Buyer and Vidara will advise the other Party, promptly after receiving oral or written notice thereof, of the time when the Registration Statement or the Resale Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Vidara Ordinary Shares for offering or sale in any jurisdiction, or any oral or written request by the SEC for any amendment to the Buyer Proxy Statement, the Registration Statement, the Resale Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide the other Parties with copies of any written communication from the SEC or any state securities commission.

(e) Each of Buyer and Vidara agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it or its Affiliates for inclusion or incorporation by reference in the Buyer Proxy Statement, the Registration Statement (including the prospectus therein) or the Resale Registration Statement (including the prospectus therein), and any amendments or supplements thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, Buyer, Holdings or Vidara discovers that the Registration Statement (or the prospectus included therein), the Resale Registration Statement (or the prospectus included therein) or the Buyer Proxy Statement either (i) includes a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) fails to comply with the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder, in any material respect, then the Party that discovers such information shall, to the extent legally permitted, promptly notify the other and Buyer and Vidara shall cooperate to promptly prepare and file with the SEC, and in the case of the Buyer Proxy Statement to the extent required by Law, disseminate to the Buyer stockholders, an appropriate amendment or supplement to the applicable document correcting the material misstatement or omission or causing such document to so comply.

(f) For the sake of clarity, (i) in no event shall any Party be deemed to have supplied any information contemplated by Section 5.15(e) that relates solely to the other Party or its Affiliates or their businesses, performance, assets, liabilities, operations or Representatives, and (ii) in no event shall Vidara be deemed to have supplied any information contemplated by Section 5.15(e) that consists of or relates to the Vidara Companies’ objectives, projections (whether, financial, operational or otherwise), pro forma results, or plans for any period following the Effective Time.

(g) Vidara will cause the prospectus included in the Registration Statement to be mailed to the Buyer Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and Buyer will cause the Buyer Proxy Statement to be mailed to the Buyer Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and the Buyer Proxy Statement is cleared for mailing.

(h) After the date of this Agreement and prior to the Closing Date, each of Buyer and Vidara shall file with the SEC in a timely manner all forms, reports and documents required to be filed by it with the SEC (including, in the case of Vidara, any such forms, reports and documents that are or would otherwise be required to be filed by it under Section 15(d) of the Exchange Act from and after the date that the Registration Statement is declared effective under the Securities Act and prior to the Closing Date) (collectively, the “Reports”). Buyer and Vidara shall use commercially reasonable efforts to ensure that none of the Reports filed by it after the date of this Agreement and prior to the Closing Date (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) will contain any untrue statement of a material fact or omit (or will have omitted) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.16 Buyer Stockholder Meeting.

(a) Buyer shall take all action necessary to call, give notice of, convene and hold a meeting of the Buyer Stockholders in accordance with applicable Law and its Organizational Documents (the “Buyer Stockholder Meeting”) as promptly as practicable following the date upon which the Buyer Proxy Statement has been cleared and the Registration Statement becomes effective for the purpose of obtaining the adoption and approval of this Agreement by the holders of Buyer Shares as required by the DGCL (the “Buyer Stockholder Approval”); provided, however, that Buyer may also conduct the 2014 annual meeting of the Buyer Stockholders as part of the Buyer Stockholder Meeting and include in the agenda for the meeting the election of directors and such other proposals as it would include on its agenda for the annual meeting in the ordinary course. Except as required by Law, the Buyer shall not adjourn or postpone the Buyer Stockholder Meeting after filing of the Registration Statement without the consent of Holdings (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the Buyer may, without the consent of Holdings, adjourn or postpone the Buyer Stockholder Meeting (i) to the extent reasonably necessary to ensure that any required supplement or amendment to the Buyer Proxy Statement or Registration Statement is provided to the Buyer Stockholders or to permit dissemination of information which is material to stockholders voting at the Buyer Stockholder Meeting, but only for so long as the Buyer Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Buyer Stockholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (ii) if, as of the time the Buyer Stockholder Meeting is scheduled (as set forth in the Buyer Proxy Statement), there are insufficient Buyer Shares represented

(either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Buyer Stockholder Meeting, but only until a meeting can be held at which there are a sufficient number of Buyer Shares represented to constitute a quorum or (B) voting for the Buyer Stockholder Approval, but only until a meeting can be held at which there are a sufficient number of votes of holders of Buyer Shares to obtain the Buyer Stockholder Approval. Subject to Section 5.7, the Buyer shall (i) use reasonable best efforts to obtain from the Buyer Stockholders the Buyer Stockholder Approval and (ii) through the Buyer Board make the Buyer Recommendation to the Buyer Stockholders (and include the Buyer Recommendation in the Buyer Proxy Statement). Buyer shall submit this Agreement to the Buyer Stockholders at the Buyer Stockholder Meeting for the purpose of obtaining the Buyer Stockholder Approval.

(b) The Buyer shall, prior to the Buyer Stockholder Meeting, keep Holdings reasonably informed in the two (2) weeks prior to the Buyer Stockholder Meeting of the number of proxy votes received in respect of matters to be acted upon at the Buyer Stockholder Meeting, and in any event shall provide such number promptly upon the reasonable request of Holdings or its representatives.

5.17 Re-Registration of Vidara. Each of Holdings and Vidara shall use its reasonable best efforts to ensure that all necessary resolutions are passed, actions are taken and filings are prepared and made, in each case, as are required under the Irish Companies (Amendment) Act 1983 in order to effect the re-registration of Vidara as a public limited company prior to the Registration Statement being declared effective by the SEC.

5.18 Stock Exchange Listing. Each of Buyer and Vidara shall use its reasonable best efforts to cause the Vidara Ordinary Shares to be issued pursuant to the Merger and the Vidara Ordinary Shares held by Holdings immediately prior to the Effective Time to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

5.19 Reserved.

5.20 Financing.

(a) Subject to the terms of this Agreement (including the rights of Parent and Merger Sub in this Section 5.20(a) to obtain Alternative Financing), Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary or advisable to arrange the Financing and to consummate the Financing at the Effective Time, including using reasonable best efforts to (i) maintain in effect the Commitment Letter and (ii) satisfy on a timely basis all of the conditions precedent set forth in the Commitment Letter. Buyer shall have the right from time to time to amend, restate, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter and/or substitute other debt financing for all or any portion of the Financing from the same and/or alternative debt financing sources (together with any alternative financing as described in Section 5.20(b) below, each an “Alternative Financing”); provided, that any such (i) amendment, restatement, supplement, replacement or other modification to or waiver of any provision of the Commitment Letter or (ii) Alternative Financing, shall not, without the prior written consent of Holdings, (A) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount, unless the Financing is increased by a corresponding amount on substantially the same terms as provided in the applicable Commitment Letter) to be funded at Closing, (B) impose new or additional conditions precedent or contingencies to the Financing as set forth in the Commitment Letter or otherwise amend, modify, or expand any conditions precedent to the funding of the Financing (unless such conditions precedent or contingencies to the Alternative Financing would not be reasonably expected to (x) prevent or delay in any material respect the Closing, or (y) adversely affect, impede or impair in any material respect the ability of Buyer to consummate the transactions contemplated by this Agreement), (C) release or consent to the termination of the obligations of the lenders under the Commitment Letter (except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Alternative Financing or as otherwise expressly contemplated by the applicable Commitment Letter), or (D) otherwise amend, restate, supplement, replace or modify any Commitment Letter in a manner that would reasonably be expected to prevent or delay in any material respect the ability of the Buyer to consummate the Merger and the transactions contemplated hereby and by the Related Agreements. Notwithstanding anything to the contrary set forth in any Commitment Letter, the borrower under any Financing or any Alternative Financing shall be U.S. HoldCo.

(b) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (other than on account of any Alternative Financing referred to in Section 5.20(a) above having been completed and other than due to the failure of a condition to the consummation of the Financing resulting from a material breach of any representation, warranty, or covenant of Holdings and the Vidara Companies set forth in this Agreement or the failure of any condition set forth in Section 6.1 of this Agreement) and as a result Buyer would reasonably be expected to not have sufficient funds to pay the Estimated Cash Consideration and any other amounts required to be paid by Buyer in connection with the consummation of the transactions contemplated hereby, Buyer shall use reasonable best efforts to obtain any such portion from alternative debt sources as promptly as practicable following the occurrence of such event in an amount that will still enable Buyer to pay the Estimated Cash Consideration and any other amounts required to be paid by Buyer in connection with the consummation of the transactions contemplated hereby.

(c) As applicable based on the nature of the Financing or the Alternative Financing, as the case may be, Holdings shall cause the Vidara Companies to use reasonable best efforts to cooperate with Buyer (and use reasonable best efforts to cause the independent accounting firm and other advisers retained by the Vidara Companies to cooperate with Buyer) in connection with the Financing, including (i) participating, upon reasonable advance notice, in a reasonable number of meetings, presentations, road shows, rating agency presentations, and drafting sessions, and participating in reasonable and customary due diligence, in each case with or by the Financing Sources (or prospective lenders or investors in any Financing) and assisting Buyer in the preparation of customary offering documents and materials (including any confidential offering memoranda or circulars and rating agency presentations) and the review and comment on the definitive documentation for the Financing or an Alternative Financing to the extent reasonably requested by Buyer, (ii) using reasonable best efforts to obtain and furnish to Buyer, as promptly as reasonably practicable, with the Required Financial Statements and coordinate with Buyer in the preparation of pro forma historical financial statements, and (iii) using reasonable best efforts to cause its current or former independent accountants (including of predecessor owners of any business) to provide assistance and cooperation in any Financing, including participating in a reasonable number of drafting sessions and accounting due diligence sessions and providing customary “comfort letters” and any necessary written consents to use their audit reports and to be named as “Experts” in any offering documentation relating to any Alternative Financing. In addition, U.S. Holdco shall, and Holdings shall cause U.S. Holdco to, and Holdings shall cause the Vidara Companies (other than U.S. Holdco) to use reasonable best efforts to (A) in the case of U.S. Holdco, incur the indebtedness contemplated by the Financing or any Alternative Financing, and in the case of each Vidara Company, provide customary certificates, opinions and other documents and instruments, and take all necessary corporate action (subject to the performance of Buyer’s obligations pursuant to Section 5.24), to permit the consummation of any Financing and any Alternative Financing and to permit the proceeds thereof to be made available for use in accordance with Schedule 1 at the Effective Time, including, without limitation, executing and delivering prior to the Closing Date (or, in the case of U.S. Holdco, the applicable closing date for any Financing or Alternative Financing), definitive financing documents, including credit agreements, indentures, intercreditor agreements, pledge and security documents, and certificates (including borrowing base and solvency certificates), or other documents, to the extent reasonably requested by Buyer and otherwise facilitating the granting or perfection of collateral to secure any Financing or Alternative Financing, delivering certificates representing equity interests constituting collateral, authorizing intellectual property filings with respect to intellectual property constituting collateral and executing and delivering, and permitting the filing and registration of, mortgages with respect to owned real property constituting collateral and obtaining releases of existing Liens, (B) furnishing Buyer and any Financing Sources promptly, and in any event at least five (5) days prior to the Closing Date (or if earlier, the closing date for such Financing or Alternative Financing), with all documentation and other information required by any Governmental Authority with respect to any Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case, to the extent that such documentation and information has been reasonably requested in writing (which may be by e-mail) at least ten (10) days prior to the Closing Date (or such earlier date if applicable), and (C) assisting in the delivery of inventory appraisals and field audits and obtaining surveys and title insurance and real property surveys reasonably requested by Buyer. Notwithstanding anything in this Agreement to the contrary, (x) neither Holdings nor any Vidara Company or any of their Representatives shall be required to take any action under this Section 5.20 that would interfere unreasonably with the business or operations of the Vidara Companies and (y) neither Holdings nor any of the Vidara Companies shall be required to take any action that will conflict with or violate their respective organizational documents or result in the contravention of any contract to which Holdings or the Vidara Companies is a party that is material to the business of Vidara and the Holding Companies, taken as a whole, prior to the Effective Time (it being agreed, however, that the foregoing sub-clause (x) shall not apply to (and shall not in any manner affect) Holding’s obligations hereunder with respect to the delivery of the Required Financial Information, with respect to the other actions under this Section 5.20(c) that are usual and customary with respect to senior secured term loans or high yield debt financings and the incurrence of debt thereunder or therewith and the Vidara Companies’ obligations under sub-clause (A) to the extent necessary to ensure the consummation of the Financing to permit the proceeds thereof to be made available for use in accordance with Schedule 1). Holdings consents to the reasonable use of the Holdings’ and the Vidara Companies’ logos in connection with the arrangement of any Alternative Financing in a manner customary for financing transactions.

(d) Buyer shall indemnify and hold harmless Holdings, each Vidara Company, its Subsidiaries, their Affiliates and their respective members, directors, officers, employees, attorneys, accountants and other advisors or representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing, any Alternative Financing and the performance of their respective obligations under Section 5.20(c), other than to the extent any of the foregoing arise from the willful misconduct or gross negligence of any Vidara Company or its or their respective directors, officers, employees, attorneys, accountants or other advisors or representatives. Buyer shall, promptly upon request by Holdings, reimburse Holdings and the Vidara Companies for all reasonable out of pocket costs incurred by Holdings or any of the Vidara Companies in connection with the cooperation required by Section 5.20(c) and Buyer shall, promptly upon written request by Holdings, reimburse U.S. HoldCo for any accrued interest, debt discount and prepayment or redemption premiums incurred by U.S. HoldCo in respect of any Financing or Alternative Financing to the extent such Financing or Alternative Financing is consummated prior to the Closing and this Agreement is terminated pursuant to Section 8.1 (provided that no such reimbursement shall be required to the extent the Closing occurs). For the avoidance of doubt, Buyer shall bear and be responsible for, and/or promptly upon request by Holdings, reimburse Holdings and the Vidara Companies for, and the Holdings’ Transaction Expenses shall not include, the reasonable out-of-pocket costs incurred to provide the Required Financial Information, including preparation and audit tests, reasonable and documented expenses payable to InterMune’s and/or to InterMune’s independent accountants with respect to the preparation of the Required Financial Information.

(e) With respect to any outstanding indebtedness of any of the Vidara Companies set forth on Section 5.20(e) of the Vidara Disclosure Schedules, (i) Holdings shall, or shall have caused the Vidara Companies to, deliver all notices and take other actions required to facilitate the termination of commitments in respect of such indebtedness, repayment in full of all obligations in respect of such indebtedness and release of any Liens and guarantees in connection therewith on the Closing Date and (ii) no later than three (3) Business Days prior to the Closing Date, Holdings shall, or shall have caused the Vidara Companies to, furnish to Buyer customary payoff letters with respect to such indebtedness (each, a “Payoff Letter”) in substantially final form and in form and substance reasonably satisfactory to Buyer from all financial institutions and other Persons to which such indebtedness is owed, or the applicable agent, trustee or other representative on behalf of such Persons, which Payoff Letters shall (A) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other outstanding and unpaid obligations related to such indebtedness as of the Closing Date (the “Payoff Amount”) and (B) state that all obligations (including guarantees) in respect thereof and Liens in connection therewith on the assets of the Vidara Companies or otherwise on the business of the Vidara Companies shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the Persons holding such indebtedness, released or arrangements reasonably satisfactory to Buyer for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit or similar indebtedness.

(f) Vidara shall, and Holdings shall cause Vidara to, cooperate with Buyer to (i) enter into, and Vidara shall enter into, a supplemental indenture to the Convertible Notes Indenture prior to or at the Effective Time, which supplemental indenture shall comply with the requirements specified in Section 14.07 of the Convertible Notes Indenture (such supplemental indenture, the “Supplemental Indenture”), and (ii) effect the delivery of officers’ certificates and opinions of counsel required under the Convertible Notes Indenture or otherwise requested by the trustee thereunder, and to the extent any such certificates or opinions are required to be delivered by officers of Vidara or counsel to Vidara, Vidara shall, and Holdings shall cause Vidara to, use reasonable best efforts to cause such officers or counsel to deliver such certificates and opinions.

(g) Prior to the conversion of Vidara to a public limited company and subject to the performance of the Buyer’s obligations under Section 5.24, each of Vidara and Holdings shall, to the extent necessary, comply with the provisions of section 60 of the Irish Companies Act 1963, and in particular shall undertake the procedure specified in subsections (2) to (11) of the section 60 of the Irish Companies Act 1963, so as to enable Vidara to enter into the supplemental indenture in compliance with Irish Law.

5.21 Section 280G.

(a) Prior to Closing, Holdings shall use commercially reasonable efforts to obtain executed and effective Code Section 280G “waivers” in a form reasonably acceptable to Buyer from each of the individuals identified in Section 5.21 of the Vidara Disclosure Schedule and any other individuals who are “disqualified individuals” (as defined in Section 280G(c) of the Code) of Holdings or its Subsidiaries (the “280G Waivers”) and who may receive in connection with the execution and delivery of this Agreement and/or the consummation of the Transactions (either alone or in conjunction with any other event) any “parachute payment” (within the meaning of Section 280G of the Code) that is subject to the imposition of an excise Tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code.

(b) Following the delivery by Holdings to Buyer of each of the executed 280G Waivers described in Section 5.21(a) and following the disclosure of any information from Buyer required pursuant to Section 5.21(c) but prior to the Closing Date, Holdings shall have submitted to its members for approval, in a manner that complies with the approval requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder and is satisfactory to Buyer, any payments and/or benefits that separately or in the aggregate, could be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) for which an executed 280G Waiver was obtained or for which no waiver is necessary, such that upon obtaining such approval of the Holdings Members such payments and benefits would not be deemed to be “parachute payments” under Section 280G of the Code. In addition, Holdings shall have delivered to Buyer evidence reasonably satisfactory to Buyer that either (i) a vote of the Holdings Members was solicited in conformance with the requirements Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, and the requisite approval of the Holdings Members was obtained with respect to any payments and/or benefits that were subject to the vote of the Holdings Members (the “280G Approval”) or (ii) the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided pursuant to the 280G Waivers.

(c) No later than fourteen (14) days prior to the Closing, Buyer shall provide Holdings with all relevant terms of any employment contracts or other arrangements that Buyer intends to enter into with the “disqualified individuals” (as defined in Section 280G(c) of the Code) of Holdings and its Subsidiaries on or around the Closing Date that, to the Knowledge of Buyer, could reasonably be expected to result in payments and other terms (including, rights to severances or signing bonuses) that need to be approved (or disclosed) to ensure the disclosure to the Holdings Members and the approval described in Section 5.21(b) is valid.

5.22 Rule 16b-3. Prior to the Effective Time, each of Vidara and Buyer shall take such steps as may be reasonably requested by any Party to cause dispositions of the Buyer’s equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

5.23 Certain Vidara Stockholder Resolutions. Prior to Closing, each of Holdings and Vidara, as applicable, shall adopt resolutions providing for:

(a) the change of Vidara’s legal name to Horizon Pharma plc; and

(b) the actions required to effect the Reorganization and the steps set forth on Schedule 1.

5.24 Financial Assistance Whitewash. Prior to its conversion into a public limited company, Holdings and each Vidara Company, as applicable, shall undertake the procedures specified in subsection (2) to (11) of the section 60 of the Irish Companies Act 1963 (the “Whitewash Procedures”) so as to enable it to enter into and complete those elements of the Transactions (including without limitation the incurrence of any debt or the provision of any guarantees or collateral to secure any debt in connection with any Financing or Alternative Financing) which constitute the giving of financial assistance by Vidara in connection with the acquisition of its shares within the meaning of section 60 of the Irish Companies Act 1963. Prior to the Closing, promptly following the receipt of a written request from Holdings (and in any event prior to the undertaking of the Whitewash Procedures), Buyer shall provide such information as Holdings may reasonably require in order to effect the Whitewash Procedures, including a working capital statement in respect of Buyer and its Affiliates prepared by a reputable international accounting firm or investment bank acceptable to Holdings and in a form acceptable to Holdings in respect of a period of not more than 18 months following the making of any statutory declaration pursuant to the validation procedures specified in subsection (2) to (11) of section 60 of the Companies Act 1963; provided, that Holdings shall only be permitted to provide Buyer with one written request for information under this Section 5.24 and in no event shall Buyer be required to provide information in response to more than one written request received under this Section 5.24 save that where the Whitewash Procedures are carried out more than once, Vidara may request (and Buyer shall then provide) an update to information previously provided to Vidara to the extent necessary to keep such information current.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the Transactions are subject to the satisfaction (or waiver by Buyer) of the following conditions precedent on or before the Closing:

6.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Holdings contained in Article III (a) that are qualified as to Vidara Material Adverse Effect shall be true and correct at and as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)) and (b) that are not so qualified shall be true and correct at and as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except where any failures of the representations and warranties referred to in this clause (b) to be true and correct do not constitute a Vidara Material Adverse Effect (it being acknowledged and agreed that all materiality qualifiers limiting the scope of such representations and warranties shall be disregarded for purposes of this clause (b)); provided, that the Vidara Fundamental Representations shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Vidara Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

6.2 Compliance with Agreements and Covenants. Each of Holdings and Vidara shall have performed and complied with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date in all material respects.

6.3 Reorganization. The Reorganization shall have been effected in accordance with Schedule 1 in all material respects.

6.4 HSR Clearance. Either (a) the applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the DOJ or the FTC to prevent consummation of the transactions contemplated by this Agreement or (b) any action commenced by the DOJ or FTC in relation to the transactions contemplated by this Agreement shall have been resolved in a manner that permits the consummation of the Closing.

6.5 No Prohibition. There shall not be pending any Action in which a Governmental Authority with jurisdiction over the Parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Transactions; (b) seeking to prohibit or limit in any material respect the ability of Buyer’s stockholders to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the shares of Vidara Ordinary Stock; (c) relating to the Merger or the other Transactions and that would reasonably be expected to materially and adversely affect the right or ability of Buyer to own any of the material assets or materially limit the operation of the business of Buyer or any of its Subsidiaries; (d) seeking to compel any of the Vidara Companies, Buyer or any Subsidiary of Buyer to dispose of or hold separate any material assets or material business as a result of the Merger or any of the other Transactions; or (e) relating to the Merger or the other Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on the Vidara Companies, Buyer or any of Buyer’s Affiliates.

6.6 Buyer Stockholder Vote. Buyer shall have obtained the Buyer Stockholder Approval.

6.7 No Vidara Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Vidara Material Adverse Effect that has not been cured.

6.8 Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order issued by the SEC that shall remain in effect or proceedings threatened by the SEC seeking a stop order.

6.9 NASDAQ Listing. The Vidara Ordinary Shares to be issued pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

6.10 Re-Registration of Vidara. Vidara shall have been re-registered as a public limited company in accordance with the provisions of the Irish Companies (Amendment) Act 1983.

6.11 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or the other Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Action enacted or deemed applicable to the Merger or the other Transactions that makes consummation of the Merger or the other Transactions illegal.

6.12 Certain Corporate Actions. Each of the actions contemplated by Section 5.23 and Section 5.24 shall have been undertaken and completed.

6.13 Closing Deliveries. Holdings shall have delivered to Buyer each of the following at or before the Closing:

(a) an officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of Holdings, stating that the conditions specified in Section 6.1 and Section 6.2 have been satisfied (the “Vidara Officer Certificate”);

(b) documentation reasonably satisfactory to Buyer evidencing the consummation of the Reorganization;

(c) Vidara shall have executed and delivered the Supplemental Indenture to Buyer and the trustee under the Convertible Notes Indenture;

(d) a general release, in the form appended to Section 6.13(d) of the Vidara Disclosure Schedule, duly executed by Dr. Virinder Nohria;

(e) a general release, in the form appended to Section 6.13(e) of the Vidara Disclosure Schedule, duly executed by Balaji Venkataraman;

(f) a general release, in the form appended to Section 6.13(f) of the Vidara Disclosure Schedule, duly executed by Holdings; and

(g) the Temporary Escrow Agreement, duly executed by Holdings and the Escrow Agent.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF HOLDINGS

The obligation of Holdings, the Vidara Companies and the New Companies to consummate the Transactions are subject to the satisfaction (or waiver by Holdings) of the following conditions precedent on or before the Closing:

7.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer contained in Article IV (a) that are qualified as to Buyer Material Adverse Effect shall be true and correct at and as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), and (b) that are not so qualified shall be true and correct at and as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except where any failures of the representations and warranties referred to in this clause (b) to be true and correct do not constitute a Buyer Material Adverse Effect (it being acknowledged and agreed that all materiality qualifiers limiting the scope of such representations and warranties shall be disregarded); provided, that (i) the Buyer Fundamental Representations (other than the representations and warranties of Buyer contained in Section 4.2) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Buyer Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) and (ii) the representations and warranties of Buyer contained in Section 4.2 shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)) except where the failure to be so accurate in all respects would not reasonably be expected to result in an increase in the aggregate Merger Consideration otherwise payable under Section 2.7 of more than 150,000 Vidara Ordinary Shares.

7.2 Compliance with Agreements and Covenants. Buyer shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date, in all material respects.

7.3 HSR Clearance. Either (a) the applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the DOJ or the FTC to prevent consummation of the transactions contemplated by this Agreement or (b) any action commenced by the DOJ or FTC in relation to the transactions contemplated by this Agreement shall have been resolved in a manner that permits the consummation of the Closing.

7.4 No Prohibition. There shall not be pending any Action in which a Governmental Authority with jurisdiction over the Parties is a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or any of the other Transactions; or (b) seeking to prohibit or limit in any material respect the ability of Holdings to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of its shares of Vidara Ordinary Stock; or (c) relating to the Merger or the other Transactions and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Holdings, any Holding Member or any of the Vidara Companies.

7.5 No Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect that has not been cured.

7.6 Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

7.7 Resale Registration Statement. Either (a) counsel for Buyer shall have received from the staff of the SEC a letter, in form and substance reasonably acceptable to Vidara, indicating that the SEC is of the view that the Merger will constitute a “succession” for purposes of Rule 12g-3(a) of the Exchange Act and that Vidara may take into account Buyer’s reporting history under the Exchange Act in determining Vidara’s eligibility to use Form S-3 immediately following the Effective Time, and Vidara shall otherwise be reasonably satisfied that it is eligible to file Resale Registration Statements on Form S-3 pursuant to Rule 462(e) under the Securities Act (an “Automatic Resale Registration Statement”) and such Automatic Resale Registration Statement shall have been prepared and, in the reasonably opinion of counsel to Vidara, ready for filing with the SEC promptly following Closing or (b) Vidara shall have been notified by the SEC that the Resale Registration Statement will not be reviewed by the SEC or is no longer subject to further review and comments, Vidara shall have caused a letter to be delivered to the SEC requesting that the effectiveness of the Resale Registration Statement be accelerated, which letter shall be in form and substance reasonably acceptable to Buyer (the “Acceleration Letter”); and, in each of clauses (a) and (b), Buyer or Vidara shall have paid (or, in the case of an Automatic Resale Registration Statement, be prepared to pay prior to the filing thereof) any registration fees associated with the Resale Registration Statement, and Holdings shall be reasonably satisfied that all other filings have been made, that all consents and approvals have been obtained and that all other arrangements have been made and are in place, in each case as would be necessary for the Resale Registration Statement to be declared effective under the Securities Act and in such form as will allow Holdings or Holdings Members to publicly resell their Ordinary Shares pursuant to such Resale Registration Statement (subject, in the case of the preceding clause (b), only to the lapse of time between the Effective Date and the time at which effectiveness of the Registration Statement was requested in the Acceleration Letter and the satisfaction of such other conditions, if any, as are set forth in the Acceleration Letter).

7.8 NASDAQ Listing. The Vidara Ordinary Shares to be issued pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

7.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or the other Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Action enacted or deemed applicable to the Merger or the other Transactions that makes consummation of the Merger or the other Transactions illegal.

7.10 Closing Deliveries. Buyer shall have delivered to Holdings each of the following at or before the Closing:

(a) An officer’s certificate, dated as of the Closing Date, duly executed by an authorized officer of Buyer, stating that the conditions specified in Section 7.1 and Section 7.2 have been satisfied (the “Buyer Officer Certificate”); and

(b) The Temporary Escrow Agreement, duly executed by Buyer and the Escrow Agent.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a) with the mutual written consent of Holdings and Buyer; or

(b) By either Holdings or Buyer if the Closing of the Merger shall not have occurred on or before September 30, 2014 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and, provided further, that neither Party shall be entitled to terminate this Agreement pursuant to this Section 8.1(a) during the pendency of the period contemplated in Section 8.1(e)(ii), if applicable; or

(c) By Holdings, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article VII and (ii) has not been or is incapable of being cured by Buyer within thirty (30) calendar days after its receipt of written notice thereof from Holdings; or

(d) By Buyer, if Holdings shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article VI and (ii) has not been or is incapable of being cured by Holdings within thirty (30) calendar days after its receipt of written notice thereof from Buyer; or

(e) Either (i) by Holdings following a Buyer Change of Recommendation or (ii) by Holdings or the Buyer in the event that the Buyer Stockholder Approval is not obtained within twenty (20) Business Days following the date on which the Buyer Stockholder Meeting is initially convened; or

(f) By either Holdings or Buyer if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any Party whose failure to comply with Section 5.8 has caused or resulted in such action or inaction; or

(g) By Holdings if (i) a third party sells any product that is a generic version of any dosage strength of the pharmaceutical product currently marketed by Buyer under the trademark Vimovo®, to any Person not affiliated with such third party or with Holdings, in the United States or for resale in the United States and (ii) the Buyer Average Share Price for the period beginning on the first trading day following the date on which such sale becomes public knowledge, including by virtue of a public announcement thereof by such third party or public disclosure thereof by Buyer (the “Reference Date”), and ending with the fifth trading day after the Reference Date is lower than the lesser of (x) $8.00 and (y) the price that is 65% of the Buyer Average Share Price for the period beginning with the trading day that is five (5) trading days immediately prior to the Reference Date and ending on the last trading day immediately preceding the Reference Date; provided, however, that Holdings may not terminate this Agreement pursuant to this Section 8.1(g) after that date that is ten (10) calendar days after the Reference Date; or

(h) By Holdings if all of the conditions in Article VI and Article VII have been and continue to be satisfied (other than those conditions, which by their terms, are not capable of being satisfied until the Closing) and Buyer fails to consummate the Transactions within three (3) Business Days of the date the Closing should have occurred pursuant to Section 2.1 and Holdings and the Vidara Companies stood ready and willing to consummate on that date.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 8.1 shall not be available to any Party whose material failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, or, if not remedied, would reasonably be expected to cause or result in, the failure to satisfy any condition to the obligations of any Party.

8.2 Expenses. Unless otherwise provided herein, each of Holdings (on behalf of itself and the Vidara Companies) and Buyer shall bear and pay all costs and expenses incurred by it in connection with the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by it in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated. Notwithstanding the foregoing, (i) all filing fees paid in respect of the Buyer Proxy Statement, the Registration Statement and the Resale Registration Statement, (ii) printing and mailing costs related to the preparation, printing and dissemination of the Buyer Proxy Statement, the prospectus contained in the Registration Statement and the Resale Registration Statement, (iii) all filing fees paid in connection with the antitrust filings contemplated in Section 5.9, shall be borne by Buyer, and (iv) all costs and expenses contemplated by Section 5.20 shall be borne by Buyer.

8.3 Effect of Termination. Except as otherwise set forth in this Section 8.3 or in Section 8.4, in the event of termination of this Agreement by either Holdings or the Buyer as provided in Section 8.1, this Agreement will forthwith become void and have no further force or effect, without any Liability (other than as set forth in Section 8.2, this Section 8.3 or Section 8.4) on the part of the Buyer or Holdings; provided, however, that the provisions of Section 5.1(c), Section 5.1(d), Section 5.20(d), Section 8.2, this Section 8.3, Sections 8.4, 10.2, 10.6, 10.7, 10.8, 10.12, 10.13 and 10.18 and the first sentence of Section 10.9 will survive any termination hereof; provided, further, however, nothing in this Section 8.3 shall relieve any Party of any Liability for any breach by such Party of this Agreement prior to the Effective Time.

8.4 Termination Fee; Reverse Termination Fee.

(a) In the event that:

(i) (A) a Buyer Alternative Proposal shall have been made to Buyer or to the Buyer’s stockholders generally or any Person shall have publicly announced a Buyer Alternative Proposal and such Buyer Alternative Proposal shall not have been publicly withdrawn, (B) either Buyer or Holdings terminates this Agreement pursuant to Section 8.1(b) or Holdings terminates this Agreement pursuant to Section 8.1(c) and

(C) Buyer enters into a definitive agreement with respect to, or consummates a Buyer Alternative Proposal with the Person or Persons making such Buyer Alternative Proposal or any of such Person’s or Persons’ Affiliates or any group that includes such Person or Persons or any of their Affiliates within twelve (12) months of the date this Agreement is terminated; or

(ii) (A) this Agreement is terminated by Holdings pursuant to Section 8.1(e)(i) and (B) the notice of termination to Buyer includes a demand from Holdings, which demand shall be irrevocable, to receive the Termination Fee.

then in any such event under clause (i) or (ii) of this Section 8.4(a), Buyer shall promptly, but in no event later than three (3) Business Days after the later of (x) the date of such termination and (y) the date of the event giving rise to Buyer’s obligation to pay the Termination Fee under Section 8.4(a)(i), pay or cause to be paid to Holdings or its designees a termination fee in an amount equal to US$23,000,000 (the “Termination Fee”) by wire transfer of same day funds. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is a liquidated damage and not a penalty and that in no event shall Buyer be required to pay the Termination Fee on more than one occasion. If Buyer becomes obligated to pay the Termination Fee pursuant to this Section 8.4(a), Holdings agrees that its right to receive the Termination Fee from Buyer shall be its sole and exclusive remedy against Buyer and, upon payment of the Termination Fee, neither Buyer nor any of its Affiliates shall have any Liability to Holdings or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby.

(b) In the event that (i) this Agreement is terminated by Holdings pursuant to Section 8.1(h) and (ii) the notice of termination to Buyer includes a demand from Holdings, which demand shall be irrevocable, to receive the Reverse Termination Fee, then Buyer shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to Holdings or its designees a termination fee in an amount equal to US$44,000,000 (the “Reverse Termination Fee”) by wire transfer of same day funds. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Reverse Termination Fee or expanding the circumstances in which the Reverse Termination Fee is to be paid, it is agreed that the Reverse Termination Fee is a liquidated damage, and not a penalty and that in no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion. If Buyer becomes obligated to pay the Reverse Termination Fee pursuant to this Section 8.4(b), Holdings agrees that its right to receive the Reverse Termination Fee from Buyer shall be its sole and exclusive remedy against Buyer and, upon payment of the Reverse Termination Fee, neither Buyer nor any of its Affiliates shall have any Liability to Holdings or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby

(c) In the event that (i) this Agreement is terminated by Holdings or Buyer pursuant to Section 8.1(e)(ii) and (ii) if such termination is by Holdings, the notice of termination to Buyer includes a demand from Holdings, which demand shall be irrevocable, to receive the Expense Reimbursement Amount, Buyer shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to Holdings or its designees an amount equal to US$13,500,000 (the “Expense Reimbursement Amount”) by wire transfer of same day funds. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Expense Reimbursement Amount or expanding the circumstances in which the Expense Reimbursement Amount is to be paid, it is agreed that the Expense Reimbursement Amount constitutes reasonable compensation for the costs and expenses, including opportunity costs, incurred by Holdings and the Vidara Companies in connection with the transactions contemplated hereby, and not a penalty and that in no event shall Buyer be required to pay the Expense Reimbursement Amount on more than one occasion. If Buyer becomes obligated to pay the Expense Reimbursement Amount pursuant to this Section 8.4(c), Holdings agrees that its right to receive the Expense Reimbursement Amount from Buyer shall be its sole and exclusive remedy against Buyer and, upon payment of the Expense Reimbursement Amount, neither Buyer nor any of its Affiliates shall have any Liability to Holdings or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby.

(d) The Parties acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. If Buyer fails promptly to pay the Termination Fee or the Reverse Termination Fee, as the case may be, and, in order to obtain such payment, Holdings commences an action or proceeding that results in a judgment against Buyer for such fee, Buyer shall pay to Holdings, together with such fee, interest on such fee from the date of termination of this Agreement at a rate per annum equal to six percent (6%).

8.5 Enforcement.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. The Parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

(b) Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 8.5. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 8.5.

(c) To the extent any Party brings any action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement pursuant to Section 8.3 hereof) when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action.

(d) Notwithstanding anything in this Agreement to the contrary, including, without limitation, the provisions of Sections 8.5(a), 8.5(b) and 8.5(c), the right of Holdings or any Vidara Company to obtain an injunction, specific performance or other equitable relief to cause Buyer to consummate the Closing shall only be available prior to the valid termination of this Agreement and only in the event that (i) all conditions in Article VI and Article VII (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which shall be capable of being satisfied on the Closing Date) have been satisfied, and remain satisfied, at the time when the Closing would have occurred and Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.1, (ii) the Financing has been funded or is reasonably expected to be funded at the Closing in accordance with its terms, and (iii) Holdings has irrevocably confirmed to Buyer in writing that if specific performance is granted and the Financing is funded, then Holdings will perform its obligations to effect the Closing pursuant to Section 2.1. For the avoidance of doubt, (A) under no circumstance shall Holdings be permitted or entitled to receive both a grant of specific performance to compel the Closing (which is only available to the extent expressly permitted by this Section 8.5(d)) and payment of the Reverse Termination Fee (which is only available to the extent, expressly permitted by Section 8.4(b)), and (B) under no circumstance shall Holdings be entitled to enforce specifically Buyer’s obligation to seek to cause the Financing to be funded or to effect the Closing if the Commitment Letter have not been funded in accordance with the terms thereof (or would not have been funded at the Closing in accordance with the terms thereof even if Buyer was ready, willing and above to otherwise effect the Closing).

ARTICLE IX

SURVIVAL AND RELEASE

9.1 Survival. Each and every representation and warranty contained in this Agreement and in any certificate delivered pursuant to this Agreement shall expire as of, and shall not survive, the Closing and neither Holdings nor any of its Affiliates, on the one hand, or Buyer or any of its Affiliates (including the Vidara Companies following the Closing), on the other, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives shall have any liability whatsoever with respect to any such representation or warranty. Each and every covenant, undertaking or agreement contained in this Agreement (other than the Surviving Covenants) shall expire as of, and shall not survive, the Closing and none of the Parties to this Agreement, nor any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives shall have any liability whatsoever with respect to any such covenant, undertaking or agreement. Each Surviving Covenant shall survive the Closing and will remain in full force and effect thereafter in accordance with their respective terms. For purposes of this Agreement “Surviving Covenants” means the covenants contained in Sections 2.6, 2.9(g), 2.11, 5.1(c), 5.10, 5.11, 5.13, 5.14(b), 5.14(c), 5.14(d), 5.20(d), 8.2, 8.4, 8.5 and 9.1 and the other covenants contained in this Agreement which by their terms are to be performed (in whole or in part) by the Parties following the Closing.

ARTICLE X

MISCELLANEOUS

10.1 Amendment. Prior to the Effective Time, this Agreement may be amended, modified or supplemented but only in a writing signed by Buyer and Holdings. Following the Effective Time, this Agreement may be amended, modified or supplemented but only in a writing signed by Buyer and Holdings. Notwithstanding anything herein to the contrary, Section 10.9, Section 10.12, Section 10.13 and Section 10.18 hereof and this Section 10.1 may not be modified, waived or terminated in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of each Financing Source that is a party to the Commitment Letter.

10.2 Notices. Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by confirmed facsimile, (iii) on the next Business Day if sent by an overnight delivery service, or (iv) five Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	If to Holdings, addressed as follows:

c/o DFW Capital Partners

300 Frank W. Burr Blvd., Suite 5

Teaneck, NJ 07666

Attention: Keith W. Pennell, Managing Partner

Facsimile No.: (201) 836-5666

with copies to:

Mayer Brown LLP

1675 Broadway

New York, New York 10019

Attention: Reb D. Wheeler

Facsimile No.: (212) 849-5914

and

A&L Goodbody

The Chrysler Building

405 Lexington Avenue

Suite 33D New York,

New York 10174

Attention: Cian McCourt

Facsimile No.: (212) 333-5126

(b)	If to Buyer, addressed as follows:

Horizon Pharma, Inc.

520 Lake Cook Road, Suite 520

Deerfield, IL 60015

Attention: Timothy P. Walbert

Facsimile No.: (847) 572-1372

With a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention: Barbara Borden

Facsimile No.: (858) 550-6420

or to such other individual or address as a Party may designate for itself by notice given as herein provided.

10.3 Waivers. The failure of a Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same, except as provided in Section 5.7. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.4 Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the Parties to invoke any law authorizing electronic signatures.

10.5 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement or the Disclosure Schedule or be given any effect in interpreting this Agreement or the Disclosure Schedule. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement. Time is of the essence of each and every covenant, agreement and obligation in this Agreement. Neither Holdings, on the one hand, nor Buyer, on the other hand, shall be deemed to be in breach of any covenant contained in this Agreement if such Party’s deemed breach is the result of any action or inaction on the part of the other. Any information “made available” by Holdings to Buyer shall include only (i) that information included in the materials posted to the virtual data room hosted by IntraLinks and made available to Buyer and its Representatives, but only if so posted and made available on or before the date that is two days prior to the date of this Agreement; and (ii) the employment related information contemplated in Section 3.16(d), which was separately provided to Buyer in writing.

10.6 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

10.7 Binding Agreement. This Agreement and the Related Agreements shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.8 Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any Party without the prior written consent of the other Party; provided, however, that each of Buyer and U.S. HoldCo may pledge their respective rights hereunder as security for any Financing or Alternative Financing source, provided that no such pledge pursuant to this Section 10.8 shall relieve Buyer or U.S. HoldCo of its obligations hereunder. For all purposes hereof, a transfer, sale or disposition of a majority of the capital stock or other voting interest of Buyer (whether by contract or otherwise) shall be deemed an assignment hereunder. Any purported assignment in contravention of this Section 10.8 shall be null and void.

10.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding the foregoing, (a) the Persons referred to in Section 5.13, and for purposes of Section 5.14(c) the Holdings Members, are hereby made express third party beneficiaries of this Agreement, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded such Persons under this Agreement and the Related Agreements, and (b) each Financing Source shall be an express third party beneficiary of and shall be entitled to rely upon and enforce Section 10.1, Section 10.12, Section 10.13 and Section 10.18 hereof, and this Section 10.9, and each Financing Party may enforce such provisions. Buyer and Vidara agree and acknowledge that their mutual intention that the Persons identified in the foregoing clause (a) benefit from Section 5.13 and Section 5.14(c) is a material part of the Parties’ purpose in entering into this Agreement and is a material inducement to Holdings’ and Vidara’s entry into this Agreement.

10.10 Further Assurances. Upon the reasonable request of Buyer or Holdings, each Party will on and after the Closing Date execute and deliver to the other Parties such other documents, assignments and other instruments as may be reasonably required to effectuate completely the Reorganization, the Merger, and to effect and evidence the provisions of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

10.11 Entire Understanding. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement and the Related Agreements set forth the entire agreement and understanding of the Parties and supersedes any and all prior agreements, arrangements and understandings among the Parties.

10.12 Jurisdiction of Disputes.

(a) IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF DELAWARE, WHETHER

A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 10.12 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 10.12 SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE STATE OF DELAWARE); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) DESIGNATE, APPOINT AND DIRECT CT CORPORATION SYSTEM AS ITS AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN THE STATE OF DELAWARE; (E) AGREE TO NOTIFY THE OTHER PARTIES TO THIS AGREEMENT IMMEDIATELY IF SUCH AGENT SHALL REFUSE TO ACT, OR BE PREVENTED FROM ACTING, AS AGENT AND, IN SUCH EVENT, PROMPTLY TO DESIGNATE ANOTHER AGENT IN THE STATE OF DELAWARE, SATISFACTORY TO HOLDINGS AND BUYER, TO SERVE IN PLACE OF SUCH AGENT AND DELIVER TO THE OTHER PARTY WRITTEN EVIDENCE OF SUCH SUBSTITUTE AGENT’S ACCEPTANCE OF SUCH DESIGNATION; (F) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 10.2 FOR COMMUNICATIONS TO SUCH PARTY; (G) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (H) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b) Notwithstanding anything herein to the contrary, each of the Parties agrees, on behalf of itself and its Subsidiaries, that it will not bring or support any litigation, proceeding or other Action (whether at law, in equity, in contract, in tort or otherwise) against any Financing Source in any way relating to this Agreement, any Related Document or any of the transactions contemplated by this Agreement or any Related Document, including any dispute arising out of or relating in any way to the Financing, the Commitment Letter, any Alternative Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of this Section 10.12(b) shall be enforceable by each Financing Source.

10.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE FINANCING SOURCES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14 Disclosure Schedule. The disclosures in a particular Disclosure Schedule are to be taken as relating to each other Disclosure Schedule to the extent the relevance of such disclosure to such other Disclosure Schedule is reasonably apparent. The inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the Party disclosing such information. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.

10.15 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.16 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All references in this Agreement to (a) “USD”, “$” or “dollars” shall mean U.S. denominated dollars and (b) “EUR”, “€” or “euros” are to euros, the lawful currency of Ireland. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

10.17 Provision Respecting Representation of Holdings. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, member, partners, officers, employees and Affiliates, that Mayer Brown LLP may serve as counsel to each and any member of the Vidara Group, on the one hand, and Holdings and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Mayer Brown LLP may serve as counsel to the Vidara Group or any director, member, partner, officer, employee or Affiliate of the Vidara Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of Holdings and/or any of its Subsidiaries, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation.

10.18 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, it is acknowledged and agreed that all claims, obligations, liabilities or causes of action, whether at law, in equity, in contract, in tort or otherwise, that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement) or the transactions contemplated by this Agreement may be made only against (and are those solely of) the entities that are expressly identified as parties to this Agreement in the Preamble to this Agreement. Notwithstanding anything herein to the contrary, Holdings agrees, on behalf of itself and its Affiliates and each of its and its Affiliates’ respective former, current or future general or limited partners, stockholders, managers, members, controlling persons, agents or Representatives (collectively, the “Vidara Parties”) that the Financing Sources shall be subject to no liability or claims to the Vidara Parties in connection with the Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

VIDARA THERAPEUTICS HOLDINGS LLC

By:	/s/ Virinder Nohria
Name: Virinder Nohria
Title: President

VIDARA THERAPEUTICS INTERNATIONAL LTD.

By:	/s/ Samira Saya
Name: Samira Saya
Title: Director

HORIZON PHARMA, INC.

By:	/s/ Timothy P. Walbert
Name: Timothy P. Walbert
Title: President, Chief Executive Officer and Chairman of the Board

HAMILTON HOLDINGS (USA), INC.

By:	/s/ Virinder Nohria
Name: Virinder Nohria
Title: President

HAMILTON MERGER SUB, INC.

By:	/s/ Virinder Nohria
Name: Virinder Nohria
Title: President

Annex A-1

FIRST AMENDMENT TO TRANSACTION AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO TRANSACTION AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of June 12, 2014, and is entered into by and between Horizon Pharma, Inc., a Delaware corporation (“Buyer”), and Vidara Therapeutics Holdings LLC, a Delaware limited liability company (“Holdings”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

WHEREAS, Holdings, Vidara Therapeutics International Ltd., an Irish private limited company (“Vidara”), Hamilton Holdings (USA), Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Vidara (“U.S. HoldCo”), Hamilton Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of U.S. HoldCo, and Buyer entered into that certain Transaction Agreement and Plan of Merger, dated as of March 18, 2014 (the “Merger Agreement”); and

WHEREAS, Buyer and Holdings desire to amend the Merger Agreement in accordance with its terms.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Amendment to Schedule 1 of the Merger Agreement. Schedule 1 of the Merger Agreement is hereby amended by deleting such schedule to the Merger Agreement in its entirety and replacing it with the Amended and Restated Schedule 1 attached hereto as Exhibit A.

2. Effect of Amendment. The Merger Agreement (including Schedule 1) is amended by this Amendment only as specifically provided herein, and the Merger Agreement (including Schedule 1), as so amended, shall continue in full force and effect.

3. Authorization and Validity. Each party to this Amendment hereby represents and warrants to the other party hereto that: (a) such party has all requisite power and authority to execute and deliver this Amendment and (b) the execution and delivery of this Amendment has been duly and validly authorized by all necessary action on the part of such party, and no other proceeding on the part of such party is necessary to approve this Amendment.

4. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each party has caused this Amendment to be duly executed on its behalf by its duly authorized officer, as of the date first written above.

VIDARA THERAPEUTICS HOLDINGS LLC

By:	/s/ Virinder Nohria
Name:	Virinder Nohria
Title:	President

HORIZON PHARMA, INC.

By:	/s/ Timothy P. Walbert
Name:	Timothy P. Walbert
Title:	Chairman, President and Chief Executive Officer

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EXHIBIT A

Amended and Restated Schedule 1

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AMENDED AND RESTATED SCHEDULE 1

The Reorganization Steps

Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Transaction Agreement and Plan of Merger (the “Agreement”) to which this Schedule is attached.

The following are the steps to be undertaken, or caused to be undertaken, by the relevant parties to the Agreement to effect the Reorganization (it being acknowledged and agreed that certain of the steps set forth below may have been completed prior to the date of the adoption of this Amended and Restated Schedule 1 by the parties to the Agreement but that the completion of such steps may not be reflected below):

1.	Step 1: Formation of Non-Resident Irish Company

1.1.	Vidara Therapeutics International Limited (“Vidara”) shall form a new non-resident Irish company that is a tax resident in Bermuda for Irish tax purposes (“NewCo”). For U.S. federal tax purposes, NewCo shall elect status as a disregarded entity effective as of the date of its formation. In furtherance of the foregoing, on March 14, 2014 Vidara formed Aravid Limited, a company incorporated in Ireland under registered number 541061 and resident in Bermuda (“Aravid”).

1.2.	Timing: The actions in this Step 1 shall be completed prior to Step 2.

1.3.	Documents Required for Step 1:

1.3.1.	Companies Registration Office (“CRO”) Form A1 in relation to formation of Aravid;

1.3.2.	Memorandum and Articles of Association of Aravid;

1.3.3.	Board minutes of Aravid on incorporation (meeting to be held in Bermuda); and

1.3.4.	IRS Form 8832 (Entity Classification Election) for Aravid.

2.	Step 2: Sale of Intellectual Property

2.1.	Vidara shall sell, transfer and assign all of its Intellectual Property to Aravid in exchange for the issuance by Aravid to Vidara of an interest-free promissory note with an original principal amount equal to the fair market value of such Intellectual Property (as determined through an independent appraisal). In furtherance of the foregoing, on April 22, 2014 Aravid issued to Vidara an interest-free promissory note in an original principal amount of US $523,600,000 (such note, “IFL Note A”), equal to the appraised value of the transferred Intellectual Property as determined in the valuation report required by Step 2.4.4.

2.2.	All existing Contracts between Vidara and Vidara Therapeutics Research Ltd. (“VTRL”) shall be transferred, assigned and/or novated by Vidara to Aravid.

2.3.	Timing: The actions in this Step 2 shall be completed prior to Step 3.

2.4.	Documents Required for Step 2:

2.4.1.	Asset Transfer Agreement;

2.4.2.	IFL Note A;

2.4.3.	Deed of Assignment/Novation of contracts;

2.4.4.	Valuation Report;

2.4.5.	Board minutes of Vidara (meeting to be held in Bermuda);

2.4.6.	Board minutes of Aravid (meeting to be held in Bermuda); and

2.4.7.	Board minutes of VTRL (meeting to be held in Ireland).

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3.	Step 3: Vidara Moves its Tax Residency from Bermuda to Ireland

3.1.	Vidara moves its tax residency from Bermuda to Ireland for Irish tax purposes pursuant to, and in accordance with, applicable Law.

3.2.	Timing: The actions in this Step 3 shall be completed prior to Step 6.

3.3.	Documents Required for Step 3:

3.3.1.	Board minutes of Vidara (meeting to be held in Bermuda);

3.3.2.	Board minutes of Vidara (meeting to be held in Ireland); and

3.3.3.	Irish Revenue form 11F CRO (to be filed within 30 days of commencing activity in Ireland).

4.	Step 4: Formation of Luxembourg SARL and Creation of New Vidara Orphan Structure

4.1.	Luteus Capital Limited, an Irish limited company (“New Vidara”), shall form a Luxembourg SARL (“Lux FinCo”). Lux FinCo shall then form an Irish limited company (“Irish FinCo”), and each of Lux FinCo and Irish FinCo shall elect status as a disregarded entity for U.S. federal tax purposes effective as of the date of its formation.

4.2.	New Vidara to adopt new Memorandum and Articles of Association with share capital divided into common shares (which carry voting rights) and preference shares (with a very small par value and which carry no voting rights).

4.3.	New Vidara to issue one common share to a McCann FitzGerald nominee company, MFSD Nominees Limited (“MFSD Nominee”).

4.4.	All of the shares in New Vidara which are held by Vidara to be converted into preference shares.

4.5.	Timing: The following actions in this Step 4 shall be completed prior to Step 5.

4.6.	Documents Required for Step 4:

4.6.1.	File IRS Forms 8832 (Entity Classification Election) for Lux FinCo and Irish FinCo;

4.6.2.	New memorandum and articles of association of New Vidara;

4.6.3.	Written resolution of New Vidara adopting new memorandum and articles and altering share rights;

4.6.4.	Letter of application for share to be signed by the MFSD Nominee; and

4.6.5.	Board minutes of New Vidara approving the issue of the nominee share to MFSD Nominee.

5.	Step 5: Contribution of U.S. HoldCo to Lux FinCo

5.1.	New Vidara shall contribute all of the issued and outstanding shares of capital stock of Vidara Holdings (USA), Inc. (“U.S. HoldCo”) to Lux FinCo by way of contribution to capital in exchange for additional ordinary shares of capital stock of Lux FinCo.

5.2.	Timing: The following actions in this Step 5 shall be completed prior to Step 6.

5.3.	Documents Required for Step 5:

5.3.1.	Contribution Agreement.

6.	Step 6: Vidara Share Capital Reorganization

6.1.	Vidara shall create a new class of ordinary shares of Vidara denominated in US dollars (the “Vidara Ordinary Shares”) and create additional euro-denominated share capital up to a par value of €40,000

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(in anticipation of conversion into a public limited company), such that the aggregate number of Vidara Ordinary Shares authorized to be issued by Vidara shall be sufficient to cover:

6.1.1.	the Merger Consideration to be issued to the Horizon shareholders at Closing;

6.1.2.	the Vidara Ordinary Shares to be issued to Holdings as partial consideration for the transfer of the VTI shares at Step 15;

6.1.3.	a bonus issue of [ ][1] Vidara Ordinary Shares (the “Holdings Retained Bonus Shares”), which, together with the shares at Step 6.1.2 represent Holdings’ agreed shareholding in Vidara post-Closing; and

6.1.4.	a bonus issue of Vidara Ordinary Shares (the “Holdings Redeemable Bonus Shares”) which are to be redeemed at Step 16 for the purpose of delivering cash consideration to Holdings (such number of shares to be determined following determination of the cash consideration payable at Closing).

6.2.	Vidara issues the Holdings Retained Bonus Shares by way of bonus issue to Holdings using the balance in its revaluation or other reserves.

6.3.	Vidara issues the Holdings Redeemable Bonus Shares by way of bonus issue to Holdings using the balance in its revaluation or other reserves.

6.4.	Holdings shall subscribe for 39,900 euro-denominated ordinary shares of €1.00 each in Vidara (in order to satisfy the Irish company law requirement that a plc has issued share capital of at least €40,000).

6.5.	Timing: The completion of Step 6 must occur prior to the completion of Step 9.

6.6.	Documents Required for Step 6:

6.6.1.	Board minutes of Vidara (meeting to be held in Ireland) in relation to the increase in its authorized share capital, the creation of the US dollar denominated shares and the euro denominated shares;

6.6.2.	Written shareholder resolutions of Vidara in relation to the increase in its authorized share capital, the creation of the US dollar denominated shares and the euro denominated shares;

6.6.3.	CRO Forms B5, G1 and G2 in relation to the above shareholder resolutions and share issuance;

6.6.4.	Board minutes of Vidara (meeting to be held in Ireland) in relation to the existence of sufficient reserves and the creation and issuance of Holdings Retained Bonus Shares and Holdings Redeemable Bonus Shares;

6.6.5.	Supporting accounting information regarding the existence of sufficient reserves;

6.6.6.	Written shareholder resolutions of Vidara in relation to the creation and issuance of the Holdings Retained Bonus Shares and Holdings Redeemable Bonus Shares to Holdings; and

6.6.7.	Revised Memorandum and Articles of Vidara.

7.	Step 7: IFL Note A Split and Formation of New Irish Companies

7.1.	IFL Note A issued by Aravid to Vidara in Step 2.1 shall be repaid in consideration for the issuance by Aravid to Vidara of (a) a non-assignable interest free note in an original principal amount of US $200,000,000 (such note, “IFL Note A-I”) and (b) an assignable euro-denominated interest free note in an original principal amount equal to the then euro equivalent of US $323,600,000 (such note, “IFL Note A-II”).

[1]	To equal 31,350,000 minus the number of Hamilton Ordinary Shares subscribed for by U.S. HoldCo in Step 10.1(a) (with the result expressed as a number of whole Vidara Ordinary Shares).

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7.2.	Vidara shall form a new Irish limited company (“New Irish HoldCo”). For U.S. federal tax purposes, New Irish HoldCo shall elect status as a disregarded entity effective as of the date of its formation.

7.3.	Vidara shall form four (4) new Irish limited companies (each, a “New Irish Shelf Company,” and, collectively, the “New Irish Shelf Companies”). For U.S. federal tax purposes, each New Irish Shelf Company shall elect status as a disregarded entity effective as of the date of its formation.

7.4.	Timing: The completion of Step 7 must occur prior to completion of Step 8.

7.5.	Documents Required for Step 7:

7.5.1.	IFL Note A-I;

7.5.2.	IFL Note A-II;

7.5.3.	File IRS Forms 8832 (Entity Classification Election) for New Irish Holdco and each New Irish Shelf Company;

7.5.4.	Board minutes of Aravid in relation to the cancellation of IFL Note A and the issuance of IFL Note A-I and IFL Note A-II (board meeting to be held in Bermuda);

7.5.5.	Board minutes of Vidara in relation to the repayment of IFL Note A and new issue of IFL Note A-I and IFL Note A-II and formation of New Irish HoldCo and New Irish Shelf Companies (board meeting to be held in Ireland);

7.5.6.	CRO Forms A1 in relation to the formation of New Irish HoldCo and New Irish Shelf Companies;

7.5.7.	Initial (incorporation) board minutes of New Irish HoldCo and each New Irish Shelf Company (board meetings to be held in Ireland);

7.5.8.	Memorandum and articles of association of New Irish Holdco;

7.5.9.	Written resolution of New Irish HoldCo adopting new memorandum and articles of association;

7.5.10.	Memorandum and articles of association of each New Irish Shelf Company; and

7.5.11.	Written resolution of each New Irish Shelf Company adopting new memorandum and articles of association.

8.	Step 8: Financial Assistance Whitewash; Execution of Financing Documents

8.1.	Vidara and each of the Irish Companies in the structure shall undertake the procedure specified in the first sentence of Section 5.24 of the Agreement.

8.2.	Following the completion of Step 8.1, upon Buyer’s request and subject to Section 5.20 of the Agreement, Vidara and each of its Subsidiaries shall agree to execute and shall execute any joinder agreements, guarantees and/or other security documents contemplated by the Financing or the Alternative Financing, such documents to be conditioned on the consummation of the Financing or the Alternative Financing, as the case may be.

8.3.	Timing: The completion of Step 8 must occur prior to completion of Step 9.

8.4.	Documents Required for Step 8:

8.4.1.	Board minutes of Vidara in relation to the whitewash (meeting to be held in Ireland);

8.4.2.	Written shareholder resolutions of Vidara in relation to the whitewash;

8.4.3.	Statutory declaration of all/majority of the directors of Vidara in relation to the whitewash;

8.4.4.	Working Capital report for enlarged group;

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8.4.5.	CRO Form G1; and

8.4.6.	Form of joinder agreement, guarantee and/or other security document, as applicable.

9.	Step 9: Re-Registration of Vidara as a Public Limited Company

9.1.	Vidara shall re-register as a PLC.

9.2.	Timing: The completion of Step 10 shall occur prior to the Steps 11 to 13.

9.3.	Documents Required for Step 9:

9.3.1.	Board minutes of Vidara in relation to re-registration of Vidara as a public limited company (meeting to be held in Ireland);

9.3.2.	Written shareholder resolutions of Vidara in relation to re-registration as a public limited company;

9.3.3.	Revised Memorandum and Articles of Association of Vidara;

9.3.4.	CRO Form 71;

9.3.5.	Written statement by the auditors of Vidara that in their opinion the relevant balance sheet shows that at the balance sheet date the amount of the company’s net assets was not less than the aggregate of its called up share capital and undistributable reserves;

9.3.6.	Copy of the relevant balance sheet, together with a copy of an unqualified report by the company’s auditors in relation to the balance sheet;

9.3.7.	Statutory declaration in the prescribed form (CRO Form 72) made by a director or the company secretary of Vidara to the effect that:

9.3.7.1.	the special resolutions mentioned in Step 9.3.2 above have been passed and the certain statutory conditions in relation to r-registration have been satisfied; and

9.3.7.2.	between the balance sheet date and the application of the company for re-registration there has been no change in the financial position of the company that has resulted in the amount of the company’s net assets becoming less than the aggregate of its called up share capital and undistributable reserves.

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10.	Step 10: Subscription for Vidara Ordinary Shares by U.S. HoldCo and New Vidara

10.1.	U.S. HoldCo shall subscribe for an aggregate number of Vidara Ordinary Shares equal to the sum of (a) [ ][2] Vidara Ordinary Shares plus (b) a portion of the Merger Consideration (the “Primary Shares”)[3], and in exchange, it shall (i) issue to Vidara Note No. 1 in the aggregate initial principal amount of US $250,000,000 and (ii) issue to Vidara Note No. 2 in the aggregate initial principal amount of US $200,000,000 (the aggregate dollar amount of the consideration set forth in clauses (i) and (ii) of this Step 10.1 is referred to herein as the “Aggregate Subscription Consideration”).

10.2.	New Vidara shall subscribe for an aggregate number of Vidara Ordinary Shares equal to the Merger Consideration minus the number of Vidara Ordinary Shares subscribed for by U.S. HoldCo in Step 10.1(b) above (the “Additional Shares”) in exchange for an assignable euro-denominated interest-free note payable, at the option of the issuer, in cash or shares (in such case, for an aggregate value not to exceed the principal amount of the note) (such note, “IFL Note B”).

10.3.	LuxFinCo shall elect status as a corporation for U.S. federal income tax purposes effective the day of Closing, reversing the status it elected in Step 4.1.

10.4.	Timing: The completion of Step 10 shall occur at the Closing contemporaneously with, but immediately prior to, the completion of Steps 11, 12, 13, 14, 15 and 16.

10.5.	Documents Required for Step 10:

10.5.1.	Economic Study;

10.5.2.	Board minutes of Vidara in relation to the issue of Vidara Ordinary Shares (meeting to be held in Ireland);

10.5.3.	Note No. 1;

10.5.4.	Note No. 2;

10.5.5.	IFL Note B;

10.5.6.	Subscription Agreement;

10.5.7.	CRO Form B5 for share issuance;

10.5.8.	Valuation Report; and

10.5.9.	IRS Form 8832 (Entity Classification Election) for LuxFinCo.

11.	Step 11: Issuance by Aravid of Note No. 3 to U.S. HoldCo

11.1.	Subject to its receipt of the Financing or an Alternative Financing, U.S. HoldCo shall make a cash advance of US $200,000,000 to Aravid in exchange for the issuance by Aravid to U.S. HoldCo of Note No. 3 in the aggregate initial principal amount of US $200,000,000.

[2]	To equal the number of Vidara Ordinary Shares contemplated as consideration for VTI in Step 15.1(a), which number shall equal: (1) the product of (a) the value of VTI as of the Closing multiplied by (b) a fraction (i) the numerator of which is the total value of the 31,350,000 Vidara Ordinary Shares at the Closing (the value of each Vidara Ordinary Share determined by reference to the fair market value of a share of Buyer Common Stock as of immediately prior to the Closing) (the “Share Value”) and (ii) the denominator of which is the sum of the Estimated Cash Consideration plus the Share Value; divided by (2) the fair market value of a share of Buyer Common Stock as of immediately prior to the Closing (with the result expressed as a number of whole Vidara Ordinary Shares). The cash component set forth in Step 15.1(b) is determined in a manner consistent with the calculation described in the immediately preceding sentence.
[3]	Such portion to equal (a) (i) the Aggregate Subscription Consideration divided by (ii) the fair market value of a share of Buyer Common Stock as of immediately prior to the Closing minus (b) the number of Vidara Ordinary Shares subscribed for in Step 10.1(a) (with the result expressed as a number of whole Vidara Ordinary Shares).

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11.2.	Aravid shall use the cash received in Step 11.1 to repay IFL Note A-I issued by Aravid to Vidara in Step 7.1(a).

11.3.	Timing: The completion of Step 11 shall occur at the Closing contemporaneously with the completion of Steps 10, 12, 13, 14, 15 and 16, but immediately following Step 10 and immediately prior to Steps 12, 13, 14, 15 and 16.

11.4.	Documents Required for Step 11:

11.4.1.	Note No. 3; and

11.4.2.	Board minutes of Aravid approving the receipt of the cash advance of US $200,000,000, the issuance of Note No. 3 and the repayment of IFL Note A-I (board meeting to be held in Bermuda).

12.	Step 12: Contribution by Vidara of Certain Notes and Equity Interests to New Irish HoldCo

12.1.	Vidara shall contribute to New Irish HoldCo, as a contribution to capital, (a) Note No. 1, (b) Note No. 2, (c) IFL Note A-II, (d) IFL Note B and (e) all of the issued and outstanding equity interests of Aravid, New Vidara[4], Vidara Therapeutics Limited and each of the New Irish Shelf Companies.

12.2.	Timing: The completion of Step 12 shall occur at the Closing contemporaneously with the completion of Steps 10, 11, 13, 14, 15 and 16, but immediately following Steps 10 and 11 and immediately prior to Steps 13, 14, 15 and 16.

12.3.	Documents Required for Step 12:

12.3.1.	Contribution Agreement;

12.3.2.	Board minutes of Vidara approving the contributions and execution of the Contribution Agreement (board meeting to be held in Ireland);

12.3.3.	Board minutes of New Irish HoldCo in relation to the contributions and execution of the Contribution Agreement (board meeting to be held in Ireland); and

12.3.4.	Documentation necessary to claim associated companies relief.

13.	Step 13: Contribution by New Irish HoldCo of Note No. 2 to Aravid

13.1.	New Irish HoldCo transfers Note No. 2 to Aravid in exchange for the issuance by Aravid to New Irish HoldCo of a non assignable euro-denominated interest free note in the initial principal amount equal to the then euro equivalent of US $200,000,000 (such note, “IFL Note C”).

13.2.	Aravid shall offset Note No. 2 (i.e., the note issued by U.S. HoldCo to Vidara in Step 10.1(b)(ii), contributed by Vidara to New Irish Holdco in Step12.1(b) and contributed by New Irish HoldCo to Aravid in Step 13.1) with Note No. 3 (i.e., the note issued by Aravid to U.S. HoldCo in Step 11.1).

13.3.	Timing: The completion of Step 13 shall occur at the Closing contemporaneously with the completion of Steps 10, 11, 12, 14, 15 and 16, but immediately following Steps 10, 11 and 12 and immediately prior to Steps 14, 15 and 16.

13.4.	Documents Required for Step 13:

13.4.1.	Contribution Agreement;

13.4.2.	IFL Note C;

[4]	Excluding, for the avoidance of doubt, the common share held by Nominee.

A-1-10

13.4.3.	Board minutes of New Irish HoldCo in relation to the contribution of Note No. 2; (meeting to be held in Ireland) and

13.4.4.	Board minutes of Aravid in relation to the issue of IFL Note C and the offsetting of Note No. 2 with Note No. 3. (meeting to be held in Bermuda)

14.	Step 14: Contribution of Right to Receive Vidara Ordinary Shares by each of U.S. HoldCo and New Vidara to Merger Sub

14.1.	New Vidara contributes its right to receive a number of Vidara Ordinary Shares equal to the Additional Shares to the capital of Lux FinCo by way of renouncing its right to receive such Vidara Ordinary Shares, in exchange for either alphabet shares or ordinary shares of Lux FinCo.

14.2.	Lux FinCo contributes its right to receive a number of Vidara Ordinary Shares equal to the Additional Shares to the capital of U.S. HoldCo by way of renouncing its right to receive such Vidara Ordinary Shares in exchange for additional common shares of capital stock of U.S. HoldCo.

14.3.	U.S. HoldCo contributes its right to receive a number of Vidara Ordinary Shares equal to the Primary Shares and the Additional Shares to the capital of Vidara Merger Sub, Inc. (“Merger Sub”) by way of renouncing its right to receive such Vidara Ordinary Shares in exchange for additional common shares of capital stock of Merger Sub.

14.4.	Timing: The completion of Step 14 shall occur at the Closing contemporaneously with the completion of Steps 10, 11, 12, 13, 15 and 16, but immediately following Steps 10, 11, 12 and 13 and immediately prior to Steps 15 and 16.

14.5.	Documents Required for Step 14:

14.5.1.	Prepare appropriate documentation for the issuance of alphabet shares by Lux FinCo, if applicable.

15.	Step 15: Transfer of VTI Shares

15.1.	Holdings shall transfer and assign all of the issued and outstanding shares of capital stock of Vidara Therapeutics, Inc. (“VTI”) to U.S. HoldCo in exchange for U.S. Holdco (a) renouncing its right to receive the Vidara Ordinary Shares subscribed for by U.S. Holdco in Step 10.1(a) in favor of Holdings and (b) making a cash payment to Holdings in the amount of US $10,000,000, which amount will be considered part of the Estimated Cash Consideration and Final Cash Consideration paid to Holdings under the Merger Agreement.

15.2.	Timing: The completion of Step 15 shall occur at the Closing contemporaneously with the completion of Steps 10, 11, 12, 13, 14 and 16, but immediately following Steps 10, 11, 12, 13 and 14 and immediately prior to Step 16.

15.3.	Documents Required for Step 15:

15.3.1.	VTI Transfer Agreement.

16.	Step 16: Redemption of Holdings Redeemable Bonus Shares

16.1.	Vidara converts the Holdings Redeemable Bonus Shares to redeemable shares.

16.2.	Vidara approves and files with the CRO accounts showing the existence of distributable reserves at least equal to the amount of the proposed redemption (the “Interim Accounts”).

16.3.

Vidara shall redeem the Holdings Redeemable Bonus Shares for an aggregate amount in cash equal to the cash consideration payable at Closing (the aggregate par value of the Holdings Redeemable Bonus Shares to be equal to or less than such cash amount) out of distributable profits, funded by

A-1-11

means of the cash received from Aravid in repayment of IFL Note A-I at Step 11.2 (the “Redemption”), leaving Holdings as the holder of the Vidara Ordinary Shares received from U.S. HoldCo in Step 12, the Holdings Retained Bonus Shares and the 40,000 ordinary shares of €1.00 each that are to be converted into deferred shares in Step 16.

16.4.	Timing: The completion of Step 16 shall occur at the Closing (following determination of the cash consideration payable at Closing) contemporaneously with the completion of 10, 11, 12, 13, 14 and 15, but immediately following Step 15 and the Merger, and once the Vidara Ordinary Shares have been listed on NASDAQ; provided, that cash will not transfer to Holdings for the Redemption until after the Vidara Ordinary Shares have been listed on NASDAQ and the Interim Accounts have been filed with the CRO.

16.5.	Documents Required for Step 16:

16.5.1.	Board minutes of Vidara in relation to the existence of sufficient reserves and the Redemption (meeting to be held in Ireland);

16.5.2.	Written shareholder resolutions of Vidara in relation to the Redemption; and

16.5.3.	CRO forms B7/28 and G1 in respect of redemption and shareholder resolutions.

17.	Step 17: Transfer of Common Share from Nominee to New Irish HoldCo

17.1.	The sole common share in New Vidara (the “Common Share”) is transferred by the MFSD Nominee to New Irish HoldCo for nominal consideration. New Vidara’s share capital is reorganised so that it consists only of common shares by means of converting all other classes of share in its capital to common shares. New Vidara adopts new memorandum and articles of association reflecting this capital structure.

17.2.	Timing: At Closing.

17.3.	Documents Required for Step 17:

17.3.1.	Share transfer form in relation to transfer of the Common Share;

17.3.2.	Board minutes of New Vidara (meeting to be held in Ireland);

17.3.3.	New memorandum and articles of association for New Vidara; and

17.3.4.	Written shareholder resolution of New Vidara adopting the new memorandum and articles of association.

18.	Step 18: Contribution of Note No. 1

18.1.	New Irish Holdco shall transfer Note No. 1 to New Vidara in consideration for the issuance by New Vidara of a note payable on demand of equal value to New Irish HoldCo and such demand note shall then be satisfied by the issuance by New Vidara to New Irish HoldCo of a USD-denominated interest-free note of equal value payable, at the option of New Vidara, in cash or shares (in such case, for an aggregate value not to exceed the principal amount of the note). New Vidara shall then transfer Note No. 1 to Lux FinCo in consideration for the issuance by Lux FinCo of a note payable on demand of equal value to New Vidara and such demand note shall then be satisfied by the issuance by Lux FinCo to New Vidara of a USD-denominated interest-free note of equal value payable, at the option of Lux FinCo, in cash or shares (in such case, for an aggregate value not to exceed the principal amount of the note). Lux FinCo shall then contribute Note No. 1 to Irish FinCo as a contribution to capital. Irish FinCo shall then transfer Note No. 1 to Lux FinCo in consideration for the issuance by Lux FinCo of a note payable on demand of equal value to Irish FinCo and such demand note shall then be satisfied by the issuance by Lux FinCo to Irish FinCo of a USD-denominated interest-free note of equal value payable, at the option of Lux FinCo, in cash or shares (in such case, for an aggregate value not to exceed the principal amount of the note).

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18.2.	Timing: At Closing.

18.3.	Documents Required for Step 18:

18.3.1.	Contribution and Transfer Agreements;

18.3.2.	Form of Notes;

18.3.3.	Board minutes of New Irish Holdco (meeting to be held in Ireland);

18.3.4.	Board minutes of Lux FinCo; and

18.3.5.	Board minutes of Irish FinCo (meeting to be held in Ireland).

19.	Step 19: Conversion of Ordinary Euro-Denominated Shares in Vidara held by Holdings into Deferred Shares

19.1.	The 40,000 ordinary shares of €1.00 each in Vidara held by Holdings are automatically converted into deferred shares with no economic value at Closing and will continue to be held by Holdings or transferred to an acceptable party (e.g. the company secretary of Vidara).

19.2.	Timing: At Closing.

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Corporate and Investment Banking	Annex B

Confidential

March 18, 2014

The Board of Directors

Horizon Pharma, Inc.

520 Lake Cook Rd., Suite 250

Deerfield, IL 60015

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Horizon Pharma, Inc., a Delaware corporation (“Horizon”), and its stockholders (other than Seller (defined below) and its affiliates) of the Transaction Consideration (defined below) pursuant to the terms and subject to the conditions set forth in a Transaction Agreement and Plan of Merger (the “Transaction Agreement”) proposed to be entered into among Vidara Therapeutics Holdings LLC, a Delaware limited liability company (“Seller”), Vidara Therapeutics International Ltd., an Irish private limited company (“Vidara International”), Hamilton U.S. Holdings, Inc., a Delaware corporation and and an indirect wholly-owned subsidiary of Vidara (“U.S. HoldCo”), Hamilton Merger Sub, Inc., a wholly owned subsidiary of U.S. Holdco (“Merger Sub”), and Horizon. In the transactions contemplated by and as more fully described in the Transaction Agreement (collectively, the “Transaction”), (i) a reorganization will be effected in which the businesses of Videra International, Vidara Therapeutics, Inc., both wholly owned subsidiaries of Seller (together with their respective subsidiaries, “Vidara”) and Horizon, will be combined under Vidara International as the ultimate parent company that will be renamed Horizon Pharma PLC; (ii) each outstanding share of common stock, par value $0.0001 per share, of Horizon (“Horizon Shares”) will be converted into one ordinary share of Vidara International (“Vidara Shares”); and (iii) Seller will retain 31.35 million Vidara Shares (the “Stock Consideration”) and receive an amount in cash equal to $200,000,000 (subject to any working capital or other adjustment contemplated by the Transaction Agreement in redemption of bonus shares of Vidara International, the “Cash Consideration” and, together with the Stock Consideration, the “Transaction Consideration”).

In arriving at our opinion, we reviewed a draft of the Transaction Agreement dated March 17, 2014 and held discussions with certain senior officers, directors and other representatives and advisors of Horizon and certain senior officers and other representatives and advisors of Vidara concerning the business, operations and prospects of Horizon and Vidara. We examined certain publicly available business and financial information relating to Horizon as well as certain financial forecasts and other information and data relating to Horizon and Vidara which were provided to or discussed with us by the respective managements of Horizon and Vidara (including tax consequences and cost and revenue synergies and related expenses (the “Synergies”) and the amount, timing and achievability thereof) anticipated by the management of Horizon to result from the Transaction. Certain information with respect to Vidara was modified by the management of Horizon and we were instructed to use such information as so modified for purpose of our opinion. We reviewed the financial terms of the Transaction as set forth in the Transaction Agreement in relation to, among other things: current and historical market prices of Horizon Shares; the historical and projected earnings and other operating data of Horizon and Vidara; and the capitalization and financial condition of Horizon and Vidara. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Horizon and Vidara. We also evaluated certain potential pro forma financial effects of the Transaction on

Corporate and Investment Banking

Horizon based on the information provided to us by the management of Horizon. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Horizon and Vidara that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to Horizon or Vidara, and, in the case of certain potential pro forma financial effects of, and strategic implications and operational benefits resulting from, the Transaction (including the Synergies), provided to or otherwise reviewed by or discussed with us, we have assumed, at your direction, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Horizon and Vidara as to the future financial performance of Horizon and Vidara, such strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Transaction and other matters covered thereby, and have assumed, at your direction, that the financial results (including such potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Vidara, Horizon or the contemplated benefits of the Transaction. Representatives of Horizon have advised us, and we further have assumed, that the final terms of the Transaction Agreement will not vary materially from those set forth in the draft reviewed by us. We have assumed that no working capital or other adjustment to the Cash Consideration, as contemplated by the Transaction Agreement, will be made. We are not expressing any opinion as to what the value of the Vidara Shares actually will be when issued pursuant to the Transaction Agreement or the price at which the Vidara Shares will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Vidara nor have we made any physical inspection of the properties or assets of Vidara. We express no view as to, and our opinion does not address, the underlying business decision of Horizon to effect the Transaction, the relative merits of the Transaction (including, without limitation, the structure of the Transaction and the tax consequences thereof) as compared to any alternative business strategies that might exist for Horizon or the effect of any other transaction in which Horizon might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Transaction Consideration. With your consent, we have not provided any tax, accounting, legal or regulatory advice in connection with the Transaction, including, without limitation, advice with respect to the tax consequences to Horizon, Vidara or the shareholders of Horizon and Vidara, of the Transaction and any related pre- or post-Transaction restructuring transactions, or the effect of the Transaction or any such restructuring transactions on the tax position or liabilities or effective tax rate of Vidara International, Vidara or Horizon, and have relied on the assessments made by Horizon and its advisors with respect to such matters. We have assumed, with your consent, that the stockholders of Horizon will seek independent tax advice regarding the tax implications of the Transaction to them, and our opinion does not address any such tax

Corporate and Investment Banking

implications. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof

Citigroup Global Markets Inc. (“Citi”) has acted as co-lead financial advisor to Horizon in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. Citi has been engaged to act as a financial advisor for the proposed acquisition financing for the Transaction, for which Citi will receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Horizon for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may in the future maintain relationships with Horizon, Vidara and their respective affiliates.

Our advisory services and the opinion expressed herein are provided solely for the information of the Board of Directors of Horizon (in its capacity as such) in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transaction. Our opinion may not be relied upon by any third party or used for any other purpose, and may not be quoted, referred to or otherwise disclosed, in whole or in part, nor may any public reference to Citigroup Global Markets Inc. be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Transaction Consideration is fair, from a financial point of view, to Horizon and its stockholders (other than Seller and its affiliates).

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

Annex C

Memorandum and Articles of Association

Cert No.: 507678

COMPANIES ACTS, 1963 TO 2013

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

HORIZON PHARMA PUBLIC LIMITED COMPANY

(Amended by Special Resolution on [—] 2014)

COMPANIES ACTS, 1963 to 2013

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

HORIZON PHARMA PUBLIC LIMITED COMPANY

1.	The name of the Company is: Horizon Pharma public limited company.

2.	The Company is to be a public limited company.

3.	The objects for which the Company is established are:

(a)	To carry on all or any of the businesses of manufacturers, developers, buyers, sellers, and distributing agents of and dealers in all kinds of patent, pharmaceutical, medicinal, and medicated preparations, patent medicines, drugs, herbs, and of and in pharmaceutical, medicinal, proprietary and industrial preparations, compounds, and articles of all kinds; and to manufacture, make up, prepare, buy, sell, and deal in all articles, substances, and things commonly or conveniently used in or for making up, preparing, or packing any of the products in which the Company is authorised to deal, or which may be required by customers of or persons having dealings with the Company.

(b)	To invest in pharmaceutical and related assets, including, amongst other items, investments in pharmaceutical companies, products, businesses, divisions, technologies, devices, sales force and other marketing capabilities, development projects and related activities, licences, intellectual and similar property rights, premises and equipment, royalty rights and all other assets needed to operate a pharmaceuticals business.

(c)	To establish, maintain and operate laboratories for the purpose of carrying on chemical, physical and other research in medicine, chemistry, industry or other unrelated or related fields.

(d)	To invest (including long-term investments in, and acquisitions of, the shares of pharmaceutical companies) any monies of the Company in such investments and in such manner as may from time to time be determined, and to hold, sell or deal with such investments and generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

(e)	To develop and turn to account any land acquired by the Company or in which it is interested and in particular by laying out and preparing the same for building proposes, constructing, altering, pulling down, decorating, maintaining, fitting up and improving buildings and conveniences, and by planting, paving, draining, farming, cultivating, letting on building lease or building agreement and by advancing money to and entering into contracts and arrangements of all kinds with builders, tenants and others.

(f)	To acquire and hold shares and stocks of any class or description, debentures, debenture stock, bonds, bills, mortgages, obligations, investments and securities of all descriptions and of any kind issued or guaranteed by any company, corporation or undertaking of whatever nature and wheresoever constituted or carrying on business or issued or guaranteed by any government, state, dominion, colony, sovereign ruler, commissioners, trust, public; municipal, local or other authority or body of whatsoever nature and wheresoever situated and investments, securities and property of all descriptions and of any kind, including real and chattel real estates, mortgages, reversions, assurance policies, contingencies and choses in action.

(g)	To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the

Company or any parent or subsidiary body corporate whether in the conduct or management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital, or any debentures or other securities of the Company or in or about the formation or promotion of the Company.

(h)	To purchase for investment property of any tenure and any interest therein, and to make advances upon the security of land or other similar property or any interest therein.

(i)	To acquire by purchase, exchange, lease, fee farm grant or otherwise, either for an estate in fee simple or for any less estate or other estate or interest, whether immediate or reversionary and whether vested or contingent, any lands, tenements or hereditaments of any tenure, whether subject or not to any charges or encumbrances, and to hold, farm, work and manage and to let, sublet, mortgage or charge land and buildings of any kind, reversions, interests, annuities, life policies, and any other property real or personal, movable or immovable, either absolutely or conditionally, and either subject or not to any mortgage, charge, ground rent or other rents or encumbrances.

(j)	To erect or secure the erection of buildings of any kind with a view of occupying or letting them and to enter into any contracts or leases and to grant any licences necessary to effect the same.

(k)	To maintain and improve any lands, tenements or hereditaments acquired by the Company or in which the Company is interested, in particular by decorating, maintaining, furnishing, fitting up and improving houses, shops, flats, maisonettes and other buildings and to enter into contracts and arrangements of all kinds with tenants and others.

(l)	To sell, exchange, mortgage (with or without power of sale), assign, turn to account or otherwise dispose of and generally deal with the whole or any part of the property, shares, stocks, securities, estates, rights or undertakings of the Company, real, chattels real or personal, movable or immovable, either in whole or in part, upon whatever terms and whatever consideration the Company shall think fit.

(m)	To take part in the management, supervision, or control of the business or operations of any company or undertaking, and for that purpose to appoint and remunerate any directors, accountants, or other experts or agents to act as consultants, supervisors and agents of other companies or undertakings and to provide managerial, advisory, technical, design, purchasing and selling services.

(n)	To make, draw, accept, endorse, negotiate, issue, execute, discount and otherwise deal with bills of exchange, promissory notes, letters of credit, circular notes, and other negotiable or transferable instruments.

(o)	To redeem, purchase, or otherwise acquire in any manner permitted by law and on such terms and in such manner as the Company may think fit any shares in the Company’s capital.

(p)	To guarantee, support or secure whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company or by both such methods the performance of the obligations of, and the repayment or payment of the principal amounts of and the premiums, interest and dividends on any security of any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company or subsidiary as defined by Section 155 of the Companies Act 1963 or another subsidiary as defined by the said Section of the Company’s holding company or otherwise associated with the Company in business notwithstanding the fact that the Company may not receive any consideration, advantage or benefit, direct or indirect from entering into such guarantee or other arrangement or transaction contemplated herein.

(q)	To lend the funds of the Company with or without security and at interest or free of interest and on such terms and conditions as the directors shall from time to time determine.

(r)	To raise or borrow or secure the payment of money in such manner and on such terms as the directors may deem expedient whether or not by the issue of bonds, debentures or debenture stock,

perpetual or redeemable, or by mortgage, charge, lien or pledge upon the whole or any part of the undertaking, property, assets and rights of the Company, present or future, including its uncalled capital and generally in any other manner as the directors shall from time to time determine and to enter into or issue interest and currency hedging and swap agreements, forward rate agreements, interest and currency futures or options and other forms of financial instruments, and to purchase, redeem or pay off any of the foregoing and to guarantee the liabilities of the Company or any other person, and any debentures, debenture stock or other securities may be issued at a discount, premium or otherwise, and with any special privileges as to redemption, surrender, transfer, drawings, allotments of shares; attending and voting at general meetings of the Company, appointment of directors and otherwise.

(s)	To accumulate capital for any of the purposes of the Company, and to appropriate any of the Company’s assets to specific purposes, either conditionally or unconditionally, and to admit any class or section of those who have any dealings with the Company to any share in the profits thereof or in the profits of any particular branch of the Company’s business or to any other special rights, privileges, advantages or benefits.

(t)	To reduce the share capital of the Company in any manner permitted by law.

(u)	To make gifts or grant bonuses to officers or other persons who are or have been in the employment of the Company and to allow any such persons to have the use and enjoyment of such property, chattels or other assets belonging to the Company upon such terms as the Company shall think fit.

(v)	To establish and maintain or procure the establishment and maintenance of any pension or superannuation fund (whether contributory or otherwise) for the benefit of and to give or procure the giving of donations, gratuities, pensions, annuities, allowances, emoluments or charitable aid to any persons who are or were at any time in the employment or service of the Company or any of its predecessors in business, or of any company which is a subsidiary of the Company or who may be or have been directors or officers of the Company, or of any such other company as aforesaid, or any persons in whose welfare the Company or any such other company as aforesaid may be interested and the wives, widows, children, relatives and dependants of any such persons and to make payments towards insurance and assurance and to form and contribute to provident and benefit funds for the benefit of such persons and to remunerate any person, firm or company rendering services to the Company, whether by cash payment, gratuities, pensions, annuities, allowances, emoluments or by the allotment of shares or securities of the Company credited as paid up in full or in part or otherwise.

(w)	To employ experts to investigate and examine into the conditions, prospects, value, character and circumstances of any business concerns, undertakings, assets, property or rights.

(x)	To insure the life of any person who may, in the opinion of the Company, be of value to the Company, as having or holding for the Company interests, goodwill, or influence or otherwise and to pay the premiums on such insurance.

(y)	To distribute either upon a distribution of assets or division of profits among the Members of the Company in bind any property of the Company, and in particular any shares, debentures or securities of other companies belonging to the Company or of which the Company may have the power of disposing.

(z)	To give, whether directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company, or, where the Company is a subsidiary company, in its holding company.

(aa)	To do and carry out all or any of the foregoing objects in any part of the world and either as principals, agents, contractors, trustees or otherwise, and either by or through agents, trustees or otherwise and either alone or in partnership or in conjunction with any other company, firm or person, provided that nothing herein contained shall empower the Company to carry on the businesses of insurance.

(bb)	To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, trade marks, industrial designs, know-how, concessions and other forms of intellectual property rights and the like conferring any exclusive or non-exclusive or limited or contingent rights to use, or any secret or other information as to any invention or process of the Company, or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop, or grant licences in respect of, or otherwise turn to account the property, rights or information so acquired.

(cc)	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly or indirectly to benefit the Company.

(dd)	To acquire and undertake the whole or any part of the undertaking, business, property and liabilities of any person or company carrying on any business which the Company is authorised to carry on or which is capable of being conducted so as to benefit the Company directly or indirectly or which is possessed of assets suitable for the purposes of the Company.

(ee)	To adopt such means of making known the Company and its products and services as may seem expedient.

(ff)	To acquire and carry on any business carried on by a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company.

(gg)	To promote any company or companies for the purpose of acquiring all or any of the property and liabilities of this Company or for any other purpose which may seem directly or indirectly calculated to benefit this Company.

(hh)	To amalgamate with, merge with or otherwise become part of or associated with any other company or association in any manner permitted by law.

(ii)	To do and carry out all such other things, except the issuing of policies of insurance, as may be deemed by the Company capable of being conveniently carried on in connection with the above objects or any of them or calculated to enhance the value of or render profitable any of the Company’s properties or rights.

And it is hereby declared that the word “company” in this clause, except where used in reference to this Company, shall be deemed to include any person, partnership or other body of persons whether incorporated or not incorporated and whether domiciled in the State or elsewhere and that the objects of the Company as specified in each of the foregoing paragraphs of this clause shall be separate and distinct objects and shall not be in anywise limited or restricted by reference to or inference from the terns of any other paragraph or the name of the Company.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.	The authorised share capital of the Company is €40,000 and US$30,000 divided into 40,000 deferred shares of €1.00 each and 300,000,000 ordinary shares of US$0.0001 each.

6.	The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

7.	Capitalised terms that are not defined in this memorandum of association bear the same meaning as those given in the articles of association of the Company.

Cert. No. 507678

Companies Acts 1963 to 2013

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

Horizon Pharma Public Limited Company

(Amended and restated by Special Resolution dated [—] 2014)

PRELIMINARY

1.	The regulations contained in Table A in the First Schedule to the 1963 Act shall not apply to the Company.

2.

2.1	In these Articles:

“1963 Act”	means the Companies Act 1963.

“1983 Act”	means the Companies (Amendment) Act 1983.

“1990 Act”	means the Companies Act 1990.

“Address”	includes, without limitation, any number or address used for the purposes of communication by way of electronic mail or other electronic communication.

“Adoption Date”	means the date of adoption of these Articles.

“Articles” or “Articles of Association”	means these articles of association of the Company, as amended from time to time by Special Resolution.

“Assistant Secretary”	means any person appointed by the Secretary from time to time to assist the Secretary.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board”	means the board of directors for the time being of the Company.

“clear days”	means, in relation to a period of notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

“Companies Acts”	means the Companies Acts 1963 to 2013.

“Company”	means the above-named company.

“Court”	means the Irish High Court.

“Directors”	means the directors for the time being of the Company.

“dividend”	includes interim dividends and bonus dividends.

“electronic communication”	shall have the meaning given to those words in the Electronic Commerce Act 2000.

“electronic signature”	shall have the meaning given to those words in the Electronic Commerce Act 2000.

“Exchange”	means any securities exchange or other system on which the Shares of the Company may be listed or otherwise authorised for trading from time to time.

“Exchange Act”	means the Securities Exchange Act of 1934 of the United States of America.

“Holdings Redeemable Bonus Shares”	means the [—] Redeemable Shares held by Vidara Therapeutics Holdings LLC in as of the Adoption Date.

“Horizon Common Stock”	means the shares of common stock of Horizon Pharma, Inc., of US$0.0001 par value per share.

“Member”	means a person who has agreed to become a Member of the Company and whose name is entered in the Register of Members as a registered holder of Shares.

“Memorandum”	means the memorandum of association of the Company as amended from time to time by Special Resolution.

“Merger”	means the merger of Hamilton Merger Sub, Inc., with and into Horizon Pharma, Inc. consummated immediately prior to the time that these Articles became effective and as a result of which Horizon Pharma, Inc. became the surviving entity and a wholly-owned subsidiary of the Company.

“month”	means a calendar month.

“Ordinary Resolution”	means an ordinary resolution of the Company’s Members within the meaning of section 141 of the 1963 Act.

“paid-up”	means paid-up as to the nominal value and any premium payable in respect of the issue of any Shares and includes credited as paid-up.

“Redeemable Shares”	means redeemable shares in accordance with section 206 of the 1990 Act.

“Register of Members” or “Register”	means the register of Members of the Company maintained by or on behalf of the Company, in accordance with the Companies Acts and includes (except where otherwise stated) any duplicate Register of Members.

“registered office”	means the registered office for the time being of the Company.

“Seal”	means the seal of the Company, if any, and includes every duplicate seal.

“Secretary”	means the person appointed by the Board to perform any or all of the duties of secretary of the Company and includes an Assistant Secretary and any person appointed by the Board to perform the duties of secretary of the Company.

“Share” and “Shares”	means a share or shares in the capital of the Company.

“Special Resolution”	means a special resolution of the Company’s Members within the meaning of section 141 of the 1963 Act.

“Transaction Agreement”	means the transaction agreement and plan of merger dated 18 March 2014 among Vidara Therapeutics Holdings LLC, the Company, Horizon Pharma, Inc., Hamilton Holdings (USA), Inc. and Hamilton Merger Sub, Inc.

2.2	In the Articles:

(a)	words importing the singular number include the plural number and vice-versa;

(b)	words importing the feminine gender include the masculine gender;

(c)	words importing persons include any company, partnership or other body of persons, whether corporate or not, any trust and any government, governmental body or agency or public authority, whether of Ireland or elsewhere;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including electronic communication;

(e)	references to a company include any body corporate or other legal entity, whether incorporated or established in Ireland or elsewhere;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	reference to “officer” or “officers” in these Articles means any executive that has been designated by the Company as an “officer” and, for the avoidance of doubt, shall not have the meaning given to such term in the 1963 Act and any such officers shall not constitute officers of the Company within the meaning of Section 2(1) of the 1963 Act.

(i)	headings are inserted for reference only and shall be ignored in construing these Articles; and

(j)	references to US$, USD, $ or dollars shall mean United States dollars, the lawful currency of the United States of America and references to €, euro, or EUR shall mean the euro, the lawful currency of Ireland.

SHARE CAPITAL; ISSUE OF SHARES

3.	The authorised share capital of the Company is €40,000 and US$30,000 divided into 40,000 deferred shares of €1.00 each and 300,000,000 ordinary shares of US$0.0001 each.

4.	Subject to the provisions of these Articles relating to new Shares, the Shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Companies Acts) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its Members, but so that no Share shall be issued at a discount save in accordance with sections 26(5) and 28 of the 1983 Act, and so that, in the case of Shares offered to the public for subscription, the amount payable on application on each Share shall not be less than one-quarter of the nominal amount of the Share and the whole of any premium thereon.

5.	Subject to any requirement to obtain the approval of Members under any laws, regulations or the rules of any Exchange, the Board is authorised, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for any number of Shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

6.

6.1	The Directors are, for the purposes of section 20 of the 1983 Act, generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the said section 20) up to the amount of Company’s authorised share capital as at the date of adoption of these Articles and to allot and issue any Shares purchased or redeemed by or on behalf of the Company pursuant to the provisions of Part XI of the 1990 Act and held as treasury shares and this authority shall expire five years from the date of adoption of these Articles.

6.2	The Directors are hereby empowered pursuant to sections 23 and 24(1) of the 1983 Act to allot equity securities within the meaning of the said section 23 for cash pursuant to the authority conferred by Article 6.1 as if section 23(1) of the said 1983 Act did not apply to any such allotment. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by Article 6.1 had not expired.

6.3	The Company may issue share warrants to bearer pursuant to section 88 of the 1963 Act.

7.	Without prejudice to any special rights previously conferred on the holders of any existing Shares or class of Shares, any Share in the Company may be issued with such preferred or deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by Ordinary Resolution determine.

8.	The Company may pay commission to any person in consideration of any person subscribing or agreeing to subscribe, whether absolutely or conditionally, for the shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and, subject to the provisions of the Companies Acts and to such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also on any issue of Shares pay such brokerage as may be lawful.

ORDINARY SHARES

9.	The holder of an ordinary share shall be:

9.1	entitled to dividends on a pro rata basis in accordance with the relevant provisions of these Articles;

9.2	entitled to participate pro rata in the total assets of the Company in the event of the Company’s winding up; and

9.3	entitled, subject to the right of the Company to set record dates for the purpose of determining the identity of Members entitled to notice of and/or vote at a general meeting, to attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in her name in the Register of Members, both in accordance with the relevant provisions of these Articles.

10.	An ordinary share shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company (including any agent or broker acting on behalf of the Company) and any third party pursuant to which the Company acquires or will acquire ordinary shares, or an interest in ordinary shares, from the relevant third party. In these circumstances, the acquisition of such shares by the Company shall constitute the redemption of a Redeemable Share in accordance with Part XI of the 1990 Act.

11.	All ordinary shares shall rank pari passu with each other in all respects.

THE MERGER

12.

Pursuant to the terms of the Merger, ordinary shares in the share capital of the Company equal in number to the number of shares of common stock of Horizon Pharma, Inc. held immediately prior to the Merger becoming effective (the “Effective Time”), will be allotted and issued by the Company to an exchange agent (the “Exchange Agent”) who shall hold such ordinary shares in trust for the holders of shares of common stock of Horizon Pharma, Inc. (the “Merger Consideration”). As soon as reasonably practicable after the Effective Time, and in any event within ten (10) Business Days after the Effective Time, the Company shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Horizon Common Stock (the “Horizon Certificates”) and each holder of record of a non-certificated outstanding share of Horizon Common Stock represented by book entry (“Horizon Book Entry Shares”), which at the Effective Time were converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Horizon Certificates and Horizon Book Entry Shares shall pass, only upon delivery of the Horizon Certificates or Horizon Book Entry Shares (as applicable) to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Horizon Pharma, Inc.), and (ii) instructions for use in effecting the surrender of the Horizon Certificates and Horizon Book Entry Shares in exchange for ordinary shares in the capital of the Company. Upon surrender of Horizon Certificates or Horizon Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Horizon Certificates or Horizon Book Entry Shares (as applicable) shall be entitled to receive in exchange therefor that number of ordinary shares in the capital of the Company (after taking into account all Horiozon Certificates or Horizon Book Entry Shares (as applicable) surrendered by such holder) to which such holder is entitled (which may be in uncertificated form), and the Horizon Certificates or Horizon Book Entry Shares (as applicable) so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Horizon Common Stock which is not registered in the transfer records of Buyer, the proper number of ordinary shares in the capital of the Company may be transferred to a person other than the person in whose name the Horizon Certificate or Horizon Book Entry Shares (as applicable) so surrendered is registered, if such Horizon Certificate or Horizon Book Entry Shares (as applicable) shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such transfer shall pay any transfer or other taxes required by reason of the issuance of ordinary shares in the capital of the Company to a person other than the registered holder of such Horizon Certificate or Horizon Book Entry Shares (as applicable) or establish to the reasonable satisfaction of Horizon Pharma, Inc. that such tax has been paid or is not applicable. Any portion of the Merger Consideration which has not been transferred to the holders of Horizon Certificates or Horizon Book Entry Shares (as applicable) as of the one year anniversary of the Effective Time shall be delivered to the Company or its designee, upon demand, and the ordinary shares in the capital of the Company included therein shall be sold at the best price reasonably obtainable at that time. Any holder of Horizon

Certificates or Horizon Book Entry Shares (as applicable) who has not complied with this Article 12 prior to the one year anniversary of the Effective Time shall thereafter look only to the Company for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable laws).

DEFERRED SHARES

13.	The holders of the deferred shares shall not be entitled to receive any dividend or distribution and shall not be entitled to receive notice of, nor to attend, speak or vote at any general meeting of the Company. On a return of assets, whether on liquidation or otherwise, the deferred shares shall entitle the holder thereof only to the repayment of the amounts paid up on such shares after repayment of the capital paid up on the ordinary shares plus the payment of $5,000,000 on each of the ordinary shares and the holders of the deferred shares (as such) shall not be entitled to any further participation in the assets or profits of the Company.

14.	The special resolution passed on the Adoption Date adopting these Articles shall be deemed to confer irrevocable authority on the Company at any time after the Adoption Date:

14.1	to acquire all or any of the fully paid deferred shares otherwise than for valuable consideration in accordance with Section 41(2) of the 1983 Act and without obtaining the sanction of the holders thereof;

14.2	to appoint any person to execute on behalf of the holders of the deferred shares remaining in issue (if any) a transfer thereof and/or an agreement to transfer the same otherwise than for valuable consideration to the Company or to such other person as the Company may nominate;

14.3	to cancel any acquired deferred shares; and

14.4	pending such acquisition and/or transfer and/or cancellation to retain the certificate (if any) for such deferred shares.

15.	In accordance with Section 43(3) of the 1983 Act the Company shall, not later than three years after any acquisition by it of any deferred shares as aforesaid, cancel such shares (except those which, or any interest of the Company in which, it shall have previously disposed of) and reduce the amount of the share capital by the nominal value of the shares so cancelled and the Directors may take such steps as are requisite to enable the Company to carry out its obligations under that subsection without complying with Sections 72 and 73 of the 1963 Act including passing resolutions in accordance with Section 43(5) of the 1983 Act.

16.	Neither the acquisition by the Company otherwise than for valuable consideration of all or any of the deferred shares nor the redemption thereof nor the cancellation thereof by the Company in accordance with this Article shall constitute a variation or abrogation of the rights or privileges attached to the deferred shares, and accordingly the deferred shares or any of them may be so acquired, redeemed and cancelled without any such consent or sanction on the part of the holders thereof. The rights conferred upon the holders of the deferred shares shall not be deemed to be varied or abrogated by the creation of further shares ranking in priority thereto or pari passu therewith.

ISSUE OF WARRANTS

17.	The Board may issue warrants to subscribe for any class of Shares or other securities of the Company on such terms as it may from time to time determine.

CERTIFICATES FOR SHARES

18.	Unless otherwise provided for by the Board or the rights attaching to or by the terms of issue of any particular Shares, or to the extent required by any Exchange, depository, or any operator of any clearance or settlement system, no person whose name is entered as a Member in the Register of Members shall be entitled to receive a share certificate for all or a portion of the Shares of each class held by her (nor on transferring a part of holding, to a certificate for the balance).

19.	Any share certificate, if issued, shall specify the number of Shares in respect of which it is issued and the amount paid thereon or the fact that they are fully paid, as the case may be, and may otherwise be in such form as shall be determined by the Board. Such certificates may be under Seal. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. The name and address of the person to whom the Shares represented thereby are issued, with the number of Shares and date of issue, shall be entered in the Register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of Shares shall have been surrendered and cancelled. The Board may authorise certificates to be issued with the Seal and authorised signature(s) affixed by some method or system of mechanical process. In respect of a Share or Shares held jointly by several persons, the Company shall not be bound to issue a certificate or certificates to each such person, and the issue and delivery of a certificate or certificates to one of several joint holders shall be sufficient delivery to all such holders.

20.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating such evidence, as the Board may prescribe, and, in the case of defacement or wearing out, upon delivery of the old certificate.

REGISTER OF MEMBERS

21.	The Company shall maintain or cause to be maintained a Register of its Members in accordance with the Companies Acts.

22.	If the Board considers it necessary or appropriate, the Company may establish and maintain a duplicate Register or Registers of Members at such location or locations within or outside Ireland as the Board thinks fit. The original Register of Members shall be treated as the Register of Members for the purposes of these Articles and the Companies Acts.

23.	The Company, or any agent(s) appointed by it to maintain the duplicate Register of Members in accordance with these Articles, shall as soon as practicable and on a regular basis record or procure the recording in the original Register of Members all transfers of Shares effected on any duplicate Register of Members and shall at all times maintain the original Register of Members in such manner as to show at all times the Members for the time being and the Shares respectively held by them, in all respects in accordance with the Companies Acts.

24.	The Company shall not be bound to register more than four persons as joint holders of any Share. If any Share shall stand in the names of two or more persons, the person first named in the Register of Members shall be deemed the sole holder thereof as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company.

TRANSFER OF SHARES

25.	All transfers of Shares shall be effected by an instrument of transfer in such form as the Board may approve. All instruments of transfer must be left at the registered office or at such other place as the Board may appoint and all such instruments of transfer shall be retained by the Company.

26.

26.1	The instrument of transfer shall be executed by or on behalf of the transferor. The instrument of transfer of any Share shall be in writing and shall be executed with a manual signature or facsimile signature (which may be machine imprinted or otherwise) by or on behalf of the transferor provided that in the case of execution by facsimile signature by or on behalf of a transferor, the Board shall have previously been provided with a list of specimen signatures of the authorised signatories of such transferor and the Board shall be reasonably satisfied that such facsimile signature corresponds to one of those specimen signatures. The instrument of transfer need not be signed by the transferee.

26.2	The instrument of transfer of any Share may be executed for and on behalf of the transferor by any Director, the Secretary or an Assistant Secretary on behalf of the Company, and the Company shall be deemed to have been irrevocably appointed agent for the transferor of such Share or Shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such Share or Shares all such transfers of Shares held by the Members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of Shares agreed to be transferred, the date of the agreement to transfer Shares, shall, once executed by the transferor or any Director or the Secretary or Assistant Secretary on behalf of the Company as agent for the transferor, be deemed to be a proper instrument of transfer for the purposes of section 81 of the 1963 Act. The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

26.3	The Company, at its absolute discretion and insofar as the Companies Acts or any other applicable law permits, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of Shares on behalf of the transferee of such Shares of the Company. If stamp duty resulting from the transfer of Shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those Shares and (iii) to claim a first and permanent lien on the Shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid.

26.4	Notwithstanding the provisions of these Articles and subject to any regulations made under section 239 of the 1990 Act, title to any Shares in the Company may also be evidenced and transferred without a written instrument in accordance with section 239 of the 1990 Act or any regulations made thereunder. The Directors shall have power to permit any class of Shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these Articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

27.	The Board may in its absolute discretion and without assigning any reason for its decision, decline to register any transfer of any Share which is not a fully paid Share. The Board may also, in its absolute discretion, and without assigning any reason, refuse to register a transfer of any Share unless:

27.1	the instrument of transfer is fully and properly completed and lodged with the Company accompanied by the certificate for the Shares (if any) to which it relates (which shall upon registration of the transfer be cancelled) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

27.2	the instrument of transfer is in respect of only one class of Shares;

27.3	a registration statement under the Securities Act of 1933 of the United States of America is in effect with respect to such transfer or such transfer is exempt from registration and, if requested by the Board, a written opinion from counsel reasonably acceptable to the Board is obtained to the effect that such transfer is exempt from registration;

27.4	the instrument of transfer is properly stamped (in circumstances where stamping is required). For the purposes of these Articles, the Company is entitled to assume that the instrument of transfer is chargeable with stamp duty unless the transferor or transferee can demonstrate that it is not chargeable;

27.5	in the case of a transfer to joint holders, the number of joint holders to which the Share is to be transferred does not exceed four;

27.6	it is satisfied, acting reasonably, that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Ireland or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; and

27.7	it is satisfied, acting reasonably, that the transfer would not violate the terms of any agreement to which the Company (or any of its subsidiaries) and the transferor are party or subject.

28.	If the Board shall refuse to register a transfer of any Share, it shall, within two (2) months after the date on which the transfer was lodged with the Company, send to each of the transferor and the transferee notice of such refusal.

29.	The Company shall not be obligated to make any transfer to an infant or to a person in respect of whom an order has been made by a competent court or official on the grounds that she is or may be suffering from mental disorder or is otherwise incapable of managing her affairs or under other legal disability.

30.	Upon every transfer of Shares the certificate (if any) held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and subject to Article 18 a new certificate may be issued without charge to the transferee in respect of the Shares transferred to her, and if any of the Shares included in the certificate so given up shall be retained by the transferor, a new certificate in respect thereof may be issued to her without charge. The Company shall also retain the instrument(s) of transfer.

REDEMPTION AND REPURCHASE OF SHARES

31.	The Holdings Redeemable Bonus Shares shall be redeemed for the amount and at the time specified in, and in accordance with, the Transaction Agreement.

32.	Subject to the provisions of Part XI of the 1990 Act and the other provisions of this Article 32, the Company may:

32.1	pursuant to section 207 of the 1990 Act, issue any Shares of the Company which are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as may be determined by the Company in general meeting (by Special Resolution) on the recommendation of the Directors;

32.2	redeem Shares of the Company on such terms as may be contained in, or be determined pursuant to the provisions of, these Articles. Subject as aforesaid, the Company may cancel any Shares so redeemed or may hold them as treasury shares and re-issue such treasury shares as Shares of any class or classes or cancel them;

32.3	subject to or in accordance with the provisions of the Companies Acts and without prejudice to any relevant special rights attached to any class of shares, pursuant to section 211 of the 1990 Act, purchase any of its own Shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between Members or Members of the same class) and may cancel any shares so purchased or hold them as treasury (as defined by section 209 of the 1990 Act) and may reissue any such shares as shares of any class or classes or cancel them; or

32.4	pursuant to section 210 of the 1990 Act, convert any of its Shares into Redeemable Shares provided that the total number of Shares which shall be redeemable pursuant to this authority shall not exceed the limit in section 210(4) of the 1990 Act.

33.	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Acts.

34.	The holder of the Shares being purchased shall be bound to deliver up to the Company at its registered office or such other place as the Board shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to her the purchase or redemption monies or consideration in respect thereof.

VARIATION OF RIGHTS OF SHARES

35.	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied or abrogated with the consent in writing of the holders of three-quarters of all the votes of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.

36.	The provisions of these Articles relating to general meetings of the Company shall apply mutatis mutandis to every such general meeting of the holders of one class of Shares except that the necessary quorum shall be one or more persons holding or representing by proxy at least one-half of the issued Shares of the class.

37.	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by (i) the creation or issue of further Shares ranking pari passu therewith; (ii) a purchase or redemption by the Company of its own Shares; or (iii) the creation or issue for value (as determined by the Board) of further Shares ranking as regards participation in the profits or assets of the Company or otherwise in priority to them.

LIEN ON SHARES

38.	The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all monies (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Directors, at any time, may declare any Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share shall extend to all monies payable in respect of it.

39.	The Company may sell in such manner as the Directors determine any Share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen clear days after notice demanding payment, and stating that if the notice is not complied with the Share may be sold, has been given to the holder of the Share or to the person entitled to it by reason of the death or bankruptcy of the holder.

40.	To give effect to a sale, the Directors may authorise some person to execute an instrument of transfer of the Share sold to, or in accordance with the directions of, the transferee. The transferee shall be entered in the Register as the holder of the Share comprised in any such transfer and she shall not be bound to see to the application of the purchase monies nor shall her title to the Share be affected by any irregularity in or invalidity of the proceedings in reference to the sale, and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

41.

The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of the certificate for the Shares sold and subject to a like lien for any monies not presently payable as existed upon the Shares before the sale) shall be paid to the person entitled to the Shares at the date of the sale.

42.	Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any Shares registered in the Register as held either jointly or solely by any Members or in respect of any dividends, bonuses or other monies due or payable or accruing due or which may become due or payable to such Member by the Company on or in respect of any Shares registered as mentioned above or for or on account or in respect of any Member and whether in consequence of:

42.1	the death of such Member;

42.2	the non-payment of any income tax or other tax by such Member;

42.3	the non-payment of any estate, probate, succession, death, stamp or other duty by the executor or administrator of such Member or by or out of her estate; or

42.4	any other act or thing;

in every such case (except to the extent that the rights conferred upon holders of any class of Shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):

42.5	the Company shall be fully indemnified by such Member or her executor or administrator from all liability;

42.6	the Company shall have a lien upon all dividends and other monies payable in respect of the Shares registered in the Register as held either jointly or solely by such Member for all monies paid or payable by the Company as referred to above in respect of such Shares or in respect of any dividends or other monies thereon or for or on account or in respect of such Member under or in consequence of any such law, together with interest at the rate of 15% per annum (or such other rate as the Board may determine) thereon from the date of payment to date of repayment, and the Company may deduct or set off against such dividends or other monies so payable any monies paid or payable by the Company as referred to above together with interest at the same rate;

42.7	the Company may recover as a debt due from such Member or her executor or administrator (wherever constituted) any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period referred to above in excess of any dividends or other monies then due or payable by the Company; and

42.8	the Company may if any such money is paid or payable by it under any such law as referred to above refuse to register a transfer of any Shares by any such Member or her executor or administrator until such money and interest is set off or deducted as referred to above or in the case that it exceeds the amount of any such dividends or other monies then due or payable by the Company, until such excess is paid to the Company.

Subject to the rights conferred upon the holders of any class of Shares, nothing in this Article 42 will prejudice or affect any right or remedy which any law may confer or purport to confer on the Company. As between the Company and every such Member as referred to above (and, her executor, administrator and estate, wherever constituted), any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

CALLS ON SHARES

43.	Subject to the terms of allotment, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares and each Member (subject to receiving at least fourteen clear days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on her Shares. A call may be required to be paid by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part.

44.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

45.	A person on whom a call is made shall (in addition to a transferee) remain liable notwithstanding the subsequent transfer of the Share in respect of which the call is made.

46.	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

47.	If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the Share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Companies Acts) but the Directors may waive payment of the interest wholly or in part.

48.	An amount payable in respect of a Share on allotment or at any fixed date, whether in respect of nominal value by way of premium, shall be deemed to be a call and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

49.	Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares for a difference between the holders in the amounts and times of payment of calls on their Shares.

50.	The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the monies uncalled and unpaid upon any Shares held by her, and upon all or any of the monies so advanced may pay (until the same would, but for such advance, become payable) interest at such rate as may be agreed upon between the Directors and the Member paying such sum in advance.

FORFEITURE

51.	If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors, at any time thereafter during such times as any part of the call or instalment remains unpaid, may serve a notice on her requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

52.	The notice shall state a further day (not earlier than the expiration of fourteen clear days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

53.	If the requirements of any such notice as aforesaid are not complied with then, at any time thereafter before the payment required by the notice has been made, any Shares in respect of which the notice has been given may be forfeited by a resolution of the Directors to that effect. The forfeiture shall include all dividends or other monies payable in respect of the forfeited Shares and not paid before forfeiture. The Directors may accept a surrender of any Share liable to be forfeited hereunder.

54.

On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the Member sued is entered in the Register as the holder, or one of the holders, of the Shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the Member sued, in pursuance of these

Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

55.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal such a Share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the Share to that person. The Company may receive the consideration, if any, given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of and thereupon she shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall her title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

56.	A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but nevertheless shall remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by her to the Company in respect of the Shares, without any deduction or allowance for the value of the Shares at the time of forfeiture but her liability shall cease if and when the Company shall have received payment in full of all such monies in respect of the Shares.

57.	A statutory declaration or affidavit that the declarant is a Director or the Secretary of the Company, and that a Share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Share.

58.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the nominal value of the Share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

59.	The Directors may accept the surrender of any Share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered Share shall be treated as if it has been forfeited.

NON-RECOGNITION OF TRUSTS

60.	The Company shall not be obligated to recognise any person as holding any Share upon any trust (except as is otherwise provided in these Articles or to the extent required by law) and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any Share, or any interest in any fractional part of a Share, or (except only as is otherwise provided by these Articles or the Companies Acts) any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder. This shall not preclude the Company from requiring the Members or a transferee of Shares to furnish to the Company with information as to the beneficial ownership of any Share when such information is reasonably required by the Company.

TRANSMISSION OF SHARES

61.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where she was a sole holder, shall be the only persons recognised by the Company as having any title to her interest in the Shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any Shares which had been held by her solely or jointly with other persons.

62.	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Board and subject as hereinafter provided, elect either to be registered herself as holder of the Share or to make such transfer of the Share to such other person nominated by her and to have such person registered as the transferee thereof, but the Board shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before her death or bankruptcy as the case may be.

63.	If the person so becoming entitled shall elect to be registered herself as holder, she shall deliver or send to the Company a notice in writing signed by her stating that she so elects.

64.	Subject to Article 65, a person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which she would be entitled if she were the registered holder of the Share, except that she shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by Membership in relation to meetings of the Company provided however that the Board may at any time give notice requiring any such person to elect either to be registered herself or to transfer the Share and if the notice is not complied with within ninety days the Board may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

65.	The Board may at any time give notice requiring a person entitled by transmission to a Share to elect either to be registered herself or to transfer the Share and if the notice is not complied with within 60 days the Board may withhold payment of all dividends and other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION;

CHANGE OF LOCATION OF REGISTERED OFFICE; AND ALTERATION OF CAPITAL

66.	The Company may by Ordinary Resolution:

66.1	divide its share capital into several classes and attach to them respectively any preferential, deferred, qualified or special rights, privileges or conditions;

66.2	increase the authorised share capital by such sum to be divided into Shares of such nominal value, as such Ordinary Resolution shall prescribe;

66.3	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

66.4	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller nominal value than is fixed by the Memorandum subject to section 68(1)(d) of the 1963 Act, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in the case of the Share from which the reduced Share is derived;

66.5	cancel any Shares that at the date of the passing of the relevant Ordinary Resolution have not been taken or agreed to be taken by any person; and

66.6	subject to applicable law, change the currency denomination of its share capital.

67.	Subject to the provisions of the Companies Acts, the Company may:

67.1	by Special Resolution change its name, alter or add to the Memorandum with respect to any objects, powers or other matters specified therein or alter or add to these Articles;

67.2	by Special Resolution reduce its issued share capital and any capital redemption reserve fund or any share premium account. In relation to such reductions, the Company may by Special Resolution determine the terms upon which the reduction is to be effected, including in the case of a reduction of part only of any class of Shares, those Shares to be affected; and

67.3	by resolution of the Directors change the location of its registered office.

68.	Whenever as a result of an alteration or reorganisation of the share capital of the Company any Members would become entitled to fractions of a Share, the Directors may, on behalf of those Members, sell the Shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale in due proportion among those Members, and the Directors may authorise any person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall her title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

69.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Board may provide, subject to the requirements of section 121 of the 1963 Act, that the Register of Members shall be closed for transfers at such times and for such periods, not exceeding in the whole 30 days in each year. If the Register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such Register of Members shall be so closed for at least five (5) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

70.	In lieu of, or apart from, closing the Register of Members, the Board may fix in advance a date as the record date (a) for any such determination of Members entitled to notice of or to vote at a meeting of the Members, which record date shall not be more than ninety (90) days nor less than ten (10) days before the date of such meeting, and (b) for the purpose of determining the Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, which record date shall not be more than ninety (90) days prior to the date of payment of such dividend or the taking of any action to which such determination of Members is relevant. The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Directors.

71.	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date immediately preceding the date on which notice of the meeting is deemed given under these Articles or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in these Articles, such determination shall apply to any adjournment thereof; provided, however, that the Directors may fix a new record date of the adjourned meeting, if they think fit.

GENERAL MEETINGS

72.	The Board shall convene and the Company shall hold annual general meetings in accordance with the requirements of the Companies Acts.

73.	The Board may, whenever it thinks fit, and shall, on the requisition in writing of Members holding such number of Shares as is prescribed by, and made in accordance with, section 132 of the 1963 Act, convene a general meeting in the manner required by the Companies Acts. All general meetings other than annual general meetings shall be called extraordinary general meetings.

74.	The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it. Not more than fifteen months shall elapse between the date of one annual general meeting of the Company and that of the next. Subject to section 140 of the 1963 Act, all general meetings may be held outside of Ireland.

75.	Each general meeting shall be held at such time and place as specified in the notice of meeting.

76.	The Board may, in its absolute discretion, authorise the Secretary to postpone any general meeting called in accordance with the provisions of these articles (other than a meeting requisitioned under Article 73 of these Articles or the postponement of which would be contrary to the Companies Acts, law or a court order pursuant to the Companies Acts) if the Board considers that, for any reason, it is impractical or unreasonable to hold the general meeting, provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these articles.

NOTICE OF GENERAL MEETINGS

77.	Subject to the provisions of the Companies Acts allowing a general meeting to be called by shorter notice, an annual general meeting, and an extraordinary general meeting called for the passing of a Special Resolution, shall be called by at least twenty-one (21) clear days’ notice and all other extraordinary general meetings shall be called by at least fourteen (14) clear days’ notice. Such notice shall state the date, time and place of the meeting and, in the case of an extraordinary general meeting, the general nature of the business to be considered. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify such other details as are required by applicable law or the relevant code, rules and regulations applicable to the listing of the Shares on the Exchange.

78.	A general meeting of the Company shall, whether or not the notice specified in this article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if applicable law so permits and it is so agreed by the Auditors and by all the Members entitled to attend and vote thereat or by their proxies.

79.	The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose the resolution as a Special Resolution. Notice of every general meeting shall be given in any manner permitted by these Articles to all Members other than such as, under the provisions hereof or the terms of issue of the Shares they hold, those who are not entitled to receive such notice from the Company.

80.	There shall appear with reasonable prominence in every notice of general meetings of the Company a statement that a Member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of her and that a proxy need not be a Member of the Company.

81.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

82.	In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting. A Member present, either in person or by proxy, at any general meeting of the Company or of the holders of any class of Shares in the Company, will be deemed to have received notice of that meeting and, where required, of the purpose for which it was called.

PROCEEDINGS AT GENERAL MEETINGS

83.	All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Directors and Auditors, the election of Directors, the re-appointment of the retiring Auditors and the fixing of the remuneration of the Auditors.

84.	No business shall be transacted at any general meeting unless a quorum is present. One or more Members present in person or by proxy holding not less than a majority of the issued and outstanding ordinary shares of the Company entitled to vote at the meeting in question shall be a quorum.

85.	If within one hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Board may determine and if at the adjourned meeting a quorum is not present within one hour from the time appointed for the meeting the Members present shall be a quorum.

86.	If the Board wishes to make this facility available to Members for a specific or all general meetings of the Company, a Member may participate in any general meeting of the Company, by means of a telephone, video, electronic or similar communication equipment by way of which all persons participating in such meeting can communicate with each other simultaneously and instantaneously and such participation shall be deemed to constitute presence in person at the meeting.

87.	Each Director and the Auditors shall be entitled to attend and speak at any general meeting of the Company.

88.	The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if she shall not be present within one hour after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting or if all of the Directors present decline to take the chair, then the Members present shall choose one of their own number to be Chairman of the meeting.

89.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished, or which might have be transacted, at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

90.

90.1	Subject to the Companies Acts, a resolution may only be put to a vote at a general meeting of the Company or of any class of Members if:

(a)	it is proposed by or at the direction of the Board; or

(b)	it is proposed at the direction of the Court; or

(c)	it is proposed on the requisition in writing of such number of Members as is prescribed by, and is made in accordance with, section 132 of the 1963 Act;

(d)	it is proposed pursuant to, and in accordance with the procedures and requirements of, Articles 98 or 99; or

(e)	the Chairman of the meeting in her absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting.

90.2	No amendment may be made to a resolution, at or before the time when it is put to a vote, unless the Chairman of the meeting in her absolute discretion decides that the amendment or the amended resolution may properly be put to a vote at that meeting.

90.3	If the Chairman of the meeting rules a resolution or an amendment to a resolution admissible or out of order (as the case may be), the proceedings of the meeting or on the resolution in question shall not be invalidated by any error in her ruling. Any ruling by the Chairman of the meeting in relation to a resolution or an amendment to a resolution shall be final and conclusive.

91.	Except where a greater majority is required by the Companies Acts or these Articles, any question proposed for a decision of the Members at any general meeting of the Company or a decision of any class of Members at a separate meeting of any class of Shares shall be decided by an Ordinary Resolution.

92.	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll. The Board or the Chairman may determine the manner in which the poll is to be taken and the manner in which the votes are to be counted.

93.	A poll demanded on the election of the Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time, not being more than ten days from the date of the meeting or adjourned meeting at which the vote was taken, as the Chairman of the meeting directs, and any business other than that on which a poll has been demanded may be proceeded with pending the taking of the poll.

94.	No notice need be given of a poll not taken immediately. The result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded. On a poll a Member entitled to more than one vote need not use all her votes or cast all the votes she uses in the same way.

95.	If authorised by the Board, any vote taken by written ballot may be satisfied by a ballot submitted by electronic or telephonic transmission, provided that any such electronic or telephonic submission must either set forth or be submitted with information from which it can be determined that the electronic submission has been authorised by the Member or proxy.

96.	The Board may, and at any general meeting, the chairman of such meeting may make such arrangement and impose any requirement or restriction it or she considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a person who refuses to comply with such arrangements, requirements or restrictions.

97.	Subject to section 141 of the 1963 Act, a resolution in writing signed by all of the Members for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly authorised representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held, and may consist of several documents in like form each signed by one or more persons, and if described as a special resolution shall be deemed to be a special resolution within the meaning of the 1963 Act. Any such resolution shall be served on the Company.

ADVANCE NOTICE OF MEMBER BUSINESS AND NOMINATIONS OF DIRECTORS

98.	Nominations of persons for election to the Board (other than Directors to be nominated by any series of preferred shares, voting separately as a class) and the proposal of other business to be considered by the Members at a general meeting may only be made (a) pursuant to the Company’s notice of meeting pursuant to Article 72 at the recommendation of the Board, (b) by or at the direction of the Board or any authorised committee thereof or (c) by any Member who (i) complies with the notice procedures set forth in Articles 99 or 100, as applicable, (ii) was a Member at the time such notice is delivered to the Secretary and on the record date for the determination of Members entitled to vote at such general meeting and (iii) is present at the relevant general meeting, either in person or by proxy, to present her nomination or proposal of other business, provided, however, that Members shall only be entitled to nominate persons for election to the Board at annual general meetings or at general meetings called specifically for the purpose of electing Directors. For the avoidance of doubt, clause (c) above shall be the exclusive means for a Member to make nominations and submit other business before an annual general meeting or other general meeting.

99.	For nominations of persons for election to the Board (other than Directors to be nominated by any series of preferred shares, voting separately as a class) or other business to be properly brought before an annual general meeting by a Member, such Member must have given timely notice thereof in writing to the Secretary. To be timely, a Member’s notice shall be delivered to the Secretary at the registered office of the Company, or such other address as the Secretary may designate, not less than 90 days nor more than 150 days prior to the first anniversary of the date the Company’s proxy statement was first released to Members in connection with the prior year’s annual general meeting; provided, however, that in the event the date of the annual general meeting is changed by more than 30 days from the first anniversary date of the prior year’s annual general meeting, notice by the Member to be timely must be so delivered not earlier than the 150th day prior to such annual general meeting and not later than the later of the 90th day prior to such annual general meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. To be in proper form, such Member’s notice shall set forth:

99.1	as to each person whom the Member proposes to nominate for election or re-election as a Director:

(a)	the name, age, business address and residence address of such nominee;

(b)	the principal occupation or employment of such nominee;

(c)	the class and number of Shares which are owned of record and beneficially by such nominee;

(d)	the date or dates on which such Shares were acquired and the investment intent of such acquisition;

(e)	completed and signed questionnaire, representation and agreement required by Article 99.4;

(f)	such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder (including such proposed nominee’s written consent to being named as a nominee and to serving as a director if elected); and

(g)	the information required by Article 99.3,

and the Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable Member’s understanding of the independence, or lack thereof, of such proposed nominee, and the impact that such service would have on the ability of the Company to satisfy the requirements of laws, rules, regulations and listing standards applicable to the Company or its Directors;

99.2	as to any other business that the Member proposes to bring before the meeting:

(a)	a brief description of the business desired to be brought before the meeting;

(b)	the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend these Articles, the text of the proposed amendment);

(c)	the reasons for conducting such business at the meeting;

(d)	any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of Shares, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and

(e)	the information required by Article 99.3;

99.3	as to the Member giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”):

(a)	the name and address of each Proponent (including, if applicable, the name and address that appear in the Register of Members);

(b)	the class or series and number of Shares that are owned beneficially and of record by each Proponent;

(c)	a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to the nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing;

(d)	a representation that the Proponents are holders of record or beneficial owners, as the case may be, of Shares entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(e)	a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of the Company’s voting Shares to elect such nominee or nominees or to carry such proposal;

(f)	to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and

(g)	a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of any such Derivative Transaction and the class, series and number of securities involved in, and the material economic terms of, any such Derivative Transaction.

For purposes of this Article 99, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(h)	the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company;

(i)	which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company;

(j)	the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or

(k)	which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position (for purposes hereof, a person or entity shall be deemed to have a short position in a security of the Company if such person or entity, directly or indirectly, through any contract, arrangement, relationship, understanding or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of such security), profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Company held, directly or indirectly, by any general or limited partnership, or any limited liability company, of which such Proponent is a general partner or managing member or, directly or indirectly, beneficially owns an interest in such general partner or managing member.

99.4	To be eligible to be a nominee for election as a director of the Company, such nominee or a person on his or her behalf must deliver (in the case of a nomination under clause (c) of Article 98, in accordance with the time periods prescribed for delivery of notice under this Article 99) to the Secretary at the registered office a written questionnaire with respect to the background and qualification of such nominee (and in the case of a nomination under clause (c) of Article 98, the background of any other person or entity on whose behalf the nomination is being made), which questionnaire shall be provided by the Secretary promptly upon written request, and a written representation and agreement, in the form provided by the Secretary promptly upon written request, that such person (A) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company in the questionnaire or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law; (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Company that has not been disclosed therein; and (C) except as otherwise disclosed in the questionnaire, would be in compliance, if elected as a director of the Company, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

99.5	A stockholder providing the written notice required by this Article 99 shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (A) the record date for the meeting and (B) as of the date that is five (5) business days prior to the date of the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to the date to which such meeting is adjourned or postponed (or such lesser number of days prior to the date of such adjourned or postponed meeting as is reasonably practicable under the circumstances). In the case of an update and supplement pursuant to clause (A) of this Article 99.5, such update and supplement shall be received by the Secretary at the principal executive offices of the Company not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (B) of this Article 99.5, such update and supplement shall be delivered to, or mailed and received by, the Secretary at the registered office not later than two (2) business days prior to the date of the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to the date to which such meeting is adjourned or postponed (or such lesser number of days prior to the date of such adjourned or postponed meeting as is reasonably practicable under the circumstances).

100.	For nominations of persons for election to the Board (other than directors to be nominated by any series of preferred shares, voting separately as a class) or other business to be properly brought before a general meeting other than an annual general meeting by a Member, such Member must have given timely notice thereof in writing to the Secretary. To be timely, a Member’s notice shall be delivered to the Secretary at the registered office of the Company or such other address as the Secretary may designate, not earlier than the 150th day prior to such general meeting and not later of the 90th day prior to such general meeting or the 10th day following the day on which public announcement is first made of the date of the general meeting. Such Member’s notice shall set forth the same information as is required by Article 99.

101.

Unless otherwise provided by the terms of any series of preferred shares or any agreement among Members or other agreement approved by the Board, only persons who are nominated in accordance with the procedures set forth in Articles 99 and 100 shall be eligible to serve as Directors of the Company. If the Chairman of a general meeting determines that a proposed nomination was not made in compliance with Articles 99 and 100, she shall declare to the meeting that nomination is defective and such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of these Articles, if the Member (or a qualified representative of the Member) does not appear at the general meeting to present her nomination, such nomination shall be disregarded.

VOTES OF MEMBERS

102.	Subject to any rights or restrictions for the time being attached to any class or classes of Shares, every Member of record present in person or by proxy shall have one vote for each Share registered in her name in the Register of Members.

103.	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

104.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by her committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

105.	No Member shall be entitled to vote at any general meeting unless she is registered as a Member on the record date for such meeting.

106.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

107.	Votes may be given either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting and may appoint a proxy to vote both in favour of and against the same resolution in such proportion as specified in the instrument appointing the proxy.

PROXIES AND CORPORATE REPRESENTATIVES

108.

108.1	Every Member entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on her behalf and may appoint more than one proxy to attend, speak and vote a the same meeting. The appointment of a proxy or corporate representative shall be in such form and may be accepted by the Company at such place and at such time as the Board or the Secretary shall from time to time determine, subject to applicable requirements of the United States Securities and Exchange Commission and the Exchange on which the Shares are listed. No such instrument appointing a proxy or corporate representative shall be voted or acted upon after 2 years from its date.

108.2	Without limiting the foregoing, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility and may in a similar manner permit supplements to, or amendments or revocations of, any such electronic or internet communication or facility to be made. The Directors may in addition prescribe the method of determining the time at which any such electronic or internet communication or facility is to be treated as received by the Company. The Directors may treat any such electronic or internet communication or facility which purports to be or is expressed to be sent on behalf of a Member as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that Member.

109.	Any body corporate which is a Member of the Company may authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which she represents as that body corporate could exercise if it were an individual Member of the Company. The Company may require evidence from the body corporate of the due authorisation of such person to act as the representative of the relevant body corporate.

110.	An appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been received by the Company for the purposes of any meeting shall not require to be delivered, deposited or received again by the Company for the purposes of any subsequent meeting to which it relates.

111.	Receipt by the Company of an appointment of proxy in respect of a meeting shall not preclude a Member from attending and voting at the meeting or at any adjournment thereof which attendance and voting will automatically cancel any proxy previously submitted.

112.	An appointment proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates.

113.

113.1	A vote given in accordance with the terms of an appointment of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity of the principal, or the revocation of the appointment of proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or transfer of the Share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no direction in writing (whether in electronic form or otherwise) of such death, insanity, revocation or transfer shall have been received by the Company at the Office, at least one hour before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used or at which the representative acts; PROVIDED, HOWEVER, that where such direction is given in electronic form it shall have been received by the Company at least 24 hours (or such lesser time as the Directors may specify) before the commencement of the meeting.

113.2	The Directors may send, at the expense of the Company, by post, electronic mail or otherwise, to the Members forms for the appointment of a proxy (with or without stamped envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative.

DIRECTORS

114.	Subject to the Companies Acts, the Board may determine the size of the Board from time to time at its absolute discretion.

115.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Board from time to time, or a combination partly of one such method and partly the other.

116.	The Board may approve additional remuneration to any Director undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to her remuneration as a Director.

DIRECTORS’ INTERESTS

117.	A Director who is in any way, whether directly or indirectly, interested in a contract, transaction or arrangement or proposed contract, transaction or arrangement with the Company shall, in accordance with section 194 of the 1963 Act, declare the nature of her interest at the first opportunity either (a) at a meeting of the Board at which the question of entering into the contract, transaction or arrangement is first taken into consideration, if the Director or officer of the Company knows this interest then exists, or in any other case, at the first meeting of the Board after learning that she is or has become so interested or (b) by providing a general notice to the Directors declaring that she is a director or an officer of, or has an interest in, a person and is to be regarded as interested in any transaction or arrangement made with that person, and after giving such general notice it shall not be necessary to give special notice relating to any particular transaction.

118.	A Director may hold any other office or place of profit under the Company (other than the office of its Auditors) in conjunction with her office of Director for such period and on such terms as to remuneration and otherwise as the Board may determine.

119.	A Director may act by herself or her firm in a professional capacity for the Company (other than as its Auditors) and she or her firm shall be entitled to remuneration for professional services as if she were not a Director.

120.	A Director may be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or Member of any other company or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by her as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or Member of such other company; provided that she has declared the nature of her position with, or interest in, such company to the Board in accordance with Article 117.

121.	No person shall be disqualified from the office of Director or from being an officer of the Company or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or officer of the Company shall be in any way interested be or be liable to be avoided, nor shall any Director or officer of the Company so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director or officer of the Company holding office or of the fiduciary relation thereby established; provided that:

121.1	he has declared the nature of her interest in such contract or transaction to the Board in accordance with Article 117; and

121.2	the contract or transaction is approved by a majority of the disinterested Directors, notwithstanding the fact that the disinterested Directors may represent less than a quorum.

122.	A Director may be counted in determining the presence of a quorum at a meeting of the Board which authorises or approves the contract, transaction or arrangement in which she is interested and she shall be at liberty to vote in respect of any contract, transaction or arrangement in which she is interested, provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by her in accordance with Article 117, at or prior to its consideration and any vote thereon.

123.	For the purposes of Article 117:

123.1	a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified;

123.2	an interest of which a Director has no knowledge and of which it is unreasonable to expect her to have knowledge shall not be treated as an interest of her; and

123.3	a copy of every declaration made and notice given under Article 117 shall be entered within three days after the making or giving thereof in a book kept for this purpose. Such book shall be open for inspection without charge by any Director, Secretary, the Auditors or Member of the Company at the Registered Office and shall be produced at every general meeting of the Company and at any meeting of the Directors if any Director so requests in sufficient time to enable the book to be available at the meeting.

POWERS AND DUTIES OF DIRECTORS

124.	The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Companies Acts or by these Articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any of these Articles and to the provisions of the Companies Acts. No resolution made by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.

125.	The Board shall have the power to appoint and remove executives in such terms as the Board sees fit and to give such titles and responsibilities to those executives as it sees fit.

126.	The Company may exercise the powers conferred by Section 41 of the 1963 Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

127.	Subject as otherwise provided with these Articles, the Directors may exercise the voting powers conferred by shares of any other company held or owned by the Company in such manner in all respects as they think fit and in particular they may exercise their voting powers in favour of any resolution appointing the Directors or any of them as directors or officers of such other company or providing for the payment of remuneration or pensions to the directors or officers of such other company.

128.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine.

129.	The Directors may from time to time authorise such person or persons as they see fit to perform all acts, including without prejudice to the foregoing, to effect a transfer of any shares, bonds, or other evidences of indebtedness or obligations, subscription rights, warrants, and other securities in another body corporate in which the Company holds an interest and to issue the necessary powers of attorney for the same; and each such person is authorised on behalf of the Company to vote such securities, to appoint proxies with respect thereto, and to execute consents, waivers and releases with respect thereto, or to cause any such action to be taken.

130.	The Board may exercise all powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds or such other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

131.

The Directors may procure the establishment and maintenance of or participate in, or contribute to any non-contributory or contributory pension or superannuation fund, scheme or arrangement or life assurance scheme or arrangement for the benefit of, and pay, provide for or procure the grant of donations, gratuities, pensions, allowances, benefits or emoluments to any persons (including Directors or other officers) who are or shall have been at any time in the employment or service of the Company or of any company which is or was a subsidiary of the Company or of the predecessor in business of the Company or any such subsidiary or holding Company and the wives, widows, families, relatives or dependants of any such persons. The Directors may also procure the establishment and subsidy of or subscription to and support of any institutions, associations, clubs, funds or trusts calculated to be for the benefit of any such persons as aforesaid or otherwise to advance the interests and well being of the Company or of any such other company as aforesaid or its Members, and payments for or towards the issuance of any such persons as aforesaid and subscriptions or guarantees of money for charitable or benevolent objects or for any exhibition or for any public, general or useful object. Provided that any Director shall be entitled to retain any benefit received by her under this article, subject only, where the Companies Acts require, to disclosure to the Members and the approval of the Company in general meeting.

132.	The Board may from time to time provide for the management of the affairs of the Company in such manner as it shall think fit and the specific delegation provisions contained in the articles shall not limit the general powers conferred by these articles.

MINUTES

133.	The Board shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Board, all resolutions and proceedings at meetings of the Company or the holders of any class of Shares, of the Directors and of committees of Directors, including the names of the Directors present at each meeting.

DELEGATION OF THE BOARD’S POWERS

134.	The Board may delegate any of its powers (with power to sub-delegate) to any committee consisting of one or more Directors. The Board may also delegate to any Director such of its powers as it considers desirable to be exercised by her. Any such delegation may be made subject to any conditions the Board may impose, and either collaterally with or to the exclusion of its own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of the Board shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

135.	The Board may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Board may determine, provided that the delegation is not to the exclusion of its own powers and may be revoked by the Board at any time.

136.	The Board may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Board may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in her.

EXECUTIVE OFFICERS

137.	The Company shall have a chairman, who shall be a Director and shall be elected by the Board. In addition to the chairman, the Directors and the Secretary, the Company may have such officers as the Board may from time to time determine.

PROCEEDINGS OF DIRECTORS

138.	Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings and procedures as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum. Each Director shall have one vote.

139.	Regular meetings of the Board may be held at such times and places as may be provided for in resolutions adopted by the Board. No additional notice of a regularly scheduled meeting of the Board shall be required.

140.	The chairman, the chief executive officer of the Company or the majority of the Board may, and the Secretary on the requisition of any such person(s) shall, at any time summon a meeting of the Directors by at least 24 hours’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held and provided further if notice is given in person, by telephone, cable, telex, telecopy or email the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The accidental omission to give notice of a meeting of the Directors to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

141.	The quorum necessary for the transaction of the business of the Board may be fixed by the Board and unless so fixed shall be a majority of the Directors in office.

142.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

143.	The Directors may elect a Chairman of their Board and determine the period for which she is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be a Chairman of the meeting.

144.	All acts done by any meeting of the Directors or of a committee of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director.

145.	Members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the Chairman is at the start of the meeting.

146.	A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

RESIGNATION AND DISQUALIFICATION OF DIRECTORS

147.	The office of a Director shall be vacated:

147.1	if she resigns her office, on the date on which notice of her resignation is delivered to the Registered Office or tendered at a meeting of the Board or on such later date as may be specified in such notice; or

147.2	on her being prohibited by law from being a Director; or

147.3	on her ceasing to be a Director by virtue of any provision of the Companies Acts.

148.	The Company may, by Ordinary Resolution, of which extended notice has been given in accordance with section 142 of the 1963 Act, remove any Director before the expiration of her period of office notwithstanding anything in these articles or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between her and the Company.

APPOINTMENT OF DIRECTORS

149.	The Directors shall be divided into three classes, designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the decision of the affirmative vote of a majority of the Directors in office and each class need not be of equal size or number. The term of the initial Class I directors shall terminate on the date of the 2015 annual general meeting; the term of the initial Class II directors shall terminate on the date of the 2016 annual general meeting; and the term of the initial Class III directors shall terminate on the date of the 2017 annual general meeting. At each annual general meeting of Members beginning in 2015, successors to the class of directors whose term expires at that annual general meeting shall be elected for a three-year term. Save as otherwise permitted in these Articles, Directors will be elected by way of Ordinary Resolution of the Company in general meeting. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible or as the Chairman of the Board may otherwise direct. In no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual general meeting for the year in which her term expires and until her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board, including a vacancy that results from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a Director, shall be deemed a casual vacancy. Subject to the terms of any one or more classes or series of preferred shares, any casual vacancy shall only be filled by decision of a majority of the Board then in office, provided that a quorum is present. Any Director of any class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of her predecessor. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

150.	During any vacancy in the Board, the remaining Directors shall have full power to act as the Board. If, at any general meeting of the Company, the number of Directors is reduced below the minimum prescribed by the Board in accordance with Article 114 due to the failure of any persons nominated to be Directors to be elected, then in those circumstances, the nominee or nominees who receive the highest number of votes in favour of election shall be elected in order to maintain the prescribed minimum number of Directors and each such Director shall remain a Director (subject to the provisions of the Companies Acts and these articles) only until the conclusion of the next annual general meeting of the Company unless such Director is elected by the Members during such meeting.

151.	The Company may by Ordinary Resolution appoint any person to be a Director.

152.	Alternate Directors:

152.1	Any Director may appoint by writing under her hand any person (including another Director) to be her alternate provided always that no such appointment of a person other than a Director as an alternate shall be operative unless and until such appointment shall have been approved by resolution of the Directors.

152.2	An alternate Director shall be entitled, subject to her giving to the Company an address, to receive notices of all meetings of the Directors and of all meetings of committees of Directors of which her appointor is a member, to attend and vote at any such meeting at which the Director appointing her is not personally present and in the absence of her appointor to exercise all the powers, rights, duties and authorities of her appointor as a Director (other than the right to appoint an alternate hereunder).

152.3

Save as otherwise provided in these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for her own acts and defaults and she shall not be deemed to be the agent of the Director appointing her. The remuneration of any such alternate

Director shall be payable out of the remuneration paid to the Director appointing her and shall consist of such portion of the last mentioned remuneration as shall be agreed between the alternate and the Director appointing her.

152.4	A Director may revoke at any time the appointment of any alternate appointed by her. If a Director shall die or cease to hold the office of Director the appointment of her alternate shall thereupon cease and determine but if a Director retires by rotation or otherwise but is reappointed or deemed to have been reappointed at the meeting at which she retires, any appointment of an alternate Director made by her which was in force immediately prior to her retirement shall continue after her re-appointment.

152.5	Any appointment or revocation pursuant to this Article 152 may be sent by delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the Directors and may bear a printed or facsimile signature of the Director making such appointment or revocation or in any other manner approved by the Directors.

SECRETARY

153.	The Secretary shall be appointed by the Board at such remuneration (if any) and on such terms as it may think fit and any Secretary so appointed may be removed by the Board.

154.	The duties of the Secretary shall be those prescribed by the Companies Acts, together with such other duties as shall from time to time be prescribed by the Board, and in any case, shall include the making and keeping of records of the votes, doings and proceedings of all meetings of the Members and the Board of the Company, and committees, and the authentication of records of the Company.

155.	A provision of the Companies Acts or these articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

SEAL

156.	The Company may, if the Board so determines, have a Seal (including any official seals kept pursuant to the Companies Acts) which shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that regard and every instrument to which the Seal has been affixed shall be signed by any person who shall be either a Director or the Secretary or Assistant Secretary or some other person authorised by the Board, either generally or specifically, for the purpose.

157.	The Company may have for use in any place or places outside Ireland, a duplicate Seal or Seals each of which shall be a duplicate of the Seal of the Company except, in the case of a Seal for use in sealing documents creating or evidencing securities issued by the Company, for the addition on its face of the word “Securities” and if the Board so determines, with the addition on its face of the name of every place where it is to be used.

DIVIDENDS, DISTRIBUTIONS AND RESERVES

158.	The Company in general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors.

159.	Subject to the Companies Acts, the Board may from time to time declare dividends (including interim dividends) and distributions on Shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore and in any currency chosen at its discretion.

160.

The Board may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the

Company and pending such application may, at the like discretion, be employed in the business of the Company. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide.

161.	No dividend, interim dividend or distribution shall be paid otherwise than in accordance with the provisions of Part IV of the 1983 Act.

162.	Subject to the rights of persons, if any, entitled to Shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of Shares they shall be declared and paid according to the amounts paid or credited as paid on the Shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles.

163.	The Directors may deduct from any dividend payable to any Member all sums of money (if any) immediately payable by her to the Company in relation to the Shares of the Company.

164.	The Board or any general meeting declaring a dividend (upon the recommendation of the Board), may direct that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up Shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Board.

165.	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by cheque or warrant sent through the post, or sent by any electronic or other means of payment, directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant, electronic or other payment shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than US$, electronic funds transfer, direct debit, bank transfer or by means of a relevant system) which the Directors consider appropriate and any Member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

166.	No dividend or distribution shall bear interest against the Company.

167.	If the Directors so resolve, any dividend which has remained unclaimed for six years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other monies payable in respect of a Share into a separate account shall not constitute the Company a trustee in respect thereof.

CAPITALISATION

168.	Without prejudice to any powers conferred on the Directors as aforesaid, and subject to the Directors’ authority to issue and allot Shares under Article 6, the Directors may:

168.1	resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

168.2	appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of Shares held by them respectively and apply that sum on their behalf in or towards paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Members (or as the Board of may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits that are not available for distribution may, for the purposes of this Article 168, only be applied in paying up unissued Shares to be allotted to Members credited as fully paid;

168.3	make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Board may deal with the fractions as it thinks fit;

168.4	authorise a person to enter (on behalf of all the Members concerned) into an agreement with the Company providing for the allotment to the Members respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation and any such agreement made under this authority being effective and binding on all those Members; and

168.5	generally do all acts and things required to give effect to the resolution.

ACCOUNTS

169.	The Directors shall cause to be kept proper books of account, whether in the form of documents, electronic form or otherwise, that:

169.1	correctly record and explain the transactions of the Company;

169.2	will at any time enable the financial position of the Company to be determined with reasonable accuracy;

169.3	will enable the Directors to ensure that any balance sheet, profit and loss account or income and expenditure account of the Company complies with the requirements of the Companies Acts;

169.4	will record all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company; and

169.5	will enable the accounts of the Company to be readily and properly audited.

170.	Books of account shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its Members or persons nominated by any Member. The Company may meet, but shall be under no obligation to meet, any request from any of its Members to be sent additional copies of its full report and accounts or summary financial statement or other communications with its Members.

171.	The books of account shall be kept at the registered office of the Company or, subject to the provisions of the Companies Acts, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

172.	Proper books shall not be deemed to be kept as required by Articles 169 to 171, if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

173.	In accordance with the provisions of the Companies Acts, the Board may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

174.

A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than twenty-one clear days before the date of the annual general meeting, to every person entitled under the provisions of the Companies Acts to receive them; provided that in the case of those documents sent by electronic mail or any other means of electronic communication, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes.

AUDIT

175.	Auditors shall be appointed and their duties regulated in accordance with Sections 160 to 163 of the 1963 Act or any statutory amendment thereof, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.

NOTICES

176.	Any notice to be given, served, sent or delivered pursuant to these articles shall be in writing (whether in electronic form or otherwise).

176.1	A notice or document to be given, served, sent or delivered in pursuance of these articles may be given to, served on or delivered to any Member by the Company:

(a)	by handing same to her or her authorised agent;

(b)	by leaving the same at her registered address;

(c)	by sending the same by the post in a pre-paid cover addressed to her at her registered address; or

(d)	by sending, with the consent of the Member to the extent required by law, the same by means of electronic mail or other means of electronic communication approved by the Directors, to the Address of the Member notified to the Company by the Member for such purpose (or if not so notified, then to the Address of the Member last known to the Company).

176.2	For the purposes of these Articles and the Companies Act, a document shall be deemed to have been sent to a Member if a notice is given, served, sent or delivered to the Member and the notice specifies the website or hotlink or other electronic link at or through which the Member may obtain a copy of the relevant document.

176.3	Where a notice or document is given, served or delivered pursuant to sub-paragraph 176.1(a) or 176.1(b) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the Member or her authorised agent, or left at her registered address (as the case may be).

176.4	Where a notice or document is given, served or delivered pursuant to sub-paragraph 176.1(c) f this article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted. In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

176.5	Where a notice or document is given, served or delivered pursuant to sub-paragraph 176.1(d) o this article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 48 hours after despatch.

176.6	Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a Member shall be bound by a notice given as aforesaid if sent to the last registered address of such Member, or, in the event of notice given or delivered pursuant to sub-paragraph 176.1(d), if sent to the address notified by the Company by the Member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such Member.

176.7	Notwithstanding anything contained in this Article, the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction.

176.8	Any requirement in these Articles for the consent of a Member in regard to the receipt by such Member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s audited accounts and the directors’ and auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the Member informing him/her of its intention to use electronic communications for such purposes and the Member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a Member has given, or is deemed to have given, her/her consent to the receipt by such Member of electronic mail or other means of electronic communications approved by the Directors, she/he may revoke such consent at any time by requesting the Company to communicate with her/him in documented form; provided, however, that such revocation shall not take effect until five days after written notice of the revocation is received by the Company.

176.9	Without prejudice to the provisions of sub-paragraphs 176.1(a) and 176.1(b) of this article, if at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement (as defined below) and such notice shall be deemed to have been duly served on all Members entitled thereto at noon (New York time) on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website. A “public announcement” shall mean disclosure in a press release reported by a financial news service or in a document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

177.	Notice may be given by the Company to the joint Members of a Share by giving the notice to the joint Member whose name stands first in the Register in respect of the Share and notice so given shall be sufficient notice to all the joint Holders.

178.

178.1	Every person who becomes entitled to a Share shall before her name is entered in the Register in respect of the Share, be bound by any notice in respect of that Share which has been duly given to a person from whom she derives her title.

178.2	A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these articles for the giving of notice to a Member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

179.	The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

180.	A Member present, either in person or by proxy, at any meeting of the Company or the Holders of any class of Shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

UNTRACED HOLDERS

181.

181.1	The Company shall be entitled to sell at the best price reasonably obtainable any Share or stock of a Member or any Share or stock to which a person is entitled by transmission if and provided that:

(a)	for a period of six years (not less than three dividends having been declared and paid) no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the Member or to the person entitled by transmission to the Share or stock at her address on the Register or other the last known address given by the Member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the Member or the person entitled by transmission; and

(b)	at the expiration of the said period of six years the Company has given notice by advertisement in a leading Dublin newspaper and a newspaper circulating in the area in which the address referred to in paragraph (a) of this article is located of its intention to sell such Share or stock; and

(c)	the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the Member or person entitled by transmission.

182.	To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such Share or stock and such instrument of transfer shall be as effective as if it had been executed by the Member or person entitled by transmission to such Share or stock. The Company shall account to the Member or other person entitled to such Share or stock for the net proceeds of such sale by carrying all monies in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such Member or other person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company if any) as the Directors may from time to time think fit.

DESTRUCTION OF DOCUMENTS

183.	The Company may destroy:

183.1	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address, at any time after the expiry of two years from the date such mandate variation, cancellation or notification was recorded by the Company;

183.2	any instrument of transfer of Shares which has been registered, at any time after the expiry of six years from the date of registration; and

183.3	any other document on the basis of which any entry in the Register was made, at any time after the expiry of six years from the date an entry in the Register was first made in respect of it;

183.4	and it shall be presumed conclusively in favour of the Company that every share certificate (if any) so destroyed was a valid certificate duly and properly sealed and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company provided always that:

(a)	the foregoing provisions of this article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

(b)	nothing contained in this article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (a) above are not fulfilled; and

(c)	references in this article to the destruction of any document include references to its disposal in any manner.

WINDING UP

184.	If the Company shall be wound up and the assets available for distribution among the Members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the Shares held by them respectively. And if in a winding up the assets available for distribution among the Members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the Members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said Shares held by them respectively. Provided that this article shall not affect the rights of the Members holding Shares issued upon special terms and conditions.

184.1	In case of a sale by the liquidator under Section 260 of the 1963 Act, the liquidator may by the contract of sale agree so as to bind all the Members for the allotment to the Members directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or Shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting Members conferred by the said Section.

184.2	The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

185.	If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Companies Acts, may divide among the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, she determines, but so that no Member shall be compelled to accept any assets upon which there is a liability.

INDEMNITY

186.

186.1	Subject to the provisions of and so far as may be admitted by the Companies Acts, every Director and Secretary shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of her duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgement is given in her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on her part) or in which she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

186.2	As far as permissible under the Companies Acts, the Company shall indemnify any current or former executive of the Company (excluding any Directors or Secretary) or any person who is serving or has served at the request of the Company as a director, executive or trustee of another company, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which she or he was, is, or is threatened to be made a party by reason of the fact that she or he is or was such a director, executive or trustee, provided always that the indemnity contained in this Article 186.2 shall not extend to any matter which would render it void pursuant to the Companies Acts.

186.3	In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify each person indicated in Article 186.2 of this article against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of her or her duty to the Company unless and only to the extent that the Court or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

186.4	As far as permissible under the Companies Acts, expenses, including attorneys’ fees, incurred in defending any action, suit or proceeding referred to in Articles 186.2 and 186.3 of this article may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorised by the Board in the specific case upon receipt of an undertaking by or on behalf of the director, executive or trustee, or other indemnitee to repay such amount, unless it shall ultimately be determined that she or he is entitled to be indemnified by the Company as authorised by these articles.

186.5	It being the policy of the Company that indemnification of the persons specified in this article shall be made to the fullest extent permitted by law, the indemnification provided by this Article shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Memorandum, Articles, any agreement, any insurance purchased by the Company, any vote of Members or disinterested directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in her or his official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which she or he is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a director, executive or trustee. As used in this Article 186.5, references to the “Company” include all constituent companies in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved. The indemnification provided by this article shall continue as to a person who has ceased to be a director, executive or trustee and shall inure to the benefit of the heirs, executors, and administrators of such a person.

186.6	The Directors shall have power to purchase and maintain for any Director, the Secretary or other officers or employees of the Company insurance against any such liability as referred to in Section 200 of the 1963 Act.

186.7	The Company may additionally indemnify any employee or agent of the Company or any director, executive, employee or agent of any of its subsidiaries to the fullest extent permitted by law.

FINANCIAL YEAR

187.	The financial year of the Company shall be as prescribed by the Board from time to time.

SHAREHOLDER RIGHTS PLAN

188.	The Board is hereby expressly authorised to adopt any shareholder rights plan, upon such terms and conditions as the Board deems expedient and in the best interests of the Company, subject to applicable law.

Annex D

HORIZON PHARMA PUBLIC LIMITED COMPANY

2014 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: MAY 17, 2014

APPROVED BY THE SHAREHOLDERS: [    —    ], 2014

TERMINATION DATE: MAY 16, 2024

1. GENERAL.

(a) Relationship to Prior Plans. This Plan is intended as the successor to the Horizon Pharma, Inc. 2011 Equity Incentive Plan (the “2011 Plan”) with respect to grants to Employees. From and after 12:01 a.m. on the Effective Date, all outstanding stock awards granted under the 2011 Plan and the Horizon Pharma, Inc. 2005 Stock Plan (the “2005 Plan”) and, together with the 2011 Plan, the “Prior Plans”) shall remain subject to the terms of the 2011 Plan or the 2005 Plan, as applicable; provided, however, any Ordinary Shares subject to outstanding stock awards granted under the Prior Plans that expire, terminate or are forfeited for any reason prior to exercise or settlement, and any Ordinary Shares that are repurchased or redeemed because of the failure to meet a contingency or condition required to vest such Ordinary Shares (the “Returning Shares”) shall immediately be added to the Share Reserve (as described below) as and when such Ordinary Shares become Returning Shares and shall become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after the Effective Date of this Plan shall be subject to the terms of this Plan.

(b) Eligible Award Recipients. The persons eligible to receive Awards are Employees.

(c) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Awards.

2. ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Ordinary Shares pursuant to a Stock Award; (E) the number of Ordinary Shares with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, shareholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of Ordinary Shares available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which Ordinary Shares may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii) To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and any Affiliates and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e) Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Ordinary Shares in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event, provided that the exercise price of any such outstanding Options or Stock Appreciation Rights under the Plan may not be reduced below the nominal value of an Ordinary Share.

3. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve.

(i) Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of Ordinary Shares of the Company that may be issued pursuant to Stock Awards after the Effective Date shall not exceed Twenty Two Million Fifty Two Thousand One Hundred Thirty (22,052,130) Ordinary Shares, which number of shares will consist of: (i) Fifteen Million Five Hundred Thousand (15,500,000) Ordinary Shares, plus (ii) the number of shares of Horizon common stock subject to the 2011 Plan Available Reserve, plus (iii) an additional number of Ordinary Shares (which number consists of the Returning Shares, if any, as such shares become available from time to time); less (iv) the additional number of shares of Horizon common stock, if any, which the Horizon stockholders approve as an increase to the share reserve of the 2011 Plan at the Horizon 2014 annual stockholders’ meeting (the “Share Reserve”). For clarity, the limitation in this Section 3(a)(i) is a limitation on the number of Ordinary Shares that may be issued pursuant to the Plan. Accordingly, this Section 3(a)(i) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, NASDAQ Marketplace Rule 4350(i)(1)(A)(iii), NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable stock exchange rules, and such issuance shall not reduce the number of Ordinary Shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the Ordinary Shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than Ordinary Shares), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of Ordinary Shares that may be available for issuance under the Plan.

(ii) Subject to subsection 3(b), the number of Ordinary Shares available for issuance under the Plan shall be reduced by: (i) one (1) Ordinary Share for each Ordinary Share issued pursuant to (A) an Option granted under Section 5, or (B) a Stock Appreciation Right granted under Section 5 with respect to which the strike price is at least one hundred percent (100%) of the Fair Market Value of the underlying Ordinary Shares on the date of grant; and (ii) 1.29 Ordinary Shares for each Ordinary Share issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Other Stock Award or any other stock award granted under the Plan that is not described in subsection (i) above.

(b) Reversion of Shares to the Share Reserve.

(i) Shares Available For Subsequent Issuance. If any Stock Award is forfeited back to the Company or Ordinary Shares are redeemed or repurchased by the Company or any Affiliate (in accordance with applicable Irish law) because of the failure to meet a contingency or condition required to vest such Ordinary Shares, then the Ordinary Shares that are forfeited, redeemed or repurchased shall revert to and again become available for issuance under the Plan. Notwithstanding the provisions of this Section 3(b)(i), to the extent (i) there is issued an Ordinary Share pursuant to a Stock Award under the Plan (other than an Option or Stock Appreciation Right), and (ii) there are any Returning Shares granted under the Prior Plans pursuant to an award other than an Option or Stock Appreciation Right, and such Ordinary Share becomes available for issuance under the Plan pursuant to Section 1(a), Section 3(a)(i) or this Section 3(b)(i), then the number of Ordinary Shares available for issuance under the Plan shall increase by 1.29 shares for each such Ordinary Share.

(ii) Shares Not Available For Subsequent Issuance. If any Ordinary Shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of Ordinary Shares subject to the Stock Award (i.e., “net exercised”), the number of Ordinary Shares that are not delivered to the Participant shall not remain available for issuance under the Plan. Also, any Ordinary Shares withheld by the Company pursuant to Section 8(g) or withheld or tendered as consideration for the exercise of an Option or purchase of any other Stock Award shall not again become available for issuance under the Plan.

(c) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3 and, subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Stock Options shall be the number of shares subject to the Plan’s Share Reserve.

(d) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, a maximum of one million fifty-three thousand seventy-four (1,053,074) Ordinary Shares subject to Options, Stock Appreciation Rights and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date any such Stock Award is granted may be granted to any Participant during any calendar year. Notwithstanding the foregoing, if any additional Options, Stock Appreciation Rights or Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Awards are granted to any Participant during any calendar year, compensation attributable to the exercise of such additional Stock Awards shall not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Award is approved by the Company’s shareholders.

(e) Source of Shares. The Ordinary Shares issuable under the Plan shall be authorized but unissued or reacquired Ordinary Shares, including Ordinary Shares redeemed or repurchased by the Company or any Affiliate on the open market or otherwise, in accordance with applicable Irish Law.

4. ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees; provided, however, that Nonstatutory Stock Options and SARs may not be granted to Employees who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless the Ordinary Shares underlying such Stock Awards are treated as “service recipient stock” under Section 409A of the Code because the Stock Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b) Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5. PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for Ordinary Shares purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, the exercise price (or strike price) of each Option or SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option or SAR on the date the Option or SAR is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise price (or strike price) lower than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option or SAR if such Option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code, provided that in all cases the exercise price is not less than the nominal value of an Ordinary Share. Each SAR will be denominated in Ordinary Shares equivalents.

(c) Purchase Price for Options. The purchase price of Ordinary Shares acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below; provided, however, that where Ordinary Shares are issued pursuant to the exercise of an Option, the nominal value of each newly issued Ordinary Share is fully paid up. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Ordinary Shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) if the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of Ordinary Shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that:

(1) the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Ordinary Shares to be issued;

(2) irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued Ordinary Shares will be fully paid up in cash; and

(3) Ordinary Shares will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) Ordinary Shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) Ordinary Shares are delivered to the Participant as a result of such exercise, and (C) Ordinary Shares are withheld to satisfy tax withholding obligations;

(iv) deduction from salary due and payable to an Employee by the Company or any Affiliate; or

(v) in any other form of legal consideration that may be acceptable to the Board and permissible under applicable law.

(d) Exercise and Payment of a SAR. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of Ordinary Shares equal to the number of Ordinary Shares equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Ordinary Shares, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right, provided, however, that where Ordinary Shares are issued pursuant to a Stock Appreciation Right, the nominal value of each newly issued Ordinary Share is fully paid up.

(e) Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs shall apply:

(i) Restrictions on Transfer. An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise.

(f) Vesting Generally. The total number of Ordinary Shares subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of Ordinary Shares as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or any Affiliate, if a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(h) Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause or upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Ordinary Shares would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a total period of three (3) months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the immediate sale of any Ordinary Shares received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Ordinary Shares received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i) Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or any Affiliate, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate.

(j) Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or any Affiliate, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(k) Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR shall terminate immediately upon such Participant’s termination of Continuous Service, and the Participant shall be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any Ordinary Shares until at least six months following the date of grant of the Option or SAR. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement or in another applicable agreement or in accordance with the Company’s (or Affiliates, if applicable) then current employment policies and guidelines), any such vested Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, Ordinary Shares may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law, provided however, that where Ordinary Shares are issued pursuant to a Restricted Stock Award the nominal value of each newly issued Ordinary Share is fully paid up.

(ii) Vesting. Ordinary Shares awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company or any Affiliate may receive through a forfeiture condition or a repurchase right any or all of the Ordinary Shares held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire Ordinary Shares under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Ordinary Shares awarded under the Restricted Stock Award Agreement remain subject to the terms of the Restricted Stock Award Agreement.

(v) Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the Ordinary Shares subject to the Restricted Stock Award to which they relate.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Ordinary Shares subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Ordinary Shares subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law, provided, however, that where Ordinary Shares are issued pursuant to a Restricted Stock Unit Award, the nominal value of each newly issued Ordinary Share is fully paid up.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of Ordinary Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Ordinary Shares (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of Ordinary Shares covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional Ordinary Shares covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional Ordinary Shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. The maximum number of shares covered by an Award that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(c)(i) (whether the grant, vesting or exercise is contingent upon the attainment during a Performance Period of the Performance Goals) shall not exceed six hundred thirty-one thousand eight hundred forty-four (631,844) Ordinary Shares. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. In any calendar year, the Committee may not grant a Performance Cash Award that has a maximum value that may be paid to any Participant in excess of 3 million dollars ($3,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii) Board Discretion. The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(iv) Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee shall establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period, or (b) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and in either event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Ordinary Shares). Notwithstanding satisfaction or completion of any Performance Goals, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Ordinary Shares, Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, shall determine.

(d) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, including the appreciation in value thereof (e.g., options or share rights with an exercise price or strike price less than 100% of the Fair Market Value of the Ordinary Shares at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of Ordinary Shares (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards; provided, however, that where Ordinary Shares are issued pursuant to any Other Stock Award, the nominal value of each newly issued Ordinary Share is fully paid up.

7. COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the authorized but unissued Ordinary Shares reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell Ordinary Shares upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Ordinary Shares issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Ordinary Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Ordinary Shares pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c) No Obligation to Notify or Minimize Taxes. The Company and its Affiliates shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company and its Affiliates shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company and its Affiliates have no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8. MISCELLANEOUS.

(a) Use of Proceeds from Sales of Ordinary Shares. Proceeds from the sale of Ordinary Shares pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Ordinary Shares subject to such Stock Award has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate the employment of an Employee with or without notice and with or without cause.

(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Ordinary Shares under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Ordinary Shares subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Ordinary Shares. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Ordinary Shares under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Ordinary Shares.

(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company or any Affiliate may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation, or levies or social security deduction obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no Ordinary Shares are withheld with a value exceeding the minimum amount of tax, levies and social security contribution required to be withheld by law or the practice of any revenue authority (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s (or Affiliate’s, if applicable) intranet (or other shared electronic medium controlled by the Company or any Affiliate to which the Participant has access).

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Ordinary Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company or an Affiliate. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Ordinary Shares are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

(k) Personal Data. It shall be a term and condition of every Award that a Participant agrees and consents to:

(i) the collection, use and processing of his Personal Data by the Company or any Subsidiary and the transfer of his Personal Data to any third party administrator of the Plan and any broker through whom Shares are to be sold on behalf of a Participant;

(ii) the Company, its Subsidiaries or any third party administrator of the Plan, transferring the Participant’s Personal Data amongst themselves for the purposes of implementing, administering and managing the Plan and the issue of Awards and the acquisition of Ordinary Shares pursuant to Awards;

(iii) the use of Personal Data by any such person for any such purposes; and

(iv) the transfer to and retention of Personal Data by third parties (including any situated outside the European Economic Area) for or in connection with such purposes.

9. ADJUSTMENTS UPON CHANGES IN ORDINARY SHARES; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a)(i), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(a)(ii), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 3(d) and 6(c)(i), and (iv) the class(es) and number of securities and price per Ordinary Share subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in a Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding Ordinary Shares not subject to a forfeiture condition or the Company’s or any Affiliate’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and any Ordinary Shares subject to the Company’s or any Affiliate’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company or an Affiliate notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(a) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Ordinary Shares issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any) in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may choose to assume or continue the Stock Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution shall be set by the Board.

(ii) Stock Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award (including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise.

(b) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the shareholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11. EFFECTIVE DATE OF PLAN.

The Plan shall become effective on the Effective Date.

12. CHOICE OF LAW.

The laws of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13. DEFINITIONS. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “2011 Plan Available Reserve” means the number of shares of common available for issuance pursuant to the grant of future awards under the 2011 Plan determined as of immediately prior to the Effective Date.

(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Award” means a Stock Award or a Performance Cash Award.

(d) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(g) “Cause” shall have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term shall mean, with respect to a Participant, the occurrence of any of the following events that has a material negative impact on the business or reputation of the Company: (i) such Participant’s repeated failure to perform one or more essential duties and responsibilities to the Company; (ii) such Participant’s failure to follow the lawful directives of manager(s); (iii) such Participant’s material violation of any Company policy; (iv) such Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct or gross misconduct; (v) such Participant’s unauthorized use or disclosure of any proprietary information, confidential information or trade secrets of the Company or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (vi) such Participant’s willful breach of any of obligations under any written agreement or covenant with the Company or violation of any statutory duty owed to the Company. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company (or an Affiliate, if applicable), in its sole discretion. Any determination by the Company (or an Affiliate, if applicable) that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or Affiliate or such Participant for any other purpose.

(h) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company or any Affiliate reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company or any Affiliate, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board;

provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (i) a compromise or arrangement sanctioned by the Irish courts under section 201 of the Companies Act 1963 (as may be amended, updated or replaced from time to time) (the “1963 Act”) or (ii) a scheme, contract or offer which has become binding on all shareholders pursuant to Section 204 of the 1963 Act, or (iii) a bid pursuant to Regulation 23 or 24 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(i) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(j) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(k) “Company” means Horizon Pharma Public Limited Company, a company incorporated under the laws of Ireland.

(l) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Non-employee Director, or payment of a fee for such service, shall not cause a Non-employee Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(m) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company (or an Affiliate, if applicable), in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer of the Company (or an Affiliate, if applicable), including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s (or an Affiliate’s, if applicable) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(o) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

(p) “Director” means a member of the Board.

(q) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r) “Effective Date” means the effective date of this Plan, which is immediately prior to the effective time of the merger between Horizon Pharma, Inc. and Horizon Pharma Public Limited Company pursuant to the Transaction Agreement and Plan of Merger dated March 18, 2014, provided that this Plan is approved by the stockholders of Horizon Pharma, Inc. prior to such merger and such merger is consummated.

(s) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Entity” means a corporation, partnership, limited liability company or other entity.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of Ordinary Shares of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(w) “Fair Market Value” means, as of any date, the value of the Ordinary Shares determined as follows:

(i) If the Ordinary Shares is listed on any established stock exchange or traded on the NASDAQ Global Market or the NASDAQ Global Select Market, the Fair Market Value of a share of Ordinary Shares, unless otherwise determined by the Board, shall be the closing sales price for such Ordinary Shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Ordinary Shares) on the last market trading day prior to the day of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Ordinary Shares on the last market trading day prior to the day of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Ordinary Shares, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x) “Horizon” means Horizon Pharma, Inc. a Delaware corporation.

(y) “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(z) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(aa) “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(bb) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(cc) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase Ordinary Shares granted pursuant to the Plan.

(dd) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(ee) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ff) “Ordinary Shares” or “Shares” means the ordinary shares in the capital of the Company with a nominal value of US$0.0001 per share.

(gg) “Other Stock Award” means an award based in whole or in part by reference to the Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(d).

(hh) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ii) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(jj) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(kk) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ll) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(mm) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total shareholder return; (v) return on equity or average shareholder’s equity; (vi) return on assets, investment, or capital employed; (vii) share price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xiii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) shareholders’ equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; and (xxxiii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

(nn) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board shall appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.

(oo) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(pp) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(qq) “Personal Data” has the same meaning as defined in the Data Protection Acts 1988 and 2003.

(rr) “Plan” means this Horizon Pharma Public Limited Company 2014 Equity Incentive Plan.

(ss) “Restricted Stock Award” means an award of Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(a).

(tt) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(uu) “Restricted Stock Unit Award” means a right to receive Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(b).

(vv) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ww) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(xx) “Securities Act” means the Securities Act of 1933, as amended.

(yy) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Ordinary Shares that is granted pursuant to the terms and conditions of Section 5.

(zz) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(aaa) “Stock Award” means any right to receive Ordinary Shares granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(bbb) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ccc) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(ddd) “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Affiliate.

Annex E

HORIZON PHARMA PUBLIC LIMITED COMPANY

2014 NON-EMPLOYEE EQUITY PLAN

ADOPTED BY THE BOARD OF DIRECTORS: MAY 17, 2014

APPROVED BY THE SHAREHOLDERS: [    —    ], 2014

TERMINATION DATE: MAY 16, 2019

1. GENERAL.

(a) Eligible Award Recipients. The persons eligible to receive Awards are Non-employee Directors and Consultants. This Plan is intended as the successor to the Horizon Pharma, Inc. 2011 Equity Incentive Plan with respect to grants to Non-employee Directors and Consultants.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Nonstatutory Stock Options, (ii) Stock Appreciation Rights (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, and (v) Other Stock Awards.

(c) Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Awards.

2. ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Ordinary Shares pursuant to a Stock Award; (E) the number of Ordinary Shares with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, shareholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of Ordinary Shares available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which Ordinary Shares may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii) To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, a Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to bring the Award into compliance with Section 409A of the Code.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and any Affiliates and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Non-employee Directors or Consultants who are foreign nationals or provide services outside the United States.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. The Committee may consist solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e) Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Ordinary Shares in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event, provided that the exercise price of any such outstanding Options or Stock Appreciation Rights under the Plan may not be reduced below the nominal value of an Ordinary Share.

3. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve.

(i) Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of Ordinary Shares of the Company that may be issued pursuant to Stock Awards after the Effective Date shall not exceed Two Million Five Hundred Thousand (2,500,000) Ordinary Shares. For clarity, the limitation in this Section 3(a)(i) is a limitation on the number of Ordinary Shares that may be issued pursuant to the Plan. Accordingly, this Section 3(a)(i) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, NASDAQ Marketplace Rule 4350(i)(1)(A)(iii), NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable stock exchange rules, and such issuance shall not reduce the number of Ordinary Shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the Ordinary Shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than Ordinary Shares), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of Ordinary Shares that may be available for issuance under the Plan.

(ii) Subject to subsection 3(b), the number of Ordinary Shares available for issuance under the Plan shall be reduced by: (i) one (1) Ordinary Share for each Ordinary Share issued pursuant to (A) an Option granted under Section 5, or (B) a Stock Appreciation Right granted under Section 5 with respect to which the strike price is at least one hundred percent (100%) of the Fair Market Value of the underlying Ordinary Shares on the date of grant; and (ii) 1.29 Ordinary Shares for each Ordinary Share issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, or Other Stock Award.

(b) Reversion of Shares to the Share Reserve.

(i) Shares Available For Subsequent Issuance. If any Stock Award is forfeited back to the Company or Ordinary Shares are redeemed or repurchased by the Company or any Affiliate (in accordance with applicable Irish law) because of the failure to meet a contingency or condition required to vest such Ordinary Shares, then the Ordinary Shares that are forfeited, redeemed or repurchased shall revert to and again become available for issuance under the Plan. Notwithstanding the provisions of this Section 3(b)(i), to the extent there is issued an Ordinary Share pursuant to a Stock Award under the Plan (other than an Option or Stock Appreciation Right) and such Ordinary Share becomes available for issuance under the Plan pursuant to Section 3(a)(i) or this Section 3(b)(i), then the number of Ordinary Shares available for issuance under the Plan shall increase by 1.29 shares for each such Ordinary Share.

(ii) Shares Not Available For Subsequent Issuance. If any Ordinary Shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of Ordinary Shares subject to the Stock Award (i.e., “net exercised”), the number of Ordinary Shares that are not delivered to the Participant shall not remain available for issuance under the Plan. Also, any Ordinary Shares withheld by the Company pursuant to Section 8(f) or withheld or tendered as consideration for the exercise of an Option or purchase of any other Stock Award shall not again become available for issuance under the Plan.

(c) Source of Shares. The Ordinary Shares issuable under the Plan shall be authorized but unissued or reacquired Ordinary Shares, including Ordinary Shares redeemed or repurchased by the Company or any Affiliate on the open market or otherwise, in accordance with applicable Irish Law.

4. ELIGIBILITY.

Stock Awards may be granted to Non-employee Directors and Consultants as determined by the Board.

5. PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be Nonstatutory Stock Options at the time of grant. The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term. No Option or SAR shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b) Exercise Price. The exercise price (or strike price) of each Option or SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option or SAR on the date the Option or SAR is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise price (or strike price) lower than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option or SAR if such Option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code, provided that in all cases the exercise price is not less than the nominal value of an Ordinary Share. Each SAR will be denominated in Ordinary Shares equivalents.

(c) Purchase Price for Options. The purchase price of Ordinary Shares acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below; provided, however, that where Ordinary Shares are issued pursuant to the exercise of an Option, the nominal value of each newly issued Ordinary Share is fully paid up. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Ordinary Shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of Ordinary Shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that:

(1) the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Ordinary Shares to be issued;

(2) irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued Ordinary Shares will be fully paid up in cash; and

(3) Ordinary Shares will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) Ordinary Shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) Ordinary Shares are delivered to the Participant as a result of such exercise, and (C) Ordinary Shares are withheld to satisfy tax withholding obligations; or

(iv) in any other form of legal consideration that may be acceptable to the Board and permissible under applicable law.

(d) Exercise and Payment of a SAR. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of Ordinary Shares equal to the number of Ordinary Shares equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Ordinary Shares, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right, provided, however, that where Ordinary Shares are issued pursuant to a Stock Appreciation Right, the nominal value of each newly issued Ordinary Share is fully paid up.

(e) Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs shall apply:

(i) Restrictions on Transfer. An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise.

(f) Vesting Generally. The total number of Ordinary Shares subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of Ordinary Shares as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or any Affiliate, if a Participant’s Continuous Service terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(h) Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Ordinary Shares would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a total period of three (3) months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the immediate sale of any Ordinary Shares received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service would violate the Company’s insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Ordinary Shares received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i) Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or any Affiliate, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate.

(j) Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or any Affilate, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the

Company’s Bylaws, at the Board’s election, Ordinary Shares may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law, provided however, that where Ordinary Shares are issued pursuant to a Restricted Stock Award the nominal value of each newly issued Ordinary Share is fully paid up.

(ii) Vesting. Ordinary Shares awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company or any Affiliate may receive through a forfeiture condition or a repurchase right any or all of the Ordinary Shares held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire Ordinary Shares under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Ordinary Shares awarded under the Restricted Stock Award Agreement remain subject to the terms of the Restricted Stock Award Agreement.

(v) Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the Ordinary Shares subject to the Restricted Stock Award to which they relate.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Ordinary Shares subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Ordinary Shares subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law, provided, however, that where Ordinary Shares are issued pursuant to a Restricted Stock Unit Award, the nominal value of each newly issued Ordinary Share is fully paid up.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of Ordinary Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Ordinary Shares (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of Ordinary Shares covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional Ordinary Shares covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional Ordinary Shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, including the appreciation in value thereof (e.g., options or share rights with an exercise price or strike price less than 100% of the Fair Market Value of the Ordinary Shares at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of Ordinary Shares (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards; provided, however, that where Ordinary Shares are issued pursuant to any Other Stock Award, the nominal value of each newly issued Ordinary Share is fully paid up.

7. COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the authorized but unissued Ordinary Shares reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell Ordinary Shares upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Ordinary Shares issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Ordinary Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Ordinary Shares pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c) No Obligation to Notify or Minimize Taxes. The Company and its Affiliates shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company and its Affiliates shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company and its Affiliates have no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8. MISCELLANEOUS.

(a) Use of Proceeds from Sales of Ordinary Shares. Proceeds from the sale of Ordinary Shares pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Ordinary Shares subject to such Stock Award has been entered into the books and records of the Company.

(d) No Service Rights. Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (ii) the service of a Non-employee Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate laws of the country or state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Ordinary Shares under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Ordinary Shares subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Ordinary Shares. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Ordinary Shares under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Ordinary Shares.

(f) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company or any Affiliate may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation, levies or any social security deduction obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no Ordinary Shares are withheld with a value exceeding the minimum amount of tax, levies and social security contribution required to be withheld by law or the practice of any revenue authority (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(g) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s (or Affiliate’s, if applicable) intranet (or other shared electronic medium controlled by the Company or any Affiliate to which the Participant has access).

(h) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Ordinary Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still providing services to the Company or an Affilate. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(i) Compliance with Section 409A. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Ordinary Shares are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

(j) Personal Data. It shall be a term and condition of every Award that a Participant agrees and consents to:

(i) the collection, use and processing of his Personal Data by the Company or any Subsidiary and the transfer of his Personal Data to any third party administrator of the Plan and any broker through whom Shares are to be sold on behalf of a Participant;

(ii) the Company, its Subsidiaries or any third party administrator of the Plan, transferring the Participant’s Personal Data amongst themselves for the purposes of implementing, administering and managing the Plan and the issue of Awards and the acquisition of Ordinary Shares pursuant to Awards;

(iii) the use of Personal Data by any such person for any such purposes; and

(iv) the transfer to and retention of Personal Data by third parties (including any situated outside the European Economic Area) for or in connection with such purposes.

9. ADJUSTMENTS UPON CHANGES IN ORDINARY SHARES; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a)(i) and (ii) the class(es) and number of securities and price per Ordinary Share subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in a Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding Ordinary Shares not subject to a forfeiture condition or the Company’s or any Affiliate’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and any Ordinary Shares subject to the Company’s or any Affiliate’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company or an Affiliate notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(a) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Ordinary Shares issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any) in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may choose to assume or continue the Stock Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution shall be set by the Board.

(ii) Stock Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award (including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise.

(b) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan shall automatically terminate on the day before the fifth (5th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the shareholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11. EFFECTIVE DATE OF PLAN.

The Plan shall become effective on the Effective Date.

12. CHOICE OF LAW.

The laws of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13. DEFINITIONS. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Award” means a Stock Award.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company or any Affiliate reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company or any Affiliate, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (i) a compromise or arrangement sanctioned by the Irish courts under section 201 of the Companies Act 1963 (as may be amended, updated or replaced from time to time) (the “1963 Act”), or (ii) a scheme, contract or offer which has become binding on all shareholders pursuant to Section 204 of the 1963 Act., or (iii) a bid pursuant to Regulation 23 or 24 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(g) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(i) “Company” means Horizon Pharma Public Limited Company, a company incorporated under the laws of Ireland.

(j) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Non-employee Director, or payment of a fee for such service, shall not cause a Non-employee Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company (or an Affiliate, if applicable), in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer of the Company (or an Affiliate, if applicable), including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s (or an Affiliate’s, if applicable) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(l) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m) “Director” means a member of the Board.

(n) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(o) “Effective Date” means the effective date of this Plan, which is immediately prior to the effective time of the merger between Horizon Pharma, Inc. and Horizon Pharma Public Limited Company pursuant to the Transaction Agreement and Plan of Merger dated March 18, 2014, provided that this Plan is approved by the stockholders of Horizon Pharma, Inc. prior to such merger and such merger is consummated.

(p) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director or Consultant, or payment of a fee for such services, shall not cause a Director or Consultant to be considered an “Employee” for purposes of the Plan.

(q) “Entity” means a corporation, partnership, limited liability company or other entity.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of Ordinary Shares of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(t) “Fair Market Value” means, as of any date, the value of the Ordinary Shares determined as follows:

(i) If the Ordinary Shares is listed on any established stock exchange or traded on the NASDAQ Global Market or the NASDAQ Global Select Market, the Fair Market Value of a share of Ordinary Shares, unless otherwise determined by the Board, shall be the closing sales price for such Ordinary Shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Ordinary Shares) on the last market trading day prior to the day of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Ordinary Shares on the last market trading day prior to the day of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Ordinary Shares, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(u) “Non-Employee Director” means a Director who is not an Employee.

(v) “Nonstatutory Stock Option” means an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(x) “Option” means a Nonstatutory Stock Option to purchase Ordinary Shares granted pursuant to the Plan.

(y) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(z) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(aa) “Ordinary Shares” or “Shares” means the ordinary shares in the capital of the Company with a nominal value of US$0.0001 per share.

(bb) “Other Stock Award” means an award based in whole or in part by reference to the Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(c).

(cc) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(dd) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ee) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ff) “Personal Data” has the same meaning as defined in the Data Protection Acts 1988 and 2003.

(gg) “Plan” means this Horizon Pharma Public Limited Company 2014 Non-employee Equity Plan.

(hh) “Restricted Stock Award” means an award of Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(a).

(ii) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(jj) “Restricted Stock Unit Award” means a right to receive Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(b).

(kk) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ll) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(mm) “Securities Act” means the Securities Act of 1933, as amended.

(nn) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Ordinary Shares that is granted pursuant to the terms and conditions of Section 5.

(oo) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(pp) “Stock Award” means any right to receive Ordinary Shares granted under the Plan, including a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, or any Other Stock Award.

(qq) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(rr) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

Annex F

HORIZON PHARMA PUBLIC LIMITED COMPANY

2014 EMPLOYEE SHARE PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: MAY 17, 2014

APPROVED BY THE SHAREHOLDERS: [    —    ], 2014

1. GENERAL.

(a) The purpose of the Plan is to provide a means by which Eligible Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase Ordinary Shares. The Plan is intended to permit the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Share Purchase Plan. The Plan is intended to be the successor plan to the Horizon Pharma, Inc. 2011 Employee Stock Purchase Plan (the “2011 ESPP”). From and after the Effective Date, no new offerings will commence and no additional purchase rights will be granted under the 2011 ESPP, but all 2011 ESPP offerings have commenced prior the Effective Date shall continue in effect in accordance with their existing terms so that outstanding purchase rights under ongoing offerings in effect under the 2011 ESPP as of the Effective Date (the “Outstanding Purchase Rights”) may be exercised on their applicable scheduled purchase dates in accordance with the terms of such outstanding 2011 ESPP offerings.

(b) The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2. ADMINISTRATION.

(a) The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights to purchase Ordinary Shares shall be granted and the provisions of each Offering of such Purchase Rights (which need not be identical).

(ii) To designate from time to time which Related Corporations of the Company shall be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under it.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

F-1

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

(viii) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3. ORDINARY SHARES SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the Ordinary Shares that may be sold pursuant to Purchase Rights shall not exceed in the aggregate Ten Million Four Hundred Sixty Five Thousand Eight Hundred Seventy Nine (10,465,879) Ordinary Shares, which number of shares consists of: (i) Nine Million (9,000,0000) Ordinary Shares, plus (ii) the number of Ordinary Shares subject to the 2011 ESPP Remaining Reserve.

(b) If any Purchase Right granted under the Plan shall for any reason terminate without having been exercised, the Ordinary Shares not purchased under such Purchase Right shall again become available for issuance under the Plan.

(c) The shares purchasable under the Plan shall be authorized but unissued or reacquired Ordinary Shares, including Ordinary Shares redeemed or repurchased by the Company or any Affiliate on the open market or otherwise, in accordance with applicable Irish law.

4. GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to purchase Ordinary Shares under the Plan to Eligible Employees in an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate, which shall comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

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(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (i) each agreement or notice delivered by that Participant shall be deemed to apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) shall be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) shall be exercised.

(c) The Board shall have the discretion to structure an Offering so that if the Fair Market Value of the Ordinary Shares on the first day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of the Ordinary Shares on the Offering Date, then (i) that Offering shall terminate immediately, and (ii) the Participants in such terminated Offering shall be automatically enrolled in a new Offering beginning on the first day of such new Purchase Period.

5.	ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate as provided in Section 2(b), to Employees of a Related Corporation. Except as provided in Section 5(b), an Employee shall not be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, the Board may provide that no Employee shall be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than twenty (20) hours per week and more than five (5) months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee shall, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right shall thereafter be deemed to be a part of that Offering. Such Purchase Right shall have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted shall be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she shall not receive any Purchase Right under that Offering.

(c) No Employee shall be eligible for the grant of any Purchase Rights under the Plan if, immediately after any such Purchase Rights are granted, such Employee owns shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code shall apply in determining the share ownership of any Employee, and shares which such Employee may purchase under all outstanding Purchase Rights and options shall be treated as shares owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the Plan only if such Purchase Rights, together with any other rights granted under all Employee Share Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to

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purchase shares of the Company or any Related Corporation to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, shall be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, shall be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6. PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, shall be granted a Purchase Right to purchase up to that number of Ordinary Shares purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding fifteen percent (15%) of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering.

(b) The Board shall establish one (1) or more Purchase Dates during an Offering as of which Purchase Rights granted pursuant to that Offering shall be exercised and purchases of Ordinary Shares shall be carried out in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify a maximum number of Ordinary Shares that may be purchased by any Participant on any Purchase Date during such Offering. In connection with each Offering made under the Plan, the Board may specify a maximum aggregate number of Ordinary Shares that may be purchased by all Participants pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board may specify a maximum aggregate number of Ordinary Shares that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of Ordinary Shares issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata allocation of the Ordinary Shares available shall be made in as nearly a uniform manner as shall be practicable and equitable.

(d) The purchase price of Ordinary Shares acquired pursuant to Purchase Rights shall be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the Fair Market Value of the Ordinary Shares on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the Fair Market Value of the Ordinary Shares on the applicable Purchase Date,

provided, however, that in all cases the purchase price is not less than the nominal value of each Ordinary Share on the applicable Purchase Date.

7. PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) A Participant may elect to authorize payroll deductions pursuant to an Offering under the Plan by completing and delivering to the Company, within the time specified in the Offering, an enrollment form (in such form as the Company may provide). Each such enrollment form shall authorize an amount of Contributions expressed as a percentage of the submitting Participant’s earnings (as defined in each Offering) during the

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Offering (not to exceed the maximum percentage specified by the Board). Each Participant’s Contributions shall be credited to a bookkeeping account for such Participant under the Plan and shall be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. To the extent provided in the Offering, a Participant may begin such Contributions after the beginning of the Offering. To the extent provided in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. To the extent specifically provided in the Offering, in addition to making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash or check prior to each Purchase Date of the Offering.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company may provide. Such withdrawal may be elected at any time prior to the end of the Offering, except as provided otherwise in the Offering. Upon such withdrawal from the Offering by a Participant, the Company shall distribute to such Participant all of his or her accumulated Contributions (reduced to the extent, if any, such Contributions have been used to acquire Ordinary Shares for the Participant) under the Offering, and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from an Offering shall have no effect upon such Participant’s eligibility to participate in any other Offerings under the Plan, but such Participant shall be required to deliver a new enrollment form in order to participate in subsequent Offerings.

(c) Purchase Rights granted pursuant to any Offering under the Plan shall terminate immediately upon a Participant ceasing to be an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or other lack of eligibility. The Company shall distribute to such terminated or otherwise ineligible Employee all of his or her accumulated Contributions (reduced to the extent, if any, such Contributions have been used to acquire Ordinary Shares for the terminated or otherwise ineligible Employee) under the Offering.

(d) Purchase Rights shall not be transferable by a Participant except by will, the laws of descent and distribution, or by a beneficiary designation as provided in Section 10. During a Participant’s lifetime, Purchase Rights shall be exercisable only by such Participant.

(e) Unless otherwise specified in an Offering, the Company shall have no obligation to pay interest on Contributions.

8. EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date during an Offering, each Participant’s accumulated Contributions shall be applied to the purchase of Ordinary Shares up to the maximum number of Ordinary Shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional Ordinary Shares shall be issued upon the exercise of Purchase Rights unless specifically provided for in the Offering.

(b) If any amount of accumulated Contributions remains in a Participant’s account after the purchase of Ordinary Shares and such remaining amount is less than the amount required to purchase one share of Ordinary Shares on the final Purchase Date of an Offering, then such remaining amount shall be held in such Participant’s account for the purchase of Ordinary Shares under the next Offering under the Plan, unless such Participant withdraws from such next Offering, as provided in Section 7(b), or is not eligible to participate in such Offering, as provided in Section 5, in which case such amount shall be distributed to such Participant after the final Purchase Date, without interest. If the amount of Contributions remaining in a Participant’s account after the purchase of Ordinary Shares is at least equal to the amount required to purchase one (1) whole share of Ordinary Shares on the final Purchase Date of the Offering, then such remaining amount shall be distributed in full to such Participant at the end of the Offering without interest.

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(c) No Purchase Rights may be exercised to any extent unless the Ordinary Shares to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date during any Offering hereunder the Ordinary Shares are not so registered or the Plan is not in such compliance, no Purchase Rights or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Ordinary Shares are subject to such an effective registration statement and the Plan is in such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date under any Offering hereunder, as delayed to the maximum extent permissible, the Ordinary Shares are not registered and the Plan is not in such compliance, no Purchase Rights or any Offering shall be exercised and all Contributions accumulated during the Offering (reduced to the extent, if any, such Contributions have been used to acquire Ordinary Shares) shall be distributed to the Participants without interest.

9. COVENANTS OF THE COMPANY.

The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell Ordinary Shares upon exercise of the Purchase Rights. If, after commercially reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Ordinary Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise of such Purchase Rights unless and until such authority is obtained.

10. DESIGNATION OF BENEFICIARY.

(a) A Participant may file a written designation of a beneficiary who is to receive any Ordinary Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering but prior to delivery to the Participant of such Ordinary Shares or cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death during an Offering. Any such designation shall be on a form provided by or otherwise acceptable to the Company.

(b) The Participant may change such designation of beneficiary at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Ordinary Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such Ordinary Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11. ADJUSTMENTS UPON CHANGES IN ORDINARY SHARES; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities imposed by purchase limits under each ongoing Offering. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

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(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue Purchase Rights outstanding under the Plan or may substitute similar rights (including a right to acquire the same consideration paid to the shareholders in the Corporate Transaction) for those outstanding under the Plan, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for Purchase Rights outstanding under the Plan, then the Participants’ accumulated Contributions shall be used to purchase Ordinary Shares within ten (10) business days prior to the Corporate Transaction under any ongoing Offerings, and the Participants’ Purchase Rights under the ongoing Offerings shall terminate immediately after such purchase.

12. AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(i) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, shareholder approval shall be required for any amendment of the Plan for which shareholder approval is required by applicable law or listing requirements, including any amendment that either (i) materially increases the number of Ordinary Shares available for issuance under the Plan, (ii) materially expands the class of individuals eligible to become Participants and receive Purchase Rights under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which Ordinary Shares may be purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent shareholder approval is required by applicable law or listing requirements.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan shall not be impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment.

13. EFFECTIVE DATE OF PLAN.

The Plan shall become effective on the Effective Date.

14. PERSONAL DATA.

It shall be a term and condition of every Award that a Participant agrees and consents to:

(a) the collection, use and processing of his Personal Data by the Company or any Subsidiary and the transfer of his Personal Data to any third party administrator of the Plan and any broker through whom Shares are to be sold on behalf of a Participant;

(b) the Company, its Subsidiaries or any third party administrator of the Plan, transferring the Participant’s Personal Data amongst themselves for the purposes of implementing, administering and managing the Plan and the issue of Awards and the acquisition of Ordinary Shares pursuant to Awards;

(c) the use of Personal Data by any such person for any such purposes; and

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(d) the transfer to and retention of Personal Data by third parties (including any situated outside the European Economic Area) for or in connection with such purposes.

15. MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of Ordinary Shares pursuant to Purchase Rights shall constitute general funds of the Company.

(b) A Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, Ordinary Shares subject to Purchase Rights unless and until the Participant’s Ordinary Shares acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering shall in any way alter the nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

(d) The provisions of the Plan shall be governed by the laws of the State of California without resort to that state’s conflicts of laws rules.

16. DEFINITIONS.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “2011 ESPP Remaining Reserve” means the number of Ordinary Shares that remain available for issuance under the 2011 ESPP after all Outstanding Purchase Rights are exercised.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar transaction). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(f) “Company” means Horizon Pharma Public Limited Company, a company incorporated under the laws of Ireland.

(g) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering, that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account, if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(h) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

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(i) the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) the consummation of a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (i) a compromise or arrangement sanctioned by the Irish courts under section 201 of the Companies Act 1963 (as may be amended, updated or replaced from time to time) (the “1963 Act”), or (ii) a scheme, contract or offer which has become binding on all shareholders pursuant to section 204 of the 1963 Act, or (iii) a bid pursuant to Regulation 23 or 24 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006.

(i) “Director” means a member of the Board.

(j) “Effective Date” means the effective date of this Plan, which is immediately prior to the effective time of the merger between Horizon Pharma, Inc. and Horizon Pharma Public Limited Company pursuant to the Transaction Agreement and Plan of Merger dated March 18, 2014, provided that this Plan is approved by the stockholders of Horizon Pharma, Inc. prior to such merger and such merger is consummated.

(k) “Eligible Employee” means an Employee who meets the requirements set forth in the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(l) “Employee” means any person, including Officers and Directors, who is employed for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(m) “Employee Share Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of the Ordinary Shares determined as follows:

(i) If the Ordinary Shares are listed on any established stock exchange or traded on the NASDAQ Global Market or the NASDAQ Global Select Market, the Fair Market Value of an Ordinary Share, unless otherwise determined by the Board, shall be the closing sales price for such Ordinary Share as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Ordinary Shares) on the last market trading day prior to the day of determination, as reported in a source the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Ordinary Shares on the last market trading day prior to the day of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

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(ii) In the absence of such markets for the Ordinary Shares, the Fair Market Value shall be determined by the Board in good faith.

(p) “Offering” means the grant of Purchase Rights to purchase Ordinary Shares under the Plan to Eligible Employees.

(q) “Offering Date” means a date selected by the Board for an Offering to commence.

(r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s) “Ordinary Shares” or “Shares”) means the ordinary shares in the capital of the Company with a nominal value of US$0.0001 per share.

(t) “Participant” means an Eligible Employee who holds an outstanding Purchase Right granted pursuant to the Plan.

(u) “Personal Data” has the same meaning as defined in the Data Protection Acts 1988 and 2003.

(v) “Plan” means this Horizon Pharma plc 2014 Employee Share Purchase Plan.

(w) “Purchase Date” means one or more dates during an Offering established by the Board on which Purchase Rights shall be exercised and as of which purchases of Ordinary Shares shall be carried out in accordance with such Offering.

(x) “Purchase Period” means a period of time specified within an Offering beginning on the Offering Date or on the next day following a Purchase Date within an Offering and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(y) “Purchase Right” means an option to purchase Ordinary Shares granted pursuant to the Plan.

(z) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(aa) “Securities Act” means the Securities Act of 1933, as amended.

(bb) “Trading Day” means any day on which the exchange(s) or market(s) on which the Ordinary Shares are listed, including the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, is open for trading.

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